Form 10-K405, Exhibit 13
period 1995-06-30
BEAR STEARNS COMPANIES INC
filed 1995-09-28
CIK 777001

                                                                EXHIBIT 13



     SELECTED FINANCIAL DATA
     THE BEAR STEARNS COMPANIES INC.


                                                Fiscal Year    Fiscal Year     Fiscal Year   Fiscal Year    Fiscal Year
                                                   Ended          Ended           Ended         Ended          Ended
In thousands, except share and employee data   June 30, 1995   June 30, 1994  June 30, 1993  June 30, 1992  June 30, 1991
                                               -------------   -------------  -------------  -------------  -------------
                                                       Operating Results
                                                       -----------------
Revenues                                      $  3,753,572    $  3,440,638   $  2,853,185   $  2,678,933   $  2,379,953
Interest expense                                 1,678,515       1,023,866        710,086        834,859      1,141,029
------------------------------------------------------------------------------------------------------------------------
Revenues, net of interest expense                2,075,057       2,416,772      2,143,099      1,844,074      1,238,924
------------------------------------------------------------------------------------------------------------------------
Non-interest expenses
  Employee compensation and benefits             1,080,487       1,227,061      1,037,099        909,916        652,186
  Other                                            606,488         546,912        491,602        426,533        357,237
------------------------------------------------------------------------------------------------------------------------
Total non-interest expenses                      1,686,975       1,773,973      1,528,701      1,336,449      1,009,423
------------------------------------------------------------------------------------------------------------------------
Income before provision for income taxes           388,082         642,799        614,398        507,625        229,501
Provision for income taxes                         147,471         255,834        251,951        213,047         86,636
------------------------------------------------------------------------------------------------------------------------
Net income                                    $    240,611    $    386,965   $    362,447   $    294,578   $    142,865
========================================================================================================================
Net income applicable to common shares        $    215,474    $    362,592   $    355,696   $    291,350   $    139,028
========================================================================================================================
                                                      Financial Position
                                                      ------------------
Total assets                                  $ 74,597,160    $ 67,392,018   $ 57,439,505   $ 45,768,333   $ 39,284,913
Long-term borrowings                          $  4,059,944    $  3,408,096   $  1,883,123   $  1,040,396   $    681,846
Stockholders' equity                          $  2,502,461(1) $  2,316,566(1)$  1,776,530   $  1,276,984   $  1,096,023
Common shares outstanding(2)                   137,384,096     135,336,435    136,054,260    135,609,930    132,193,523
========================================================================================================================
                                                        Per share data
                                                        --------------
Earnings per share(2),(3)                     $       1.70    $       2.75   $       2.72   $      2.22    $       1.02
Cash dividends declared per common share      $        .60    $        .60   $        .60   $       .65    $        .57
Book value per common share(2)                $      14.71    $      13.57   $      11.38   $      9.10    $       7.72
========================================================================================================================
                                                          Other data
                                                          ----------
Return on average common equity                       13.5%           23.3%          28.8%         27.6%           13.6%
Profit margin(4)                                      18.7%           26.6%          28.7%         27.5%           18.5%
Employees                                            7,481           7,321          6,306         5,873           5,612
========================================================================================================================

_______________
(1)     Includes $150,000,000 of Exchangeable Preferred Income Cumulative Shares, which were issued by a subsidiary of the
        Company. See note 8 of Notes to Consolidated Financial Statements.
(2)     Adjusted to reflect stock dividends.
(3)     See Note 1 of Notes to Consolidated Financial Statements.
(4)     Represents the ratio of income before provision for income taxes to revenues, net of interest expense.


           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

          The Company's principal business activities, investment banking, securities trading and brokerage, are, by their nature, highly competitive and subject to various risks, particularly volatile trading markets and fluctuations in the volume of market activity. Consequently, the Company's net income and revenues have in the past been and are likely to continue to be, subject to wide fluctuations, reflecting the impact of many factors, including securities market conditions, the level and volatility of interest rates, competitive conditions and the size and timing of transactions.

                              BUSINESS ENVIRONMENT

          Financial market conditions during fiscal 1995 were driven by investor concerns regarding the level and direction of inflation and interest rates. The first half of the Company's fiscal year saw the continuation of upward interest rate movements which had negatively affected results during the last four months of fiscal 1994. During this period, the Federal Reserve Board raised interest rates on three occasions, which impaired investor confidence and resulted in price volatility and declining trading volume in the fixed income markets. In addition, in December 1994, the government of Mexico moved to devalue the peso, which resulted in a significant disruption in the markets for Mexican and other Latin American debt and equity instruments. As a result, commissions, trading and underwriting revenues derived from the Company's fixed income activities declined, which placed downward pressure on the Company's results of operations during this period.

          The business environment improved dramatically in the latter half of fiscal 1995, as stock and bond markets staged significant rallies and merger and acquisition activity accelerated. The fixed income and equity markets began to improve in February 1995 as the Federal Reserve Board began to lower interest rates. During the second half of fiscal 1995, the Dow Jones Industrial Average rose 300 points and the yield on 30-year treasury bonds dropped 150 basis points. These changes resulted in increased investor activity causing a rise in commissions and trading revenues. While underwriting activity generally continued to decline from prior year levels, there was a significant increase in merger and acquisition activity during this period.

          Fiscal 1994 was marked by two dramatically contrasting scenarios. The first seven months of fiscal 1994 were characterized by continued declining interest rates which contributed to strong domestic equity and fixed income markets and increased underwriting activities. The latter portion of fiscal 1994 saw significantly more instability in the global fixed income markets due to increases in short-term interest rates. The volatile fixed income markets also affected the domestic equity markets with a sharp decline in equity underwriting activity. Stock prices and average daily trading volumes decreased due to investor concern over the outlook of the domestic economy. International markets also weakened resulting in significantly lower levels of new issues and trading volume.

                             RESULTS OF OPERATIONS

          The Company reported net income of $240.6 million, or $1.70 per share, in fiscal 1995 which represented a decrease of 37.8% from $387.0 million, or $2.75 per share, in fiscal 1994. The Company reported net income of $362.4 million or $2.72 per share, in fiscal 1993.

          Revenues, net of interest expense ("net revenues"), declined 14.1% to $2.1 billion in fiscal 1995 from $2.4 billion in fiscal 1994, reflecting declines in revenues from principal transactions and investment banking, which were partially offset by increases in revenues from commissions. Net revenues in fiscal 1993 amounted to $2.1 billion.

          Commission revenues in fiscal 1995 increased 13.2% to $546.9 million from $483.0 million in fiscal 1994. Commission revenues derived from retail and institutional investors increased, reflecting higher levels of activity throughout the period. Securities clearance revenues increased reflecting higher levels of activity and the continued growth in the Company's client base. Fiscal 1994 commission revenues improved 14.7% from $421.1 million in fiscal 1993, reflecting higher levels of activity.

          Revenues from principal transactions in fiscal 1995 decreased 24.1% to $860.4 million from $1.1 billion in fiscal 1994, reflecting decreases in revenues from the Company's fixed income activities as rising interest rates and inflationary uncertainties had a negative impact on customer activities. The decreases were partially offset by increases in revenues derived from the Company's equity activities. Fiscal 1994 principal transactions revenues decreased 2.0% from $1.2 billion in fiscal 1993, reflecting decreases in revenues from the Company's fixed income activities.

          Investment banking revenues in fiscal 1995 decreased 29.3% to $348.9 million from $493.7 million in fiscal 1994. Underwriting revenues, management fees and selling concessions decreased during fiscal 1995, reflecting decreased volume of new issues of investment-grade and non-investment-grade debt, common equity and municipal securities. The decrease was partially offset by revenues derived from merger & acquisition and advisory fees. Fiscal 1994 investment banking revenues increased 41.2% from $349.7 million in fiscal 1993, principally reflecting a significant increase in underwriting revenues and advisory fees.

          Net interest and dividends (revenues from interest and net dividends less interest expense) in fiscal 1995 increased 4.7% to $291.0 million from $278.0 million in fiscal 1994, principally reflecting higher levels of interest-earning assets, particularly customer margin debt. The increase in the Company's customer margin debt reflected both an increase in the securities clearance client base and favorable equity market conditions. Net interest and dividends in fiscal 1994 increased 39.2% from $199.7 million in fiscal 1993, reflecting higher levels of interest-earning assets due to favorable equity market conditions and an increase in the securities clearance client base.

          Employee compensation and benefits in fiscal 1995 decreased 11.9% to $1.1 billion from $1.2 billion in fiscal 1994. The decrease is attributable to reduced incentive and discretionary bonuses associated with the decrease in net revenues and earnings in fiscal 1995. Employee compensation and benefits, as a percentage of net revenues, increased to 52.1% for fiscal 1995 from 50.8% in fiscal 1994. Employee compensation and benefits in fiscal 1994 increased 18.3% from $1.0 billion in fiscal 1993, reflecting increased discretionary and incentive bonuses associated with higher earnings in fiscal 1994 and an increase in salespersons' compensation.

          Other non-interest expenses in fiscal 1995 increased 10.9% to $606.5 million from $546.9 million in fiscal 1994. Floor brokerage, exchange and clearance fees increased 10.6% in fiscal 1995, reflecting the increase in the volume of securities transactions processed in fiscal 1995. The balance of other non-interest expenses increased 11.0% in fiscal 1995 reflecting expansion of the Company's business activities. Other non-interest expenses in fiscal 1994 increased 11.3% from $491.6 million in fiscal 1993, principally attributable to increases in communications and promotional costs.

          The decrease in the Company's effective tax rate to 38.0% in fiscal 1995 from 39.8% in fiscal 1994 is principally attributable to the combination of higher levels of tax preference items and lower levels of pretax earnings. In fiscal 1994, the effective tax rate decreased from 41.0% in fiscal 1993 due to proportionately higher levels of tax preference items and the Company's adoption of Statement of Financial Accounting Standards No. 109, partially offset by the increase in the Federal statutory rate to 35%.

          During the year ended June 30, 1995, the Company adopted Statement of Financial Accounting Standards No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial
     Instruments." The effect of initial adoption did not have a material impact on the Company's financial statement disclosures.

          Additionally, during the year ended June 30, 1995, the Company implemented Interpretation No. 39, "Offsetting of Amounts Related to Certain Contracts" ("Interpretation 39"). Interpretation 39 requires that unrealized gains and losses on swaps, forwards, options and similar contracts be recognized as assets and liabilities, respectively. Netting is permitted only when a legal right of setoff exists with the same counterparty under a master netting agreement. At June 30, 1995, total assets and liabilities increased by approximately $162.9 million due to the implementation of Interpretation 39.

                        LIQUIDITY AND CAPITAL RESOURCES

     FINANCIAL LEVERAGE

          The Company maintains a highly liquid balance sheet with a majority of the Company's assets consisting of marketable securities inventories, which are marked to market daily, and collateralized receivables arising from customer-related and proprietary securities transactions. Collateralized receivables consist of resale agreements secured predominantly by US government and agency securities, and customer margin loans and securities borrowed which are typically secured by marketable corporate debt and equity securities. The nature of the Company's business as a securities dealer requires it to carry significant levels of securities inventories in order to meet its customer and proprietary trading needs. Additionally, the Company's role as a financial intermediary for customer activities which it conducts on a principal basis, together with its customer-related activities attributable to its clearance business, result in significant levels of customer-related balances, including customer margin debt and repurchase activity. Accordingly, the Company's total assets and financial leverage can fluctuate significantly depending largely upon economic and market conditions, volume of activity, customer demand and underwriting commitments.

          The Company's total assets at June 30, 1995 increased to $74.6 billion from $67.4 billion at June 30, 1994. The increase is primarily attributable to the growth in financial instruments owned and securities borrowed. The Company funded this increase with secured borrowings (principally repurchase agreements), unsecured commercial paper and medium-term notes and an increase in the Company's capital, including long-term borrowings and stockholders' equity.

          The Company's ability to support increases in total assets is a function of its ability to obtain short-term secured and unsecured funding and its access to sources of long-term capital. The Company continuously monitors the adequacy of its capital base which is a function of asset quality and liquidity. Highly liquid assets such as US government and agency securities typically are funded by the use of repurchase agreements and securities lending arrangements, which require very low levels of margin. In contrast, assets of lower quality or liquidity require higher margin levels, and consequently increased levels of required capital, in order to obtain secured financing. The level of customer receivables and proprietary inventories the Company can maintain, within Bear, Stearns Securities Corp. ("BSSC"), is also limited by Securities and Exchange Commission Rule 15c3-1 (the "Net Capital Rule"). Accordingly, the mix of assets being held by the Company significantly influences the amount of leverage the Company can employ and the adequacy of its capital base.

     FUNDING STRATEGY

          Generally, the Company's funding strategy provides for the diversification of its short-term funding sources in order to maximize liquidity. Sources of short-term funding consist principally of collateralized borrowings, including repurchase transactions and securities lending arrangements, customer free credit balances, unsecured commercial paper, medium-term notes and bank borrowings generally having maturities from overnight to one year. Repurchase transactions, whereby securities are sold with a commitment for repurchase by the Company at a future date, represent the dominant component of secured short-term funding. The Company continued to increase its utilization of medium-term note financing during fiscal 1995 in order to extend maturities and achieve additional diversification of its funding sources. In addition to short-term funding sources, the Company utilizes long-term senior debt, including medium-term notes, as a longer term source of unsecured financing.

          The Company maintains an alternative funding strategy focused on the liquidity and self-funding ability of the underlying assets. The objective of the strategy is to maintain sufficient sources of alternative funding to enable the Company to fund debt obligations maturing within one year without issuing any new unsecured debt, including commercial paper. The most significant source of alternative funding is the Company's ability to hypothecate or pledge its unencumbered assets as collateral for short-term funding.

          As part of the Company's alternative funding strategy, the Company regularly monitors and analyzes the size, composition and liquidity characteristics of the assets being financed and evaluates its liquidity needs in light of current market conditions and available funding alternatives. A key factor in this analysis is determining for each asset category the level of overcollateralization, or margin, that may be required by a lender in providing secured financing in accordance with legal and regulatory guidelines and market practice. The next component of the analysis is the determination of the estimated length of time that would be required to convert the asset into cash based upon the depth of the market in which the asset is traded versus the size of the position, assuming conventional settlement periods. For each class of asset, the Company categorizes the margin requirement by maturity from overnight to in excess of one year. The Company attempts to match the schedule of its liabilities with its prospective funding needs in terms of timing and amount.

          Through the use of this analysis, the Company can continuously evaluate the adequacy of its equity base and the schedule of maturing term-debt supporting its present asset levels. The Company can then seek to adjust its maturity schedule, as necessary, in light of market conditions and funding alternatives.

          As part of the Company's alternative funding strategy, the Company maintains a committed revolving-credit facility (the "facility") totalling $2.0 billion which permits borrowing on a secured basis by Bear, Stearns & Co. Inc. ("Bear Stearns"), BSSC and certain affiliates. The facility provides that up to $1.0 billion of the total facility may be borrowed by the Company on an unsecured basis. Secured borrowings can be collateralized by both investment-grade and non-investment-grade financial investments. In addition, this agreement provides for defined margin levels on a wide range of eligible financial instruments which may be pledged under the secured portion of the facility. There were no borrowings outstanding under this facility at June 30, 1995.

     CAPITAL RESOURCES

          The Company conducts a substantial portion of all of its operating activities within its regulated broker-dealer subsidiaries Bear Stearns, BSSC, Bear, Stearns International Limited ("BSIL") and Bear Stearns International Trading Limited ("BSIT"). In connection therewith, a substantial portion of the Company's long-term borrowings and equity have been used to fund investments in and advances to Bear Stearns, BSSC, BSIL and BSIT. The Company regularly monitors the nature and significance of those assets or activities conducted outside the broker-dealer subsidiaries and attempts to fund such assets with either capital or borrowings having maturities consistent with the nature and liquidity of the assets being financed.

          During fiscal 1995, the Company expanded its long-term borrowing base to $4.1 billion through the issuance of $1.0 billion of long-term debt, which along with the growth in retained earnings, increased total capital to $6.6 billion. The increases in the Company's long-term borrowings and equity capital base reflect both the availability of long-term financing opportunities and growth in the Company's balance sheet and liquidity needs.

          At June 30, 1995, the Company's long-term debt ratings were as follows:

          ----------------------------------------------------------
          Moody's Investors Services                             A2
          Standard & Poor's Rating Group                         A
          IBCA, Ltd.                                             A+
          Thomson BankWatch                                      AA-
          ----------------------------------------------------------

          The Company's Capital Accumulation Plan for Senior Managing Directors (the "CAP Plan") allows participants to defer portions of their annual compensation and ultimately to receive shares of the Company's Common Stock in satisfaction thereof. In connection with the CAP Plan, the Company repurchased a total of 4,293,726 shares of Common Stock through open market transactions at a cost of approximately $73.1 million during the fiscal year ended June 30, 1995. Repurchases of Common Stock pursuant to the CAP Plan were not made pursuant to the Company's Stock Repurchase Program authorized by the Board of Directors and were not included in calculating the maximum aggregate number of shares of Common Stock that the Company may repurchase under the Stock Repurchase Program. The Company intends, subject to market conditions, to continue to purchase in future periods a sufficient number of shares of Common Stock in the open market to enable the Company to issue shares in respect of all compensation deferred and any additional amounts allocated to participants under the CAP Plan.

     CASH FLOWS

          Cash and cash equivalents increased to $700.5 million at the end of fiscal 1995 from $294.6 million at the end of fiscal 1994, an increase of $405.9 million. Fiscal 1994 year-end cash and cash equivalents decreased $23.3 million from $317.9 million at the end of fiscal 1993. Cash provided from financing activities was primarily used to support the growth in operating activities in each of the three fiscal years.

          Cash used in operating activities in fiscal 1995 was $823.1 million. The usage was primarily attributable to increases in financial instruments owned of $7.1 billion and securities borrowed of $3.6 billion, partially offset by increases in financial instruments sold, but not yet purchased of $2.9 billion and in securities sold under agreements to repurchase of $2.7 billion and decreases in cash and securities deposited with clearing organizations or segregated in compliance with Federal regulations of $1.7 billion and customer receivables of $1.3 billion.

          Cash used in operating activities in fiscal 1994 was $3.4 billion and was primarily attributable to increases in securities borrowed of $4.4 billion, customer receivables of $2.3 billion and securities purchased under agreements to resell of $3.5 billion. These were offset by an increase in customer payables of $3.3 billion and securities sold under agreements to repurchase of $4.8 billion.

          Cash used in operating activities in fiscal 1993 was $3.1 billion and was primarily attributable to increases in securities borrowed of $7.0 billion, financial instruments owned of $3.0 billion and customer receivables of $1.2 billion, partially offset by increases in customer payables of $3.6 billion, securities sold under agreements to repurchase of $2.7 billion and financial instruments sold, but not yet purchased of $2.8 billion.

          Cash provided by financing activities in each of the three fiscal years ended June 30, 1995, 1994 and 1993 was primarily attributable to increased net borrowings which were used to support the Company's growth over the same periods while taking advantage of favorable long-term financing opportunities.

          Investing activities in fiscal 1995 used $69.2 million of cash primarily for purchases of $100.3 million of property, equipment and leasehold improvements, partially offset by proceeds from the sale of investment securities and other assets of $32.3 million.

          Investing activities in fiscal 1994 used $66.1 million in cash, primarily for purchases of $80.9 million of property, equipment and leasehold improvements and $17.2 million of investment securities and other assets, partially offset by proceeds from the sale of investment securities and other assets of $31.9 million.

          Investing activities in fiscal 1993 provided $48.2 million. Cash of $113.5 million was provided by the proceeds from the sale of investment securities and other assets partially offset by the purchase of investment securities and other assets of $11.0 million. Cash of $54.2 million was used for the purchase of property, equipment and leasehold improvements.

     REGULATED SUBSIDIARIES

          As registered broker-dealers, Bear Stearns and BSSC are subject to the net capital requirements of the Securities and Exchange Commission, the New York Stock Exchange, Inc. and the Commodity Futures Trading Commission, which are designed to measure the general financial soundness and liquidity of broker-dealers. Bear Stearns and BSSC have consistently operated in excess of the minimum net capital requirements imposed by these agencies.

          Additionally, BSIL and BSIT, London-based broker-dealer subsidiaries, are subject to the regulatory capital requirements of the Securities and Futures Authority, a self-regulatory organization established pursuant to the United Kingdom Financial Services Act of 1986. BSIL and BSIT have consistently operated in compliance with these capital adequacy requirements.

     MERCHANT BANKING AND HIGH YIELD SECURITIES

          As part of the Company's merchant banking activities, it participates from time to time in principal investments in leveraged acquisitions. As part of these activities, the Company originates, structures and invests in merger, acquisition, restructuring and leveraged capital transactions, including leveraged buyouts. The Company's principal investments in these transactions are generally made in the form of equity investments or subordinated loans and have not required significant levels of capital investment. At June 30, 1995, the Company held direct equity investments in 13 leveraged transactions with an aggregate carrying value of approximately $48.6 million. The Company did not make any significant direct investments in leveraged acquisitions during fiscal 1995.

          As part of the Company's fixed income securities activities, the Company participates in the trading and sale of high yield, non-investment-grade debt securities, non-investment-grade mortgage loans (including real estate owned) and the securities of companies that are the subject of pending bankruptcy proceedings (collectively "high yield securities"). Non-investment-grade mortgage loans are principally secured by residential properties and include both non-performing loans and real estate owned properties. At June 30, 1995 and 1994, respectively, the Company held in inventory approximately $2.0 billion and $1.6 billion of high yield securities. These investments generally involve greater risk than investment-grade debt securities due to credit considerations, liquidity of secondary trading markets and vulnerability to general economic conditions. The level of the Company's high yield securities inventories, and the impact of such activities upon the Company's results of operations, can fluctuate from period to period as a result of customer demands and economic and market considerations. Bear Stearns' Risk Committee continuously monitors exposure to market and credit risk with respect to high yield securities inventories and establishes limits with respect to overall market exposure and concentrations of risk by both individual issuer and industry group.

     DERIVATIVE FINANCIAL INSTRUMENTS

          Derivative financial instruments represent contractual commitments between counterparties which derive their value from changes in the underlying interest rate, currency exchange rate, index (eg. S&P 500), reference rate (eg. LIBOR) or asset value referenced in the related contract. Some derivatives, such as futures contracts, certain options and indexed referenced warrants can be traded on an exchange. Other derivatives, such as interest rate and currency swaps, caps, collars, swaptions, equity derivatives, structured notes, floors and forward contracts are negotiated in the over-the-counter markets. Derivatives generate both on- and off-balance sheet considerations depending on the nature of the contract.

          The Company is engaged as a dealer in over-the-counter derivatives and, accordingly, enters into transactions involving derivative instruments as part of its customer-related and proprietary trading activities. The Company's dealer activities require it to make markets and trade a variety of derivative instruments. In connection with these activities, the Company attempts to mitigate its exposure to market risk by entering into essentially offsetting hedging transactions which may include over-the-counter derivative contracts or the purchase or sale of interest-bearing securities, equity securities, financial futures and forward contracts. The Company also utilizes derivative instruments in order to hedge proprietary market-making and trading activities. In this regard, the utilization of derivative instruments is designed to reduce or mitigate market risks associated with holding dealer inventories or in connection with arbitrage related trading activities. The Company also utilizes interest rate and currency swaps to hedge its fixed rate debt issuances as part of its asset and liability management.

          The aggregate notional/contract value of derivative contracts is a reflection of the level of activity and does not represent the amounts that are recorded in the Consolidated Statements of Financial Condition. As of June 30, 1995 and 1994, respectively, the Company had notional/contract amounts of $127.8 billion and $96.5 billion of derivative financial instruments, of which $17.3 billion and $24.4 billion were listed futures and option contracts. The Company's derivative financial instruments, which are used to either hedge trading positions or are part of its derivative dealer activities, are marked to fair value. The unrealized gains or losses are recorded in the Consolidated Financial Statements. Unrealized gains and losses on derivative financial instruments used to hedge the Company's long-term debt issuances are deferred and related income and expense is recorded on an accrual basis together with the interest expense incurred on the underlying debt instrument. The Company hedges its long-term debt issuances principally by converting fixed rate instruments to floating rate debt, generally based on LIBOR, using interest rate swaps. This strategy allows the Company to manage interest rate exposure on its assets and liabilities and has enabled the Company to reduce its interest expense by $21.1 million, $54.4 million and $38.5 million during fiscal 1995, 1994 and 1993, respectively.

          Fair value on exchange traded derivative financial instruments is based upon quoted market values, while over-the-counter derivative financial instruments are generally valued at mid-market based upon dealer price quotations and valuation pricing models. Valuation pricing models consider time value and volatility factors underlying each of the financial instruments, as well as other relevant economic factors such as market, credit, and liquidity risk.

          Exposures to market risk arising from derivative financial instruments are often similar to the market risks of cash securities. The Company actively manages its market risk profile through the use of pricing and risk management models. These techniques include projecting the effects of potential changes, such as the level, or volatility, of interest and foreign exchange rates or equity prices, on the Company's derivative portfolio in order to measure market risk sensitivity.

          Credit risk from derivative financial instruments arises from the potential failure of counterparties to perform in accordance with the terms of their contracts. The Company's exposure to credit risk associated with counterparty non-performance is measured by the current replacement cost of derivative contracts in a gain position, net of any related collateral held. The Company attempts to control its exposure to credit risk arising from derivatives by adhering to an established credit approval process including the establishment of credit limits and the use of credit enhancement techniques. Such techniques include the requirement to post collateral to secure replacement cost exposures or, in the event of a counterparty being downgraded, the requirement to post additional collateral or to terminate the contract. The Company also attempts to obtain master netting agreements which provide protection in the event of counterparty default by allowing for the net settlement of open obligations. Credit exposures are monitored on a daily basis and are analyzed to verify that current and potential credit exposures are within prescribed limits. For further discussion of the Company's derivative activities and the associated risks, see Note 11 to the Consolidated Financial Statements.

     RISK MANAGEMENT

          The Company's exposure to market risk is directly related to its role as a financial intermediary in customer-related transactions and to its proprietary trading and arbitrage activities. As a financial intermediary, the Company often acts as principal in customer-related transactions in financial instruments which exposes the Company to the risk of market price movements. The Company seeks to manage this risk by entering into hedging transactions designed to offset the market risk the Company has taken for its customers.

          The Company also engages in proprietary trading and arbitrage activities. The Company makes dealer markets in investment-grade corporate debt and equity securities, non-investment-grade corporate debt securities, US government and agency securities, mortgages and mortgage-backed securities and municipal bonds. In connection therewith, the Company may be required to maintain significant inventories in order to ensure availability and facilitate customer order flow. The Company attempts to hedge its exposure to market risk with respect to its dealer inventories by entering into essentially offsetting transactions, including options, futures and forward contracts, designed to reduce or mitigate the Company's market risk profile. Additionally, the Company marks to market its securities inventories daily and regularly monitors the aging of inventory positions.

          The Company's arbitrage activities are designed to take advantage of market price discrepancies between securities trading in different markets or between related products or derivative securities. Arbitrage activities involve maintaining offsetting positions in other financial instruments. In many instances, the Company may be required to purchase or sell derivative financial instruments as part of the arbitrage of a cash market security. These transactions may involve forward settling transactions such as forwards or futures, where the objective may be to capture differences in the time value of money, or option transactions, which seek to capture differences between the expected and actual volatility of the underlying instrument.

          In addition to those specific methods discussed above, the Company takes other risk management measures. These measures include daily profit and loss statements, position reports and weekly meetings of Bear Stearns' Risk Committee composed of Senior Managing Directors of the various trading departments and chaired by Alan C. Greenberg, Chairman of the Board of the Company and of Bear Stearns. In addition, the Company's Risk Management Department together with departmental management, consisting principally of Senior Managing Directors who have day-to-day responsibility for management oversight, review the age and composition of their departments' proprietary accounts and the profits and losses of each portfolio on a daily basis in order to ensure that trading strategies are being adhered to within acceptable risk parameters. Additionally, trading department management reports positions, profits and losses and trading strategies to the Risk Committee on a weekly basis. The Company utilizes highly automated analytical systems in order to monitor the Company's risk profile and enhance management oversight.

          Bear Stearns' Credit Policy Committee and its subcommittee, the Global Credit Committee, establishes and reviews appropriate credit limits for institutional customers. The Credit Policy Committee is composed of primarily Senior Managing Directors who are generally management personnel not involved in the operations of the departments seeking credit approval for customers. The Credit Policy Committee generally meets once a week and establishes policies and guidelines, which the Global Credit Committee enforces by setting credit limits and by monitoring exposure for customers seeking repurchase and resale agreement facilities, derivative financial instruments and other forms of secured and unsecured credit, including derivative contracts.

     EFFECTS OF INFLATION

          Since the Company's assets are primarily recorded at their current market value, they are not significantly affected by inflation. However, the rate of inflation affects the Company's expenses, such as employee compensation, office leasing costs and communications charges, which may not be readily recoverable in the price of services offered by the Company. To the extent inflation results in rising interest rates and has other effects upon the securities markets and on the value of securities held in inventory, it may adversely affect the Company's financial position and results of operations.


     The Bear Stearns Companies Inc.
     Consolidated Statements of Income


                                                                    Fiscal Year Ended    Fiscal Year Ended  Fiscal Year Ended
In thousands, except share data                                       June 30, 1995        June 30, 1994      June 30, 1993
-----------------------------------------------------------------------------------------------------------------------------
REVENUES

   Commissions                                                        $    546,939        $    482,988        $    421,090

   Principal transactions                                                  860,366           1,134,008           1,156,816

   Investment banking                                                      348,886             493,739             349,736

   Interest and dividends                                                1,969,506           1,301,864             909,809

   Other income                                                             27,875              28,039              15,734
-----------------------------------------------------------------------------------------------------------------------------
        Total revenues                                                   3,753,572           3,440,638           2,853,185

   Interest expense                                                      1,678,515           1,023,866             710,086
-----------------------------------------------------------------------------------------------------------------------------
   Revenues, net of interest expense                                     2,075,057           2,416,772           2,143,099
-----------------------------------------------------------------------------------------------------------------------------
NON-INTEREST EXPENSES

   Employee compensation and benefits                                    1,080,487           1,227,061           1,037,099

   Floor brokerage, exchange and clearance fees                            109,040              98,592              85,693

   Communications                                                           85,711              75,406              59,705

   Occupancy                                                                83,247              76,317              69,818

   Depreciation and amortization                                            59,274              47,984              41,234

   Advertising and market development                                       57,036              52,693              43,718

   Data processing and equipment                                            33,650              27,404              27,051

   Other expenses                                                          178,530             168,516             164,383
-----------------------------------------------------------------------------------------------------------------------------
        Total non-interest expenses                                      1,686,975           1,773,973           1,528,701
-----------------------------------------------------------------------------------------------------------------------------
   Income before provision for income taxes                                388,082             642,799             614,398

   Provision for income taxes                                              147,471             255,834             251,951
-----------------------------------------------------------------------------------------------------------------------------
   Net income                                                         $    240,611        $    386,965        $    362,447
=============================================================================================================================

   Net income applicable to common shares                             $    215,474        $    362,592        $    355,696
=============================================================================================================================

   Earnings per share                                                 $       1.70        $       2.75        $       2.72
=============================================================================================================================

   Weighted average common and
      common equivalent shares outstanding                             134,019,032         134,453,847         132,087,763
=============================================================================================================================

See Notes to Consolidated Financial Statements.


     The Bear Stearns Companies Inc.
     Consolidated Statements of Financial Condition



In thousands, except share data                                                June 30, 1995     June 30, 1994
---------------------------------------------------------------------------------------------------------------
ASSETS
    Cash and cash equivalents                                                   $   700,501       $   294,604
    Cash and securities deposited with clearing organizations
      or segregated in compliance with Federal regulations                        1,309,573         2,989,948
    Securities purchased under agreements to resell                              18,940,744        19,515,764
    Securities borrowed                                                          24,632,088        21,073,208
    Receivables
      Customers                                                                   5,993,772         7,266,609
      Brokers, dealers and others                                                   578,676           980,452
      Interest and dividends                                                        227,069           178,123
    Financial instruments owned-at fair value                                    21,509,498        14,443,918
    Property, equipment and leasehold improvements,
      net of accumulated depreciation and amortization of
        $214,398 and $170,020 in 1995 and 1994, respectively                        312,867           271,807
    Other assets                                                                    392,372           377,585
    ----------------------------------------------------------------------------------------------------------
            Total Assets                                                        $74,597,160       $67,392,018
    ==========================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
    Short-term borrowings                                                       $ 8,570,777       $ 7,860,311
    Securities sold under agreements to repurchase                               29,584,724        26,863,122
    Payables
      Customers                                                                  16,236,611        16,387,932
      Brokers, dealers and others                                                 1,167,311           834,090
      Interest and dividends                                                        311,101           287,326
    Financial instruments sold, but not yet purchased-at fair value              11,241,118         8,351,258
    Accrued employee compensation and benefits                                      469,189           593,742
    Other liabilities and accrued expenses                                          453,924           489,575
    ----------------------------------------------------------------------------------------------------------
                                                                                 68,034,755        61,667,356
    ----------------------------------------------------------------------------------------------------------
    Commitments and contingencies
    Long-term borrowings                                                          4,059,944         3,408,096
    ----------------------------------------------------------------------------------------------------------
    Preferred Stock issued by subsidiary                                            150,000           150,000
    ----------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY
    Preferred Stock                                                                 437,500           437,500
    Common Stock, $1.00 par value; 200,000,000 shares authorized;
      152,202,724 shares and 144,965,094 shares issued in
        1995 and 1994, respectively                                                 152,203           144,965
    Paid-in capital                                                               1,557,237         1,447,066
    Retained earnings                                                               430,330           388,685
    Capital Accumulation Plan                                                       344,338           275,415
    Treasury stock, at cost-
      Preferred Stock; 2,118,550 shares in 1995 and 1994                            (85,507)          (85,507)
      Common Stock; 34,866,529 and 31,525,939
         shares in 1995 and 1994, respectively                                     (458,193)         (410,882)
    Note receivable from ESOP Trust                                                 (25,447)          (30,676)
    -----------------------------------------------------------------------------------------------------------
             Total Stockholders' Equity                                           2,352,461         2,166,566
    -----------------------------------------------------------------------------------------------------------
             Total Liabilities and Stockholders' Equity                         $74,597,160       $67,392,018
    ===========================================================================================================

See Notes to Consolidated Financial Statements.


     The Bear Stearns Companies Inc.
     Consolidated Statements of Cash Flows



                                                                  Fiscal Year Ended   Fiscal Year Ended     Fiscal Year Ended
In thousands                                                        June 30, 1995       June 30, 1994         June 30, 1993
-----------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net income                                                      $   240,611           $   386,965          $   362,447
    Adjustments to reconcile net income to cash used in
    operating activities:
      Depreciation and amortization                                      59,274                47,984               41,234
      Deferred income taxes                                             (11,488)              (63,381)               5,528
      Other                                                              28,351                (9,414)              (6,723)
      (Increases) decreases in operating receivables:
         Securities borrowed                                         (3,558,880)           (4,351,804)          (7,030,538)
         Brokers, dealers and others                                    401,776                35,616             (452,640)
         Customers                                                    1,272,837            (2,312,205)          (1,206,310)
         Other                                                          (65,253)              (85,730)              83,933
      Increases (decreases) in operating payables:
         Brokers, dealers and others                                    330,678            (1,324,645)          (1,195,763)
         Customers                                                     (151,321)            3,349,552            3,565,820
         Other                                                           23,775               109,378              (70,067)
      (Increases) decreases in:
         Cash and securities deposited with clearing organizations
           or segregated in compliance with Federal regulations       1,680,375              (697,956)            (132,653)
         Securities purchased under agreements to resell                575,020            (3,477,107)             251,311
         Financial instruments owned                                 (7,065,580)              795,307           (3,033,106)
         Other assets                                                   (20,605)              165,322              (30,498)
      Increases (decreases) in:
         Securities sold under agreements to repurchase               2,721,602             4,804,768            2,740,390
         Financial instruments sold, but not yet purchased            2,889,860              (622,581)           2,806,958
         Accrued employee compensation and benefits                    (146,346)              108,491               34,353
         Other liabilities and accrued expenses                         (27,739)             (227,934)             150,227
    -----------------------------------------------------------------------------------------------------------------------
    Cash used in operating activities                                  (823,053)           (3,369,374)          (3,116,097)
    -----------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
    Net proceeds from issuance of Cumulative Preferred Stock                                   96,689              181,307
    Net proceeds from issuance of Preferred Stock by subsidiary                               145,000
    Net proceeds from short-term borrowings                             710,466             1,741,417            2,302,560
    Issuance of long-term borrowings                                  1,040,090             1,795,979              840,347
    Capital Accumulation Plan                                            68,923               137,084              138,331
    Other Common Stock transactions                                      36,725                 3,733                2,577
    Note repayment from ESOP trust                                        5,229                 4,841                4,483
    Payments for:
      Retirement of Senior Notes                                       (400,300)             (273,000)
      Retirement of Subordinated Notes                                                         (1,000)              (1,000)
      Treasury Stock purchases                                          (70,373)             (147,763)            (140,504)
    Cash dividends paid                                                 (92,642)              (90,769)             (66,425)
    ------------------------------------------------------------------------------------------------------------------------
    Cash provided by financing activities                             1,298,118             3,412,211            3,261,676
    ------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
    Purchases of property, equipment and leasehold improvements        (100,334)              (80,855)             (54,202)
    Purchases of investment securities and other assets                  (1,172)              (17,192)             (11,030)
    Proceeds from sale of investment securities and other assets         32,338                31,928              113,451
    -----------------------------------------------------------------------------------------------------------------------
    Cash (used in) provided by investing activities                     (69,168)              (66,119)              48,219
    -----------------------------------------------------------------------------------------------------------------------
    Net increase (decrease) in cash and cash equivalents                405,897               (23,282)             193,798
    Cash and cash equivalents, beginning of year                        294,604               317,886              124,088
    -----------------------------------------------------------------------------------------------------------------------
    Cash and cash equivalents, end of year                          $   700,501           $   294,604          $   317,886
    =======================================================================================================================

Non-cash financing activities totaled $2,250, $1,947 and $2,846 for the years ended June 30, 1995, 1994 and 1993, respectively.

See Notes to Consolidated Financial Statements.
/TABLE

The Bear Stearns Companies Inc.
Consolidated Statements of Changes in Stockholders' Equity
                                                                                                 Treasury Stock
                                                                                              --------------------
                                                                                              Adjustable
                  Adjustable                                                                     Rate
                     Rate                                                                     Cumulative
                  Cumulative   Cumulative    Cumulative                                       Preferred
                  Preferred    Preferred     Preferred                                          Stock
                     Stock,      Stock,        Stock,      Common                     Capital   Series     Common  Note
                 Series A-$50 Series B-$200 Series C-$200  Stock                      Accumu-    A-$50     Stock   Receivable
In thousands,     Liquidation  Liquidation   Liquidation   $1 Par  Paid-In   Retained  lation  Liquidation  $1 Par  from ESOP
except share data Preference   Preference    Preference    Value   Capital   Earnings  Plan    Preference   Value   Trust
-----------------------------------------------------------------------------------------------------------------------------
Balance, June
30, 1992          $150,000    $            $             $125,255 $1,138,386 $113,467 $137,503 $(85,063) $(262,564) $(40,000)
Net income                                                                    362,447
Cash
  dividends
  declared -
  Common
  ($0.60 per
  share)                                                                      (62,625)
  Preferred                                                                    (7,225)
Issuance of
  Cumulative
  Preferred
  Stock,
  Series B                     187,500                                (6,193)
Purchase of
  treasury stock -
  Adjustable
  Rate
  Cumulative
  Preferred Stock,
  Series A
  (10,000 shares)                                                                                  (444)
  Common Stock
  (8,882,232
  shares)                                                                                                 (135,307)
Common Stock
  issued out
  of treasury
  (10,210,238
  shares)                                                              9,621          (137,503)           134,116
Income tax
  benefits
  attributable
  to Common Stock
  issued out of
  treasury                                                            12,345
5% stock
  dividend
  (6,252,011
  shares)                                                   6,252     71,398  (77,650)
Note repayment
  from ESOP
  Trust                                                                                                                4,483
Allocations
  under Capital
  Accumulation
  Plan                                                                                 138,331
-----------------------------------------------------------------------------------------------------------------------------
Balance, June
  30, 1993        $150,000    $187,500     $             $131,507 $1,225,557 $328,414 $138,331 $(85,507) $(263,755) $(35,517)
=============================================================================================================================

See Notes to Consolidated Financial Statements.
/TABLE

The Bear Stearns Companies Inc.
Consolidated Statements of Changes in Stockholders' Equity
                                                                                                 Treasury Stock
                                                                                              --------------------
                                                                                              Adjustable
                  Adjustable                                                                     Rate
                     Rate                                                                     Cumulative
                  Cumulative   Cumulative    Cumulative                                       Preferred
                  Preferred    Preferred     Preferred                                          Stock
                     Stock,      Stock,        Stock,      Common                     Capital   Series     Common  Note
                 Series A-$50 Series B-$200 Series C-$200  Stock                      Accumu-    A-$50     Stock   Receivable
In thousands,     Liquidation  Liquidation   Liquidation   $1 Par  Paid-In   Retained  lation  Liquidation  $1 Par  from ESOP
except share data Preference   Preference    Preference    Value   Capital   Earnings  Plan    Preference   Value   Trust
-----------------------------------------------------------------------------------------------------------------------------
Balance, June
  30, 1993        $150,000     $187,500      $           $131,507 $1,225,557 $328,414 $138,331 $(85,507) $(263,755) $(35,517)
Net income                                                                    386,965
Cash
  dividends
  declared -
  Common
  ($0.60 per
  share)                                                                      (67,150)
  Preferred                                                                   (24,667)
Issuance of
  Cumulative
  Preferred
  Stock,
  Series C                                    100,000                 (3,311)
Purchase of
  treasury
  stock -
  Common Stock
  (7,477,587
   shares)                                                                                                (149,710)
Common Stock
  issued out
  of treasury
  (416,769
  shares)                                                              1,150                                 2,583
Income tax
  benefits
  attributable
  to Common Stock
  issued out of
  treasury                                                             2,251
5% stock
  dividends
  (13,457,916
  shares)                                                  13,458    221,419 (234,877)
Note repayment
  from ESOP
  Trust                                                                                                                4,841
Allocations
  under Capital
  Accumulation
  Plan                                                                                 137,084
-----------------------------------------------------------------------------------------------------------------------------
Balance, June
  30, 1994        $150,000     $187,500      $100,000    $144,965 $1,447,066 $388,685 $275,415 $(85,507) $(410,882) $(30,676)
=============================================================================================================================

See Notes to Consolidated Financial Statements.


The Bear Stearns Companies Inc.
Consolidated Statements of Changes in Stockholders' Equity
                                                                                                 Treasury Stock
                                                                                              --------------------
                                                                                              Adjustable
                  Adjustable                                                                     Rate
                    Rate                                                                      Cumulative
                  Cumulative   Cumulative    Cumulative                                       Preferred
                  Preferred    Preferred     Preferred                                          Stock
                     Stock,      Stock,        Stock,      Common                     Capital   Series     Common  Note
                 Series A-$50 Series B-$200 Series C-$200  Stock                      Accumu-    A-$50     Stock   Receivable
In thousands,     Liquidation  Liquidation   Liquidation   $1 Par   Paid-In  Retained  lation  Liquidation  $1 Par from ESOP
except share data Preference   Preference    Preference    Value    Capital  Earnings  Plan    Preference   Value  Trust
----------------------------------------------------------------------------------------------------------------------------
Balance, June
  30, 1994        $150,000     $187,500      $100,000    $144,965 $1,447,066 $388,685 $275,415 $(85,507) $(410,882) $(30,676)
Net income                                                                    240,611
Cash
  dividends
  declared -
  Common
  ($0.60 per
  share)                                                                      (67,475)
  Preferred                                                                   (25,137)
Purchase of
  treasury
  stock -
  Common Stock
  (4,293,726
  shares)                                                                                                  (72,915)
Common Stock
  issued out
  of treasury
  (2,561,732
  shares)                                                              6,475           (18,637)             25,604
Income tax
  benefits
  attributable
  to Common Stock
  issued out of
  treasury                                                             4,674
5% stock
  dividend
  (7,237,630
  shares)                                                   7,238     99,022 (106,354)
Note repayment
  from ESOP
  Trust                                                                                                                5,229
Allocations
  under Capital
  Accumulation
  Plan                                                                                  87,560
-----------------------------------------------------------------------------------------------------------------------------
Balance, June
  30, 1995        $150,000     $187,500      $100,000    $152,203 $1,557,237 $430,330 $344,338 $(85,507) $(458,193) $(25,447)
=============================================================================================================================

See Notes to Consolidated Financial Statements.

     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
     ---------------------------------------------

     BASIS OF PRESENTATION

          The consolidated financial statements include the accounts of The Bear Stearns Companies Inc. and its subsidiaries (the "Company"). All material intercompany transactions and balances have been eliminated. Certain prior year amounts have been reclassified to conform with the current year's presentation or restated for the effects of stock dividends.

          The Company, through its principal subsidiaries, Bear, Stearns & Co. Inc. ("Bear Stearns"), Bear, Stearns Securities Corp. ("BSSC") and Bear, Stearns International Limited ("BSIL"), is primarily engaged in a single line of business as a securities broker and dealer, which comprises several classes of services, such as principal transactions, agency transactions and underwriting and investment banking.

     FINANCIAL INSTRUMENTS

          Proprietary securities and commodities transactions, commission revenues and related expenses are recorded on a trade date basis. Financial instruments owned and financial instruments sold, but not yet purchased, including contractual commitments arising pursuant to futures, forward and option contracts, interest rate swaps and other derivative contracts are recorded at fair value with the resulting net unrealized gains and losses reflected in net income.

          Fair value is generally based on quoted market prices. If quoted market prices are not available, or if liquidating the Company's position is reasonably expected to impact market prices, fair value is determined based on other relevant factors, including dealer price quotations, price activity for equivalent instruments and valuation pricing models. Valuation pricing models consider time value and volatility factors underlying financial instruments as well as other relevant economic measurements.

          Equity securities acquired as a result of leveraged acquisition transactions are reflected in the financial statements at their initial cost until such time as significant transactions or developments indicate that a change in the carrying value of the securities is appropriate. Generally the carrying values of these securities will be increased only in those instances where market values are readily ascertainable by reference to substantial transactions occurring in the





















     NYFS04...:\25\22625\0110\2322\EXH9195W.09C
     marketplace. Reductions to the carrying value of these securities are made in the event that the Company's estimate of net realizable value has declined below the carrying value.

     SECURITIES TRANSACTIONS

          Customer transactions are recorded on a settlement date basis, which is generally three business days after trade date, while the related commission revenues and expenses are recorded on a trade date basis.

     COLLATERALIZED SECURITIES TRANSACTIONS

          Transactions involving purchases of securities under agreements to resell ("reverse repurchase agreements") or sales of securities under agreements to repurchase ("repurchase agreements") are treated as collateralized financing transactions and are recorded at their contracted resale or repurchase amounts plus accrued interest. It is the Company's policy to take possession of securities with a market value in excess of the principal amount loaned plus accrued interest in order to collateralize reverse repurchase agreements. Similarly, the Company is required to provide securities to counterparties in order to collateralize repurchase agreements. The Company's agreements with counterparties generally contain contractual provisions to allow for additional collateral to be obtained, or excess collateral returned, when necessary. It is the Company's policy to value collateral daily and to obtain additional collateral or retrieve excess collateral from counterparties where deemed appropriate.

          Securities borrowed and securities loaned are recorded at the amount of cash collateral advanced or received. Securities borrowed transactions require the Company to deposit cash, letters of credit or other collateral with the lender. With respect to securities loaned, the Company receives collateral in the form of cash or other collateral. The amount of collateral required to be deposited for securities borrowed or received for securities loaned is an amount generally in excess of the market value of the applicable securities borrowed or loaned. The Company monitors the market value of securities borrowed and loaned on a daily basis, with additional collateral obtained or refunded as necessary.

     FIXED ASSETS

          Depreciation of property and equipment is provided by the Company on a straight-line basis over the estimated useful life of the asset. Amortization of leasehold improvements is provided on a straight-line basis over the lesser of the respective estimated useful life of the asset or the remaining life of the lease.

     TRANSLATION OF FOREIGN CURRENCIES

          Assets and liabilities denominated in foreign currencies are translated at year-end rates of exchange, while income statement items are translated at average rates of exchange for the year. Gains or losses resulting from foreign currency transactions are included in net income.

     INCOME TAXES

          The Company and certain of its wholly owned subsidiaries file a consolidated Federal income tax return. During the quarter ended September 24, 1993, the Company adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under SFAS 109, deferred income taxes are provided based upon the net tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities. In addition, deferred income taxes are determined using the enacted tax rates and laws which will be in effect when the related temporary differences are expected to be reversed.

     EARNINGS PER SHARE

          Earnings per share is based upon net income applicable to common shares and the weighted average number of shares of Common Stock and common stock equivalents outstanding during each period presented. Common stock equivalents include the assumed distribution of shares of Common Stock issuable under certain of the Company's deferred compensation arrangements with appropriate adjustments made to net income for earnings accruals related thereto. Additionally, shares of Common Stock issued or issuable under various employee benefit plans are included as common stock equivalents.

     STATEMENT OF CASH FLOWS

          For purposes of the Consolidated Statements of Cash Flows, the Company has defined cash equivalents as liquid investments not held for sale in the ordinary course of business with original maturities of three months or less. Cash payments for interest approximated interest expense for the years ended June 30, 1995, 1994 and 1993. Income taxes paid totaled $125.6 million, $276.6 million and $223.6 million for the fiscal years ended June 30, 1995, 1994 and 1993, respectively.

     2. FAIR VALUE OF FINANCIAL INSTRUMENTS
     --------------------------------------

          Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" requires the Company to report the fair value of financial instruments, as defined. Approximately 99.1% of the Company's assets and 99.4% of the Company's liabilities are carried at fair value or contracted amounts which approximate fair value.

          Financial instruments owned and financial instruments sold, but not yet purchased are carried at fair value. Assets which are recorded at contracted amounts approximating fair value consist largely of short-term secured receivables, and include reverse repurchase agreements, securities borrowed, and certain other receivables. Similarly, the Company's short-term liabilities pursuant to bank loans, commercial paper, medium-term notes, repurchase agreements, securities loaned and certain other payables are recorded at contracted amounts approximating fair value. These instruments generally have variable interest rates or short-term maturities, in many cases overnight, and, accordingly, are not materially affected by changes in interest rates.

          The estimated market value of the Company's long-term borrowings, based upon market rates of interest available to the Company at June 30, 1995 for debt obligations of similar maturity, is approximately $4.1 billion, which exceeds the aggregate carrying value by approximately $35.3 million. However, the Company enters into interest rate swaps and other transactions designed to either convert its fixed rate debt into floating rates or otherwise hedge its exposure to interest rate movements. Accordingly, unrecognized gains on interest rate swaps and other transactions hedging the Company's long-term borrowings substantially offset the effect of changes in interest rates on the fair value of the Company's long-term borrowings. For discussion of the Company's financial instruments with off-balance-sheet risk see Note 11.

     3. FINANCIAL INSTRUMENTS
     ------------------------

          Financial instruments owned and financial instruments sold, but not yet purchased, consist of the Company's proprietary trading and investment accounts, at fair value, as follows:



      IN THOUSANDS                                   JUNE 30, 1995   JUNE 30, 1994
      ----------------------------------------------------------------------------
      FINANCIAL INSTRUMENTS OWNED:

          United States government and agency         $  8,688,713     $ 3,674,261

          Non-US government                              1,256,859         495,645

          State and municipal                              100,224         162,487

          Corporate equity and convertible debt          5,235,219       4,295,161

          Corporate debt                                 2,723,564       2,065,930

          Derivative financial instruments               1,223,258         989,385

          Mortgages and other mortgage-
          backed securities                              1,771,735       1,964,036

          Other                                            509,926         797,013
          -------------------------------------------------------------------------
                                                       $21,509,498     $14,443,918
          =========================================================================

      FINANCIAL INSTRUMENTS SOLD, BUT
      NOT YET PURCHASED:
          United States government and agency          $ 6,111,612     $ 3,307,797

          Non-US government                                765,230         484,062

          Corporate equity                               2,424,455       3,216,645

          Corporate debt                                   781,792         767,629

          Derivative financial instruments               1,155,527         527,379

          Other                                              2,502          47,746
          -------------------------------------------------------------------------
                                                       $11,241,118     $ 8,351,258
          =========================================================================


          Financial instruments sold, but not yet purchased represent obligations of the Company to deliver the specified financial instrument at the contracted price, and thereby create a liability to repurchase the financial instrument in the market at prevailing prices. Accordingly, these transactions result in off-balance-sheet risk as the Company's ultimate obligation to satisfy the sale of financial instruments sold, but not yet purchased may exceed the amount recognized in the Consolidated Statements of Financial Condition.

     4. SHORT-TERM FINANCING
     -----------------------

          The Company's short-term financing is generally obtained on a secured basis through the use of repurchase agreements and securities lending arrangements. Additionally, the Company obtains short-term financing on an unsecured basis through the issuance of commercial paper, medium-term notes and bank loans. Repurchase agreements are collateralized principally by US government and agency securities. Securities lending arrangements are typically secured by corporate equity and debt securities, utilizing both securities owned by the Company and customers' securities. The interest rates on such short-term borrowings reflect money market rates of interest at the time of the transactions.

          Short-term borrowings at June 30, 1995 and 1994, include $3.9 billion and $3.7 billion, respectively, of borrowings made under the Company's commercial paper programs. During the years ended June 30, 1995 and 1994, the weighted average interest rates on such borrowings were 5.38% and 3.46%, respectively.

          At both June 30, 1995 and 1994, the Company had outstanding $3.9 billion principal amount of Medium-Term Notes maturing from nine to eighteen months from the date of issue. The Medium-Term Notes generally bear interest at variable rates based upon the London Interbank Offered Rate ("LIBOR"). During the years ended June 30, 1995 and 1994, the weighted average interest rates on the Medium-Term Notes were 5.64% and 3.65%, respectively.

     5. LONG-TERM BORROWINGS
     -----------------------

          Long-term borrowings at June 30 consist of the following:



      IN THOUSANDS                                        1995                  1994
      ------------------------------------------------------------------------------
      THE BEAR STEARNS COMPANIES INC.

         Floating Rate Notes due 1995 to 2030       $  865,148            $  895,000

         Fixed-Rate Senior Notes due 1996 to 2004;

           interest rates ranging from
           5 7\8% to 9 3\8%                          1,946,232             1,596,510

         Medium-Term Notes & Other                   1,248,564               916,586
      ------------------------------------------------------------------------------
                                                    $4,059,944            $3,408,096
      ==============================================================================


            The Floating Rate Notes are unsecured and bear interest at rates primarily related to LIBOR. For those Floating Rate Notes which are not based upon LIBOR, the Company has entered into interest rate swaps and certain other transactions in order to convert them into floating rates based upon LIBOR. During the years ended June 30, 1995 and 1994, the weighted average effective interest rates on the Floating Rate Notes were 6.00% and 3.96%, respectively. The weighted average effective interest rates on the Floating Rate Notes at June 30, 1995 and 1994 were 6.43% and 4.83%, respectively.

          The Company has entered into interest rate swaps and certain other transactions in order to convert its fixed-rate Senior Notes into floating rates based upon LIBOR. The weighted average effective interest rates on the Company's Senior Notes during the years ended June 30, 1995 and 1994 were 6.30% and 4.22%, respectively. The weighted average effective interest rates on the Company's Senior Notes at June 30, 1995 and 1994 were 6.68% and 4.94%, respectively.

          The Company's Medium-Term Notes have maturities ranging from eighteen months to thirty years from the date of issue and bear interest at either a fixed rate or a variable rate primarily based upon LIBOR. During the years ended June 30, 1995 and 1994, the weighted average interest rates on the Medium-Term Notes were 6.03% and 4.40%, respectively. The weighted average interest rates on the Company's Medium-Term Notes at June 30, 1995 and 1994 were 6.46% and 4.93%, respectively.

          Maturities of long-term borrowings at June 30, 1995 consist of the following:



            IN THOUSANDS
            ------------------------------------------------------------
            FISCAL YEAR                                           AMOUNT
            1996                                                $644,000

            1997                                                 851,450

            1998                                                 454,006

            1999                                                 272,000

            2000                                                 576,169

            Thereafter                                         1,262,319
            ------------------------------------------------------------
                                                              $4,059,944
            ============================================================


          Instruments governing certain indebtedness of the Company contain various covenants, the most significant of which require the maintenance of minimum levels of stockholders' equity by the Company and Bear Stearns. At June 30, 1995, the Company and Bear Stearns were in compliance with all covenants contained in these various debt agreements.

     6. INCOME TAXES
     ---------------

     The provision (benefit) for income taxes for the fiscal years ended June 30 consists of:


      IN THOUSANDS                  1995                 1994                   1993
      -------------------------------------------------------------------------------
      Current:

        Federal                 $103,944             $206,010                $167,302

        State and local           40,681               83,746                  71,816

        Foreign                   14,334               29,459                   7,305
      -------------------------------------------------------------------------------
                                 158,959              319,215                 246,423
      -------------------------------------------------------------------------------
      Deferred:

        Federal                   (8,322)             (43,265)                  3,585

        State and local           (3,166)             (20,116)                  1,943
      -------------------------------------------------------------------------------
                                 (11,488)             (63,381)                  5,528
      -------------------------------------------------------------------------------
                                $147,471             $255,834                $251,951
      ===============================================================================


     Significant components of the Company's deferred tax assets
     (liabilities) as of June 30 are as follows:



      IN THOUSANDS                  1995                 1994                   1993(1)
      ---------------------------------------------------------------------------------
      Deferred Tax Assets:

        Deferred compensation    $ 153,564             $121,463             $ 61,236

        Valuation reserves          14,491               12,680                9,220

        Liability reserves          23,663               28,409               19,529

        Other                        5,833                1,470                6,613
       --------------------------------------------------------------------------------
      Total deferred tax assets  $ 197,551             $164,022             $ 96,598
      ---------------------------------------------------------------------------------

      Deferred Tax Liabilities:

        Real estate partnership  $ (60,893)            $(51,348)            $(41,975)

        Unrealized appreciation     (4,864)              (8,432)             (15,288)

        Depreciation               (19,266)              (7,985)             (11,798)

        Accrued dividends           (4,343)              (1,572)                (516)

        Other                      (18,385)             (16,373)             (12,090)
      ---------------------------------------------------------------------------------
      Total deferred tax
      liabilities                $(107,751)            $(85,710)            $(81,667)
      ---------------------------------------------------------------------------------
      Net Deferred Tax Asset     $  89,800             $ 78,312              $14,931
      =================================================================================

      (1)   The deferred tax assets (liabilities) as of June 30, 1993 have been restated
            for the adoption of SFAS 109.

               Undistributed earnings of foreign subsidiaries, which would be subject to additional income taxes if repatriated, amounted to approximately $26.1 million as of June 30, 1995. No deferred Federal income taxes have been provided for these undistributed earnings as the Company intends to permanently reinvest earnings of foreign subsidiaries. In the event these undistributed earnings are repatriated, the amount of potential Federal income tax is not expected to be material.

          A reconciliation of the statutory Federal income tax rate and the Company's effective tax rate is as follows:




                                      Fiscal Year        Fiscal Year      Fiscal Year
                                         Ended              Ended            Ended
                                     June 30, 1995      June 30, 1994    June 30, 1993
      ---------------------------------------------------------------------------------
      Statutory rate                     35.0%              35.0%           34.0%

      State and local income taxes,
         net of Federal benefit           6.3                6.4             7.9

      Dividend exclusion                 (3.6)              (1.1)           (0.6)

      Other, net                          0.3               (0.5)           (0.3)
      ---------------------------------------------------------------------------------
                                         38.0%              39.8%           41.0%
      =================================================================================


          The Omnibus Budget Reconciliation Act of 1993 (the "Revenue Act") was enacted on August 10, 1993. Under the Revenue Act, the corporate statutory rate was increased to 35.0% retroactive to January 1, 1993. The impact of this change was not reflected in the fiscal 1993 results of operations as the Revenue Act was passed into law subsequent to June 30, 1993. The cumulative effect of the retroactive increase in the corporate statutory rate was not material.

          Not included in the reconciliation table reflected above are approximately $4.7 million, $2.3 million and $12.3 million of income tax benefits attributable to the distribution of Common Stock under the Capital Accumulation Plan for Senior Managing Directors, as amended (the "CAP Plan"), other deferred compensation plans and the exercise of stock options, credited directly to paid-in capital, for fiscal 1995, 1994 and 1993, respectively.

     7. REGULATORY REQUIREMENTS
     --------------------------

          Bear Stearns and BSSC, a wholly owned subsidiary of Bear Stearns, are registered broker-dealers and, accordingly, are subject to Securities and Exchange Commission Rule 15c3-1 (the "Net Capital Rule") and the capital rules of the New York Stock Exchange, Inc. ("NYSE") and other principal exchanges of which Bear Stearns and BSSC are members. Bear Stearns and BSSC have consistently operated in excess of the minimum net capital requirements imposed by the capital rules. Included in the computation of net capital of Bear Stearns is net capital of BSSC in excess of 5% of aggregate debit items arising from customer transactions, as defined. At June 30, 1995, Bear Stearns' net capital, as defined, of $1.3 billion exceeded the minimum requirement by $1.2 billion.

          BSIL and certain other wholly owned London-based subsidiaries are subject to regulatory capital requirements of the Securities and Futures Authority, a self regulatory organization established pursuant to the United Kingdom Financial Services Act of 1986. BSIL and the other subsidiaries have consistently operated in excess of these requirements.

          The regulatory rules referred to above, and certain covenants contained in various instruments governing indebtedness of the Company, Bear Stearns and other regulated subsidiaries, may restrict the Company's ability to withdraw capital from its regulated subsidiaries, which in turn could limit the Company's ability to pay dividends. At June 30, 1995, approximately $1.0 billion of net assets of consolidated subsidiaries are restricted as to the payment of cash dividends and advances to the Company.

     8. PREFERRED STOCK
     ------------------

          PREFERRED STOCK ISSUED BY THE BEAR
          STEARNS COMPANIES INC.

          The Adjustable Rate Cumulative Preferred Stock, Series A (the "Preferred Stock") has a liquidation preference of $50 per share and is entitled to dividends, on a cumulative basis, at a rate equal to 135 basis points below the highest of the Treasury Bill Rate, the Ten Year Constant Maturity Rate and the Thirty Year Constant Maturity Rate, as defined; however, the dividend rate for any dividend period may not be less than 5.50% per annum, nor greater than 11.00% per annum. The Company may redeem the Preferred Stock, either in whole or in part, at a redemption price of $50 per share plus accumulated and unpaid dividends. The weighted average dividend rate on the Preferred Stock was 6.29% during the year ended June 30, 1995.

          The Company has outstanding 7.5 million depositary shares representing 937,500 shares of Cumulative Preferred Stock, Series B ("Series B Preferred Stock"), having an aggregate liquidation preference of $187.5 million. Each depositary share represents a one-eighth interest in a share of Series B Preferred Stock. Dividends on the Series B Preferred Stock are payable at an annual rate of 7.88%. Series B Preferred Stock is redeemable at the option of the Company at any time on or after April 15, 1998, in whole or in part, at a redemption price of $200 per share

     (equivalent to $25 per depositary share), plus accrued and unpaid dividends.

          The Company has outstanding 4.0 million depositary shares representing 500,000 shares of Cumulative Preferred Stock, Series C ("Series C Preferred Stock"), having an aggregate liquidation preference of $100.0 million. Each depositary share represents a one-eighth interest in a share of Series C Preferred Stock. Dividends on the Series C Preferred Stock are payable at an annual rate of 7.60%. Series C Preferred Stock is redeemable at the option of the Company at any time on or after July 15, 1998, in whole or in part, at a redemption price of $200 per share (equivalent to $25 per depositary share), plus accrued and unpaid dividends.

     PREFERRED STOCK ISSUED BY SUBSIDIARY

          Bear Stearns Finance LLC ("BSF"), a wholly owned subsidiary of the Company, has outstanding Exchangeable Preferred Income Cumulative Shares ("EPICS"), Series A, which have a liquidation value of $25 per share, and an annual dividend rate of 8.00%. The EPICS are callable at the option of BSF, in whole or in part, at any time, on or after February 28, 1999, at their stated liquidation value.

          The proceeds of the EPICS issuance were loaned by BSF to the Company under the terms of a 30-year subordinated loan agreement. This agreement allows the Company to extend the maturity of the loan through two 30-year renewal options. On any given monthly dividend date, the Company has the right, subject to certain conditions, to issue to BSF, in exchange for such note, depositary shares evidencing Preferred Stock of the Company. In the event of such exchange, BSF is required to redeem the EPICS, in their entirety, solely in exchange for such depositary shares.

     9. EMPLOYEE BENEFIT PLANS
     -------------------------

          The Company has a qualified noncontributory profit sharing plan covering substantially all employees. Contributions are made at the discretion of management in amounts that relate to the Company's level of income before provision for income taxes. The Company's expense related to the profit sharing plan for the years ended June 30, 1995, 1994 and 1993 was $2.7 million, $9.9 million, and $8.9 million, respectively.

          The Company maintains a nonqualified defined contribution retirement plan covering substantially all account executives. The plan provides for retirement benefits to be paid based upon a percentage of each participant's compensation and the performance of certain participant selected investment options for benefits accrued. The Company's expense for this plan for the years ended June 30, 1995, 1994 and 1993 was $4.5 million, $3.8 million and $3.5 million, respectively.

          The Company maintains a $40 million leveraged employee stock ownership plan (the "ESOP") covering substantially all full time employees. Pursuant to the terms of a Brokerage and Loan Agreement, the Company advanced funds to the ESOP trust to acquire shares of Common Stock in open market transactions. Advances made under the ESOP Note (the "Note") bear interest at a rate of 8.00% per annum.
     The Note is repayable in seven annual principal installments which commenced December 31, 1992. The Note is expected to be repaid through a combination of contributions by the Company and dividends on the shares of Common Stock held by the ESOP trust. The note receivable from the ESOP trust is reflected as a reduction in the Company's stockholders' equity. The Company's expense related to the ESOP for the years ended June 30, 1995, 1994 and 1993 was $6.0, $6.2 million and $6.3 million, respectively.

          The Company maintains a benefit plan which provides health care benefits for retired employees. During the year ended June 30, 1994, the Company adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions" ("SFAS 106"). SFAS 106 requires that the Company accrue the expected cost of providing various postretirement benefits during the years that the employee renders the necessary service. The adoption of SFAS 106 did not have a material impact on the Company.

     10. EMPLOYEE STOCK PLANS
     ------------------------

          CAPITAL ACCUMULATION PLAN

          The CAP Plan allows participants to defer a defined minimum percentage of their total annual compensation. Participants' compensation generally must be deferred for a minimum of five years from the date it was otherwise payable and is credited to participants' deferred compensation accounts in the form of CAP Units. The number of CAP Units credited is a function of the amount deferred by each participant and the average per share cost of Common Stock acquired by the Company in the open market on behalf of the CAP Plan. The aggregate number of CAP Units that may be credited to participants in any fiscal year may not exceed the number of shares of Common Stock acquired by the Company.

          Each CAP Unit gives the participant an unsecured right to receive, on an annual basis, an amount equal to the Company's pre-tax income or loss per share, as defined by the CAP Plan, less the value of changes in the Company's book value per Common Share during such fiscal year resulting from increases or decreases in the Company's consolidated retained earnings (the "earnings adjustment"). The earnings adjustment will be credited to each participant's deferred compensation account in the form of additional CAP Units, subject to the limitations discussed above, based on the number of CAP Units in such account at the end of each fiscal year. Upon completion of the deferral period, participants are entitled to receive shares of Common Stock equal to the number of CAP Units then credited to their respective deferred compensation accounts.

          During the years ended June 30, 1995, 1994 and 1993, participants deferred compensation of approximately $71.8 million, $120.6 million and $127.8 million, respectively. During the years ended June 30, 1995, 1994 and 1993, the Company recognized expense of approximately $20.9 million, $13.3 million and $6.3 million, respectively, attributable to CAP Units or cash credited to participants' deferred compensation accounts with respect to earnings adjustments. As of July 1, 1995, pursuant to the terms of the CAP Plan, 4,969,651 CAP Units were credited to participants' deferred compensation accounts. The balance of the deferral was credited to participants' deferred compensation cash accounts. The aggregate number of shares of Common Stock distributable pursuant to the Company's obligation for CAP Units at June 30, 1995, 1994 and 1993 was approximately 20.0 million, 16.2 million and 8.8 million, respectively. Compensation deferred pursuant to the CAP Plan and allocated to participants' deferred compensation accounts in the form of CAP Units is shown as a separate component of the Company's stockholders' equity.

          On December 16, 1992, the Company terminated all deferrals previously made for fiscal 1991 and 1992 pursuant to the CAP Plan and concurrently distributed 10.6 million shares of Common Stock in satisfaction of its obligations thereunder.

     PERFORMANCE UNIT PLAN

          Effective January 1, 1993, the Company established the
     Performance Unit Plan (the "PUP Plan") and granted 7.0 million Performance Units to eligible employees.

          Each Performance Unit gave the participant solely an unsecured right to receive an amount in cash or stock equal to the Company's annual pre-tax income or loss per share, as defined by the PUP Plan, net of an adjustment which reflects changes in the Company's book value per common share (the PUP "earnings adjustment"). Effective June 30, 1994, the PUP Plan was terminated.

          During the year ended June 30, 1994 and the six months ended June 30, 1993, the Company incurred costs of $3.3 million and $4.2 million attributable to the earnings adjustment. The number of Earnings Units credited for the years ended June 30, 1994 and 1993 were 171,714 and 272,417, respectively. In October 1994, 435,143 shares of Common Stock were distributed to the participants in satisfaction of the Company's obligations thereunder.

     STOCK OPTION PLAN

          The Company has a stock option plan providing for the issuance of up to 10.4 million shares of Common Stock to certain key employees of the Company. On August 17, 1989, the Company granted stock options for 2.3 million shares of Common Stock with an exercise price of $10 1/8. As of June 30, 1994, there were 1,500,792 options outstanding. These shares were all exercised during the fiscal year ended June 30, 1995.

     11. FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK
     -----------------------------------------------------

          The Company, in its capacity as a dealer in over-the-counter derivative financial instruments and in connection with its proprietary market-making and trading activities, enters into transactions in a variety of cash and derivative financial instruments in order to reduce its exposure to market, currency and interest rate risk. SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments," defines a derivative as a future, forward, swap or option contract, or other financial instrument with similar characteristics such as caps, floors and collars. Generally these financial instruments represent future commitments to exchange interest payment streams or currencies or to purchase or to sell other financial instruments at specific terms at specified future dates. Option contracts provide the holder with the right, but not the obligation, to purchase or sell a financial instrument at a specific price before or on an established date.
     These financial instruments may have market and/or credit risk in excess of amounts recorded in the Consolidated Statements of Financial Condition. The Company's principal transactions revenues by reporting categories, including derivatives, are as follows:



      IN THOUSANDS                JUNE 30, 1995     JUNE 30, 1994     JUNE 30, 1993
      ------------------------------------------------------------------------------
        Fixed Income               $  474,593        $  722,588       $  852,546

        Equity                        323,228           319,282          256,476

        Foreign Exchange & Other

          Derivative Financial

          Instruments                  62,545            92,138           47,794
      ------------------------------------------------------------------------------
                                    $ 860,366        $1,134,008       $1,156,816
      ==============================================================================



     MARKET RISK

          Derivative financial instruments involve varying degrees of off-balance-sheet market risk whereby changes in the level or volatility of interest rates, foreign currency exchange rates or market values of the underlying financial instruments or commodities may result in changes in the value of the financial instrument in excess of the amounts currently reflected in the Consolidated Statements of Financial Condition. The Company's exposure to market risk is influenced by a number of factors, including the relationships among financial instruments with off-balance-sheet risk and between financial instruments with off-balance-sheet risk and the Company's proprietary securities and commodities inventories as well as the volatility and liquidity in the markets in which the financial instruments are traded. In many cases, the use of financial instruments serves to modify or offset market risk associated with other transactions and, accordingly, serves to decrease the Company's overall exposure to market risk. The Company attempts to control its exposure to market risk arising from the use of these financial instruments through the use of hedging strategies and various analytical monitoring techniques. In order to measure derivative activity, notional or contract amounts are frequently utilized. Notional/contract amounts, which are not included on the balance sheet, are used to calculate contractual cash flows to be exchanged and are generally not actually paid or received, with the exception of currency swaps and foreign exchange forwards. The notional/contract amounts of financial instruments that give rise to off-balance-sheet market risk are indicative only of the extent of involvement in the particular class of financial instrument and are not necessarily an indication of overall market risk.

          The following table represents the notional/contract amounts of the Company's outstanding derivative financial instruments at June 30, 1995 and 1994:



                                                   NOTIONAL/CONTRACT AMOUNT
                                                 ----------------------------
      IN BILLIONS                                JUNE 30, 1995  JUNE 30, 1994
      ------------------------------------------------------------------------
      Interest Rate:

        Swap agreements, including options,
          swaptions, caps, collars and floors         $68.0         $32.3

        Futures contracts                              15.4          19.9

        Options held                                     .5           3.4

      Foreign Exchange:

        Futures contracts                                .7           3.8

        Forward contracts                               4.7           2.1

        Options held                                    2.1           1.6

        Options written                                 1.8           1.6

      Mortgage-Backed Securities:

        Forward contracts                              28.1          26.1

      Equity:

        Swap agreements                                 3.0

        Futures contracts                                .3            .3

        Options held                                    1.6           2.4

        Options written                                 1.6           3.0

      ========================================================================



     FAIR VALUE

          The derivative instruments used in the Company's trading and dealer activities, as described further in Note 1, are marked to market daily with the resulting unrealized gains or losses recorded in the Consolidated Statements of Financial Condition and the related income or loss reflected in revenues derived from principal transactions. The fair values of derivative financial instruments held or issued for trading purposes as of June 30, 1995 and the average monthly fair value of the instruments for the fiscal year ended June 30, 1995 are as follows:



                                FAIR VALUE AT YEAR END       AVERAGE FAIR VALUES
                                ------------------------------------------------
      IN MILLIONS              ASSETS       LIABILITIES     ASSETS     LIABILITIES
      ------------------------------------------------------------------------------
        Swap agreements         $  587         $  492        $  598       $  398

        Forward contracts          209            181           131          120

        Options held               427                          393

        Options written                           483                        262

        ----------------------------------------------------------------------------
        Total                   $1,223         $1,156        $1,122       $  780
        ============================================================================


          The majority of the Company's transactions with off-balance-sheet risk are short-term in duration with a weighted average maturity of approximately 2.25 and 1.48 years at June 30, 1995 and 1994, respectively. The remaining maturities for notional/contract amounts outstanding for derivative financial instruments are as follows:



                         LESS THAN      1 TO 3      3 TO 5   GREATER THAN
      IN BILLIONS           1 YEAR       YEARS       YEARS       5 YEARS       TOTAL
      ------------------------------------------------------------------------------
        Swap agreements      $19.0       $24.1       $16.3        $11.6      $ 71.0

        Futures contracts      9.7         5.9          .8                     16.4

        Forward contracts     32.8                                             32.8

        Options held           4.1          .1                                  4.2

        Options written        3.3          .1                                  3.4

        ----------------------------------------------------------------------------
        Total                $68.9       $30.2       $17.1        $11.6      $127.8
        ----------------------------------------------------------------------------
        Percent of total        54%         24%         13%           9%        100%
        ============================================================================


     CREDIT RISK

          The notional/contract amounts of these instruments do not represent the Company's potential risk of loss due to counterparty nonperformance. Credit risk arises from the potential inability of counterparties to perform in accordance with the terms of the contract. The Company's exposure to credit risk associated with counterparty nonperformance is limited to the net replacement cost of over-the-counter contracts in a gain position which are recognized in the Company's Consolidated

     Statements of Financial Condition. Exchange traded financial instruments, such as futures and options, generally do not give rise to significant counterparty exposure due to the margin requirements of the individual exchanges. Options written generally do not give rise to counterparty credit risk since they obligate the Company (not its counterparty) to perform.

          The Company has controls in place to monitor credit exposures by limiting transactions with specific counterparties and assessing the future creditworthiness of counterparties. The Company also seeks to control credit risk by following an established credit approval process, monitoring credit limits, and requiring collateral where appropriate.

          The following table summarizes the credit quality of the Company's trading-related derivatives by showing counterparty credit ratings for the replacement cost (net of $324.6 million of collateral) of contracts in a gain position at June 30, 1995:



                  IN MILLIONS
                  ------------------------------------------------
                  RATING(1)                   NET REPLACEMENT COST
                  AAA                                 $54

                  AA                                   88

                  A                                   137

                  BBB and lower                        41

                  Other(2)                            105
                  ===============================================

      (1)   Rating Agency Equivalent

      (2)   Other indicates counterparties for which no credit rating was available from an independent third party source.  It does not necessarily indicate the counterparties credit rating is below investment-grade.



     CUSTOMER ACTIVITIES

          The Company's clearance activities for customers and correspondents ("customers") involve the execution, settlement and financing of various customer securities and commodities transactions. Customer securities activities are transacted on either a cash or margin basis and customer commodity transactions are generally transacted on a margin basis subject to individual exchange regulations. In connection with these activities, the Company executes and clears customer transactions involving the sale of securities not yet purchased ("short sales") and the writing of option contracts. These transactions may expose the Company to off-balance-sheet risk in the event the customer is unable to fulfill its contracted obligations and margin requirements are not sufficient to fully cover losses which customers may incur. In the event the customer fails to satisfy its obligations, the Company may be required to purchase or sell financial instruments at prevailing market prices in order to fulfill the customer's obligations.

          The Company seeks to control the risks associated with its customer activities by requiring customers to maintain margin collateral in compliance with various regulatory and internal guidelines. The Company monitors required margin levels daily and, pursuant to such guidelines, requires the customers to deposit additional collateral, or reduce positions, when necessary. The Company also establishes credit limits for customers engaged in commodity futures activities, which are monitored daily. Additionally, with respect to the Company's correspondent clearing activities, introducing correspondent brokers are required to guarantee the performance of their customers in meeting contracted obligations.

          The Company's customer financing and securities settlement activities may require the Company to pledge customer securities as collateral in support of various secured-financing sources such as bank loans, securities loaned and repurchase agreements and to satisfy margin deposits of various exchanges. In the event the counterparty is unable to meet its contracted obligation to return customer securities pledged as collateral, the Company may be exposed to the risk of acquiring the securities at prevailing market prices in order to satisfy its customer obligations. The Company controls this risk by monitoring the market value of securities pledged on a daily basis and by requiring adjustments of collateral levels in the event of excess market exposure. Additionally, the Company establishes credit limits for such activities and monitors compliance on a daily basis.

     CONCENTRATIONS OF CREDIT RISK

          As a securities broker and dealer, the Company is engaged in various securities underwriting, brokerage and trading activities. These services are provided to a diverse group of domestic and foreign corporations, governments and institutional and individual investors. A substantial portion of the Company's transactions are collateralized and are executed with and on behalf of institutional investors including other brokers and dealers, commercial banks, insurance companies, pension plans and mutual funds and other financial institutions. The Company's exposure to credit risk associated with the nonperformance of these customers in fulfilling their contractual obligations pursuant to securities and commodities transactions can be directly impacted by volatile or illiquid trading markets which may impair the customers' ability to satisfy their obligations to the Company. The Company attempts to minimize credit risk associated with these activities by monitoring customer credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with or returned to the Company when deemed necessary.


          A significant portion of the Company's securities processing activities includes clearing transactions for specialists, market-makers, risk arbitrageurs, hedge funds and other professional traders. Due to the nature of their operations, which may include significant levels of margin lending and involve short sales and option writing, the Company may have significant credit exposure due to the potential inability of these customers to meet their commitments. The Company seeks to control this risk by monitoring margin collateral levels on a daily basis for compliance with both regulatory and internal guidelines and requesting additional collateral where necessary. Additionally, in order to further control this risk, the Company has developed computerized risk control systems which analyze the customer's sensitivity to major market movements. Where deemed necessary, the Company will require the customer to deposit additional margin collateral, or reduce positions, if it is determined that the customer's activities may be subject to above-normal market risks.

     NON-TRADING DERIVATIVES ACTIVITY

          In order to modify the interest rate characteristics of its long- and short-term debt, the company also engages in non-trading derivatives activities. The Company has issued dollar and foreign currency-denominated debt with both variable and fixed-rate interest payment obligations. The Company has entered into interest rate swaps in order to convert fixed-rate interest payments on its debt obligations into variable-rate payments, primarily based on LIBOR. Interest payment obligations on variable-rate debt obligations may also be modified through interest rate swaps which may change the underlying basis or reset frequency. In addition, for foreign currency debt obligations which are not used to fund assets in the same currency, the Company has entered into currency swap agreements which effectively convert the debt into dollar obligations.

          These financial instruments with off-balance-sheet risk are subject to the same market and credit risks as those which are traded in connection with the Company's market-making and trading activities. The Company has the same controls in place to monitor these risks.

          At June 30, 1995 and 1994, the Company had outstanding interest rate and currency swap agreements with a notional principal amount of $4.2 billion and $3.6 billion, respectively. The interest rate swap agreements entered into reduced net interest expense on the Company's long-term and short-term debt obligations by $21.1 million, $54.4 million and $38.5 million for the fiscal years ended June 30, 1995, 1994 and 1993, respectively. The difference to be received or paid on the swap agreements are included in interest expense as incurred and any related receivable or payable is reflected accordingly as an asset or liability.

     12.  COMMITMENTS AND CONTINGENCIES
     ----------------------------------

     LEASES

          The Company occupies office space under leases which expire at various dates through 2016. The lease commitments include the lease of the Company's headquarters at 245 Park Avenue, New York City which expires on December 31, 2002. At June 30, 1995, future minimum aggregate annual rentals payable under these noncancelable leases (net of subleases) for the fiscal years ending 1996 through 2000 and the aggregate amount thereafter, are as follows:



                  IN THOUSANDS
                  -------------------------------------------
                  FISCAL YEAR
                  1996                               $ 52,495

                  1997                                 50,726

                  1998                                 48,214

                  1999                                 47,072

                  2000                                 42,588

                  Aggregate amount thereafter         155,848
                  ===========================================


          The various leases contain provisions for periodic escalations to the extent of increases in certain operating and other costs. Rental expense, including escalations, under these leases was $73.8 million, $65.3 million, and $60.3 million, for the years ended June 30, 1995, 1994 and 1993, respectively.

     LETTERS OF CREDIT

          At June 30, 1995, the Company is contingently liable for unsecured letters of credit of $1.2 billion and letters of credit of $109.5 million secured by financial instruments which are principally used as deposits for securities borrowed and to satisfy margin deposits at option and commodity exchanges.

     BORROW VERSUS PLEDGE

          At June 30, 1995, US government and agency securities with a market value of approximately $4.0 billion have been pledged against borrowed securities with an approximate market value of $3.7 billion.

     LITIGATION

          In the normal course of business, the Company has been named as a defendant in several lawsuits which involve claims for substantial amounts. Although the ultimate outcome of these suits cannot be ascertained at this time, it is the opinion of management, after consultation with counsel, that the resolution of such suits will not have a material adverse effect on the results of operations or the financial condition of the Company.

     13.  SEGMENT AND GEOGRAPHIC AREA DATA
     -------------------------------------

          The Company is primarily engaged in a single line of business as a securities broker and dealer, which comprises several classes of services, such as principal transactions, agency transactions, and underwriting and investment banking. These activities constitute a single industry segment for purposes of Statement of Financial Accounting Standards No. 14.

     Information regarding the Company's operations are as follows:



      IN THOUSANDS                            1995            1994             1993
      -----------------------------------------------------------------------------
      Foreign revenues                  $    252,825    $   199,461      $   134,349

      Domestic revenues                    3,500,747      3,241,177        2,718,836
      ------------------------------------------------------------------------------
      Consolidated revenues             $  3,753,572    $ 3,440,638      $ 2,853,185
      ==============================================================================
      Foreign income before provision   $      3,147    $    52,461      $     4,450
        for income taxes

      Domestic income before provision
        for income taxes                     384,935        590,338          609,948
      ------------------------------------------------------------------------------
      Consolidated income before
        provision for income taxes      $    388,082    $   642,799      $   614,398
      ==============================================================================
      Foreign assets                    $ 10,428,506    $ 8,925,849      $ 8,229,623

      Domestic assets                     64,168,654     58,466,169       49,209,882
      ------------------------------------------------------------------------------
      Consolidated assets               $ 74,597,160    $67,392,018      $57,439,505
      ==============================================================================


          Because of the international nature of the financial markets and the resultant integration of US and non-US services, it is difficult to precisely separate foreign operations. The Company conducts and manages these activities with a view toward the profitability of the Company as a whole. Accordingly, the foreign operations information is, of necessity, based upon management judgments and internal allocations.

     14.  QUARTERLY INFORMATION (UNAUDITED)
     --------------------------------------

                                                     FIRST        SECOND          THIRD        FOURTH
        IN THOUSANDS, EXCEPT PER SHARE DATA         QUARTER       QUARTER        QUARTER       QUARTER         TOTAL
        ----------------------------------------------------------------------------------------------------------
        FISCAL YEAR ENDED JUNE 30, 1995

        Revenues                                 $  808,425     $ 826,733     $ 1,027,422     $1,090,992    $3,753,572

        Interest expense                            374,800       400,130         439,091        464,494     1,678,515
        --------------------------------------------------------------------------------------------------------------
        Revenues, net of interest expense           433,625       426,603         588,331        626,498     2,075,057
        --------------------------------------------------------------------------------------------------------------
        Non-interest expenses

          Employee compensation and benefits        231,029       223,259         300,243        325,956     1,080,487

          Other                                     145,401       150,236         154,636        156,215       606,488
        --------------------------------------------------------------------------------------------------------------
        Total non-interest expenses                 376,430       373,495         454,879        482,171     1,686,975
        --------------------------------------------------------------------------------------------------------------
        Income before provision for income taxes     57,195        53,108         133,452        144,327       388,082

        Provision for income taxes                   21,734        20,181          50,712         54,844       147,471
        --------------------------------------------------------------------------------------------------------------
        Net income                               $   35,461     $  32,927     $    82,740     $   89,483     $ 240,611
        ==============================================================================================================
        Earnings per share(1)                    $      .23     $     .21     $       .60     $      .65     $    1.70
        ==============================================================================================================
        Cash dividends declared per
          common share                           $      .15     $     .15     $       .15     $      .15     $     .60
        ==============================================================================================================


                                                    FIRST        SECOND         THIRD          FOURTH
        IN THOUSANDS, EXCEPT PER SHARE DATA         QUARTER      QUARTER        QUARTER        QUARTER          TOTAL
        --------------------------------------------------------------------------------------------------------------
        FISCAL YEAR ENDED JUNE 30, 1994

        Revenues                                 $  770,853     $1,001,193    $  898,628      $  769,964    $3,440,638

        Interest expense                            184,753        251,294       246,381         341,438     1,023,866
        --------------------------------------------------------------------------------------------------------------
        Revenues, net of interest expense           586,100        749,899       652,247         428,526     2,416,772
        --------------------------------------------------------------------------------------------------------------
        Non-interest expenses

          Employee compensation and benefits        289,373        379,427       321,042         237,219     1,227,061

          Other                                     118,735        138,558       134,707         154,912       546,912
        --------------------------------------------------------------------------------------------------------------
        Total non-interest expenses                 408,108        517,985       455,749         392,131     1,773,973
        --------------------------------------------------------------------------------------------------------------
        Income before provision for income taxes    177,992        231,914       196,498          36,395       642,799

        Provision for income taxes                   73,689         97,101        81,048           3,996       255,834
        --------------------------------------------------------------------------------------------------------------
        Net income                               $  104,303     $  134,813    $  115,450      $   32,399    $  386,965
        ==============================================================================================================
        Earnings per share(1)                    $      .73     $      .96    $      .84      $     .20     $     2.75
        ==============================================================================================================
        Cash dividends declared per
          common share                           $      .15     $      .15    $      .15      $     .15     $      .60
        ==============================================================================================================

        (1)      The sum of the quarters' earnings per share amounts does not equal the full fiscal years' amounts due to the effect of averaging the number of shares of Common Stock and common stock equivalents throughout the year.
/TABLE

     DELOITTE &
     TOUCHE LLP

     INDEPENDENT AUDITORS' REPORT
     ----------------------------

     To The Board of Directors and Stockholders of the Bear Stearns Companies Inc.:

          We have audited the accompanying consolidated statements of financial condition of The Bear Stearns Companies Inc. and
     Subsidiaries as of June 30, 1995 and 1994, and the related consolidated statements of income, cash flows and changes in stockholders' equity for each of the three years in the period ended June 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Bear Stearns Companies Inc. and Subsidiaries at June 30, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1995 in conformity with generally accepted accounting principles.

     DELOITTE & TOUCHE LLP
     New York, New York
     August 25, 1995

                    PRICE RANGE OF COMMON STOCK AND DIVIDENDS

               The Common Stock of the Company is traded on the NYSE under the symbol BSC. The following table sets forth for the periods indicated the high and low sales prices for the Common Stock, as adjusted to reflect the 5% stock dividend distributed on the Common Stock on May 26, 1995, and the cash dividends declared on the Common Stock.

               As of September 1, 1995, there were 3,621 holders of record of the Company's Common Stock. On September 1, 1995, the last reported sales price of the Company's Common Stock was $21.

               Dividends are payable on January 15, April 15, July 15, and October 15 in each year on the Company's outstanding Adjustable Rate Cumulative Preferred Stock, Series A, Cumulative Preferred Stock, Series B and Cumulative Preferred Stock, Series C (collectively, the "Preferred Stock"). The terms of the Preferred Stock require that all accrued dividends in arrears be paid prior to the payment of any dividend on the Common Stock.

               Since the Company is a holding company, its ability to pay dividends is limited by the ability of its subsidiaries to pay dividends and to make advances to the Company. See the Notes to Consolidated Financial Statements under the caption "Regulatory Requirements" for a further description.



                                                                      Cash Dividends
                                                                           Declared
                                                                          Per Common
                                                        High     Low        Share
      ------------------------------------------------------------------------------
      FISCAL YEAR ENDED JUNE 30, 1994

        First Quarter (through September 24, 1993)   $ 22 7\8  $ 19 3\4     $ .15
        Second Quarter (through December 31, 1993)     23 3\8    18 3\8       .15
        Third Quarter (through March 25, 1994)         22        18 5\8       .15
        Fourth Quarter (through June 30, 1994)         20 1\2    16           .15

      ------------------------------------------------------------------------------
      FISCAL YEAR ENDED JUNE 30, 1995
        First Quarter (through September 30, 1994)   $ 17 1\2  $ 15 1\8     $ .15
        Second Quarter (through December 31, 1994)     15 7\8    14           .15
        Third Quarter (through March 31, 1995)         18        14 7\8       .15
        Fourth Quarter (through June 30, 1995)         22 7\8    17 5\8       .15
