Form 10-K, Exhibit 13
period 1996-06-30
BEAR STEARNS COMPANIES INC
filed 1996-09-27
CIK 777001

EXHIBIT 13


THE BEAR STEARNS COMPANIES INC.

TEN-YEAR SUMMARY OF
SELECTED FINANCIAL DATA



                                                       Fiscal Year    Fiscal Year    Fiscal Year      FiscalYear    Fiscal Year
                                                            Ended           Ended          Ended           Ended          Ended
                                                        April 30,       April 30,       June 30,        June 30,       June 30,
In thousands, except share and employee data                 1987            1988           1989            1990           1991
====================================================================================================================================
OPERATING RESULTS
====================================================================================================================================
Revenues                                             $  1,774,003    $  1,893,678   $  2,364,737    $  2,386,053   $  2,379,953
Interest expense                                          549,998         673,823      1,089,879       1,217,212      1,141,029
- ------------------------------------------------------------------------------------------------------------------------------------
Revenues, net of interest expense                       1,224,005       1,219,855      1,274,858       1,168,841      1,238,924
- ------------------------------------------------------------------------------------------------------------------------------------
Non-interest expenses
   Employee compensation and benefits                     628,997         613,373        627,378         608,291        652,186
   Other                                                  265,883         405,227        360,097         368,018        357,237
- ------------------------------------------------------------------------------------------------------------------------------------
Total non-interest expenses                               894,880       1,018,600        987,475         976,309      1,009,423
- ------------------------------------------------------------------------------------------------------------------------------------

Income before provision for income taxes                  329,125         201,255        287,383         192,532        229,501
Provision for income taxes                                152,652          58,371        114,979          73,164         86,636
- ------------------------------------------------------------------------------------------------------------------------------------
Net income                                           $    173,134(5) $    142,884   $    172,404    $    119,368   $    142,865
- ------------------------------------------------------------------------------------------------------------------------------------
Net income applicable to common shares               $    171,469(5) $    131,972   $    164,621    $    114,877   $    139,028
- ------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================
FINANCIAL POSITION
====================================================================================================================================

Total assets                                         $  25,247,152   $ 32,299,523   $ 36,410,438    $ 31,574,487   $ 39,284,913
Long-term borrowings                                 $     386,830   $    385,854   $    384,873    $    383,890   $    681,846
Stockholders' equity                                 $     938,221   $  1,024,686   $  1,065,699    $  1,076,057   $  1,096,023
Common shares outstanding(2)                           159,985,443    159,702,557    156,850,830     151,420,279    138,803,199
- ------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================
PER SHARE DATA
====================================================================================================================================
Earnings per share(2), (3)                           $        1.07   $        .83   $       1.04    $        .75   $        .98
Cash dividends declared per common share             $         .45   $        .49   $        .49    $        .56   $        .57
Book value per common share(2)                       $        4.93   $       5.53   $       6.33    $       6.73   $       7.35
- ------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================
OTHER DATA
====================================================================================================================================

Return on average common equity                                25.0%           16.2%          17.9%           11.5%          13.6%
Profit margin(4)                                               26.9%           16.5%          22.5%           16.5%          18.5%
Employees                                                   5,715           6,063          5,994           5,732          5,612
- ------------------------------------------------------------------------------------------------------------------------------------

 [TABLE RESTUBBED FROM ABOVE]


                                                       Fiscal Year    Fiscal Year    Fiscal Year      FiscalYear      Fiscal Year
                                                             Ended          Ended          Ended           Ended            Ended
                                                          June 30,       June 30,       June 30,        June 30,         June 30,
In thousands, except share and employee data                  1992           1993           1994            1995             1996
====================================================================================================================================
OPERATING RESULTS
====================================================================================================================================

Revenues                                             $  2,678,933    $  2,853,185   $  3,440,638    $  3,753,572   $   4,963,863
Interest expense                                          834,859         710,086      1,023,866       1,678,515       1,981,171
- ------------------------------------------------------------------------------------------------------------------------------------
Revenues, net of interest expense                       1,844,074       2,143,099      2,416,772       2,075,057       2,982,692
- ------------------------------------------------------------------------------------------------------------------------------------
Non-interest expenses
   Employee compensation and benefits                     909,916       1,037,099      1,227,061       1,080,487       1,469,448
   Other                                                  426,533         491,602        546,912         606,488         678,318
- ------------------------------------------------------------------------------------------------------------------------------------
Total non-interest expenses                             1,336,449       1,528,701      1,773,973       1,686,975       2,147,766
- ------------------------------------------------------------------------------------------------------------------------------------

Income before provision for income taxes                  507,625         614,398        642,799         388,082         834,926
Provision for income taxes                                213,047         251,951        255,834         147,471         344,288
- ------------------------------------------------------------------------------------------------------------------------------------
Net income                                           $    294,578    $    362,447   $    386,965    $    240,611   $     490,638
- ------------------------------------------------------------------------------------------------------------------------------------
Net income applicable to common shares               $    291,350    $    355,696   $    362,592    $    215,474   $     466,145
- ------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================
FINANCIAL POSITION
====================================================================================================================================

Total assets                                         $ 45,768,333    $ 57,439,505   $ 67,392,018    $ 74,597,160   $  92,085,157
Long-term borrowings                                 $  1,040,396    $  1,883,123   $  3,408,096    $  4,059,944   $   6,043,614
Stockholders' equity                                 $  1,276,984    $  1,776,530   $  2,316,566(1) $  2,502,461(1)$   2,895,414(1)
Common shares outstanding(2)                          142,390,426     142,241,455    142,103,257     144,253,301     144,071,156
- ------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================
PER SHARE DATA
====================================================================================================================================
Earnings per share(2), (3)                           $       2.12    $       2.59   $       2.62    $       1.62   $        3.43
Cash dividends declared per common share             $        .65    $        .60   $        .60    $        .60   $         .60
Book value per common share(2)                       $       8.66    $      10.84   $      12.92    $      14.01   $       16.83
- ------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================
OTHER DATA
====================================================================================================================================

Return on average common equity                                27.6%           28.8%          23.3%           13.5%           25.6%
Profit margin(4)                                               27.5%           28.7%          26.6%           18.7%           28.0%
Employees                                                   5,873           6,306          7,321           7,481           7,749
- ------------------------------------------------------------------------------------------------------------------------------------

(1) Includes $150,000 of Exchangeable Preferred Income Cumulative Shares, which were issued by a subsidiary of the Company.
     See Note 8 of Notes to Consolidated Financial Statements.
(2)  Adjusted to reflect stock dividends.
(3)  See Note 1 of Notes to Consolidated Financial Statements.
(4) Represents the ratio of income before provision for income taxes to revenues, net of interest expense.
(5)  Includes extraordinary item, net of income tax benefit, of $3,339.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Company's principal business activities, investment banking, securities trading, and brokerage, are, by their nature, highly competitive and subject to various risks, particularly volatile trading markets and fluctuations in the volume of market activity. Consequently, the Company's net income and revenues in the past have been, and are likely to continue to be, subject to wide fluctuations, reflecting the impact of many factors, including securities market conditions, the level and volatility of interest rates, competitive conditions, and the size and timing of transactions.

================================================================================
                              BUSINESS ENVIRONMENT

The business environment during fiscal 1996 was generally characterized by moderate economic growth and declining interest rates, which contributed to strong domestic equity and fixed income markets, and robust underwriting and merger and acquisition activity. Bond prices rose steadily for most of the year with interest rates falling to their lowest levels in two years. The New York Stock Exchange and the NASDAQ average daily trading volumes reached record levels in fiscal 1996. Additionally, major stock indices, such as the Dow Jones Industrial Average, the Standard & Poor's 500 Index, and the NASDAQ Composite, climbed into new territory, each setting an impressive series of records. These improved financial conditions led to increased investor activity and improved commissions and trading revenues. Additionally, the favorable environment created by rising stock prices and falling interest rates provided a strong investment banking backdrop.

     Financial market conditions during fiscal 1995 were driven by investor concerns regarding the level and direction of inflation and interest rates. During the first half of fiscal 1995 the Federal Reserve Board raised interest rates on three occasions, which impaired investor confidence and resulted in price volatility and declining trading volume in the fixed income markets. In addition, in December 1994, the government of Mexico moved to devalue the peso, which resulted in a significant disruption in the markets for Mexican and other Latin American debt and equity instruments. As a result, commissions, trading, and underwriting revenues derived from the Company's fixed income activities declined, which placed downward pressure on the Company's results of operations during this period.

     The business environment improved dramatically in the latter half of fiscal 1995. As the Federal Reserve Board lowered interest rates, the Dow Jones Industrial Average rose 300 points, and the yield on 30-year treasury bonds dropped 150 basis points. These changes resulted in increased investor activity causing a rise in commissions and trading revenues. While underwriting activity generally continued to decline from prior year levels, there was a significant increase in merger and acquisition activity during this period.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
================================================================================
                              RESULTS OF OPERATIONS

The Company reported net income of $490.6 million, or $3.43 per share, in fiscal 1996, which represented an increase of 103.9% from $240.6 million, or $1.62 per share, in fiscal 1995. The Company reported net income of $387.0 million, or $2.62 per share, in fiscal 1994.

     Revenues, net of interest expense ("net revenues"), increased 43.7% to $3.0 billion in fiscal 1996 from $2.1 billion in fiscal 1995, reflecting increases in all revenue categories. Net revenues in fiscal 1994 amounted to $2.4 billion.

     Commission revenues in fiscal 1996 increased 25.5% to $686.5 million, from $546.9 million in fiscal 1995. Commission revenues derived from retail and institutional investors increased, reflecting higher levels of activity throughout the period. Securities clearance revenues increased, reflecting higher levels of activity and continued growth in the Company's client base. Fiscal 1995 commission revenues improved 13.2% from $483.0 million in fiscal 1994, reflecting higher levels of activity and continued growth of the Company's securities clearance client base.

     Revenues from principal transactions in fiscal 1996 increased 47.1% to $1.2 billion, from $842.6 million in fiscal 1995, reflecting increases in revenues from the Company's fixed income activities, particularly in the mortgage-backed securities, US government, and bankruptcy/high yield areas. These increases reflected a favorable interest rate environment and increased customer demand. Increases were also noted in the Company's equity trading activities, particularly in the convertible bonds and over-the-counter market-making areas. Additionally, revenues from the Company's derivative activities increased, due to expansion of the Company's derivative business. Fiscal 1995 principal transactions revenues decreased 26.8% from $1.2 billion in fiscal 1994, reflecting decreases in revenues from the Company's fixed income activities, partially offset by increases in the Company's equity activities.

     Investment banking revenues in fiscal 1996 increased 74.1% to $607.3 million, from $348.9 million in fiscal 1995. Underwriting revenues increased, due to increases in volume most notably from investment- and non-investment-grade debt, common equity, and municipal issuances. Merger and acquisition fees also increased, reflecting both increased activity and growth in the Company's market share. Fiscal 1995 investment banking revenues decreased 29.3% from $493.7 million in fiscal 1994, reflecting decreases in underwriting revenues, due to lower new issue volume. The decrease in investment banking revenues was partially offset by increases in merger and acquisition and advisory fees.

     Net interest and dividends (revenues from interest and net dividends less interest expense) in fiscal 1996 increased 33.5% to $412.1 million, from $308.8 million in fiscal 1995, principally due to the large increase in customer margin debt and growth in customer securities lending activities associated with the Company's clearance business. Net interest and dividends in fiscal 1995 increased 18.3% from $261.1 million in fiscal 1994, reflecting higher levels of interest-earning assets due to favorable equity market conditions and an increase in the Company's securities clearance client base.

     Employee compensation and benefits in fiscal 1996 increased 36.0% to $1.5 billion, from $1.1 billion in fiscal 1995. The increase was principally attributable to increased incentive and discretionary bonuses associated with the increase in net revenues and earnings in fiscal 1996. Employee compensation and benefits, as a percentage of net revenues, decreased to 49.3% for fiscal 1996, from 52.1% in fiscal 1995. Employee compensation and benefits in fiscal 1995 decreased 11.9% from $1.2 billion in fiscal 1994, reflecting decreased discretionary and incentive bonuses associated with the decrease in net revenues and earnings in fiscal 1995.

     Other non-interest expenses in fiscal 1996 increased 11.8% to $678.3 million, from $606.5 million in fiscal 1995. Floor brokerage, exchange, and clearance fees increased 18.8% in fiscal 1996, reflecting the increase in the volume of securities transactions processed during the fiscal year. The balance of other non-interest expenses increased 10.3% in fiscal 1996, primarily reflecting increases in depreciation and amortization, communications expenses, and professional fees. Other non-interest expenses in fiscal 1995 increased 10.9% from $546.9 million in fiscal 1994, principally reflecting expansion of the Company's business activities.

     The increase in the Company's effective tax rate to 41.2% in fiscal 1996, from 38.0% in fiscal 1995, was principally attributable to increases in state and local taxes. The effective tax rate in fiscal 1995 decreased, from 39.8% in fiscal 1994, due to proportionately higher levels of tax preference items and lower levels of pre-tax earnings.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
================================================================================
                                  LIQUIDITY AND
                                CAPITAL RESOURCES

                               Financial Leverage

The Company maintains a highly liquid balance sheet with a majority of the Company's assets consisting of marketable securities inventories, which are marked to market daily, and collateralized receivables arising from customer-related and proprietary securities transactions. Collateralized receivables consist of resale agreements secured predominantly by US government and agency securities, and customer margin loans and securities borrowed, which are typically secured by marketable corporate debt and equity securities. The nature of the Company's business as a securities dealer requires it to carry significant levels of securities inventories in order to meet its customer and proprietary trading needs. Additionally, the Company's role as a financial intermediary for customer activities which it conducts on a principal basis, together with its customer-related activities attributable to its clearance business, result in significant levels of customer-related balances, including customer margin debt, securities lending, and repurchase activity. Accordingly, the Company's total assets and financial leverage can fluctuate significantly depending largely upon economic and market conditions, volume of activity, customer demand, and underwriting commitments.

     The Company's total assets at June 30, 1996 had increased to $92.1 billion from $74.6 billion at June 30, 1995. The increase is primarily attributable to the growth in securities purchased under agreements to resell, financial instruments owned, and securities borrowed. The Company funded this increase with secured borrowings (principally repurchase agreements), unsecured commercial paper and medium-term notes, and an increase in the Company's capital, including long-term borrowings and stockholders' equity.

     The Company's ability to support increases in total assets is a function of its ability to obtain short-term secured and unsecured funding and its access to sources of long-term capital. The Company continuously monitors the adequacy of its capital base which is a function of asset quality and liquidity. Highly liquid assets such as US government and agency securities typically are funded by the use of repurchase agreements and securities lending arrangements, which require very low levels of margin. In contrast, assets of lower quality or liquidity require higher levels of overcollateralization, or margin, and consequently increased levels of capital, in order to obtain secured financing. Accordingly, the mix of assets being held by the Company significantly influences the amount of leverage the Company can employ and the adequacy of its capital base.

                                Funding Strategy

The Company's general funding strategy provides for the diversification of its short-term funding sources in order to maximize liquidity. Sources of short-term funding consist principally of collateralized borrowings, including repurchase transactions and securities lending arrangements, customer free credit balances, unsecured commercial paper, medium-term notes, and bank borrowings generally having maturities from overnight to one year. Repurchase transactions, whereby securities are sold with a commitment for repurchase by the Company at a future date, represent the dominant component of secured short-term funding. The Company continued to increase its utilization of medium-term note financing during fiscal 1996 in order to extend maturities and achieve additional diversification of its funding sources. In addition to short-term funding sources, the Company utilizes long-term senior debt, including medium-term notes, as a longer term source of unsecured financing.

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

     As part of the Company's alternative funding strategy, the Company regularly monitors and analyzes the size, composition, and liquidity characteristics of the assets being financed and evaluates its liquidity needs in light of current market conditions and available funding alternatives. A key factor in this analysis is determining margin levels for each asset category that may be required by a lender in providing secured financing in accordance with legal and regulatory guidelines and market practices. The next component of the analysis is the determination of the estimated length of time that would be required to convert the asset into cash, based upon the depth of the market in which the asset is traded versus the size of the position, assuming conventional settlement periods. For each class of assets, the Company categorizes the

                      MANAGEMENT'S DISCUSSION AND ANALYSIS


margin requirement by maturity from overnight to in excess of one year. The Company attempts to match the schedule of its liabilities with its prospective funding needs in terms of timing and amount.

     Through the use of this analysis, the Company can continuously evaluate the adequacy of its equity base and the schedule of maturing term-debt supporting its present asset levels. The Company can then seek to adjust its maturity schedule, as necessary, in light of market conditions and funding alternatives.

     As part of the Company's alternative funding strategy, the Company maintains a committed revolving-credit facility (the "facility") totaling $2.0 billion which permits borrowing on a secured basis by Bear, Stearns & Co. Inc. ("Bear Stearns"), Bear, Stearns Securities Corp. ("BSSC"), and certain affiliates. The facility provides that up to $1.0 billion of the total facility may be borrowed by the Company on an unsecured basis. Secured borrowings can be collateralized by both investment-grade and non-investment-grade financial instruments. In addition, this agreement provides for defined margin levels on a wide range of eligible financial instruments that may be pledged under the secured portion of the facility. There were no borrowings outstanding under the facility at June 30, 1996.

                                Capital Resources

The Company conducts a substantial portion of all of its operating activities within its regulated broker-dealer subsidiaries Bear Stearns, BSSC, Bear, Stearns International Limited ("BSIL"), and Bear Stearns International Trading Limited ("BSIT"). In connection therewith, a substantial portion of the Company's long-term borrowings and equity has been used to fund investments in, and advances to, Bear Stearns, BSSC, BSIL, and BSIT. The Company regularly monitors the nature and significance of those assets or activities conducted outside the broker-dealer subsidiaries and attempts to fund such assets with either capital or borrowings having maturities consistent with the nature and liquidity of the assets being financed.

     During fiscal 1996 the Company expanded its long-term borrowing base to $6.0 billion through the issuance of $2.7 billion of long-term debt, which along with the growth in retained earnings, increased total capital to $8.9 billion. The increases in the Company's long-term borrowings and equity capital base reflect both the availability of long-term financing opportunities and the growth in the Company's balance sheet and liquidity needs.

     At June 30, 1996, the Company's long-term debt ratings were as follows:

- --------------------------------------------------------------------------------
            Moody's Investors Services            A2
            Standard & Poor's Rating Group        A
            IBCA Inc.                             A+
            Thomson BankWatch                     AA-
- --------------------------------------------------------------------------------


     The Company's Capital Accumulation Plan for Senior Managing Directors (the "CAP Plan") allows participants to defer portions of their annual compensation and ultimately to receive shares of the Company's Common Stock in satisfaction thereof. In connection with the CAP Plan, during the fiscal year ended June 30, 1996, the Company repurchased a total of 8,513,944 shares of Common Stock through open market transactions at a cost of approximately $187.2 million. During the year ended June 30, 1996, a total of 8,262,120 shares were credited to the participants of the CAP Plan in consideration of the related compensation deferrals and earnings thereon at a cost of approximately $181.7 million. The Company intends, subject to market conditions, to continue to purchase in future periods a sufficient number of shares of Common Stock in the open market to enable the Company to issue shares in respect of all compensation deferred and any additional amounts allocated to participants under the CAP Plan.

     On July 30, 1996, the Company announced the adoption of a Stock Repurchase Plan (the "Repurchase Plan"). The Repurchase Plan allows for the purchase of up to $250.0 million of Common Stock from time to time, in the open market or otherwise, at prices then prevailing. Purchases of shares under the Repurchase Plan will be in addition to any shares regularly purchased under the CAP Plan. As of August 26, 1996, there have been no purchases under the Repurchase Plan.

                                   Cash Flows

Cash and cash equivalents decreased to $127.8 million at the end of fiscal 1996, from $700.5 million at the end of fiscal 1995, a decrease of $572.7 million. Fiscal 1995 year-end cash and cash equivalents increased $405.9 million from $294.6 million at the end of fiscal 1994. Fiscal 1994 year-end cash

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

and cash equivalents decreased $23.3 million from $317.9 million at the end of fiscal 1993. Cash provided from financing activities was primarily used to support the growth in operating activities in each of the three fiscal years.

     Cash used in operating activities in fiscal 1996 was $3.6 billion. The usage was primarily attributable to increases in securities purchased under agreements to resell of $5.6 billion, securities borrowed of $5.0 billion, and financial instruments owned of $4.7 billion. This increase was partially offset by increases in customer payables of $5.7 billion, and securities sold under agreements to repurchase of $3.8 billion.

     Cash used in operating activities in fiscal 1995 was $823.1 million. The usage was primarily attributable to increases in financial instruments owned of $7.1 billion and securities borrowed of $3.6 billion, partially offset by increases in financial instruments sold, but not yet purchased of $2.9 billion and in securities sold under agreements to repurchase of $2.7 billion, and decreases in cash and securities deposited with clearing organizations or segregated in compliance with Federal regulations of $1.7 billion and customer receivables of $1.3 billion.

     Cash used in operating activities in fiscal 1994 was $3.4 billion and was primarily attributable to increases in securities borrowed of $4.4 billion, customer receivables of $2.3 billion, and securities purchased under agreements to resell of $3.5 billion. These were offset by an increase in customer payables of $3.3 billion and securities sold under agreements to repurchase of $4.8 billion.

     Cash provided by financing activities in each of the three fiscal years ended June 30, 1996, 1995, and 1994 was primarily attributable to increased net borrowings which were used to support the Company's growth over the same periods while taking advantage of favorable long-term financing opportunities.

     Investing activities in fiscal 1996 used $203.5 million primarily for purchases of $134.3 million of investment securities and other assets, as well as purchases of $88.9 million of property, equipment, and leasehold improvements.

     Investing activities in fiscal 1995 used $69.2 million of cash primarily for purchases of $100.3 million of property, equipment, and leasehold improvements, partially offset by proceeds of $32.3 million from the sale of investment securities and other assets.

     Investing activities in fiscal 1994 used $66.1 million in cash, primarily for purchases of $80.9 million of property, equipment, and leasehold improvements and $17.2 million of investment securities and other assets, partially offset by proceeds of $31.9 million from the sale of investment securities and other assets.

                             Regulated Subsidiaries

As registered broker-dealers, Bear Stearns and BSSC are subject to the net capital requirements of the Securities and Exchange Commission, the New York Stock Exchange, Inc., and the Commodity Futures Trading Commission, which are designed to measure the general financial soundness and liquidity of broker-dealers. Bear Stearns and BSSC have consistently operated in excess of the minimum net capital requirements imposed by these agencies. BSIL and BSIT, London-based broker-dealer subsidiaries, are subject to the regulatory capital requirements of the Securities and Futures Authority, a self-regulatory organization established pursuant to the United Kingdom Financial Services Act of 1986. BSIL and BSIT have consistently operated in compliance with these capital adequacy requirements.

                   Merchant Banking and High Yield Securities

As part of the Company's merchant banking activities, it participates from time to time in principal investments in leveraged acquisitions. As part of these activities, the Company originates, structures and invests in merger, acquisition, restructuring, and leveraged capital transactions, including leveraged buyouts. The Company's principal investments in these transactions are generally made in the form of equity investments or subordinated loans and have not required significant levels of capital investment. At June 30, 1996 the Company held direct equity investments in 13 leveraged transactions with an aggregate carrying value of approximately $24.6 million. The Company did not make any significant direct investments in leveraged acquisitions during fiscal 1996.

     As part of the Company's fixed income securities activities, the Company participates in the trading and sale of high yield, non-investment-grade debt securities, non-investment-grade mortgage loans, and the securities of companies that are the subject of pending bankruptcy proceedings (collectively "high yield securities"). Non-investment-grade mortgage loans are principally secured by residential properties and include both non-performing loans and real estate owned. At June 30, 1996 and 1995, the Company held in inventory approximately $1.5 billion and $2.0 billion, respectively, of high yield securities. These investments generally involve greater risk than investment-grade debt securities due to credit

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

considerations, liquidity of secondary trading markets, and vulnerability to general economic conditions. The level of the Company's high yield securities inventories, and the impact of such activities upon the Company's results of operations, can fluctuate from period to period as a result of customer demands and economic and market considerations. Bear Stearns' Risk Committee continuously monitors exposure to market and credit risk with respect to high yield securities inventories and establishes limits with respect to overall market exposure and concentrations of risk by both individual issuer and industry group.

                        Derivative Financial Instruments

Derivative financial instruments represent contractual commitments between counterparties which derive their value from changes in the underlying interest rate, currency exchange rate, index (e.g., S&P 500), reference rate (e.g., LIBOR), or asset value referenced in the related contract. Some derivatives, such as futures contracts, certain options, and indexed referenced warrants can be traded on an exchange. Other derivatives, such as interest rate and currency swaps, caps, floors, collars, and swaptions, equity swaps and options, structured notes, and forward contracts are negotiated in the over-the-counter markets. Derivatives generate both on- and off-balance sheet considerations depending on the nature of the contract.

     The Company is engaged as a dealer in over-the-counter derivatives and, accordingly, enters into transactions involving derivative instruments as part of its customer-related and proprietary trading activities. The Company's dealer activities require it to make markets and trade a variety of derivative instruments. In connection with these activities, the Company attempts to mitigate its exposure to market risk by entering into essentially offsetting hedging transactions which may include over-the-counter derivative contracts or the purchase or sale of interest-bearing securities, equity securities, financial futures, and forward contracts. The Company also utilizes derivative instruments in order to hedge proprietary market-making and trading activities. In this regard, the utilization of derivative instruments is designed to reduce or mitigate market risks associated with holding dealer inventories or in connection with arbitrage-related trading activities. The Company also utilizes interest rate and currency swaps to hedge its fixed-rate debt issuances as part of its asset and liability management.

     In connection with the Company's dealer activities, the Company formed Bear Stearns Financial Products Inc. ("BSFP") and Bear Stearns Trading Risk Management Inc. ("BSTRM"). BSFP and BSTRM were established to provide clients with a AAA-rated counterparty offering a wide range of global fixed income and equity derivative products. Additionally, the Company is able to provide either a termination or continuation structure.

     As of June 30, 1996 and 1995, respectively, the Company had notional/contract amounts of $288.2 billion and $127.8 billion of derivative financial instruments, of which $69.2 billion and $17.3 billion were listed futures and option contracts. The aggregate notional/contract value of derivative contracts is a reflection of the level of activity and does not represent the amounts that are recorded in the Consolidated Statements of Financial Condition. The Company's derivative financial instruments, which are used to either hedge trading positions or are part of its derivative dealer activities, are marked to fair value. Fair value on exchange-traded derivative financial instruments is based upon quoted market values, while over-the-counter derivative financial instruments are generally valued at mid-market, based upon dealer price quotations and valuation pricing models. Valuation pricing models consider time value and volatility factors underlying each of the financial instruments, as well as other relevant economic factors such as market, credit, and liquidity risk. The unrealized gains or losses are recorded in net income.

     Unrealized gains and losses on derivative financial instruments used to hedge the Company's long-term debt issuances are deferred, and related income and expense is recorded on an accrual basis, together with the interest expense incurred on the underlying debt instrument. The Company hedges its long-term debt issuances principally by converting fixed-rate instruments to floating-rate debt, generally based on LIBOR, using interest rate swaps. This strategy allows the Company to manage interest rate exposure on its assets and liabilities, and has enabled the Company to reduce its interest expense by $15.9 million, $21.1 million, and $54.4 million during fiscal years 1996, 1995, and 1994, respectively.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

     Exposures to market risk arising from derivative financial instruments are often similar to the market risks of cash securities. The Company actively manages its market risk profile through the use of pricing and risk management models. These techniques include projecting the effects of potential changes, such as the level or volatility of interest and foreign exchange rates or equity prices, on the Company's derivative portfolio, in order to measure market risk sensitivity.

     Credit risk from derivative financial instruments arises from the potential failure of counterparties to perform in accordance with the terms of their contracts. The Company's exposure to credit risk associated with counterparty non-performance is measured by the current replacement cost of derivative contracts in a gain position, net of any related collateral held. The Company attempts to control its exposure to credit risk arising from derivatives by adhering to an established credit approval process, including the establishment of credit limits and the use of credit enhancement techniques. Such techniques include requiring the posting of collateral to secure replacement cost exposures or, in the event of a counterparty being downgraded, requiring the posting of additional collateral or the termination of the contract. The Company also attempts to obtain master netting agreements which provide protection in the event of counterparty default by allowing for the net settlement of open obligations. Credit exposures are monitored on a daily basis and are analyzed to verify that current and potential credit exposures are within prescribed limits. For further discussion of the Company's derivative activities and the associated risks, see Note 11 to the Consolidated Financial Statements.


================================================================================
                                 RISK MANAGEMENT

The Company's exposure to market risk is directly related to its role as a financial intermediary in customer-related transactions and to its proprietary trading and arbitrage activities. As a financial intermediary, the Company often acts as principal in customer-related transactions in financial instruments, which exposes the Company to the risk of market price movements. The Company seeks to manage this risk by entering into hedging transactions designed to offset the market risk the Company has taken for its customers.

     The Company also engages in proprietary trading and arbitrage activities. The Company makes dealer markets in investment-grade corporate debt and equity securities, non-investment-grade corporate debt securities, US government and agency securities, mortgages and mortgage-backed securities, and municipal bonds. In connection therewith, the Company may be required to maintain significant inventories in order to ensure availability and facilitate customer order flow. The Company attempts to hedge its exposure to market risk with respect to its dealer inventories by entering into essentially offsetting transactions, including options, futures, and forward contracts, designed to reduce or mitigate the Company's market risk profile. Additionally, the Company marks to market its securities inventories daily, and regularly monitors the aging of inventory positions.

     The Company's arbitrage activities are designed to take advantage of market price discrepancies between securities trading in different markets or between related products or derivative securities. Arbitrage activities involve maintaining offsetting positions in other financial instruments. In many instances, the Company may be required to purchase or sell derivative financial instruments as part of the arbitrage of a cash market security. These transactions may involve forward-settling transactions such as forwards or futures, where the objective may be to capture differences in the time value of money, or option transactions, which seek to capture differences between the expected and actual volatility of the underlying instrument.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS


     In addition to those specific methods discussed above, the Company takes other risk management measures. These measures include daily profit and loss statements, position reports, and weekly meetings of Bear Stearns' Risk Committee, composed of Senior Managing Directors of the various trading departments and chaired by Alan C. Greenberg, Chairman of the Board of the Company and of Bear Stearns. In addition, the Company's Risk Management Department, together with departmental management principally consisting of Senior Managing Directors who have day-to-day responsibility for management oversight, review the age and composition of their departments' proprietary accounts and the profits and losses of each portfolio on a daily basis. This is to ensure that trading strategies are being adhered to within acceptable risk parameters. Additionally, trading department management reports positions, profits and losses, and trading strategies to the Risk Committee on a weekly basis. The Company utilizes highly automated analytical systems in order to monitor the Company's risk profile and enhance management oversight.

     Bear Stearns' Credit Policy Committee and its subcommittee, the Global Credit Committee, establish and review appropriate credit limits for institutional customers. The Credit Policy Committee is primarily composed of Senior Managing Directors who are generally management personnel not involved in the operations of the departments seeking credit approval for customers. The Credit Policy Committee is scheduled to meet weekly and establishes policies and guidelines, which the Global Credit Committee enforces by setting credit limits and by monitoring exposure for customers seeking repurchase and resale agreement facilities, derivative financial instruments, and other forms of secured and unsecured credit, including derivative contracts.

================================================================================

                              EFFECTS OF INFLATION

Since the Company's assets are primarily recorded at their current market value, they are not significantly affected by inflation. However, the rate of inflation affects the Company's expenses, such as employee compensation, office leasing costs, and communications charges, which may not be readily recoverable in the price of services offered by the Company. To the extent that inflation causes interest rates to rise and has other effects on the securities markets and on the value of securities held in inventory, it may adversely affect the Company's financial position and results of operations.


================================================================================
                              EFFECTS OF STATEMENTS
                             OF FINANCIAL ACCOUNTING
                                    STANDARDS

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, ("SFAS 125"). SFAS 125 introduces the financial-components approach which results in the recognition of financial assets based upon control and the derecognition of financial assets when control has been surrendered.

     SFAS 125 requires that, in cases where the secured party has taken control, debtors reclassify financial assets that are pledged as collateral and that secured parties recognize those assets and their obligation to return them. If the secured party is permitted to sell or repledge such collateral on reverse repurchase agreements where the debtor does not have the right to redeem the collateral on short notice, the secured party shall recognize the collateral as its assets and also the obligation to return it. Based on this approach, SFAS 125 will affect the current accounting for reverse repurchase and repurchase agreements and securities lending transactions. This statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. The effect of the Company adopting SFAS 125 cannot be determined at this time.

                           THE 1996 FINANCIAL REPORT


                                              THE BEAR STEARNS COMPANIES INC.
                                             Consolidated Statements of Income

                                                                                     Fiscal Year       Fiscal Year       Fiscal Year
                                                                                           Ended             Ended             Ended
   In thousands, except share data                                                 June 30, 1996     June 30, 1995     June 30, 1994
- ------------------------------------------------------------------------------------------------------------------------------------
                                                         REVENUES
                                                         ========


   Commissions                                                                      $    686,548      $    546,939      $    482,988
   Principal transactions                                                              1,239,697           842,575         1,150,890
   Investment banking                                                                    607,338           348,886           493,739
   Interest and dividends                                                              2,393,266         1,987,297         1,284,982
   Other income                                                                           37,014            27,875            28,039
- ------------------------------------------------------------------------------------------------------------------------------------
   Total revenues                                                                      4,963,863         3,753,572         3,440,638
   Interest expense                                                                    1,981,171         1,678,515         1,023,866
- ------------------------------------------------------------------------------------------------------------------------------------
        Revenues, net of interest expense                                              2,982,692         2,075,057         2,416,772
- ------------------------------------------------------------------------------------------------------------------------------------


                                                   NON-INTEREST EXPENSES
                                                   =====================

   Employee compensation and benefits                                                  1,469,448         1,080,487         1,227,061
   Floor brokerage, exchange and clearance fees                                          129,509           109,040            98,592
   Communications                                                                         92,827            85,711            75,406
   Occupancy                                                                              85,899            83,247            76,317
   Depreciation and amortization                                                          69,878            59,274            47,984
   Advertising and market development                                                     56,797            57,036            52,693
   Data processing and equipment                                                          34,305            33,650            27,404
   Other expenses                                                                        209,103           178,530           168,516
- ------------------------------------------------------------------------------------------------------------------------------------
        Total non-interest expenses                                                    2,147,766         1,686,975         1,773,973
- ------------------------------------------------------------------------------------------------------------------------------------
   Income before provision for income taxes                                              834,926           388,082           642,799
   Provision for income taxes                                                            344,288           147,471           255,834
- ------------------------------------------------------------------------------------------------------------------------------------
   Net income                                                                       $    490,638      $    240,611      $    386,965
====================================================================================================================================
   Net income applicable to common shares                                           $    466,145      $    215,474      $    362,592
====================================================================================================================================
   Earnings per share                                                               $       3.43      $       1.62      $       2.62
====================================================================================================================================
   Weighted average common and
   common equivalent shares outstanding                                              141,766,713       140,719,983       141,176,539
====================================================================================================================================

   See Notes to Consolidated Financial Statements.

                           THE 1996 FINANCIAL REPORT


                                              THE BEAR STEARNS COMPANIES INC.
                                      Consolidated Statements of Financial Condition

   In thousands, except share data                                                            June 30, 1996  June 30, 1995
- ---------------------------------------------------------------------------------------------------------------------------
                                                          ASSETS
                                                          ======


   Cash and cash equivalents                                                                   $    127,847   $    700,501
   Cash and securities deposited with clearing organizations
     or segregated in compliance with Federal regulations                                         1,702,124      1,309,573
   Securities purchased under agreements to resell                                               24,517,275     18,940,744
   Securities borrowed                                                                           29,611,207     24,632,088
   Receivables:
     Customers                                                                                    7,976,373      5,993,772
     Brokers, dealers, and others                                                                   811,391        578,676
     Interest and dividends                                                                         305,725        227,069
   Financial instruments owned, at fair value                                                    26,222,134     21,509,498
   Property, equipment, and leasehold improvements, net of accumulated depreciation
     and amortization of $318,657 and $257,199 in 1996 and 1995, respectively                       331,924        312,867
   Other assets                                                                                     479,157        392,372
- ---------------------------------------------------------------------------------------------------------------------------
        Total Assets                                                                           $ 92,085,157   $ 74,597,160
- ---------------------------------------------------------------------------------------------------------------------------


                                           LIABILITIES AND STOCKHOLDERS' EQUITY
                                           ====================================


   Short-term borrowings                                                                       $  9,867,619   $  8,570,777
   Securities sold under agreements to repurchase                                                33,353,899     29,584,724
   Payables:
     Customers                                                                                   21,905,015     16,236,611
     Brokers, dealers, and others                                                                 1,847,599      1,167,311
     Interest and dividends                                                                         448,121        311,101
   Financial instruments sold, but not yet purchased, at fair value                              13,916,581     11,241,118
   Accrued employee compensation and benefits                                                       712,962        469,189
   Other liabilities and accrued expenses                                                         1,094,333        453,924
- ---------------------------------------------------------------------------------------------------------------------------
                                                                                                 83,146,129     68,034,755
- ---------------------------------------------------------------------------------------------------------------------------

   Commitments and contingencies

   Long-term borrowings                                                                           6,043,614      4,059,944
- ---------------------------------------------------------------------------------------------------------------------------
   Preferred Stock issued by subsidiary                                                             150,000        150,000
- ---------------------------------------------------------------------------------------------------------------------------


                                                   STOCKHOLDERS' EQUITY
                                                   ====================


   Preferred Stock                                                                                  437,500        437,500
   Common Stock, $1.00 par value; 200,000,000 shares authorized;
     159,803,764 shares and 152,202,724 shares issued in 1996 and 1995, respectively                159,804        152,203
   Paid-in capital                                                                                1,696,217      1,557,237
   Retained earnings                                                                                694,108        430,330
   Capital Accumulation Plan                                                                        471,191        344,338
   Treasury stock, at cost
     Preferred Stock: 2,341,350 shares and 2,118,550 shares in 1996 and 1995, respectively          (95,389)       (85,507)
     Common Stock: 41,664,729 shares and 34,866,529 shares in 1996 and 1995, respectively          (598,217)      (458,193)
   Note receivable from ESOP trust                                                                  (19,800)       (25,447)
- ---------------------------------------------------------------------------------------------------------------------------
        Total Stockholders' Equity                                                                2,745,414      2,352,461
- ---------------------------------------------------------------------------------------------------------------------------
        Total Liabilities and Stockholders' Equity                                             $ 92,085,157   $ 74,597,160
===========================================================================================================================

   See Notes to Consolidated Financial Statements.

                           THE 1996 FINANCIAL REPORT


                                              THE BEAR STEARNS COMPANIES INC.
                                           Consolidated Statements of Cash Flows

                                                                                 Fiscal Year      Fiscal Year    Fiscal Year
                                                                                       Ended            Ended          Ended
   In thousands                                                                June 30, 1996    June 30, 1995  June 30, 1994
- -----------------------------------------------------------------------------------------------------------------------------
                                           CASH FLOWS FROM OPERATING ACTIVITIES
                                           ====================================

   Net income                                                                   $    490,638   $    240,611   $    386,965
   Adjustments to reconcile net income to cash used in operating activities:
     Depreciation and amortization                                                    69,878         59,274         47,984
     Deferred income taxes                                                              (189)       (11,488)       (63,381)
     Other                                                                            61,474         28,351         (9,414)
     (Increases) decreases in operating receivables:
       Securities borrowed                                                        (4,979,119)    (3,558,880)    (4,351,804)
       Brokers, dealers, and others                                                 (232,715)       401,776         35,616
       Customers                                                                  (1,982,601)     1,272,837     (2,312,205)
       Other                                                                         (74,530)       (65,253)       (85,730)
     Increases (decreases) in operating payables:
       Brokers, dealers, and others                                                  675,016        330,678     (1,324,645)
       Customers                                                                   5,668,404       (151,321)     3,349,552
       Other                                                                         137,020         23,775        109,378
     (Increases) decreases in:
       Cash and securities deposited with clearing organizations or
         segregated in compliance with Federal regulations                          (392,551)     1,680,375       (697,956)
       Securities purchased under agreements to resell                            (5,576,531)       575,020     (3,477,107)
       Financial instruments owned                                                (4,712,636)    (7,065,580)       795,307
       Other assets                                                                    7,091        (20,605)       165,322
     Increases (decreases) in:
       Securities sold under agreements to repurchase                              3,769,175      2,721,602      4,804,768
       Financial instruments sold, but not yet purchased                           2,675,463      2,889,860       (622,581)
       Accrued employee compensation and benefits                                    207,023       (146,346)       108,491
       Other liabilities and accrued expenses                                        636,188        (27,739)      (227,934)
- -----------------------------------------------------------------------------------------------------------------------------
   Cash used in operating activities                                              (3,553,502)      (823,053)    (3,369,374)
- -----------------------------------------------------------------------------------------------------------------------------

                                           CASH FLOWS FROM FINANCING ACTIVITIES
                                           ====================================

   Net proceeds from issuance of Cumulative Preferred Stock                                                         96,689
   Net proceeds from issuance of Preferred Stock by subsidiary                                                     145,000
   Net proceeds from short-term borrowings                                         1,296,842        710,466      1,741,417
   Issuance of long-term borrowings                                                2,654,134      1,040,090      1,795,979
   Capital Accumulation Plan                                                         181,702         87,560        137,084
   Common Stock distributions                                                          6,497         18,088          3,733
   Note repayment from ESOP trust                                                      5,647          5,229          4,841
   Payments for:
     Retirement of Senior Notes                                                     (674,000)      (400,300)      (273,000)
     Retirement of Subordinated Notes                                                                               (1,000)
     Treasury Stock purchases                                                       (191,474)       (70,373)      (147,763)
   Cash dividends paid                                                               (95,001)       (92,642)       (90,769)
- -----------------------------------------------------------------------------------------------------------------------------
   Cash provided by financing activities                                           3,184,347      1,298,118      3,412,211
- -----------------------------------------------------------------------------------------------------------------------------

                                           CASH FLOWS FROM INVESTING ACTIVITIES
                                           ====================================


   Purchases of property, equipment, and leasehold improvements                      (88,935)      (100,334)       (80,855)
   Purchases of investment securities and other assets                              (134,321)        (1,172)       (17,192)
   Proceeds from sale of investment securities and other assets                       19,757         32,338         31,928
- -----------------------------------------------------------------------------------------------------------------------------
   Cash used in investing activities                                                (203,499)       (69,168)       (66,119)
- -----------------------------------------------------------------------------------------------------------------------------
   Net (decrease) increase in cash and cash equivalents                             (572,654)       405,897        (23,282)
   Cash and cash equivalents, beginning of year                                      700,501        294,604        317,886
- -----------------------------------------------------------------------------------------------------------------------------
   Cash and cash equivalents, end of year                                       $    127,847   $    700,501   $    294,604
=============================================================================================================================
   Non-cash financing activities totaled $7,522, $2,250, and $1,947 for the years ended June 30, 1996, 1995, and 1994, respectively.

   See Notes to Consolidated Financial Statements.

                           THE 1996 FINANCIAL REPORT


                                               THE BEAR STEARNS COMPANIES INC.
                                Consolidated Statements of Changes in Stockholders' Equity
                                                                                                Treasury Stock
                                                                                              -------------------
                                                                                              Adjustable
                  Adjustable                                                                     Rate
                     Rate                                                                     Cumulative
                  Cumulative   Cumulative    Cumulative                                       Preferred
                  Preferred    Preferred     Preferred                                          Stock
                     Stock,      Stock,        Stock,      Common                     Capital   Series     Common  Note
                 Series A-$50 Series B-$200 Series C-$200  Stock                      Accumu-    A-$50     Stock   Receivable
In thousands,     Liquidation  Liquidation   Liquidation   $1 Par  Paid-In   Retained  lation  Liquidation  $1 Par  from ESOP
except share data Preference   Preference    Preference    Value   Capital   Earnings  Plan    Preference   Value   Trust
- ---------------------------------------------------------------------------------------------------------------------------------
Balance, June
30, 1993          $150,000    $187,500     $             $131,507 $1,225,557 $328,414 $138,331 $(85,507) $ (263,755)$(35,517)

Net income                                                                    386,965

Cash
  dividends
  declared:

  Common
  ($ .60 per
  share)                                                                      (67,150)

  Preferred                                                                   (24,667)

Issuance of
  Cumulative
  Preferred
  Stock,
  Series C                                  100,000                   (3,311)

Purchase of
  treasury stock:

  Common Stock
  (7,477,587
  shares)                                                                                                  (149,710)

Common Stock
  issued out
  of treasury
  (416,769
  shares)                                                              1,150                                  2,583

Income tax
  benefits
  attributable
  to Common Stock
  issued out of
  treasury                                                             2,251

5% stock
  dividends
  (13,457,916
  shares)                                                  13,458    221,419 (234,877)

Note repayment
  from ESOP
  trust                                                                                                                4,841

Allocations
  under Capital
  Accumulation
  Plan                                                                                 137,084
- --------------------------------------------------------------------------------------------------------------------------------
Balance, June
  30, 1994         150,000     187,500      100,000       144,965  1,447,066  388,685  275,415  (85,507)   (410,882) (30,676)
- --------------------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

                           THE 1996 FINANCIAL REPORT


                                               THE BEAR STEARNS COMPANIES INC.
                                Consolidated Statements of Changes in Stockholders' Equity

                                                                                                Treasury Stock
                                                                                              -------------------
                                                                                              Adjustable
                  Adjustable                                                                     Rate
                     Rate                                                                     Cumulative
                  Cumulative   Cumulative    Cumulative                                       Preferred
                  Preferred    Preferred     Preferred                                          Stock
                     Stock,      Stock,        Stock,      Common                     Capital   Series     Common  Note
                 Series A-$50 Series B-$200 Series C-$200  Stock                      Accumu-    A-$50     Stock   Receivable
In thousands,     Liquidation  Liquidation   Liquidation   $1 Par  Paid-In   Retained  lation  Liquidation  $1 Par  from ESOP
except share data Preference   Preference    Preference    Value   Capital   Earnings  Plan    Preference   Value   Trust
- ---------------------------------------------------------------------------------------------------------------------------------
Balance, June
  30, 1994         150,000     187,500      100,000       144,965  1,447,066  388,685  275,415  (85,507)   (410,882) (30,676)

Net income                                                                    240,611

Cash
  dividends
  declared:

  Common
  ($ .60 per
  share)                                                                      (67,475)

  Preferred                                                                   (25,137)

Purchase of
  treasury stock:

  Common Stock
  (4,293,726
  shares)                                                                                                   (72,915)

Common Stock
  issued out
  of treasury
  (2,561,732
  shares)                                                              6,475           (18,637)              25,604

Income tax
  benefits
  attributable
  to Common Stock
  issued out of
  treasury                                                             4,674

5% stock
  dividend
  (7,237,630
  shares)                                                   7,238     99,022 (106,354)

Note repayment
  from ESOP
  trust                                                                                                                5,229

Allocations
  under Capital
  Accumulation
  Plan                                                                                  87,560
- --------------------------------------------------------------------------------------------------------------------------------
Balance, June
  30, 1995        $150,000    $187,500     $100,000      $152,203 $1,557,237 $430,330 $344,338 $(85,507)  $(458,193)$(25,447)
- --------------------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

                           THE 1996 FINANCIAL REPORT

                                               THE BEAR STEARNS COMPANIES INC.
                                Consolidated Statements of Changes in Stockholders' Equity
                                                                                                Treasury Stock
                                                                                              -------------------
                                                                                              Adjustable
                  Adjustable                                                                     Rate
                     Rate                                                                     Cumulative
                  Cumulative   Cumulative    Cumulative                                       Preferred
                  Preferred    Preferred     Preferred                                          Stock
                     Stock,      Stock,        Stock,      Common                     Capital   Series     Common  Note
                 Series A-$50 Series B-$200 Series C-$200  Stock                      Accumu-    A-$50     Stock   Receivable
In thousands,     Liquidation  Liquidation   Liquidation   $1 Par  Paid-In   Retained  lation  Liquidation  $1 Par  from ESOP
except share data Preference   Preference    Preference    Value   Capital   Earnings  Plan    Preference   Value   Trust
- -------------------------------------------------------------------------------------------------------------------------------
Balance, June
  30, 1995        $150,000    $187,500     $100,000      $152,203 $1,557,237 $430,330 $344,338 $(85,507)  $(458,193)$(25,447)

Net income                                                                    490,638

Cash
  dividends
  declared:

  Common
  ($ .60 per
  share)                                                                      (70,293)

  Preferred                                                                   (24,493)

Issuance of
  Cumulative
  Preferred
  Stock,
  Series B

Purchase of
  treasury stock:

  Adjustable
  Rate Cumulative
  Preferred
  Stock,
  Series A
  (222,800
  shares)                                                                                        (9,882)

  Common Stock
  (8,513,944
  shares)                                                                                                  (186,863)

Common Stock
  issued out
  of treasury
  (3,289,549
  shares)                                                              9,213           (54,849)              46,839

Income tax
  benefits
  attributable
  to Common Stock
  issued out of
  treasury                                                             5,294

5% stock
  dividend
  (7,601,040
  shares)                                                   7,601    124,473 (132,074)

Note repayment
  from ESOP
  trust                                                                                                                5,647

Allocations
  under Capital
  Accumulation
  Plan                                                                                 181,702
- --------------------------------------------------------------------------------------------------------------------------------
Balance, June
  30, 1996        $150,000    $187,500     $100,000      $159,804 $1,696,217 $694,108 $471,191 $(95,389)  $(598,217)$(19,800)
================================================================================================================================

See Notes to Consolidated Financial Statements.

                        THE BEAR STEARNS COMPANIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



================================================================================
                                       -1-
                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

                              Basis of Presentation

The consolidated financial statements include the accounts of The Bear Stearns Companies Inc. and its subsidiaries (the "Company"). All material intercompany transactions and balances have been eliminated. Certain prior year amounts have been reclassified to conform with the current year's presentation or restated for the effects of stock dividends. The consolidated financial statements are prepared in conformity with generally accepted accounting principles which require management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from these estimates.

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

                              Financial Instruments

Proprietary securities and commodities transactions, commission revenues, and related expenses are recorded on a trade date basis. Financial instruments owned and financial instruments sold, but not yet purchased, including contractual commitments arising pursuant to futures, forward and option contracts, interest rate swaps, and other derivative contracts are recorded at fair value with the resulting net unrealized gains and losses reflected in net income.

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

     Equity securities acquired as a result of leveraged acquisition transactions are reflected in the financial statements at their initial cost until significant transactions or developments indicate that a change in the carrying value of the securities is appropriate. Generally the carrying values of these securities will be increased only in those instances where market values are readily ascertainable by reference to substantial transactions occurring in the marketplace. Reductions in the carrying value of these securities are made in the event that the Company's estimate of net realizable value has declined below the carrying value.

                             Securities Transactions

Customer transactions are recorded on a settlement date basis, which is generally three business days after trade date, while the related commission revenues and expenses are recorded on a trade date basis.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     Collateralized Securities Transactions

Transactions involving purchases of securities under agreements to resell ("reverse repurchase agreements") or sales of securities under agreements to repurchase ("repurchase agreements") are treated as collateralized financing transactions and are recorded at their contracted resale or repurchase amounts plus accrued interest. It is the Company's policy to take possession of securities with a market value in excess of the principal amount loaned plus accrued interest, in order to collateralize reverse repurchase agreements. Similarly, the Company is required to provide securities to counterparties in order to collateralize repurchase agreements. The Company's agreements with counterparties generally contain contractual provisions to allow for additional collateral to be obtained, or excess collateral returned, when necessary. It is the Company's policy to value collateral daily and to obtain additional collateral or retrieve excess collateral from counterparties when deemed appropriate.

     Securities borrowed and securities loaned are recorded at the amount of cash collateral advanced or received. Securities borrowed transactions require the Company to deposit cash, letters of credit, or other collateral with the lender. With respect to securities loaned, the Company receives collateral in the form of cash or other financial instruments. The amount of collateral required to be deposited for securities borrowed or received for securities loaned is an amount generally in excess of the market value of the applicable securities borrowed or loaned. The Company monitors the market value of securities borrowed and loaned on a daily basis, with additional collateral obtained or refunded as necessary.

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

                                  Income Taxes

The Company and certain of its wholly owned subsidiaries file a consolidated federal income tax return. The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Under SFAS 109, deferred income taxes are provided based upon the net tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities. In addition, deferred income taxes are determined using the enacted tax rates and laws which will be in effect when the related temporary differences are expected to be reversed.

                               Earnings Per Share

Earnings per share is computed by dividing net income applicable to Common and Common Equivalent Shares by the weighted average number of Common and Common Equivalent Shares outstanding during each period presented. Common Equivalent Shares include the assumed distribution of shares of Common Stock issuable under certain of the Company's deferred compensation arrangements, with appropriate adjustments made to net income for expense accruals related thereto. Additionally, shares of Common Stock issued or issuable under various employee benefit plans are included as Common Equivalent Shares.

                             Statement of Cash Flows

For purposes of the Consolidated Statements of Cash Flows, the Company has defined cash equivalents as liquid investments not held for sale in the ordinary course of business with original maturities of three months or less. Cash payments for interest approximated interest expense for the years ended June 30, 1996, 1995, and 1994. Income taxes paid totaled $279.0 million, $125.6 million, and $276.6 million for the fiscal years ended June 30, 1996, 1995, and 1994, respectively.

================================================================================
                                       -2-
                                  FAIR VALUE OF
                              FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires the Company to report the fair value of financial instruments, as defined. Approximately 99.1% of the Company's assets and 99.6% of the Company's liabilities are carried at fair value or contracted amounts which approximate fair value.

     Financial instruments owned and financial instruments sold, but not yet purchased are carried at fair value. Assets

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

which are recorded at contracted amounts approximating fair value consist largely of short-term secured receivables, and include reverse repurchase agreements, securities borrowed, and certain other receivables. Similarly, the Company's short-term liabilities pursuant to bank loans, commercial paper, medium-term notes, repurchase agreements, securities loaned, and certain other payables are recorded at contracted amounts approximating fair value. These instruments generally have variable interest rates or short-term maturities, in many cases overnight, and, accordingly, are not materially affected by changes in interest rates.

     The estimated market value of the Company's long-term borrowings, based upon market rates of interest available to the Company at June 30, 1996 for debt obligations of similar maturity, was approximately $6.0 billion, which is less than the aggregate carrying value by approximately $27.8 million. However, the Company enters into interest rate swaps and other transactions designed to either convert its fixed rate debt into floating rates or otherwise hedge its exposure to interest rate movements. Accordingly, unrecognized gains and losses on interest rate swaps and other transactions hedging the Company's long-term borrowings substantially offset the effect of changes in interest rates on the fair value of the Company's long-term borrowings. For discussion of the Company's financial instruments with off-balance sheet risk see Note 11.

================================================================================
                                       -3-
                              FINANCIAL INSTRUMENTS

Financial instruments owned and financial instruments sold, but not yet purchased consist of the Company's proprietary trading and investment accounts, at fair value, as follows:

 In thousands                                     June 30, 1996   June 30, 1995
- --------------------------------------------------------------------------------
 FINANCIAL INSTRUMENTS OWNED:
 US government and agency                           $ 8,258,074     $ 8,688,713
 Other sovereign governments                            656,699       1,256,859
 State and municipal                                    149,697         100,224
 Corporate equity and convertible debt                8,492,570       5,235,219
 Corporate debt                                       4,739,512       2,723,564
 Derivative financial instruments                     1,855,617       1,223,258
 Mortgages and other mortgage-backed securities       1,796,322       1,771,735
 Other                                                  273,643         509,926
- --------------------------------------------------------------------------------
                                                    $26,222,134     $21,509,498
- --------------------------------------------------------------------------------


 FINANCIAL INSTRUMENTS SOLD, BUT
 NOT YET PURCHASED:
 US government and agency                           $ 5,502,459     $ 6,111,612
 Other sovereign governments                            964,808         765,230
 Corporate equity and convertible debt                4,482,426       2,424,455
 Corporate debt                                         877,576         781,792
 Derivative financial instruments                     2,088,621       1,155,527
 Other                                                      691           2,502
- --------------------------------------------------------------------------------
                                                    $13,916,581     $11,241,118
================================================================================

Financial instruments sold, but not yet purchased represent obligations of the Company to deliver the specified financial instrument at the contracted price, and thereby create a liability to repurchase the financial instrument in the market at prevailing prices. Accordingly, these transactions result in off-balance sheet risk as the Company's ultimate obligation to satisfy the sale of financial instruments sold, but not yet purchased may exceed the amount recognized in the Consolidated Statements of Financial Condition.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================
                                       -4-
                              SHORT-TERM FINANCING


The Company's short-term financing is generally obtained on a secured basis through the use of repurchase agreements and securities lending arrangements. Additionally, the Company obtains short-term financing on an unsecured basis through the issuance of commercial paper, medium-term notes, and bank loans. Repurchase agreements are collateralized principally by US government and agency securities. Securities lending arrangements are typically secured by corporate equity and debt securities, utilizing both securities owned by the Company and customers' securities. The interest rates on such short-term borrowings reflect money market rates of interest at the time of the transactions.

     At both June 30, 1996 and 1995, the Company had outstanding $33.4 billion and $29.6 billion of repurchase agreements. During the years ended June 30, 1996 and 1995, the weighted average interest rates on the repurchase agreements were 5.41% and 5.30%, respectively. The weighted average rates at June 30, 1996 and 1995 were 5.15% and 6.10%, respectively.

     Short-term borrowings at June 30, 1996 and 1995, included $651.1 million and $731.2 million, respectively, of bank loans. During the years ended 1996 and 1995, the weighted average interest rates on such bank loans were 5.40% and 5.44%, respectively. The weighted average rates at June 30, 1996 and 1995 were 5.33% and 7.24%, respectively.

     Borrowings made under the Company's commercial paper programs were $4.3 billion and $3.9 billion, respectively. During the years ended June 30, 1996 and 1995, the weighted average interest rates on such borrowings were 5.66% and 5.38%, respectively. The weighted average rates at June 30, 1996 and 1995 were 5.33% and 6.07%, respectively.

     At June 30, 1996 and 1995, the Company had outstanding $4.9 billion and $3.9 billion, respectively, principal amount of Medium-Term Notes maturing from six to eighteen months from the date of issue. The Medium-Term Notes generally bear interest at variable rates based upon the London Interbank Offered Rate ("LIBOR"). During the years ended June 30, 1996 and 1995, the weighted average interest rates on the Medium-Term Notes were 5.85% and 5.64%, respectively. The weighted average rates at June 30, 1996 and 1995 were 5.55% and 6.29%, respectively.

================================================================================
                                       -5-
                              LONG-TERM BORROWINGS

Long-term borrowings at June 30 consisted of the following:

   In thousands                                             1996            1995
- --------------------------------------------------------------------------------
   Floating-Rate Notes due 1995 to 2030               $  924,129      $  865,148
   Fixed-Rate Senior Notes due 1996 to 2005;
     interest rates ranging from 5 3/4% to 9 3/8%      2,568,696       1,946,232
   Medium-Term Notes and Other                         2,550,789       1,248,564
- --------------------------------------------------------------------------------
                                                      $6,043,614      $4,059,944
================================================================================

     The Floating-Rate Notes are unsecured and bear interest at rates primarily related to LIBOR. For those Floating-Rate Notes which are not based upon LIBOR, the Company has entered into interest rate swaps and certain other transactions in order to convert them into floating rates based upon LIBOR. During the years ended June 30, 1996 and 1995, the weighted average effective interest rates on the Floating-Rate Notes were 6.29% and

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6.00%, respectively. The weighted average effective interest rates on the Floating-Rate Notes at June 30, 1996 and 1995 were 5.85% and 6.43%, respectively.

     The Company has entered into interest rate swaps and certain other transactions in order to convert its Fixed-Rate Senior Notes into floating rates based upon LIBOR. The weighted average effective interest rates on the Company's Senior Notes during the years ended June 30, 1996 and 1995 were 6.45% and 6.30%, respectively. The weighted average effective interest rates on the Company's Senior Notes at June 30, 1996 and 1995 were 6.01% and 6.68%, respectively.

     The Company's Medium-Term Notes have maturities ranging from 18 months to 30 years from the date of issue and bear interest at either a fixed-rate or a variable-rate primarily based upon LIBOR. During the years ended June 30, 1996 and 1995, the weighted average interest rates on the Medium-Term Notes were 6.11% and 6.03%, respectively. The weighted average interest rates on the Company's Medium-Term Notes at June 30, 1996 and 1995 were 5.81% and 6.46%, respectively.

     Maturities of long-term borrowings at June 30, 1996 consisted of the following:

              In thousands
          -----------------------------------------------
              FISCAL YEAR
              1997                         $   955,892
              1998                           1,527,603
              1999                             515,036
              2000                             594,370
              2001                           1,203,904
              Thereafter                     1,246,809
          -----------------------------------------------
                                           $ 6,043,614
          -----------------------------------------------

     Instruments governing certain indebtedness of the Company contain various covenants, the most significant of which require the maintenance of minimum levels of stockholders' equity by the Company, Bear Stearns, and BSSC. At June 30, 1996, the Company, Bear Stearns, and BSSC were in compliance with all covenants contained in these various debt agreements.


================================================================================
                                       -6-
                                  INCOME TAXES

The provision (benefit) for income taxes for the fiscal years ended June 30 consisted of:

   In thousands                       1996            1995            1994
- --------------------------------------------------------------------------------
   Current:
     Federal                     $ 212,686       $ 103,944       $ 206,010
     State and local               108,652          40,681          83,746
     Foreign                        23,139          14,334          29,459
- --------------------------------------------------------------------------------
                                   344,477         158,959         319,215
- --------------------------------------------------------------------------------
   Deferred:
     Federal                         2,596          (8,322)        (43,265)
     State and local                (2,785)         (3,166)        (20,116)
- --------------------------------------------------------------------------------
                                      (189)        (11,488)        (63,381)
- --------------------------------------------------------------------------------
                                 $ 344,288       $ 147,471       $ 255,834
================================================================================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Significant components of the Company's deferred tax assets (liabilities) as of June 30 were as follows:


   In thousands                            1996            1995            1994
- --------------------------------------------------------------------------------
   Deferred tax assets:
     Deferred compensation            $ 214,484       $ 153,564       $ 121,463
     Valuation reserves                  77,047          38,154          41,089
     Other                               13,264           5,833           1,470

- --------------------------------------------------------------------------------
   Total deferred tax assets          $ 304,795       $ 197,551       $ 164,022
- --------------------------------------------------------------------------------

   Deferred tax liabilities:
     Real estate partnership          $ (82,314)      $ (60,893)      $ (51,348)
     Unrealized appreciation            (98,787)         (4,864)         (8,432)
     Depreciation                       (19,026)        (19,266)         (7,985)
     Accrued dividends                   (7,781)         (4,343)         (1,572)
     Other                               (6,898)        (18,385)        (16,373)

- --------------------------------------------------------------------------------
   Total deferred tax liabilities     $(214,806)      $(107,751)      $ (85,710)
- --------------------------------------------------------------------------------
   Net deferred tax asset             $  89,989       $  89,800       $  78,312
================================================================================


     Undistributed earnings of foreign subsidiaries, which would be subject to additional income taxes if repatriated, were not material as of June 30, 1996. No deferred federal income taxes have been provided for these undistributed earnings as the Company intends to permanently reinvest earnings of foreign subsidiaries. In the event these undistributed earnings are repatriated, the amount of potential federal income tax is not expected to be material.

A reconciliation of the statutory federal income tax rate and the Company's effective tax rate is as follows:

                                 Fiscal Year     Fiscal Year     Fiscal Year
                                       Ended           Ended           Ended
                               June 30, 1996   June 30, 1995   June 30, 1994
- --------------------------------------------------------------------------------
 Statutory rate                         35.0%           35.0%           35.0%
 State and local income taxes,
   net of federal benefit                8.5             6.3             6.4
 Dividend exclusion                     (1.9)           (3.6)           (1.1)
 Other, net                             (0.4)            0.3            (0.5)

- --------------------------------------------------------------------------------
                                        41.2%           38.0%           39.8%
================================================================================

This reconciliation table does not include approximately $5.3 million, $4.7 million, and $2.3 million of income tax benefits attributable to the distribution of Common Stock under the Capital Accumulation Plan for Senior Managing Directors, as amended (the "CAP Plan"), other deferred compensation plans, and the exercise of stock options, credited directly to paid-in capital, for fiscal 1996, 1995, and 1994, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


================================================================================
                                       -7-
                             REGULATORY REQUIREMENTS

Bear Stearns and BSSC, a wholly owned subsidiary of Bear Stearns, are registered broker-dealers and, accordingly, are subject to Securities and Exchange Commission Rule 15c3-1 (the "Net Capital Rule") and the capital rules of the New York Stock Exchange, Inc. ("NYSE") and other principal exchanges of which Bear Stearns and BSSC are members. Bear Stearns and BSSC have consistently operated in excess of the minimum net capital requirements imposed by the capital rules. Included in the computation of net capital of Bear Stearns is net capital of BSSC in excess of 5% of aggregate debit items arising from customer transactions, as defined. At June 30, 1996, Bear Stearns' net capital, as defined, of $1.15 billion exceeded the minimum requirement by $1.12 billion.

     BSIL and certain other wholly owned London-based subsidiaries are subject to regulatory capital requirements of the Securities and Futures Authority, a self-regulatory organization established pursuant to the United Kingdom Financial Services Act of 1986. BSIL and the other subsidiaries have consistently operated in excess of these requirements.

     The regulatory rules referred to above, and certain covenants contained in various instruments governing indebtedness of the Company, Bear Stearns, and other regulated subsidiaries, may restrict the Company's ability to withdraw capital from its regulated subsidiaries, which in turn could limit the Company's ability to pay dividends. At June 30, 1996, approximately $1.7 billion of net assets of consolidated subsidiaries were restricted as to the payment of cash dividends and advances to the Company.

================================================================================
                                       -8-
                                 PREFERRED STOCK

                             Preferred Stock Issued
                       by The Bear Stearns Companies Inc.

     The Company issued 3.0 million shares of Adjustable Rate Cumulative Preferred Stock, Series A (the "Preferred Stock"). The Preferred Stock has a liquidation preference of $50 per share and is entitled to dividends, on a cumulative basis, at a rate equal to 135 basis points below the highest of the Treasury Bill Rate, the Ten Year Constant Maturity Rate and the Thirty Year Constant Maturity Rate, as defined; however, the dividend rate for any dividend period may not be less than 5.50% per annum, nor greater than 11.00% per annum. The Company may redeem the Preferred Stock, either in whole or in part, at a redemption price of $50 per share plus accumulated and unpaid dividends. The weighted average dividend rate on the Preferred Stock was 5.65% during the year ended June 30, 1996. During the year ended June 30, 1996 the Company repurchased 222,800 shares at a cost of approximately $9.9 million. At June 30, 1996 the Company held 2,341,350 shares of Preferred Stock in treasury.

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

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

================================================================================
                                       -9-
                             EMPLOYEE BENEFIT PLANS

The Company has a qualified noncontributory profit sharing plan covering substantially all employees. Contributions are made at the discretion of management in amounts that relate to the Company's level of income before provision for income taxes. The Company's expense related to the profit sharing plan for the years ended June 30, 1996, 1995, and 1994 was $11.1 million, $4.5 million, and $7.5 million, respectively.

     The Company maintains a non-qualified defined contribution retirement plan covering substantially all account executives. The plan provides for retirement benefits to be paid based upon a percentage of each participant's compensation and the performance of certain participant-selected investment options for benefits accrued. The Company's expense for this plan for the years ended June 30, 1996, 1995, and 1994 was $7.2 million, $4.5 million, and $3.8 million, respectively.

     The Company maintains a $40 million leveraged employee stock ownership plan (the "ESOP") covering substantially all full time employees. Pursuant to the terms of a Brokerage and Loan Agreement, the Company advanced funds to the ESOP trust to acquire shares of Common Stock in open market transactions. Advances made under the ESOP Note (the "Note") bear interest at a rate of 8.00% per annum. The Note is repayable in seven annual principal installments which commenced December 31, 1992. The Note is expected to be repaid through a combination of contributions by the Company and dividends on the shares of Common Stock held by the ESOP trust. The note receivable from the ESOP trust is reflected as a reduction in the Company's stockholders' equity. The Company's expense related to the ESOP for the years ended June 30, 1996, 1995, and 1994 was $6.2 million, $6.0 million, and $6.2 million, respectively.

================================================================================
                                      -10-
                              EMPLOYEE STOCK PLANS

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

     During the years ended June 30, 1996, 1995, and 1994, participants deferred compensation of approximately $139.7 million, $71.8 million, and $120.6 million, respectively. During the years ended June 30, 1996, 1995, and 1994, the Company recognized expense of approximately $36.7 million, $20.9 million, and $13.3 million, respectively, attributable to CAP Units or cash credited to participants' deferred compensation accounts with respect to earnings adjustments. During September 1995, 245,456 CAP Units were credited to participants' deferred compensation accounts with respect to the deferrals made during fiscal year 1995. As of July 1, 1996, pursuant to the terms of the CAP Plan, 8,016,664 CAP Units were credited to participants' deferred compensation accounts with respect to the deferrals made during fiscal year 1996. The aggregate number of shares of

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Common Stock distributable pursuant to the Company's obligation for CAP Units at June 30, 1996, 1995, and 1994 was approximately 25.9 million, 21.1 million, and
16.9 million, respectively. Compensation deferred pursuant to the CAP Plan and allocated to participants' deferred compensation accounts in the form of CAP Units is shown as a separate component of the Company's stockholders' equity.

                              Performance Unit Plan

Effective January 1, 1993, the Company established the Performance Unit Plan (the "PUP Plan") and granted 7.3 million Performance Units to eligible employees. Each Performance Unit gave the participant solely an unsecured right to receive an amount in cash or stock equal to the Company's annual pre-tax income or loss per share, as defined by the PUP Plan, net of an adjustment which reflects changes in the Company's book value per common share (the "PUP earnings adjustment"). Effective June 30, 1994, the PUP Plan was terminated. During the year ended June 30, 1994, the Company incurred costs of $3.3 million attributable to the PUP earnings adjustment. The number of Earnings Units credited for the years ended June 30, 1994 was 180,299. In October 1994, 456,900 shares of Common Stock were distributed to the participants in satisfaction of the Company's obligations thereunder.

                                Stock Option Plan

The Company has a stock option plan providing for the issuance of up to 10.9 million shares of Common Stock to certain key employees of the Company. On August 17, 1989, the Company granted stock options for 2.4 million shares of Common Stock with an exercise price of $9 5/8. As of June 30, 1994, there were 1,575,831 options outstanding. These options were all exercised during the fiscal year ended June 30, 1995.

================================================================================

                                      -11-
                           FINANCIAL INSTRUMENTS WITH
                             OFF-BALANCE SHEET RISK

The Company, in its capacity as a dealer in over-the-counter derivative financial instruments and in connection with its proprietary market-making and trading activities, enters into transactions in a variety of cash and derivative financial instruments in order to reduce its exposure to market, currency and interest rate risk. SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments," defines a derivative as a future, forward, swap, or option contract, or other financial instruments with similar characteristics such as caps, floors, and collars. Generally these financial instruments represent future commitments to exchange interest payment streams or currencies or to purchase or to sell other financial instruments at specific terms at specified future dates. Option contracts provide the holder with the right, but not the obligation, to purchase or sell a financial instrument at a specific price before or on an established date. These financial instruments may have market and/or credit risk in excess of amounts recorded in the Consolidated Statements of Financial Condition.

     The Company's principal transactions revenues, including derivatives, by reporting categories are as follows:


                                Fiscal Year     Fiscal Year     Fiscal Year
                                      Ended           Ended           Ended
   In thousands               June 30, 1996   June 30, 1995   June 30, 1994
- --------------------------------------------------------------------------------

   Fixed income                  $  677,475      $  473,704      $  738,248
   Equity                           389,898         306,326         320,504
   Foreign exchange & other
     derivative financial
     instruments                    172,324          62,545          92,138

- --------------------------------------------------------------------------------
                                 $1,239,697      $  842,575      $1,150,890
================================================================================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                   Market Risk

Derivative financial instruments involve varying degrees of off-balance-sheet market risk whereby changes in the level or volatility of interest rates, foreign currency exchange rates, or market values of the underlying financial instruments or commodities may result in changes in the value of the financial instrument, in excess of the amounts currently reflected in the Consolidated Statements of Financial Condition. The Company's exposure to market risk is influenced by a number of factors, including the relationships among financial instruments with off-balance sheet risk, and between financial instruments with off-balance sheet risk and the Company's proprietary securities and commodities inventories, as well as the volatility and liquidity in the markets in which the financial instruments are traded. In many cases, the use of financial instruments serves to modify or offset market risk associated with other transactions and, accordingly, serves to decrease the Company's overall exposure to market risk. The Company attempts to control its exposure to market risk arising from the use of these financial instruments through the use of hedging strategies and various analytical monitoring techniques. In order to measure derivative activity, notional or contract amounts are frequently utilized. Notional/contract amounts, which are not included on the balance sheet, are used to calculate contractual cash flows to be exchanged and are generally not actually paid or received, with the exception of currency swaps, foreign exchange forwards, and exercised options. The notional/contract amounts of financial instruments that give rise to off-balance sheet market risk are indicative only of the extent of involvement in the particular class of financial instrument and are not necessarily an indication of overall market risk.


The following table represents the notional/contract amounts of the Company's outstanding derivative financial instruments at June 30, 1996 and 1995:


   In billions                                    June 30, 1996   June 30, 1995
- --------------------------------------------------------------------------------
   Interest Rate:
     Swap agreements, including options, swaptions,
       caps, collars, and floors                        $ 175.2          $ 68.0
     Futures contracts                                     60.5            15.4
     Options held                                           3.0              .5
     Options written                                        3.1

   Foreign Exchange:
     Futures contracts                                      2.3              .7
     Forward contracts                                      7.9             4.7
     Options held                                           3.2             2.1
     Options written                                        3.3             1.8

   Mortgage-Backed Securities:
     Forward contracts                                     23.0            28.1

   Equity:
     Swap agreements                                        3.8             3.0
     Futures contracts                                       .5              .3
     Options held                                           1.1             1.6
  Options written                                           1.3             1.6
================================================================================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                   Fair Value

The derivative instruments used in the Company's trading and dealer activities, as described further in Note 1, are marked to market daily with the resulting gains or losses recorded in the Consolidated Statements of Financial Condition and the related income or loss reflected in revenues derived from principal transactions.

The fair values of derivative financial instruments held or issued for trading purposes as of June 30, 1996 and 1995 were as follows:

                                                      June 30, 1996                    June 30, 1995
- ---------------------------------------------------------------------------------------------------------------------------
   In millions                                    Assets     Liabilities          Assets     Liabilities
- ---------------------------------------------------------------------------------------------------------------------------
   Swap agreements                                  $678            $846            $587            $492
   Futures and forward contracts                     280             307             209             181
   Options held                                      897                             427
   Options written                                                   968                             483

The average monthly fair values of the derivative financial instruments for the fiscal years ended June 30, 1996 and 1995 were as follows:

                                                     June 30, 1996                    June 30, 1995
- ---------------------------------------------------------------------------------------------------------------------------
   In millions                                    Assets     Liabilities          Assets     Liabilities
- ---------------------------------------------------------------------------------------------------------------------------
   Swap agreements                                  $611            $698            $598            $398
   Futures and forward contracts                     286             275             131             120
   Options held                                      704                             393
   Options written                                                   795                             262

The majority of the Company's transactions with off-balance sheet risk are short-term in duration with a weighted average maturity of approximately 2.22 years and 2.25 years at June 30, 1996 and 1995, respectively. The remaining maturities for notional/contract amounts outstanding for derivative financial instruments are as follows:


                                  Less than         1 to 3          3 to 5    Greater than
   In billions (except percentages)  1 Year          Years           Years         5 Years           Total
- ---------------------------------------------------------------------------------------------------------------------------
   Swap agreements                  $ 83.7           $41.0           $28.0           $26.3          $179.0
   Futures contracts                  50.2            10.5             2.6                            63.3
   Forward contracts                  30.9                                                            30.9
   Options held                        6.7                                              .6             7.3
   Options written                     6.9                                              .8             7.7
- ---------------------------------------------------------------------------------------------------------------------------
   Total                            $178.4           $51.5           $30.6           $27.7          $288.2
   Percent of total                   61.9%           17.9%           10.6%            9.6%            100%
===========================================================================================================================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   Credit Risk

The notional/contract amounts of these instruments do not represent the Company's potential risk of loss due to counterparty nonperformance. Credit risk arises from the potential inability of counterparties to perform in accordance with the terms of the contract. The Company's exposure to credit risk associated with counterparty nonperformance is limited to the net replacement cost of over-the-counter contracts in a gain position, which are recognized in the Company's Consolidated Statements of Financial Condition. Exchange-traded financial instruments, such as futures and options, generally do not give rise to significant counterparty exposure due to the margin requirements of the individual exchanges. Options written generally do not give rise to counterparty credit risk since they obligate the Company (not its counterparty) to perform.
     The Company has controls in place to monitor credit exposures by limiting transactions with specific counterparties and assessing the future creditworthiness of counterparties. The Company also seeks to control credit risk by following an established credit approval process, monitoring credit limits, and requiring collateral where appropriate. Additionally, the Company attempts to obtain master netting agreements which provide protection in the event of counterparty default by allowing for the net settlement of open obligations.
     The following table summarizes the credit quality of the Company's trading-related derivatives by showing counterparty credit ratings for the replacement cost (net of $414.8 million of collateral) of contracts in a gain position at June 30, 1996:

                 In millions
          ---------------------------------------------------
                 RATING              NET REPLACEMENT COST
                 AAA                               $ 48.0
                 AA                                  86.1
                 A                                   93.2
                 BBB                                 25.6
                 BB and lower                         2.6
                 Non-rated                           21.3
          ---------------------------------------------------

                               Customer Activities

The Company's clearance activities for customers and correspondents ("customers") involve the execution, settlement, and financing of various customer securities and commodities transactions. Customer securities activities are transacted on either a cash or margin basis and customer commodity transactions are generally transacted on a margin basis subject to various exchange regulations. In connection with these activities, the Company executes and clears customer transactions involving the sale of securities not yet purchased ("short sales") and the writing of option contracts. These transactions may expose the Company to off-balance sheet risk in the event the customer is unable to fulfill its contracted obligations and margin requirements are not sufficient to fully cover losses which customers may incur. In the event the customer fails to satisfy its obligations, the Company may be required to purchase or sell financial instruments at prevailing market prices in order to fulfill the customer's obligations.

     The Company seeks to control the risks associated with its customer activities by requiring customers to maintain margin collateral in compliance with various regulatory and internal guidelines. The Company monitors required margin levels daily and, pursuant to such guidelines, requires the customers to deposit additional collateral, or reduce positions, when necessary. The Company also establishes credit limits for customers engaged in commodity futures activities that are monitored daily. With respect to the Company's correspondent clearing activities, introducing correspondent brokers are required to guarantee the performance of their customers in meeting contracted obligations.

     The Company's customer-financing and securities-settlement activities may require the Company to pledge customer securities as collateral in support of various secured-financing sources such as bank loans, securities loaned, and repurchase agreements and to satisfy margin deposits of various exchanges. In the event the counterparty is unable to meet its contracted obligation to return customer securities pledged as collateral, the Company may be exposed to the risk of acquiring the securities at prevailing market prices in order to satisfy its customer obligations. The Company controls this risk by monitoring the market value of securities pledged on a daily basis and by requiring adjustments of collateral levels, when deemed appropriate, in the event of excess market exposure. Moreover, the Company establishes credit limits for such activities and monitors compliance on a daily basis.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                          Concentrations of Credit Risk

As a securities broker and dealer, the Company is engaged in various securities underwriting, brokerage, and trading activities. These services are provided to a diverse group of domestic and foreign corporations, governments, and institutional and individual investors. A substantial portion of the Company's transactions are collateralized and are executed with, and on behalf of, institutional investors including other brokers and dealers, commercial banks, insurance companies, pension plans and mutual funds, and other financial institutions. The Company's exposure to credit risk, associated with the nonperformance of these customers in fulfilling their contractual obligations pursuant to securities and commodities transactions, can be directly impacted by volatile or illiquid trading markets which may impair the customers' ability to satisfy their obligations to the Company. The Company attempts to minimize credit risk associated with these activities by monitoring customer credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with or returned to the Company when deemed appropriate. A significant portion of the Company's securities processing activities includes clearing transactions for specialists, market-makers, risk arbitrageurs, hedge funds, and other professional traders. Due to the nature of their operations, which may include significant levels of margin lending and involve short sales and option writing, the Company may have significant credit exposure due to the potential inability of these customers to meet their commitments. The Company seeks to control this risk by monitoring margin collateral levels on a daily basis for compliance with both regulatory and internal guidelines and, requesting additional collateral where necessary. Additionally, in order to further control this risk, the Company has developed computerized risk control systems which analyze the customer's sensitivity to major market movements. When deemed necessary, the Company will require the customer to deposit additional margin collateral, or to reduce positions, if it is determined that the customer's activities may be subject to above-normal market risks.

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

     At June 30, 1996 and 1995, the Company had outstanding interest rate and currency swap agreements with notional principal amounts of $6.0 billion and $4.2 billion, respectively. The interest rate swap agreements entered into reduced net interest expense on the Company's long-term and short-term debt obligations by $15.9 million, $21.1 million, and $54.4 million for the fiscal years ended June 30, 1996, 1995, and 1994, respectively. The difference to be received or paid on the swap agreements is included in interest expense as incurred and any related receivable or payable is reflected accordingly as an asset or liability.

================================================================================
                                      -12-
                          COMMITMENTS AND CONTINGENCIES

                                     Leases

The Company occupies office space under leases which expire at various dates through 2016. The lease commitments include the lease of the Company's headquarters at 245 Park Avenue, New York City which expires on December 31, 2002. At June 30, 1996, future minimum aggregate annual rentals payable under these noncancelable leases (net of subleases) for the fiscal years ending 1997 through 2001, and the aggregate amount thereafter, are as follows:

                 In thousands
              ----------------------------------------------
                 Fiscal Year
                 1997                            $ 50,579
                 1998                              48,476
                 1999                              47,277
                 2000                              42,936
                 2001                              42,516
                 Aggregate amount thereafter      113,578
              ----------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


     The various leases contain provisions for periodic escalations to the extent of increases in certain operating and other costs. Rental expense, including escalations, under these leases was $77.0 million, $73.8 million, and $65.3 million, for the years ended June 30, 1996, 1995, and 1994, respectively.

                                Letters of Credit

At June 30, 1996, the Company was contingently liable for unsecured letters of credit of $2.0 billion and letters of credit of $213.4 million secured by financial instruments. These letters of credit are principally used as deposits for securities borrowed and to satisfy margin deposits at option and commodity exchanges.

                              Borrow Versus Pledge

At June 30, 1996, US government and agency securities with a market value of approximately $5.5 billion were pledged against borrowed securities with an approximate market value of $5.4 billion.

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

================================================================================
                                      -13-

                        SEGMENT AND GEOGRAPHIC AREA DATA

The Company is primarily engaged in a single line of business as a securities broker and dealer, which comprises several classes of services, such as principal transactions, agency transactions, and underwriting and investment banking. These activities constitute a single industry segment for purposes of Statement of Financial Accounting Standards No. 14. Information regarding the Company's operations is as follows:


   In thousands                                                     1996            1995            1994
- ---------------------------------------------------------------------------------------------------------------------------
   Foreign revenues                                          $   460,055     $   252,825     $   199,461
   Domestic revenues                                           4,503,808       3,500,747       3,241,177

- ---------------------------------------------------------------------------------------------------------------------------
   Consolidated revenues                                     $ 4,963,863     $ 3,753,572     $ 3,440,638
===========================================================================================================================

   Foreign income before provision for income taxes          $    53,470     $     3,147     $    52,461
   Domestic income before provision for income taxes             781,456         384,935         590,338
- ---------------------------------------------------------------------------------------------------------------------------
   Consolidated income before provision for income taxes     $   834,926     $   388,082     $   642,799
===========================================================================================================================

   Foreign assets                                            $17,219,879     $10,428,506     $ 8,925,849
   Domestic assets                                            74,865,278      64,168,654      58,466,169
- ---------------------------------------------------------------------------------------------------------------------------
   Consolidated assets                                       $92,085,157     $74,597,160     $67,392,018
===========================================================================================================================

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

================================================================================
                                      -14-
                        QUARTERLY INFORMATION (UNAUDITED)

                                                  First         Second         Third         Fourth
   In thousands, except per share data          Quarter        Quarter       Quarter        Quarter          Total
- ---------------------------------------------------------------------------------------------------------------------------
   FISCAL YEAR ENDED JUNE 30, 1996

   Revenues                                  $1,074,434     $1,190,063    $1,295,996     $1,403,370     $4,963,863
- ---------------------------------------------------------------------------------------------------------------------------
   Interest expense                             456,945        502,403       503,754        518,069      1,981,171
- ---------------------------------------------------------------------------------------------------------------------------
   Revenues, net of interest expense            617,489        687,660       792,242        885,301      2,982,692
   Non-interest expenses
     Employee compensation and benefits         306,997        345,427       392,442        424,582      1,469,448
     Other                                      154,082        161,352       177,985        184,899        678,318
- ---------------------------------------------------------------------------------------------------------------------------
   Total non-interest expenses                  461,079        506,779       570,427        609,481      2,147,766
- ---------------------------------------------------------------------------------------------------------------------------
   Income before provision for income taxes     156,410        180,881       221,815        275,820        834,926
   Provision for income taxes                    62,564         75,725        92,944        113,055        344,288
- ---------------------------------------------------------------------------------------------------------------------------
   NET INCOME                                $   93,846     $  105,156    $  128,871     $  162,765     $  490,638
===========================================================================================================================
   Earnings per share                        $      .63     $      .72    $      .90     $     1.18     $     3.43
===========================================================================================================================
   Cash dividends declared per common share  $      .15     $      .15    $      .15     $      .15     $      .60
===========================================================================================================================


                                                  First         Second         Third         Fourth
                                                Quarter        Quarter       Quarter        Quarter          Total
- ---------------------------------------------------------------------------------------------------------------------------
   FISCAL YEAR ENDED JUNE 30, 1995

   Revenues                                   $ 808,425      $ 826,733    $1,027,422     $1,090,992     $3,753,572
- ---------------------------------------------------------------------------------------------------------------------------
   Interest expense                             374,800        400,130       439,091        464,494      1,678,515
- ---------------------------------------------------------------------------------------------------------------------------
   Revenues, net of interest expense            433,625        426,603       588,331        626,498      2,075,057
   Non-interest expenses
     Employee compensation and benefits         231,029        223,259       300,243        325,956      1,080,487
     Other                                      145,401        150,236       154,636        156,215        606,488
- ---------------------------------------------------------------------------------------------------------------------------
   Total non-interest expenses                  376,430        373,495       454,879        482,171      1,686,975
- ---------------------------------------------------------------------------------------------------------------------------
   Income before provision for income taxes      57,195         53,108       133,452        144,327        388,082
   Provision for income taxes                    21,734         20,181        50,712         54,844        147,471
- ---------------------------------------------------------------------------------------------------------------------------
   Net income                                 $  35,461      $  32,927    $   82,740     $   89,483     $  240,611
===========================================================================================================================
   Earnings per share                         $     .22      $     .20    $      .58     $      .62     $     1.62
===========================================================================================================================
   Cash dividends declared per common share   $     .15      $     .15    $      .15     $      .15     $      .60
===========================================================================================================================

================================================================================
                          INDEPENDENT AUDITORS' REPORT



     Deloitte &
      Touche LLP


     TO THE BOARD OF DIRECTORS AND STOCKHOLDERS
     OF THE BEAR STEARNS COMPANIES INC.

     We have audited the accompanying consolidated statements of financial condition of The Bear Stearns Companies Inc. and Subsidiaries as of June 30, 1996 and 1995, and the related consolidated statements of income, cash flows, and changes in stockholders' equity for each of the three years in the period ended June 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

          In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Bear Stearns Companies Inc. and Subsidiaries at June 30, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1996 in conformity with generally accepted accounting principles.



                                   /s/ Deloitte & Touche LLP

                                   DELOITTE & TOUCHE LLP
                                   New York, New York
                                   August 26, 1996

                                    CORPORATE
                                   INFORMATION

================================================================================
                    PRICE RANGE OF COMMON STOCK AND DIVIDENDS




The Common Stock of the Company is traded on the NYSE under the symbol BSC. The following table sets forth for the periods indicated the high and low sales prices for the Common Stock, as adjusted to reflect the 5% stock dividend distributed on the Common Stock on May 31, 1996, and the cash dividends declared on the Common Stock.

     As of September 3, 1996, there were 3,344 holders of record of the Company's Common Stock. On September 3, 1996, the last reported sales price of the Company's Common Stock was $23 1/2.

     Dividends are payable on January 15, April 15, July 15, and October 15 in each year on the Company's outstanding Adjustable Rate Cumulative Preferred Stock, Series A, Cumulative Preferred Stock, Series B, and Cumulative Preferred Stock, Series C (collectively, the "Preferred Stock"). The terms of the Preferred Stock require that all accrued dividends in arrears be paid prior to the payment of any dividend on the Common Stock.

     Since the Company is a holding company, its ability to pay dividends is limited by the ability of its subsidiaries to pay dividends and to make advances to the Company. See the Notes to Consolidated Financial Statements for a further description.


                                                                  Cash Dividends
                                                                        Declared
                                                                      Per Common
                                                 High         Low          Share
- --------------------------------------------------------------------------------
FISCAL YEAR ENDED JUNE 30, 1995

First Quarter (through September 30, 1994)    $ 16 5/8     $ 14 1/2       $ .15

Second Quarter (through December 31, 1994)      15 1/8       13 3/8         .15

Third Quarter (through March 31, 1995)          17 1/8       14 1/8         .15

Fourth Quarter (through June 30, 1995)          21 3/4       16 7/8         .15

- --------------------------------------------------------------------------------
FISCAL YEAR ENDED JUNE 30, 1996

First Quarter (through September 29, 1995)    $ 22         $ 18 3/4       $ .15

Second Quarter (through December 31, 1995)      20 7/8       18 3/8         .15

Third Quarter (through March 29, 1996)          24 1/8       18 1/8         .15

Fourth Quarter (through June 30, 1996)          24 5/8       21 7/8         .15


                                       58