Form 10-K, Exhibit 13
period 1997-06-30
BEAR STEARNS COMPANIES INC
filed 1997-09-29
CIK 777001

EXHIBIT 13


The Bear Stearns Companies Inc.
SELECTED FINANCIAL DATA


                                                                                       FISCAL YEAR ENDED

                                                         June 30,         June 30,          June 30,       June 30,        June 30,

In thousands, except share and employee data               1997             1996             1995            1994            1993
------------------------------------------------------------------------------------------------------------------------------------
OPERATING RESULTS
Revenues                                              $  6,077,278     $  4,963,863     $  3,753,572    $  3,440,638    $  2,853,185
Interest expense                                         2,551,364        1,981,171        1,678,515       1,023,866         710,086
------------------------------------------------------------------------------------------------------------------------------------
Revenues, net of interest expense                        3,525,914        2,982,692        2,075,057       2,416,772       2,143,099
------------------------------------------------------------------------------------------------------------------------------------
Non-interest expenses
  Employee compensation and benefits                     1,726,931        1,469,448        1,080,487       1,227,061       1,037,099
  Other                                                    785,293          678,318          606,488         546,912         491,602
------------------------------------------------------------------------------------------------------------------------------------
Total non-interest expenses                              2,512,224        2,147,766        1,686,975       1,773,973       1,528,701
------------------------------------------------------------------------------------------------------------------------------------
Income before provision for income taxes                 1,013,690          834,926          388,082         642,799         614,398
Provision for income taxes                                 400,360          344,288          147,471         255,834         251,951
------------------------------------------------------------------------------------------------------------------------------------
Net income                                            $    613,330      $   490,638     $    240,611    $    386,965    $    362,447
====================================================================================================================================
Net income applicable to common shares                $    589,497      $   466,145     $    215,474    $    362,592    $    355,696
====================================================================================================================================
FINANCIAL POSITION
Total assets                                          $121,433,535      $92,085,157     $ 74,597,160    $ 67,392,018    $ 57,439,505
Long-term borrowings                                  $  8,120,328      $ 6,043,614     $  4,059,944    $  3,408,096    $  1,883,123
Stockholders' equity                                  $  3,626,371(1,2) $ 2,895,414(1)  $  2,502,461(1) $  2,316,566(1) $  1,776,530
Common shares outstanding (3)                          151,561,465      151,274,714      151,465,966     149,208,420     149,353,528
====================================================================================================================================
PER SHARE DATA
Earnings per share (3,4)                              $      4.20       $      3.27     $       1.54    $       2.50    $       2.47
Cash dividends declared per common share              $      0.60       $      0.60     $       0.60    $       0.60    $       0.60
Book value per common share (3)                       $     19.56       $     16.03     $      13.34    $      12.31    $      10.32
====================================================================================================================================
OTHER DATA
Return on average common equity                             27.9%             25.6%            13.5%           23.3%           28.8%
Profit margin (5)                                           28.7%             28.0%            18.7%           26.6%           28.7%
Employees                                                   8,309             7,749            7,481           7,321           6,306
====================================================================================================================================

-----------------
1. Includes $150 million of Exchangeable Preferred Income Cumulative Shares which were issued by a subsidiary of the Company. See Note 8 of Notes to Consolidated Financial Statements.

2. Includes $200 million of Guaranteed Preferred Beneficial Interests in Company Subordinated Debt Securities which were issued by a subsidiary of the Company. See Note 8 of Notes to Consolidated Financial Statements.

3. Adjusted to reflect stock dividends.

4. See Note 1 of Notes to Consolidated Financial Statements.

5. Represents the ratio of income before provision for income taxes to revenues, net of interest expense.

The Bear Stearns Companies Inc.

        MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

The Company's principal business activities, investment banking, securities trading and brokerage are by their nature, highly competitive and subject to various risks, in particular, volatile trading markets and fluctuations in the volume of market activity. Consequently, the Company's net income and revenues in the past have been, and are likely to continue to be, subject to wide fluctuations, reflecting the impact of many factors, including securities market conditions, the level and volatility of interest rates, competitive conditions, and the size and timing of transactions. Certain statements contained in this discussion are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties, including those previously mentioned.

BUSINESS ENVIRONMENT

The business environment during fiscal 1997 was generally characterized by a stable economy and low levels of inflation. This economic backdrop resulted in improved financial market conditions and heightened investor activity. The financial markets were characterized by rising domestic equity markets on strong investor volume, active fixed income markets and increased underwriting and merger and acquisition activity. The result of these conditions was reflected in the Company's improved commissions, principal transactions and investment banking revenues.

         US bond markets experienced volatility throughout fiscal 1997. A strong rally in the US bond market during the first six months of the year was characterized by heavy trading and decreasing interest rates which resulted from moderate economic growth and benign inflation levels. At the outset of the third quarter, the market experienced a general rise in interest rates due to inflationary concerns.

          Equity markets were characterized by record flows of capital into equity funds, with the major indices reaching record levels. The Dow Jones Industrial Average surged over 2,000 points, reaching 7,672 by the end of the fiscal year. The Standard & Poor's 500 Index climbed 32% and the New York Stock Exchange average daily trading volume rose 21%.

          The global market environment during fiscal 1997 reflected improved conditions over the prior year. The Company continued to develop global distribution in equity and fixed income areas, resulting in significant increases in international commissions for fiscal year 1997 versus fiscal year 1996. The Company also increased its international base by expanding its securities lending expertise to Europe and Asia.

          The business environment during fiscal 1996 was generally characterized by moderate economic growth and declining interest rates, which contributed to strong domestic equity and fixed income markets, and robust underwriting and merger and acquisition activity. Bond prices rose steadily for most of the year, and interest rates fell to their lowest levels of the last three years. The New York Stock Exchange and the NASDAQ average daily trading volumes reached new levels in fiscal year 1996. Additionally, major stock indices, such as the Dow Jones Industrial Average, the Standard & Poor's 500 Index, and the NASDAQ Composite, climbed into new territory, each setting an impressive series of records. Additionally, the favorable environment created by rising stock prices and falling interest rates provided a strong investment banking backdrop. These improved financial conditions led to increased investor activity, resulting in strong commissions and trading revenues.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

RESULTS OF OPERATIONS

The Company reported net income of $613.3 million, or $4.20 per share, in fiscal 1997, which represented an increase of 25.0% from $490.6 million, or $3.27 per share, in fiscal 1996. The Company reported net income of $240.6 million, or $1.54 per share, in fiscal 1995.

          Revenues, net of interest expense ("net revenues"), increased 18.2% to $3.5 billion in fiscal 1997 from $3.0 billion in fiscal 1996, reflecting increases in all revenue categories. Net revenues in fiscal 1995 amounted to $2.1 billion.

          Commission revenues in fiscal 1997 increased 6.7% to $732.3 million, from $686.5 million in fiscal 1996. Commission revenues derived from retail and institutional investors increased, reflecting higher levels of activity throughout the period. Securities clearance revenues increased, reflecting higher levels of activity and continued growth in the Company's client base. Fiscal 1996 commission revenues improved 25.5% from $546.9 million in fiscal 1995, reflecting higher levels of activity and continued growth of the Company's securities clearance client base.

          Revenues from principal transactions in fiscal 1997 increased 26.8% to $1.6 billion from $1.2 billion in fiscal 1996, reflecting increases in revenues from the Company's fixed income activities, particularly in the mortgage-backed securities, high yield and corporate bond areas. These increases reflected a favorable interest rate environment and increased customer demand. Increases were also noted in the Company's equity trading activities, particularly in the international equity trading and over-the-counter market-making areas. Additionally, revenues from the Company's derivatives activities increased as the number of transactions increased from the prior year. Fiscal 1996 principal transaction revenues increased 47.1% from $842.6 million in fiscal 1995, reflecting increases in revenues from the Company's fixed income and equity trading activities.

          Investment banking revenues in fiscal 1997 increased 9.2% to $663.2 million from $607.3 million in fiscal 1996. Underwriting revenues increased due to increases in volume, most notably from emerging markets, investment-grade debt and common equity issuances. Merger and acquisition fees also increased, reflecting increased activity. Fiscal 1996 investment banking revenues increased 74.1% from $348.9 million in fiscal 1995, reflecting increases in underwriting revenues due to higher new issue volume and increases in merger and acquisition fees.

          Net interest and dividends (revenues from interest and net dividends less interest expense) in fiscal 1997 increased 23.1% to $507.1 million, from $412.1 million in fiscal 1996, principally due to record levels of customer margin debt and short account balances. Average interest-bearing margin debt balances were $30.6 billion and reached $38.1 billion at June 30, 1997, up from $25.6 billion at June 30, 1996. Average free-credit balances were $7.6 billion and reached $8.9 billion at June 30, 1997, up from $6.8 billion at June 30, 1996. The Company also experienced significant growth in its customer securities lending activities attributable to increased customer short selling. Average customer short account balances were $40.3 billion and reached $51.3 billion at June 30, 1997, up from $32.3 billion at June 30, 1996. Net interest and dividends in fiscal 1996 increased 33.5% from $308.8 million in fiscal 1995, principally due to the large increase in customer margin debt and growth in securities lending activities associated with the Company's securities clearance client base.

          Employee compensation and benefits in fiscal 1997 increased 17.5% to $1.7 billion, from $1.5 billion in fiscal 1996. The increase was principally attributable to increased incentive and discretionary bonuses associated with the increase in net revenues and earnings in fiscal 1997. Employee compensation and benefits, as a percentage of net revenues, decreased to 49.0% for fiscal 1997, from 49.3% in fiscal 1996. Employee compensation and benefits in fiscal 1996 increased 36.0%, from $1.1 billion in fiscal 1995, reflecting increased incentive and discretionary bonuses associated with the increase in net revenues and earnings in fiscal 1996.

          Other non-interest expenses in fiscal 1997 increased 15.8% to $785.3 million, from $678.3 million in fiscal 1996. Floor brokerage, exchange and clearance fees increased 9.0% in fiscal 1997, reflecting the increase in the volume of securities transactions processed during the fiscal year. The balance of other non-interest expenses increased 17.4% in fiscal 1997, reflecting increases in depreciation and amortization, communications expense and professional fees. These increases are primarily the result of the Company's continued investment in technological upgrades. Other non-interest expenses in fiscal 1996 increased 11.8% from $606.5 million in fiscal 1995, principally reflecting expansion of the Company's business activities.

          The decrease in the Company's effective tax rate to 39.5% in fiscal 1997, from 41.2% in fiscal 1996, was principally attributable to higher levels of tax preference items. The effective tax rate in fiscal 1996 increased from 38.0% in fiscal 1995, due to increases in state and local taxes.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

LIQUIDITY AND CAPITAL RESOURCES

Financial Leverage

The Company maintains a highly liquid balance sheet with a majority of the Company's assets consisting of marketable securities inventories, which are marked-to-market daily, and collateralized receivables arising from customer-related and proprietary securities transactions. Collateralized receivables consist of resale agreements secured predominantly by US government and agency securities, and customer margin loans and securities borrowed, which are typically secured by marketable corporate debt and equity securities. The nature of the Company's business as a securities dealer requires it to carry significant levels of securities inventories in order to meet its customer and proprietary trading needs. Additionally, the Company's role as a financial intermediary for customer activities which it conducts on a principal basis, together with its customer-related activities attributable to its clearance business, results in significant levels of customer-related balances, including customer margin debt, securities lending and repurchase activity. Accordingly, the Company's total assets and financial leverage can fluctuate significantly, depending largely upon economic and market conditions, volume of activity, customer demand, and underwriting commitments.

          The Company's total assets at June 30, 1997 increased to $121.4 billion, from $92.1 billion at June 30, 1996. The increase was primarily attributable to the growth in financial instruments owned, securities borrowed, and securities purchased under agreements to resell. The Company funded this increase with secured borrowings (principally repurchase agreements), unsecured commercial paper and medium-term notes, and an increase in the Company's capital, including long-term borrowings and stockholders' equity.

          The Company's ability to support increases in total assets is a function of its ability to obtain short-term secured and unsecured funding and its access to sources of long-term capital. The Company continuously monitors the adequacy of its capital base which is a function of asset quality and liquidity. Highly liquid assets such as US government and agency securities typically are funded by the use of repurchase agreements and securities lending arrangements, which require very low levels of margin. In contrast, assets of lower quality or liquidity require higher levels of margin or overcollateralization, and consequently increased levels of capital, in order to obtain secured financing. Accordingly, the mix of assets being held by the Company significantly influences the amount of leverage the Company can employ and the adequacy of its capital base.

Funding Strategy

The Company's general funding strategy provides for the diversification of its short-term funding sources in order to maximize liquidity. Sources of short-term funding consist principally of collateralized borrowings, including repurchase transactions and securities lending arrangements, customer free-credit balances, unsecured commercial paper, medium-term notes, and bank borrowings generally having maturities from overnight to one year. Repurchase transactions, whereby securities are sold with a commitment for repurchase by the Company at a future date, represent the dominant component of secured short-term funding. The Company continued to increase its utilization of medium-term note financing during fiscal 1997 in order to extend maturities and achieve additional diversification of its funding sources.

          In addition to short-term funding sources, the Company utilizes long-term senior debt and medium-term notes as a longer-term source of unsecured financing.

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

          As part of the Company's alternative funding strategy, the Company regularly monitors and analyzes the size, composition and liquidity characteristics of the assets being financed and evaluates its liquidity needs in light of current market conditions and available funding alternatives. A key factor in this analysis is determining margin levels for each asset category that may be required by a lender in providing secured financing in accordance with legal and regulatory guidelines and market practices. The next component of the analysis is the determination of the estimated length of time that would be required to convert the asset into cash, based upon the depth of the market in which the asset is traded versus the size of the position, assuming conventional settlement periods. For each class of assets, the Company categorizes the margin requirement by maturity from overnight to in excess of one year. The Company attempts to match the schedule of its liabilities with its prospective funding needs in terms of timing and amount.

          Through the use of this analysis, the Company can continuously evaluate the adequacy of its equity base and the schedule of maturing term-debt supporting its present asset levels. The Company can then seek to adjust its maturity schedule, as necessary, in light of market conditions and funding alternatives.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS


          The Company also maintains a committed revolving-credit facility (the "facility") totaling $2.0 billion which permits borrowing on a secured basis by Bear, Stearns & Co. Inc. ("Bear Stearns"), Bear, Stearns Securities Corp. ("BSSC") and certain affiliates. The facility provides that up to $1.0 billion of the total facility may be borrowed by the Company on an unsecured basis. Secured borrowings can be collateralized by both investment-grade and non-investment-grade financial instruments. In addition, the facility provides for defined margin levels on a wide range of eligible financial instruments that may be pledged under the secured portion of the facility. There were no borrowings outstanding under the facility at June 30, 1997.

Capital Resources

The Company conducts a substantial portion of its operating activities within its regulated broker dealer subsidiaries Bear Stearns, BSSC, Bear, Stearns International Limited ("BSIL") and Bear Stearns International Trading Limited ("BSIT"). In connection therewith, a substantial portion of the Company's long-term borrowings and equity has been used to fund investments in and advances to these broker dealer subsidiaries. The Company regularly monitors the nature and significance of assets or activities conducted outside the broker dealer subsidiaries and attempts to fund such assets with either capital or borrowings having maturities consistent with the nature and liquidity of the assets being financed.

          During fiscal 1997, the Company expanded its long-term borrowing base to $8.1 billion through the issuance of $3.1 billion of long-term debt, which along with the growth in retained earnings and the issuance of $200 million of Guaranteed Preferred Beneficial Interests in Company Subordinated Debt Securities, increased total capital to $11.7 billion from $8.9 billion in fiscal 1996. The increases in the Company's long-term borrowings and equity capital base reflect both the availability of long-term financing opportunities and the growth in the Company's balance sheet and liquidity needs. Long-term debt of $6.5 billion and $5.1 billion had maturities beyond one year at June 30, 1997 and June 30, 1996, respectively.

          At June 30, 1997, the Company's long-term debt ratings were as follows:

--------------------------------------------------------------------------------
                    Moody's Investors Service         A2
                    Standard & Poor's Rating Group    A
                    IBCA Inc.                         A+
                    Thomson BankWatch                 AA-
--------------------------------------------------------------------------------

In September 1997, the Company entered into a 99-year ground lease at 383 Madison Avenue, New York City. The Company expects to develop and build an office tower on this site which will serve as its new world headquarters. The new facility will be completed by the expiration of the current lease at 245 Park Avenue in 2002. The Company expects to fund the construction of the new building through a combination of internally generated funds and long-term debt. The new facility will allow the Company to consolidate its New York City real estate requirements into one facility and will allow expansion related to future growth.

          The Company's Capital Accumulation Plan for Senior Managing Directors (the "CAP Plan") allows participants to defer portions of their annual compensation and ultimately to receive shares of the Company's Common Stock in satisfaction thereof. In connection with the CAP Plan, during the fiscal year ended June 30, 1997, the Company repurchased a total of 7,230,103 shares of Common Stock through open market transactions at a cost of approximately $187.1 million. During the year ended June 30, 1997, the participants of the CAP Plan had approximately $246.9 million of fiscal 1997 compensation deferrals and earnings on previous deferrals. This amount was credited to participants' deferred compensation accounts in the form of 7,494,518 shares at a cost of approximately $196.1 million, and the remaining balance of $50.8 million was credited to the participants' deferred compensation cash accounts. The Company intends, subject to market conditions, to continue to purchase in future periods a sufficient number of shares of Common Stock in the open market to enable the Company to issue shares with respect to all compensation deferred and any additional amounts allocated to participants under the CAP Plan.

          During the fiscal year ended June 30, 1997, the Company adopted a Stock Repurchase Plan (the "Repurchase Plan"). The Repurchase Plan allows for the purchase of up to $250.0 million of Common Stock from time to time, in the open market or otherwise, at prices then prevailing. Purchases of shares under the Repurchase Plan will be in addition to any shares regularly purchased under the CAP Plan. As of September 3, 1997, there have been no purchases under the Repurchase Plan.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
Cash Flows

Cash and cash equivalents increased to $1.2 billion at the end of fiscal 1997, from $127.8 million at the end of fiscal 1996, an increase of $1.1 billion. Fiscal 1996 year-end cash and cash equivalents decreased $572.7 million from $700.5 million at the end of fiscal 1995. Fiscal 1995 year-end cash and cash equivalents increased $405.9 million from $294.6 million at the end of fiscal 1994. Cash provided from financing activities was primarily used to support the growth in operating activities in each of the last three fiscal years.

          Cash used in operating activities in fiscal 1997 was $5.4 billion. The usage was primarily attributable to increases in financial instruments owned of $12.2 billion, securities borrowed of $11.1 billion and securities purchased under agreements to resell of $3.8 billion. This increase was partially offset by increases in customer payables of $8.0 billion, financial instruments sold, but not yet purchased of $6.9 billion, and securities sold under agreements to repurchase of $6.1 billion.

          Cash used in operating activities in fiscal 1996 was $3.6 billion. The usage was primarily attributable to increases in securities purchased under agreements to resell of $5.6 billion, securities borrowed of $5.0 billion and financial instruments owned of $4.7 billion. This increase was partially offset by increases in customer payables of $5.7 billion and securities sold under agreements to repurchase of $3.8 billion.

          Cash used in operating activities in fiscal 1995 was $823.1 million. The usage was primarily attributable to increases in financial instruments owned of $7.1 billion and securities borrowed of $3.6 billion, partially offset by increases in financial instruments sold, but not yet purchased of $2.9 billion and securities sold under agreements to repurchase of $2.7 billion, and decreases in cash and securities deposited with clearing organizations or segregated in compliance with federal regulations of $1.7 billion and customer receivables of $1.3 billion.

          Cash provided by financing activities in each of the three fiscal years ended June 30, 1997, 1996 and 1995 was primarily attributable to increased net borrowings which were used to support the Company's growth over the same periods while taking advantage of favorable long-term financing opportunities.

          Investing activities in fiscal 1997 used $230.2 million primarily for purchases of property, equipment and leasehold improvements of $137.3 million and purchases of investment securities and other assets of $108.5 million.

          Investing activities in fiscal 1996 used $203.5 million primarily for purchases of $134.3 million of investment securities and other assets, as well as purchases of $88.9 million of property, equipment and leasehold improvements.

          Investing activities in fiscal 1995 used $69.2 million of cash primarily for purchases of $100.3 million of property, equipment and leasehold improvements, partially offset by proceeds of $32.3 million from the sale of investment securities and other assets.

Regulated Subsidiaries

As registered broker dealers, Bear Stearns and BSSC are subject to the net capital requirements of the Securities Exchange Act of 1934, the New York Stock Exchange, Inc. and the Commodity Futures Trading Commission, which are designed to measure the general financial soundness and liquidity of broker dealers. Bear Stearns and BSSC have consistently operated in excess of the minimum net capital requirements imposed. BSIL and BSIT, London-based broker dealer subsidiaries, are subject to the regulatory capital requirements of the Securities and Futures Authority, a self-regulatory organization established pursuant to the United Kingdom Financial Services Act of 1986.

Merchant Banking and High Yield Securities

As part of the Company's merchant banking activities, it participates from time to time in principal investments in leveraged acquisitions. As part of these activities, the Company originates, structures and invests in merger, acquisition, restructuring and leveraged capital transactions, including leveraged buyouts. The Company's principal investments in these transactions are generally made in the form of equity investments or subordinated loans and have not required significant levels of capital investment. At June 30, 1997, the Company held direct equity investments in ten leveraged transactions with an aggregate carrying value of approximately $36.2 million. The Company did not make any significant direct investments in leveraged acquisitions during fiscal 1997.
          As part of the Company's fixed income securities activities, the Company participates in the trading and sale of high yield, non-investment-grade debt securities, non-investment-grade mortgage loans and the securities of companies that are the subject of pending bankruptcy proceedings (collectively "high yield securities"). Non-investment-grade mortgage loans are principally secured by residential properties and include both non-performing loans and real estate owned. At June 30, 1997 and 1996, the Company held high yield securities of $1.6 billion and $1.1 billion, respectively, in long inventory, and $0.3 billion and $0.1 billion, respectively, in short inventory. These investments generally involve greater risk than investment-grade debt securities due to credit considerations, liquidity of secondary trading markets, and vulnerability to general economic conditions. The level of the Company's high yield securities inventories, and the impact of

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

such activities upon the Company's results of operations, can fluctuate from period to period as a result of customer demands and economic and market considerations. Bear Stearns' Risk Committee continuously monitors exposure to market and credit risk with respect to high yield securities inventories and establishes limits with respect to overall market exposure and concentrations of risk by both individual issuer and industry group.

Derivative Financial Instruments

Derivative financial instruments represent contractual commitments between counterparties which derive their value from changes in the underlying interest rate, currency exchange rate, index (e.g., S&P 500), reference rate (e.g., LIBOR), or asset value referenced in the related contract. Some derivatives, such as futures contracts, certain options and indexed referenced warrants can be traded on an exchange. Other derivatives, such as interest rate and currency swaps, caps, floors, collars and swaptions, equity swaps and options, structured notes and forward contracts are negotiated in the over-the-counter markets. Derivatives generate both on- and off-balance-sheet considerations depending on the nature of the contract.

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

          In connection with the Company's dealer activities, the Company formed Bear Stearns Financial Products Inc. ("BSFP") and Bear Stearns Trading Risk Management Inc. ("BSTRM"). BSFP and BSTRM were established to provide clients with a AAA-rated counterparty offering a wide range of global fixed income and equity derivative products. Additionally, the Company is able to provide counterparties with the choice of either a termination or continuation structure.

          As of June 30, 1997 and 1996, the Company had notional/ contract amounts of $353.0 billion and $288.2 billion, respectively, of derivative financial instruments, of which $62.0 billion and $69.2 billion, respectively, were listed futures and option contracts. The aggregate notional/contract value of derivative contracts is a reflection of the level of activity and does not represent the amounts that are recorded in the Consolidated Statements of Financial Condition. The Company's derivative financial instruments, which either are used to hedge trading positions or are part of its derivative dealer activities, are marked to fair value. Fair value on exchange-traded derivative financial instruments is based upon quoted market values, while over-the-counter derivative financial instruments are generally valued at mid-market, based upon dealer price quotations and valuation pricing models. Valuation pricing models consider time value and volatility factors underlying each of the financial instruments, as well as other relevant economic factors such as market, credit and liquidity risk. The unrealized gains or losses are recorded in net income.

          Unrealized gains and losses on derivative financial instruments used to hedge the Company's long-term debt issuances are deferred, and related income and expense are recorded on an accrual basis, together with the interest expense incurred on the underlying debt instrument. The Company hedges its long-term debt issuances principally by converting fixed-rate instruments to floating-rate debt, using interest rate swaps, generally based on LIBOR. This strategy allows the Company to manage interest rate exposure on its assets and liabilities, and has enabled the Company to reduce its interest expense by $29.4 million, $15.9 million and $21.1 million during fiscal years 1997, 1996 and 1995, respectively.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS


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

EFFECTS OF STATEMENTS OF FINANCIAL ACCOUNTING STANDARDS

In June 1996, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," effective for transactions occurring after December 31, 1996. Certain provisions of this statement relating to repurchase agreements, securities lending transactions and similar transactions have been deferred by SFAS 127 and will become effective after December 31, 1997.

          SFAS 125 introduces the financial-components approach which results in the recognition of financial assets based upon control and the derecognition of financial assets when control has been surrendered. SFAS 125 requires that, in cases where the secured party has taken control, debtors reclassify financial assets that are pledged as collateral and that secured parties recognize those assets and their obligation to return them. If the secured party is permitted to sell or repledge such collateral on reverse repurchase agreements where the debtor does not have the right to redeem the collateral on short notice, the secured party shall recognize the collateral as its assets and also the obligation to return it. Based on this approach, SFAS 125 will affect the current accounting for reverse repurchase and repurchase agreements and securities lending transactions. The effective provisions of SFAS 125 have not had a material impact on the financial condition or operations of the Company; however, the Company has not yet determined the effect upon the financial condition or operations of the Company relating to the deferred provisions.

          In February 1997, the FASB issued SFAS 128, "Earnings Per Share," which will be effective for financial statements issued for periods ending after December 15, 1997, including interim periods. Under this standard, the Company will replace its disclosure of "primary" earnings per share with "basic" earnings per share. Basic earnings per share excludes dilution and is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding for the period. Prior period amounts must be restated. The impact on previously reported primary earnings per share will be immaterial. Diluted earnings per share, as required under the new standard, is computed similarly to fully diluted earnings per share under existing accounting principles.

          In June 1997, the FASB issued SFAS 130, "Reporting Comprehensive Income," which requires businesses to disclose comprehensive income and its components in a prominent position on the face of the financial statements. The effect of SFAS 130 will not be material to the Company's financial statement disclosure.

          In June 1997, the FASB issued SFAS 131, "Disclosures about Segments of an Enterprise and Related Information," which will be effective for the Company beginning January 1, 1998. SFAS 131 redefines how operating segments are determined and requires disclosure of certain financial and descriptive information about a company's operating segments. The Company believes that the segment information required to be disclosed under SFAS 131 will be more comprehensive than previously provided, including expanded disclosure of income statement and balance sheet items for each of its reportable operating segments. However, the Company has not yet determined the impact of this statement on the Company's financial statement disclosure.

The Bear Stearns Companies Inc.

                                RISK MANAGEMENT

Overall

The Company's principal business activities by their nature engender significant market and credit risks. Managing these risks is critical to the success and stability of the Company. As a result, comprehensive risk management policies and procedures have been established to identify, control and monitor each of these major risks. Additionally, the Company's diverse portfolio of business activities helps to reduce the impact that volatility in any particular market may have on its net revenues. In addition to market risk, the Company is also subject to credit risk, operating risk and funding risk. Funding risk is discussed in the Liquidity and Capital Resources section of Management's Discussion and Analysis.

          Managing risk at the Company begins first and foremost with the expertise and experience of trading department management. Senior Managing Directors in each trading department have extensive knowledge of the markets and activities in which they do business. Their experience and insight are supplemented by risk management policies and procedures intended to monitor and evaluate the Company's risk profile.

          The cornerstone of the Company's risk management practices is constant communication between trading department management and senior management concerning inventory positions and market risk profile. This process, which occurs on a daily basis, culminates each week with the trading departments making formal reports of positions, profits and losses and trading strategies to Bear Stearns' Risk Committee (the "Risk Committee"). The Risk Committee, comprised of Senior Managing Directors from each of the various trading departments, is chaired by Alan C. Greenberg, Chairman of the Board of the Company and of Bear Stearns. The Risk Committee meets weekly and has overall responsibility for oversight of the trading departments and their related trading strategies.

          The risk management process encompasses many units, including the Controller's Department, Operations and the Risk Management Department, and is intended to support and enforce the Company's policies and procedures with respect to market risk. As part of its daily risk management procedures the Company marks all of its inventory to market and the Controller's Department provides to senior management daily profit and loss statements covering all trading departments. The Controller's Department and Operations monitor position and balance sheet information through reconciliation procedures.

          The Risk Management Department, which was formed in 1988, is independent of all trading areas and reports directly to the Risk Committee. The goals of the department are to understand the risk profile of each trading area, to articulate large trading or position risks to senior management, to provide traders with perspectives on their positions and to ensure accurate mark-to-market pricing. The department's staffing and responsibilities have grown with the Company's trading activities.

          The Risk Management Department, together with trading department management, reviews the age and composition of the departments' proprietary accounts and the profits and losses of each portfolio on a daily basis. This is to ensure that trading strategies are being adhered to within acceptable risk parameters.

          Bear Stearns' Credit Policy Committee and its subcommittee, the Global Credit Committee, establish and review appropriate credit limits for institutional customers. The Credit Policy Committee is primarily comprised of Senior Managing Directors who are generally not involved in the operations of the departments seeking credit approval for customers. The Credit Policy Committee is scheduled to meet weekly and establishes policies and guidelines, which the Global Credit Committee enforces by setting credit limits and by monitoring exposure of customers seeking repurchase and resale agreement facilities, derivative financial instruments and other forms of secured and unsecured credit.

                                RISK MANAGEMENT

Market Risk

Market risk generally represents the risk of loss that may result from the potential change in the value of a financial instrument as a result of fluctuations in interest and currency exchange rates and in equity and commodity prices. Market risk is inherent to both derivative and non-derivative financial instruments, and accordingly, the scope of the Company's market risk management procedures extends beyond derivatives to include all market risk sensitive financial instruments. The Company's exposure to market risk is directly related to its role as a financial intermediary in customer-related transactions and to its proprietary trading and arbitrage activities.

          The Company makes dealer markets in investment-grade corporate debt, non-investment-grade corporate ("high yield") debt, US government securities, sovereign debt, mortgages and mortgage-backed securities, and municipal bonds. The Company is also an active market-maker and conducts block trading activities in both the listed and over-the-counter equity markets. In connection with these activities, the Company may be required to maintain significant inventories in order to ensure availability and to facilitate customer order flow. The Company is also engaged as a dealer in over-the-counter derivatives, and accordingly enters into transactions such as interest rate and cross-currency swaps, over-the-counter swaps and options on foreign currencies and equity swaps and options as part of its customer and proprietary trading activities. In connection with these activities the Company attempts to mitigate its exposure to such market risk by entering into hedging transactions which may include over-the-counter derivative contracts or the purchase or sale of securities, financial futures, options on futures or forward contracts.

          The Company's arbitrage activities are designed to take advantage of market price discrepancies between securities trading in different markets or between related products or derivative securities. Arbitrage activities involve maintaining offsetting positions in other financial instruments. In many instances, the Company may be required to purchase or sell derivative financial instruments as part of the arbitrage of a cash market security. These transactions may involve forward-settling transactions such as forwards or futures, where the objective may be to capture differences in the time value of money, or options transactions, which seek to capture differences between the expected and actual volatility of the underlying instrument. The Company attempts to mitigate its exposure to market risk with respect to these activities by entering into hedging transactions.

          Following is a discussion of the Company's primary market risk exposures as of June 30, 1997, including a discussion of how those exposures are currently managed.

Interest Rate Risk

Interest rate risk is a consequence of maintaining inventory positions and trading in interest rate sensitive financial instruments. In connection with the Company's dealer and arbitrage activities, including market-making in over-the-counter derivative contracts, the Company exposes itself to interest rate risk, arising from changes in the level or volatility of interest rates, mortgage prepayment speeds or the shape and slope of the yield curve. The Company's corporate bond activities also expose it to the risk of loss related to changes in credit spreads. Credit spread risk arises from the potential that changes in an issuer's credit rating or credit perception affect the value of financial instruments. Credit risk resulting from default on counterparty obligations is discussed in the credit risk section. The Company attempts to hedge its exposure to interest rate risk by entering into transactions such as interest rate swaps, options, eurodollar and US government securities and futures and forward contracts designed to reduce the Company's risk profile.

Foreign Exchange Rate Risk

Foreign exchange rate risk arises from the possibility that changes in foreign exchange rates will impact the value of financial instruments. When the Company buys or sells a foreign currency or a financial instrument denominated in a currency other than US dollars, exposure exists from a net open currency position. Until the position is covered by selling or buying an equivalent amount of the same currency or by entering into a financing arrangement denominated in the same currency, the Company is exposed to a risk that the exchange rate may move against it. The principal currencies creating foreign currency risk for the Company were the German deutsche mark and the Japanese yen. The Company hedges the risk arising from its foreign exchange activities primarily through the use of currency swaps, options, forwards and futures.

Equity Price Risk

The Company is exposed to equity price risk as a consequence of making markets in equity securities and equity derivatives. Equity price risk results from changes in the level or volatility of equity prices which affect the value of equity securities or instruments that derive their value from a particular stock, a basket of stocks or a stock index. The Company attempts to reduce the risk of loss inherent in its inventory in equity securities by entering into hedging transactions, including equity options, designed to mitigate the Company's market risk profile.

                                RISK MANAGEMENT

Value at Risk

The estimation of potential losses that could arise from changes in market conditions is typically accomplished through the use of statistical models which seek to predict risk of loss based on historical price and volatility patterns. Such statistical models are commonly known as value at risk. Value at risk is used to describe a probabilistic approach to measuring the exposure to market risk. This approach utilizes statistical concepts to estimate the probability of the value of a financial instrument falling above or below a specified amount. The calculation utilizes the standard deviation of historical changes in value of the market risk sensitive financial instruments (i.e., volatility) to estimate the amount of change in the current value that could occur at a specified probability level.

          Measuring market risk using statistical risk management models has recently become the main focus of risk management efforts by many companies whose earnings are significantly exposed to changes in the fair value of financial instruments. The Company believes that statistical models alone do not provide a reliable method of monitoring and controlling risk. While value at risk models are relatively sophisticated, the quantitative risk information generated is limited by the parameters established in creating the related models. The financial instruments being evaluated may have features which may trigger a potential loss in excess of the amounts previously disclosed if the changes in market rates or prices exceed the confidence level of the model used. Therefore, such models do not substitute for the experience or judgment of senior management and traders, who have extensive knowledge of the markets and adjust positions and revise strategies as they deem necessary. The Company uses these models only as a supplement to other risk management tools.

          For purposes of new Securities and Exchange Commission disclosure requirements, the Company has performed an entity-wide value at risk analysis of virtually all of the Company's financial assets and liabilities, including all reported financial instruments owned and sold, repurchase and resale agreements, and funding assets and liabilities. The value at risk related to non-trading financial instruments has been included in this analysis and not reported separately because the amounts were not material. The calculation is based on a methodology which uses a one-day interval and a 95% confidence level. Interest rate and foreign exchange rate risk use a Monte Carlo value at risk approach. For interest rates, each country's yield curve has five factors which describe possible curve movements. These were generated from principal component analysis. In addition, volatility and spread risk factors were used, where appropriate. Inter-country correlations were also used. Equity price risk was measured using a historical value at risk. Equity derivatives were treated as correlated with various indices, of which the Company used forty. Parameter estimates, such as volatilities and correlations, were based on daily tests through June 30, 1997.

          This table illustrates the value at risk for each component of market risk as of June 30, 1997:


        In millions
        -------------------------------------------------------
        Market Risk
                    Interest rate                   $ 11.6
                    Currency                           3.2
                    Equity                             8.9
        -------------------------------------------------------

                                RISK MANAGEMENT


As previously discussed, the Company utilizes a wide variety of market risk management methods, including: limits for each trading activity; marking all positions to market on a daily basis; daily profit and loss statements; position reports; aged inventory position reports; and independent verification of all inventory pricing. Additionally, trading department management reports positions, profits and losses, and trading strategies to the Risk Committee on a weekly basis. The Company believes that these procedures, which stress timely communication between trading department management and senior management, are the most important elements of the risk management process.

          Efforts to further strengthen the Company's management of market risk are continuous, and the enhancement of risk management systems is a priority of the Company. This includes the development of quantitative methods, profit and loss and variance reports, and the review and approval of pricing models.

          The chart below represents a summary of the daily revenues generated by the Company's trading departments and reflects a combination of trading revenues, net interest revenues for certain trading areas and other revenues for the year ended June 30, 1997. This chart represents a historical summary of the results generated by the Company's trading departments, as opposed to the probability approach used by the value at risk model. The average daily trading profit was $6.2 million for fiscal 1997. The range of daily trading profit volatility reflects the Company's historical ability to manage its exposure to market risk and the diversified nature of its trading activities.


                   DAILY TRADING PROFIT FREQUENCY DISTRIBUTION

       [The following is a tabular version of a bar graph included in the paper version of the Annual Report]

              FREQUENCY                            INTERVALS
           (Number of Days)            (Daily Trading Profit Volatility)
           ----------------            ---------------------------------

                  0                               (5,000,000)
                  0                               (4,000,000)
                  1                               (3,000,000)
                  0                               (2,000,000)
                  2                               (1,000,000)
                  6                                        0
                  2                                1,000,000
                  13                               2,000,000
                  16                               3,000,000
                  21                               4,000,000
                  30                               5,000,000
                  20                               6,000,000
                  18                               7,000,000
                  28                               8,000,000
                  22                               9,000,000
                  15                              10,000,000
                  9                               11,000,000
                  13                              12,000,000
                  7                               13,000,000
                  5                               14,000,000
                  6                               15,000,000
                  7                               16,000,000
                  5                               17,000,000
                  0                               18,000,000
                  0                               19,000,000
                  7      greater than or equal to 20,000,000

                                RISK MANAGEMENT


Credit Risk

Credit risk arises from the potential inability of counterparties to perform on an obligation in accordance with the terms of the contract. The Company is exposed to credit risk in various capacities: as counterparty in financial contracts; as direct lender; as holder of securities; and as member of exchanges and clearing organizations. The Company accepts credit risk whenever a counterparty is obligated to perform under a contract. As a lender, the Company is exposed to the risk of nonpayment of interest or principal by the borrower. As a holder of securities, the Company is exposed to default by the issuer or to the possibility of market price deterioration. The Company has established policies and procedures to manage credit risk.

          The Credit Policy Committee has full authority to rule on all credit issues. The Credit Policy Committee establishes credit limits for the Global Credit Committee and Global Credit Department, approves exposure measurement standards and sets documentation and credit support policies. The Global Credit Committee implements the policies established by the Credit Policy Committee on an individual counterparty level. The credit risk management functions of the Company are administered in four departments: Global Credit; Margin; Risk Management and Correspondent Clearing (Specialist Clearance).

          The Global Credit Department is responsible for approving, monitoring and controlling extensions of credit to counterparties of the Company. The department's function is to assess the creditworthiness of the Company's counterparties, to assign credit limits and credit requirements, to assess the quality and acceptability of collateral, to monitor compliance with these credit limits, to obtain adequate legal documentation and to carry out the directives of the Global Credit Committee.

          The Company measures and monitors credit risk depending upon the nature of the financial instrument creating the credit exposure. For products other than derivatives, credit risk is controlled by the Global Credit Department on the basis of notional amounts and the terms of the contract. The Global Credit Department's oversight of the credit risk associated with derivative products includes the measurement of the replacement cost of the position in addition to any estimates of potential future exposure as a result of market changes. The gross replacement cost of a derivative position is the positive mark-to-market value of the transaction without taking into account the effects of netting or collateralized arrangements.

          Master netting agreements and various enhancements such as collateral are used to reduce counterparty credit risk. The credit exposures reflect these risk-reducing features to the extent they are legally enforceable. The Company's net replacement cost of derivative contracts in a gain position at June 30, 1997 and 1996 was $540.8 million and $276.8 million, respectively. Exchange-traded financial instruments are guaranteed by the clearing organization and have minimal credit risk due to margin requirements.

          The Global Credit Department establishes three classes of derivatives credit limits: unsecured, mark-to-market and initial margin. Derivatives operations monitors the counterparty's designated credit requirements.

          Unsecured credit limits are available to certain investment-grade quality clients who will post no collateral to support their derivatives contracts. The Company measures credit risk arising from derivative contracts with unsecured counterparties using a value at risk approach. A statistical estimate of potential exposure is applied against unsecured derivatives credit limits. The statistical models used by the Company project the highest replacement cost during the life of the contracts all but 2.3% of the time. The Global Credit Department's determination of the size and tenor of a counterparty's credit line includes an assessment of credit ratings and tangible equity amounts. The Global Credit Department establishes internal ratings for unrated counterparties based on the quality and size of the counterparty as well as the countries in which they operate, among other criteria.

                                RISK MANAGEMENT


          Mark-to-market derivatives credit limits are for clients posting no initial margin but posting collateral once the replacement cost of the contract reaches a specified threshold of either potential exposure estimates or replacement costs which trigger calls for collateral by the Company. Exposure thresholds are based on the investment grade of the counterparty.

          Initial margin credit limits are for those posting collateral at the onset of the contract in addition to marking-to-market as the replacement cost changes, subject to a minimum call level. Since potential exposures net of posted collateral are minimal, the Company monitors risk based on the amount of collateral required from the counterparty.

          The Margin Department is responsible for evaluating the risk of extending to the Company's customers loans secured by certain marketable securities. The Margin Department evaluates the creditworthiness of the borrower as well as the acceptability of collateral.

          The Risk Management Department is responsible for monitoring the market risk of the Company's proprietary positions. As part of its duties, the group evaluates the credit quality of securities positions held in inventory in order to quantify and limit the risk to the Company of issuer default or changes in credit spreads.

          The Risk Department of the Specialist Clearance function is responsible for extensions of credit to correspondents (broker dealers and other professional investors) and their customers. The department uses sophisticated computer simulations to project adverse moves in the value of certain correspondents' or their customers' assets held by the Company on an individual security basis and portfolio basis. These daily simulations value the positions assuming a minimum adverse move for portfolios of 20% and individual securities of 25%. In some cases, these percentages are considerably higher depending on a portfolio's or instrument's market value, volatility and liquidity.

Operating Risk

Operating risk is the potential for loss arising from limitations in the Company's financial systems and controls, deficiencies in legal documentation and the execution of legal and fiduciary responsibilities, deficiencies in technology and the risk of loss attributable to operational problems. These risks are less direct than credit and market risk, but managing them is critical, particularly in a rapidly changing environment with increasing transaction volumes. In order to reduce or mitigate these risks, the Company has established and maintains an effective internal control environment which incorporates various control mechanisms at different levels throughout the organization and within such departments as Finance and Accounting, Operations, Legal and Internal Audit. These control mechanisms are designed to ensure that operational policies and procedures are being followed and that the Company's various businesses are operating within established corporate policies and limits.

          Management has established and maintains an effective internal control structure over financial reporting, the primary goal of which is to ensure that policies and procedures have been established regarding authorization, access to assets and asset accountability. This provides a high degree of assurance that assets are acquired and safeguarded, and that liabilities are incurred and discharged, in accordance with management's decisions. In addition, an effective internal control structure ensures that financial information is accurately maintained on the books. The Company also has effective risk controls in place to ensure that operational functions such as transaction initiation, transaction processing and settlement/clearance are functioning properly.

          The Company has invested heavily in technology over the years in order to have the ability to gather and process information efficiently and to handle the wide variety of products and services the Company offers. In addition, our investment in technology allows us to communicate information efficiently and securely to our customers and to groups within the Company.

          The Company has policies and procedures in place related to contract administration, which includes ensuring that contract files are properly maintained and that International Swap Dealers Association master netting agreements, which provide protection in the event of counterparty default, are obtained.

          The Operations Committee, together with the Management and Compensation Committee, has oversight responsibilities for all operational and other matters that affect the Company's day-to-day activities. These committees also review new products/businesses and ensure that policies and procedures are established and in place prior to doing business.

The Bear Stearns Companies Inc.
CONSOLIDATED STATEMENTS OF INCOME

                                                        Fiscal Year Ended      Fiscal Year Ended       Fiscal Year Ended
                                                                 June 30,               June 30,                June 30,
In thousands, except share data                                      1997                   1996                    1995
===========================================================================================================================
REVENUES
        Commissions                                        $      732,343         $      686,548          $      546,939
        Principal transactions                                  1,571,332              1,239,697                 842,575
        Investment banking                                        663,249                607,338                 348,886
        Interest and dividends                                  3,058,452              2,393,266               1,987,297
        Other income                                               51,902                 37,014                  27,875
        -------------------------------------------------------------------------------------------------------------------
        Total revenues                                          6,077,278              4,963,863               3,753,572
        Interest expense                                        2,551,364              1,981,171               1,678,515
        -------------------------------------------------------------------------------------------------------------------
           Revenues, net of interest expense                    3,525,914              2,982,692               2,075,057
        -------------------------------------------------------------------------------------------------------------------


NON-INTEREST EXPENSES
        Employee compensation and benefits                      1,726,931              1,469,448               1,080,487
        Floor brokerage, exchange and clearance fees              141,211                129,509                 109,040
        Communications                                            102,926                 92,827                  85,711
        Occupancy                                                  88,419                 85,899                  83,247
        Depreciation and amortization                              89,719                 69,878                  59,274
        Advertising and market development                         69,765                 56,797                  57,036
        Data processing                                            36,620                 34,305                  33,650
        Other expenses                                            256,633                209,103                 178,530
        -------------------------------------------------------------------------------------------------------------------
           Total non-interest expenses                          2,512,224              2,147,766               1,686,975
        -------------------------------------------------------------------------------------------------------------------
        Income before provision for income taxes                1,013,690                834,926                 388,082
        Provision for income taxes                                400,360                344,288                 147,471
        -------------------------------------------------------------------------------------------------------------------
        Net income                                         $      613,330         $      490,638          $      240,611
        ===================================================================================================================
        Net income applicable to common shares             $      589,497         $      466,145          $      215,474
        ===================================================================================================================
        Earnings per share                                 $         4.20         $         3.27          $         1.54
        ===================================================================================================================
        Weighted average common and
           common equivalent shares outstanding               147,847,885            148,855,048             147,755,982
===========================================================================================================================

                 See Notes to Consolidated Financial Statements.

The Bear Stearns Companies Inc.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                                        June 30,                June 30,
In thousands, except share data                                                             1997                    1996
===========================================================================================================================
ASSETS
        Cash and cash equivalents                                                    $ 1,249,132               $ 127,847
        Cash and securities deposited with clearing organizations
           or segregated in compliance with federal regulations                        1,448,814               1,702,124
        Securities purchased under agreements to resell                               28,340,599              24,517,275
        Securities borrowed                                                           40,711,280              29,611,207
        Receivables:
           Customers                                                                   8,572,521               7,976,373
           Brokers, dealers and others                                                 1,227,947                 811,391
           Interest and dividends                                                        405,892                 305,725
        Financial instruments owned, at fair value                                    38,437,280              26,222,134
        Property, equipment and leasehold improvements, net of accumulated depreciation and amortization of $415,681 and $318,657
           in 1997 and 1996, respectively                                                379,533                 331,924
        Other assets                                                                     660,537                 479,157
        -------------------------------------------------------------------------------------------------------------------
        Total Assets                                                               $ 121,433,535            $ 92,085,157
        ===================================================================================================================


LIABILITIES AND STOCKHOLDERS' EQUITY
        Short-term borrowings                                                       $ 14,416,671             $ 9,867,619
        Securities sold under agreements to repurchase                                39,431,216              33,353,899
        Payables:
           Customers                                                                  29,921,386              21,905,015
           Brokers, dealers and others                                                 2,808,359               1,847,599
           Interest and dividends                                                        452,662                 448,121
        Financial instruments sold, but not yet purchased, at fair value              20,784,796              13,916,581
        Accrued employee compensation and benefits                                       907,337                 712,962
        Other liabilities and accrued expenses                                           964,409               1,094,333
        -------------------------------------------------------------------------------------------------------------------
                                                                                     109,686,836              83,146,129
        -------------------------------------------------------------------------------------------------------------------
        Commitments and contingencies


        Long-term borrowings                                                           8,120,328               6,043,614
        -------------------------------------------------------------------------------------------------------------------
        Guaranteed Preferred Beneficial Interests in Company Subordinated
           Debt Securities                                                               200,000
        Preferred Stock issued by subsidiary                                             150,000                 150,000
        -------------------------------------------------------------------------------------------------------------------


STOCKHOLDERS' EQUITY
        Preferred Stock                                                                  437,500                 437,500
        -------------------------------------------------------------------------------------------------------------------
        Common Stock, $1.00 par value; 200,000,000 shares authorized;
           167,784,941 shares and 159,803,764 shares issued in 1997 and 1996,
           respectively                                                                  167,785                 159,804
        Paid-in capital                                                                1,874,016               1,696,217
        Retained earnings                                                              1,031,736                 694,108
        Capital Accumulation Plan                                                        655,007                 471,191
        Treasury Stock, at cost
           Adjustable Rate Cumulative Preferred Stock, Series A:
             2,520,750 shares and 2,341,350 shares in 1997 and 1996,
             respectively                                                               (103,421)                (95,389)
           Common Stock: 50,191,531 shares and 41,664,729 shares in 1997
             and 1996, respectively                                                     (772,551)               (598,217)
        Note receivable from ESOP trust                                                  (13,701)                (19,800)
        -------------------------------------------------------------------------------------------------------------------
        Total Stockholders' Equity                                                     3,276,371               2,745,414
        -------------------------------------------------------------------------------------------------------------------
        Total Liabilities and Stockholders' Equity                                 $ 121,433,535            $ 92,085,157
        ===================================================================================================================

                 See Notes to Consolidated Financial Statements.

The Bear Stearns Companies Inc.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                                                                                    Treasury Stock
                                                                                             --------------------------
                                                                                              Adjustable Rate
                                                                                                 Cumulative
                                                                                              Preferred Stock,               Note
                                           Common                                   Capital     Series A-$50    Common    Receivable
In thousands,                Preferred      Stock        Paid-In       Retained   Accumulation  Liquidation     Stock     from ESOP
except share data              Stock    $1 Par Value     Capital       Earnings       Plan       Preference  $1 Par Value   Trust
------------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1994        $ 437,500    $ 144,965    $1,447,066    $ 388,685    $ 275,415    $ (85,507)   $(410,882)   $ (30,676)
Net income                                                              240,611
Cash dividends declared
   Common ($0.60 per share)                                             (67,475)
   Preferred                                                            (25,137)
Purchase of Treasury Stock
   Common Stock
     (4,293,726 shares)                                                                                        (72,915)
Common Stock issued out of
   treasury (2,561,732 shares)                               6,475                   (18,637)                   25,604
Income tax benefits attributable
   to Common Stock issued
     out of treasury                                         4,674

5% stock dividend
   (7,237,630 shares)                          7,238        99,022     (106,354)
Note repayment from ESOP Trust                                                                                                5,229

Allocation under Capital
   Accumulation Plan                                                                  87,560
------------------------------------------------------------------------------------------------------------------------------------

Balance, June 30, 1995          437,500      152,203     1,557,237      430,330      344,338      (85,507)    (458,193)     (25,447)

Net income                                                              490,638
Cash dividends declared
   Common ($0.60 per share)                                             (70,293)
   Preferred                                                            (24,493)
Purchase of Treasury Stock
   Adjustable Rate Cumulative
     Preferred Stock, Series A
       (222,800 shares)                                                                            (9,882)
   Common Stock
     (8,513,944 shares)                                                                                       (186,863)
Common Stock issued out
   of treasury (3,289,549 shares)                            9,213                   (54,849)                   46,839
Income tax benefits attributable
   to Common Stock issued
     out of treasury                                         5,294
5% stock dividend
   (7,601,040 shares)                          7,601       124,473     (132,074)
Note repayment from ESOP Trust                                                                                                5,647
Allocation under Capital
   Accumulation Plan                                                                  181,702
------------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1996        $ 437,500    $ 159,804    $1,696,217    $ 694,108     $ 471,191   $ (95,389)  $ (598,217)   $ (19,800)
------------------------------------------------------------------------------------------------------------------------------------

                See Notes to Consolidated Financial Statements.

                                                                                                    Treasury Stock
                                                                                             --------------------------
                                                                                              Adjustable Rate
                                                                                                 Cumulative
                                                                                              Preferred Stock,               Note
                                           Common                                   Capital     Series A-$50    Common    Receivable
In thousands,                Preferred      Stock        Paid-In       Retained   Accumulation  Liquidation     Stock     from ESOP
except share data              Stock    $1 Par Value     Capital       Earnings       Plan       Preference  $1 Par Value   Trust
------------------------------------------------------------------------------------------------------------------------------------

Balance, June 30, 1996       $ 437,500   $ 159,804     $1,696,217      $694,108    $ 471,191    $ (95,389)    $(598,217)  $ (19,800)

Net income                                                              613,330
Cash dividends declared
   Common ($0.60 per share)                                             (69,928)
   Preferred                                                            (23,890)
Purchase of Treasury Stock
   Adjustable Rate Cumulative
     Preferred Stock, Series A
       (179,400 shares)                                                                            (8,032)
   Common Stock
     (7,230,103 shares)                                                                                        (186,742)
Common Stock issued out
   of treasury (745,399 shares)                               350                    (12,298)                    12,408
Income tax benefits attributable
   to Common Stock issued
     out of treasury                                        3,546
5% stock dividend
   (7,981,177 shares)                        7,981        173,903      (181,884)
Note repayment from ESOP Trust                                                                                                6,099
Allocation under Capital
   Accumulation Plan                                                                 196,114
------------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1997       $ 437,500   $ 167,785     $1,874,016    $1,031,736    $ 655,007     $(103,421)   $(772,551)  $ (13,701)
====================================================================================================================================

                See Notes to Consolidated Financial Statements.

The Bear Stearns Companies Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 Fiscal Year Ended Fiscal Year Ended   Fiscal Year Ended
                                                                          June 30,          June 30,            June 30,
In thousands                                                                  1997              1996                1995
---------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
        Net income                                                  $      613,330   $       490,638     $       240,611
        Adjustments to reconcile net income to cash used in operating activities:
           Depreciation and amortization                                    89,719            69,878              59,274
           Deferred income taxes                                          (101,859)             (189)            (11,488)
           Other                                                            73,699            61,474              28,351
       Decreases (increases) in operating receivables:
       Cash and securities deposited with clearing organizations or
             segregated in compliance with federal regulations             253,310          (392,551)          1,680,375
           Securities purchased under agreements to resell              (3,823,324)       (5,576,531)            575,020
           Securities borrowed                                         (11,100,073)       (4,979,119)         (3,558,880)
           Receivables:
             Customers                                                    (596,148)       (1,982,601)          1,272,837
             Brokers, dealers and others                                  (416,556)         (232,715)            401,776
           Financial instruments owned                                 (12,215,146)       (4,712,636)         (7,065,580)
           Other assets                                                    (80,975)          (67,439)            (85,858)
        Increases (decreases) in operating payables:
           Securities sold under agreements to repurchase                6,077,317         3,769,175           2,721,602
           Payables:
             Customers                                                   8,016,371         5,668,404            (151,321)
             Brokers, dealers and others                                   968,282           675,016             330,678
           Financial instruments sold, but not yet purchased             6,868,215         2,675,463           2,889,860
           Accrued employee compensation and benefits                      137,967           207,023            (146,346)
           Other liabilities and accrued expenses                         (138,288)          773,208              (3,964)
        -------------------------------------------------------------------------------------------------------------------
        Cash used in operating activities                               (5,374,159)       (3,553,502)           (823,053)
        -------------------------------------------------------------------------------------------------------------------


CASH FLOWS FROM FINANCING ACTIVITIES
        Net proceeds from short-term borrowings                          4,549,052         1,296,842             710,466
        Issuance of long-term borrowings                                 3,129,439         2,654,134           1,040,090
        Net proceeds from issuance of subsidiary securities                199,884
        Capital Accumulation Plan                                          196,114           181,702              87,560
        Common Stock distributions                                           4,006             6,497              18,088
        Note repayment from ESOP trust                                       6,099             5,647               5,229
        Payments for:
           Retirement of Senior Notes                                   (1,062,844)         (674,000)           (400,300)
           Treasury Stock purchases                                       (202,296)         (191,474)            (70,373)
        Cash dividends paid                                                (93,784)          (95,001)            (92,642)
        -------------------------------------------------------------------------------------------------------------------
        Cash provided by financing activities                            6,725,670         3,184,347           1,298,118
        -------------------------------------------------------------------------------------------------------------------


CASH FLOWS FROM INVESTING ACTIVITIES
        Purchases of property, equipment and leasehold improvements       (137,328)          (88,935)           (100,334)
        Purchases of investment securities and other assets               (108,480)         (134,321)             (1,172)
        Proceeds from sale of investment securities and other assets        15,582            19,757              32,338
        -------------------------------------------------------------------------------------------------------------------
        Cash used in investing activities                                 (230,226)         (203,499)            (69,168)
        -------------------------------------------------------------------------------------------------------------------
        Net increase (decrease) in cash and cash equivalents             1,121,285          (572,654)            405,897
        -------------------------------------------------------------------------------------------------------------------
        Cash and cash equivalents, beginning of year                       127,847           700,501             294,604
        -------------------------------------------------------------------------------------------------------------------
        Cash and cash equivalents, end of year                      $    1,249,132   $       127,847     $       700,501
        ===================================================================================================================

        Non-cash financing activities totaled $0, $7,522 and $2,250, for the years ended June 30, 1997, 1996 and 1995, respectively.

        See Notes to Consolidated Financial Statements.

The Bear Stearns Companies Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


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

          Equity securities acquired as a result of leveraged acquisition transactions are reflected in the consolidated financial statements at their initial cost until such time as significant transactions or developments indicate that a change in the carrying value of the securities is appropriate. Generally the carrying values of these securities will be increased only in those instances where market values are readily ascertainable by reference to substantial transactions occurring in the marketplace. Reductions to the carrying value of these securities are made in the event that the Company's estimate of net realizable value has declined below the carrying value.

Securities Transactions

Customer transactions are recorded on a settlement date basis, which is generally three business days after trade date, while the related commission revenues and expenses are recorded on a trade date basis.

Collateralized Securities Transactions

Transactions involving purchases of securities under agreements to resell ("reverse repurchase agreements") or sales of securities under agreements to repurchase ("repurchase agreements") are treated as collateralized financing transactions and are recorded at their contracted resale or repurchase amounts plus accrued interest. It is the Company's policy to take possession of securities with a market value in excess of the principal amount loaned plus the accrued interest thereon in order to collateralize reverse repurchase agreements. Similarly, the Company is required to provide securities to counterparties in order to collateralize repurchase agreements. The Company's agreements with counterparties generally contain contractual provisions allowing for additional collateral to be obtained, or excess collateral returned, when necessary. It is the Company's policy to value collateral daily and to obtain additional collateral, or to retrieve excess collateral from counterparties, when deemed appropriate.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

          Securities borrowed and securities loaned are recorded based upon the amount of cash collateral advanced or received. Securities borrowed transactions facilitate the settlement process and require the Company to deposit cash, letters of credit or other collateral with the lender. With respect to securities loaned, the Company receives collateral in the form of cash or other collateral. The amount of collateral required to be deposited for securities borrowed, or received for securities loaned, is an amount generally in excess of the market value of the applicable securities borrowed or loaned. The Company monitors the market value of securities borrowed and loaned on a daily basis, with additional collateral obtained, or excess collateral refunded as necessary.

Fixed Assets

Depreciation of property and equipment is provided by the Company on a straight-line basis over the estimated useful life of the asset. Amortization of leasehold improvements is provided on a straight-line basis over the lesser of the estimated useful life of the asset or the remaining life of the lease.

Translation of Foreign Currencies

Assets and liabilities denominated in foreign currencies are translated at year-end rates of exchange, while income statement items are translated at average rates of exchange for the year. Gains or losses resulting from foreign currency transactions are included in net income.

Income Taxes

The Company and certain of its subsidiaries file a consolidated federal income tax return. The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") 109, "Accounting for Income Taxes." Under SFAS 109, deferred income taxes are provided based upon the net tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities. In addition, deferred income taxes are determined using the enacted tax rates and laws which will be in effect when the related temporary differences are expected to be reversed.

Earnings Per Share

Earnings per share is computed by dividing net income applicable to Common and Common Equivalent Shares by the weighted average number of Common Stock and Common Stock Equivalents outstanding during each period presented. Common Stock Equivalents include the assumed distribution of shares of Common Stock issuable under certain of the Company's deferred compensation arrangements, with appropriate adjustments made to net income for expense accruals related thereto. Additionally, shares of Common Stock issued or issuable under various employee benefit plans are included as Common Stock Equivalent Shares.

Statement of Cash Flows

For purposes of the Consolidated Statements of Cash Flows, the Company has defined cash equivalents as liquid investments not held for sale in the ordinary course of business with original maturities of three months or less. Cash payments for interest approximated interest expense for the years ended June 30, 1997, 1996 and 1995. Income taxes paid totaled $478.4 million, $279.0 million and $125.6 million for the fiscal years 1997, 1996 and 1995, respectively.


2 - FAIR VALUE OF FINANCIAL INSTRUMENTS

SFAS 107, "Disclosures about Fair Value of
Financial Instruments," requires the Company to report the fair value of financial instruments, as defined. Approximately 99.1% of the Company's assets and 99.5% of the Company's liabilities are carried at fair value or contracted amounts which approximate fair value.

          Financial instruments owned and financial instruments sold, but not yet purchased are carried at fair value. Assets which are recorded at contracted amounts approximating fair value consist largely of short-term secured receivables, and include reverse repurchase agreements, securities borrowed and certain other receivables. Similarly, the Company's short-term liabilities such as bank loans, commercial paper, medium-term notes, repurchase agreements, securities loaned and certain other payables are recorded at contracted amounts approximating fair value. These instruments generally have variable interest rates and short-term maturities, in many cases overnight, and, accordingly, are not materially affected by changes in interest rates.

          The estimated fair value of the Company's long-term borrowings, based upon market rates of interest available to the Company at June 30, 1997 for debt obligations of similar maturity, was approximately $8.1 billion, which was less than the aggregate carrying value by approximately $7.7 million. However, the Company enters into interest rate swaps and other transactions designed to either convert its fixed rate debt into floating rates or otherwise hedge its exposure to interest rate movements. Accordingly, unrecognized gains on interest rate swaps and other transactions hedging the Company's long-term borrowings substantially offset the effect of changes in interest rates on the fair value of the Company's long-term borrowings. For discussion of the Company's financial instruments with off-balance-sheet risk see Note 11.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


3 - FINANCIAL INSTRUMENTS

Financial instruments owned and financial instruments sold, but not yet purchased consisting of the Company's proprietary trading and investment accounts, at fair value, as of June 30, were as follows:

In thousands                                                                  1997                             1996
----------------------------------------------------------------------------------------------------------------------
FINANCIAL INSTRUMENTS OWNED:

       US government and agency                                          $ 13,275,828                     $  8,258,074
       Other sovereign governments                                          1,847,691                          656,699
       Corporate equity                                                     8,351,399                        5,225,171
       Convertible debt                                                     2,928,800                        3,267,399
       Corporate debt                                                       4,961,737                        4,739,512
       Derivative financial instruments                                     2,780,231                        1,855,617
       Mortgages and other mortgage-backed securities                       3,745,779                        1,796,322
       Other                                                                  545,815                          423,340
       ---------------------------------------------------------------------------------------------------------------
                                                                         $ 38,437,280                     $ 26,222,134
       ===============================================================================================================


----------------------------------------------------------------------------------------------------------------------
FINANCIAL INSTRUMENTS SOLD, BUT NOT YET PURCHASED:

       US government and agency                                         $   8,695,621                     $  5,502,459
       Other sovereign governments                                          1,479,278                          964,808
       Corporate equity                                                     4,976,169                        4,469,425
       Corporate debt                                                       1,099,700                          877,576
       Derivative financial instruments                                     4,412,986                        2,088,621
       Other                                                                  121,042                           13,692
       ---------------------------------------------------------------------------------------------------------------
                                                                         $ 20,784,796                     $ 13,916,581
       ===============================================================================================================

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

4 - SHORT-TERM FINANCING

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

          Borrowings made under the Company's commercial paper programs were $7.8 billion and $4.3 billion at June 30, 1997 and 1996, respectively. During the fiscal years 1997 and 1996, the weighted average interest rates on such borrowings were 5.47% and 5.66%, respectively. The weighted average rates at June 30, 1997 and 1996 were 5.59% and 5.33%, respectively.

          At June 30, 1997 and 1996, the Company had outstanding $5.7 billion and $4.9 billion, respectively, principal amount of Medium-Term Notes maturing from six to 18 months from the date of issue. The Medium-Term Notes generally bear interest at variable rates based upon the London Interbank Offered Rate ("LIBOR"). During the fiscal years 1997 and 1996, the weighted average interest rates on the Medium-Term Notes were 5.63% and 5.85%, respectively. The weighted average rates at June 30, 1997 and 1996 were 5.84% and 5.55%, respectively.

          At June 30, 1997 and 1996, the Company had outstanding $39.4 billion and $33.4 billion of repurchase agreements. During the fiscal years 1997 and 1996, the weighted average interest rates on the repurchase agreements were 5.30% and 5.41%, respectively. The weighted average rates at June 30, 1997 and 1996 were 5.44% and 5.15%, respectively.

          Short-term borrowings at June 30, 1997 and 1996 included $920.5 million and $651.1 million, respectively, of bank loans. During the fiscal years 1997 and 1996, the weighted average interest rates on such bank loans were 5.36% and 5.40%, respectively. The weighted average rates at June 30, 1997 and 1996 were 4.56 % and 5.33%, respectively.

5 - LONG-TERM BORROWINGS

Long-term borrowings at June 30 consisted of the following:

In thousands                                                                1997                       1996
---------------------------------------------------------------------------------------------------------------
     Floating-Rate Notes due 1998 to 2030                               $ 1,122,461               $   924,129
     Fixed-Rate Senior Notes due 1998 to 2005;
        interest rates ranging from 53\4% to 93\8%                        3,068,453                 2,568,696
     Medium-Term Notes & Other                                            3,929,414                 2,550,789
     ----------------------------------------------------------------------------------------------------------
     Total long-term borrowings                                         $ 8,120,328               $ 6,043,614
     ==========================================================================================================

          The Floating-Rate Notes are unsecured and bear interest at rates primarily related to LIBOR. For those Floating-Rate Notes which are not based upon LIBOR, the Company has entered into interest rate swaps and certain other transactions in order to convert them into floating rates based upon LIBOR. During the years ended June 30, 1997 and 1996, the weighted average effective interest rates on the Floating-Rate Notes were 5.88% and 6.29%, respectively. The weighted average effective interest rates on the Floating-Rate Notes at June 30, 1997 and 1996 were 6.06% and 5.85%, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


          The Company has entered into interest rate swaps and certain other transactions in order to convert its Fixed-Rate Senior Notes into floating rates based upon LIBOR. The weighted average effective interest rates on the Company's Fixed-Rate Senior Notes during the fiscal years 1997 and 1996 were 6.21% and 6.45%, respectively. The weighted average effective interest rates on the Company's Senior Notes at June 30, 1997 and 1996 were 6.22% and 6.01%, respectively.

          The Company's Medium-Term Notes have maturities ranging from 18 months to 30 years from the date of issue and bear interest at either a fixed rate or a variable rate primarily based upon LIBOR. During the fiscal years 1997 and 1996, the weighted average interest rates on the Medium-Term Notes were 5.85% and 6.11%, respectively. The weighted average interest rates on the Company's Medium-Term Notes at June 30, 1997 and 1996 were 6.02% and 5.81%, respectively. Maturities of long-term borrowings at June 30, 1997 consisted of the following:


In thousands
--------------------------------------------------------
        FISCAL YEAR                         AMOUNT
        -----------                         ------

           1998                           $1,576,734
           1999                            1,532,869
           2000                            1,059,431
           2001                            1,336,409
           2002                              532,074
           Thereafter                      2,082,811
           ---------------------------------------------
                                          $8,120,328
========================================================

          Instruments governing certain indebtedness of the Company contain various covenants, the most restrictive of which require the maintenance of minimum levels of stockholders' equity by the Company and Bear Stearns. At June 30, 1997, the Company and Bear Stearns were in compliance with all covenants contained in these various debt agreements.

6 - INCOME TAXES

The provision (benefit) for income taxes for the fiscal years ended June 30 consisted of the following:

In thousands                                                   1997                     1996                      1995
------------------------------------------------------------------------------------------------------------------------
Current:
         Federal                                            $ 326,359                $ 212,686                $ 103,944
         State and local                                      139,676                  108,652                   40,681
         Foreign                                               36,184                   23,139                   14,334
         ---------------------------------------------------------------------------------------------------------------
         Total current                                      $ 502,219                $ 344,477                $ 158,959
         ---------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
Deferred:
         Federal                                            $ (74,346)               $   2,596                $  (8,322)
         State and local                                      (27,513)                  (2,785)                  (3,166)
         Total deferred                                      (101,859)                    (189)                 (11,488)
         ---------------------------------------------------------------------------------------------------------------
         Total provision for income taxes                   $ 400,360                $ 344,288                $ 147,471
         ===============================================================================================================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Significant components of the Company's deferred tax assets (liabilities) as of June 30 were as follows:


In thousands                                                1997                     1996                   1995
------------------------------------------------------------------------------------------------------------------------
Deferred tax assets:
                Deferred compensation                    $ 304,238                $ 214,484               $ 153,564
                Valuation reserves                          15,304                   19,848                  14,491
                Liability reserves                          93,631                   57,199                  23,663
                Other                                       25,398                   13,264                   5,833
                --------------------------------------------------------------------------------------------------------
                Total deferred tax assets                $ 438,571                $ 304,795               $ 197,551
                --------------------------------------------------------------------------------------------------------


Deferred tax liabilities:
                Partnerships                             $(106,379)               $ (82,314)              $ (60,893)
                Unrealized appreciation                   (117,616)                 (98,787)                 (4,864)
                Depreciation                               (15,261)                 (19,026)                (19,266)
                Other                                       (7,467)                 (14,679)                (22,728)
                --------------------------------------------------------------------------------------------------------
                Total deferred tax liabilities           $(246,723)               $(214,806)              $(107,751)
                --------------------------------------------------------------------------------------------------------
                Net deferred tax asset                   $ 191,848                $  89,989               $  89,800
                ========================================================================================================

A reconciliation of the statutory federal income tax rates and the Company's effective tax rates for the fiscal years ended June 30 were as follows:

                                                                    1997                     1996                      1995
-------------------------------------------------------------------------------------------------------------------------------
   Statutory rate                                                   35.0%                    35.0%                     35.0%
   State and local income taxes, net of federal benefit              6.9                      8.5                       6.3

   Dividend exclusion                                               (1.8)                    (1.9)                     (3.6)
   Other, net                                                       (0.6)                    (0.4)                      0.3
   ----------------------------------------------------------------------------------------------------------------------------
   Effective tax rate                                               39.5%                    41.2%                     38.0%
   ============================================================================================================================

          Not included in the reconciliation table reflected above are approximately $3.5 million, $5.3 million and $4.7 million of income tax benefits attributable to the distribution of Common Stock under the Capital Accumulation Plan for Senior Managing Directors, as amended (the "CAP Plan"), other deferred compensation plans and the exercise of stock options, credited directly to paid-in capital, for fiscal 1997, 1996 and 1995, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7 - REGULATORY REQUIREMENTS

Bear Stearns and BSSC, a subsidiary of Bear Stearns, are registered broker dealers and, accordingly, are subject to Rule 15c3-1 under the Securities Exchange Act of 1934 (the "Net Capital Rule") and the capital rules of the New York Stock Exchange, Inc. ("NYSE") and other principal exchanges of which Bear Stearns and BSSC are members. Bear Stearns and BSSC have consistently operated in excess of the minimum net capital requirements imposed by the capital rules. Included in the computation of net capital of Bear Stearns is net capital of BSSC in excess of 5% of aggregate debit items arising from customer transactions, as defined. At June 30, 1997, Bear Stearns' net capital, as defined, of $1.43 billion exceeded the minimum requirement by $1.40 billion.

          BSIL and certain other wholly owned London-based subsidiaries are subject to regulatory capital requirements of the Securities and Futures Authority, a self-regulatory organization established pursuant to the United Kingdom Financial Services Act of 1986.

          The regulatory rules referred to above, and certain covenants contained in various instruments governing indebtedness of the Company, Bear Stearns and other regulated subsidiaries, may restrict the Company's ability to withdraw capital from its regulated subsidiaries, which in turn could limit the Company's ability to pay dividends. At June 30, 1997, approximately $1.9 billion of net assets of consolidated subsidiaries were restricted as to the payment of cash dividends and advances to the Company.

8 - PREFERRED STOCK

Preferred Stock Issued by The Bear Stearns Companies Inc.

The Company issued 3.0 million shares of Adjustable Rate Cumulative Preferred Stock, Series A (the "Preferred Stock"). The Preferred Stock has a liquidation preference of $50 per share and is entitled to dividends, on a cumulative basis, at a rate equal to 135 basis points below the highest of the Treasury Bill Rate, the Ten Year Constant Maturity Rate and the Thirty Year Constant Maturity Rate, as defined; however, the dividend rate for any dividend period may not be less than 5.50% per annum, nor greater than 11.00% per annum. The Company may redeem the Preferred Stock, either in whole or in part, at a redemption price of $50 per share plus accumulated and unpaid dividends. The weighted average dividend rate on the Preferred Stock was 5.63% during the year ended June 30, 1997. During the year ended June 30, 1997, the Company repurchased 179,400 shares at a cost of approximately $8.0 million. At June 30, 1997, the Company held 2,520,750 shares of Preferred Stock in treasury.

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

Preferred Stock Issued by Subsidiaries

Bear Stearns Finance LLC ("BSF"), a wholly owned subsidiary of the Company, has outstanding $150.0 million Exchangeable Preferred Income Cumulative Shares ("EPICS"), Series A, which have a liquidation value of $25 per share, and an annual dividend rate of 8.00%. The EPICS are callable at the option of BSF, in whole or in part, at any time on or after February 28, 1999, at their stated liquidation value.

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

          In January 1997, Bear Stearns Capital Trust I (the "Trust"), a wholly owned subsidiary of the Company, issued $200.0 million of Guaranteed Preferred Beneficial Interests in Company Subordinated Debt Securities (the "Capital Securities"). The Capital Securities are fixed/adjustable rate capital securities which have a liquidation value of $1,000 per capital security. Holders of the Capital Securities are entitled to receive semi-annual preferential cumulative cash distributions at an annual rate of 7% through January 2002. Thereafter the distributions will be at a variable rate

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


based on three-month LIBOR plus a margin of 1.75%. The proceeds of the issuance of the Capital Securities were used to purchase fixed/adjustable rate junior subordinated deferrable interest debentures (the "Subordinated Debentures") issued by the Company. The Subordinated Debentures are the sole assets of the Trust. The Subordinated Debentures will mature on January 15, 2007. The interest rate on the Subordinated Debentures is the same as the rate on the Capital Securities. The Company's guarantee of the Capital Securities, considered together with the other obligations of the Company with respect to Capital Securities, constitutes a full and unconditional guarantee by the Company of the Trust's obligation under the Capital Securities issued by the Trust.


9 - EMPLOYEE BENEFIT PLANS

The Company has a qualified non-contributory profit sharing plan covering substantially all employees. Contributions are made at the discretion of management in amounts that relate to the Company's level of income before provision for income taxes. The Company's expense related to the profit sharing plan for the years ended June 30, 1997, 1996 and 1995 was $12.5 million, $11.1 million, and $4.5 million, respectively.

          The Company maintains a non-qualified defined contribution retirement plan covering substantially all account executives. The plan provides for retirement benefits to be paid based upon a percentage of each participant's compensation and the performance of certain participant selected investment options for benefits accrued. The Company's expense for this plan for the years ended June 30, 1997, 1996 and 1995 was $9.4 million, $7.2 million and $4.5 million, respectively.

          The Company maintains a $40 million leveraged employee stock ownership plan (the "ESOP") covering substantially all full time employees. Pursuant to the terms of a Brokerage and Loan Agreement, the Company advanced funds to the ESOP trust to acquire shares of Common Stock in open market transactions. Advances made under the ESOP Note (the "Note") bear interest at a rate of 8.00% per annum. The Note is repayable in seven annual principal installments which commenced December 31, 1992. The Note is expected to be repaid through a combination of contributions by the Company and dividends on the shares of Common Stock held by the ESOP trust. The note receivable from the ESOP trust is reflected as a reduction in the Company's stockholders' equity. The Company's expense related to the ESOP for the years ended June 30, 1997, 1996 and 1995 was $5.9 million, $6.2 million and $6.0 million, respectively.

10 - EMPLOYEE STOCK PLANS

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

          During the years ended June 30, 1997, 1996 and 1995, participants deferred compensation of approximately $191.8 million, $139.7 million and $71.8 million, respectively. During the years ended June 30, 1997, 1996 and 1995, the Company recognized expense of approximately $56.4 million, $36.7 million and $20.9 million, respectively, attributable to CAP Units or cash credited to participants' deferred compensation accounts with respect to earnings adjustments. As of July 1, 1997, pursuant to the terms of the CAP Plan, 7,494,518 CAP Units were credited to participants' deferred compensation accounts with respect to the deferrals and earnings made during fiscal year 1997. In addition, $50.8 million which represented the balance of the deferral was credited to the participants' deferred compensation cash accounts. The aggregate number of shares of Common Stock distributable pursuant to the Company's obligation for CAP Units at June 30, 1997, 1996 and 1995 was approximately 34.0 million, 27.2 million and 22.2 million, respectively. Compensation deferred pursuant to the CAP Plan and allocated to participants' deferred compensation accounts in the form of CAP Units is shown as a separate component of the Company's stockholders' equity.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


11 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Company, in its capacity as a dealer in over-the-counter derivative financial instruments and in connection with its proprietary market-making and trading activities, enters into transactions in a variety of cash and derivative financial instruments in order to reduce its exposure to market risk, which includes interest rate, exchange rate, equity price and commodity price risk. SFAS 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments," defines a derivative as a future, forward, swap or option contract, or other financial instrument with similar characteristics such as caps, floors and collars. Generally these financial instruments represent future commitments to exchange interest payment streams or currencies or to purchase or to sell other financial instruments at specific terms at specified future dates. Option contracts provide the holder with the right, but not the obligation, to purchase or sell a financial instrument at a specific price before or on an established date. These financial instruments may have market and/or credit risk in excess of amounts recorded in the Consolidated Statements of Financial Condition.

The Company's principal transactions revenues by reporting categories, including derivatives, for the fiscal years ended June 30, were as follows:

In thousands                                           1997                     1996                    1995
------------------------------------------------------------------------------------------------------------------
   Fixed income                                    $   919,604              $   677,475            $   473,704
   Equity                                              393,875                  389,898                306,326
   Foreign exchange and other derivative
      financial instruments                            257,853                  172,324                 62,545
   ---------------------------------------------------------------------------------------------------------------
   Total principal transactions                    $ 1,571,332              $ 1,239,697            $   842,575
   ===============================================================================================================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Market Risk

Derivative financial instruments involve varying degrees of off-balance-sheet market risk whereby changes in the level or volatility of interest rates, foreign currency exchange rates or market values of the underlying financial instruments or commodities may result in changes in the value of the financial instrument in excess of the amounts currently reflected in the Consolidated Statements of Financial Condition. The Company's exposure to market risk is influenced by a number of factors, including the relationships among financial instruments with off-balance-sheet risk and between financial instruments with off-balance-sheet risk and the Company's proprietary securities and commodities inventories as well as the volatility and liquidity in the markets in which the financial instruments are traded. In many cases, the use of financial instruments serves to modify or offset market risk associated with other transactions and, accordingly, serves to decrease the Company's overall exposure to market risk. The Company attempts to control its exposure to market risk arising from the use of these financial instruments through the use of hedging strategies and various analytical monitoring techniques. In order to measure derivative activity, notional or contract amounts are frequently utilized. Notional/contract amounts, which are not included on the balance sheet, are used to calculate contractual cash flows to be exchanged and generally are not actually paid or received, with the exception of currency swaps and foreign exchange and mortgage-backed securities forwards. The notional/contract amounts of financial instruments that give rise to off-balance-sheet market risk are indicative only of the extent of involvement in the particular class of financial instrument and are not necessarily an indication of overall market risk.

The following table represents the notional/contract amounts of the Company's outstanding derivative financial instruments as of June 30:

In billions                                                                             1997              1996
-----------------------------------------------------------------------------------------------------------------
      Interest Rate:
      -----------------------------------------------------------------------------------------------------------
         Swap agreements, including options, swaptions, caps, collars and floors      $ 208.3           $ 175.2
         Futures contracts                                                               34.3              60.5
         Options held                                                                     4.0               3.0
         Options written                                                                  0.7               3.1
      Foreign Exchange:
         Futures contracts                                                               19.9               2.3
         Forward contracts                                                               13.6               7.9
         Options held                                                                    10.0               3.2
         Options written                                                                  9.4               3.3
      Mortgage-Backed Securities:
         Forward contracts                                                               40.5              23.0
      Equity:
         Swap agreements                                                                  6.0               3.8
         Futures contracts                                                                0.6               0.5
         Options held                                                                     2.8               1.1
         Options written                                                                  2.9               1.3
      -----------------------------------------------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Fair Value

The derivative instruments used in the Company's trading and dealer activities, as described further in Note 1, are recorded at fair value on a daily basis with the resulting unrealized gains or losses recorded in the Consolidated Statements of Financial Condition and the related income or loss reflected in revenues derived from principal transactions.

The fair values of derivative financial instruments held or issued for trading purposes as of June 30 were as follows:

                                                                 1997                                           1996
                                                    ----------------------------------              -------------------------------
In millions                                           Assets              Liabilities                Assets            Liabilities
-----------------------------------------------------------------------------------------------------------------------------------
                Swap agreements                     $   730                $ 1,250                   $ 678                 $ 846

                Futures and forward contracts           172                    248                     280                   307
                Options held                          1,880                                            897
                Options written                                              2,927                                           968




The average monthly fair values of the derivative financial instruments for the fiscal years ended June 30 were as follows:

                                                                     1997                                         1996
                                                        -------------------------------            --------------------------------
In millions                                              Assets            Liabilities              Assets            Liabilities
-----------------------------------------------------------------------------------------------------------------------------------
                Swap agreements                         $ 734              $  1,029                 $ 611                $ 698
                Futures and forward contracts             245                   218                   286                  275
                Options held                            1,120                                         704
                Options written                                               1,657                                        795


The majority of the Company's transactions with off-balance-sheet risk are short-term in duration with a weighted average maturity of approximately 2.99 years and 2.22 years at June 30, 1997 and 1996, respectively. The maturities for notional/contract amounts outstanding for derivative financial instruments as of June 30, 1997 were as follows:

                                             Less than         1 to 3            3 to 5          Greater than
In billions                                   1 Year            Years             Years             5 Years           Total
-----------------------------------------------------------------------------------------------------------------------------------
                Swap agreements              $ 43.3            $ 65.4           $ 53.4             $ 52.2           $ 214.3
                Futures contracts              42.7              10.3              1.7                0.1              54.8
                Forward contracts              54.1                                                                    54.1
                Options held                   14.6               0.2              1.7                0.3              16.8
                Options written                10.9               0.1              1.7                0.3              13.0
                -------------------------------------------------------------------------------------------------------------------
                Total                       $ 165.6            $ 76.0           $ 58.5             $ 52.9           $ 353.0
                Percent of total               46.9%             21.5%            16.6%              15.0%              100%
                ===================================================================================================================

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

          The following table summarizes the credit quality of the Company's trading-related derivatives by showing counterparty credit ratings for the replacement cost of contracts in a gain position, net of $462.1 million and $414.8 million of collateral, respectively, at June 30, 1997 and 1996:


        In millions                    1997               1996
---------------------------------------------------------------------
                RATING(1)                 NET REPLACEMENT COST

                AAA                  $  92.4             $  48.0
                AA                     201.7                86.1
                A                      152.9                93.2
                BBB                     40.6                25.6
                BB and Lower            16.5                 2.6
                Non-rated               36.7                21.3
---------------------------------------------------------------------

(1) Rating Agency Equivalent


Customer Activities

The Company's clearance activities for both clearing clients and customers involve the execution, settlement and financing of customers' securities and commodities transactions. Customers' securities activities are transacted on either a cash or margin basis, while customers' commodities transactions are generally transacted on a margin basis subject to individual exchange regulations. In connection with these activities, the Company executes and clears customers' transactions involving the sale of borrowed securities
("short sales") and the writing of option contracts. These transactions may expose the Company to off-balance-sheet risk in the event that customers are unable to fulfill their contractual obligations and customers' margin deposits are insufficient to fully cover their losses. In the event the customers fail to satisfy their obligations, the Company may be required to purchase or sell financial instruments at prevailing market prices in order to fulfill the customers' obligations.

          The Company seeks to control the risks associated with its customers' activities by requiring customers to maintain margin collateral in compliance with various regulatory and internal guidelines. The Company monitors required margin levels daily and, pursuant to such guidelines, may require customers to deposit additional cash or collateral, or to reduce positions, when deemed necessary. The Company also establishes credit limits for customers engaged in commodity activities that are monitored daily. Additionally, with respect to the Company's correspondent clearing activities, introducing correspondent firms are required to guarantee the contractual obligations of their customers.

          The Company's customer-financing and securities-settlement activities may require the Company to pledge customers' securities as collateral to satisfy exchange margin deposit requirements or to support various secured-financing sources such as bank loans, securities loaned and repurchase agreements. In the event the counterparties are unable to meet their contractual obligations to return customer securities pledged as collateral, the Company may be exposed to the risk of acquiring the securities at prevailing market prices in order to satisfy its customers' obligations. The Company seeks to control this risk by monitoring the market value of securities pledged on a daily basis and by requiring adjustments of collateral levels in the event of excess market exposure. Moreover, the Company establishes credit limits for such activities and monitors credit compliance daily.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Concentrations of Credit Risk

The Company is engaged in various securities underwriting, brokerage and trading activities. These services are provided to a diverse group of domestic and foreign corporations, governments and individual and institutional investors. A substantial portion of the Company's transactions are collateralized and are executed with, or made on behalf of, institutional investors, including other brokers and dealers, commercial banks, insurance companies, pension plans and mutual funds and other financial institutions. The Company's exposure to credit risk, associated with the nonperformance of customers in fulfilling their contractual obligations, pursuant to securities and commodities transactions, can be directly impacted by volatile or illiquid trading markets which may impair customers' ability to satisfy their obligations to the Company. The Company attempts to minimize credit risk associated with these activities by monitoring customers' credit exposure and collateral values on a daily basis and by requiring additional collateral to be deposited with or returned to the Company. A significant portion of the Company's securities processing activities includes clearing transactions for hedge funds, specialists, market-makers, risk arbitrageurs and other professional traders. Due to the nature of their operations, which may include a significant level of margin activity, short selling and option writing, the Company may have significant credit exposure should these customers be unable to meet their commitments. The Company seeks to control this risk by monitoring margin collateral levels on a daily basis for compliance with both regulatory and internal guidelines. Additional collateral is requested when necessary. To further control this risk, the Company has developed computerized risk control systems which analyze customers' sensitivity to major market movements. When deemed necessary, the Company will require the customers to deposit additional margin collateral, or reduce positions, if it is determined that the customers' activities may be subject to above-normal market risks.

Non-Trading Derivatives Activity

In order to modify the interest rate characteristics of its long- and short-term debt, the Company also engages in non-trading derivatives activities. The Company has issued dollar and foreign currency-denominated debt with both variable and fixed-rate interest payment obligations. The Company has entered into interest rate swaps primarily based on LIBOR, in order to convert fixed-rate interest payments on its debt obligations into variable-rate payments. Interest payment obligations on variable-rate debt obligations may also be modified through interest rate swaps which may change the underlying basis or reset frequency. In addition, for foreign currency debt obligations which are not used to fund assets in the same currency, the Company has entered into currency swap agreements which effectively convert the debt into dollar obligations.

          These financial instruments with off-balance-sheet risk are subject to the same market and credit risks as those which are traded in connection with the Company's market-making and trading activities. The Company has the same controls in place to monitor these risks.

          At June 30, 1997 and 1996, the Company had outstanding interest rate and currency swap agreements with a notional principal amount of $7.9 billion and $6.0 billion, respectively. The interest rate swap agreements entered into reduced net interest expense on the Company's long-term and short-term debt obligations by $29.4 million, $15.9 million and $21.1 million for the fiscal years ended June 30, 1997, 1996 and 1995, respectively. The difference to be received or paid on the swap agreements is included in interest expense as incurred, and any related receivable or payable is reflected accordingly as an asset or liability.

12 - COMMITMENTS AND CONTINGENCIES

Leases

The Company occupies office space under leases which expire at various dates through 2016. The lease commitments include the lease of the Company's headquarters at 245 Park Avenue, New York City which expires on December 31, 2002. In addition, in September 1997, the Company entered into a 99-year ground lease at 383 Madison Avenue, New York City, pursuant to which an office tower will be developed and built. The site will serve as the new worldwide headquarters and will be completed by the expiration of the current lease at 245 Park Avenue. At June 30, 1997, future minimum aggregate annual rentals payable under these noncancelable leases (net of subleases), including 383 Madison Avenue, were as follows:

        In thousands
        -----------------------------------------------------
            FISCAL YEAR
            -----------
                1998                                 65,069
                1999                                 62,519
                2000                                143,823
                2001                                 54,477
                2002                                 52,162
                Aggregate amount thereafter         238,615
        -----------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


          The various leases contain provisions for periodic escalations to the extent of increased operating and other costs. Rental expense, including escalations, under these leases was $79.5 million, $77.0 million, and $73.8 million, for the years ended June 30, 1997, 1996 and 1995, respectively.


Letters of Credit

At June 30, 1997, the Company was contingently liable for unsecured letters of credit of $2.5 billion and letters of credit of $78.0 million secured by financial instruments which are principally used as deposits for securities borrowed and for satisfying margin deposits at option and commodity exchanges.

Borrow Versus Pledge

At June 30, 1997, US government and agency securities with a market value of approximately $5.7 billion had been pledged against borrowed securities with an approximate market value of $5.6 billion.

Litigation

In the normal course of business, the Company has been named as a defendant in several lawsuits which involve claims for substantial amounts. Although the ultimate outcome of these suits cannot be ascertained at this time, it is the opinion of management, after consultation with counsel, that the resolution of such lawsuits will not have a material adverse effect on the results of operations or the financial condition of the Company.


13 - SEGMENT AND GEOGRAPHIC AREA DATA

The Company is primarily engaged in a single line of business as a securities broker and dealer, which comprises several classes of services, such as principal transactions, agency transactions, and underwriting and investment banking. These activities constitute a single industry segment for purposes of SFAS 14. Information regarding the Company's operations for the fiscal years ended June 30 is as follows:


In thousands                                                                  1997               1996                 1995
----------------------------------------------------------------------------------------------------------------------------------
                Foreign revenues                                         $     535,275       $    460,055          $    252,825
                Domestic revenues                                            5,542,003          4,503,808             3,500,747
                ------------------------------------------------------------------------------------------------------------------
                Consolidated revenues                                    $   6,077,278       $  4,963,863          $  3,753,572
                ==================================================================================================================
                Foreign income before provision for income taxes         $      28,790       $     53,470          $      3,147
                Domestic income before provision for income taxes              984,900            781,456               384,935
                ------------------------------------------------------------------------------------------------------------------
                Consolidated income before provision for income taxes    $   1,013,690       $    834,926          $    388,082
                ==================================================================================================================
                Foreign assets                                           $  22,148,655       $ 17,219,879          $ 10,428,506
                Domestic assets                                             99,284,880         74,865,278            64,168,654
                ------------------------------------------------------------------------------------------------------------------
                Consolidated assets                                      $ 121,433,535       $ 92,085,157          $ 74,597,160
                ==================================================================================================================

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


14 - QUARTERLY INFORMATION (UNAUDITED)

                                                              First        Second         Third        Fourth
In thousands, except per share data                           Quarter      Quarter        Quarter      Quarter        Total
----------------------------------------------------------------------------------------------------------------------------------
FISCAL YEAR ENDED JUNE 30, 1997
                Revenues                                 $ 1,236,153   $ 1,556,530    $ 1,511,301  $ 1,773,294     $ 6,077,278
                ------------------------------------------------------------------------------------------------------------------
                Interest expense                             547,469       616,396        576,836      810,663       2,551,364
                ------------------------------------------------------------------------------------------------------------------
                Revenues, net of interest expense            688,684       940,134        934,465      962,631       3,525,914
                Non-interest expenses
                   Employee compensation and benefits        344,372       456,825        464,596      461,138       1,726,931
                   Other                                     165,795       192,754        194,094      232,650         785,293
                ------------------------------------------------------------------------------------------------------------------
                Total non-interest expenses                  510,167       649,579        658,690      693,788       2,512,224
                ------------------------------------------------------------------------------------------------------------------
                Income before provision for income taxes     178,517       290,555        275,775      268,843       1,013,690
                Provision for income taxes                    70,068       114,043        110,294      105,955         400,360
                ------------------------------------------------------------------------------------------------------------------
                Net income                                 $ 108,449     $ 176,512      $ 165,481    $ 162,888      $  613,330
                ==================================================================================================================
                Earnings per share                            $ 0.70        $ 1.21         $ 1.14       $ 1.15          $ 4.20
                ==================================================================================================================
                Cash dividends declared per common share      $ 0.15        $ 0.15         $ 0.15       $ 0.15          $ 0.60
                ==================================================================================================================


                                                              First        Second         Third        Fourth
In thousands, except per share data                           Quarter      Quarter        Quarter      Quarter        Total
----------------------------------------------------------------------------------------------------------------------------------
FISCAL YEAR ENDED JUNE 30, 1996
                Revenues                                  $ 1,074,434  $ 1,190,063    $ 1,295,996  $ 1,403,370      $ 4,963,863
                ------------------------------------------------------------------------------------------------------------------
                Interest expense                              456,945      502,403        503,754      518,069        1,981,171
                ------------------------------------------------------------------------------------------------------------------
                Revenues, net of interest expense             617,489      687,660        792,242      885,301        2,982,692
                ------------------------------------------------------------------------------------------------------------------
                Non-interest expenses
                   Employee compensation and benefits         306,997      345,427        392,442      424,582        1,469,448
                   Other                                      154,082      161,352        177,985      184,899          678,318
                ------------------------------------------------------------------------------------------------------------------
                Total non-interest expenses                   461,079      506,779        570,427      609,481        2,147,766
                Income before provision for income taxes      156,410      180,881        221,815      275,820          834,926
                Provision for income taxes                     62,564       75,725         92,944      113,055          344,288
                ------------------------------------------------------------------------------------------------------------------
                Net income                                $    93,846  $   105,156    $   128,871  $   162,765     $    490,638
                ==================================================================================================================
                Earnings per share                             $ 0.60       $ 0.69         $ 0.86       $ 1.12           $ 3.27
                ==================================================================================================================
                Cash dividends declared per common share       $ 0.15       $ 0.15         $ 0.15       $ 0.15           $ 0.60
                ==================================================================================================================

Independent Auditors' Report

Deloitte &
  Touche LLP

TO THE BOARD OF DIRECTORS AND
STOCKHOLDERS OF THE BEAR STEARNS COMPANIES INC.

We have audited the accompanying consolidated statements of financial condition of The Bear Stearns Companies Inc. and Subsidiaries as of June 30, 1997 and 1996, and the related consolidated statements of income, cash flows and changes in stockholders' equity for each of the three years in the period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

          In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Bear Stearns Companies Inc. and Subsidiaries at June 30, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1997 in conformity with generally accepted accounting principles.


/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
New York, New York
SEPTEMBER 2, 1997

The Bear Stearns Companies Inc.

CORPORATE INFORMATION

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

The Common Stock of the Company is traded on the NYSE under the symbol BSC. The following table sets forth for the periods indicated the high and low sales prices for the Common Stock, as adjusted to reflect the 5% stock dividend distributed on the Common Stock on February 28, 1997, and the cash dividends declared on the Common Stock.

          As of September 3, 1997, there were 3,085 holders of record of the Company's Common Stock. On September 3, 1997, the last reported sales price of the Company's Common Stock was $42 1\8.

          Dividends are payable on January 15, April 15, July 15, and October 15 in each year on the Company's outstanding Adjustable Rate Cumulative Preferred Stock, Series A; Cumulative Preferred Stock, Series B; and Cumulative Preferred Stock, Series C (collectively, the "Preferred Stock"). The terms of the Preferred Stock require that all accrued dividends in arrears be paid prior to the payment of any dividend on the Common Stock.

          Since the Company is a holding company, its ability to pay dividends is limited by the ability of its subsidiaries to pay dividends and to make advances to the Company. See the Notes to Consolidated Financial Statements under the caption "Regulatory Requirements" for a further description.

                                                                                                    Cash Dividends
                                                                                                     Declared Per
                                                                         High           Low          Common Share
====================================================================================================================
FISCAL YEAR ENDED JUNE 30, 1997
                First Quarter (through September 27, 1996)             $ 23 1\4      $ 19 3\4          $ 0.15
                Second Quarter (through December 31, 1996)               26 7\8        22                0.15
                Third Quarter (through March 27, 1997)                   32 3\8        25 5\8            0.15
                Fourth Quarter (through June 30, 1997)                   35 5\8        26 1\4            0.15
                ----------------------------------------------------------------------------------------------------


                                                                                                     Cash Dividends
                                                                                                      Declared Per
                                                                         High           Low           Common Share
====================================================================================================================
FISCAL YEAR ENDED JUNE 30, 1996
                First Quarter (through September 29, 1995)             $ 20 7\8      $ 17 3\4          $ 0.15
                Second Quarter (through December 31, 1995)               19 7\8        17 1\2            0.15
                Third Quarter (through March 29, 1996)                   23            17 1\4            0.15
                Fourth Quarter (through June 30, 1996)                   23 3\8        20 3\4            0.15
                ----------------------------------------------------------------------------------------------------



                                       71