Form 10-K, Exhibit 13
period 1998-06-30
BEAR STEARNS COMPANIES INC
filed 1998-09-28
CIK 777001

Exhibit 13
                            Selected Financial Data

In thousands, except share and employee data


Fiscal Years Ended June 30,                  1998            1997            1996            1995           1994

                                OPERATING RESULTS
Revenues                              $  7,979,936    $  6,077,278    $  4,963,863    $  3,753,572   $  3,440,638

Interest expense                         3,638,513       2,551,364       1,981,171       1,678,515      1,023,866
                                      ------------    ------------    ------------    ------------   ------------

Revenues, net of interest expense        4,341,423       3,525,914       2,982,692       2,075,057      2,416,772
                                      ------------    ------------    ------------    ------------   ------------

Non-interest expenses

   Employee compensation and
     benefits                            2,111,741       1,726,931       1,469,448       1,080,487      1,227,061

   Other                                 1,166,190         785,293         678,318         606,488        546,912
                                      ------------    ------------    ------------    ------------   ------------

Total non-interest expenses              3,277,931       2,512,224       2,147,766       1,686,975      1,773,973
                                      ------------    ------------    ------------    ------------   ------------

Income before provision for
   income taxes                          1,063,492       1,013,690         834,926         388,082        642,799

Provision for income taxes                 403,063         400,360         344,288         147,471        255,834
                                      ------------    ------------    ------------    ------------   ------------

Net income                            $    660,429    $    613,330    $    490,638    $    240,611   $    386,965
                                      ------------    ------------    ------------    ------------   ------------

Net income applicable to common
   shares                             $    629,417    $    589,497    $    466,145    $    215,474   $    362,592
                                      ------------    ------------    ------------    ------------   ------------

                               FINANCIAL POSITION

Total assets                          $154,495,895    $121,433,535    $ 92,085,157    $ 74,597,160   $ 67,392,018

Long-term borrowings                  $ 13,295,952    $  8,120,328    $  6,043,614    $  4,059,944   $  3,408,096

Stockholders' equity(1)               $  4,641,533    $  3,626,371    $  2,895,414    $  2,502,461   $  2,316,566

Common shares and common share
   equivalents outstanding(2)          151,631,589     151,561,465     151,274,714     151,465,966    149,208,420

                                 PER SHARE DATA

Earnings per share(2,3)                $  4.60        $   4.20        $   3.27        $   1.54        $   2.50

Cash dividends declared per            $  0.60        $   0.58        $   0.54        $   0.52        $   0.49
   common share(2)

Book value per common share(2)         $ 23.86        $  19.56        $  16.03        $  13.34        $  12.31

                                   OTHER DATA

Return on average common equity          21.7%           27.9%           25.6%           13.5%          23.3%

Profit margin(4)                         24.5%           28.7%           28.0%           18.7%          26.6%

Employees                                9,180           8,309           7,749           7,481          7,321

1 Includes $350 million of Preferred Stock issued by subsidiaries of the Company which consists of $150 million of Exchangeable Preferred Income Cumulative Shares and $200 million of Guaranteed Preferred Beneficial Interests in Company Subordinated Debt Securities for the years ended June 30, 1998 and 1997. See Note 8 of Notes to Consolidated Financial Statements.
2    Adjusted to reflect all stock dividends prior to June 30, 1998.
3    See Note 1 of Notes to Consolidated Financial Statements.
4 Represents the ratio of income before provision for income taxes to revenues, net of interest expense.

FINANCIAL CONTENTS


                     Management's Discussion and Analysis


                     Risk Management


                     Consolidated Statements of Income


                     Consolidated Statements of Financial Condition


                     Consolidated Statements of Cash Flows


                     Consolidated Statements of Changes in Stockholders' Equity


                     Notes to Consolidated Financial Statements


                     Independent Auditors' Report

The Bear Stearns Companies Inc.
Management's Discussion
AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Company's principal business activities, investment banking, securities trading and brokerage, are, by their nature, highly competitive and subject to various risks, in particular, volatile trading markets and fluctuations in the volume of market activity. Consequently, the Company's net income and revenues in the past have been, and are likely to continue to be, subject to wide fluctuations, reflecting the impact of many factors, including securities market conditions, the level and volatility of interest rates, competitive conditions, liquidity of global markets, international and regional political events, regulatory developments and the size and timing of transactions.

     In fact, the domestic and international securities markets have experienced significant price and volume volatility in the period subsequent to June 30, 1998, creating uncertainty in trading and investment banking activity in the marketplace. Marketplace volatility has and may continue to have a negative impact on a number of transactions and business activities in which the Company is involved. Industry earnings are likely to be adversely affected during any prolonged period of market instability.

     CERTAIN  STATEMENTS  CONTAINED  IN  THIS  DISCUSSION  ARE  "FORWARD-LOOKING
STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES, INCLUDING THOSE PREVIOUSLY MENTIONED, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS.


Business Environment

The business environment during fiscal 1998 was generally characterized by a strong US economy with low inflation and stable interest rates. This created heightened investor activity with rising domestic equity and fixed income markets and increased underwriting and merger and acquisition activity. The results of these conditions were reflected in the Company's record-level commissions, principal transactions and investment banking revenues.

     Domestic equity markets were characterized by record flows, with the New York Stock Exchange average daily trading volume rising over 28%, while the major indexes, such as the Dow Jones Industrial Average and the Standard & Poor's 500 Index, again reached record levels. The Dow Jones Industrial Average increased by 1,279 points reaching 8,952 by the end of the fiscal year, while the Standard & Poor's 500 Index climbed 28% during the year.

     The weakening and devaluation of certain Asian currencies caused significant volatility and overall declines in global markets, particularly in Asia. These events led to reduced liquidity in emerging markets. With increasing concern over the economic and financial problems in Asia, the global market environment experienced heavy volatility during fiscal 1998. Concern over such volatility contributed in part to the record level of domestic volume, as investors sought refuge in the more stable US marketplace. The demand for US investments also contributed to the high level of corporate finance activity, which was reflected in the continued strength in mergers and acquisitions as well as significant increases in equity and high yield underwriting volumes.

     The business environment during fiscal 1997 was generally characterized by a stable economy and low levels of inflation, which resulted in improved financial market conditions and heightened investor activity. Bond prices rose steadily for most of the year, and interest rates at the time fell to their lowest levels of the previous three years. The New York Stock Exchange and the NASDAQ average daily trading volumes reached new levels in fiscal year 1997, while major stock indexes climbed into new territory. These improved financial conditions led to increased investor activity, resulting in strong commissions and trading revenues. Additionally, the favorable environment created by stock prices and falling interest rates provided a strong investment banking backdrop.


Results of Operations

The Company reported net income of $660.4 million, or $4.60 per share, in fiscal 1998, which represented an increase of 7.7% from $613.3 million, or $4.20 per share, in fiscal 1997. The results for fiscal 1998 reflect a $108.0 million charge attributable to an increase in litigation reserves during the Company's fourth fiscal quarter. Excluding this charge, net income from operations would have been $727.5 million or $5.04 per share. The Company reported net income of $490.6 million, or $3.27 per share, in fiscal 1996.

     Revenues, net of interest expense ("net revenues"), increased 23.1% to $4.3 billion in fiscal 1998 from $3.5 billion in fiscal 1997, reflecting increases in all revenue categories. Net revenues in fiscal 1996 amounted to $3.0 billion.

     Commission revenues in fiscal 1998 increased 23.3% to $902.7 million from $732.3 million in fiscal 1997. Commission revenues derived from institutional investors and private client services increased, reflecting higher levels of activity throughout the period. Securities clearance revenues also increased, reflecting higher levels of activity and continued growth in the Company's client base. Fiscal 1997 commission revenues improved 6.7% from $686.5 million in fiscal 1996, reflecting heightened investor activity and growth of the Company's securities clearance client base.

     Revenues from principal transactions in fiscal 1998 increased 9.9% to $1.7 billion from $1.6 billion in fiscal 1997. The Company's principal transactions revenues by reporting categories for the fiscal years ended June 30, were as follows:


In millions               1998       1997       1996
----------------------- ---------- ---------- ---------
  Fixed income          $   905.7  $   919.6  $   677.5
  Equity                    472.4      393.9      389.9
  Foreign exchange
    and other
    derivative
    financial
    instruments             348.9      257.8      172.3
 .......................................................
  Total principal
    transactions        $ 1,727.0  $ 1,571.3  $ 1,239.7
 ............................................. .........

     The increase in principal transactions revenues derived from the Company's equity activities were primarily from the risk arbitrage area, reflecting favorable domestic markets and the increased level of merger and acquisition activity, and from the international area. Foreign exchange and other derivative financial instruments revenues increased, reflecting favorable market conditions and continued growth in the Company's franchise. Unfavorable residential mortgage-backed securities markets contributed to a decline in fixed income principal transactions revenues which was partially offset by increases in revenues derived from the Company's other collateralized securities activities.

     Fiscal 1997 principal transactions revenues increased 26.8% from $1.2 billion in fiscal 1996, reflecting increases in revenues from the Company's fixed income and foreign exchange and derivative activities.

     Investment banking revenues in fiscal 1998 increased 51.0% to $1.0 billion from $663.2 million in fiscal 1997. Underwriting revenues increased due to increases in volume most notably from equity and high yield issuances. Merger and acquisition fees also increased, reflecting increased activity. Fiscal 1997 investment banking revenues increased 9.2% from $607.3 million in fiscal 1996, reflecting increases in underwriting revenues due to higher new issue volume and increases in merger and acquisition fees.

     Net interest and dividends (revenues from interest and net dividends less interest expense) in fiscal 1998 increased 27.6% to $647.1 million from $507.1 million in fiscal 1997, principally due to record levels of margin debt and customer short account balances. Average interest-bearing margin debt balances were $45.8 billion during fiscal 1998 and totaled $49.8 billion at June 30, 1998, up from $38.1 billion at June 30, 1997. Average free credit balances were $10.1 billion during fiscal 1998 and totaled $11.0 billion at June 30, 1998, up from $8.9 billion at June 30, 1997. The Company also experienced significant growth in its customer securities lending activities attributable to increased customer short selling. Average customer short account balances were $59.4 billion during fiscal 1998 and reached $68.3 billion at June 30, 1998, up from $51.3 billion at June 30, 1997. Net interest and dividends in fiscal 1997 increased 23.1% from $412.1 million in fiscal 1996, principally due to the large increase in customer margin debt, customer short account balances and growth in securities lending activities associated with the Company's securities clearance client base.

     Employee compensation and benefits in fiscal 1998 increased 22.3% to $2.1 billion from $1.7 billion in fiscal 1997. The increase was principally attributable to increased incentive and discretionary bonuses associated with the increase in net revenues and earnings in fiscal 1998 and an increase in sales commissions. Employee compensation and benefits, as a percentage of net revenues, decreased to 48.6% for fiscal 1998 from 49.0% in fiscal 1997.
Full-time employees increased to 9,180 at June 30, 1998 from 8,309 at June 30, 1997. The increase in headcount is attributable to domestic as well as international strategic growth and business expansion. Employee compensation and benefits in fiscal 1997 increased 17.5%, from $1.5 billion or 49.3% of net revenues in fiscal 1996, reflecting increased incentive and discretionary bonuses associated with the increase in net revenues and earnings in fiscal 1997.

     Floor brokerage, exchange and clearance fees increased 18.1% in fiscal 1998, reflecting the increase in the volume of securities transactions processed during the fiscal year. Expenses related to communications, occupancy, data processing and depreciation and amortization increased by 21.6%, reflecting the Company's growth. The increase in other expenses is largely attributable to litigation expenses incurred during fiscal 1998, which included a $108.0 million litigation reserve related to a lawsuit filed by the Trustee for Daisy Systems Corporation (See Footnote 12 of Notes to Consolidated Financial Statements for further discussion). In addition, litigation expenses were impacted by the Company's settlement of the NASDAQ Antitrust litigation for approximately $40.6 million. Other expenses also include expenses associated with the Capital Accumulation Plan for Senior Managing Directors (the "CAP Plan"), which increased from $56.4 million in fiscal 1997 to $115.2 million in fiscal 1998. The remaining increase in other expenses reflects increased electronic data processing ("EDP") professional fees and other legal fees. EDP professional fees increased primarily due to the Company's continued investment in technological upgrades, including Year 2000 and the European Economic Monetary Union ("euro") costs.

     The increases in other expenses related to both litigation and the costs of the CAP Plan were primarily responsible for the decline in the Company's profit margin from 28.7% in fiscal 1997 to 24.5% in fiscal 1998.

     Other non-interest expenses in fiscal 1997 increased 15.8% from $678.3 million in fiscal 1996, principally reflecting expansion of the Company's business activities.

     The decrease in the Company's effective tax rate to 37.9% in fiscal 1998, from 39.5% in fiscal 1997, was principally attributable to higher levels of tax preference items. The effective tax rate in fiscal 1997 decreased from 41.2% in fiscal 1996, due to decreases in state and local taxes.


Liquidity and Capital Resources

FINANCIAL LEVERAGE

The Company maintains a highly liquid balance sheet with a majority of the Company's assets consisting of marketable securities inventories, which are marked-to-market daily, and collateralized receivables arising from customer-related and proprietary securities transactions. Collateralized receivables consist of resale agreements secured predominantly by US government and agency securities, customer margin loans and securities borrowed, which are typically secured by marketable corporate debt and equity securities. The nature of the Company's business as a securities dealer requires it to carry significant levels of securities inventories in order to meet its customer and proprietary trading needs. Additionally, the Company's role as a financial intermediary for customer activities which it conducts on a principal basis, together with its customer-related activities attributable to its clearance business, results in significant levels of customer-related balances, including customer margin debt, securities lending and repurchase activity. Accordingly, the Company's total assets and financial leverage can fluctuate significantly, depending largely upon economic and market conditions, volume of activity, customer demand, and underwriting commitments.

     The Company's total assets at June 30, 1998 increased to $154.5 billion from $121.4 billion at June 30, 1997. The increase was primarily attributable to the growth in securities borrowed, receivables from customers and financial instruments owned. Approximately $5.3 billion of the increase in total assets was related to the Company's adoption of Statement of Financial Accounting Standards ("SFAS") 127, "Deferral of the Effective Date of Certain Provisions of SFAS Statement No. 125." The adoption of SFAS 127 increased both total assets and total liabilities by the same amount and did not require any additional funding. The Company funded the remaining increase with secured borrowings (principally repurchase agreements), and an increase in the Company's capital, including long-term borrowings and stockholders' equity.

     The Company's ability to support increases in total assets is a function of its ability to obtain short-term secured and unsecured funding and its access to sources of long-term capital in the form of long-term borrowings and equity, which together form its capital base. The Company continuously monitors the adequacy of its capital base which is a function of asset quality and liquidity. Highly liquid assets such as US government and agency securities typically are funded by the use of repurchase agreements and securities lending arrangements, which require very low levels of margin. In contrast, assets of lower quality or liquidity require higher levels of margin or overcollateralization, and consequently increased levels of capital, in order to obtain secured financing. Accordingly, the mix of assets being held by the Company significantly influences the amount of leverage the Company can employ and the adequacy of its capital base.

FUNDING STRATEGY

     The Company's general funding strategy provides for the diversification of its short-term funding sources in order to maximize liquidity. Sources of short-term funding consist principally of collateralized borrowings, including repurchase transactions and securities lending arrangements, customer free credit balances, unsecured commercial paper, medium-term notes and bank borrowings generally having maturities from overnight to one year. Repurchase transactions, whereby securities are sold with a commitment for repurchase by the Company at a future date, represent the dominant component of secured short-term funding. The Company continued to increase its utilization of medium-term note financing during fiscal 1998 in order to extend maturities and achieve additional diversification of its funding sources. In addition to short-term funding sources, the Company utilizes long-term senior debt and medium-term notes as a longer-term source of unsecured financing.

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

     The Company also maintains a committed revolving-credit facility (the "facility") totaling $3.7 billion which permits borrowing on a secured basis by Bear, Stearns & Co. Inc. ("Bear Stearns"), Bear, Stearns Securities Corp. ("BSSC") and certain affiliates. The facility provides that the Company may borrow up to $1.85 billion of the $3.7 billion on an unsecured basis. Secured borrowings can be collateralized by both investment-grade and non-investment-grade financial instruments. In addition, the facility provides for defined margin levels on a wide range of eligible financial instruments that may be pledged under the secured portion of the facility. The facility terminates in October 1998. The Company currently expects to renew such facility upon expiration. There were no borrowings outstanding under the facility at June 30, 1998.

CAPITAL RESOURCES

The Company conducts a substantial portion of its operating activities within its regulated broker-dealer subsidiaries Bear Stearns, BSSC, Bear, Stearns International Limited ("BSIL"), and Bear Stearns International Trading Limited ("BSIT"). In connection therewith, a substantial portion of the Company's long-term borrowings and equity has been used to fund investments in, and advances to, these broker-dealer subsidiaries. The Company regularly monitors the nature and significance of assets or activities conducted outside the broker-dealer subsidiaries and attempts to fund such assets with either capital or borrowings having maturities consistent with the nature and liquidity of the assets being financed.

     During fiscal 1998, the Company took advantage of favorable long-term financing opportunities and strong investor demand and completed several capital-related transactions. The Company expanded its long-term borrowing base to $13.3 billion through the issuance of $7.0 billion of long-term debt. In an effort to capitalize on the favorable interest rate environment, the Company also issued $650.0 million of Cumulative Preferred Stock and redeemed $287.5 million in higher coupon Cumulative Preferred Stock (See Note 8 to the Consolidated Financial Statements for a more complete description of the preferred stock issued and redeemed). The increase in long-term borrowings along with the growth in retained earnings and issuance of Preferred Stock increased total capital to $17.9 billion from $11.7 billion at June 30, 1997. The increases in the Company's long-term borrowings and equity capital base reflect the growth in the Company's balance sheet and liquidity needs. Long-term debt totaling $11.6 billion and $6.5 billion had maturities beyond one year at June 30, 1998 and June 30, 1997, respectively.

     At June 30, 1998, the Company's long-term debt ratings were as follows:

Moody's Investors Service                      A2
Standard & Poor's                              A
Fitch IBCA                                     A+
Thomson BankWatch                              AA-
Duff & Phelps Credit Rating                    A+

     The Company's CAP Plan allows participants to defer portions of their annual compensation and in exchange to ultimately receive shares of the Company's Common Stock. In connection with the CAP Plan, during the fiscal year ended June 30, 1998, the Company repurchased a total of 5,654,124 shares of Common Stock through open market transactions at a cost of approximately $259.8 million. Included in the shares purchased during fiscal 1998 were 1,230,023 shares with a cost of $51.0 million which were credited to participants' deferred compensation accounts with respect to deferrals made during fiscal 1997. The remaining 4,424,101 shares purchased during fiscal 1998 at a cost of approximately $208.8 million were credited to the participants' CAP Plan accounts in the form of CAP Units which represented the $115.2 million of fiscal 1998 earnings on prior years' deferrals and approximately $93.6 million of the $247.4 million of fiscal 1998 deferrals. The remaining $153.8 million of fiscal 1998 deferrals was credited to the participants' CAP Plan cash accounts. The Company intends, subject to market conditions and plan limitations, to continue to purchase in future periods a sufficient number of shares of Common Stock in the open market to enable the Company to issue shares with respect to all compensation deferred, including any amounts credited to CAP Plan cash accounts, and any additional amounts allocated to participants under the CAP Plan.

     The Company's Stock Repurchase Plan (the "Repurchase Plan") allows for the purchase of up to $250.0 million of Common Stock from time to time, in the open market or otherwise, at prices then prevailing. Purchases of shares under the Repurchase Plan will be in addition to any shares regularly purchased under the CAP Plan. As of September 10, 1998, there have been no purchases under the Repurchase Plan.

CASH FLOWS

Cash and cash equivalents decreased to $1.1 billion at the end of fiscal 1998 from $1.2 billion at the end of fiscal 1997, a decrease of $175.3 million. Fiscal 1997 year-end cash and cash equivalents increased $1.1 billion from $127.8 million at the end of fiscal 1996. Fiscal 1996 year-end cash and cash equivalents decreased $572.7 million from $700.5 million at the end of fiscal 1995. Cash provided from financing activities was primarily used to support the growth in operating activities in each of the last three fiscal years.

     Cash used in operating activities in fiscal 1998 was $5.4 billion. The usage was primarily attributable to increases in securities borrowed of $16.1 billion, customer receivables of $5.7 billion and financial instruments owned of $3.0 billion. This increase was partially offset by increases in customer payables of $12.2 billion and securities sold under agreements to repurchase of $5.9 billion.

     Cash used in operating activities in fiscal 1997 was $5.4 billion. The usage was primarily attributable to increases in financial instruments owned of $12.2 billion, securities borrowed of $11.1 billion and securities purchased under agreements to resell of $3.8 billion. This increase was partially offset by increases in customer payables of $8.0 billion, financial instruments sold, but not yet purchased of $6.9 billion and securities sold under agreements to repurchase of $6.1 billion.

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

     Cash provided by financing activities in each of the three fiscal years ended June 30, 1998, 1997 and 1996 was primarily attributable to increased net borrowings that were used to support the Company's growth over the same periods while taking advantage of favorable long-term financing opportunities. During fiscal 1998, the Company also issued Cumulative Preferred Stock for aggregate proceeds of $650.0 million and redeemed higher coupon Cumulative Preferred Stock for $287.5 million.

     Investing activities in fiscal 1998 used $450.0 million primarily for net purchases of investment securities and other assets of $266.3 million and purchases of property, equipment and leasehold improvements of $183.7 million.

     Investing activities in fiscal 1997 used $230.2 million primarily for purchases of property, equipment and leasehold improvements of $137.3 million and net purchases of investment securities and other assets of $92.9 million.

     Investing activities in fiscal 1996 used $203.5 million primarily for net purchases of $114.6 million of investment securities and other assets, as well as purchases of $88.9 million of property, equipment and leasehold improvements.

REGULATED SUBSIDIARIES

As registered broker dealers, Bear Stearns and BSSC are subject to the net capital requirements of the Securities Exchange Act of 1934, the New York Stock Exchange and the Commodity Futures Trading Commission, which are designed to measure the general financial soundness and liquidity of broker dealers. BSIL and BSIT, London-based broker-dealer subsidiaries, are subject to the regulatory capital requirements of the Securities and Futures Authority, a self-regulatory organization established pursuant to the United Kingdom Financial Services Act of 1986. Additionally, Bear Stearns Bank Plc ("BSB") is subject to the regulatory capital requirements of the Central Bank of Ireland. At June 30, 1998, Bear Stearns, BSSC, BSIL, BSIT and BSB were in compliance with regulatory requirements.

     The Company's broker-dealer subsidiaries are subject to certain restrictions on the payment of dividends which could limit the Company's ability to withdraw capital from such regulated subsidiaries, which in turn could limit the Company's ability to pay dividends. See Note 7 to the Consolidated Financial Statements for a more complete description of such limitations.

MERCHANT BANKING AND
HIGH YIELD SECURITIES

As part of the Company's merchant banking activities, it participates from time to time in principal investments in leveraged acquisitions. As part of these activities, the Company originates, structures and invests in merger, acquisition, restructuring and leveraged capital transactions, including leveraged buyouts. The Company's principal investments in these transactions are generally made in the form of equity investments or subordinated loans and have not historically required significant levels of capital investment. At June 30, 1998, the Company held direct equity investments in twelve leveraged transactions with an aggregate carrying value of approximately $102.1 million.

     As part of the Company's fixed income securities activities, the Company participates in the trading and sale of high yield, non-investment-grade debt securities, non-investment-grade mortgage loans, and the securities of companies that are the subject of pending bankruptcy proceedings (collectively "high yield securities"). Non-investment-grade mortgage loans are principally secured by residential properties and include both non-performing loans and real estate owned. At June 30, 1998 and 1997, the Company held high yield securities of $2.4 billion and $1.6 billion, respectively, in long inventory, and $.3 billion and $.3 billion, respectively, in short inventory. These investments generally involve greater risk than investment-grade debt securities due to credit considerations, liquidity of secondary trading markets, and vulnerability to general economic conditions. The level of the Company's high yield securities inventories, and the impact of such activities upon the Company's results of operations, can fluctuate from period to period as a result of customer demand and economic and market considerations. Bear Stearns' Risk Committee monitors exposure to market and credit risk with respect to high yield securities inventories and establishes limits with respect to overall market exposure and concentrations of risk by both individual issuer and industry group.

     In connection with its merchant banking and high yield securities activities, the Company formed The Mayer Fund I (the "Trust"), for the purpose of making, acquiring, holding, selling and otherwise conducting transactions in bridge loans/commitments made in connection with leveraged buyouts, recapitalizations and refinancings of existing debt/commitments. The Trust has capital commitments aggregating $1.5 billion from seventeen financial institutions, which includes a capital commitment of $300 million from a subsidiary of the Company. There were no amounts invested in the Trust at June 30, 1998.

DERIVATIVE FINANCIAL INSTRUMENTS

Derivative financial instruments represent contractual commitments between counterparties that derive their value from changes in an underlying interest rate, currency exchange rate, index (e.g., S&P 500), reference rate (e.g., LIBOR), or asset value referenced in the related contract. Some derivatives, such as futures contracts, certain options, and indexed referenced warrants, can be traded on an exchange. Other derivatives, such as interest rate and currency swaps, caps, floors, collars, and swaptions, equity swaps and options, structured notes, and forward contracts, are negotiated in the over-the-counter markets. Derivatives generate both on- and off-balance-sheet implications depending on the nature of the contract.

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

     As of June 30, 1998 and 1997, the Company had notional/contract amounts of $493.7 billion and $353.0 billion of derivative financial instruments, of which $78.4 billion and $62.0 billion, respectively, were listed futures and option contracts. The aggregate notional/contract value of derivative contracts is a reflection of the level of activity and does not represent the amounts that are recorded in the Consolidated Statements of Financial Condition. The Company's derivative financial instruments, which either are used to hedge trading positions or are part of its derivative dealer activities, are marked to fair value. Fair value on exchange-traded derivative financial instruments is based upon quoted market values, while over-the-counter derivative financial instruments are generally valued at mid-market, based upon dealer price quotations and valuation pricing models. Valuation pricing models consider time value and volatility factors underlying each of the financial instruments, as well as other relevant economic factors such as market, credit and liquidity risk. The unrealized gains or losses are recorded in net income.

     Unrealized gains and losses on derivative financial instruments used to hedge the Company's long-term debt issuances are deferred, and related income and expense is recorded on an accrual basis, together with the interest expense incurred on the related debt instrument. The Company hedges its long-term debt issuances principally by converting fixed-rate instruments to floating-rate using interest rate swaps, generally based on LIBOR. This strategy allows the Company to manage interest rate exposure on its assets and liabilities, and has enabled the Company to reduce its interest expense by $23.5 million, $29.4 million and $15.9 million during fiscal years 1998, 1997 and 1996, respectively.

YEAR 2000 ISSUE

The Year 2000 issue is the result of legacy computer programs having been written using two digits rather than four digits to define the applicable year and therefore without consideration of the impact of the upcoming change in the century. Such programs may not be able to accurately process dates ending in the year 2000 and thereafter. The Company has determined that it needs to modify or replace portions of its software and hardware so that its computer systems will properly utilize dates beyond December 31, 1999.

     Over three years ago, the Company established a task force to review and develop an action plan to address the Year 2000 issue. The Company's action plan addresses both information technology and non-information technology system compliance issues. Since then, the ongoing assessment and monitoring phase has continued and includes assessment of the degree of compliance of its significant vendors, facility operators, custodial banks and fiduciary agents to determine the extent to which the Company is vulnerable to those third parties' failure to remediate their own Year 2000 issues. The Company has contacted all significant external vendors in an effort to confirm their readiness for the Year 2000 and plans to test compatibility with such converted systems. The Company also participates actively in various industry-wide tests.

     The Company has and will continue to utilize both internal and external resources to reprogram, or replace, and test its software and hardware for Year 2000 modifications. To date, the amounts incurred and expensed related to the assessment of, and efforts in connection with, the Year 2000 and the development of a remediation plan have approximated $22.0 million. The Company's total projected Year 2000 project costs, including the estimated costs and time associated with the impact of third-party Year 2000 issues, are based on currently available information. The total remaining Year 2000 project cost is estimated at approximately $38.0 million, which will be funded through operating cash flows and expensed as incurred.

     The Company believes that the activities it is undertaking in the Year 2000 project should satisfactorily resolve Year 2000 compliance exposures within its own systems worldwide. The Company has substantially completed the reprogramming and replacement phase of the project. Testing has commenced and will proceed through calendar 1999. However, if such modifications and conversions are not operationally effective on a timely basis, the Year 2000 issue could have a material impact on the operations of the Company. Additionally, there can be no assurance that the systems of other companies on which the Company's systems rely will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with the Company's systems, would not have a material adverse effect on the Company. While the Company does not have a specific, formal contingency plan, the Company's action plan is designed to safeguard the interests of the Company and its customers. The Company believes that this action plan significantly reduces the risk of a Year 2000 issue serious enough to cause a business disruption. With regard to Year 2000 compliance of other external entities, the Company is monitoring developments closely. Should it appear that a major utility, such as a stock exchange, would not be ready, the Company will work with other firms in the industry to plan an appropriate course of action.

THE EURO CONVERSION

On January 1, 1999, eleven member countries of the European Union are scheduled to establish fixed conversion rates between their national currencies and the "euro," which will ultimately result in the replacement of the currencies of these participating countries with the euro (the "Euro Conversion"). The Company is currently assessing the potential impact of the Euro Conversion on the Company and has initiated an internal analysis to plan for the conversion and implement remediation measures. The Company's analysis will encompass the costs and consequences of incomplete or untimely resolution of any required systems modifications, various technical and operational challenges and other risks including possible effects on the Company's financial position, results of operations and exchange rate risk exposures, legal and tax exposures, as well as other possible exposures. Costs associated with the Euro Conversion are being expensed by the Company during the period in which they are incurred and are not currently anticipated to be material. The Company presently believes that with remediation measures planned to be completed in the fourth quarter of calendar 1998, any risks associated with the Euro Conversion can be mitigated.

EFFECTS OF STATEMENTS OF
FINANCIAL ACCOUNTING STANDARDS

In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS 130, "Reporting Comprehensive Income," which is effective for fiscal years beginning after December 15, 1997. SFAS 130 requires businesses to disclose comprehensive income and its components in a prominent position on the face of the financial statements. The Company is currently determining the potential impact on the Company's financial statement disclosure.

     In February 1998, the FASB issued SFAS 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," which revises and standardizes pensions and other postretirement benefit plan disclosures. The Statement is effective for fiscal years beginning after December 15, 1997. The effect of SFAS 132 is not expected to be material to the Company's financial statement disclosures.

     In June 1998, the FASB issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes standards for accounting and reporting of derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. SFAS 133 is effective for fiscal quarters of fiscal years beginning after June 15, 1999. The Company expects to adopt this standard when required in fiscal year 2000 and is currently evaluating the potential impact on the Company's accounting for such activities.

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

     Managing risk at the Company begins first and foremost with the expertise and experience of trading department management. Senior Managing Directors in each department have extensive knowledge of the markets and activities in which they do business. Their experience and insight are supplemented by risk management policies and procedures intended to monitor and evaluate the Company's risk profile.

     The cornerstone of the Company's risk management practices is constant communication between trading department management and senior management concerning inventory positions and market risk profile. This process, which occurs on a daily basis, culminates each week with the trading departments making formal reports of positions, profits and losses, and trading strategies to Bear Stearns' Risk Committee (the "Risk Committee"). The Risk Committee, comprised of Senior Managing Directors from each of the various trading departments, is chaired by Alan C. Greenberg, Chairman of the Board of the Company and of Bear Stearns. The Risk Committee meets weekly and has overall responsibility for oversight of the trading departments and their related trading strategies.

     The risk management process encompasses many units, including the Controller's Department, Operations and the Risk Management Department, and is intended to support and enforce the Company's policies and procedures with respect to market risk. As part of its daily risk management procedures, the Company marks all of its inventory to market and the Controller's Department provides daily profit and loss statements to senior management covering all trading departments. The Controller's Department and Operations monitor position and balance sheet information through both reconciliation and price verification procedures.

     The Risk Management Department, which was formed in 1988, is independent of all trading areas and reports directly to the Risk Committee. The goals of the department are to understand the risk profile of each trading area, to articulate large trading or position risks to senior management, to provide traders with perspectives on their positions and to better ensure accurate mark-to-market pricing. The department's staffing and responsibilities have grown with the Company's trading activities.

     The Risk Management Department, together with trading department management, review the age and composition of each department's proprietary accounts and the profits and losses of each portfolio on a daily basis. This is to better ensure that trading strategies are being adhered to within acceptable risk parameters.

     Bear Stearns' Credit Policy Committee and its subcommittee, the Global Credit Committee, establish and review appropriate credit limits for institutional customers. The Credit Policy Committee is primarily composed of Senior Managing Directors who are generally not involved in the operations of the departments seeking credit approval for customers. The Credit Policy Committee meets weekly and establishes policies and guidelines, which the Global Credit Committee enforces by setting credit limits and by monitoring exposure of customers seeking repurchase and resale agreement facilities, derivative financial instruments and other forms of secured and unsecured credit.

MARKET RISK

Market risk generally represents the risk of loss that may result from the potential change in the value of a financial instrument as a result of fluctuations in interest and currency exchange rates, equity and commodity prices, changes in the implied volatility of interest rate, foreign exchange rate, equity and commodity prices and also changes in the credit ratings of either the issuer or its related country of origin. Market risk is inherent to both derivative and non-derivative financial instruments, and accordingly, the scope of the Company's market risk management procedures extends beyond derivatives to include all market risk sensitive financial instruments. The Company's exposure to market risk is directly related to its role as a financial intermediary in customer-related transactions and to its proprietary trading and arbitrage activities.

     The Company makes dealer markets in investment-grade corporate debt, non-investment-grade corporate ("high yield") debt, US government securities, sovereign debt, emerging markets debt obligations, mortgages and mortgage-backed securities, other collateralized securities, and municipal bonds. The Company is also an active market-maker and conducts block trading activities in the listed and over-the-counter equity markets. In connection with these activities, the Company may be required to maintain significant inventories in order to ensure availability and to facilitate customer order flow. The Company is also engaged as a dealer in over-the-counter derivatives, and accordingly enters into transactions such as interest rate and cross-currency swaps, over-the-counter swaps and options on interest rates and foreign currencies and equity swaps and options as part of its customer and proprietary trading activities. In connection with these activities, the Company attempts to mitigate its exposure to such market risk by entering into hedging transactions, which may include over-the-counter derivative contracts or the purchase or sale of securities, financial futures, options on futures or forward contracts.

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

     Following is a discussion of the Company's primary market risk exposures as of June 30, 1998 and 1997, including a discussion of how those exposures are currently managed.

INTEREST RATE RISK

Interest rate risk is a consequence of maintaining inventory positions and trading in interest-rate-sensitive financial instruments. In connection with the Company's dealer and arbitrage activities, including market-making in over-the-counter derivative contracts, the Company exposes itself to interest rate risk, arising from changes in the level or volatility of interest rates, mortgage prepayment speeds or the shape and slope of the yield curve. The Company's fixed income activities also expose it to the risk of loss related to changes in credit spreads. Credit spread risk arises from the potential that changes in an issuer's credit rating or credit perception could affect the value of financial instruments. Credit risk resulting from default on counterparty obligations is discussed in the credit risk section. The Company attempts to hedge its exposure to interest rate risk primarily through the use of interest rate swaps, options, eurodollar and US government securities and futures and forward contracts designed to reduce the Company's risk profile.

FOREIGN EXCHANGE RATE RISK

Foreign exchange rate risk arises from the possibility that changes in foreign exchange rates will impact the value of financial instruments. When the Company buys or sells a foreign currency or a financial instrument denominated in a currency other than US dollars, exposure exists from a net open currency position. Until the position is covered by selling or buying an equivalent amount of the same currency, or by entering into a financing arrangement denominated in the same currency, the Company is exposed to a risk that the exchange rate may move against it. At June 30, 1998 and 1997, the principal currencies creating foreign currency risk for the Company were the German deutsche mark and the Japanese yen. The Company attempts to hedge the risk arising from its foreign exchange activities primarily through the use of currency swaps, options, forwards and futures.

EQUITY PRICE RISK

The Company is exposed to equity price risk as a consequence of making markets in equity securities and equity derivatives. Equity price risk results from changes in the level or volatility of equity prices, which affect the value of equity securities or instruments that derive their value from a particular stock, a basket of stocks or a stock index. The Company attempts to reduce the risk of loss inherent in its inventory of equity securities by entering into hedging transactions, including equity options, designed to mitigate the Company's market risk profile.

VALUE AT RISK

The estimation of potential losses that could arise from changes in market conditions is typically accomplished through the use of statistical models that seek to predict risk of loss based on historical price and volatility patterns. The output of such statistical models are commonly referred to as value at risk. Value at risk is used to describe a probabilistic approach to measuring the exposure to market risk. This approach utilizes statistical concepts to estimate the probability of the value of a financial instrument rising above or falling below a specified amount. The calculation utilizes the standard deviation of historical changes in value (i.e., volatility) of the market risk sensitive financial instruments to estimate the amount of change in the current value that could occur at a specified probability level.

     Measuring market risk using statistical risk management models has recently become the main focus of risk management efforts by many companies whose earnings are significantly exposed to changes in the fair value of financial instruments. The Company believes that statistical models alone do not provide a reliable method of monitoring and controlling risk. While value at risk models are relatively sophisticated, the quantitative risk information generated is limited by the parameters established in creating the related models. The financial instruments being evaluated, in some cases, have features that may trigger a potential loss in excess of the amounts previously disclosed if the changes in market rates or prices exceed the confidence level of the model used. Therefore, such models do not substitute for the experience or judgment of senior management and traders, who have extensive knowledge of the markets and adjust positions and revise strategies as they deem necessary. The Company uses these models only as a supplement to other risk management tools.

     For purposes of Securities and Exchange Commission disclosure requirements, the Company has performed an entity-wide value at risk analysis of virtually all of the Company's financial assets and liabilities including all reported financial instruments owned and sold, repurchase and resale agreements, and funding assets and liabilities. The value at risk related to non-trading financial instruments has been included in this analysis and is not reported separately because the amounts were not material. The calculation is based on a methodology that uses a one-day interval and a 95% confidence level. Interest rate and foreign exchange rate risk use a "Monte Carlo" value at risk approach. Monte Carlo simulation involves the generation of price movements in a portfolio using a random number generator. The generation of random numbers is based on the statistical probabilities of the securities in the portfolio. For interest rates, each country's yield curve has five factors that describe possible curve movements. These were generated from principal component analysis. In addition, volatility and spread risk factors were used, where appropriate. Intercountry correlations were also used. Equity price risk was measured using a historical value at risk for June 30, 1997 and a combination of historical and Monte Carlo value at risk approaches for June 30, 1998. The effect of this change in approach was not material. Equity derivatives were treated as correlated with various indexes, of which the Company used approximately forty. Parameter estimates, such as volatilities and correlations, were based on daily tests through June 30, 1998. The total value at risk presented below is less than the sum of the individual components (i.e., Interest Rate Risk, Foreign Exchange Rate Risk, Equity Risk) due to the benefit of diversification among the risks.

     This table illustrates the value at risk for each component of market risk as of June 30, 1998 and 1997:


In millions                         1998       1997

MARKET RISK
Interest rate                      $ 11.1      $ 11.6
Currency                              0.9         3.2
Equity                                8.9         8.9
Diversification benefit              (6.6)       (8.7)

Total                              $ 14.3      $ 15.0

     As previously discussed, the Company utilizes a wide variety of market risk management methods, including: limits for each trading activity; marking all positions to market on a daily basis; daily profit and loss statements; position reports; aged inventory position reports; and independent verification of inventory pricing. Additionally, management of each trading department reports positions, profits and losses, and trading strategies to the Risk Committee on a weekly basis. The Company believes that these procedures, which stress timely communication between trading department management and senior management, are the most important elements of the risk management process.

     Efforts to further strengthen the Company's management of market risk are continuous, and the enhancement of risk management systems is a priority of the Company. This includes the development of quantitative methods, profit and loss and variance reports, and the review and approval of pricing models.

Risk Management

     The charts below represent a summary of the daily revenues generated by the Company's trading departments and reflect a combination of trading revenues, net interest revenues for certain trading areas and other revenues for the fiscal years ended June 30, 1998 and 1997. These charts represent a historical summary of the results generated by the Company's trading departments as opposed to the probability approach used by the value at risk model. The average daily trading profit was $6.9 million and $6.2 million for fiscal 1998 and 1997, respectively. The range of daily trading profit volatility reflects the Company's historical ability to manage its exposure to market risk and the diversified nature of its trading activities.

--------------------------------------------------------------------------------
                   DAILY TRADING PROFIT FREQUENCY DISTRIBUTION
--------------------------------------------------------------------------------

[Vertical  bar  graphs  of  Frequency   (y-axis)  versus  Daily  Trading  Profit
Volatility (x-axis) representing the following information appear here in paper format]

Fiscal Year 1998

                                      Daily Trading                Frequency
                                    Profit Volatility             (Number of
                                     ($ in millions)             Trading Days)

                                          (26)                         1
                                           (9)                         1
                                           (6)                         1
                                           (4)                         2
                                           (3)                         4
                                           (1)                         3
                                            0                          2
                                            1                          5
                                            2                         11
                                            3                         11
                                            4                         13
                                            5                         15
                                            6                         17
                                            7                         13
                                            8                         21
                                            9                         17
                                           10                         12
                                           11                         26
                                           12                         12
                                           13                         11
                                           14                          7
                                           15                          7
                                           16                          6
                                           17                          3
                                           18                          3
                                           19                          7
                                           20                          3
                                           21                          2
                                           22                          2
                                           23                          2
                                           24                          2
                                           25                          1
                                           27                          1
                                           28                          1
                                           29                          1
                                           30+                         6

Fiscal Year 1997

                                      Daily Trading                Frequency
                                    Profit Volatility             (Number of
                                     ($ in millions)             Trading Days)

                                           (3)                         1
                                           (1)                         2
                                            0                          6
                                            1                          2
                                            2                         13
                                            3                         16
                                            4                         21
                                            5                         30
                                            6                         20
                                            7                         18
                                            8                         28
                                            9                         22
                                           10                         15
                                           11                          9
                                           12                         13
                                           13                          7
                                           14                          5
                                           15                          6
                                           16                          7
                                           17                          5
                                           20+                         7

CREDIT RISK

Credit risk arises from potential nonperformance by counterparties, customers, borrowers, or debt security issuers. The Company is exposed to credit risk as trading counterparty to dealers and customers, as direct lender, as holder of securities, and as member of exchanges and clearing organizations. The Company has established policies and procedures to manage credit risk.

     The Credit Policy Committee delegates credit approval authority to the Global Credit Committee, approves exposure measurement standards, reviews concentrations of credit risk, and sets documentation and credit support standards. The Global Credit Committee, which includes several members of the Credit Policy Committee, implements policy through its review and approval of large counterparty credit limits and consideration of new or unusual credit-related transactions. The credit risk management functions of the Company are administered in four departments: Global Credit; Margin; Risk Management and Correspondent Clearing (Specialist Clearance).

     The Global Credit Department monitors and controls extensions of credit to counterparties of the Company. The department's professionals assess the creditworthiness of the Company's counterparties and assign or recommend credit limits and requirements. In addition, credit and quantitative analysts assess the quality and acceptability of collateral, measure potential credit exposure associated with certain transactions, monitor compliance with credit limits, obtain appropriate legal documentation and provide comprehensive credit risk reporting for senior management.

     Credit analysts and managers are based in Company offices in New York, London, Dublin, Tokyo and Hong Kong and specialize by industry within the U.S. and otherwise by country or region. Each analyst provides rating and limit recommendations to senior credit officers who either take action or refer recommendations to the Global Credit Committee as required by policy. Each regional manager is a member of the Global Credit Committee. All counterparties are assigned internal credit ratings reflecting the Department's quantitative and qualitative assessment of the counterparty's relative probability of default. The internal rating process may include review of audited financial statements, review of surveys performed by major statistical rating agencies, assessment of industry or sovereign factors, review of market developments, meetings with management and analysis of the risk of transactions with the counterparty.

     The Company measures its actual credit exposure--the replacement cost of counterparty contracts--on a daily basis. Master netting agreements and various enhancements such as collateral are used to reduce counterparty credit risk. The credit exposures reflect these risk-reducing features to the extent they are legally enforceable. The Company's net replacement cost of derivative contracts in a gain position at June 30, 1998 and 1997 was $1.3 billion and $540.8 million, respectively. Exchange-traded financial instruments are guaranteed by the clearing organization and have minimal credit risk due to margin requirements.

     The Company establishes potential exposure limits across a variety of financing and trading products for all counterparties on a group and individual entity basis. Potential exposure is the statistically estimated net credit exposure associated with adverse market moves over the life of contracts at a 97.7% confidence interval. For over-the-counter derivative and foreign exchange contracts, the potential exposure is estimated daily using sophisticated internally developed risk models that employ Monte Carlo simulations. Potential exposure estimates consider the size and maturity of contracts; the volatility of, and correlations among, the underlying assets, indexes, and currencies; settlement mechanisms; rights to demand additional collateral, and other legally enforceable credit mitigants, such as third-party guarantees or insurance. For other credit-sensitive fixed income products, potential exposure limits are converted to notional amounts using appropriate risk factors.

     The Company establishes country concentration limits and monitors actual and potential exposures, including both position and counterparty exposures, in emerging markets. The Sovereign Risk unit evaluates international macroeconomic conditions and recommends country concentration limits. The Company limits and monitors its exposure to sovereign default, devaluation and inconvertibility of local currencies.

     The Margin Department is responsible for evaluating the risk of extending to the Company's customers loans secured by certain marketable securities. The department evaluates the creditworthiness of the borrower as well as the acceptability of collateral, and actively monitors to ensure that collateral received meets regulatory and internal requirements.

     The Risk Management Department is responsible for monitoring the market risk of the Company's proprietary positions. As part of its duties, the group evaluates the credit quality of securities positions held in inventory in order to quantify and limit the risk to the Company of issuer default or changes in credit spreads.

     The Risk Department of the Specialist Clearance function is responsible for extensions of credit to correspondents (broker dealers and other professional investors) and their customers. The department uses sophisticated computer simulations to project adverse moves in the value of certain correspondents or their customers' assets held by the Company on an individual security basis and portfolio basis. These daily simulations value the positions assuming a minimum adverse move for portfolios of 20% and individual securities of 25%. In some cases, these percentages are considerably higher depending on a portfolio's or instrument's market value, volatility and liquidity.

     The Company, through BSSC, maintains a professional client base which consists of entities such as Floor Traders and Specialists, Arbitrageurs, Broker/Dealers, Hedge Funds and Fund of Funds groups. These clients employ a wide variety of trading styles ranging from Option Hedging, Market Neutral
Statistical Arbitrage, M & A Arbitrage and Hedged Convertible Strategies to multiple Fixed Income strategies. Trading strategies are employed in both domestic and international markets. The extension of leverage (margin debt) for a given customer is determined by the systematic analysis of the securities held and trading strategy that such customer employs. The Department has established a risk-based margin lending policy under which the minimum capital requirement may be greater than the applicable regulatory capital requirements. In other words, customers can only achieve maximum regulatory leverage if their portfolios satisfy the internal risk parameters.

     Client portfolios are analyzed and evaluated daily through extensive simulation analysis designed to estimate market-related risk. Using its internally developed risk management system known as RACS (Risk Analytic Control System), the Department is able to analyze every professional client's portfolio prior to each market open as well as on an intra-day basis. RACS uses scenario analysis to estimate market risk through extensive stress testing. All client positions are simulated across two hundred different scenarios resulting in a wide variety of potential profit and loss possibilities. Some basic assumptions used in the analysis are minimum portfolio moves of 20% as well as minimum moves in individual securities of 25% or more. Other scenarios include price movement tests of 1 and 2 standard deviations, fixed percentage moves, beta-weighted and market-capitalization-driven extreme price moves. Scenarios are constructed in such a way as to assess position and portfolio sensitivities to changes in underlying prices, volatilities, interest rates, credit spreads, currency cross rates and forward time horizons. In addition to client-level security and portfolio analysis, the system produces over 40 various reports that provide multi-dimensional views that include industry exposures, country/region exposures, and security concentration and liquidity risk. The system hardware is redundant, staffed 24 hours a day and supported by a dedicated staff of programmers and financial engineers.

     The policies and procedures of the Risk Department of the Specialist Clearance function are developed under the oversight of and reported to Professional Clearance Senior Management. The Department also coordinates with the Margin, Treasury and Global Credit Departments.

OPERATING RISK

Operating risk is the potential for loss arising from limitations in the Company's financial systems and controls, deficiencies in legal documentation and the execution of legal and fiduciary responsibilities, deficiencies in technology and the risk of loss attributable to operational problems. These risks are less direct than credit and market risk, but managing them is critical, particularly in a rapidly changing environment with increasing transaction volumes. In order to reduce or mitigate these risks, the Company has established and maintains an effective internal control environment, which incorporates various control mechanisms at different levels throughout the organization and within such departments as Financial and Accounting,
Operations, Legal and Internal Audit. These control mechanisms ensure that operational policies and procedures are being followed and that the Company's various businesses are operating within established corporate policies and limits.

     Management has established and maintains an effective internal control structure over financial reporting, the primary goal of which is to ensure that policies and procedures have been established regarding authorization, access to assets and asset accountability. This provides a high degree of assurance that assets are acquired and safeguarded and that liabilities are incurred and discharged in accordance with management's decisions. In addition, an effective internal control structure ensures that financial information is accurately maintained on the books. The Company also has effective risk controls in place to ensure that operational functions such as transaction initiation, transaction processing and settlement/clearance are functioning properly.

     The Company has invested heavily in technology over the years in order to have the ability to gather, and process information efficiently and to handle the wide variety of products and services the Company offers. In addition, the Company's investment in technology allows us to communicate information efficiently and securely to customers and to groups within the Company.

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

OTHER RISKS

Other risks encountered by the Company include political, regulatory and tax risks. These risks reflect the potential impact that changes in local laws, regulatory requirements or tax statutes have on the economics and viability of current or future transactions. In an effort to mitigate these risks, the Company seeks to continuously review new and pending regulations and legislation and participates in various special interest groups.

The Bear Stearns Companies Inc.
CONSOLIDATED STATEMENTS OF
Income


In thousands, except share data
Fiscal Years Ended June 30,                                        1998               1997               1996
------------------------------------------------------------- ---------------- ------------------- ------------------
  REVENUES
     Commissions                                               $      902,692   $      732,343      $      686,548
     Principal transactions                                         1,726,982        1,571,332           1,239,697
     Investment banking                                             1,001,494          663,249             607,338
     Interest and dividends                                         4,285,595        3,058,452           2,393,266
     Other income                                                      63,173           51,902              37,014
 ............................................................. ---------------- ------------------- -------------------
     Total revenues                                                 7,979,936        6,077,278           4,963,863
     Interest expense                                               3,638,513        2,551,364           1,981,171
 ............................................................. ---------------- ------------------- -------------------
       Revenues, net of interest expense                            4,341,423        3,525,914           2,982,692
 ............................................................. ---------------- ------------------- -------------------

------------------------------------------------------------- ---------------- ------------------- ------------------
  NON-INTEREST EXPENSES
     Employee compensation and benefits                             2,111,741        1,726,931           1,469,448
     Floor brokerage, exchange and clearance fees                     166,733          141,211             129,509
     Communications                                                   122,973          102,926              92,827
     Depreciation and amortization                                    115,141           89,719              69,878
     Occupancy                                                        100,559           88,419              85,899
     Advertising and market development                                82,499           69,765              56,797
     Data processing and equipment                                     47,785           36,620              34,305
     Other expenses                                                   530,500          256,633             209,103
 ............................................................. ---------------- ------------------- -------------------
       Total non-interest expenses                                  3,277,931        2,512,224           2,147,766
 ............................................................. ---------------- ------------------- -------------------
     Income before provision for income taxes                       1,063,492        1,013,690             834,926
     Provision for income taxes                                       403,063          400,360             344,288
 ............................................................. ---------------- ------------------- -------------------
     Net income                                                $      660,429   $      613,330      $      490,638
 ............................................................. ---------------- ------------------- -------------------
     Net income applicable to common shares                    $      629,417   $      589,497      $      466,145
 ............................................................. ---------------- ------------------- -------------------
     Earnings per share                                        $         4.60   $         4.20      $         3.27
 ............................................................. ---------------- ------------------- -------------------
     Weighted average common and common equivalent shares
       outstanding                                                150,980,825      147,847,885         148,855,048
 ............................................................. ---------------- ------------------- -------------------


See Notes to Consolidated Financial Statements.

The Bear Stearns Companies Inc.
CONSOLIDATED STATEMENTS OF
Financial Condition


In thousands, except share data
June 30,                                                                            1998                 1997
---------------------------------------------------------------------------- -------------------- -------------------
ASSETS
   Cash and cash equivalents                                                 $      1,073,821     $      1,249,132
   Cash and securities deposited with clearing organizations or
     segregated in compliance with federal regulations                              2,282,729            1,448,814
   Securities purchased under agreements to resell                                 29,846,716           28,340,599
   Receivable for securities provided as collateral                                 2,041,546
   Securities borrowed                                                             56,844,009           40,711,280
   Receivables:
     Customers                                                                     14,228,678            8,572,521
     Brokers, dealers and others                                                    1,337,146            1,227,947
     Interest and dividends                                                           467,456              405,892
   Financial instruments owned, at fair value                                      44,619,672           38,437,280
   Property, equipment and leasehold improvements, net of accumulated depreciation and amortization of $517,575 in 1998 and $415,681 in
     1997, respectively                                                               448,044              379,533
   Other assets                                                                     1,306,078              660,537
 ............................................................................ -------------------- --------------------
   Total Assets                                                              $    154,495,895     $    121,433,535
 ............................................................................ -------------------- --------------------

LIABILITIES & STOCKHOLDERS' EQUITY
   Short-term borrowings                                                     $     14,613,565     $     14,416,671
   Securities sold under agreements to repurchase                                  45,346,472           39,431,216
   Obligation to return securities received as collateral                           5,257,279
   Payables:
     Customers                                                                     42,119,042           29,921,386
     Brokers, dealers and others                                                    5,055,988            2,808,359
     Interest and dividends                                                           636,021              452,662
   Financial instruments sold, but not yet purchased, at fair value                21,070,596           20,784,796
   Accrued employee compensation and benefits                                       1,217,337              907,337
   Other liabilities and accrued expenses                                           1,242,110              964,409
 ............................................................................ -------------------- --------------------
                                                                                  136,558,410          109,686,836
 ............................................................................ -------------------- --------------------
   Commitments and contingencies (Note 12)
     Long-term borrowings                                                          13,295,952            8,120,328
 ............................................................................ -------------------- --------------------
   Guaranteed Preferred Beneficial Interests in Company Subordinated
     Debt Securities                                                                  200,000              200,000
                                                                             -------------------- --------------------
 ............................................................................
   Preferred Stock issued by subsidiary                                               150,000              150,000
 ............................................................................ -------------------- --------------------

STOCKHOLDERS' EQUITY
   Preferred Stock                                                                    800,000              437,500
   Common Stock, $1.00 par value; 200,000,000 shares authorized;
     167,784,941 shares issued in 1998 and 1997                                       167,785              167,785
   Paid-in capital                                                                  1,963,788            1,874,016
   Retained earnings                                                                1,590,574            1,031,736
   Capital Accumulation Plan                                                          833,427              655,007
   Treasury stock, at cost--
     Adjustable Rate Cumulative Preferred Stock Series A:
       2,520,750 shares at June 30, 1998 and 1997                                   (103,421)            (103,421)
     Common Stock: 50,639,294 and 50,191,531 shares at June 30, 1998 and
       1997, respectively                                                           (953,506)            (772,551)
   Note receivable from ESOP Trust                                                    (7,114)             (13,701)
 ............................................................................ -------------------- --------------------
   Total Stockholders' Equity                                                       4,291,533            3,276,371
 ............................................................................ -------------------- --------------------
   Total Liabilities and Stockholders' Equity                                $    154,495,895     $    121,433,535
 ............................................................................ -------------------- --------------------


See Notes to Consolidated Financial Statements.

The Bear Stearns Companies Inc.
CONSOLIDATED STATEMENTS OF
Cash Flows



In thousands
Fiscal Years Ended June 30,                                          1998              1997               1996
-------------------------------------------------------------  ----------------  -----------------  -----------------
   CASH FLOWS FROM OPERATING ACTIVITIES
     Net income                                                   $ 660,429         $ 613,330           $490,638
     Adjustments to reconcile net income to cash used in
     operating activities:
       Depreciation and amortization                                115,141            89,719             69,878
       Deferred income taxes                                       (204,814)         (101,859)              (189)
       Other                                                        117,954            73,699             61,474
     (Increases) Decreases in operating receivables:
       Cash and securities deposited with clearing
         organizations or segregated in compliance with
         federal regulations                                       (833,915)          253,310           (392,551)
       Securities purchased under agreements to resell           (1,506,117)       (3,823,324)        (5,576,531)
       Securities borrowed                                      (16,132,729)      (11,100,073)        (4,979,119)
       Receivables:
         Customers                                               (5,656,157)         (596,148)        (1,982,601)
         Brokers, dealers and others                               (109,199)         (416,556)          (232,715)
       Financial instruments owned                               (2,966,659)      (12,215,146)        (4,712,636)
       Other assets                                                (215,865)          (80,975)           (67,439)
     Increases (decreases) in operating payables:
       Securities sold under agreements to repurchase             5,915,256         6,077,317          3,769,175
       Payables:
         Customers                                               12,197,656         8,016,371          5,668,404
         Brokers, dealers and others                              2,246,118           968,282            675,016
       Financial instruments sold, but not yet purchased            285,800         6,868,215          2,675,463
       Accrued employee compensation and benefits                   195,000           137,967            207,023
       Other liabilities and accrued expenses                       446,152          (138,288)           773,208
 .............................................................. ----------------  -----------------  -----------------
     Cash used in operating activities                           (5,445,949)       (5,374,159)        (3,553,502)
 .............................................................. ----------------  -----------------  -----------------

   CASH FLOWS FROM FINANCING ACTIVITIES
     Net proceeds from short-term borrowings                        196,894         4,549,052          1,296,842
     Net proceeds from issuance of long-term borrowings           7,045,745         3,129,439          2,654,134
     Net proceeds from issuance of subsidiary securities                              199,884
     Issuance of Preferred Stock                                    650,000
     Redemption of Preferred Stock                                 (287,500)
     Capital Accumulation Plan                                      259,816           196,114            181,702
     Tax benefit of Common Stock distributions                       86,968             4,006              6,497
     Note repayment from ESOP Trust                                   6,587             6,099              5,647
     Payments for:
       Retirement of Senior Notes                                (1,881,841)       (1,062,844)          (674,000)
       Treasury Stock purchases                                    (258,036)         (202,296)          (191,474)
     Cash dividends paid                                            (97,990)          (93,784)           (95,001)
 .............................................................. ----------------  -----------------  -----------------
     Cash provided by financing activities                        5,720,643         6,725,670          3,184,347
 .............................................................. ----------------  -----------------  -----------------

   CASH FLOWS FROM INVESTING ACTIVITIES
     Purchases of property, equipment and leasehold
       improvements                                                (183,652)         (137,328)           (88,935)
     Purchases of investment securities and other assets           (273,956)         (108,480)          (134,321)
     Proceeds from sale of investment securities and other
     assets                                                           7,603            15,582             19,757
 .............................................................. ----------------  -----------------  -----------------
     Cash used in investing activities                             (450,005)         (230,226)          (203,499)
 .............................................................. ----------------  -----------------  -----------------
     Net (decrease) increase in cash and cash equivalents          (175,311)        1,121,285           (572,654)
     Cash and cash equivalents, beginning of year                 1,249,132           127,847            700,501
 .............................................................. ----------------  -----------------  -----------------
     Cash and cash equivalents, end of year                     $ 1,073,821       $ 1,249,132          $ 127,847

     Non-cash financing activities totaled $1,511, $0 and $7,522 for the years ended June 30, 1998, 1997 and 1996, respectively. See Notes to Consolidated Financial Statements.

The Bear Stearns Companies Inc.
CONSOLIDATED STATEMENTS OF CHANGES IN
Stockholders' Equity


                                                                                                     Treasury Stock
                                                                                                ---------------------
                                                                                                Adjustable
                                                                                                   Rate
                                                                                                Cumulative
                                                                                                 Preferred
                                             Common                                               Stock,       Common        Note
                                             Stock                                  Capital       Series        Stock     Receivable
                                 Preferred   $1 Par        Paid-In    Retained      Accumulation     A-$50       $1 Par   from ESOP
In thousands, except share data    Stock       Value       Capital    Earnings        Plan      Liquidation     Value      Trust
------------------------------  ----------- ----------- ------------ ------------- ------------- ------------ ---------- -----------
Balance, June 30, 1995          $ 437,500   $ 152,203   $1,557,237   $ 430,330     $ 344,338     $(85,507)    $(458,193)   $(25,447)
Net income                                                             490,638
Cash dividends declared--
   Common ($0.54 per share)                                           (70,293)
   Preferred                                                          (24,493)
Purchase of treasury stock--
   Adjustable Rate
   Cumulative Preferred Stock,
   Series A (222,800 shares)                                                                        (9,882)
   Common Stock
     (8,513,944 shares)                                                                                       (186,863)
Common Stock issued out of
   treasury (3,289,549
   shares)                                                  9,213                   (54,849)                     46,839
Income tax benefits
   attributable to Common
   Stock issued out of
   treasury                                                 5,294
5% stock dividend
   (7,601,040 shares)                           7,601     124,473    (132,074)
Note repayment from
   ESOP Trust                                                                                                                 5,647
Allocations under Capital
   Accumulation Plan                                                                 181,702
------------------------------ ----------- ----------- ------------ ------------- ------------- ------------ ------------ ---------

Balance, June 30, 1996            437,500     159,804   1,696,217      694,108       471,191      (95,389)    (598,217)     (19,800)
Net income                                                             613,330
Cash dividends declared--
   Common ($0.58 per share)                                           (69,928)
   Preferred                                                          (23,890)
Purchase of treasury stock--
   Adjustable Rate
   Cumulative Preferred Stock,
   Series A (179,400 shares)                                                                       (8,032)
   Common Stock
     (7,230,103 shares)                                                                                       (186,742)
Common Stock issued out
   of treasury (745,399
   shares)                                                    350                   (12,298)                     12,408
Income tax benefits
attributable
   to Common Stock issued
   out of treasury                                          3,546
5% stock dividend
   (7,981,177 shares)                           7,981     173,903    (181,884)
Note repayment from
   ESOP Trust                                                                                                                 6,099
Allocation under Capital
   Accumulation Plan                                                                 196,114
------------------------------ ----------- ----------- ------------ ------------- ------------- ------------ ------------ ---------
Balance, June 30, 1997          $ 437,500   $ 167,785   $1,874,016   $1,031,736    $ 655,007     $(103,421)   $(772,551)   $(13,701)
------------------------------ ----------- ----------- ------------ ------------- ------------- ------------ ------------ ---------

See Notes to Consolidated Financial Statements.


                                                                                                     Treasury Stock
                                                                                                ----------------------
                                                                                                Adjustable
                                                                                                   Rate
                                                                                                Cumulative
                                                                                                 Preferred
                                             Common                                               Stock,       Common        Note
                                             Stock                                  Capital       Series        Stock     Receivable
                                 Preferred   $1 Par       Paid-In      Retained    Accumulation     A-$50       $1 Par     from ESOP
In thousands, except share data   Stock       Value       Capital      Earnings        Plan      Liquidation     Value       Trust
------------------------------ ----------- ----------- ------------ ------------- ------------- ------------ ------------ ----------
Balance, June 30, 1997         $ 437,500   $ 167,785   $ 1,874,016  $ 1,031,736   $ 655,007     $ (103,421)  $ (772,551)  $ (13,701)
Net income                                                             660,429
Cash dividends declared--
   Common ($0.60 per share)                                            (69,621)
   Preferred                                                           (31,970)
Issuance of Cumulative
   Preferred Stock,
   Series E, F and G             650,000
Redemption of Cumulative
   Preferred Stock,
   Series B and C               (287,500)
Purchase of treasury stock--
   Common Stock
     (5,654,124 shares)                                                                                       (259,547)
Common Stock issued out of
   treasury (5,206,362
   shares)                                                  3,938                   (81,396)                    78,592
Income tax benefits
attributable
   to Common Stock issued
   out of treasury                                         85,834
Note repayment from
   ESOP Trust                                                                                                                 6,587
Allocation under Capital
   Accumulation Plan                                                                259,816
------------------------------ ----------- ----------- ------------ ------------- ------------- ------------ ------------ ----------
Balance, June 30, 1998         $ 800,000   $ 167,785   $ 1,963,788  $ 1,590,574   $ 833,427     $ (103,421)  $ (953,506)  $  (7,114)
------------------------------ ----------- ----------- ------------ ------------- ------------- ------------ ------------ ----------

See Notes to Consolidated Financial Statements.

The Bear Stearns Companies Inc.
Notes
TO CONSOLIDATED FINANCIAL STATEMENTS

1    Summary of Significant Accounting Policies

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

FINANCIAL INSTRUMENTS

Proprietary securities and commodities transactions, commission revenues and related expenses are recorded on a trade date basis. Financial instruments owned and financial instruments sold, but not yet purchased, including contractual commitments arising pursuant to futures, forward and option contracts, interest rate swaps and other derivative contracts, are recorded at fair value with the resulting net unrealized gains and losses reflected in net income.

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

COLLATERALIZED
SECURITIES TRANSACTIONS

Transactions involving purchases of securities under agreements to resell ("reverse repurchase agreements") or sales of securities under agreements to repurchase ("repurchase agreements") are treated as collateralized financing transactions and are recorded at their contracted resale or repurchase amounts plus accrued interest. It is the Company's policy to generally take possession of securities with a market value in excess of the principal amount loaned plus the accrued interest thereon in order to collateralize reverse repurchase agreements. Similarly, the Company is required to provide securities to counterparties in order to collateralize repurchase agreements. The Company's agreements with counterparties generally contain contractual provisions allowing for additional collateral to be obtained, or excess collateral returned, when necessary. It is the Company's policy to value collateral daily and to obtain additional collateral, or to retrieve excess collateral from counterparties, when deemed appropriate.

     Securities borrowed and securities loaned are recorded based upon the amount of cash collateral advanced or received. Securities borrowed transactions facilitate the settlement process and require the Company to deposit cash, letters of credit or other collateral with the lender. With respect to securities loaned, the Company receives collateral in the form of cash or other collateral. The amount of collateral required to be deposited for securities borrowed, or received for securities loaned, is an amount generally in excess of the market value of the applicable securities borrowed or loaned. The Company monitors the market value of securities borrowed and loaned on a daily basis,
with  additional   collateral  obtained,   or  excess  collateral  refunded,  as
necessary.

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

INCOME TAXES

The Company and certain of its subsidiaries file a consolidated Federal income tax return. The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under SFAS 109, deferred income taxes are provided based upon the net tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities. In addition, deferred income taxes are determined using the enacted tax rates and laws which will be in effect when the related temporary differences are expected to be reversed.

EARNINGS PER SHARE

The Company adopted SFAS 128, "Earnings Per Share," in fiscal 1998. SFAS 128 simplifies the standards for computing and presenting earnings per share ("EPS") previously found in APB Opinion No. 15, "Earnings Per Share," and makes them comparable to international EPS standards. As the Company has a simple capital structure and makes a single presentation of earnings per share on the income statement, the adoption of this standard did not affect the reported amounts of EPS for the current or comparable periods. EPS is computed by dividing net income available to common stockholders by the weighted average number of common shares outstanding during each period presented. Common shares include the assumed distribution of shares of common stock issued or issuable under various employee benefit plans including certain of the Company's deferred compensation arrangements, with appropriate adjustments made to net income for expense accruals related thereto.

STATEMENT OF CASH FLOWS

For purposes of the Consolidated Statements of Cash Flows, the Company has defined cash equivalents as liquid investments not held for sale in the ordinary course of business with original maturities of three months or less. Cash payments for interest approximated interest expense for the years ended June 30, 1998, 1997 and 1996. Income taxes paid totaled $459.7 million, $478.4 million and $279.0 million for the fiscal years 1998, 1997 and 1996, respectively.


2    Fair Value of Financial Instruments

SFAS 107, "Disclosures about Fair Value of Financial Instruments," requires the Company to report the fair value of financial instruments, as defined. Substantially all of the Company's assets and liabilities are carried at fair value or contracted amounts which approximate fair value.

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

     The estimated fair value of the Company's long-term borrowings, based upon market rates of interest available to the Company at June 30, 1998 for debt obligations of similar maturity, was approximately $13.4 billion, which is greater than the aggregate carrying value by approximately $125.3 million. However, the Company enters into interest rate swaps and other transactions designed to either convert its fixed rate debt into floating rates or otherwise hedge its exposure to interest rate movements. Accordingly, unrecognized gains on interest rate swaps and other transactions hedging the Company's long-term borrowings substantially offset the effect of changes in interest rates on the fair value of the Company's long-term borrowings. For discussion of the Company's financial instruments with off-balance-sheet risk see Note 11.

3    Financial Instruments

Financial instruments owned and financial instruments sold, but not yet purchased consisting of the Company's proprietary trading and investment accounts, at fair value, as of June 30, were as follows:



In thousands                                                                       1998                 1997
--------------------------------------------------------------------------- -------------------- --------------------
FINANCIAL INSTRUMENTS OWNED:
   US government and agency                                                 $   9,388,387        $   9,163,407
   Other sovereign governments                                                  2,955,515            1,847,691
   Corporate equity and convertible debt                                       12,255,749           11,280,199
   Corporate debt                                                               4,938,541            4,961,737
   Derivative financial instruments                                             3,545,236            2,780,231
   Mortgages and other mortgage-backed securities                              10,582,090            7,858,200
   Other                                                                          954,154              545,815
 ........................................................................... -------------------- --------------------
                                                                             $ 44,619,672         $ 38,437,280
 ........................................................................... -------------------- --------------------

FINANCIAL INSTRUMENTS SOLD, BUT NOT YET PURCHASED:
   US government and agency                                                 $   6,327,074        $   8,687,884
   Other sovereign governments                                                  3,107,789            1,479,278
   Corporate equity                                                             4,336,280            4,985,396
   Corporate debt                                                               1,398,025            1,099,700
   Derivative financial instruments                                             5,835,491            4,412,986
   Other                                                                           65,937              119,552
 ........................................................................... -------------------- --------------------
                                                                             $ 21,070,596         $ 20,784,796
 ........................................................................... -------------------- --------------------

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


4    Short-term Financing

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

     Borrowings made under the Company's commercial paper programs were $7.3 billion and $7.8 billion at June 30, 1998 and 1997, respectively. During the fiscal years 1998 and 1997, the weighted average interest rates on such borrowings were 5.66% and 5.47%, respectively. The weighted average rates at June 30, 1998 and 1997 were 5.51% and 5.59%, respectively.

     At June 30, 1998 and 1997, the Company had outstanding $6.2 billion and $5.7 billion, respectively, principal amount of Medium-Term Notes having initial maturities ranging from six to 18 months from the date of issue. The Medium-Term Notes generally bear interest at variable rates based upon the London Interbank Offered Rate ("LIBOR"). During the fiscal years 1998 and 1997, the weighted average interest rates on the Medium-Term Notes were 5.77% and 5.63%, respectively. The weighted average rates at June 30, 1998 and 1997 were 5.81% and 5.84%, respectively.

     At June 30, 1998 and 1997, the Company had outstanding $45.3 billion and $39.4 billion of repurchase agreements. During the fiscal years 1998 and 1997, the weighted average interest rates on the repurchase agreements were 5.55% and 5.30%, respectively. The weighted average rates at June 30, 1998 and 1997 were 5.54% and 5.44%, respectively.

     Short-term borrowings at June 30, 1998 and 1997 included $1.1 billion and $920.5 million, respectively, of bank loans. During the fiscal years 1998 and 1997, the weighted average interest rates on such bank loans were 5.54% and 5.36%, respectively. The weighted average rates at June 30, 1998 and 1997 were 5.23% and 4.56%, respectively.


5    Long-term Borrowings

Long-term borrowings at June 30 consisted of the following:

In thousands                                           1998           1997
-------------------------------------------------- ------------  -----------
   Floating Rate Notes due 1999 to 2005            $  1,788,779  $ 1,122,461
   Fixed-Rate Senior Notes due 1999 to 2007;
     interest rates ranging from 5 3/4% to 9 3/8%     5,306,600    3,068,453
   Medium-Term Notes & Other                          6,200,573    3,929,414
 .................................................. ------------  -----------
   Total long-term borrowings                      $ 13,295,952  $ 8,120,328
 .................................................. ------------  -----------

     The Floating Rate Notes are unsecured and bear interest at rates primarily related to LIBOR. For those Floating Rate Notes which are not based upon LIBOR, the Company has entered into interest rate swaps and certain other transactions in order to convert them into floating rates based upon LIBOR. During the years ended June 30, 1998 and 1997, the weighted average effective interest rates on the Floating Rate Notes were 6.01% and 5.88%, respectively. The weighted average effective interest rates on the Floating Rate Notes at June 30, 1998 and 1997 were 5.99% and 6.06%, respectively.

     The Company has entered into interest rate swaps and certain other transactions in order to convert its Fixed-Rate Senior Notes into floating rates based upon LIBOR. The weighted average effective interest rates on the Company's Fixed-Rate Senior Notes, after giving effect to the swaps, during the fiscal years 1998 and 1997 were 6.26% and 6.21%, respectively. The weighted average effective interest rates on the Company's Fixed-Rate Senior Notes at June 30, 1998 and 1997 were 6.05% and 6.22%, respectively.

     The Company's Medium-Term Notes have initial maturities ranging from 18 months to 30 years from the date of issue and bear interest at either a fixed rate or a variable rate primarily based upon LIBOR. During the fiscal years 1998 and 1997, the weighted average interest rates on the Medium-Term Notes were 5.85% and 5.85%, respectively. The weighted average interest rates on the Company's Medium-Term Notes at June 30, 1998 and 1997 were 6.03% and 6.02%, respectively.

     Maturities of long-term borrowings at June 30, 1998 consisted of the following:

In thousands
-----------------------------------------------------------------------------
FISCAL YEAR                                                            AMOUNT
   1999                                                          $  1,663,521
   2000                                                             2,763,765
   2001                                                             3,215,884
   2002                                                               536,275
   2003                                                             1,949,250
   Thereafter                                                       3,167,257
 .............................................................................
                                                                 $ 13,295,952
 .............................................................................


     Instruments governing certain indebtedness of the Company contain various covenants, the most restrictive of which require the maintenance of minimum levels of stockholders' equity by the Company and Bear Stearns. At June 30, 1998, the Company and Bear Stearns were in compliance with all covenants contained in these various debt agreements.


6    Income Taxes

The provision (benefit) for income taxes for the fiscal years ended June 30 consisted of the following:

In thousands                             1998        1997        1996
------------------------------------- ----------- ----------- ----------
CURRENT:
   Federal                            $  398,205  $  326,359  $ 212,686
   State and local                       163,353     139,676    108,652
   Foreign                                46,319      36,184     23,139
 ..................................... ----------- ----------- ----------
   Total current                      $  607,877  $  502,219  $ 344,477
 ..................................... ----------- ----------- ----------

DEFERRED:
   Federal                            $ (143,656) $  (74,346) $   2,596
   State and local                       (61,158)    (27,513)    (2,785)
 ..................................... ----------- ----------- ----------
   Total deferred                     $ (204,814) $ (101,859)     $(189)
 ..................................... ----------- ----------- ----------
   Total provision for income taxes   $  403,063  $  400,360  $ 344,288
 ..................................... ----------- ----------- ----------


     Significant components of the Company's deferred tax assets (liabilities) as of June 30 were as follows:

In thousands                          1998         1997       1996
---------------------------------- ----------- ----------- ----------
DEFERRED TAX ASSETS:
   Deferred compensation            $ 430,123   $ 304,238  $ 214,484
   Valuation reserves                  14,852      15,304     19,848
   Liability reserves                 139,426      93,631     57,199
   Other                               15,006      25,398     13,264
 .................................. ----------- ----------- ----------
   Total deferred tax assets        $ 599,407   $ 438,571  $ 304,795
 .................................. ----------- ----------- ----------

DEFERRED TAX LIABILITIES:
   Partnerships                    $  (12,127) $ (106,379) $ (82,314)
   Unrealized appreciation           (162,365)   (117,616)   (98,787)
   Depreciation                       (15,457)    (15,261)   (19,026)
   Other                              (12,796)     (7,467)   (14,679)
 .................................. ----------- ----------- ----------
   Total deferred tax liabilities  $ (202,745) $ (246,723) $(214,806)
 .................................. ----------- ----------- ----------
   Net deferred tax asset          $  396,662  $  191,848  $  89,989
 .................................. ----------- ----------- ----------

     A reconciliation of the statutory federal income tax rates and the Company's effective tax rates for the fiscal years ended June 30 were as follows:


                                                                  1998               1997                1996
----------------------------------------------------------  -----------------  -----------------  -------------------
   Statutory rate                                                  35.0%              35.0%               35.0%
   State and local income taxes, net of federal benefit             6.2                6.9                 8.5
   Dividend exclusion                                              (1.9)              (1.8)               (1.9)
   Other, net                                                      (1.4)              (0.6)               (0.4)
 ..........................................................  -----------------  -----------------  -------------------
   Effective tax rate                                              37.9%              39.5%               41.2%
 ..........................................................  -----------------  -----------------  -------------------


     Not included in the reconciliation table reflected above are approximately $85.8 million, $3.5 million and $5.3 million of income tax benefits attributable to the distribution of Common Stock under the Capital Accumulation Plan for Senior Managing Directors, as amended (the "CAP Plan"), and other deferred compensation plans, credited directly to paid-in capital, for fiscal 1998, 1997 and 1996, respectively.

7    Regulatory Requirements

Bear Stearns and BSSC, a subsidiary of Bear Stearns, are registered broker-dealers and, accordingly, are subject to Rule 15c3-1 under the Securities Exchange Act of 1934 (the "Net Capital Rule") and the capital rules of the New York Stock Exchange, Inc. ("NYSE") and other principal exchanges of which Bear Stearns and BSSC are members. Included in the computation of net capital of Bear Stearns is net capital of BSSC in excess of 5% of aggregate debit items arising from customer transactions, as defined. At June 30, 1998, Bear Stearns' net capital, as defined, of $1.43 billion exceeded the minimum requirement by $1.40 billion.

     BSIL and certain other wholly owned London-based subsidiaries are subject to regulatory capital requirements of the Securities and Futures Authority, a self-regulatory organization established pursuant to the United Kingdom Financial Services Act of 1986.

     The regulatory rules referred to above, and certain covenants contained in various instruments governing indebtedness of the Company, Bear Stearns and other regulated subsidiaries, may restrict the Company's ability to withdraw capital from its regulated subsidiaries, which in turn could limit the Company's ability to pay dividends. At June 30, 1998, approximately $2.1 billion of net assets of consolidated subsidiaries were restricted as to the payment of cash dividends and advances to the Company.


8    Preferred Stock

PREFERRED STOCK ISSUED BY
THE BEAR STEARNS COMPANIES INC.

The Company issued 3.0 million shares of Adjustable Rate Cumulative Preferred Stock, Series A (the "Preferred Stock"). The Preferred Stock has a liquidation preference of $50 per share and is entitled to dividends, on a cumulative basis, at a rate equal to 135 basis points below the highest of the Treasury Bill Rate, the Ten Year Constant Maturity Rate and the Thirty Year Constant Maturity Rate, as defined; however, the dividend rate for any dividend period may not be less than 5.50% per annum, nor greater than 11.00% per annum. The Company may redeem the Preferred Stock, either in whole or in part, at a redemption price of $50 per share plus accumulated and unpaid dividends. The weighted average dividend rate on the Preferred Stock was 5.50% during the year ended June 30, 1998. The Company did not repurchase any shares during the year ended June 30, 1998. At June 30, 1998, the Company held 2,520,750 shares of Preferred Stock in treasury.

     On January 15, 1998, the Company issued 5.0 million depositary shares representing 1.25 million shares of Cumulative Preferred Stock, Series E ("Series E Preferred Stock"), having an aggregate liquidation preference of $250.0 million. Each depositary share represents a one-fourth interest in a share of Series E Preferred Stock. Dividends on the Series E Preferred Stock are payable at an annual rate of 6.15%. Series E Preferred Stock is redeemable at the option of the Company at any time on or after January 15, 2008, in whole or in part, at a redemption price of $200 per share (equivalent to $50 per depositary share), plus accrued but unpaid dividends to the redemption date.

     On April 21, 1998, the Company issued 4.0 million depositary shares representing 1.0 million shares of Cumulative Preferred Stock, Series F ("Series F Preferred Stock"), having an aggregate liquidation preference of $200.0 million. Each depositary share represents a one-fourth interest in a share of Series F Preferred Stock. Dividends on the Series F Preferred Stock are payable at an annual rate of 5.72%. Series F Preferred Stock is redeemable at the option of the Company at any time on or after April 15, 2008, in whole or in part, at a redemption price of $200 per share (equivalent to $50 per depositary share), plus accrued but unpaid dividends to the redemption date.

     On June 19, 1998, the Company issued 4.0 million depositary shares representing 1.0 million shares of Cumulative Preferred Stock, Series G ("Series G Preferred Stock"), having an aggregate liquidation preference of $200.0 million. Each depositary share represents a one-fourth interest in a share of Series G Preferred Stock. Dividends on the Series G Preferred Stock are payable at an annual rate of 5.49%. Series G Preferred Stock is redeemable at the option of the Company at any time on or after July 15, 2008, in whole or in part, at a redemption price of $200 per share (equivalent to $50 per depositary share), plus accrued but unpaid dividends to the redemption date.

     On April 1, 1998, the Company announced the redemption of all 7.5 million outstanding depositary shares representing 937,500 shares of 7.88% Cumulative Preferred Stock, Series B for a redemption price of $25 per depositary share plus accrued and unpaid dividends. These shares were redeemed on May 5, 1998.

     On June 10, 1998, the Company announced the redemption of all 4.0 million outstanding depositary shares representing 500,000 shares of 7.60% Cumulative Preferred Stock, Series C for a redemption price of $25 per depositary share. These shares were redeemed on July 15, 1998.

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

     The proceeds of the EPICS issuance were loaned by BSF to the Company under the terms of a 30-year subordinated loan agreement. This agreement allows the Company to extend the maturity of the loan through two 30-year renewal options. On any given monthly dividend date, the Company has the right, subject to certain conditions, to issue to BSF, in exchange for such note, depository shares evidencing Preferred Stock of the Company. In the event of such exchange, BSF is required to redeem the EPICS, in their entirety, solely in exchange for such depositary shares.

     Bear Stearns Capital Trust I (the "Trust"), a wholly owned subsidiary of the Company, has outstanding $200.0 million of Guaranteed Preferred Beneficial Interests in Company Subordinated Debt Securities (the "Capital Securities"). The Capital Securities are fixed/adjustable rate capital securities which have a liquidation value of $1,000 per capital security. Holders of the Capital Securities are entitled to receive semi-annual preferential cumulative cash distributions at an annual rate of 7.00% through January 2002. Thereafter, the distributions will be at a variable rate based on the three-month LIBOR plus a margin of 1.75%. The proceeds of the issuance of the Capital Securities were used to purchase fixed/adjustable rate junior subordinated deferrable interest debentures (the "Subordinated Debentures") issued by the Company. The Subordinated Debentures are the sole assets of the Trust. The Subordinated
Debentures   will  mature  on  January  15,  2007.

The interest rate on the Subordinated Debentures is the same as the rate on the Capital Securities. The Company's guarantee of the Capital Securities, considered together with the other obligations of the Company with respect to Capital Securities, constitutes a full and unconditional guarantee by the Company of the Trust's obligation under the Capital Securities issued by the Trust.


9    Employee Benefit Plans

The  Company has a  qualified  non-contributory  profit  sharing  plan  covering substantially all employees. Contributions are made at the discretion of management in amounts that relate to the Company's level of income before provision for income taxes. The Company's expense related to the profit sharing plan for the years ended June 30, 1998, 1997 and 1996 was $12.8 million, $12.5 million and $11.1 million, respectively.

     The Company maintains a non-qualified defined contribution retirement plan covering substantially all account executives. The plan provides for retirement benefits to be paid based upon a percentage of each participant's compensation and the performance of certain participant-selected investment options for benefits accrued. The Company's expense for this plan for the years ended June 30, 1998, 1997 and 1996 was $11.3 million, $9.4 million and $7.2 million, respectively.

     The Company maintains a $40 million leveraged employee stock ownership plan (the "ESOP") covering substantially all full-time employees. Pursuant to the terms of a Brokerage and Loan Agreement, the Company advanced funds to the ESOP trust to acquire shares of Common Stock in open market transactions. Advances made under the ESOP Note (the "Note") bear interest at a rate of 8.00% per annum. The Note is repayable in seven annual principal installments which commenced December 31, 1992. The Note is expected to be repaid through a combination of contributions by the Company and dividends on the shares of Common Stock held by the ESOP trust. The note receivable from the ESOP trust is reflected as a reduction in the Company's stockholders' equity. The Company's expense related to the ESOP for each of the years ended June 30, 1998, 1997 and 1996 was approximately $6.0 million.


10   Employee Stock Plans

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

     During the years ended June 30, 1998, 1997 and 1996, participants deferred compensation of approximately $247.4 million, $191.8 million and $139.7 million, respectively. During the years ended June 30, 1998, 1997 and 1996, the Company recognized expense of approximately $115.2 million, $56.4 million and $36.7 million, respectively, attributable to CAP Units or cash credited to participants' deferred compensation accounts with respect to earnings adjustments. As of July 1, 1998, pursuant to the terms of the CAP Plan, 4,424,101 CAP Units were credited to participants' deferred compensation accounts with respect to the deferrals and earnings made during fiscal year 1998. In addition, $153.8 million, which represented the balance of the deferral, was credited to the participants' deferred compensation cash accounts. The aggregate number of shares of Common Stock distributable pursuant to the Company's obligation for CAP Units at June 30, 1998, 1997 and 1996 was approximately 34.5 million, 34.0 million and 27.2 million, respectively. Compensation deferred pursuant to the CAP Plan and allocated to participants' deferred compensation accounts in the form of CAP Units is shown as a separate component of the Company's stockholders' equity.


11   Financial Instruments with Off-balance-sheet Risk

The Company, in its capacity as a dealer in over-the-counter derivative financial instruments and in connection with its proprietary market-making and trading activities, enters into transactions in a variety of cash and derivative financial instruments in order to reduce its exposure to market risk, which includes interest rate, exchange rate, equity price and commodity price risk. SFAS 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments," defines a derivative as a future, forward, swap or option contract, or other financial instrument with similar characteristics such as caps, floors and collars. Generally, these financial instruments represent future commitments to exchange interest payment streams or currencies or to purchase or to sell other financial instruments at specific terms at specified future dates. Option contracts provide the holder with the right, but not the obligation, to purchase or sell a financial instrument at a specified price before or on an established date. These financial instruments may have market and/or credit risk in excess of amounts recorded in the Consolidated Statements of Financial Condition.

     The Company's principal transactions revenues by reporting categories, including derivatives, for the fiscal years ended June 30, were as follows:


In thousands                                             1998          1997         1996
--------------------------------------------------- ------------- ------------ ------------
   Fixed income                                      $   905,665   $   919,604  $   677,475
   Equity                                                472,435       393,875      389,898
   Foreign exchange and other derivative financial
   instruments                                           348,882       257,853      172,324
 ................................................... ------------- ------------ ------------
   Total principal transactions                      $ 1,726,982   $ 1,571,332  $ 1,239,697
 ................................................... ------------- ------------ ------------


MARKET RISK

Derivative financial instruments involve varying degrees of off-balance-sheet market risk whereby changes in the level or volatility of interest rates, foreign currency exchange rates or market values of the underlying financial instruments or commodities may result in changes in the value of the financial instrument in excess of the amounts currently reflected in the Consolidated
Statements of Financial Condition. The Company's exposure to market risk is influenced by a number of factors, including the relationships among financial instruments with off-balance-sheet risk and between financial instruments with off-balance-sheet risk and the Company's proprietary securities and commodities inventories as well as the volatility and liquidity in the markets in which the financial instruments are traded. In many cases, the use of financial instruments serves to modify or offset market risk associated with other transactions and, accordingly, serves to decrease the Company's overall exposure to market risk. The Company attempts to control its exposure to market risk arising from the use of these financial instruments through the use of hedging strategies and various statistical monitoring techniques. In order to measure derivative activity, notional or contract amounts are frequently utilized. Notional/contract amounts, which are not included on the balance sheet, are used to calculate contractual cash flows to be exchanged and are generally not actually paid or received, with the exception of currency swaps and foreign exchange and mortgage-backed securities forwards. The notional/contract amounts of financial instruments that give rise to off-balance-sheet market risk are indicative only of the extent of involvement in the particular class of financial instrument and are not necessarily an indication of overall market risk.

     The following table represents the notional/contract amounts of the Company's outstanding derivative financial instruments at June 30:


In billions                                                                                     1998          1997
------------------------------------------------------------------------------------------ -------------  -------------
   INTEREST RATE:
     Swap agreements, including options, swaptions, caps, collars and floors                   $277.5        $208.3
     Futures contracts                                                                           49.8          34.3
     Options held                                                                                 4.0           4.0
     Options written                                                                              1.6           0.7
   FOREIGN EXCHANGE:
     Futures contracts                                                                           20.8          19.9
     Forward contracts                                                                           29.6          13.6
     Options held                                                                                 9.9          10.0
     Options written                                                                              7.7           9.4
   MORTGAGE-BACKED SECURITIES:
     Forward contracts                                                                           70.2          40.5
   EQUITY:
     Swap agreements                                                                             11.6           6.0
     Futures contracts                                                                            1.1           0.6
     Options held                                                                                 5.3           2.8
     Options written                                                                              4.6           2.9

FAIR VALUE

The derivative instruments used in the Company's trading and dealer activities, as described further in Note 1, are recorded at fair value with the resulting unrealized gains or losses recorded in the Consolidated Statement of Financial Condition and the related income or loss reflected in revenues derived from principal transactions.

     The fair values of derivative financial instruments held or issued for trading purposes as of June 30 were as follows:

                                            1998                1997
                                    -------------------  --------------------
In millions                         Assets  Liabilities  Assets   Liabilities
----------------------------------- ------- ----------- -------   -----------
   Swap agreements                  $1,872     $2,100   $   730    $1,250
   Futures and forward contracts       450        551       172       248
   Options held                      1,279                1,880
   Options written                              3,189               2,927

     The average monthly fair values of the derivative financial instruments for the fiscal years ended June 30 were as follows:


                                         1998                  1997
                                    ------------------- ---------------------
In millions                         Assets  Liabilities  Assets   Liabilities
----------------------------------- ------  ----------- --------  -----------
   Swap agreements                  $1,154    $1,494    $   734      $1,029
   Futures and forward contracts       318       329        245         218
   Options held                      2,207                1,120
   Options written                             3,709                  1,657

     The majority of the Company's transactions with off-balance-sheet risk are short-term in duration with a weighted average maturity of approximately 2.8 years and 3.0 years at June 30, 1998 and 1997, respectively. The maturities for notional/contract amounts outstanding for derivative financial instruments as of June 30, 1998 were as follows:


                                     Less than          1 to 3          3 to 5        Greater than
In billions                             1 Year           Years           Years             5 Years          Total
---------------------------------- -------------- --------------- --------------- ------------------ ---------------
   Swap agreements                    $   75.8       $   81.0          $ 62.6          $ 69.7            $ 289.1
   Futures contracts                      51.5           16.7             3.5                               71.7
   Forward contracts                      99.8                                                              99.8
   Options held                           16.1            2.8             0.1             0.2               19.2
   Options written                        11.6            2.3                                               13.9
 .................................. -------------- --------------- --------------- ------------------ ---------------
   Total                               $ 254.8        $ 102.8          $ 66.2          $ 69.9            $ 493.7
 .................................. -------------- --------------- --------------- ------------------ ---------------
   Percent of total                       51.6%          20.8%           13.4%           14.2%             100.0%

CREDIT RISK

The notional/contract amounts of these instruments do not represent the Company's potential risk of loss due to counterparty nonperformance. Credit risk arises from the potential inability of counterparties to perform in accordance with the terms of the contract. The Company's exposure to credit risk associated with counterparty nonperformance is generally limited to the net replacement cost of over-the-counter contracts in a gain position, which are recognized in the Company's Consolidated Statements of Financial Condition. Exchange traded financial instruments, such as futures and options, generally do not give rise to significant counterparty exposure due to the margin requirements of the individual exchanges. Options written generally do not give rise to counterparty credit risk since they obligate the Company (not its counterparty) to perform.

     The Company has controls in place to monitor credit exposures by limiting transactions with specific counterparties and assessing the future creditworthiness of counterparties. The Company also seeks to control credit risk by following an established credit approval process, monitoring credit limits and requiring collateral where appropriate.

     The following table summarizes the credit quality of the Company's trading-related derivatives by showing counterparty credit ratings for the replacement cost of contracts in a gain position, net of $832.4 million and $462.1 million of collateral, respectively, at June 30, 1998 and 1997:

In millions                        1998          1997
------------------------------ ----------- ------------
   RATING(1)                   NET REPLACEMENT COST
     AAA                         $ 187.7    $   92.4
     AA                            607.9       201.7
     A                             371.0       152.9
     BBB                            68.1        40.6
     BB and Lower                   70.8        16.5
     Non-rated                      27.2        36.7

1 Rating Agency Equivalent


CUSTOMER ACTIVITIES

The Company's clearance activities for both clearing clients and customers involve the execution, settlement and financing of various customer securities and commodities transactions. Customers' securities activities are transacted on either a cash or margin basis, while customer commodity transactions are generally transacted on a margin basis subject to individual exchange regulations. In connection with these activities, the Company executes and clears customer transactions involving the sale of borrowed securities ("short sales") and the writing of option contracts. These transactions may expose the Company to off-balance-sheet risk in the event that customers are unable to fulfill their contractual obligations and customers' margin deposits are insufficient to fully cover their losses. In the event the customers fail to satisfy their obligations, the Company may be required to purchase or sell financial instruments at prevailing market prices in order to fulfill the customer's obligations.

     The Company seeks to control the risks associated with its customer activities by requiring customers to maintain margin collateral in compliance with various regulatory and internal guidelines. The Company monitors required margin levels daily and, pursuant to such guidelines, may require customers to deposit additional cash or collateral, or reduce positions, when deemed necessary. The Company also establishes credit limits for customers engaged in commodity activities, that are monitored daily. Additionally, with respect to the Company's correspondent clearing activities, introducing correspondent firms are required to guarantee the contractual obligations of their customers.

     The Company's customer financing and securities settlement activities may require the Company to pledge customer securities as collateral to satisfy exchange margin deposit requirements or to support various secured-financing sources such as bank loans, securities loaned and repurchase agreements. In the event the counterparties are unable to meet their contractual obligations to return customer securities pledged as collateral, the Company may be exposed to the risk of acquiring the securities at prevailing market prices in order to satisfy its customer obligations. The Company seeks to control this risk by monitoring the market value of securities pledged on a daily basis and by requiring adjustments of collateral levels in the event of excess exposure. Moreover, the Company establishes credit limits for such activities and monitors compliance daily.

CONCENTRATIONS OF CREDIT RISK

The Company is engaged in various securities underwriting, brokerage and trading activities. These services are provided to a diverse group of domestic and foreign corporations and partnerships, governments and individual and institutional investors. A substantial portion of the Company's transactions are collateralized and are executed with, or made on behalf of, institutional investors including other brokers and dealers, commercial banks, insurance companies, pension plans and mutual funds and other financial institutions. The Company's exposure to credit risk associated with the nonperformance of customers in fulfilling their contractual obligations, pursuant to securities and commodities transactions, can be directly impacted by volatile or illiquid trading markets which may impair customers' ability to satisfy their obligations to the Company. The Company attempts to minimize credit risk associated with these activities by monitoring customer credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with or returned to the Company. A significant portion of the Company's securities processing activities includes clearing transactions for hedge funds, specialists, market-makers, risk arbitrageurs and other professional traders. Due to the nature of their operations, which may include significant levels of margin activity, short selling and option writing, the Company may have significant credit exposure should these customers be unable to meet their commitments. The Company seeks to control this risk by monitoring margin collateral levels on a daily basis for compliance with both regulatory and internal guidelines. Additional collateral is requested when necessary. To further control this risk, the Company has developed computerized risk control systems which analyze the customer's sensitivity to major market movements. The Company will require the customer to deposit additional margin collateral, or reduce positions, if it is determined that the customer's activities may be subject to above-normal market risks.

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

     At June 30, 1998 and 1997, the Company had outstanding interest rate and currency swap agreements with a notional principal amount of $11.6 billion and $7.9 billion, respectively. The interest rate swap agreements entered into reduced net interest expense on the Company's long-term and short-term debt obligations by $23.5 million, $29.4 million and $15.9 million for the fiscal years ended June 30, 1998, 1997 and 1996, respectively. The difference to be received or paid on the swap agreements is included in interest expense as incurred, and any related receivable or payable is reflected accordingly as an asset or liability.


12   Commitments and Contingencies

LEASES

The Company occupies office space under leases which expire at various dates through 2016. The lease commitments include the lease of the Company's headquarters at 245 Park Avenue, New York City, which expires on December 31, 2002. At June 30, 1998, future minimum aggregate annual rentals payable under these noncancelable leases (net of subleases), for years 1999 through 2003 and the aggregate amount thereafter, are as follows:


In thousands
--------------------------------------- --------------
   FISCAL YEAR
     1999                                  $ 63,754
     2000                                    59,508
     2001                                    57,449
     2002                                    55,458
     2003                                    38,370
     Aggregate amount thereafter             96,176


     The various leases contain provisions for periodic escalations to the extent of increased operating and other costs. Rental expense, including escalations, under these leases was $90.4 million, $79.5 million and $77.0 million, for the years ended June 30, 1998, 1997 and 1996, respectively.

LETTERS OF CREDIT/GUARANTEES

At June 30, 1998, the Company was contingently liable for unsecured letters of credit of $2.4 billion and letters of credit of $125.9 million secured by financial instruments which are principally used as deposits for securities borrowed and for satisfying margin deposits at option and commodity exchanges.

     The Company is contingently liable pursuant to an unconditional guaranty of participations in the right to the return of cash collateral posted by third parties in securities lending transactions. At June 30, 1998, $5.3 billion in such participations were outstanding under the program. The Company had various other commitments aggregating $0.5 billion at June 30, 1998.

BORROW VERSUS PLEDGE

At June 30, 1998, US government and agency securities with a market value of approximately $13.8 billion had been pledged against borrowed securities with an approximate market value of $13.6 billion.

LITIGATION

In the normal course of business, the Company has been named as a defendant in several lawsuits which involve claims for substantial amounts. Included among these lawsuits is an action that is pending in the United States District Court for the Northern District of California filed by the Trustee for Daisy Systems Corporation ("Daisy"). The litigation arose out of Daisy's retention of Bear Stearns in 1988 to provide investment banking services to Daisy with respect to a potential merger of Daisy and Cadnetix, Inc. On May 15, 1998, a jury found for the Trustee and awarded a $108.0 million judgment against the Company. The Company believes that the verdict is inappropriate and has filed post-trial motions seeking to set aside the verdict or to substantially reduce the damages awarded. The financial statements reflect a charge of $108.0 million to increase litigation reserves in light of the jury verdict. On August 11, 1998 the judge presiding over this case entered an order providing for a new trial on the issue of damages only, or an acceptance by the Trustee of a reduction of the judgment to approximately $36.0 million. As of this date, the Trustee has not chosen which alternative he will accept. The Company will consider all of its options related to the litigation, including the possibility of an appeal.

     Although the ultimate outcome of these suits cannot be ascertained at this time, it is the opinion of management, after consultation with counsel, that the resolution of such lawsuits will not have a material adverse effect on the results of operations or consolidated financial condition of the Company, taken as a whole.


13   Segment and Geographic Area Data

The Company is primarily engaged in a single line of business as a securities broker and dealer, which comprises several classes of services, such as principal transactions, agency transactions, and underwriting and investment banking. These activities constitute a single industry segment for purposes of SFAS 14, "Financial Reporting for Segments of a Business Enterprise." Information regarding the Company's operations for the fiscal years ended June 30 is as follows:


In thousands                                                   1998                 1997                1996
------------------------------------------------------- -------------------  -------------------  -------------------
   Foreign revenues                                     $        852,689     $        535,275     $      460,055
   Domestic revenues                                           7,127,247            5,542,003          4,503,808
 ....................................................... -------------------  -------------------  -------------------
   Consolidated revenues                                $      7,979,936     $      6,077,278     $    4,963,863
 ....................................................... -------------------  -------------------  -------------------


   Foreign income before provision for income taxes     $        130,770     $         28,790     $        53,470
   Domestic income before provision for income taxes             932,722              984,900             781,456
 ....................................................... -------------------  -------------------  -------------------
   Consolidated income before provision for income
   taxes                                                $      1,063,492     $      1,013,690     $       834,926
 ....................................................... -------------------  -------------------  -------------------
   Foreign assets                                       $     26,452,778     $     22,148,655     $    17,219,879
   Domestic assets                                           128,043,117           99,284,880          74,865,278
 ....................................................... -------------------  -------------------  -------------------
   Consolidated assets                                  $    154,495,895     $    121,433,535     $    92,085,157
 ....................................................... -------------------  -------------------  -------------------


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

     In June 1997, the FASB issued SFAS 131, "Disclosures about Segments of an Enterprise and Related Information," which will be effective for the Company in fiscal year 1999. SFAS 131 redefines how operating segments are determined and requires disclosure of certain financial and descriptive information about a company's operating segments. The Company believes that the segment information required to be disclosed under SFAS 131 will be more comprehensive than previously provided, including expanded disclosure of income statement and balance sheet items for each of its reportable operating segments. The Company has not yet determined the impact of this statement on the Company's financial statement disclosure.


14   Quarterly Information (Unaudited)


                                              First          Second         Third          Fourth
In thousands, except per share data          Quarter        Quarter        Quarter        Quarter         Total
------------------------------------------ -------------  -------------  -------------  -------------  --------------
FISCAL YEAR ENDED JUNE 30, 1998
   Revenues                                 $  1,813,005   $  1,993,067   $  1,927,621   $  2,246,243   $  7,979,936
   Interest expense                              816,915        919,304        877,392      1,024,902      3,638,513
 .......................................... -------------  -------------  -------------  -------------  --------------
   Revenues, net of interest expense             996,090      1,073,763      1,050,229      1,221,341      4,341,423
 .......................................... -------------  -------------  -------------  -------------  --------------
   Non-interest expenses
     Employee compensation and benefits          499,197        535,793        513,254        563,497      2,111,741
     Other                                       229,755        278,365        271,252        386,818      1,166,190
 .......................................... -------------  -------------  -------------  -------------  --------------
   Total non-interest expenses                   728,952        814,158        784,506        950,315      3,277,931
 .......................................... -------------  -------------  -------------  -------------  --------------
   Income before provision for income
   taxes                                         267,138        259,605        265,723        271,026      1,063,492
   Provision for income taxes                    105,520         99,383         99,404         98,756        403,063
 .......................................... -------------  -------------  -------------  -------------  --------------
   Net income                               $    161,618   $    160,222   $    166,319   $    172,270   $    660,429
 .......................................... -------------  -------------  -------------  -------------  --------------
   Earnings per share                       $      1.11    $      1.11    $      1.15    $      1.23    $      4.60
 .......................................... -------------  -------------  -------------  -------------  --------------
   Cash dividends declared per common
   share                                    $      0.15    $      0.15    $      0.15    $      0.15    $      0.60


                                              First          Second         Third          Fourth
In thousands, except per share data          Quarter        Quarter        Quarter        Quarter         Total
------------------------------------------ -------------  -------------  -------------  -------------  --------------
FISCAL YEAR ENDED JUNE 30, 1997
   Revenues                                 $  1,236,153   $  1,556,530   $  1,511,301   $  1,773,294   $  6,077,278
   Interest expense                              547,469        616,396        576,836        810,663      2,551,364
 .......................................... -------------  -------------  -------------  -------------  --------------
    Revenues, net of interest expense            688,684        940,134        934,465        962,631      3,525,914
 .......................................... -------------  -------------  -------------  -------------  --------------
   Non-interest expenses
     Employee compensation and benefits          344,372        456,825        464,596        461,138      1,726,931
     Other                                       165,795        192,754        194,094        232,650        785,293
 .......................................... -------------  -------------  -------------  -------------  --------------
   Total non-interest expenses                   510,167        649,579        658,690        693,788      2,512,224
 .......................................... -------------  -------------  -------------  -------------  --------------
   Income before provision for income
   taxes                                         178,517        290,555        275,775        268,843      1,013,690
   Provision for income taxes                     70,068        114,043        110,294        105,955        400,360
 .......................................... -------------  -------------  -------------  -------------  --------------
   Net income                               $    108,449   $    176,512   $    165,481   $    162,888   $    613,330
 .......................................... -------------  -------------  -------------  -------------  --------------
   Earnings per share(1)                    $      0.72    $      1.21    $      1.14    $      1.15    $      4.20
 .......................................... -------------  -------------  -------------  -------------  --------------
   Cash dividends declared per common
   share                                    $      0.14    $      0.14    $      0.15    $      0.15    $      0.58

1 The sum of the quarters' earnings per share amounts does not equal the full fiscal year amount due to the effect of averaging the number of shares of Common Stock and common stock equivalents throughout the year.

INDEPENDENT
Auditors' Report

[Deloitte & Touche Logo]

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF THE BEAR STEARNS COMPANIES INC.

We have audited the accompanying consolidated statements of financial condition of The Bear Stearns Companies Inc. and Subsidiaries as of June 30, 1998 and 1997, and the related consolidated statements of income, cash flows and changes in stockholders' equity for each of the three years in the period ended June 30, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Bear Stearns Companies Inc. and Subsidiaries at June 30, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1998 in conformity with generally accepted accounting principles.


                                                  /s/ Deloitte & Touche LLP

                                                  DELOITTE & TOUCHE LLP
                                                  New York, New York
                                                  August 21, 1998

Corporate Information

PRICE RANGE OF
COMMON STOCK AND DIVIDENDS

The Common Stock of the Company is traded on the NYSE under the symbol BSC. The following table sets forth for the periods indicated the closing high and low sales prices for the Common Stock and the cash dividends declared on the Common Stock, as adjusted to reflect the 5% stock dividend distributed on the Common Stock on February 28, 1997.

     As of September 3, 1998, there were 2,896 holders of record of the Company's Common Stock. On September 3, 1998, the last reported sales price of the Company's Common Stock was $36 1/4.

     Dividends are payable on January 15, April 15, July 15 and October 15 in each year on the Company's outstanding Adjustable Rate Cumulative Preferred
Stock, Series A; Cumulative Preferred Stock, Series E; Cumulative Preferred Stock, Series F; and Cumulative Preferred Stock, Series G (collectively, the "Preferred Stock"). The terms of the Preferred Stock require that all accrued dividends in arrears be paid prior to the payment of any dividend on the Common Stock.

     Since the Company is a holding company, its ability to pay dividends is limited by the ability of its subsidiaries to pay dividends and to make advances to the Company. See the Notes to Consolidated Financial Statements under the caption "Regulatory Requirements" and Management's Discussion and Analysis of Financial Condition and Results of Operations under the caption "Regulated Subsidiaries" for a further description of the restrictions on dividends.


                                                                        Cash Dividends
                                                                         Declared Per
                                                    High        Low      Common Share
--------------------------------------------------------------------------------------
FISCAL YEAR ENDED JUNE 30, 1998
   First Quarter (through September 26, 1997)    $ 43 7/16   $ 34 3/16       $ 0.15
   Second Quarter (through December 31, 1997)      48 5/16     38 7/16         0.15
   Third Quarter (through March 27, 1998)          53          39 7/8          0.15
   Fourth Quarter (through June 30, 1998)          61 5/8      51 1/8          0.15


                                                                        Cash Dividends
                                                                         Declared Per
                                                    High        Low      Common Share
--------------------------------------------------------------------------------------
FISCAL YEAR ENDED JUNE 30, 1997
   First Quarter (through September 27, 1996)    $ 23 5/16   $ 19 3/4        $ 0.14
   Second Quarter (through December 31, 1996)      26 7/8      22              0.14
   Third Quarter (through March 27, 1997)          32 3/8      25 11/16        0.15
   Fourth Quarter (through June 30, 1997)          35 5/8      26 1/4          0.15