Form 10-K, Exhibit 13
period 1999-06-30
BEAR STEARNS COMPANIES INC
filed 1999-09-28
CIK 777001

The Bear Stearns Companies Inc.
                             SELECTED FINANCIAL DATA



In thousands, expert share
    and employee data
FISCAL YEARS ENDED JUNE 30,                       1999              1998              1997              1996              1995
------------------------------------------------------------------------------------------------------------------------------------
                                                 OPERATING RESULTS
------------------------------------------------------------------------------------------------------------------------------------
Revenues                                   $   7,882,038     $   7,979,936     $   6,077,278     $   4,963,863     $   3,753,572

Internet expense                               3,379,914         3,638,513         2,551,364         1,981,171         1,678,515

Revenues, net of interest expense              4,502,124         4,341,423         3,525,914         2,982,692         2,075,057

Non-interest expenses
    Employee compensation
       and benefits                            2,285,594         2,111,741         1,726,931         1,469,448         1,080,487

    Other                                      1,152,422         1,166,190           785,293           678,318           606,488

Total non-interest expenses                    3,438,016         3,277,931         2,512,224         2,147,766         1,686,975

Income before provision for
   income taxes                                1,064,108         1,063,492         1,013,690           834,926           388,082

Provision for income taxes                       391,060           403,063           400,360           334,288           147,471

Net income                                 $     673,048      $    660,429     $     613,330     $     490,638     $     240,611

Net income applicable to
   common shares                           $     633,618      $    629,417     $     589,497     $     466,145     $     215,474



------------------------------------------------------------------------------------------------------------------------------------
                                                FINANCIAL POSITION
------------------------------------------------------------------------------------------------------------------------------------
Total assets                               $ 153,894,340      $154,495,895     $ 121,433,535     $  92,085,157     $  74,597,160

Long-term borrowings                       $  14,647,092      $ 13,295,952     $   8,120,328     $   6,043,614     $   4,059,944

Stockholders' equity[1]                    $   5,455,509      $  4,641,533     $   3,626,371     $   2,895,414     $   2,502,461

Common shares and common share
   equivalents outstanding[2]                159,300,949       159,213,168       159,139,538       158,838,449       159,039,264



------------------------------------------------------------------------------------------------------------------------------------
                                                   PERSONAL DATA
------------------------------------------------------------------------------------------------------------------------------------
Earnings per share[2,3]                    $        4.48       $      4.38     $        4.00     $        3.11     $        1.47

Cash dividends declared per
   common share[2]                         $        0.59       $      0.57     $        0.55     $        0.52     $        0.49

Book value per common share[2]             $       26.88       $     22.72     $       18.63     $       15.27     $       12.70



------------------------------------------------------------------------------------------------------------------------------------
                                                    OTHER DATA
------------------------------------------------------------------------------------------------------------------------------------
Return on average common equity                     18.8%             21.7%             27.9%             25.6%             13.5%

Profit margin[4]                                    23.6%             24.5%             28.7%             28.0%             18.7%

Employees                                           9,808             9,180             8,309             7,749             7,481


-----------------------------

1. For the fiscal year ended June 30, 1999, stockholders' equity includes $500 million of Guaranteed Preferred Beneficial Interests in Company Subordinated Debt Securities, which were issued by one of our subsidiaries. For the fiscal years ended June 30, 1998 and 1997, stockholders equity includes $350 million of Preferred Stock issued by subsidiaries of the Company, which consists of $150 million of Exchangeable Preferred Income Cumulative Shares and $200 million of Guaranteed Preferred Beneficial Interests in Company Subordinated Debt Securities. For the fiscal year ended June 30, 1996 and 1995, stockholders' equity includes $150 million of Exchangeable Preferred Income Cumulative Shares, which were issued by one of our subsidiaries. See Note 8 of Notes to Consolidated Financial Statements.

2.   Adjusted to reflect all stock dividends prior to June 30, 1999.

3.   See Note 1 of Notes to Consolidated Financial Statements.

4. Represents the ratio of income before provision for income taxes to revenues, net of interest expense.

                                FINANCIAL REPORT
                                ----------------






                                    CONTENTS



                                       41
                      Management's Discussion and Analysis


                                       49
                                Risk Management


                                       55
                            Consolidated Statements
                                   of Income


                                       56
                            Consolidated Statements
                             of Financial Condition


                                       57
                            Consolidated Statements
                                 of Cash Flows


                                       58
                            Consolidated Statements
                       of Changes in Stockholders' Equity


                                       60
                             Notes to Consolidated
                              Financial Statements


                                       75
                          Independent Auditors' Report

                       [PHOTO OF SAMUEL L. MOLINARO JR.]

                             SAMUEL L. MOLINARO JR.
                            Chief Financial Officer
                        Senior Vice President -- Finance



                           [PHOTO OF MICHAEL MINIKES]

                                MICHAEL MINIKES
                                   Treasurer

                        The Bear Stearns Companies Inc.

                            MANAGEMENT'S DISCUSSION
         AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


--------------------------------------------------------------------------------

The Company's principal business activities, investment banking, securities trading and brokerage, are, by their nature, highly competitive and subject to various risks, in particular, volatile trading markets and fluctuations in the volume of market activity. Consequently, the Company's net income and revenues have been, and are likely to continue to be, subject to wide fluctuations, reflecting the impact of many factors, including securities market conditions, the level and volatility of interest rates, competitive conditions, liquidity of global markets, international and regional political events, regulatory developments and the size and timing of transactions.

     Certain statements contained in this discussion are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, including those previously mentioned, which could cause actual results to differ materially from those discussed in the forward-looking statements.


                              BUSINESS ENVIRONMENT
--------------------------------------------------------------------------------

Global and domestic equity markets were volatile during fiscal 1999 with major equity market indices suffering sharp declines between the months of July and October. However, for the full fiscal year, domestic equity markets were characterized by record volume, with the New York Stock Exchange and Nasdaq(R) average daily trading volume rising over 30% and 25%, respectively. The Dow Jones Industrial Average and the Standard & Poor's 500 Index ("S&P 500") again reached record levels, fueled, in part, by strong investor interest in internet and technology stocks. The Dow Jones Industrial Average increased by 1,922 points reaching 10,971 by the end of the fiscal year, while the S&P 500 climbed 19.5% during the fiscal year.

     During the first half of fiscal 1999, economic turmoil in both Far East and emerging market nations and the default by Russia on its debt obligations triggered the flight to quality by investors who sought safer, less risky investments. This caused yield spreads between US Treasury securities and lower-rated issues to widen dramatically, resulting in a decline in liquidity in the global bond markets. In an effort to restore confidence in US financial markets, the Federal Reserve reduced the Federal Funds rate on three occasions between September 1998 and November 1998. The reduction in the Federal Funds rate by a total of 75 basis points, coupled with the US economy's resilience, prompted the recovery of US financial markets in the second quarter, which continued into the second half of fiscal 1999. Improved financial markets in the second half of fiscal 1999 resulted in increased customer order flows and higher levels of new securities issuance. These conditions contributed to the Company's strong commissions, principal transactions, and investment banking revenues in the second half of fiscal 1999.

     The business environment during fiscal 1998 was generally characterized by a strong economy with low inflation and stable interest rates. This created heightened investor activity with rising domestic equity and fixed income markets and increased underwriting and merger and acquisition activity. The New York Stock Exchange average daily trading volume rose 28% in fiscal 1998, while major stock indices reached record levels. Concern over the economic and financial problems in Asia led to volatile global markets, which contributed in part to the record level of domestic volume, as investors sought refuge in the US marketplace. The demand for US investments contributed to the high level of corporate finance activity.


                              RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

The Company reported net income of $673.0 million, or $4.48 per share, in fiscal 1999, which represented an increase of 1.9% from $660.4 million, or $4.38 per share, in fiscal 1998. The Company reported net income of $613.3 million, or $4.00 per share, in fiscal 1997.

     Revenues, net of interest expense ("net revenues"), increased 3.7% to $4.5 billion in fiscal 1999 from $4.3 billion in fiscal 1998, primarily reflecting increases in principal transactions and commission revenues, partially offset by a decrease in investment banking revenues. Net revenues in fiscal 1997 amounted to $3.5 billion.

     Commission revenues in fiscal 1999 increased 12.3% to $1.0 billion from $902.7 million in fiscal 1998. Commission revenues derived from institutional investors and private client services increased, reflecting higher levels of activity throughout the period. Securities clearance revenues also increased, reflecting higher levels of activity and continued growth in the Company's client base. Fiscal 1998 commission revenues improved 23.3% from $732.3 million in fiscal 1997, reflecting heightened investor activity and growth of the Company's securities clearance client base.

     Revenues from principal transactions in fiscal 1999 increased 11.7% to $1.9 billion from $1.7 billion in fiscal 1998. The Company's principal transactions revenues by reporting categories for the fiscal years ended June 30, were as follows:

     IN MILLIONS                       1999         1998         1997
     -----------------------------------------------------------------

     Fixed income                $    994.7   $    905.7   $    919.6
     Equity                           558.7        472.4        393.9
     Foreign exchange and
       other derivative
       financial instruments          375.7        348.9        257.8
     -----------------------------------------------------------------
     Total principal
       transactions              $  1,929.1   $  1,727.0   $  1,571.3
     =================================================================

     The increase in principal transactions revenues derived from the Company's fixed income activities was primarily from the mortgage-backed securities area, reflecting strong customer order flows, partially offset by decreases in the corporate bonds, emerging markets and bankruptcy areas. Increased principal transactions revenues derived from the Company's equity activities were primarily from the over-the-counter stock area as well as the international equity trading and risk arbitrage areas. Foreign exchange and other derivative financial instruments revenues also increased, primarily in the equity derivatives area, reflecting generally favorable market conditions.

     Fiscal 1998 principal transactions revenues increased 9.9% from $1.6 billion in fiscal 1997, reflecting increases in revenues from the Company's equity activities, primarily the risk arbitrage and international areas as well as foreign exchange and derivative activities.

     Investment banking revenues in fiscal 1999 decreased 16.2% to $839.3 million from $1.0 billion in fiscal 1998. Underwriting revenues decreased due to decreases in volume, most notably from high yield and equity issuances. Major equity market indices experienced sharp declines in the first half of fiscal 1999, which resulted in a slowdown in new issue activity. Fiscal 1998 investment banking revenues increased 51.0% from $663.2 million in fiscal 1997, reflecting increases in underwriting revenues due to higher new issue volume and increases in mergers and acquisitions fees.

     Net interest and dividends (revenues from interest and net dividends less interest expense) in fiscal 1999 decreased 2.9% to $628.7 million from $647.1 million in fiscal 1998, principally due to decreased levels of margin debt. Average interest-bearing margin debt balances were $40.6 billion during fiscal 1999 compared to $45.8 billion during fiscal 1998. Margin debt balances rebounded to $44.1 billion by the end of the fiscal year, up from an October 1998 low of $33.1 billion that reflected market declines in the fall of 1998. Average free credit balances were $12.3 billion during fiscal 1999 and totaled $11.6 billion at June 30, 1999, slightly increased from $11.0 billion at June 30, 1998. Average customer short account balances were $60.7 billion during fiscal 1999 compared to $59.4 billion during fiscal 1998 and totaled $58.3 billion at June 30, 1999, down from $68.3 billion at June 30, 1998. Net interest and dividends in fiscal 1998 increased 27.6% from $507.1 million in fiscal 1997, principally due to record levels of margin debt and customer short account balances.

     Employee compensation and benefits in fiscal 1999 increased 8.2% to $2.3 billion from $2.1 billion in fiscal 1998. The increase was principally attributable to increased incentive and discretionary bonuses associated with the increase in net revenues and earnings in fiscal 1999, an increase in the number of employees and an increase in sales commissions. Employee compensation and benefits, as a percentage of net revenues, increased to 50.8% in fiscal 1999 from 48.6% in fiscal 1998. Employees increased to 9,808 at June 30, 1999 from 9,180 at June 30, 1998. The increase in headcount is attributable to domestic and international strategic growth and business expansion. Employee compensation and benefits in fiscal 1998 increased 22.3% from $1.7 billion or 49.0% of net revenues in fiscal 1997, reflecting increased incentive and discretionary bonuses associated with the increase in net revenues and earnings in fiscal 1998 and an increase in sales commissions.

     Aggregate expenses related to communications, occupancy, data processing and depreciation and amortization increased by 15.4%, reflecting the Company's growth. Floor brokerage, exchange and clearance fees decreased 4.3% in fiscal 1999 due primarily to decreased fees associated with electronic exchanges. The decrease in other expenses of 15.0% is largely attributable to a decrease in litigation expenses, compared to those incurred during fiscal 1998.

     Other expenses also include expenses associated with the Capital Accumulation Plan for Senior Managing Directors (the "CAP Plan"), which were $121.1 million in fiscal 1999, $115.2 million in fiscal 1998 and $56.4 million in fiscal 1997. The increase during fiscal 1999 and fiscal 1998 when compared to the prior years was attributable to both increased earnings and growth in the number of participants. The Company's results of operations do not reflect the income tax benefits derived from the distribution of stock related to the CAP Plan. These tax benefits totaled $89.6 million in fiscal 1999 and $84.8 million in fiscal 1998 and have been credited directly to additional paid-in capital.

     Non-interest expenses, excluding employee compensation and benefits, in fiscal 1998 increased 48.5% from $785.3 million in fiscal 1997, due principally to increased litigation and CAP Plan costs. The increase also reflects expansion of the Company's business activities.

     The Company's profit margin for fiscal 1999 was 23.6%, a decrease from 24.5% in fiscal 1998. The decrease was related to increased information technology costs which reflect the Company's continued investment in technological upgrades including Year 2000 costs, offset by decreased litigation expenses. The Company's profit margin in fiscal 1997 was 28.7%. The decline in profit margin from fiscal 1997 to fiscal 1998 reflected increases in both litigation expenses and the cost associated with the CAP Plan.

     The decrease in the Company's effective tax rate to 36.8% in fiscal 1999, from 37.9% in fiscal 1998, was principally attributable to higher levels of tax preference items. The effective tax rate in fiscal 1998 decreased from 39.5% in fiscal 1997 due to higher levels of tax preference items.


                                BUSINESS SEGMENTS
--------------------------------------------------------------------------------

The Company is primarily engaged in business as a securities broker and dealer operating in three principal segments: Capital Markets, Execution Services and Wealth Management. These segments are strategic business units analyzed separately due to the distinct nature of the products they provide and the clients they serve. Certain Capital Markets products are distributed by the Wealth Management and Execution Services distribution network with the related revenues of such intersegment services allocated to the respective segments through transfer pricing policies.

     The following segment operating results exclude certain corporate items. See Note 13 of Notes to Consolidated Financial Statements.

                                 CAPITAL MARKETS

     IN THOUSANDS                  1999           1998           1997
     -----------------------------------------------------------------
     Net revenues            $2,470,337     $2,370,085     $1,989,277
     Pre-tax income             727,660        693,106        621,733
     -----------------------------------------------------------------

     The Capital Markets segment is comprised of the Equities, Fixed Income and Investment Banking areas with over 2,600 directly attributable employees. Equities combines the efforts of sales, trading and research professionals to offer in-depth expertise in areas such as block trading, convertible bonds, over-the-counter equities, equity derivatives and risk arbitrage. Fixed Income provides distribution power for issuers in the primary market, liquidity for investors in the secondary market, research for institutional clients and offers expertise in products such as mortgage-backed and asset-backed securities, corporate and government bonds, municipal and high yield securities, foreign exchange and derivatives. Investment Banking provides a variety of services to our clients, including capital raising, strategic advisory, mergers and acquisitions and merchant banking capabilities. Capital raising encompasses the Company's underwriting of equity, investment-grade debt and high yield debt securities.

     Net revenues for Capital Markets approximated $2.5 billion in fiscal 1999, up 4.2% from $2.4 billion in fiscal 1998. Pre-tax income for Capital Markets was $727.7 million in fiscal 1999, up 5.0% from $693.1 million in fiscal 1998. Despite difficult global fixed income markets in the first half of fiscal 1999, fixed income results improved over 1998 due to performances from the Company's mortgage-backed, asset-backed and government bond operations which were partially offset by a decline in the high yield area. In addition, equity results also improved as active markets and deal flow resulted in improved performances from over-the-counter equities, risk arbitrage and equity derivatives. Sharp declines in major equity market indices experienced in the first half of fiscal 1999 resulted in a slowdown of new issue activity and lower volumes in mergers and acquisitions.

     Net revenues in fiscal 1998 were up 19.1% from $2.0 billion in fiscal 1997 and pre-tax income was up 11.5% from $621.7 million in fiscal 1997. Net revenues for the Equities, Fixed Income and Investment Banking areas increased in fiscal 1998 as a result of favorable domestic equity markets and the resulting increase in underwriting volume and merger and acquisition activity.

                               EXECUTION SERVICES

     IN THOUSANDS                  1999           1998           1997
     -----------------------------------------------------------------
     Net revenues            $1,271,321     $1,202,648       $967,491
     Pre-tax income             486,723        527,751        427,896
     -----------------------------------------------------------------

     The Execution Services segment is comprised of clearance and predominantly commission-related areas including institutional equity sales, institutional futures sales and specialist activities. At June 30, 1999, approximately 2,700 dedicated employees serve these business areas.

     Institutional equity sales involves the execution of transactions in US equity securities for domestic and foreign institutional customers and providing these customers with liquidity, trading expertise, trade execution, research and investment advice. The Company provides transaction services for institutional customers who trade in futures and futures-related instruments. The Company is also involved in specialist activities on both the New York Stock Exchange and the American Stock Exchange.

     The Company also provides clearing, margin lending and securities borrowing to facilitate customer short sales to over 2,700 clearing clients worldwide. Such clients include approximately 2,300 prime brokerage clients including hedge fund managers, money managers, short sellers, arbitrageurs and other professional investors and approximately 400 fully disclosed clients, who engage in either the retail or institutional brokerage business. The Company processes trades in over 70 countries and accounts for approximately 10% of the average daily New York Stock Exchange volume, processing an average of in excess of 175,000 trades per day.

     Net revenues for Execution Services approximated $1.3 billion in 1999, up 5.7% from $1.2 billion in fiscal 1998. Pre-tax income for Execution Services was $486.7 million in 1999, down 7.8% from $527.8 million in 1998. Commission revenues from both institutional and clearance customers increased, reflecting increased customer demand and growth in the client base. Partially offsetting these increases were declines in net interest revenues reflecting lower average margin balances in fiscal 1999.

     Net revenues in fiscal 1998 were up 24.3% from $967.5 million in 1997. Pre-tax income in fiscal 1998 was up 23.3% from $427.9 million in 1997. The growth in net revenues and pre-tax income in fiscal 1998 was due to heightened investor activity and growth in the securities clearance client base.

                                WEALTH MANAGEMENT

     IN THOUSANDS                  1999           1998           1997
     -----------------------------------------------------------------
     Net revenues              $575,698       $531,746       $412,731
     Pre-tax income              99,406         84,297         58,136
     -----------------------------------------------------------------

     Wealth Management provides fee-based products and services through the Private Client Services ("PCS") and Asset Management areas to both individual and institutional investors.

     PCS provides high-net-worth individuals with an institutional level of service, including access to the Company's resources and professionals. PCS maintains a select team of approximately 500 account executives in seven regional offices. These account executives averaged approximately $1.0 million in production in fiscal 1999. PCS had over $39.0 billion in client assets at June 30, 1999.

     The Asset Management area, through Bear Stearns Asset Management Inc. ("BSAM"), had $12.2 billion in assets under management at June 30, 1999 which reflected a greater than 24% increase over the prior year. The largest component of the increase was attributable to equities and alternative investments. Asset Management serves the diverse investment needs of corporations, municipal governments, multi-employer plans, foundations, endowments, family groups and high-net-worth individuals. Innovation in products and services enables Asset Management to serve clients in an increasingly competitive financial marketplace.

     Net revenues for Wealth Management were $575.7 million in fiscal 1999, up 8.3% from $531.7 million in fiscal 1998. Pre-tax income for Wealth Management was $99.4 million in fiscal 1999, up 17.9% from $84.3 million in fiscal 1998. In fiscal 1998, net revenues increased 28.8% from $412.7 million in fiscal 1997. Pre-tax income in 1998 was up 45.0% from $58.1 million in fiscal 1997. Active equity markets and strong customer volumes resulted in increased commission and fee-based income in both fiscal 1999 and 1998.


                         LIQUIDITY AND CAPITAL RESOURCES
--------------------------------------------------------------------------------

                               FINANCIAL LEVERAGE

The Company maintains a highly liquid balance sheet with a majority of the Company's assets consisting of marketable securities inventories, which are marked-to-market daily, and collateralized receivables arising from customer-related and proprietary securities transactions. Collateralized receivables consist of resale agreements secured predominantly by US government and agency securities, customer margin loans and securities borrowed, which are typically secured by marketable corporate debt and equity securities. The nature of the Company's business as a securities dealer requires it to carry significant levels of securities inventories in order to meet its customer and proprietary trading needs. Additionally, the Company's role as a financial intermediary for customer activities which it conducts on a principal basis, together with its customer-related activities attributable to its clearance business, results in significant levels of customer-related balances, including customer margin debt, securities lending and repurchase activity. Accordingly, the Company's total assets and financial leverage can fluctuate significantly, depending largely upon economic and market conditions, volume of activity and customer demand.

     The Company's total assets at June 30, 1999 decreased to $153.9 billion from $154.5 billion at June 30, 1998. The decrease was primarily attributable to a decrease in financial instruments owned and securities borrowed, partially offset by an increase in securities purchased under agreements to resell.

     The Company's ability to support increases in total assets is a function of its ability to obtain short-term secured and unsecured funding and its access to sources of long-term capital in the form of long-term borrowings and equity, which together form its capital base. The Company continuously monitors the adequacy of its capital base, measured as a function of asset quality and liquidity. Highly liquid assets such as US government and agency securities typically are funded by the use of repurchase agreements, which require very low levels of margin. In contrast, assets of lower quality or liquidity require higher levels of margin or overcollateralization, and consequently increased levels of capital. Accordingly, the mix of assets being held by the Company significantly influences the amount of leverage the Company can employ and the adequacy of its capital base.

                                FUNDING STRATEGY

The Company's general funding strategy provides for the diversification of its short-term funding sources in order to maximize liquidity. Sources of short-term funding consist principally of collateralized borrowings, including repurchase transactions and securities lending arrangements, customer free credit balances, unsecured commercial paper, medium-term notes and bank borrowings generally having maturities from overnight to one year. Repurchase transactions, whereby the Company sells securities with a commitment for repurchase at a future date, represent the dominant component of secured short-term funding. In addition to short-term funding sources, the Company utilizes long-term senior debt and medium-term notes as a longer-term source of unsecured financing.

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

     As part of the Company's alternative funding strategy, the Company regularly monitors and analyzes the size, composition and liquidity characteristics of the assets being financed and evaluates its liquidity needs in light of current market conditions and available funding alternatives. A key factor in this analysis is determining margin levels for each asset category that may be required by a lender in providing secured financing in accordance with legal and regulatory guidelines and market practices. The next component of the analysis is the determination of the estimated length of time that would be required to convert each asset category into cash, based upon the depth of the market in which the asset is traded versus the size of the position, assuming conventional settlement periods. For each class of assets, the Company categorizes the margin requirement by maturity from overnight to in excess of one year. The Company attempts to match the schedule of its liabilities with its prospective funding needs in terms of timing and amount.

     Through the use of this analysis, the Company can continuously evaluate the adequacy of its capital base and the schedule of maturing term-debt supporting its present asset levels. The Company can then seek to adjust its maturity schedule, as necessary, in light of market conditions and funding alternatives.

     The Company also maintains a committed revolving-credit facility (the "facility") totaling $2.9 billion, which permits borrowing on a secured basis by Bear, Stearns & Co. Inc. ("Bear Stearns"), BSSC and certain other affiliates. The facility provides that the Company may borrow up to $1.45 billion of the $2.9 billion on an unsecured basis. Secured borrowings can be collateralized by both investment-grade and non-investment-grade financial instruments. In addition, the facility provides for defined margin levels on a wide range of eligible financial instruments that may be pledged under the secured portion of the facility. The facility terminates in October 1999 with all loans outstanding at that date payable no later than October 2000. The Company currently expects to renew such facility upon expiration. There were no borrowings outstanding under the facility at June 30, 1999.

                                CAPITAL RESOURCES

The Company conducts a substantial portion of its operating activities within its regulated subsidiaries Bear Stearns, BSSC, Bear, Stearns International Limited ("BSIL"), Bear, Stearns International Trading Limited ("BSIT") and Bear Stearns Bank Plc ("BSB"). In connection therewith, a substantial portion of the Company's long-term borrowings and equity has been used to fund investments in, and advances to, these regulated subsidiaries. The Company regularly monitors the nature and significance of assets or activities conducted outside the regulated subsidiaries and attempts to fund such assets with either capital or borrowings having maturities consistent with the nature and liquidity of the assets being financed.

     During fiscal 1999, the Company expanded its long-term borrowing base to $14.6 billion through the issuance of $4.2 billion of long-term debt. In an effort to capitalize on the favorable interest rate environment, the Company also issued $300.0 million of 7.5% Guaranteed Preferred Beneficial Interests in Company Subordinated Debt Securities ("Preferred Securities") and redeemed $150.0 million of 8% Exchangeable Preferred Income Cumulative Shares, Series A ("Series A Shares"). See Note 8 of Notes to Consolidated Financial Statements for a more complete description. The increase in long-term borrowings along with the growth in retained earnings and issuance of Preferred Securities increased total capital to $20.1 billion from $17.9 billion at June 30, 1998. The increases in the Company's long-term borrowings and equity capital base reflect the growth in the Company's liquidity needs. Long-term debt totaling $11.9 billion and $11.6 billion had maturities beyond one year at June 30, 1999 and June 30, 1998, respectively.

     At June 30, 1999, the Company's long-term debt ratings were as follows:

     Moody's Investors Service                              A2
     ----------------------------------------------------------
     Standard & Poor's                                      A
     ----------------------------------------------------------
     Fitch IBCA                                             A+
     ----------------------------------------------------------
     Thomson BankWatch                                      AA-
     ----------------------------------------------------------
     Duff & Phelps Credit Rating                            A+
     ----------------------------------------------------------
     Japan Bond Research Institute                          A+

     The Company's CAP Plan allows participants to defer portions of their annual compensation in exchange for the future receipt of shares of the Company's Common Stock. In connection with the CAP Plan, during fiscal year ended June 30, 1999, the Company repurchased a total of 11,943,110 shares of Common Stock through open market transactions at a cost of approximately $483.3 million. The Company intends, subject to market conditions and plan limitations, to continue to purchase a sufficient number of shares of Common Stock in the open market to enable the Company to issue shares with respect to all compensation deferred, including any amounts credited to CAP Plan cash accounts, and any additional amounts allocated to participants under the CAP Plan.

     The Company's Stock Repurchase Plan (the "Repurchase Plan") allows for the purchase of up to $250.0 million of Common Stock from time to time, in the open market or otherwise, at prices then prevailing. Purchases of shares under the Repurchase Plan will be in addition to any shares regularly purchased under the CAP Plan. As of September 3, 1999, there have been no purchases under the Repurchase Plan.

                                   CASH FLOWS

     Cash and cash equivalents increased to $2.1 billion at the end of fiscal 1999 from $1.1 billion at the end of fiscal 1998, an increase of $1.0 billion. Fiscal 1998 year-end cash and cash equivalents decreased $175.3 million from $1.2 billion at the end of fiscal 1997. Fiscal 1997 year-end cash and cash equivalents increased $1.1 billion from $127.8 million at the end of fiscal 1996. Cash provided from financing activities was primarily used to support the growth in operating activities in each of the last three fiscal years.

     Cash provided by operating activities in fiscal 1999 was $234.8 million, primarily due to an increase in securities sold under agreements to repurchase of $5.3 billion and a decrease in securities borrowed of $2.7 billion. This increase of cash was partially offset by an increase in securities purchased under agreements to resell of $3.1 billion, a decrease in payables to brokers, dealers and others of $2.9 billion and a decrease in payables to customers of $1.3 billion.

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

     Cash provided by financing activities in each of the three fiscal years ended June 30, 1999, 1998 and 1997 was primarily attributable to increased net borrowings that were used to support the Company's growth over the same periods while taking advantage of favorable long-term financing opportunities. During fiscal 1999, the Company also issued the Preferred Securities for aggregate proceeds of $300.0 million and redeemed the Series A shares for $150.0 million.

     Investing activities in fiscal 1999 used $177.6 million primarily for purchases of property, equipment and leasehold improvements of $171.8 million, and net purchases of investment securities and other assets of $5.8 million.

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

                             REGULATED SUBSIDIARIES

As registered broker-dealers, Bear Stearns and BSSC are subject to the net capital requirements of the Securities Exchange Act of 1934, the New York Stock Exchange and the Commodity Futures Trading Commission, which are designed to measure the general financial soundness and liquidity of broker-dealers. BSIL and BSIT, London-based broker-dealer subsidiaries, are subject to the regulatory capital requirements of the Securities and Futures Authority, a self-regulatory organization established pursuant to the United Kingdom Financial Services Act of 1986. Additionally, BSB is subject to the regulatory capital requirements of the Central Bank of Ireland. At June 30, 1999, Bear Stearns, BSSC, BSIL, BSIT and BSB were in compliance with their respective regulatory requirements.

     The Company's broker-dealer subsidiaries are subject to certain restrictions on the payment of dividends which could limit the Company's ability to withdraw capital from such regulated subsidiaries, which in turn could limit the Company's ability to pay dividends. See Note 7 of Notes to Consolidated Financial Statements for a more complete description of such limitations.

                   MERCHANT BANKING AND HIGH YIELD SECURITIES

As part of the Company's merchant banking activities, it participates from time to time in principal investments in leveraged acquisitions. As part of these activities, the Company originates, structures and invests in merger, acquisition, restructuring and leveraged capital transactions, including leveraged buyouts. The Company's principal investments in these transactions are generally made in the form of equity investments, equity-related investments or subordinated loans and have not historically required significant levels of capital investment. At June 30, 1999, the Company held direct equity investments in thirteen leveraged transactions with an aggregate carrying value of approximately $121.5 million.

     As part of the Company's fixed income securities activities, the Company participates in the trading and sale of high yield, non-investment-grade debt securities, non-investment-grade mortgage loans, and securities of companies that are the subject of pending bankruptcy proceedings (collectively "high yield securities"). Non-investment-grade mortgage loans are principally secured by residential properties and include both non-performing loans and real estate owned. At June 30, 1999 and 1998, the Company held high yield securities of $1.4 billion and $1.8 billion, respectively, in long inventory, and $0.2 billion and $0.3 billion, respectively, in short inventory. These investments generally involve greater risk than investment-grade debt securities due to credit considerations, liquidity of secondary trading markets, and increased vulnerability to general economic conditions. The level of the Company's high yield securities inventories, and the impact of such activities upon the Company's results of operations, can fluctuate from period to period as a result of customer demand and economic and market considerations. The Company's Risk Committee monitors exposure to market and credit risk with respect to high yield securities inventories and establishes limits with respect to overall market exposure and concentrations of risk by both individual issuer and industry group.

                        DERIVATIVE FINANCIAL INSTRUMENTS

Derivative financial instruments represent contractual commitments between counterparties that derive their value from changes in an underlying interest rate, currency exchange rate, index (e.g., S&P 500), reference rate (e.g., LIBOR), or asset value referenced in the related contract. Some derivatives, such as futures contracts, certain options, and index referenced warrants, can be traded on an exchange. Other derivatives, such as interest rate and currency swaps, caps, floors, collars, and swaptions, equity swaps and options, structured notes, and forward contracts, are negotiated in the over-the-counter markets. Derivatives can generate both on- and off-balance-sheet implications depending on the nature of the contract.

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

     In connection with the Company's dealer activities, the Company formed Bear Stearns Financial Products Inc. ("BSFP") and Bear Stearns Trading Risk Management Inc. ("BSTRM"). BSFP and BSTRM were established to provide clients with an AAA-rated counterparty offering a wide range of global fixed income and equity derivative products. Additionally, the Company is able to provide customers with the choice of either a termination or continuation structure.

     As of June 30, 1999 and 1998, the Company had notional/contract amounts of $551.0 billion and $493.7 billion, respectively, of derivative financial instruments outstanding, of which $104.0 billion and $78.4 billion, respectively, were listed futures and option contracts. The aggregate notional/contract value of derivative contracts is a reflection of the level of activity and does not represent the amounts that are recorded in the Consolidated Statements of Financial Condition. The Company's derivative financial instruments outstanding, which either are used to hedge trading positions or are part of its derivative dealer activities, are marked to fair value.

     Unrealized gains and losses on derivative financial instruments used to hedge the Company's long-term debt issuances are generally deferred, and related income and expense is recorded on an accrual basis, together with the interest expense incurred on the related debt instrument. The Company hedges its long-term debt issuances principally by converting fixed-rate instruments to floating-rate using interest rate swaps, generally based on LIBOR. This strategy allows the Company to manage interest rate exposure on its assets and liabilities, and has enabled the Company to reduce its interest expense by $48.1 million, $23.5 million and $29.4 million during fiscal 1999, 1998 and 1997, respectively.

                                 YEAR 2000 ISSUE

The Year 2000 issue is the result of legacy computer programs having been written using two digits rather than four digits to define the applicable year and therefore without consideration of the impact of the upcoming change in the century. Such programs, unless corrected, may not be able to accurately process dates ending in the Year 2000 and thereafter.

     Over four years ago, the Company established a task force to review and develop an action plan to address the Year 2000 issue. The Company's action plan addresses both information technology and non-information technology system compliance issues. Since then, the ongoing assessment and monitoring phase has continued and includes assessment of the degree of compliance of its significant vendors, facility operators, custodial banks and fiduciary agents to determine the extent to which the Company is vulnerable to those third parties' failure to remediate their own Year 2000 issues. The Company has contacted all significant external vendors in an effort to confirm their readiness for the Year 2000 and tested compatibility with such systems. The Company also participates actively in various industry-wide tests.

     Through June 30, 1999, the amounts incurred related to the assessment of, and efforts in connection with, the Year 2000 and the development and execution of a remediation plan have approximated $63.1 million of which approximately $8.9 million in hardware and software has been capitalized. The Company's total projected Year 2000 project cost, including the estimated costs and time associated with the impact of third-party Year 2000 issues, are based on currently available information. The total remaining Year 2000 project cost is estimated at approximately $11.9 million, which will be funded through operating cash flows and primarily expensed as incurred.

     The Company presently believes that the activities it is undertaking in the Year 2000 project should satisfactorily resolve Year 2000 compliance exposures within its own systems worldwide. The Company has completed the reprogramming and replacement phase of the project. Additional testing will continue through the end of the calendar year as deemed appropriate. There can be no assurance that the systems of other companies on which the Company's systems rely will be timely converted, or that a failure to convert by another company, or a conversion that is incompatible with the Company's systems, would not have a material adverse effect on the Company. The Company has developed an action plan and a formal contingency plan designed to safeguard the interests of the Company and its customers. The Company believes that these plans significantly reduce the risk of a Year 2000 issue serious enough to cause a business disruption. With regard to Year 2000 compliance of other external entities, the Company is monitoring developments closely. Should it appear that a major utility, such as a stock exchange, would not be ready, the Company will work with other firms in the industry to plan an appropriate course of action.

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

                        The Bear Stearns Companies Inc.

                                RISK MANAGEMENT


--------------------------------------------------------------------------------

                                     OVERALL
--------------------------------------------------------------------------------

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

     The cornerstone of the Company's risk management practices is constant communication between trading department management and senior management concerning inventory positions and market risk profile. This process, which occurs on a daily basis, culminates each week with the trading departments making formal reports of positions, profits and losses, and trading strategies to the Company's Risk Committee (the "Risk Committee"). The Risk Committee, comprised of Senior Managing Directors from each of the various trading departments as well as the Risk Management Department, is chaired by Alan C. Greenberg, Chairman of the Board of the Company and of Bear Stearns. The Risk Committee meets weekly and has overall responsibility for oversight of the trading departments and their related trading strategies.

     The risk management process encompasses many units, including the Controller's Department, Operations and the Risk Management Department, and is intended to support and enforce the Company's policies and procedures with respect to market risk. As part of its daily risk management procedures, the Company marks its entire inventory to market and the Controller's Department provides daily profit and loss statements to senior management covering all trading departments. The Controller's Department and Operations monitor position and balance sheet information through both reconciliation and price verification procedures.

     The Risk Management Department, which was formed in 1988, is independent of all trading areas and reports directly to the Executive Committee. The goals of the department are to understand the risk profile of each trading area, to consolidate risk at the firm-wide level, to articulate large trading or position risks to senior management, to provide traders with perspectives on their positions and to better ensure accurate mark-to-market pricing. The department's staffing and responsibilities have grown with the Company's trading activities.

     The Risk Management Department, together with trading department management, review the age and composition of each department's proprietary accounts and the profits and losses of each portfolio on a daily basis. This is to better ensure that trading strategies are being adhered to within acceptable risk parameters.

     The Company's Credit Policy Committee and its subcommittee, the Global Credit Committee, establish and review appropriate credit limits for institutional customers. The Credit Policy Committee is primarily composed of Senior Managing Directors who are generally not involved in the operations of the departments seeking credit approval for customers. The Credit Policy Committee meets periodically and establishes policies and guidelines, which the Global Credit Committee enforces by setting credit limits and by monitoring exposure of customers seeking repurchase and resale agreement facilities, derivative financial instruments and other forms of secured and unsecured credit.

                                   MARKET RISK
--------------------------------------------------------------------------------

Market risk generally represents the risk of loss that may result from the potential change in the value of a financial instrument as a result of fluctuations in interest and currency exchange rates, equity and futures prices, changes in the implied volatility of interest rate, foreign exchange rate, equity and futures prices and also changes in the credit ratings of either the issuer or its related country of origin. Market risk is inherent to both derivative and non-derivative financial instruments, and accordingly, the scope of the Company's market risk management procedures includes all market risk-sensitive financial instruments. The Company's exposure to market risk is directly related to its role as a financial intermediary in customer-related transactions and to its proprietary trading and arbitrage activities.

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

     Following is a discussion of the Company's primary market risk exposures as of June 30, 1999 and 1998, including a discussion of how those exposures are currently managed.

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

                                  VALUE AT RISK

The estimation of potential losses that could arise from changes in market conditions is typically accomplished through the use of statistical models that seek to predict risk of loss based on historical price and volatility patterns. The output of such statistical models is commonly referred to as value at risk. Value at risk is used to describe a probabilistic approach to measuring the exposure to market risk. This approach utilizes statistical concepts to estimate the probability of the value of a financial instrument rising above or falling below a specified amount. The calculation utilizes the standard deviation of historical changes in value (i.e., volatility) of the market risk-sensitive financial instruments to estimate the amount of change in the current value that could occur at a specified probability level.

     Measuring market risk using statistical risk management models has been the main focus of risk management efforts by many companies whose earnings are significantly exposed to changes in the fair value of financial instruments. The Company believes that statistical models alone do not provide a reliable method of monitoring and controlling risk. While value at risk models are relatively sophisticated, the quantitative risk information generated is limited by the parameters established in creating the related models. The financial instruments being evaluated, in some cases, have features that may trigger a potential loss in excess of the amounts previously disclosed if the changes in market rates or prices exceed the confidence level of the model used. Therefore, such models do not substitute for the experience or judgment of senior management and traders, who have extensive knowledge of the markets and adjust positions and revise strategies, as they deem necessary. The Company uses these models only as a supplement to other risk management tools.

     For purposes of Securities and Exchange Commission disclosure requirements, the Company has performed an entity-wide value at risk analysis of virtually all of the Company's financial assets and liabilities including all reported financial instruments owned and sold, repurchase and resale agreements, and funding assets and liabilities. The value at risk related to non-trading financial instruments has been included in this analysis and is not reported separately because the amounts were not material. The calculation is based on a methodology that uses a one-day interval and a 95% confidence level. Interest rate and foreign exchange rate risk use a "Monte Carlo" value at risk approach. Monte Carlo simulation involves the generation of price movements in a portfolio using a random number generator. The generation of random numbers is based on the statistical properties of the securities in the portfolio. For interest rates, each country's yield curve has five factors that describe possible curve movements. These were generated from principal component analysis. In addition, volatility and spread risk factors were used, where appropriate. Intercountry correlations were also used. Equity price risk was measured using a combination of historical and Monte Carlo value at risk approaches. Equity derivatives were treated as correlated with various indices, of which the Company used approximately fifty at June 30, 1999 and approximately forty at June 30, 1998. Parameter estimates, such as volatilities and correlations, were based on daily tests through June 30, 1999. The total value at risk presented below is less than the sum of the individual components (i.e., Interest Rate Risk, Foreign Exchange Rate Risk, Equity Risk) due to the benefit of diversification among the risks.

     This table illustrates the value at risk for each component of market risk as of June 30, 1999 and 1998:

     IN MILLIONS                             1999           1998
     -------------------------------------------------------------
        MARKET RISK
          Interest rate                     $ 9.3          $11.1
          Currency                            1.3            0.9
          Equity                             11.3            8.9
          Diversification benefit            (7.2)          (6.6)
     -------------------------------------------------------------
          Total                             $14.7          $14.3
     =============================================================

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

     The charts below represent a summary of the daily revenues generated by the Company's trading departments and reflect a combination of trading revenues, net interest revenues for certain trading areas and other revenues for the fiscal years ended June 30, 1999 and 1998. These charts represent a historical summary of the results generated by the Company's trading departments as opposed to the probability approach used by the value at risk model. The average daily trading profit was $7.7 million and $6.9 million for fiscal years 1999 and 1998, respectively. Daily trading losses exceeded the reported value at risk amounts less than 1% of the total trading days during fiscal years 1999 and 1998. The range of daily trading profit volatility reflects the Company's historical ability to manage its exposure to market risk and the diversified nature of its trading activities.

                   DAILY TRADING PROFIT FREQUENCY DISTRIBUTION
--------------------------------------------------------------------------------

[Vertical  bar  graphs  of  Frequency   (y-axis)  versus  Daily  Trading  Profit
Volatility (x-axis) representing the following information appear here in paper format]

Fiscal Year 1999
                                      Daily Trading                Frequency
                                    Profit Volatility             (Number of
                                     ($ in millions)             Trading Days)
                                     ---------------             -------------

                                          (30+)                        1
                                          (29)                         1
                                          (13)                         1
                                          (12)                         1
                                          (11)                         1
                                          (10)                         3
                                           (9)                         1
                                           (8)                         1
                                           (6)                         2
                                           (5)                         2
                                           (4)                         3
                                           (3)                         5
                                           (2)                         2
                                           (1)                         2
                                            0                         10
                                            1                          6
                                            2                         10
                                            3                         14
                                            4                          8
                                            5                         17
                                            6                         15
                                            7                         15
                                            8                         17
                                            9                         12
                                           10                         19
                                           11                         15
                                           12                          9
                                           13                         15
                                           14                          8
                                           15                          6
                                           16                          6
                                           17                          4
                                           19                          2
                                           20                          4
                                           21                          5
                                           24                          1
                                           27                          1
                                           28                          2
                                           29                          1
                                           30+                         4



Fiscal Year 1998
                                      Daily Trading                Frequency
                                    Profit Volatility             (Number of
                                     ($ in millions)             Trading Days)
                                     ---------------             -------------

                                          (26)                         1
                                           (9)                         1
                                           (6)                         1
                                           (4)                         2
                                           (3)                         4
                                           (1)                         3
                                            0                          2
                                            1                          5
                                            2                         11
                                            3                         11
                                            4                         13
                                            5                         15
                                            6                         17
                                            7                         13
                                            8                         21
                                            9                         17
                                           10                         12
                                           11                         26
                                           12                         12
                                           13                         11
                                           14                          7
                                           15                          7
                                           16                          6
                                           17                          3
                                           18                          3
                                           19                          7
                                           20                          3
                                           21                          2
                                           22                          2
                                           23                          2
                                           24                          2
                                           25                          1
                                           27                          1
                                           28                          1
                                           29                          1
                                           30+                         6

                                  CREDIT RISK
--------------------------------------------------------------------------------

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

     Credit analysts and managers are based in Company offices in New York, London, Dublin, Tokyo and Hong Kong and specialize by industry within the US and otherwise by country or region. Each analyst provides rating and limit recommendations to senior credit officers who either take action or refer recommendations to the Global Credit Committee as required by policy. Each regional manager is a member of the Global Credit Committee. All counterparties are assigned internal credit ratings reflecting the Department's quantitative and qualitative assessment of the counterparty's relative probability of default. The internal rating process may include review of audited financial statements, review of surveys performed by major statistical rating agencies, assessment of industry or sovereign factors, review of market developments, meetings with management and analysis of the risk of transactions with the counterparty.

     The Company measures its actual credit exposure--the replacement cost of counterparty contracts--on a daily basis. Master netting agreements and various enhancements such as collateral are used to reduce counterparty credit risk. The credit exposures reflect these risk-reducing features to the extent they are legally enforceable. The Company's net replacement cost of derivative contracts in a gain position at June 30, 1999 and 1998 was $1.2 billion and $1.3 billion, respectively. Exchange-traded financial instruments are guaranteed by the clearing organization and have minimal credit risk due to margin requirements.

     The Company establishes potential exposure limits across a variety of financing and trading products for all counterparties on a group and individual entity basis. Potential exposure is the statistically estimated net credit exposure associated with adverse market moves over the life of contracts at a 97.7% confidence interval. For over-the-counter derivative and foreign exchange contracts, the potential exposure is estimated daily using sophisticated internally developed risk models that employ Monte Carlo simulations. Potential exposure estimates consider the size and maturity of contracts; the volatility of, and correlations among, the underlying assets, indices, and currencies; settlement mechanisms; rights to demand additional collateral, and other legally enforceable credit mitigants, such as third-party guarantees or insurance. For other credit-sensitive fixed income products, potential exposure limits are converted to notional amounts using appropriate risk factors.

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

     The Risk Department of the Specialist Clearance function is responsible for extensions of credit to correspondents (broker-dealers and other professional investors) and their customers. The department uses sophisticated computer simulations to project adverse moves in the value of certain correspondents or their customers' assets held by the Company on an individual security basis and portfolio basis. These daily simulations value the positions assuming a minimum adverse move for portfolios of 20% and individual securities of 25%. In some cases, these percentages are considerably higher depending on a portfolio's or instrument's market value, volatility and liquidity.

     The Company, through BSSC and BSIL, maintains a professional client base, which consists of entities such as Floor Traders and Specialists, Arbitrageurs, Broker-Dealers, Hedge Funds and Fund of Funds groups. These clients employ a wide variety of trading styles ranging from Option Hedging, Market Neutral
Statistical Arbitrage, M & A Arbitrage and Hedged Convertible Strategies to multiple Fixed Income strategies. Trading strategies are employed in both domestic and international markets. The extension of leverage (margin debt) for a given customer is determined by the systematic analysis of the securities held and trading strategy that such customer employs. The Department has established a risk-based margin lending policy under which the minimum capital requirement may be greater than the applicable regulatory capital requirements. In other words, customers can only achieve maximum regulatory leverage if their portfolios satisfy the internal risk parameters.

     Client portfolios are analyzed and evaluated daily through extensive simulation analysis designed to estimate market-related risk. Using its internally developed risk management system known as RACS (Risk Analytic Control System), the Department is able to analyze every professional client's portfolio prior to each market open as well as on an intra-day basis. RACS uses scenario analysis to estimate market risk through extensive stress testing. All client positions are simulated across 200 different scenarios resulting in a wide variety of potential profit and loss possibilities. Some basic assumptions used in the analysis are minimum portfolio moves of 20% as well as minimum moves in individual securities of 25% or more. Other scenarios include price movement tests of 1 and 2 standard deviations, fixed percentage moves, beta-weighted and market-capitalization-driven extreme price moves. Scenarios are constructed in such a way as to assess position and portfolio sensitivities to changes in underlying prices, volatilities, interest rates, credit spreads, currency cross rates and forward time horizons. In addition to client-level security and portfolio analysis, the system produces over 40 various reports that provide multi-dimensional views that include industry exposures, country/region exposures, and security concentration and liquidity risk. The system hardware is redundant, staffed 24 hours a day and supported by a dedicated staff of programmers and financial engineers.

     The policies and procedures of the Risk Department of the Specialist Clearance function are developed under the oversight of and reported to Professional Clearance Senior Management. The Department also coordinates with the Margin, Treasury and Global Credit Departments.


                                 OPERATING RISK
--------------------------------------------------------------------------------

Operating risk is the potential for loss arising from limitations in the Company's financial systems and controls, deficiencies in legal documentation and the execution of legal and fiduciary responsibilities, deficiencies in technology and the risk of loss attributable to operational problems. These risks are less direct than credit and market risk, but managing them is critical, particularly in a rapidly changing environment with increasing transaction volumes. In order to reduce or mitigate these risks, the Company has established and maintains an effective internal control environment, which incorporates various control mechanisms at different levels throughout the organization and within such departments as Financial and Accounting, Operations, Legal and Internal Audit. These control mechanisms are designed to better ensure that operational policies and procedures are being followed and that the Company's various businesses are operating within established corporate policies and limits.

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

     The Operations Committee, together with the Management and Compensation Committee, has oversight responsibilities for all operational and other matters that affect the Company's day-to-day activities. These committees also review new products/businesses to better ensure that policies and procedures are established and in place prior to doing business.


                                  OTHER RISKS
--------------------------------------------------------------------------------

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

                        The Bear Stearns Companies Inc.

                           CONSOLIDATED STATEMENTS OF
                                     INCOME


IN THOUSANDS,
EXCEPT SHARE DATA

Fiscal Years Ended June 30,                                1999             1998             1997
--------------------------------------------------------------------------------------------------
REVENUES
  Commissions                                      $  1,013,909     $    902,692     $    732,343
  Principal transactions                              1,929,137        1,726,982        1,571,332
  Investment banking                                    839,301        1,001,494          663,249
  Interest and dividends                              4,008,566        4,285,595        3,058,452
  Other income                                           91,125           63,173           51,902
--------------------------------------------------------------------------------------------------
  Total revenues                                      7,882,038        7,979,936        6,077,278
  Interest expense                                    3,379,914        3,638,513        2,551,364
--------------------------------------------------------------------------------------------------
     Revenues, net of interest expense                4,502,124        4,341,423        3,525,914
--------------------------------------------------------------------------------------------------

NON-INTEREST EXPENSES
  Employee compensation and benefits                  2,285,594        2,111,741        1,726,931
  Floor brokerage, exchange and clearance fees          159,609          166,733          141,211
  Communications                                        143,458          122,973          102,926
  Depreciation and amortization                         133,115          115,141           89,719
  Occupancy                                             108,521          100,559           88,419
  Advertising and market development                     95,739           82,499           69,765
  Data processing and equipment                          61,017           47,785           36,620
  Other expenses                                        450,963          530,500          256,633
--------------------------------------------------------------------------------------------------
     Total non-interest expenses                      3,438,016        3,277,931        2,512,224
--------------------------------------------------------------------------------------------------
  Income before provision for income taxes            1,064,108        1,063,492        1,013,690
  Provision for income taxes                            391,060          403,063          400,360
--------------------------------------------------------------------------------------------------
  Net income                                       $    673,048     $    660,429     $    613,330
==================================================================================================
  Net income applicable to common shares           $    633,618     $    629,417     $    589,497
==================================================================================================
  Earnings per share                               $       4.48     $       4.38     $       4.00
==================================================================================================
  Weighted average common and
     common equivalent shares outstanding           157,602,889      158,529,866      155,240,279
==================================================================================================

See Notes to Consolidated Financial Statements.

                        The Bear Stearns Companies Inc.

                           CONSOLIDATED STATEMENTS OF
                              FINANCIAL CONDITION


IN THOUSANDS,
EXCEPT SHARE DATA

June 30,                                                                                         1999               1998
-------------------------------------------------------------------------------------------------------------------------
ASSETS
  Cash and cash equivalents                                                             $   2,129,080      $   1,073,821
  Cash and securities deposited with clearing organizations or
     segregated in compliance with federal regulations                                      2,891,397          2,282,729
  Securities purchased under agreements to resell                                          32,996,226         29,846,716
  Receivable for securities provided as collateral                                          1,735,293          2,041,546
  Securities borrowed                                                                      54,173,726         56,844,009
  Receivables:
     Customers                                                                             14,510,628         14,228,678
     Brokers, dealers and others                                                            1,452,590          1,337,146
     Interest and dividends                                                                   366,110            467,456
  Financial instruments owned, at fair value                                               41,942,878         44,619,672
  Property, equipment and leasehold improvements, net of accumulated depreciation
     and amortization of $622,784 and $517,575 in 1999 and 1998, respectively                 486,735            448,044
  Other assets                                                                              1,209,677          1,306,078
-------------------------------------------------------------------------------------------------------------------------
  Total Assets                                                                          $ 153,894,340      $ 154,495,895
=========================================================================================================================

LIABILITIES & STOCKHOLDERS' EQUITY
  Short-term borrowings                                                                 $  14,145,410      $  14,613,565
  Securities sold under agreements to repurchase                                           50,673,644         45,346,472
  Obligation to return securities received as collateral                                    1,944,286          5,257,279
  Payables:
     Customers                                                                             40,822,913         42,119,042
     Brokers, dealers and others                                                            2,195,691          5,055,988
     Interest and dividends                                                                   542,478            636,021
  Financial instruments sold, but not yet purchased, at fair value                         21,506,372         21,070,596
  Accrued employee compensation and benefits                                                1,306,357          1,217,337
  Other liabilities and accrued expenses                                                      654,588          1,242,110
-------------------------------------------------------------------------------------------------------------------------
                                                                                          133,791,739        136,558,410
-------------------------------------------------------------------------------------------------------------------------
  Commitments and contingencies (Note 12)
  Long-term borrowings                                                                     14,647,092         13,295,952
-------------------------------------------------------------------------------------------------------------------------
  Guaranteed Preferred Beneficial Interests in Company Subordinated Debt Securities           500,000            200,000
  Preferred Stock issued by subsidiary                                                                           150,000
-------------------------------------------------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY
  Preferred Stock                                                                             800,000            800,000
  Common Stock, $1.00 par value; 200,000,000 shares authorized;
     176,011,113 and 167,784,941 shares issued in 1999 and 1998, respectively                 176,011            167,785
  Paid-in capital                                                                           2,269,927          1,963,788
  Retained earnings                                                                         1,931,957          1,590,574
  Capital Accumulation Plan                                                                 1,144,329            833,427
  Treasury stock, at cost--
     Adjustable Rate Cumulative Preferred Stock Series A:
        2,520,750 shares at June 30, 1999 and 1998                                           (103,421)          (103,421)
     Common Stock: 56,333,508 and 50,639,294 shares at June 30, 1999
        and 1998, respectively                                                             (1,263,294)          (953,506)
  Note receivable from ESOP Trust                                                                                 (7,114)
-------------------------------------------------------------------------------------------------------------------------
  Total Stockholders' Equity                                                                4,955,509          4,291,533
-------------------------------------------------------------------------------------------------------------------------
  Total Liabilities and Stockholders' Equity                                            $ 153,894,340      $ 154,495,895
=========================================================================================================================

See Notes to Consolidated Financial Statements.

                        The Bear Stearns Companies Inc.

                           CONSOLIDATED STATEMENTS OF
                                   CASH FLOWS

IN THOUSANDS

Fiscal Years Ended June 30,                                                     1999              1998              1997
-------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                            $    673,048      $    660,429      $    613,330
  Adjustments to reconcile net income to cash provided by (used in)
     operating activities:
       Depreciation and amortization                                         133,115           115,141            89,719
       Deferred income taxes                                                (191,146)         (204,814)         (101,859)
       Other                                                                 132,893           117,954            73,699
  Decreases (increases) in operating receivables:
     Cash and securities deposited with clearing organizations or
       segregated in compliance with federal regulations                    (608,668)         (833,915)          253,310
     Securities purchased under agreements to resell                      (3,149,510)       (1,506,117)       (3,823,324)
     Securities borrowed                                                   2,670,283       (16,132,729)      (11,100,073)
     Receivables:
       Customers                                                            (281,950)       (5,656,157)         (596,148)
       Brokers, dealers and others                                          (115,444)         (109,199)         (416,556)
     Financial instruments owned                                            (329,946)       (2,966,659)      (12,215,146)
     Other assets                                                            418,885          (215,865)          (80,975)
  Increases (decreases) in operating payables:
     Securities sold under agreements to repurchase                        5,327,172         5,915,256         6,077,317
     Payables:
       Customers                                                          (1,296,129)       12,197,656         8,016,371
       Brokers, dealers and others                                        (2,860,297)        2,246,118           968,282
     Financial instruments sold, but not yet purchased                       435,776           285,800         6,868,215
     Accrued employee compensation and benefits                              (32,080)          195,000           137,967
     Other liabilities and accrued expenses                                 (691,198)          446,152          (138,288)
-------------------------------------------------------------------------------------------------------------------------
  Cash provided by (used in) operating activities                            234,804        (5,445,949)       (5,374,159)
-------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Net (payments) proceeds from short-term borrowings                        (468,155)          196,894         4,549,052
  Net proceeds from issuance of long-term borrowings                       4,179,637         7,045,745         3,129,439
  Net proceeds from issuance of subsidiary securities                        290,550                             199,884
  Issuance of Preferred Stock                                                                  650,000
  Redemption of Preferred Stock                                             (150,000)         (287,500)
  Capital Accumulation Plan                                                  483,260           259,816           196,114
  Tax benefit of Common Stock distributions                                   92,893            86,968             4,006
  Note repayment from ESOP Trust                                               7,114             6,587             6,099
  Payments for:
     Retirement of long-term borrowings                                   (2,846,752)       (1,881,841)       (1,062,844)
     Treasury Stock purchases                                               (482,818)         (258,036)         (202,296)
  Cash dividends paid                                                       (107,666)          (97,990)          (93,784)
-------------------------------------------------------------------------------------------------------------------------
  Cash provided by financing activities                                      998,063         5,720,643         6,725,670
-------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of property, equipment and leasehold improvements               (171,806)         (183,652)         (137,328)
  Purchases of investment securities and other assets                        (68,732)         (273,956)         (108,480)
  Proceeds from sale of investment securities and other assets                62,930             7,603            15,582
-------------------------------------------------------------------------------------------------------------------------
  Cash used in investing activities                                         (177,608)         (450,005)         (230,226)
-------------------------------------------------------------------------------------------------------------------------
  Net increase (decrease) in cash and cash equivalents                     1,055,259          (175,311)        1,121,285
  Cash and cash equivalents, beginning of year                             1,073,821         1,249,132           127,847
-------------------------------------------------------------------------------------------------------------------------
  Cash and cash equivalents, end of year                                $  2,129,080      $  1,073,821      $  1,249,132
=========================================================================================================================

Statement of Financial Accounting Standards No. 125 requires balance sheet recognition of collateral related to certain secured financing transactions, which is a non-cash activity, and did not impact the Consolidated Statements of Cash Flows.

See Notes to Consolidated Financial Statements.

                        The Bear Stearns Companies Inc.

                     CONSOLIDATED STATEMENTS OF CHANGES IN
                              STOCKHOLDERS' EQUITY

                                                                                                    Treasury Stock
                                                                                              -------------------------
                                                                                                Adjustable
                                                                                                      Rate
                                                                                                Cumulative
                                                                                                 Preferred
                                                                                                    Stock,                      Note
                                                 Common                              Capital  Series A-$50        Common  Receivable
IN THOUSANDS,                    Preferred        Stock    Paid-In     Retained Accumulation   Liquidation         Stock   from ESOP
EXCEPT SHARE DATA                    Stock $1 Par Value    Capital     Earnings         Plan    Preference  $1 Par Value       Trust
------------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1996          $  437,500   $  159,804  $1,696,217  $  694,108   $  471,191   $  (95,389)   $ (598,217)  $ (19,800)
Net income                                                              613,330
Cash dividends declared--
  Common ($0.55 per share)                                              (69,928)
  Preferred                                                             (23,890)
Purchase of treasury stock--
  Adjustable Rate Cumulative
     Preferred Stock, Series A
     (179,400 shares)                                                                              (8,032)
  Common Stock
     (7,230,103 shares)                                                                                        (186,742)
Common Stock issued out of
  treasury (745,399 shares)                                     350                  (12,298)                    12,408
Income tax benefits attributable
  to Common Stock issued out
  of treasury                                                 3,546
5% stock dividend
  (7,981,177 shares)                              7,981     173,903    (181,884)
Note repayment from ESOP Trust                                                                                                6,099
Allocation under Capital
  Accumulation Plan                                                                  196,114
------------------------------------------------------------------------------------------------------------------------------------

Balance, June 30, 1997             437,500      167,785   1,874,016   1,031,736      655,007     (103,421)     (772,551)    (13,701)
Net income                                                              660,429
Cash dividends declared--
  Common ($0.57 per share)                                              (69,621)
  Preferred                                                             (31,970)
Issuance of Cumulative Preferred
  Stock, Series E, F and G         650,000
Redemption of Cumulative
  Preferred Stock, Series B and C (287,500)
Purchase of treasury stock--
  Common Stock
     (5,654,124 shares)                                                                                        (259,547)
Common Stock issued out of
  treasury (5,206,362 shares)                                 3,938                  (81,396)                    78,592
Income tax benefits attributable
  to Common Stock issued out
  of treasury                                                85,834
Note repayment from ESOP Trust                                                                                                6,587
Allocation under Capital
  Accumulation Plan                                                                  259,816
------------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1998          $  800,000   $  167,785  $1,963,788  $1,590,574   $  833,427   $ (103,421)   $ (953,506)  $  (7,114)
====================================================================================================================================

See Notes to Consolidated Financial Statements.

                                                                                                    Treasury Stock
                                                                                              -------------------------
                                                                                                Adjustable
                                                                                                      Rate
                                                                                                Cumulative
                                                                                                 Preferred
                                                                                                    Stock,                      Note
                                                 Common                              Capital  Series A-$50        Common  Receivable
IN THOUSANDS,                    Preferred        Stock    Paid-In     Retained Accumulation   Liquidation         Stock   from ESOP
EXCEPT SHARE DATA                    Stock $1 Par Value    Capital     Earnings         Plan    Preference  $1 Par Value       Trust
------------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1998          $  800,000   $  167,785  $1,963,788  $1,590,574   $  833,427   $ (103,421)   $ (953,506)  $  (7,114)
Net income                                                              673,048
Cash dividends declared--
  Common ($0.59 per share)                                              (68,796)
  Preferred                                                             (39,113)
Purchase of treasury stock--
  Common Stock
  (11,943,110 shares)                                                                                          (482,818)
Common Stock issued
  out of treasury
  (8,623,436 shares)                                            919                 (172,358)                   173,030
Income tax benefits
  attributable to Common
  Stock issued out
  of treasury                                                91,302
5% Stock dividend
  (8,226,172 shares)                              8,226     215,530    (223,756)
Note repayment from
  ESOP Trust                                                                                                                  7,114
Amortization of Preferred
  Stock issue costs                                          (1,612)
Allocation under Capital
  Accumulation Plan                                                                  483,260
------------------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 1999          $  800,000   $  176,011  $2,269,927  $1,931,957   $1,144,329   $ (103,421)  $(1,263,294)  $       0
====================================================================================================================================

See Notes to Consolidated Financial Statements.

                        The Bear Stearns Companies Inc.

                                     NOTES
                      TO CONSOLIDATED FINANCIAL STATEMENTS


--------------------------------------------------------------------------------
                             SUMMARY OF SIGNIFICANT
1                             ACCOUNTING POLICIES
--------------------------------------------------------------------------------

                             BASIS OF PRESENTATION

The consolidated financial statements include the accounts of The Bear Stearns Companies Inc. and its subsidiaries (the "Company"). All material intercompany transactions and balances have been eliminated. Share data for all years included in the consolidated financial statements are presented after giving retroactive effect to the 5% stock dividend declared by the Company in each of January 1999 and January 1997. The consolidated financial statements are prepared in conformity with generally accepted accounting principles which require management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from these estimates.

     The Company, through its principal subsidiaries, Bear, Stearns & Co. Inc. ("Bear Stearns"), Bear, Stearns Securities Corp. ("BSSC") and Bear, Stearns International Limited ("BSIL"), is primarily engaged in business as a securities broker-dealer and operates in three principal segments: Capital Markets, Execution Services and Wealth Management. Capital Markets is comprised of the Equities, Fixed Income and Investment Banking areas. Execution Services is comprised of clearance and predominantly commission-related areas that concentrate on the execution of trades for customers. Wealth Management is comprised of the Private Client Services ("PCS") and Asset Management areas. See
Note 13 of Notes to Consolidated Financial Statements.

                             FINANCIAL INSTRUMENTS

Proprietary securities, futures and derivatives transactions, commission revenues and related expenses are recorded on a trade date basis. Financial instruments owned and financial instruments sold, but not yet purchased, including contractual commitments arising pursuant to futures, forward and option contracts, interest rate swaps and other derivative contracts, are recorded at fair value with the resulting net unrealized gains and losses reflected in net income.

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

     Equity securities acquired as a result of leveraged acquisition transactions are reflected in the consolidated financial statements at their initial cost until such time as significant transactions or developments indicate that a change in the carrying value of the securities is appropriate. Generally, the carrying values of these securities will be increased only in those instances where market values are readily ascertainable by reference to substantial transactions occurring in the marketplace. Reductions to the carrying value of these securities are made in the event that the Company's estimate of net realizable value has declined below the carrying value.

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

                                  INCOME TAXES

The Company and certain of its subsidiaries file a consolidated federal income tax return. The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under SFAS 109, deferred income taxes are provided based upon the net tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities. In addition, deferred income taxes are determined using the enacted tax rates and laws which are expected to be in effect when the related temporary differences are expected to be reversed.

                               EARNINGS PER SHARE

Earnings per share is computed by dividing net income applicable to common shares by the weighted average number of common shares outstanding during each period presented. Common shares include the assumed distribution of shares of common stock issuable under various employee benefit plans including certain of the Company's deferred compensation arrangements, with appropriate adjustments made to net income for expenses related thereto.

                            STATEMENT OF CASH FLOWS

For purposes of the Consolidated Statements of Cash Flows, the Company has defined cash equivalents as liquid investments not held for sale in the ordinary course of business with original maturities of three months or less. Cash payments for interest approximated interest expense for the years ended June 30, 1999, 1998 and 1997. Income taxes paid totaled $223.2 million, $459.7 million and $478.4 million for the fiscal years 1999, 1998 and 1997, respectively.

                      ACCOUNTING CHANGES AND DEVELOPMENTS

The Company adopted SFAS 130, "Reporting Comprehensive Income," in fiscal 1999. Under SFAS 130, the Company is required to disclose comprehensive income, which combines net income and certain items that directly affect stockholders' equity, in a prominent position on the face of the financial statements. The standard is limited to matters of reporting and presentation and does not address recognition or measurement. The adoption of the standard had no impact on the Company's net income or stockholders' equity.

     The Company adopted SFAS 131, "Disclosures about Segments of an Enterprise and Related Information," in fiscal 1999. SFAS 131 redefines how operating segments are determined and requires disclosure of certain financial and descriptive information about a company's operating segments. See Note 13 of Notes to Consolidated Financial Statements.

     The Company adopted SFAS 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits," in fiscal 1999. SFAS 132 revised and standardized pension and other postretirement benefit plan disclosures. The adoption of the standard was not material to the Company's financial statement disclosures.

     In October 1998, the Financial Accounting Standards Board ("FASB") issued SFAS 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise," which is effective for the first fiscal quarter beginning after December 15, 1998. SFAS 134 amends SFAS 65, "Accounting for Certain Mortgage Banking Activities," to require that after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those investments. The Company adopted this standard when required in fiscal 1999. Adoption of this standard did not impact the Company's financial position or results of operations.

     In June 1999, the FASB issued SFAS 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133." SFAS 137 was effective upon issuance and deferred the effective date of SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," to fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS 133 establishes standards for accounting and reporting of derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. The Company expects to adopt this standard when required in the first quarter of fiscal 2001 and is currently evaluating the potential impact on the Company's accounting for such activities.

     In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." This SOP provides guidance on accounting for the costs of computer software developed or obtained for internal use. The Company will adopt this standard when required in fiscal 2000 and is currently in the process of accumulating such costs incurred since July 1, 1999.

     In September 1998, the AICPA issued SOP 98-5, "Reporting on the Costs of Start-Up Activities." SOP 98-5 requires the costs of certain start-up activities, which includes organizational costs, to be expensed as incurred. The Company adopted SOP 98-5 effective July 1, 1999 with no material impact.


                                 FAIR VALUE OF
2                            FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------

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

     The estimated fair value of the Company's long-term borrowings, based upon market rates of interest available to the Company at June 30, 1999 for debt obligations of similar maturity, was approximately $14.5 billion, which is less than the aggregate carrying value by approximately $101.2 million. However, the Company generally enters into interest rate swaps and other transactions designed to either convert its fixed-rate debt into floating rates or otherwise hedge its exposure to interest rate movements. Accordingly, unrecognized gains or losses on interest rate swaps and other transactions hedging the Company's long-term borrowings generally offset the effect of changes in interest rates on the fair value of the Company's long-term borrowings. For discussion of the Company's financial instruments with off-balance-sheet risk, see Note 11.


--------------------------------------------------------------------------------

3                            FINANCIAL INSTRUMENTS
--------------------------------------------------------------------------------

Financial instruments owned and financial instruments sold, but not yet purchased consisting of the Company's proprietary trading and investment accounts, at fair value, as of June 30, were as follows:

IN THOUSANDS                                                1999           1998
--------------------------------------------------------------------------------
FINANCIAL INSTRUMENTS OWNED:
  US government and agency                           $ 8,211,944    $ 9,388,387
  Other sovereign governments                          2,742,486      2,955,515
  Corporate equity and convertible debt               14,578,501     12,255,749
  Corporate debt                                       4,972,621      4,938,541
  Derivative financial instruments                     3,035,278      3,545,236
  Mortgages and other mortgage-backed securities       7,869,884     10,582,090
  Other                                                  532,164        954,154
--------------------------------------------------------------------------------
                                                     $41,942,878    $44,619,672
================================================================================

FINANCIAL INSTRUMENTS SOLD, BUT NOT YET PURCHASED:
  US government and agency                           $ 5,250,633    $ 6,327,074
  Other sovereign governments                          2,639,952      3,107,789
  Corporate equity                                     6,134,317      4,336,280
  Corporate debt                                       1,707,998      1,398,025
  Derivative financial instruments                     5,687,296      5,835,491
  Other                                                   86,176         65,937
--------------------------------------------------------------------------------
                                                     $21,506,372    $21,070,596
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


4                             SHORT-TERM FINANCING
--------------------------------------------------------------------------------

The Company's short-term financing is generally obtained on a secured basis through the use of repurchase agreements and securities lending arrangements. Additionally, the Company obtains short-term financing on an unsecured basis through the issuance of commercial paper, medium-term notes and bank loans. Repurchase agreements are collateralized principally by US government and agency securities. Securities lending arrangements are typically secured by corporate equity and debt securities, utilizing both securities owned by the Company and customers' securities. The interest rates on such short-term borrowings reflect market rates of interest or rebates at the time of the transactions.

     Borrowings made under the Company's commercial paper programs were $8.5 billion and $7.3 billion at June 30, 1999 and 1998, respectively. During the fiscal years 1999 and 1998, the weighted average interest rates on such borrowings were 5.22% and 5.66%, respectively. The weighted average rates at June 30, 1999 and 1998 were 4.93% and 5.51%, respectively.

     At June 30, 1999 and 1998, the Company had outstanding $3.8 billion and $6.2 billion, respectively, in principal amount of Medium-Term Notes having initial maturities ranging from six to 18 months from the date of issue. The Medium-Term Notes generally bear interest at variable rates based upon the London Interbank Offered Rate ("LIBOR"). During the fiscal years 1999 and 1998, the weighted average interest rates on the Medium-Term Notes were 5.55% and 5.77%, respectively. The weighted average rates at June 30, 1999 and 1998 were 5.18% and 5.81%, respectively.

     At June 30, 1999 and 1998, the Company had outstanding $50.7 billion and $45.3 billion of repurchase agreements. During the fiscal years 1999 and 1998, the weighted average interest rates on the repurchase agreements were 4.97% and 5.55%, respectively. The weighted average rates at June 30, 1999 and 1998 were 4.69% and 5.54%, respectively.

     Short-term borrowings at June 30, 1999 and 1998 included $1.8 billion and $1.1 billion, respectively, of bank loans. During the fiscal years 1999 and 1998, the weighted average interest rates on such bank loans were 5.24% and 5.54%, respectively. The weighted average rates at June 30, 1999 and 1998 were 5.66% and 5.23%, respectively.

--------------------------------------------------------------------------------

5                             LONG-TERM BORROWINGS
--------------------------------------------------------------------------------

Long-term borrowings at June 30 consisted of the following:

IN THOUSANDS                                                 1999          1998
--------------------------------------------------------------------------------
Floating-Rate Notes due 2001 to 2005                  $ 1,470,175   $ 1,788,779
Fixed-Rate Senior Notes due 1999 to 2007;
  interest rates ranging from 5 3/4% to 9 3/8%          6,297,760     5,306,600
Medium-Term Notes and other borrowings                  6,879,157     6,200,573
--------------------------------------------------------------------------------
Total long-term borrowings                            $14,647,092   $13,295,952
================================================================================

The Floating-Rate Notes are unsecured and bear interest at rates primarily related to LIBOR. For those Floating-Rate Notes which are not based upon LIBOR, the Company has entered into interest rate swaps and certain other transactions in order to convert them into floating rates based upon LIBOR. During the years ended June 30, 1999 and 1998, the weighted average effective interest rates on the Floating-Rate Notes were 5.92% and 6.01%, respectively. The weighted average effective interest rates on the Floating-Rate Notes at June 30, 1999 and 1998 were 5.41% and 5.99%, respectively.

     The Company has entered into interest rate swaps and certain other transactions in order to convert its Fixed-Rate Senior Notes into floating rates based upon LIBOR. The weighted average effective interest rates on the Company's Fixed-Rate Senior Notes, after giving effect to the swaps, during the fiscal years 1999 and 1998 were 5.79% and 6.26%, respectively. The weighted average effective interest rates on the Company's Fixed-Rate Senior Notes at June 30, 1999 and 1998 were 5.39% and 6.05%, respectively.

     The Company's Medium-Term Notes have initial maturities ranging from 18 months to 30 years from the date of issue and bear interest at either a fixed rate or a variable rate primarily based upon LIBOR. During the fiscal years 1999 and 1998, the weighted average interest rates on the Medium-Term Notes were 5.44% and 5.85%, respectively. The weighted average interest rates on the Company's Medium-Term Notes at June 30, 1999 and 1998 were 5.29% and 6.03%, respectively.

     Maturities of long-term borrowings at June 30, 1999 consisted of the following:

IN THOUSANDS
--------------------------------------------------------------------------------
FISCAL YEAR                                                            AMOUNT
  2000                                                            $ 2,723,499
  2001                                                              4,065,730
  2002                                                                894,875
  2003                                                              2,177,032
  2004                                                              1,888,901
  Thereafter                                                        2,897,055
--------------------------------------------------------------------------------
                                                                  $14,647,092
================================================================================

     Instruments governing certain indebtedness of the Company contain various covenants, the most restrictive of which require the maintenance of minimum levels of stockholders' equity by the Company and Bear Stearns. At June 30, 1999, the Company and Bear Stearns were in compliance with all covenants contained in these various debt agreements.


6                                 INCOME TAXES
--------------------------------------------------------------------------------

     The provision (benefit) for income taxes for the fiscal years ended June 30 consisted of the following:

IN THOUSANDS                              1999           1998           1997
--------------------------------------------------------------------------------
CURRENT:
  Federal                            $ 362,046      $ 398,205      $ 326,359
  State and local                      172,908        163,353        139,676
  Foreign                               47,252         46,319         36,184
--------------------------------------------------------------------------------
  Total current                        582,206        607,877        502,219
--------------------------------------------------------------------------------

DEFERRED:
  Federal                             (133,569)      (143,656)       (74,346)
  State and local                      (57,577)       (61,158)       (27,513)
--------------------------------------------------------------------------------
  Total deferred                      (191,146)      (204,814)      (101,859)
--------------------------------------------------------------------------------
Total Provision for Income Taxes     $ 391,060      $ 403,063      $ 400,360
================================================================================

     Significant components of the Company's deferred tax assets (liabilities) as of June 30 were as follows:

IN THOUSANDS                              1999           1998           1997
--------------------------------------------------------------------------------
DEFERRED TAX ASSETS:
  Deferred compensation              $ 531,263      $ 430,123      $ 304,238
  Liability reserves                   146,785        139,426         93,631
  Valuation reserves                    16,442         14,852         15,304
  Partnerships                          15,433
  Other                                  8,247         15,006         25,398
--------------------------------------------------------------------------------
  Total deferred tax assets            718,170        599,407        438,571
--------------------------------------------------------------------------------

DEFERRED TAX LIABILITIES:
  Unrealized appreciation             (105,829)      (162,365)      (117,616)
  Depreciation                          (9,799)       (15,457)       (15,261)
  Partnerships                                        (12,127)      (106,379)
  Other                                (14,734)       (12,796)        (7,467)
--------------------------------------------------------------------------------
  Total deferred tax liabilities      (130,362)      (202,745)      (246,723)
--------------------------------------------------------------------------------
Net Deferred Tax Asset               $ 587,808      $ 396,662      $ 191,848
================================================================================

     A reconciliation of the statutory federal income tax rates and the Company's effective tax rates for the fiscal years ended June 30 were as follows:

IN THOUSANDS                              1999           1998           1997
--------------------------------------------------------------------------------
  Statutory rate                         35.0%          35.0%          35.0%
  State and local income taxes,
     net of federal benefit               7.0            6.2            6.9
  Dividend exclusion                     (1.9)          (1.9)          (1.8)
  Domestic tax credits                   (3.4)          (1.7)          (0.9)
  Other, net                              0.1            0.3            0.3
--------------------------------------------------------------------------------
  Effective tax rate                     36.8%          37.9%          39.5%
================================================================================

     Not included in the reconciliation table reflected above are approximately $91.3 million, $85.8 million and $3.5 million of income tax benefits attributable to the distribution of Common Stock under the Capital Accumulation Plan for Senior Managing Directors, as amended (the "CAP Plan"), and other deferred compensation plans, credited directly to paid-in capital, for fiscal years 1999, 1998 and 1997, respectively.


7                            REGULATORY REQUIREMENTS
--------------------------------------------------------------------------------

Bear Stearns and BSSC, a subsidiary of Bear Stearns, are registered broker-dealers and, accordingly, are subject to Rule 15c3-1 under the Securities Exchange Act of 1934 (the "Net Capital Rule") and the capital rules of the New York Stock Exchange, Inc. ("NYSE") and other principal exchanges of which Bear Stearns and BSSC are members. Included in the computation of net capital of Bear Stearns is net capital of BSSC in excess of 5% of aggregate debit items arising from customer transactions, as defined. At June 30, 1999, Bear Stearns' net capital, as defined, of $2.30 billion exceeded the minimum requirement by $2.24 billion.

     BSIL and Bear, Stearns International Trading Limited ("BSIT"), London-based broker-dealer subsidiaries, which are wholly owned by the Company, are subject to regulatory capital requirements of the Securities and Futures Authority, a self-regulatory organization established pursuant to the United Kingdom Financial Services Act of 1986.

     Bear Stearns Bank Plc ("BSB"), a wholly owned subsidiary of Bear Stearns Irish Holdings Inc., which is wholly owned by the Company, is incorporated in Dublin, Ireland and is subject to the regulatory capital requirements of the Central Bank of Ireland.

     The regulatory rules referred to above, and certain covenants contained in various instruments governing indebtedness of the Company, Bear Stearns and other regulated subsidiaries, may restrict the Company's ability to withdraw capital from its regulated subsidiaries, which in turn could limit the Company's ability to pay dividends. At June 30, 1999, approximately $1.9 billion of net assets of consolidated subsidiaries were restricted as to the payment of cash dividends and advances to the Company.

8                               PREFERRED STOCK
--------------------------------------------------------------------------------

                           PREFERRED STOCK ISSUED BY
                        THE BEAR STEARNS COMPANIES INC.

The Company issued 3.0 million shares of Adjustable Rate Cumulative Preferred Stock, Series A (the "Preferred Stock"). The Preferred Stock has a liquidation preference of $50 per share and is entitled to dividends, on a cumulative basis, at a rate equal to 135 basis points below the highest of the Treasury Bill Rate, the Ten Year Constant Maturity Rate and the Thirty Year Constant Maturity Rate, as defined; however, the dividend rate for any dividend period may not be less than 5.50% per annum, nor greater than 11.00% per annum. The Company may redeem the Preferred Stock, either in whole or in part, at a redemption price of $50 per share plus accumulated and unpaid dividends. The weighted average dividend rate on the Preferred Stock was 5.50% during the year ended June 30, 1999. The Company did not repurchase any shares during the year ended June 30, 1999. At June 30, 1999, the Company held 2,520,750 shares of Preferred Stock in treasury.

     The Company has outstanding 5.0 million depositary shares representing 1.25 million shares of Cumulative Preferred Stock, Series E ("Series E Preferred Stock"), having an aggregate liquidation preference of $250.0 million. Each depositary share represents a one-fourth interest in a share of Series E Preferred Stock. Dividends on the Series E Preferred Stock are payable at an annual rate of 6.15%. Series E Preferred Stock is redeemable at the option of the Company at any time on or after January 15, 2008, in whole or in part, at a redemption price of $200 per share (equivalent to $50 per depositary share), plus accrued but unpaid dividends to the redemption date.

     The Company has outstanding 4.0 million depositary shares representing 1.0 million shares of Cumulative Preferred Stock, Series F ("Series F Preferred Stock"), having an aggregate liquidation preference of $200.0 million. Each depositary share represents a one-fourth interest in a share of Series F Preferred Stock. Dividends on the Series F Preferred Stock are payable at an annual rate of 5.72%. Series F Preferred Stock is redeemable at the option of the Company at any time on or after April 15, 2008, in whole or in part, at a redemption price of $200 per share (equivalent to $50 per depositary share), plus accrued but unpaid dividends to the redemption date.

     The Company has outstanding 4.0 million depositary shares representing 1.0 million shares of Cumulative Preferred Stock, Series G ("Series G Preferred Stock"), having an aggregate liquidation preference of $200.0 million. Each depositary share represents a one-fourth interest in a share of Series G Preferred Stock. Dividends on the Series G Preferred Stock are payable at an annual rate of 5.49%. Series G Preferred Stock is redeemable at the option of the Company at any time on or after July 15, 2008, in whole or in part, at a redemption price of $200 per share (equivalent to $50 per depositary share), plus accrued but unpaid dividends to the redemption date.

                     PREFERRED STOCK ISSUED BY SUBSIDIARIES

On April 15, 1999 the Company redeemed $150.0 million (6,000,000 shares) of the 8% Exchangeable Preferred Income Cumulative Shares, Series A ("Series A Shares") issued by Bear Stearns Finance LLC, a wholly owned subsidiary of the Company, at a redemption price of $25 per Series A Share plus accrued and unpaid dividends to the redemption date.

     Bear Stearns Capital Trust I (the "Trust"), a wholly owned subsidiary of the Company, has outstanding $200.0 million of Guaranteed Preferred Beneficial Interests in Company Subordinated Debt Securities (the "Capital Securities"). The Capital Securities are fixed/adjustable-rate capital securities, which have a liquidation value of $1,000 per capital security. Holders of the Capital Securities are entitled to receive semi-annual preferential cumulative cash distributions at an annual rate of 7.00% through January 2002. Thereafter, the distributions will be at a variable rate based on the three-month LIBOR plus a margin of 1.75%. The proceeds of the issuance of the Capital Securities were used to purchase fixed/adjustable-rate junior subordinated deferrable interest debentures (the "Subordinated Debentures") issued by the Company. The Subordinated Debentures are the sole assets of the Trust. The Subordinated Debentures will mature on January 15, 2027. The interest rate on the Subordinated Debentures is the same as the rate on the Capital Securities. The Company's guarantee of the Capital Securities, considered together with the other obligations of the Company with respect to Capital Securities, constitutes a full and unconditional guarantee by the Company of the Trust's obligation under the Capital Securities issued by the Trust.

     In December 1998, Bear Stearns Capital Trust II ("Capital Trust II"), a wholly owned subsidiary of the Company, issued $300.0 million (12,000,000 shares) of Guaranteed Preferred Beneficial Interests in Company Subordinated Debt Securities (the "Preferred Securities"). The Preferred Securities are fixed-rate securities, which have a liquidation value of $25 per security. Holders of the Preferred Securities are entitled to receive quarterly preferential cash distributions at an annual rate of 7.5% through December 15, 2028. The proceeds of the issuance of the Preferred Securities were used to purchase junior subordinated deferrable interest debentures (the "Debentures") issued by the Company. The Debentures have terms that correspond to the terms of the Preferred Securities and are the sole assets of Capital Trust II. The Preferred Securities will mature on December 15, 2028. The Company, at its option, may redeem the Preferred Securities at their principal amount plus accrued distributions beginning December 15, 2003. The Company's guarantee of the Preferred Securities, considered together with other obligations of the Company with respect to the Preferred Securities, constitute a full and unconditional guarantee by the Company of Capital Trust II's obligation under the Preferred Securities issued by Capital Trust II.


9                            EMPLOYEE BENEFIT PLANS
--------------------------------------------------------------------------------

The  Company has a  qualified  non-contributory  profit  sharing  plan  covering substantially all employees. Contributions are made at the discretion of management in amounts that relate to the Company's level of income before provision for income taxes. The Company's expense related to the profit sharing plan for the years ended June 30, 1999, 1998 and 1997 was $14.2 million, $12.8 million and $12.5 million, respectively.

     The Company maintains a non-qualified defined contribution retirement plan covering substantially all account executives. The plan provides for retirement benefits to be paid based upon a percentage of each participant's compensation and the performance of certain participant-selected investment options for benefits accrued. The Company's expense for this plan for the years ended June 30, 1999, 1998 and 1997 was $9.9 million, $11.3 million and $9.4 million, respectively.

     The Company maintains a $40 million leveraged employee stock ownership plan (the "ESOP") covering substantially all full-time employees. Pursuant to the terms of a Brokerage and Loan Agreement, the Company advanced funds to the ESOP trust to acquire shares of Common Stock in open market transactions. Advances made under the ESOP Note have been fully repaid through a combination of contributions by the Company and dividends on the shares of Common Stock held by the ESOP trust. The Company's expense related to the ESOP for the year ending June 30, 1999 was approximately $3.0 million and approximately $6.0 million in each of 1998 and 1997.


10                            EMPLOYEE STOCK PLANS
--------------------------------------------------------------------------------

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

     During the years ended June 30, 1999, 1998 and 1997, participants deferred compensation of approximately $278.8 million, $247.4 million and $191.8 million, respectively. During the years ended June 30, 1999, 1998 and 1997, the Company recognized expense of approximately $121.1 million, $115.2 million and $56.4 million, respectively, attributable to CAP Units or cash credited to participants' deferred compensation accounts with respect to the earnings adjustment. As of July 1, 1999, pursuant to the terms of the CAP Plan, 7,991,873 CAP Units were credited to participants' deferred compensation accounts with respect to the earnings and deferrals made during fiscal year 1999. In addition, $70.4 million, which represented the balance of the deferral, was credited to the participants' deferred compensation cash accounts. The aggregate number of shares of Common Stock distributable pursuant to the Company's obligation for CAP Units at June 30, 1999, 1998 and 1997 was approximately 39.6 million, 34.5 million and 34.0 million, respectively. Compensation deferred pursuant to the CAP Plan and allocated to participants' deferred compensation accounts in the form of CAP Units is shown as a separate component of the Company's stockholders' equity.


                             FINANCIAL INSTRUMENTS
11                        WITH OFF-BALANCE-SHEET RISK
--------------------------------------------------------------------------------

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

     The Company's principal transactions revenues by reporting categories, including derivatives, for the fiscal years ended June 30, were as follows:

IN THOUSANDS                                    1999         1998         1997
--------------------------------------------------------------------------------
  Fixed income                            $  994,692   $  905,665   $  919,604
  Equity                                     558,683      472,435      393,875
  Foreign exchange and other derivative
     financial instruments                   375,762      348,882      257,853
--------------------------------------------------------------------------------
  Total principal transactions            $1,929,137   $1,726,982   $1,571,332
================================================================================

                                  MARKET RISK

Derivative financial instruments involve varying degrees of off-balance-sheet market risk whereby changes in the level or volatility of interest rates, foreign currency exchange rates or market values of the underlying financial instruments may result in changes in the value of the financial instrument in excess of the amounts currently reflected in the Consolidated Statements of Financial Condition. The Company's exposure to market risk is influenced by a number of factors, including the relationships among financial instruments with off-balance-sheet risk and between financial instruments with off-balance-sheet risk and the Company's proprietary securities, futures and derivatives inventories as well as the volatility and liquidity in the markets in which the financial instruments are traded. In many cases, the use of financial instruments serves to modify or offset market risk associated with other transactions and, accordingly, serves to decrease the Company's overall exposure to market risk. The Company attempts to control its exposure to market risk arising from the use of these financial instruments through the use of hedging strategies and various statistical monitoring techniques. In order to measure derivative activity, notional or contract amounts are frequently utilized. Notional/contract amounts, which are not included on the balance sheet, are used to calculate contractual cash flows to be exchanged and are generally not actually paid or received, with the exception of currency swaps and foreign exchange and mortgage-backed securities forwards. The notional/contract amounts of financial instruments that give rise to off-balance-sheet market risk are indicative only of the extent of involvement in the particular class of financial instrument and are not necessarily an indication of overall market risk.

     The following table represents the notional/contract amounts of the Company's outstanding derivative financial instruments at June 30:

IN BILLIONS                                             1999             1998
--------------------------------------------------------------------------------
INTEREST RATE:
  Swap agreements, including options,
     swaptions, caps, collars and floors              $339.1           $277.5
  Futures contracts                                     52.5             49.8
  Options held                                          24.0              4.0
  Options written                                        3.9              1.6

FOREIGN EXCHANGE:
  Futures contracts                                     19.3             20.8
  Forward contracts                                     15.6             29.6
  Options held                                           2.6              9.9
  Options written                                        3.1              7.7

MORTGAGE-BACKED SECURITIES:
  Forward contracts                                     63.4             70.2

EQUITY:
  Swap agreements                                       11.9             11.6
  Futures contracts                                      0.8              1.1
  Options held                                           7.5              5.3
  Options written                                        7.3              4.6
--------------------------------------------------------------------------------

                                   FAIR VALUE

The derivative instruments used in the Company's trading and dealer activities, as described further in Note 1, are recorded at fair value with the resulting unrealized gains or losses recorded in the Consolidated Statements of Financial Condition and the related income or loss reflected in revenues derived from principal transactions.

     The fair values of derivative financial instruments held or issued for trading and hedging purposes as of June 30 were as follows:

                                          1999                    1998
--------------------------------------------------------------------------------
IN MILLIONS                        Assets  Liabilities      Assets  Liabilities
--------------------------------------------------------------------------------
Swap agreements                    $1,375       $2,290      $1,872       $2,100
Futures and forward contracts         278          259         450          551
Options held                        1,397                    1,279
Options written                                  3,164                    3,189
--------------------------------------------------------------------------------

     The monthly average fair values of the derivative financial instruments for the fiscal years ended June 30 were as follows:

                                          1999                    1998
--------------------------------------------------------------------------------
IN MILLIONS                        Assets  Liabilities      Assets  Liabilities
--------------------------------------------------------------------------------
Swap agreements                    $2,227       $2,317      $1,154       $1,494
Futures and forward contracts         334          368         318          329
Options held                        1,154                    2,207
Options written                                  3,156                    3,709
--------------------------------------------------------------------------------

     The majority of the Company's transactions with off-balance-sheet risk are shorter-term in duration with a weighted average maturity of approximately 3.3 years and 2.8 years at June 30, 1999 and 1998, respectively. The maturities for notional/contract amounts outstanding for derivative financial instruments as of June 30, 1999 were as follows:

                     Less than      1 to 3     3 to 5  Greater than
IN BILLIONS             1 Year       Years      Years       5 Years      Total
--------------------------------------------------------------------------------
Swap agreements       $   73.1    $  105.9    $  74.8      $   97.2   $  351.0
Futures contracts         49.8        18.0        4.6           0.2       72.6
Forward contracts         79.0                                            79.0
Options held              21.6         9.8        0.1           2.6       34.1
Options written            9.7         2.6        0.1           1.9       14.3
--------------------------------------------------------------------------------
Total                 $  233.2    $  136.3    $  79.6      $  101.9   $  551.0
================================================================================
Percent of total          42.3%       24.7%      14.5%         18.5%     100.0%
================================================================================

                                  CREDIT RISK

The notional/contract amounts of these instruments do not represent the Company's potential risk of loss due to counterparty nonperformance. Credit risk arises from the potential inability of counterparties to perform in accordance with the terms of the contract. The Company's exposure to credit risk associated with counterparty nonperformance is generally limited to the net replacement cost of over-the-counter contracts, which are recognized as assets in the Company's Consolidated Statements of Financial Condition. Exchange traded financial instruments, such as futures and options, generally do not give rise to significant counterparty exposure due to the margin requirements of the individual exchanges. Options written generally do not give rise to counterparty credit risk since they obligate the Company (not its counterparty) to perform.

     The Company has controls in place to monitor credit exposures by limiting transactions with specific counterparties and assessing the future creditworthiness of counterparties. The Company also seeks to control credit risk by following an established credit approval process, monitoring credit limits and requiring collateral where appropriate.

     The following table summarizes the credit quality of the Company's trading-related derivatives by showing counterparty credit ratings for the replacement cost of contracts in a gain position, net of $1.7 billion and $832.4 million of collateral, respectively, at June 30, 1999 and 1998:

IN MILLIONS                                    1999                1998
--------------------------------------------------------------------------------
   RATING(1)                                    NET REPLACEMENT COST
     AAA                                     $140.0              $187.7
     AA                                       627.1               607.9
     A                                        303.4               371.0
     BBB                                       56.6                68.1
     BB and Lower                              39.7                70.8
     Non-rated                                  3.4                27.2

(1) Internal designations of counterparty credit quality are based on actual ratings made by external rating agencies or equivalent ratings established and utilized by the Company's Credit Department.

                              CUSTOMER ACTIVITIES

The Company's clearance activities for both clearing clients and customers involve the execution, settlement and financing of various securities and commodities transactions. Customers' securities activities are transacted on either a cash or margin basis, while customer commodity transactions are generally transacted on a margin basis subject to individual exchange regulations. In connection with these activities, the Company executes and clears customer transactions involving the sale of borrowed securities ("short sales") and the writing of option contracts. These transactions may expose the Company to off-balance-sheet risk in the event that customers are unable to fulfill their contractual obligations and customers' margin deposits are insufficient to fully cover their losses. In the event the customers fail to satisfy their obligations, the Company may be required to purchase or sell financial instruments at prevailing market prices in order to fulfill the customer's obligations.

     The Company seeks to control the risks associated with those activities by requiring customers to maintain margin collateral in compliance with various regulatory and internal guidelines. The Company monitors required margin levels daily and, pursuant to such guidelines, may require customers to deposit additional cash or collateral, or to reduce positions, when deemed necessary. The Company also establishes credit limits for customers engaged in commodity activities, that are monitored daily. Additionally, with respect to the Company's correspondent clearing activities, introducing correspondent firms are required to guarantee the contractual obligations of their customers.

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

                         CONCENTRATIONS OF CREDIT RISK

The Company is engaged in various securities underwriting, brokerage and trading activities. These services are provided to a diverse group of domestic and foreign corporations and partnerships, governments and individual and institutional investors. A substantial portion of the Company's transactions are collateralized and are executed with, or made on behalf of, institutional investors including other brokers and dealers, commercial banks, insurance companies, pension plans and mutual funds and other financial institutions. The Company's exposure to credit risk associated with the nonperformance of customers in fulfilling their contractual obligations, pursuant to securities and commodities transactions, can be directly impacted by volatile or illiquid trading markets which may impair customers' ability to satisfy their obligations to the Company. The Company attempts to minimize credit risk associated with these activities by monitoring customer credit exposure and collateral values on a daily basis and requiring additional collateral to be deposited with or returned to the Company. A significant portion of the Company's securities processing activities includes clearing transactions for hedge funds, specialists, market-makers, risk arbitrageurs and other professional traders. Due to the nature of their operations, which may include significant levels of margin activity, short selling and option writing, the Company may have significant credit exposure should these customers be unable to meet their commitments. The Company seeks to control this risk by monitoring margin collateral levels on a daily basis for compliance with both regulatory and internal guidelines. Additional collateral is requested when necessary. To further control this risk, the Company has developed computerized risk control systems, which analyze the customer's sensitivity to major market movements. The Company will require the customer to deposit additional margin collateral, or reduce positions, if it is determined that the customer's activities may be subject to above-normal market risks.

                        NON-TRADING DERIVATIVES ACTIVITY

In order to modify the interest rate characteristics of its long- and short-term debt, the Company also engages in non-trading derivatives activities. The Company has issued dollar and foreign currency-denominated debt with both variable- and fixed-rate interest payment obligations. The Company has entered into interest rate swaps primarily based on LIBOR, in order to convert fixed-rate interest payments on its debt obligations into variable-rate payments. Interest payment obligations on variable-rate debt obligations may also be modified through interest rate swaps, which may change the underlying basis or reset frequency. In addition, for foreign currency debt obligations which are not used to fund assets in the same currency, the Company has entered into currency swap agreements which effectively convert the debt into dollar obligations.

     These financial instruments with off-balance-sheet risk are subject to the same market and credit risks as those which are traded in connection with the Company's market-making and trading activities. The Company has the same controls in place to monitor these risks.

     At June 30, 1999 and 1998, the Company had outstanding non-trading related interest rate and currency swap agreements with a notional principal amount of $10.9 billion and $11.6 billion, respectively. The interest rate swap agreements entered into reduced net interest expense on the Company's long-term and short-term debt obligations by $48.1 million, $23.5 million and $29.4 million for the fiscal years ended June 30, 1999, 1998 and 1997, respectively. The difference to be received or paid on the swap agreements is included in interest expense as incurred, and any related receivable or payable is reflected accordingly as an asset or liability.


12                       COMMITMENTS AND CONTINGENCIES
--------------------------------------------------------------------------------

                                     LEASES

The Company occupies office space under leases which expire at various dates through 2016. The lease commitments include the lease of the Company's headquarters at 245 Park Avenue, New York City, which expires on December 31, 2002. In September 1997, the Company entered into a 99-year ground lease at 383 Madison Avenue, New York City, upon which an office tower will be developed and built. The site will serve as the new worldwide headquarters and is scheduled to be completed by the expiration date of the current lease. At June 30, 1999, the future minimum rentals payable relating to this transaction are not currently determinable and are not included in the amounts below. At June 30, 1999, future minimum aggregate annual rentals payable under these noncancelable leases (net of subleases), for fiscal years 2000 through 2004 and the aggregate amount thereafter, are as follows:

IN THOUSANDS
--------------------------------------------------------------------------------
  FISCAL YEAR
     2000                                                            $ 65,039
     2001                                                              62,420
     2002                                                              60,532
     2003                                                              42,847
     2004                                                              25,402
     Aggregate amount thereafter                                      100,803
--------------------------------------------------------------------------------

     The various leases contain provisions for periodic escalations to the extent of increased operating and other costs. Rental expense, including escalations, under these leases was $94.1 million, $90.4 million and $79.5 million, for the years ended June 30, 1999, 1998 and 1997, respectively.

                          LETTERS OF CREDIT/GUARANTEES

At June 30, 1999, the Company was contingently liable for unsecured letters of credit of $1.9 billion and letters of credit of $22.1 million secured by financial instruments, which are principally used as collateral for securities borrowed and to satisfy margin requirements at option and commodity exchanges.

     The Company had various other commitments aggregating $0.7 billion at June 30, 1999.

                              BORROW VERSUS PLEDGE

At June 30, 1999, US government and agency securities with a market value of approximately $5.2 billion had been pledged against borrowed securities with an approximate market value of $5.6 billion.

                                   LITIGATION

In the normal course of business, the Company has been named as a defendant in several lawsuits which involve claims for substantial amounts. Although the ultimate outcome of these matters cannot be ascertained at this time, it is the opinion of management, after consultation with counsel, that the resolution of such matters will not have a material adverse effect on the results of operations or the financial condition of the Company, taken as a whole.

     Subsequent to June 30, 1999, the Company's subsidiary, BSSC, settled an administrative proceeding filed by the United States Securities and Exchange Commission (the "SEC") resolving all allegations relating to the firm's role as clearing broker for A.R. Baron & Co. Under the terms of the agreement, BSSC, without admitting or denying any wrongdoing, agreed to the payment of a fine of $5 million and to the establishment of a restitution fund of $30 million which will be used to settle certain private claims. Separately, BSSC has entered into an agreement with the New York County District Attorney's Office (the "NYDAO"), in which it has agreed to pay $1.5 million to the NYDAO for the costs of the investigation. BSSC's payment of the $30 million to the restitution fund described above to satisfy claims of customers will also fulfill BSSC's restitution obligation in the agreement entered into by BSSC and the NYDAO. BSSC has further agreed with the NYDAO to payments of $1 million to the State of New York and $1 million to the City of New York. Accruals for such amounts are included in the accompanying Consolidated Statements of Financial Condition.


                                  SEGMENT AND
13                            GEOGRAPHIC AREA DATA
--------------------------------------------------------------------------------

The Company operates in three principal segments: Capital Markets, Execution Services and Wealth Management. These segments are strategic business units that offer different products and services. They are managed separately as different levels and types of expertise are required to effectively manage the segments' transactions.

     The Capital Markets segment is comprised of Equities, Fixed Income and Investment Banking areas. Equities combines the efforts of sales, trading and research professionals to offer in-depth expertise in areas such as block trading, convertible bonds, over-the-counter equities, equity derivatives and risk arbitrage. Fixed Income provides distribution power for issuers in the primary market, liquidity for investors in the secondary market, research for institutional clients and offers expertise in products such as mortgage-backed and asset-backed securities, corporate and government bonds, municipal and high yield securities, foreign exchange and derivatives. Investment Banking provides in-depth capabilities in capital raising, strategic advisory, mergers and acquisitions and merchant banking.

     The Execution Services segment is comprised of clearance and predominantly commission-related areas including institutional equity sales, institutional futures sales and specialist activities. Clearance provides clearing, margin lending and securities borrowing to facilitate customer short sales to over 2,700 clearing clients worldwide. The commission-related areas provide research and execution capabilities in US equity securities and financial futures to our institutional clients.

     The Wealth Management segment is comprised of PCS and Asset Management areas. PCS provides high-net-worth individuals with an institutional level of service. Asset Management serves the diverse investment needs of corporations, municipal governments, multi-employer plans, foundations, endowments, family groups and high-net-worth individuals.

     The accounting  policies of the segments are the same as those described in
Note 1 of Notes to Consolidated Financial Statements. The only variations are due to the allocation of revenues and expenses between the segments. The three business segments are comprised of the many business areas with interactions among each as they serve the needs of similar clients. Revenues and expenses reflected below include those which are directly related to each segment.
Revenues from inter-segment transactions are credited based upon specific criteria or agreed upon rates with such amounts eliminated in consolidation. They also include revenues and expenses which are the result of the Company's allocations for items such as interest, which is allocated primarily based on capital utilization and corporate overhead, which is generally allocated based on levels of expenses. The Company evaluates performance of the segments based on net revenues and profit or loss before provision for income taxes.

     For the fiscal year ended June 30, 1999:

IN THOUSANDS             Net Revenues     Pre-Tax Income      Segment Assets
--------------------------------------------------------------------------------
Capital Markets         $   2,470,337      $     727,660       $ 103,487,668
Execution Services          1,271,321            486,723          45,077,356
Wealth Management             575,698             99,406           3,211,319
Other(a)                      184,768           (249,681)          2,117,997
--------------------------------------------------------------------------------
Total                   $   4,502,124      $   1,064,108       $ 153,894,340
================================================================================

     For the fiscal year ended June 30, 1998:

IN THOUSANDS             Net Revenues     Pre-Tax Income      Segment Assets
--------------------------------------------------------------------------------
Capital Markets         $   2,370,085      $     693,106       $ 101,040,822
Execution Services          1,202,648            527,751          50,393,148
Wealth Management             531,746             84,297           3,093,527
Other(a)                      236,944           (241,662)            (31,602)
--------------------------------------------------------------------------------
Total                   $   4,341,423      $   1,063,492       $ 154,495,895
================================================================================

     For the fiscal year ended June 30, 1997:

IN THOUSANDS             Net Revenues     Pre-Tax Income      Segment Assets
--------------------------------------------------------------------------------
Capital Markets         $   1,989,277      $     621,733       $  89,006,647
Execution Services            967,491            427,896          32,834,307
Wealth Management             412,731             58,136           2,899,205
Other(a)                      156,415            (94,075)         (3,306,624)
--------------------------------------------------------------------------------
Total                   $   3,525,914      $   1,013,690       $ 121,433,535
================================================================================

(a) Other is comprised of consolidation/elimination entries as well as corporate administrative functions, including costs related to the CAP Plan which were $121.1 million, $115.2 million and $56.4 million in fiscal 1999, 1998 and 1997, respectively.

     The operations of the Company are conducted primarily in the United States. The Company also maintains offices in Europe, Asia and Latin America. The following are gross revenues, income before provision for income taxes and assets by geographic region, for the fiscal years ended June 30:

IN THOUSANDS                                                      1999             1998             1997
---------------------------------------------------------------------------------------------------------
US gross revenues                                         $  7,080,297     $  7,127,247     $  5,542,003
Non-US gross revenues                                          801,741          852,689          535,275
---------------------------------------------------------------------------------------------------------
Consolidated gross revenues                               $  7,882,038     $  7,979,936     $  6,077,278
=========================================================================================================
US income before provision for income taxes               $    898,499     $    932,722     $    984,900
Non-US income before provision for income taxes                165,609          130,770           28,790
---------------------------------------------------------------------------------------------------------
Consolidated income before provision for income taxes     $  1,064,108     $  1,063,492     $  1,013,690
=========================================================================================================
US assets                                                 $121,405,224     $128,043,117     $ 99,284,880
Non-US assets                                               32,489,116       26,452,778       22,148,655
---------------------------------------------------------------------------------------------------------
Consolidated assets                                       $153,894,340     $154,495,895     $121,433,535
=========================================================================================================

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

14                     QUARTERLY INFORMATION (UNAUDITED)
--------------------------------------------------------------------------------


IN THOUSANDS,                                          First         Second          Third         Fourth
EXCEPT SHARE DATA                                    Quarter        Quarter        Quarter        Quarter          Total
-------------------------------------------------------------------------------------------------------------------------
FISCAL YEAR ENDED JUNE 30, 1999
  Revenues                                        $1,723,604     $2,002,727     $1,804,887     $2,350,820     $7,882,038
  Interest expense                                   982,703        981,935        574,764        840,512      3,379,914
-------------------------------------------------------------------------------------------------------------------------
  Revenues, net of interest expense                  740,901      1,020,792      1,230,123      1,510,308      4,502,124
-------------------------------------------------------------------------------------------------------------------------
  Non-interest expenses
     Employee compensation and benefits              405,881        552,344        594,694        732,675      2,285,594
     Other                                           241,711        260,970        302,498        347,243      1,152,422
-------------------------------------------------------------------------------------------------------------------------
  Total non-interest expenses                        647,592        813,314        897,192      1,079,918      3,438,016
-------------------------------------------------------------------------------------------------------------------------
  Income before provision for income taxes            93,309        207,478        332,931        430,390      1,064,108
  Provision for income taxes                          29,206         71,558        128,959        161,337        391,060
-------------------------------------------------------------------------------------------------------------------------
  Net income                                      $   64,103     $  135,920     $  203,972     $  269,053     $  673,048
=========================================================================================================================
  Earnings per share(1)                           $     0.38     $     0.84     $     1.42     $     1.85     $     4.48
=========================================================================================================================
  Cash dividends declared per common share(2)     $     0.14     $     0.14     $     0.15     $     0.15     $     0.59
=========================================================================================================================


IN THOUSANDS,                                          First         Second          Third         Fourth
EXCEPT SHARE DATA                                    Quarter        Quarter        Quarter        Quarter          Total
-------------------------------------------------------------------------------------------------------------------------
FISCAL YEAR ENDED JUNE 30, 1998
  Revenues                                        $1,813,005     $1,993,067     $1,927,621     $2,246,243     $7,979,936
  Interest expense                                   816,915        919,304        877,392      1,024,902      3,638,513
-------------------------------------------------------------------------------------------------------------------------
  Revenues, net of interest expense                  996,090      1,073,763      1,050,229      1,221,341      4,341,423
-------------------------------------------------------------------------------------------------------------------------
  Non-interest expenses
     Employee compensation and benefits              499,197        535,793        513,254        563,497      2,111,741
     Other                                           229,755        278,365        271,252        386,818      1,166,190
-------------------------------------------------------------------------------------------------------------------------
  Total non-interest expenses                        728,952        814,158        784,506        950,315      3,277,931
-------------------------------------------------------------------------------------------------------------------------
  Income before provision for income taxes           267,138        259,605        265,723        271,026      1,063,492
  Provision for income taxes                         105,520         99,383         99,404         98,756        403,063
-------------------------------------------------------------------------------------------------------------------------
  Net income                                      $  161,618     $  160,222     $  166,319     $  172,270     $  660,429
=========================================================================================================================
  Earnings per share(2)                           $     1.06     $     1.06     $     1.09     $     1.18     $     4.38
=========================================================================================================================
  Cash dividends declared per common share(2)     $     0.14     $     0.14     $     0.14     $     0.14     $     0.57
=========================================================================================================================

(1) The sum of the quarters' earnings per share amounts does not equal the full fiscal year amount due to the effect of averaging the number of shares of Common Stock and common stock equivalents throughout the year.

(2) The sum of the quarters' earnings per share amounts and cash dividends declared per common share amounts do not equal the full fiscal year amounts due to rounding.

                                  INDEPENDENT
                                AUDITORS' REPORT


[DELOITTE & TOUCHE LOGO]

--------------------------------------------------------------------------------

TO THE BOARD OF DIRECTORS AND STOCKHOLDERS
OF THE BEAR STEARNS COMPANIES INC.

We have audited the accompanying consolidated statements of financial condition of The Bear Stearns Companies Inc. and Subsidiaries as of June 30, 1999 and 1998, and the related consolidated statements of income, cash flows and changes in stockholders' equity for each of the three years in the period ended June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Bear Stearns Companies Inc. and Subsidiaries at June 30, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1999 in conformity with generally accepted accounting principles.



/S/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP
New York, New York
August 23, 1999

                        THE BEAR STEARNS COMPANIES INC.

                             CORPORATE INFORMATION


                                 PRICE RANGE OF
                           COMMON STOCK AND DIVIDENDS
--------------------------------------------------------------------------------

The Common Stock of the Company is traded on the NYSE under the symbol BSC. The following table sets forth for the periods indicated the closing high and low sales prices for the Common Stock and the cash dividends declared on the Common Stock, as adjusted to reflect the 5% stock dividend distributed on the Common Stock on January 20, 1999.

     As of September 3, 1999, there were 2,744 holders of record of the Company's Common Stock. On September 3, 1999, the last reported sales price of the Company's Common Stock was 44 9/16.

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


                                                                             Cash Dividends
                                                                               Declared Per
                                                     High           Low        Common Share
--------------------------------------------------------------------------------------------
FISCAL YEAR ENDED JUNE 30, 1999
First Quarter (through September 25, 1998)        $57 31/32      $30 27/64            $0.14
Second Quarter (through December 31, 1998)         41 29/32       26 35/64             0.14
Third Quarter (through March 26, 1999)             49 3/4         35 23/32             0.15
Fourth Quarter (through June 30, 1999)             52 1/8         41                   0.15

                                                                             Cash Dividends
                                                                               Declared Per
                                                     High           Low        Common Share
--------------------------------------------------------------------------------------------
FISCAL YEAR ENDED JUNE 30, 1998
First Quarter (through September 26, 1997)        $41 3/8        $32 9/16             $0.14
Second Quarter (through December 31, 1997)         46 1/64        36 39/64             0.14
Third Quarter (through March 27, 1998)             50 15/32       37 31/32             0.14
Fourth Quarter (through June 30, 1998)             58 11/16       48 11/16             0.14