Form 10-K405, Exhibit 13
period 2000-11-30
BEAR STEARNS COMPANIES INC
filed 2001-02-28
CIK 777001

-------------------------THE BEAR STEARNS COMPANIES INC.------------------------

                             SELECTED FINANCIAL DATA

                                                    -----------------
                                                    Fiscal Year Ended      Five Months Ended      Fiscal Year Ended
in thousands, except share and employee data        November 30, 2000*     November 26, 1999*       June 30, 1999
-------------------------------------------------------------------------------------------------------------------
OPERATING RESULTS
-------------------------------------------------------------------------------------------------------------------
Revenues                                               $ 10,276,569          $  3,470,290           $  7,882,038
Interest expense                                          4,800,891             1,531,787              3,379,914
Revenues, net of
  interest expense                                        5,475,678             1,938,503              4,502,124
Non-interest expenses
  Employee compensation
    and benefits                                          2,814,193               973,990              2,285,594
  Other                                                   1,489,962               510,921              1,152,422
Total non-interest expenses                               4,304,155             1,484,911              3,438,016
Income before provision
  for income taxes                                        1,171,523               453,592              1,064,108
Provision for income taxes                                  398,340               167,778                391,060
Net income                                             $    773,183          $    285,814           $    673,048
Net income applicable to
  common shares                                        $    734,070          $    269,517           $    633,618
-------------------------------------------------------------------------------------------------------------------
FINANCIAL POSITION
-------------------------------------------------------------------------------------------------------------------
Total assets                                           $171,166,473          $162,037,962           $153,894,340
Long-term borrowings                                   $ 20,095,888          $ 15,911,392           $ 14,647,092
Stockholders' equity(1)                                $  6,154,288          $  5,441,947           $  5,455,509
Common shares and
  common share equivalents
  outstanding(2)                                        158,039,960           165,956,810            167,265,996
-------------------------------------------------------------------------------------------------------------------
PER SHARE DATA
-------------------------------------------------------------------------------------------------------------------
Basic earnings per share(2)                            $       5.37          $       1.78           $       4.26
Diluted earnings per share(2)                          $       5.35          $       1.78           $       4.26
Cash dividends declared
  per common share(2)                                  $       0.55          $       0.29           $       0.56
Book value per
  common share(2)                                      $      31.51          $      26.93           $      25.60
-------------------------------------------------------------------------------------------------------------------
OTHER DATA
-------------------------------------------------------------------------------------------------------------------
Return on average
  common equity                                                19.1%                 16.6%                  18.8%
Profit margin(3)                                               21.4%                 23.4%                  23.6%
Employees                                                    11,201                10,081                  9,808

                                                        Fiscal Year Ended   Fiscal Year Ended   Fiscal Year Ended
in thousands, except share and employee data              June 30, 1998      June 30, 1997       June 30, 1996
-----------------------------------------------------------------------------------------------------------------
OPERATING RESULTS
-----------------------------------------------------------------------------------------------------------------
Revenues                                                   $  7,979,936       $  6,077,278        $  4,963,863
Interest expense                                              3,638,513          2,551,364           1,981,171
Revenues, net of
  interest expense                                            4,341,423          3,525,914           2,982,692
Non-interest expenses
  Employee compensation
    and benefits                                              2,111,741          1,726,931           1,469,448
  Other                                                       1,166,190            785,293             678,318
Total non-interest expenses                                   3,277,931          2,512,224           2,147,766
Income before provision
  for income taxes                                            1,063,492          1,013,690             834,926
Provision for income taxes                                      403,063            400,360             344,288
Net income                                                 $    660,429       $    613,330        $    490,638
Net income applicable to
  common shares                                            $    629,417       $    589,497        $    466,145
-----------------------------------------------------------------------------------------------------------------
FINANCIAL POSITION
-----------------------------------------------------------------------------------------------------------------
Total assets                                               $154,495,895       $121,433,535        $ 92,085,157
Long-term borrowings                                       $ 13,295,952       $  8,120,328        $  6,043,614
Stockholders' equity(1)                                    $  4,641,533       $  3,626,371        $  2,895,414
Common shares and
  common share equivalents
  outstanding(2)                                            167,173,826        167,096,515         166,780,371
-----------------------------------------------------------------------------------------------------------------
PER SHARE DATA
-----------------------------------------------------------------------------------------------------------------
Basic earnings per share(2)                                $       4.17       $       3.81        $       2.96
Diluted earnings per share(2)                              $       4.17       $       3.81        $       2.96
Cash dividends declared
  per common share(2)                                      $       0.54       $       0.52        $       0.49
Book value per
  common share(2)                                          $      21.64       $      17.74        $      14.54
-----------------------------------------------------------------------------------------------------------------
OTHER DATA
-----------------------------------------------------------------------------------------------------------------
Return on average
  common equity                                                    21.7%              27.9%               25.6%
Profit margin(3)                                                   24.5%              28.7%               28.0%
Employees                                                         9,180              8,309               7,749


* On January 18, 2000, the Company's Board of Directors elected to change its fiscal year-end to November 30 from June 30, effective with the year beginning November 27, 1999.

(1) As of November 30, 2000, November 26, 1999 and June 30, 1999, stockholders' equity includes $500 million of Guaranteed Preferred Beneficial Interests in Company Subordinated Debt Securities, which consists of $200 million of Capital Securities issued by Bear Stearns Capital Trust I and $300 million of Preferred Securities issued by Bear Stearns Capital Trust II. As of June 30, 1998 and 1997, stockholders' equity includes $350 million of Preferred Stock issued by subsidiaries of the Company, which consists of $150 million of Exchangeable Preferred Income Cumulative Shares ("EPICS") and $200 million of Guaranteed Preferred Beneficial Interests in Company Subordinated Debt Securities. As of June 30, 1996, stockholders' equity includes $150 million of EPICS, which were issued by one of our subsidiaries.

(2)   Reflects all stock dividends prior to November 30, 2000.

(3) Represents the ratio of income before provision for income taxes to revenues, net of interest expense.

                                Financial Report

                                       43
                      Management's Discussion and Analysis

                                       55
                                 Risk Management

                                       63
                             Consolidated Statements
                                    of Income

                                       64
                             Consolidated Statements
                             of Financial Condition

                                       65
                             Consolidated Statements
                                  of Cash Flows

                                       66
                             Consolidated Statements
                       of Changes in Stockholders' Equity

                                       68
                              Notes to Consolidated
                              Financial Statements

                                       88
                          Independent Auditors' Report

                         THE BEAR STEARNS COMPANIES INC.
-----------------------===================================----------------------

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

      CERTAIN STATEMENTS CONTAINED IN THIS DISCUSSION ARE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS CONCERNING MANAGEMENT'S EXPECTATIONS, STRATEGIC OBJECTIVES, BUSINESS PROSPECTS, ANTICIPATED ECONOMIC PERFORMANCE AND FINANCIAL CONDITION AND OTHER SIMILAR MATTERS ARE SUBJECT TO RISKS AND UNCERTAINTIES, INCLUDING THOSE PREVIOUSLY MENTIONED, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FORWARD-LOOKING STATEMENTS SPEAK ONLY AS OF THE DATE OF THE DOCUMENT IN WHICH THEY ARE MADE. WE DISCLAIM ANY OBLIGATION OR UNDERTAKING TO PROVIDE ANY UPDATES OR REVISIONS TO ANY FORWARD-LOOKING STATEMENT TO REFLECT ANY CHANGE IN OUR EXPECTATIONS OR ANY CHANGE IN EVENTS, CONDITIONS OR CIRCUMSTANCES ON WHICH THE FORWARD-LOOKING STATEMENT IS BASED.

Business Environment

      Domestic equity markets were volatile during fiscal 2000 with major equity indices suffering declines during the year. However, for the full fiscal year, equity markets were characterized by record volume, with the New York Stock Exchange ("NYSE") and the Nasdaq(R) average daily trading volume rising over 28.5% and 60.4%, respectively. The Dow Jones Industrial Average ("DJIA") decreased 574 points in fiscal 2000 to close at 10,415 at November 30, 2000 while the Standard & Poor's 500 Index ("S&P 500") and the Nasdaq Composite Index ("Nasdaq") declined 7.2% and 24.6%, respectively.

      The business environment during the first half of fiscal 2000 was generally characterized by strong US economic growth and low inflation. The DJIA, S&P 500 and Nasdaq all reached record levels during the first half of the fiscal year but retreated, as signs that inflationary pressures were beginning to mount. The Federal Reserve Board (the "Fed") raised the Federal Funds rate three times by a total of 100 basis points. The Fed signaled its intention to continue raising short-term rates and slow the consumer-led US economy until the desired "soft landing" was achieved. The Fed also changed its bias in its February meeting from neutral to inflation, leading market participants to anticipate further rate increases. Interest in domestic stocks, particularly technology shares, whose unprecedented rise in the first quarter contributed to the consumer spending boom, dampened. Fixed income markets weakened as rising rates and widening of credit spreads resulted in a decrease in fixed income market activity. The business environment during the second half of the fiscal year was generally characterized by moderate US economic growth and modest inflation. The Fed met four times and did not raise short-term rates but maintained its inflation bias noting that inflation remained the most significant risk to the economy. The prospect that the Fed was done raising interest rates and that it might be poised to reverse direction and begin cutting rates contributed to relatively strong interest in domestic stocks. However, investor psychology changed dramatically as optimism was replaced by worries that a slowing economy would bring more modest growth in corporate earnings. These conditions coupled with the uncertain presidential election backdrop contributed to volatile equity markets. Despite these conditions, the Company's core businesses performed well. The global clearing business continued to grow and provide a solid base of recurring earnings which contributed to strong commission and net interest revenues in fiscal 2000. A record level of mergers and acquisitions activities offset the impact of a challenging underwriting environment toward the end of fiscal 2000. Active equity markets drove revenues higher in institutional equities while weakened fixed income markets resulted in reduced customer volumes across all areas within fixed income.

                         THE BEAR STEARNS COMPANIES INC.
-----------------------===================================----------------------

           Management's Discussion and Analysis of Financial Condition
                           and Results of Operations
                                  (continued)

      The business environment during the twelve months ended November 26, 1999 was generally characterized by a strong US economy and low inflation, which resulted in robust domestic equity markets and growth in both the New York Stock Exchange and Nasdaq(R) average daily trading volume. The US financial markets benefited in the first half of the period from three rate cuts made by the Fed between September 1998 and November 1998. In the second half of the period, in an effort to slow the nation's economic growth and mitigate the risk of inflationary pressures, the Fed raised the Federal Funds rate three times by a total of 75 basis points. For the twelve months ended November 26, 1999, the DJIA, S&P 500 and Nasdaq increased 17.7%, 18.8% and 71.0%, respectively. Improved financial markets in the period resulted in strong equity underwriting, mergers and acquisitions activity and increased customer order flow. These conditions contributed to the Company's strong commissions, principal transactions and investment banking revenues in the 1999 period.

Results of Operations

      On January 18, 2000, the Company's Board of Directors elected to change its fiscal year-end to November 30 from June 30, effective with the year beginning November 27, 1999. As a result, the Company has reported a transition period covering the five months ended November 26, 1999 in a previous filing. The fiscal year ended November 30, 2000 will be referred to as fiscal 2000 and prior periods ended June 30, 1999 and 1998 will be referred to as fiscal 1999 and fiscal 1998, respectively. In the discussion to follow, fiscal 2000 results will be compared to the unaudited results for the twelve-month period ended November 26, 1999 and fiscal 1999 results will be compared to fiscal 1998 results. Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

      The Company reported net income of $773.2 million, or $5.35 per diluted share, for the fiscal year ended November 30, 2000. Net income and earnings per share for fiscal 2000 include a second quarter after-tax charge of $96.0 million, or $0.63 per share related to the Henryk de Kwiatkowski jury verdict. On an operating basis, excluding the charge, net income was $869.2 million, an increase of 4.9% from $828.6 million in the twelve-month period ended November 26, 1999, and diluted earnings per share were $5.98, up 12.2% from $5.33 in the twelve-month period ended November 26, 1999. The Company reported net income of $673.0 million or $4.26 per diluted share in fiscal 1999, which represented an increase of 1.9% from $660.4 million or $4.17 per diluted share, in fiscal 1998.

      Revenues, net of interest expense ("net revenues"), increased 7.0% to $5.5 billion in fiscal 2000 from $5.1 billion for the twelve months ended November 26, 1999, primarily reflecting increases in net interest revenues, commissions and other income. These were partially offset by modest decreases in investment banking and principal transactions revenues. Net revenues in fiscal 1999 increased 3.7% to $4.5 billion from $4.3 billion in fiscal 1998, primarily reflecting increases in principal transactions and commission revenues, partially offset by a decrease in investment banking revenues.

      Commission revenues in fiscal 2000 increased 18.1% to $1.2 billion from $1.0 billion for the twelve months ended November 26, 1999. The increase was attributable to strong performances in the institutional, clearance and private client service areas, partially offset by a decrease in futures commissions. Institutional and private client services commission revenues benefited from the increased average trading volumes in both the NYSE and Nasdaq(R) and active equity markets during fiscal 2000. Securities clearance revenues increased, reflecting higher levels of activity, customer margin balances, securities borrowed balances and continued growth in the Company's client base. Fiscal 1999 commission revenues improved 12.3% to $1.0 billion from $902.7 million in fiscal 1998. Commission revenues derived from institutional investors and private client services increased, reflecting higher levels of activity throughout the period. Securities clearance revenues also increased, reflecting higher levels of activity and continued growth in the Company's client base.

--------------------------------------------------------------------------------

      The Company's principal transactions revenues by reporting categories, including derivatives, were as follows:

                                       -----------------
-----------                            Fiscal Year Ended     Twelve Months Ended   Fiscal Year Ended  Fiscal Year Ended
in millions                            November 30, 2000      November 26, 1999      June 30, 1999      June 30, 1998
--------------------------------------------------------------------------------------------------------------------------
   Fixed income                                 $  881.5              $1,183.5            $  994.7            $  905.7
   Equity                                          795.7                 637.2               558.7               472.4
   Derivative financial instruments,
     including foreign exchange                    576.4                 457.1               375.7               348.9
   -----------------------------------------------------------------------------------------------------------------------
   Total principal transactions revenues        $2,253.6              $2,277.8            $1,929.1            $1,727.0
   =======================================================================================================================
                                       -----------------

                         THE BEAR STEARNS COMPANIES INC.
-----------------------===================================----------------------

           Management's Discussion and Analysis of Financial Condition
                           and Results of Operations
                                   (continued)

      Revenues from principal transactions in fiscal 2000 decreased 1.1% to $2.25 billion from $2.28 billion for the twelve months ended November 26, 1999. The decrease in principal transactions revenues derived from the Company's fixed income activities was primarily due to declines in the mortgage-backed securities, high yield and emerging markets trading areas. Reduced customer volume, weak secondary fixed income markets due to rising interest rates and the widening of credit spreads contributed to the declines in these business areas. Revenues derived from equity activities increased, reflecting strong performances from the over-the-counter, specialist and international equity trading activities driven by increased trading volumes. The increase in derivative financial instruments, including foreign exchange, was principally due to increased equity derivatives revenues reflecting increased customer activity and growth in the firm's franchise.

      Fiscal 1999 principal transactions revenues increased 11.7% to $1.9 billion from $1.7 billion in fiscal 1998. The increase in principal transactions revenues derived from the Company's fixed income activities was primarily due to an increase in the mortgage-backed securities area, reflecting strong customer order flows, partially offset by declines in the corporate bonds, emerging markets and bankruptcy areas. The increase in principal transactions revenues derived from the Company's equity activities was primarily due to an increase in the over-the-counter stock area as well as increases in the international equity trading and risk arbitrage areas. Derivative financial instruments, including foreign exchange, also increased, primarily due to an increase in the equity derivatives area, resulting from generally favorable market conditions.

--------------------------------------------------------------------------------

      The Company's investment banking revenues were as follows:

                                        -----------------
-----------                             Fiscal Year Ended    Twelve Months Ended     Fiscal Year Ended   Fiscal Year Ended
in millions                             November 30, 2000     November 26, 1999        June 30, 1999       June 30, 1998
--------------------------------------------------------------------------------------------------------------------------
  Underwriting revenues                        $  403.3              $  539.6                $435.4             $  635.5
  Advisory service revenues                       618.7                 516.4                 403.9                366.0
  ------------------------------------------------------------------------------------------------------------------------
  Total investment banking revenues            $1,022.0              $1,056.0                $839.3             $1,001.5
  ========================================================================================================================
                                        -----------------

      Investment banking revenues in fiscal 2000 decreased 3.2% to $1.0 billion from $1.1 billion for the twelve months ended November 26, 1999 due to lower levels of underwriting activity, particularly in the high yield and investment-grade debt areas. Higher levels of mergers and acquisitions activity offset the impact of a challenging investment banking environment during fiscal 2000. Included in investment banking were merchant banking revenues of $72.2 million and $142.0 million for fiscal 2000 and for the twelve months ended November 26, 1999, respectively. Such amounts represent both realized gains on the sale of investments and net increases in market value. Fiscal 1999 investment banking revenues decreased 16.2% to $839.3 million from $1.0 billion in fiscal 1998. Underwriting revenues decreased due to decreases in volume, most notably from high yield and equity issuances. Major equity market indices experienced sharp declines in the first half of fiscal 1999, which resulted in a slowdown in new issue activity.

      Net interest and dividends (revenues from interest and net dividends less interest expense) in fiscal 2000 increased 31.2% to $841.5 million from $641.5 million for the twelve months ended November 26, 1999, principally due to increased levels of customer margin debits and customer shorts. Average customer margin debit balances were $56.4 billion during fiscal 2000 compared to $41.5 billion during the twelve months ended November 26, 1999. Margin debit balances totaled $41.9 billion at November 30, 2000 compared to $51.4 billion at November 26, 1999. Average customer shorts were $61.6 billion during fiscal 2000 compared to $57.7 billion during the twelve months ended November 26, 1999 and totaled $57.2 billion at November 30, 2000, down from $64.4 billion at November 26, 1999. Average free credit balances were $15.0 billion during fiscal 2000 compared to $12.4 billion during the twelve months ended November 26, 1999 and totaled $16.5 billion at November 30, 2000, an increase from $13.3 billion at November 26, 1999. The increase in net interest profit was partially offset by higher funding costs incurred during the first quarter of fiscal 2000 as the Company had extended short-term maturities over the 1999 (Y2K) year-end. Net interest and dividends in fiscal 1999 decreased 2.9% to $628.7 million from $647.1 million in fiscal 1998, principally due to decreased levels of margin debit balances.

      Other income increased 27.6% to $151.5 million in fiscal 2000 from $118.7 million in the twelve months ended November 26, 1999. The increase was attributable to both an increase in performance fees and other fees related to assets under management earned by the Company's Asset Management area. The Asset Management area increased assets under management to $19.5 billion (including $4.5 billion of alternative investment products) at November 30, 2000, which reflected a 49.5% increase over $13.0 billion in assets under management at

                         THE BEAR STEARNS COMPANIES INC.
-----------------------===================================----------------------

           Management's Discussion and Analysis of Financial Condition
                           and Results of Operations
                                   (continued)

November 26, 1999. Strong net inflows and performances from certain of the funds' investments led to the growth in assets under management during fiscal 2000. The largest components of the increase in assets were attributable to mutual funds and alternative investments. Other income totaled $91.1 million in fiscal 1999 representing a 44.2% increase from $63.2 million in fiscal 1998. The increase was primarily attributable to an increase in performance fees and other fees related to assets under management earned by the Company's Asset Management area. The Asset Management area had $12.2 billion in assets under management at June 30, 1999 which reflected a greater than 24% increase over the prior year.

      Employee compensation and benefits in fiscal 2000 increased 11.4% to $2.8 billion from $2.5 billion for the twelve months ended November 26, 1999. Employee compensation and benefits as a percentage of net revenues increased to 51.4% for fiscal 2000 from 49.4% for the twelve months ended November 26, 1999. Due to the Company's change in fiscal year-end, the latest compensation cycle covered the seventeen-month period from July 1, 1999 to November 30, 2000. Employee compensation and benefits as a percentage of net revenues for such period was 51.1%. Employee compensation and benefits as a percentage of net revenues for the previous period, July 1, 1998 to June 30, 1999 was 50.8%. During fiscal 2000, the Company made significant investments in its domestic and international investment banking and capital markets activities. The past fiscal year has provided an opportunity for expansion of our worldwide platform as a result of accelerating industry consolidation. During fiscal 2000, the Company made significant non-recurring payments to new employees. Such payments were to make up compensation which new employees would forgo by leaving their previous employer prior to the end of their fiscal year, as well as to buy out unvested compensation being left behind. These amounts represented significant non-recurring expenses which needed to be incurred in building out our US and European capital markets platform. In addition, compensation pressures were also significant in our domestic investment banking and research areas. Full-time employees increased to 11,201 at November 30, 2000 from 10,081 at November 26, 1999. The increase in headcount is attributable to domestic and international strategic growth and business expansion. These pressures along with expansion of our support infrastructure, which was necessary to complement the expansion, led to the increase in employee compensation and benefits as a percentage of net revenues in fiscal 2000. Employee compensation and benefits in fiscal 1999 increased 8.2% to $2.3 billion, or 50.8% of net revenues, from $2.1 billion, or 48.6% of net revenues, in fiscal 1998. The increase was principally attributable to increased incentive and discretionary bonuses associated with the increase in net revenues and earnings in fiscal 1999, an increase in the number of employees and an increase in sales commissions.

      The Company has taken a number of steps in order to increase the competitiveness of its compensation plans. In January of 2000, the Company implemented a stock option plan which was approved by stockholders at the 1999 Annual Meeting, which provides eligible employees with awards depending upon the employee's level of compensation. Recently, the Company implemented an incentive-based compensation plan for fiscal 2000 covering approximately 1,600 titled employees. The terms of the plan provide that eligible employees will receive a percentage of their annual compensation in unvested stock awards as well as stock options. Previously, all compensation was paid in cash. The plans provide significant wealth building opportunities for our employees and create competitive retention features, which we believe will reduce the cost of employee turnover in the future, thereby improving productivity and profit margins.

      Non-compensation related expenses increased 18.1% to $1.5 billion in fiscal 2000 from $1.3 billion for the twelve months ended November 26, 1999. The increase was attributable in large part to expenses related to the Henryk de Kwiatkowski legal matter and infrastructure spending associated with increased headcount and expansion of our domestic and European operations, including communications and technology, advertising and market development, employment agency fees and professional fees. Legal expenses increased by $102.4 million in fiscal 2000 compared to the twelve months ended November 26, 1999. Communications and technology increased $37.4 million or 8.9% in fiscal 2000 as a result of both the upgrading of existing communication and computer systems throughout the Company and increased usage of information services. Advertising and market development increased by $27.7 million or 28.5% in fiscal 2000 as a result of increased air travel and marketing costs associated with business expansion. Expenses related to the Capital Accumulation Plan ("CAP Plan") decreased by $18.8 million to $140.0 million in fiscal 2000 from $158.8 million in the twelve months ended November 26, 1999, reflecting lower pre-tax earnings. Non-compensation related expenses in fiscal 1999 decreased 1.2% to $1.15 billion from $1.17 billion in fiscal 1998, reflecting decreases in litigation expenses and floor brokerage, exchange and clearing fees, partially offset by increases in communications and technology expenses.

      The Company's effective tax rate decreased to 34.0% in fiscal 2000 compared to 37.6% for the twelve months ended November 26, 1999 primarily due to higher levels of earnings in lower tax jurisdictions. The effective tax rate in fiscal 1999 decreased to 36.8% from 37.9% in fiscal 1998 due to higher levels of tax preference items.

                         THE BEAR STEARNS COMPANIES INC.
-----------------------===================================----------------------

           Management's Discussion and Analysis of Financial Condition
                           and Results of Operations
                                   (continued)

Business Segments

      In the discussion to follow, fiscal 2000 results will be compared to the unaudited results for the twelve-month period ended November 26, 1999 and fiscal 1999 results will be compared to fiscal 1998 results. Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

      The Company is primarily engaged in business as a securities broker and dealer operating in three principal segments: Capital Markets, Global Clearing Services and Wealth Management. These segments are strategic business units analyzed separately due to the distinct nature of the products they provide and the clients they serve. Certain Capital Markets products are distributed by the Wealth Management and Global Clearing Services distribution network with the related revenues of such intersegment services allocated to the respective segments through transfer pricing.

      The following segment operating results exclude certain unallocated revenues (predominantly interest) as well as certain corporate administrative functions, such as certain legal costs and costs related to the CAP Plan.

                                 Capital Markets

                                         -----------------
------------                             Fiscal Year Ended      Twelve Months Ended    Fiscal Year Ended   Fiscal Year Ended
in thousands                             November 30, 2000       November 26, 1999       June 30, 1999       June 30, 1998
----------------------------------------------------------------------------------------------------------------------------
     Net revenues
       Institutional Equities               $1,452,292               $1,069,640            $  944,496         $  734,771
       Fixed Income                          1,092,568                1,400,608             1,188,866          1,060,657
       Investment Banking                      965,379                1,035,180               826,523          1,050,887
     -----------------------------------------------------------------------------------------------------------------------
     Total net revenues                     $3,510,239               $3,505,428            $2,959,885         $2,846,315
     =======================================================================================================================
     Pre-tax income                         $  899,101               $1,048,177            $  768,113         $  708,389
     =======================================================================================================================
                                         -----------------

      The Capital Markets segment is comprised of the Institutional Equities, Fixed Income and Investment Banking areas. Equities combines the efforts of sales, trading and research in such areas as block trading, convertible bonds, over-the-counter equities, equity derivatives and risk arbitrage. Fixed Income includes the efforts of sales, trading and research for institutional clients in a variety of products such as mortgage-backed and asset-backed securities, corporate and government bonds, municipal and high yield securities, foreign exchange and fixed income derivatives. Investment Banking provides capabilities in capital raising, strategic advice, mergers and acquisitions and merchant banking. Capital raising encompasses the Company's underwriting of equity, investment-grade and high yield debt securities.

      Net revenues for Capital Markets were $3.51 billion in fiscal 2000, flat compared to $3.51 billion in the twelve months ended November 26, 1999. Pre-tax income for Capital Markets was $899.1 million in fiscal 2000, down 14.2% from $1.0 billion in the twelve months ended November 26, 1999. Institutional Equities net revenues for fiscal 2000 increased 35.8% to $1.45 billion from $1.07 billion for the twelve months ended November 26, 1999 driven by strong performances across the board. Active equity markets characterized by increased volatility and record NYSE and Nasdaq volume drove revenues, particularly in the equity derivatives, equity sales and trading, specialist and over-the-counter stock areas. Fixed Income net revenues in fiscal 2000 decreased $308.0 million or 22.0% from $1.4 billion for the twelve months ended November 26, 1999 as rising interest rates and reduced customer volume resulted in lower levels of activity in the mortgage-backed securities, high yield operations and corporate bond trading areas. Investment Banking net revenues in fiscal 2000 decreased 6.7% to $965.4 million from $1.04 billion for the twelve months ended November 26, 1999 due to lower levels of fixed income underwriting activity, particularly in the high yield and investment-grade debt areas, as well as lower merchant banking revenues. An increase in mergers and acquisitions activity partially offset the decline in fixed income underwriting.

      Net revenues in fiscal 1999 were up 4.0% to approximately $3.0 billion from $2.8 billion in fiscal 1998 and pre-tax income was up 8.4% to $768.1 million from $708.4 million in fiscal 1998 due to an increase in both the Institutional Equities and Fixed Income areas. Equity results improved due to strong performances from the over-the-counter equities, risk arbitrage and equity derivatives areas. Fixed Income results in fiscal 1999 improved over fiscal 1998 due to performances from the Company's mortgage-backed, asset-backed and government bond operations.

                         THE BEAR STEARNS COMPANIES INC.
-----------------------===================================----------------------

           Management's Discussion and Analysis of Financial Condition
                           and Results of Operations
                                   (continued)

                            Global Clearing Services

                                -----------------
-----------                     Fiscal Year Ended        Twelve Months Ended     Fiscal Year Ended    Fiscal Year Ended
in thousands                    November 30, 2000         November 26, 1999        June 30, 1999        June 30, 1998
-----------------------------------------------------------------------------------------------------------------------
     Net revenues                  $1,074,498                 $869,168               $848,572             $868,956
     Pre-tax income                   466,217                  334,796                377,196              455,236
                                -----------------

      The Global Clearing Services segment provides clearing, margin lending and securities borrowing to facilitate customer short sales, to approximately 2,900 clearing clients worldwide. Such clients include approximately 2,500 prime brokerage clients including hedge funds and clients of money managers, short sellers, arbitrageurs and other professional investors and approximately 400 fully disclosed clients, who engage in either the retail or institutional brokerage business. The Company processed an average of more than 251,000 trades per day during fiscal 2000 versus approximately 172,000 trades per day in the twelve months ended November 26, 1999.

      Net revenues for Global Clearing Services approximated $1.1 billion in fiscal 2000, up 23.6% from $869.2 million for the twelve months ended November 26, 1999. Pre-tax income for Global Clearing Services was $466.2 million in fiscal 2000, up 39.3% from $334.8 million for the twelve months ended November 26, 1999. The increase in net revenues was primarily due to higher volume and continued growth in the Company's client base as well as higher levels of customer margin debit and customer short balances, which benefited the Company's clearance revenues. Average customer margin debit balances were $56.4 billion during fiscal 2000 compared to $41.5 billion during the twelve months ended November 26, 1999. Margin debit balances totaled $41.9 billion at November 30, 2000 compared to $51.4 billion at November 26, 1999. Average customer shorts were $61.6 billion during fiscal 2000 compared to $57.7 billion during the twelve months ended November 26, 1999 and totaled $57.2 billion at November 30, 2000, down from $64.4 billion at November 26, 1999. Pre-tax profit margin in fiscal 2000 was 43.4% compared to 38.5% in the twelve months ended November 26, 1999.

      Net revenues in fiscal 1999 were down 2.3% to approximately $848.6 million from $869.0 million in fiscal 1998. Pre-tax income in fiscal 1999 was down 17.1% to $377.2 million from $455.2 million in fiscal 1998. Declines in net interest revenues reflected lower average margin balances in fiscal 1999 compared to fiscal 1998. Commission revenues from institutional and clearance customers increased, reflecting increased customer demand and growth in the client base.

                                Wealth Management

                                 -----------------
------------                     Fiscal Year Ended     Twelve Months Ended    Fiscal Year Ended   Fiscal Year Ended
in thousands                     November 30, 2000      November 26, 1999       June 30, 1999       June 30, 1998
-------------------------------------------------------------------------------------------------------------------
     Net revenues                   $683,791                 $582,530             $534,319            $494,753
     Pre-tax income                  127,856                  111,884               96,200              87,244
                                 -----------------

      The Wealth Management segment is comprised of the Private Client Services ("PCS") and Asset Management areas. PCS provides high-net-worth individuals with an institutional level of service, including access to the Company's resources and professionals. PCS maintains a select team of approximately 500 account executives in its principal office and six regional offices.

      The Asset Management area had $19.5 billion in assets under management at November 30, 2000 which reflected a 49.5% increase over $13.0 billion in assets under management at November 26, 1999. Strong net inflows and performances from certain of the funds' investments led to the growth in assets under management. Assets from alternative investment products grew 125.0% to $4.5 billion under management at November 30, 2000 from $2.0 billion at November 26, 1999. Additionally, mutual funds under management rose 129.1% to $4.1 billion at November 30, 2000 from $1.8 billion at November 26, 1999.

      Net revenues for Wealth Management were $683.8 million in fiscal 2000, up 17.4% from $582.5 million for the twelve months ended November 26, 1999. Pre-tax income for Wealth Management was $127.9 million in fiscal 2000, up 14.3% from $111.9 million for the twelve months ended November 26, 1999. Active equity markets, strong customer volume, performance fees from alternative investments and growth in assets under management in the Company's PCS and Asset Management areas resulted in increased fee-based income in fiscal 2000. Pre-tax profit

                         THE BEAR STEARNS COMPANIES INC.
-----------------------===================================----------------------

          Management's Discussion and Analysis of Financial Condition
                           and Results of Operations
                                   (continued)

margin in fiscal 2000 was 18.7% compared to 19.2% in the twelve months ended November 26, 1999.

      In fiscal 1999, net revenues increased 8.0% to $534.3 million from $494.8 million in fiscal 1998. Pre-tax income in 1999 was up 10.3% to $96.2 million from $87.2 million over fiscal 1998. Active equity markets and strong customer volume resulted in increased commission and fee-based income in fiscal 1999 compared to fiscal 1998.

Liquidity and Capital Resources

                               Financial Leverage

      The Company maintains a highly liquid balance sheet with the vast majority of the Company's assets consisting of cash, marketable securities inventories, which are marked-to-market daily, and collateralized receivables arising from customer-related and proprietary securities transactions.

      Collateralized receivables consist of resale agreements secured predominantly by US government and agency securities, customer margin loans and securities borrowed, which are typically secured by marketable corporate debt and equity securities. The nature of the Company's business as a securities dealer requires it to carry significant levels of securities inventories in order to meet its customer and proprietary trading needs. Additionally, the Company's role as a financial intermediary for customer activities which it conducts on a principal basis, together with its customer-related activities attributable to its clearance business, results in significant levels of customer-related balances, including customer margin debt, securities lending and repurchase activity. The Company's total assets and financial leverage can fluctuate, depending largely upon economic and market conditions, volume of activity, customer demand and underwriting commitments.

      The Company's total assets at November 30, 2000 increased to $171.2 billion from $162.0 billion at November 26, 1999. The increase was primarily attributable to an increase in financial instruments owned, cash and securities deposited with clearing organizations and other assets, partially offset by a decrease in receivable for securities provided as collateral. In support of the growth in total assets, the Company's total capital base, which consists of long-term debt, preferred equity issued by subsidiaries and total stockholders' equity, increased to $26.3 billion at November 30, 2000 from $21.4 billion at November 26, 1999. Since fiscal year-end June 30, 1995, the Company's total capital has increased at a compound annual growth rate of 29.1% versus 16.6% for total assets.

      The Company's ability to support increases in total assets is a function of its ability to obtain short-term secured and unsecured funding, as well as its access to longer-term sources of capital (i.e., long-term debt and equity). The Company regularly measures and monitors its total capital requirements, which are a function of balance sheet risk (i.e., market, credit and liquidity) and regulatory capital requirements. The Company seeks to ensure the adequacy of its total capital base, the size of which is determined primarily as a function of the self-funding ability of its assets. As such, the mix and liquidity characteristics of assets being held are the primary determinant of required total capital, thus significantly influencing the amount of leverage that the Company can employ.

      The following table sets forth total assets, adjusted assets, and net adjusted assets with the resultant leverage ratios at November 30, 2000 and November 26, 1999. With respect to a comparative measure of financial risk and capital adequacy, the Company believes that the low risk spread asset nature of its securities borrowed position renders net adjusted leverage as the most relevant measure.

--------------------------              -----------------
in billions, except ratios              November 30, 2000     November 26, 1999
--------------------------------------------------------------------------------
  Total Assets                                 $171.2              $162.0
  Adjusted Assets(1)                            135.1               123.5
  Net Adjusted Assets(2)                         73.3                63.0
  Leverage Ratio(3)                              27.8                29.8
  Adjusted Leverage(4)                           21.9                22.7
  Net Adjusted Leverage(5)                       11.9                11.6
                                        -----------------

(1) Adjusted Assets represent Total Assets less securities purchased under agreements to resell and the receivable for securities provided as collateral.
(2)   Net Adjusted Assets represent Adjusted Assets less securities borrowed.
(3) Leverage Ratio equals Total Assets divided by stockholders' equity and preferred stock issued by subsidiaries.
(4) Adjusted Leverage ratio equals Adjusted Assets divided by stockholders' equity and preferred stock issued by subsidiaries.
(5) Net Adjusted Leverage equals Net Adjusted Assets divided by stockholders' equity and preferred stock issued by subsidiaries.

                                Funding Strategy

      The Company's general funding strategy seeks to ensure ample liquidity and diversity of funding sources in order to meet its financing needs at all times and in all market environments. The Company attempts to finance its balance sheet by maximizing, where economically competitive, its use of secured funding. In addition, with respect to short-term, unsecured financing, the Company's emphasis on diversification by product, geography, maturity and instrument results in prudent, moderate usage of more credit sensitive, potentially less stable funding. Short-term sources of cash consist principally of collateralized borrowings, including repurchase transactions and securities lending

                         THE BEAR STEARNS COMPANIES INC.
-----------------------===================================----------------------

           Management's Discussion and Analysis of Financial Condition
                           and Results of Operations
                                   (continued)

arrangements, customer free credit balances, unsecured commercial paper, medium-term notes and bank borrowings generally having maturities from overnight to one year.

      The vast majority of the Company's balance sheet is financed with short-term secured and longer-term sources of funding. The Company views its secured funding as inherently less credit sensitive and therefore more stable due to the collateralized nature of the borrowing. In this fashion, via an adequate total capital base and extensive use of secured funding, the Company seeks to limit its reliance on short-term unsecured borrowings.

      In addition to short-term funding sources, the Company utilizes long-term senior debt and medium-term notes as a longer-term source of unsecured financing. During the fiscal year ended November 30, 2000, the Company received proceeds approximating $8.5 billion from the issuance of long-term debt which, net of retirements, served to increase long-term debt to $20.1 billion at November 30, 2000 from $15.9 billion at November 26, 1999. The Company views long-term debt as a stable source of funding and thus additive to overall liquidity. The amount of long-term debt, as well as total capital, that the Company maintains is a function of its asset composition. The Company regularly monitors and analyzes the size, composition and liquidity characteristics of its asset base in the context of each asset's ability to be used to obtain secured financing and the associated margin level required for such financing. This analysis results in a determination of the Company's aggregate need for long-term funding sources, which translates into the amount of long-term debt required for a given equity base and mix of assets.

      The Company maintains an alternative funding strategy focused on the liquidity and self-funding ability of the underlying assets. The objective is to maintain sufficient total capital and funding sources to enable the Company to refinance unsecured borrowings with fully secured borrowings. The analysis focuses on a twelve-month time period and assumes that the Company does not liquidate assets and cannot issue any new unsecured debt, including commercial paper. Within this context, the Company monitors its cash position and the borrowing value of unencumbered, unhypothecated marketable securities in relation to its unsecured debt maturing over the next twelve months, striving to maintain the ratio of liquidity sources to maturing debt at 100% or greater.

      In addition, the Company monitors the maturity profile of its unsecured debt to minimize refinancing risk, maintains relationships with a broad, global base of debt investors and bank creditors, establishes and adheres to strict short-term debt investor concentration limits and periodically tests its secured and unsecured committed credit facilities. The Company also maintains available sources of short-term funding that exceed the actual utilization thereof to allow it to endure changes in investor appetite and credit capacity to hold the Company's debt obligations. Finally, during 2000, the Company expanded its secured funding infrastructure with the addition of committed, secured credit facilities in Europe and Japan (see details below).

      The Company has in place a committed revolving-credit facility (the "facility") totaling $3.105 billion, which permits borrowing on a secured basis by Bear, Stearns & Co. Inc. ("Bear Stearns"), Bear, Stearns Securities Corp. ("BSSC") and certain affiliates. The facility also provides that the Company may borrow up to $1.5525 billion of the facility on an unsecured basis. Secured borrowings can be collateralized by both investment-grade and non-investment-grade financial instruments. In addition, the facility provides for defined margin levels on a wide range of eligible financial instruments that may be pledged under the secured portion of the facility. The facility terminates in February 2002 with all loans outstanding at that date payable no later than February 2003. The Company expects to renew such facility upon expiration. There were no borrowings outstanding under the facility at November 30, 2000.

      In August 2000, the Company established a $1.25 billion committed revolving securities repo facility (the "repo facility") which permits borrowings, under a repurchase arrangement, by Bear, Stearns International Limited ("BSIL"), Bear Stearns International Trading Limited ("BSIT") and Bear Stearns Bank plc ("BSB"). The repo facility terminates in August 2001 with all repos outstanding at that date payable no later than August 2002. There were no borrowings outstanding under the repo facility at November 30, 2000.

      In December 2000, the Company established a $500 million committed revolving credit facility, which permits borrowing on a secured basis by BSSC. BSSC will collateralize advances with Japanese convertible bonds according to specified advance rates and concentration limits. The facility terminates in December 2001 with all loans outstanding at that date payable no later than December 2002.

                         THE BEAR STEARNS COMPANIES INC.
-----------------------===================================----------------------

           Management's Discussion and Analysis of Financial Condition
                           and Results of Operations
                                   (continued)

                                Capital Resources

      The Company conducts a substantial portion of its operating activities within its regulated subsidiaries Bear Stearns, BSSC, BSIL, BSIT and BSB. In connection therewith, a substantial portion of the Company's long-term borrowings and equity has been used to fund investments in, and advances to, these regulated subsidiaries. The Company regularly monitors the nature and significance of assets or activities conducted outside the regulated subsidiaries and attempts to fund such assets with either capital or borrowings having maturities consistent with the nature and liquidity of the assets being financed.

      Long-term debt totaling $16.7 billion and $12.3 billion had remaining maturities beyond one year at November 30, 2000 and November 26, 1999, respectively. The Company's access to external sources of financing, as well as the cost of that financing, is at least partially dependent on the Company's short-term and long-term debt ratings. At November 30, 2000, the Company's long-term/short-term debt ratings were as follows:

Moody's Investors Service                                                A2/P-1
--------------------------------------------------------------------------------
Standard & Poor's                                                         A/A-1
--------------------------------------------------------------------------------
Fitch                                                                    A+/F1+
--------------------------------------------------------------------------------
Dominion Bond Rating Service*                                    A/R-1 (middle)
--------------------------------------------------------------------------------
Japan Rating & Investment Information                                     A+/nr
--------------------------------------------------------------------------------
nr--not rated
*--Long-term debt rating was established on January 26, 2001.

      The Company's CAP Plan now requires participants to defer portions of their annual compensation in exchange for the future receipt of shares of the Company's Common Stock. During the fiscal year ended November 30, 2000, the Company repurchased a total of 8,937,537 shares of Common Stock through open market transactions in connection with the CAP Plan at a cost of approximately $383.7 million. The Company intends, subject to market conditions and plan limitations, to continue to purchase a sufficient number of shares of Common Stock in the open market to enable the Company to issue shares with respect to all compensation deferred, including any additional amounts allocated to participants under the CAP Plan.

      On January 18, 2000, the Board of Directors of the Company approved an amendment to the Stock Repurchase Program (the "Repurchase Program") to allow the Company to purchase (in addition to any shares purchased under a previous repurchase authorization) up to an aggregate of $500 million of Common Stock from time to time, in the open market or otherwise, at prices then prevailing. During the fiscal year ended November 30, 2000, the Company purchased, under the previous and current repurchase program authorizations, a total of 7,884,999 shares of Common Stock through open market transactions at a cost of approximately $332.3 million. Purchases of Common Stock pursuant to the CAP Plan are not made pursuant to the Repurchase Program and are not included in calculating the remaining number of shares of Common Stock that the Company may purchase under such program.

      In addition, on January 4, 2001, the Board of Directors of the Company approved an amendment to the Repurchase Program to allow the Company to purchase (in addition to the shares previously purchased) up to $1.2 billion in aggregate cost of Common Stock. The purchases under the new $1.2 billion repurchase authorization may be made periodically in 2001 or beyond in the open market or otherwise at prices then prevailing.

                                   Cash Flows

Fiscal year ended November 30, 2000

      Cash and cash equivalents increased $749.5 million to $2.3 billion at November 30, 2000 from $1.6 billion at November 26, 1999. Cash used in operating activities was $4.2 billion, primarily attributable to increases in financial instruments owned and cash and securities deposited with clearing organizations, partially offset by an increase in customer payables. Cash provided by financing activities of $5.2 billion reflected increased net borrowing to support the Company's operational growth while taking advantage of favorable long-term financing opportunities. Cash used in investing activities of $230.4 million reflected purchases of property, equipment and leasehold improvements, as well as net increases in investment securities and other assets.

                         THE BEAR STEARNS COMPANIES INC.
-----------------------===================================----------------------

           Management's Discussion and Analysis of Financial Condition
                           and Results of Operations
                                   (continued)

Five months ended November 26, 1999

      Cash and cash equivalents decreased $558.6 million to $1.6 billion at November 26, 1999 from $2.1 billion at June 30, 1999. Cash used in operating activities was $794.6 million, primarily attributable to increases in securities borrowed, securities purchased under agreements to resell and customer receivables, offset by increases in securities sold under agreements to repurchase, payables to brokers, dealers and others and payables to customers and a decrease in financial instruments owned. Cash provided by financing activities of $246.3 million primarily reflected increased net borrowing. Cash used in investing activities of $10.3 million reflected purchases of property, equipment, and leasehold improvements, offset by net proceeds from sales of investment securities and other assets.

Fiscal year ended June 30, 1999

      Cash and cash equivalents increased $1.06 billion to $2.13 billion at June 30, 1999 from $1.07 billion at June 30, 1998. Cash provided by operating activities was $234.8 million, primarily attributable to an increase in securities sold under agreements to repurchase and a decrease in securities borrowed, offset by an increase in securities purchased under agreements to resell and decreases in payables to brokers, dealers and others and payables to customers. Cash provided by financing activities of $998.1 million primarily reflected an increase in long-term borrowings. The Company also issued $300 million of preferred securities, and redeemed series A shares for $150 million. Cash used in investing activities of $177.6 million reflected purchases of property, equipment and leasehold improvements, as well as net purchases of investment securities and other assets.

Fiscal year ended June 30, 1998

      Cash and cash equivalents decreased $175.3 million to $1.07 billion at June 30, 1998 from $1.25 billion at June 30, 1997. Cash used in operating activities was $5.4 billion, primarily attributable to increases in securities borrowed, customer receivables and financial instruments owned, partially offset by increases in customer payables and securities sold under agreements to repurchase. Cash provided by financing activities of $5.7 billion primarily reflected additional borrowing needs. The Company also issued $650 million of preferred stock and redeemed $287.5 million of preferred stock. Cash used in investing activities of $450.0 million reflected purchases of property, equipment and leasehold improvements, as well as net purchases of investment securities and other assets.

                             Regulated Subsidiaries

      As registered broker-dealers, Bear Stearns and BSSC are subject to the net capital requirements of the Securities Exchange Act of 1934, the New York Stock Exchange and the Commodity Futures Trading Commission, which are designed to measure the general financial soundness and liquidity of broker-dealers. BSIL and BSIT, London-based broker-dealer subsidiaries, are subject to the regulatory capital requirements of the Securities and Futures Authority, a self-regulatory organization established pursuant to the United Kingdom Financial Services Act of 1986. Additionally, BSB is subject to the regulatory capital requirements of the Central Bank of Ireland. At November 30, 2000, Bear Stearns, BSSC, BSIL, BSIT and BSB were in compliance with their respective regulatory capital requirements.

      The Company's broker-dealer subsidiaries are subject to certain restrictions on the payment of dividends, which could limit the Company's ability to withdraw capital from such regulated subsidiaries, which in turn could limit the Company's ability to pay dividends. See Note 7 to the Consolidated Financial Statements for a more complete description of such limitations.

                          Merchant Banking Investments

      As part of merchant banking activities, the Company participates from time to time in principal investments in leveraged transactions. As part of these activities, the Company originates, structures and invests in merger, acquisition, restructuring and leveraged capital transactions, including leveraged buyouts. The Company's principal investments in these transactions are generally made in the form of equity investments, equity-related investments or subordinated loans and have not historically required significant levels of capital investment. At November 30, 2000, the Company held investments in twenty-three leveraged transactions with an aggregate value of approximately $245.8 million.

                              High Yield Positions

      As part of the Company's fixed income securities activities, the Company participates in the underwriting, securitization and trading of non-investment-grade debt securities, non-investment-grade mortgage loans, non-investment-grade commercial loans and securities of companies that are the subject of pending bankruptcy proceedings (collectively "high yield positions"). Also included in high yield positions is a portfolio of credit card receivables from individuals that are subject to bankruptcy proceedings. Non-investment-

                         THE BEAR STEARNS COMPANIES INC.
-----------------------===================================----------------------

           Management's Discussion and Analysis of Financial Condition
                           and Results of Operations
                                   (continued)

grade debt securities have been defined as high yield and emerging market debt rated BB+ or lower or equivalent ratings recognized by credit rating agencies. Non-investment-grade mortgage loans are principally secured by residential properties and include non-performing loans. At November 30, 2000 and November 26, 1999, the Company held high yield positions approximating $2.3 billion and $1.5 billion, respectively, in long inventory, and $0.4 billion and $0.3 billion, respectively, in short inventory.

      In addition, the Company provides extensions of credit to highly leveraged companies in loan syndication transactions and then participates out a portion of these leveraged transactions. At November 30, 2000 and November 26, 1999, the amount outstanding to highly leveraged borrowers totaled $336.9 million and $94.0 million, respectively. Additionally, lending commitments to non-investment-grade borrowers totaled $926.2 million and $588.3 million at November 30, 2000 and November 26, 1999, respectively. The Company also has exposure to non-investment-grade counterparties related to its trading-related derivative activities. At November 30, 2000 and November 26, 1999, the Company's exposure to non-investment-grade counterparties, net of collateral, was $49.0 million and $56.9 million, respectively. See Footnote 12 of the Notes to Consolidated Financial Statements. In addition, the Company has direct and indirect principal investments in, as well as commitments to participate in, partnerships that invest in leveraged transactions.

      The Company's Risk Committee monitors exposure to market and credit risk with respect to high yield positions and establishes limits with respect to overall market exposure and concentrations of risk by both individual issuer and industry group. High yield positions generally involve greater risk than investment-grade debt securities due to credit considerations, liquidity of secondary trading markets, and increased vulnerability to general economic conditions. The level of the Company's high yield positions, and the impact of such activities upon the Company's results of operations, can fluctuate from period to period as a result of customer demand and economic and market considerations.

                        Derivative Financial Instruments

      Derivative financial instruments represent contractual commitments between counterparties that derive their value from changes in an underlying interest rate, currency exchange rate, index (e.g., S&P 500), reference rate (e.g., LIBOR), or asset value referenced in the related contract. Some derivatives, such as futures contracts, certain options, and indexed referenced warrants, can be traded on an exchange. Other derivatives, such as interest rate and currency swaps, caps, floors, collars, swaptions, equity swaps and options, structured notes, and forward contracts are negotiated in the over-the-counter markets. Derivatives generate both on-balance-sheet and off-balance-sheet implications depending on the nature of the contract.

      The Company is engaged as a dealer in over-the-counter derivatives and, accordingly, enters into transactions involving derivative instruments as part of its customer-related and proprietary trading activities. The Company's dealer activities require it to make markets and trade a variety of derivative instruments. In connection with these activities, the Company attempts to mitigate its exposure to market risk by entering into hedging transactions which may include over-the-counter derivative contracts or the purchase or sale of interest-bearing securities, equity securities, financial futures and forward contracts. The Company also utilizes derivative instruments in order to hedge proprietary market-making and trading activities. In this regard, the utilization of derivative instruments is designed to reduce or mitigate market risks associated with holding dealer inventories or in connection with arbitrage-related trading activities. The Company also utilizes interest rate and currency swaps to hedge its fixed-rate debt issuances as part of its asset and liability management.

      In connection with the Company's dealer activities, the Company formed Bear Stearns Financial Products Inc. ("BSFP") and Bear Stearns Trading Risk Management Inc. ("BSTRM"). BSFP and BSTRM were established to provide clients with an AAA-rated counterparty offering a wide range of global fixed income and equity derivative products. BSFP is structured such that if certain events occur BSFP will perform on all of its contracts to their original maturity with the assistance of an independent derivatives portfolio manager who would assume the active management of BSFP's portfolio (the "Continuation Structure"). BSTRM is structured such that upon the occurrence of a trigger event, it will cash-settle all outstanding derivative contracts in a predetermined manner (the "Termination Structure"). The Company's unique approach provides clients with the option of transacting with either a Continuation Structure or Termination Structure, depending on their preference.

      As of November 30, 2000 and November 26, 1999, the Company had notional/contract amounts of $596.9 billion and $622.3 billion, respectively, of derivative financial instruments, of which $102.1 billion and $121.1 billion, respectively, were listed futures and option contracts. The aggregate notional/

                         THE BEAR STEARNS COMPANIES INC.
-----------------------===================================----------------------

           Management's Discussion and Analysis of Financial Condition
                           and Results of Operations
                                   (continued)

contract value of derivative contracts is a reflection of the level of activity and does not represent the amounts that are recorded in the Consolidated Statements of Financial Condition. The Company's derivative financial instruments outstanding, which either are used to hedge trading positions or are part of its derivative dealer activities, are marked to fair value.

      Unrealized gains and losses on derivative financial instruments used to hedge the Company's long-term debt issuances are generally deferred, and related income and expense is recorded on an accrual basis, together with the interest expense incurred on the related debt instrument. The Company hedges its long-term debt issuances principally by converting fixed-rate instruments to floating-rate using interest rate swaps, generally based on LIBOR. This strategy allows the Company to manage interest rate exposure on its assets and liabilities. As a result, the Company's interest expense in fiscal 2000 increased $29.5 million and the Company's interest expense decreased by $22.4 million, $48.1 million and $23.5 million during the five months ended November 26, 1999 and fiscal years 1999 and 1998, respectively.

                       Accounting Changes and Developments

      In June 2000, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities--an amendment of FASB Statement No. 133." On December 1, 2000, the Company adopted SFAS No. 133, as amended by SFAS No. 138, with no material impact on the Company's consolidated statements of income or financial condition. See Note 1 of Notes to Consolidated Financial Statements.

      In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities--a Replacement of FASB Statement No. 125," which revises the standards for accounting for securitizations and other transfers of financial assets and collateral. The Company intends to adopt the provisions of SFAS No. 140 as required in 2001 and is currently assessing its impact. See Note 1 of Notes to Consolidated Financial Statements.

                              Effects of Inflation

      Since the Company's assets are primarily recorded at their current market value, they are not significantly affected by inflation. However, the rate of inflation affects the Company's expenses, such as employee compensation, office leasing costs, information technology and communications charges, which may not be readily recoverable in the price of services offered by the Company. To the extent that inflation causes interest rates to rise and has other effects on the securities markets and on the value of securities held in inventory, it may adversely affect the Company's financial position and results of operations.

                         THE BEAR STEARNS COMPANIES INC.
-----------------------===================================----------------------

                                 RISK MANAGEMENT

--------------------------------------------------------------------------------

Overall

      The Company's principal business activities by their nature engender significant market and credit risks. In addition, the Company is also subject to various other risks including operating risk, legal risk and funding risk. Effective identification, assessment and management of these risks is critical to the success and stability of the Company. As a result, comprehensive risk management policies and procedures have been established to identify, control and monitor each of these major risks. Additionally, the Company's diverse portfolio of business activities helps to reduce the impact that volatility in any particular market may have on its net revenues. Funding risk is discussed in Management's Discussion and Analysis of Financial Condition and Results of Operations under the caption "Liquidity and Capital Resources," included herein.

      Managing risk at the Company begins first and foremost with the expertise and experience of trading department management. Senior Managing Directors in each department have extensive knowledge of the specialized products and markets and activities in which they do business. Their experience and insight are supplemented by risk management policies and procedures intended to monitor and evaluate the Company's risk profile.

      The cornerstone of the Company's risk management practices is constant communication between trading department management and senior management concerning inventory positions and market risk profile. Trading managers are expected to adhere to a "no surprises" approach to communicating their risks. This process, which occurs on a daily basis, culminates each week with the trading departments making formal reports of positions, profits and losses, and trading strategies to Bear Stearns' Risk Committee (the "Risk Committee"). The Risk Committee, comprised of Senior Managing Directors from each of the various trading departments as well as the Risk Management Department, is chaired by Alan C. Greenberg, Chairman of the Board of the Company and of Bear Stearns. The Risk Committee meets weekly and has overall responsibility for oversight of the trading departments and their related trading strategies.

      The risk management process encompasses many units, including Risk Management, Global Credit, Correspondent Clearing, Controllers, Operations, Compliance and F.A.S.T. (Financial Analytics and Structured Transactions), and is intended to support and enforce the Company's policies and procedures with respect to market risk. Those procedures begin with the Company marking its inventory to market on a daily basis and producing daily profit and loss statements for senior management covering all trading departments.

      The Company believes that a clear understanding of how its positions generate profit or loss on a daily basis is crucial to managing risk. Many of the departments mentioned above are actively involved in ensuring the integrity and clarity of the daily profit and loss statements. Activities include daily and monthly price verification procedures, position reconciliation, independent review of pricing models and independent review of booking of complex transactions. Furthermore, the Company uses market-based credit pricing to estimate the appropriate credit reserves associated with certain counterparty credit exposures.

      In addition, trading desk management, senior management, and some of the other departments mentioned above also review the age and composition of each department's proprietary accounts and review risk reports appropriate to the risk profile of each trading activity. Risk limits are set and monitored, market conditions are monitored, certain transactions are reviewed in detail and quantitative methods such as Value-at-Risk, and stress testing are employed (see below for details). These activities better ensure that trading strategies are being adhered to within acceptable risk parameters.

      The Risk Management Department is independent of all trading areas and reports directly to the Executive Committee with a focus on market risk. The goals of the department are to understand the market risk profile of each trading area, to consolidate risk at the firm-wide level, to articulate large trading or position risks to senior management, to provide traders with perspectives on their positions and to better ensure accurate mark-to-market pricing. The department supplements the communication between trading managers and senior management by providing its independent perspective on the Company's market risk profile via a daily "Risk Highlights" report which is distributed to

                         THE BEAR STEARNS COMPANIES INC.
-----------------------===================================----------------------

                                 Risk Management
                                   (continued)

a number of senior managers in the Company. The department's staffing and responsibilities have expanded in conjunction with growth in the Company's trading activities. A number of staff have had experience in trading the products which they are assigned to follow.

      The Global Credit Department in conjunction with the Credit Policy Committee and its subcommittee, the Global Credit Committee, establish and review appropriate credit limits for customers and dealer counterparties. The Credit Policy Committee is composed of senior risk, finance, treasury, operations and business managers. The Credit Policy Committee meets periodically and establishes policies and guidelines. The Global Credit Committee meets weekly or more often as necessary to set credit limits and to monitor exposure of customers seeking repurchase and resale agreement facilities, derivative financial instruments and other forms of secured and unsecured credit.

      The following discussion of the Company's risk management policies and procedures for its principal risks and the estimated amounts of the Company's market risk exposure generated by the Company's statistical analyses are forward-looking statements. The analyses used to assess such risks are not predictions of future events, and actual results may vary significantly from such analyses due to events in the markets in which the Company operates and certain other factors described below.

Market Risk

      Market risk generally represents the risk of loss that may result from the potential change in the value of a financial instrument as a result of fluctuations in interest and currency exchange rates, equity and futures prices, changes in the implied volatility of interest rate, foreign exchange rate, equity and futures prices and also price deterioration or changes in value due to changes in market perception of or actual credit quality of either the issuer or its related country of origin. Market risk can be exacerbated in times of illiquidity where market participants refrain from transacting in normal quantities and/or at normal bid-offer spreads. Market risk is inherent to both derivative and non-derivative financial instruments, and accordingly, the scope of the Company's market risk management procedures includes all market-risk sensitive financial instruments. The Company's exposure to market risk is directly related to its role as a financial intermediary in customer-related transactions and to its proprietary trading, investment and arbitrage activities.

      The Company makes dealer markets in investment-grade corporate debt, non-investment-grade corporate ("high yield") debt, US government securities, sovereign debt, emerging markets debt obligations, mortgages and mortgage-backed securities, other collateralized securities, and municipal bonds. The Company is also an active market maker and conducts block trading activities in both listed and over-the-counter equity markets. In connection with these activities, the Company may be required to maintain significant inventories in order to ensure availability and to facilitate customer order flow. The Company is also engaged as a dealer in over-the-counter derivatives, and accordingly enters into transactions such as interest rate and cross-currency swaps, over-the-counter swaps and options on interest rates and foreign currencies and equity swaps and options, all as part of its customer and proprietary trading activities. In connection with these activities, the Company attempts to mitigate its exposure to market risk by entering into hedging transactions, which may include over-the-counter derivative contracts or the purchase or sale of securities, financial futures, options on futures or forward contracts.

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

      Following is a discussion of the Company's primary market risk exposures as of November 30, 2000 and November 26, 1999, including a discussion of how those exposures are currently managed.

                               Interest Rate Risk

      Interest rate risk is a consequence of maintaining market making and proprietary inventory positions and trading in interest-rate-sensitive financial instruments. In connection with the Company's dealer and arbitrage activities, including market-making in over-the-counter derivative contracts, the Company exposes itself to interest rate risk arising from changes in the level or volatility of interest rates, mortgage prepayment speeds or the shape and slope of the yield curve. The Company's fixed income activities also expose it to the risk of loss related to changes in credit spreads on debt instruments. Credit spread risk arises from the potential that changes in an issuer's credit rating

                         THE BEAR STEARNS COMPANIES INC.
-----------------------===================================----------------------

                                 Risk Management
                                   (continued)


or credit perception could affect the value of financial instruments. Credit risk resulting from default on counterparty obligations is discussed in the credit risk section. The Company attempts to hedge its exposure to interest rate risk primarily through the use of interest rate swaps, options, Eurodollar and US government securities and futures and forward contracts designed to reduce the Company's risk profile.

                           Foreign Exchange Rate Risk

      Foreign exchange rate risk arises from the possibility that changes in foreign exchange rates will impact the value of financial instruments. When the Company buys or sells a foreign currency or a financial instrument denominated in a currency other than US dollars, exposure exists from a net open currency position. Until the position is covered by selling or buying an equivalent amount of the same currency, or by entering into a financing arrangement denominated in the same currency, the Company is exposed to a risk that the exchange rate may move against it. The Company attempts to hedge the risk arising from its foreign exchange activities primarily through the use of currency borrowing, swaps, options, forwards and futures.

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

                                  Value at Risk

      The estimation of potential losses that could arise from changes in market conditions is typically accomplished through the use of statistical models that seek to predict risk of loss based on historical and/or market implied price and volatility patterns. The output of such statistical models is commonly referred to as Value-at-Risk ("VaR"). VaR is used to describe a probabilistic approach to measuring the exposure to market risk. This approach utilizes statistical concepts to estimate the probability of the value of a financial instrument rising above or falling below a specified amount. The calculation utilizes the standard deviation of historical changes in value (i.e., volatility) of the market risk sensitive financial instruments to estimate the amount of change in the current value that could occur at a specified probability level.

      Measuring market risk using statistical risk management models has been the main focus of risk management efforts by many companies whose earnings are significantly exposed to changes in the fair value of financial instruments.

      The Company believes that statistical models alone do not provide a reliable method of monitoring and controlling risk. While VaR models are relatively sophisticated, the quantitative risk information generated is limited by the parameters established in creating the related models. The financial instruments being evaluated, in some cases, have features that may trigger a potential loss in excess of the amounts previously disclosed if the changes in market rates or prices exceed the confidence level of the model used. Such models do not substitute for the experience or judgment of senior management and traders, who have extensive knowledge of the markets and adjust positions and revise strategies, as they deem necessary. The Company uses these models only as a supplement to other risk management tools. Additionally, the Company continuously evaluates and enhances such VaR models in an effort to more accurately measure risk of loss based on historical price and volatility patterns.

      The Company has performed an entity-wide VaR analysis of virtually all of the Company's financial assets and liabilities, including financial instruments owned and sold, repurchase and resale agreements, and funding assets and liabilities. The Value-at-Risk related to non-trading financial instruments has been included in this analysis and is not reported separately because the amounts are not material. The calculation is based on a methodology that uses a one-day interval and a 95% confidence level. Interest rate and foreign exchange rate risk use a "Monte Carlo" value at risk approach. Monte Carlo simulation involves the generation of price movements in a portfolio using a random number generator. The generation of random numbers is based on the statistical properties of the securities in the portfolio. For interest rates, each country's yield curve has five factors that describe possible curve movements, where appropriate. These were generated from principal component analysis. In addition, volatility and spread risk factors as well as intercountry correlations were used, where appropriate.

      Equity price risk was measured using a combination of historical and "Monte Carlo" approaches. Equity and equity derivatives risk were treated as correlated with various domestic and international indices of which the Company used approximately fifty at November 30, 2000 and November 26, 1999. Parameter

                         THE BEAR STEARNS COMPANIES INC.
-----------------------===================================----------------------

                                 Risk Management
                                   (continued)

estimates, such as volatilities and correlations, were based on daily tests through November 30, 2000.

      VaR has inherent limitations including reliance on historical data which may not accurately predict future market risk and, as previously discussed, the quantitative risk information generated is limited by the parameters established in creating the models. VaR alone does not provide a reliable method of monitoring and controlling risk nor does it provide a reliable method of predicting the Company's financial performance. There can be no assurance that actual losses occurring on any one day arising from changes in market conditions will not exceed the VaR amounts shown below or that such losses will not occur more than once in 20 days.

      The total VaR presented below is less than the sum of the individual components (i.e., Interest Rate Risk, Foreign Exchange Rate Risk, Equity Risk) due to the benefit of diversification among the risks. This table illustrates the VaR for each component of market risk as of November 30, 2000 and November 26, 1999:

-----------                             -----------------
in millions                             November 30, 2000      November 26, 1999
--------------------------------------------------------------------------------
     MARKET RISK
       Interest rate                          $11.7                  $11.9
       Currency                                 1.4                    1.2
       Equity                                  10.7                   12.6
       Diversification
         benefit                               (7.9)                  (8.4)
--------------------------------------------------------------------------------
       Total                                  $15.9                  $17.3
================================================================================
                                        -----------------

      The table below illustrates the high, low and average (calculated on a monthly basis) VaR for each component of market risk and aggregate market risk during fiscal 2000:

-----------
in millions                                     High         Low       Average
--------------------------------------------------------------------------------
     MARKET RISK
       Interest rate                           $11.7        $ 7.7       $ 9.4
       Currency                                  3.0          0.7         1.3
       Equity                                   14.4          7.9        10.4
       Aggregate Value-at-Risk                  16.4         11.6        14.2
--------------------------------------------------------------------------------

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

      Efforts to further strengthen the Company's management of market risk are continuous, and the enhancement of risk management systems is a priority of the Company. In particular, Value-at-Risk quantifies the risk of loss the Company expects not to exceed 95% of the trading days. The Company realizes that it must also focus on what could occur on any particular day or over a more extended period of time. One methodology the Company employs is stress testing (also referred to as scenario analysis) which measures the risk of loss over a variety of extreme market conditions that are defined in advance. Stress testing is used in the management of market risk as well as counterparty credit risk (see Credit Risk section below). Stress tests are calculated at the firmwide level, for particular trading books, for particular customer accounts and for particular individual positions. While the Company recognizes that no methodology can perfectly predict future market conditions, it believes that these tools are an important supplement to the Company's risk management process. The Company expects to continue to develop and refine its stress testing methodologies.

      The following charts represent a summary of the daily revenues generated by the Company's trading departments and reflect a combination of trading revenues, net interest revenues for certain trading areas and other revenues for the fiscal year ended November 30, 2000 and the twelve months ended November 26, 1999. These charts represent a historical summary of the results generated by the Company's trading departments as opposed to the probability approach used by the Value-at-Risk model. The average daily trading profit was $8.8 million and $9.1 million for the fiscal year ended November 30, 2000 and the twelve months ended November 26, 1999, respectively. Daily trading losses exceeded the reported VaR amounts less than 1% of the total trading days during the fiscal year ended November 30, 2000 and the twelve months ended November 26, 1999. The range of daily trading profit volatility and the magnitude of the losses that did occur reflects the Company's historical ability to manage its exposure to market risk and the diversified nature of its trading activities.

                         THE BEAR STEARNS COMPANIES INC.
-----------------------===================================----------------------

                                 Risk Management
                                   (continued)

                   DAILY TRADING PROFIT FREQUENCY DISTRIBUTION

[Vertical bar graphs of Frequency (y-axis) versus Daily Trading Profit Volatility (x-axis) representing the following information appear here in paper format]

-----------------------------------
Fiscal Year Ended November 30, 2000
--------------------------------------------------------------------------------

          Daily Trading                                 Frequency
        Profit Volatility                              (Number of
         ($ in millions)                              Trading Days)

                (11)                                        1
                (4)                                         1
                (3)                                         2
                (2)                                         2
                (1)                                         4
                0                                           5
                1                                           7
                2                                           10
                3                                           11
                4                                           13
                5                                           17
                6                                           25
                7                                           19
                8                                           18
                9                                           18
                10                                          19
                11                                          18
                12                                          12
                13                                          8
                14                                          5
                15                                          10
                16                                          8
                17                                          3
                18                                          3
                19                                          3
                20                                          2
                21                                          1
                22                                          2
                24                                          1
                25                                          3
                27                                          2
                30                                          1
                32                                          1
                35                                          1

-------------------------------------
Twelve-Months Ended November 26, 1999
--------------------------------------------------------------------------------

          Daily Trading                                 Frequency
        Profit Volatility                              (Number of
         ($ in millions)                              Trading Days)

                (5)                                         1
                (4)                                         1
                (3)                                         2
                (2)                                         3
                (1)                                         2
                0                                           12
                1                                           3
                2                                           9
                3                                           16
                4                                           11
                5                                           19
                6                                           18
                7                                           17
                8                                           15
                9                                           15
                10                                          16
                11                                          18
                12                                          10
                13                                          12
                14                                          11
                15                                          5
                16                                          9
                17                                          4
                18                                          1
                19                                          2
                20                                          4
                21                                          6
                23                                          1
                27                                          1
                28                                          2
                29                                          1
                30                                          1
                32                                          1
                33                                          1
                47                                          1

                         THE BEAR STEARNS COMPANIES INC.
-----------------------===================================----------------------

                                 Risk Management
                                   (continued)


Credit Risk

        Credit risk arises from potential nonperformance by counterparties, customers, borrowers, or debt security issuers. The Company is exposed to credit risk as trading counterparty to dealers and customers, as direct lender, as holder of securities, and as member of exchanges and clearing organizations. The Company has established policies and procedures to manage credit risk.

      The Credit Policy Committee delegates credit approval authority to the Global Credit Committee, approves exposure measurement standards, reviews concentrations of credit risk, and sets documentation and credit support standards. The Global Credit Committee, which includes several members of the Credit Policy Committee, implements policy through its review and approval of large counterparty credit limits and consideration of new or unusual credit-related transactions. The Company's Principal Activities Committee, consisting of senior investment banking, capital markets, credit and risk management professionals, reviews and approves loan underwriting proposals. Certain leveraged loan commitments, as well as large or unusual credit extensions, are referred for approval to the Company's Executive Committee. Dedicated professionals in several departments contribute to the administration of the Company's credit policies and procedures. The responsible groups include Global Credit, Operations and Administration (Margin), Correspondent Clearing (Prime Brokerage), Risk Management and Investment Banking.

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

      Credit analysts and managers are based in Company offices in New York, San Francisco, London, Dublin, Tokyo and Hong Kong and specialize by industry within the US and otherwise by country or region. Each analyst provides rating and limit recommendations to senior credit officers who either take action or refer recommendations to the Global Credit Committee as required by policy. Each regional manager is a member of the Global Credit Committee. All counterparties are assigned internal credit ratings reflecting the Global Credit Department's quantitative and qualitative assessment of the counterparty's relative probability of default. The internal rating process may include review of audited financial statements, review of surveys performed by major statistical rating agencies, assessment of industry or sovereign factors, review of market developments, meetings with management and analysis of the risk of transactions with the counterparty.

      The Company measures its actual credit exposure (the replacement cost of counterparty contracts) on a daily basis. Master netting agreements and various enhancements such as collateral are used to reduce counterparty credit risk. The credit exposures reflect these risk-reducing features to the extent they are legally enforceable. The Company's net replacement cost of derivative contracts in a gain position at November 30, 2000 and November 26, 1999 approximated $1.8 billion and $1.5 billion, respectively. These amounts are net of counterparty credit reserves, which are estimated by applying counterparty-specific market-based credit spreads to the expected exposure of derivatives and foreign exchange transactions, after giving effect to collateral. Exchange-traded financial instruments, which typically are guaranteed by a highly rated clearing organization, have margin requirements that substantially mitigate risk of credit loss.

      The Company establishes potential exposure limits across a variety of financing and trading products for all counterparties on a group and individual entity basis. Potential exposure is the statistically estimated net credit exposure associated with adverse market moves over the life of contracts at a 97.7% confidence interval. For over-the-counter derivative and foreign exchange contracts, the potential exposure is estimated daily using sophisticated internally developed risk models that employ Monte Carlo simulations. Potential exposure estimates consider the size and maturity of contracts; the volatility of, and correlations among, the underlying assets, indices, and currencies; settlement mechanisms; rights to demand additional collateral, and other legally enforceable credit mitigants such as third-party guarantees or insurance. For other credit-sensitive fixed income products, potential exposure limits are converted to notional amounts using appropriate risk factors.

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

                         THE BEAR STEARNS COMPANIES INC.
-----------------------===================================----------------------

                                 Risk Management
                                   (continued)

      The Margin Department is responsible for evaluating the risk of extending loans secured by certain marketable securities to the Company's customers. The department evaluates the creditworthiness of the borrower as well as the acceptability of collateral, and actively monitors to ensure that collateral received meets regulatory and internal requirements. Internal (or "House") margin requirements generally exceed minimum regulatory requirements, and may be adjusted for specific securities based on volatility or liquidity. The Special Credit Services unit of the Global Credit Department evaluates and sets terms for loans secured by restricted or control stock, emerging markets securities, and concentrated or less-liquid securities.

      The Risk Management Department is responsible for monitoring the market risk of the Company's proprietary positions. As part of its duties, the group evaluates the credit quality of securities positions held in inventory in order to quantify and limit the risk to the Company of issuer default or changes in credit spreads.

      The Risk Department of the Specialist Clearance function is responsible for extensions of credit to correspondents (broker-dealers and other professional investors) and their customers. The department uses sophisticated computer simulations to project adverse moves in the value of certain correspondents' or their customers' assets held by the Company on an individual security and portfolio basis. The Company is subject to concentration risk by holding large positions or committing to hold large positions in certain types of securities, securities of a single issuer, including sovereign governments, issuers located in a particular country or geographic area or engaged in a particular industry. Positions taken and commitments made by the Company, including underwriting, often involve substantial amounts and significant exposure to individual issuers and businesses, including non-investment-grade issuers. The Company seeks to limit concentration risk through the use of the systems and procedures described in the preceding discussions of market and credit risk.

      The Company, through BSSC and BSIL, maintains a professional client base, which includes Floor Traders and Specialists, Arbitrageurs, Broker-Dealers, Hedge Funds and Fund of Funds groups. These clients employ a wide variety of trading styles ranging from Option Hedging, Market Neutral Statistical Arbitrage, M & A Arbitrage and Hedged Convertible Strategies to multiple Fixed Income strategies. Trading strategies are employed in both domestic and international markets. The extension of leverage (margin debt) for a given customer is determined by the systematic analysis of the securities held and trading strategy that such customer employs. The Company has established a risk-based margin lending policy under which the minimum capital requirement may be greater than the applicable regulatory capital requirement. In other words, customers can only achieve maximum regulatory leverage if their portfolios satisfy the internal risk parameters.

      Client portfolios are analyzed and evaluated daily through extensive simulation analysis designed to estimate market-related risk. Using its internally developed risk management system known as RACS (Risk Analytic Control System), the Risk Department is able to analyze every professional client's portfolio prior to each market open as well as on an intra-day basis. RACS uses scenario analysis to estimate market risk through extensive stress testing. All client positions are simulated across two hundred different scenarios resulting in a wide variety of potential profit and loss possibilities. Some basic assumptions used in the analysis are minimum portfolio moves of 20% as well as minimum moves in individual securities of 25% or more. Other scenarios include price movement tests of 1 and 2 standard deviations, fixed percentage moves, beta-weighted and market-capitalization-driven extreme price moves. Scenarios are constructed in such a way as to assess position and portfolio sensitivities to changes in underlying prices, volatilities, interest rates, credit spreads, cross currency rates and forward time horizons. Experienced managers review the results of the stress testing to determine if additional margin is necessary. In addition to client-level security and portfolio analysis, the system produces over 40 various reports that provide multi-dimensional views that include industry exposures, country/region exposures, and security concentration and liquidity risk.

Operating Risk

      Operating risk is the potential for loss arising from limitations in the Company's financial systems and controls, deficiencies in legal documentation, noncompliance with the execution of legal and fiduciary responsibilities, deficiencies in technology and the risk of loss attributable to operational problems. In particular, the Company is an active participant in over-the-counter derivative markets. The nature of many of these products is such that they are valued through the use of proprietary models. The complexities and lack of transparency inherent in the models as compared to exchange traded prices introduces a particular element of operating risk into the Company's business. These risks are less direct than credit and market risk,

                         THE BEAR STEARNS COMPANIES INC.
-----------------------===================================----------------------

                                 Risk Management
                                   (continued)

but managing them is critical, particularly in a rapidly changing environment with increasing regulation and transaction volumes. In an effort to reduce or mitigate these risks, the Company has established and maintains an internal control environment which incorporates various control mechanisms at different levels throughout the organization and within such departments as Controllers, Operations, Legal, Compliance and Internal Audit. These control mechanisms are designed to better ensure that operational policies and procedures are being followed and that the Company's various businesses are operating within established corporate policies and limits.

      Management has established and maintains an effective internal control structure over financial reporting, the primary goal of which is to ensure that policies and procedures have been established regarding authorization, access to assets and asset accountability. This provides a high degree of assurance that assets are acquired and safeguarded and that liabilities are incurred and discharged in accordance with management's decisions. In addition, an effective internal control structure ensures that financial information is accurately maintained in the books and records of the Company. The Company also has effective risk controls in place to ensure that operational functions such as transaction initiation, transaction processing and settlement/clearance are functioning properly.

      The Company has invested heavily in technology over the years in order to have the ability to gather and process information efficiently and to handle the wide variety of products and services the Company offers. In addition, the Company's investment in technology allows us to communicate information efficiently and securely to customers and to groups within the Company.

      The Operations Committee, together with the Management and Compensation Committee, has oversight responsibilities for all operational and other matters that affect the Company's day-to-day activities. These committees also review new products/businesses and better ensure that policies and procedures are established and in place prior to doing business.

Legal Risk

      Legal risk includes the risk of non-compliance with applicable legal and regulatory requirements and the risk that a counterparty will not perform on its obligations due to non-credit related conditions including counterparty legal authority and capacity. The Company is generally subject to extensive regulation in the different jurisdictions in which it conducts its business. The Company has established procedures based on legal and regulatory requirements on a worldwide basis that are designed to ensure compliance with applicable statutory and regulatory requirements. The Company has established policies and procedures in an effort to mitigate the risk that counterparty performance obligations will be unenforceable.

Other Risks

      Other risks encountered by the Company include political, regulatory and tax risks. These risks reflect the potential impact that changes in local and international laws, regulatory requirements or tax statutes have on the economics and viability of current or future transactions. In an effort to mitigate these risks, the Company seeks to continuously review new and pending regulations and legislation and participates in various special interest groups.

                         THE BEAR STEARNS COMPANIES INC.
-----------------------===================================----------------------

                           Consolidated Statements of
                                     Income

                                                  -----------------
                                                  Fiscal Year Ended     Five Months Ended    Fiscal Year Ended    Fiscal Year Ended
in thousands, except share and per share data     November 30, 2000     November 26, 1999      June 30, 1999        June 30, 1998
-----------------------------------------------------------------------------------------------------------------------------------
REVENUES

  Commissions                                        $  1,207,122          $    419,619         $  1,013,909        $    902,692
  Principal transactions                                2,253,623               745,679            1,929,137           1,726,982
  Investment banking                                    1,021,969               434,410              839,301           1,001,494
  Interest and dividends                                5,642,361             1,810,598            4,008,566           4,285,595
  Other income                                            151,494                59,984               91,125              63,173
                                                  ---------------------------------------------------------------------------------
  Total revenues                                       10,276,569             3,470,290            7,882,038           7,979,936
  Interest expense                                      4,800,891             1,531,787            3,379,914           3,638,513
                                                  ---------------------------------------------------------------------------------
    Revenues, net of interest expense                   5,475,678             1,938,503            4,502,124           4,341,423
                                                  ---------------------------------------------------------------------------------

NON-INTEREST EXPENSES

  Employee compensation and benefits                    2,814,193               973,990            2,285,594           2,111,741
  Floor brokerage, exchange and clearance fees            150,340                63,088              159,609             166,733
  Communications and technology                           458,291               192,300              372,309             320,649
  Occupancy                                               134,596                56,013              135,353             122,306
  Advertising and market development                      125,153                39,927               95,739              82,499
  Other expenses                                          621,582               159,593              389,412             474,003
                                                  ---------------------------------------------------------------------------------
    Total non-interest expenses                         4,304,155             1,484,911            3,438,016           3,277,931
                                                  ---------------------------------------------------------------------------------
  Income before provision for income taxes              1,171,523               453,592            1,064,108           1,063,492
  Provision for income taxes                              398,340               167,778              391,060             403,063
                                                  ---------------------------------------------------------------------------------
  Net income                                         $    773,183          $    285,814         $    673,048        $    660,429
                                                  ---------------------------------------------------------------------------------
  Net income applicable to common shares             $    734,070          $    269,517         $    633,618        $    629,417
                                                  ==============================================================================
  Basic earnings per share                           $       5.37          $       1.78         $       4.26        $       4.17
                                                  ==============================================================================
  Diluted earnings per share                         $       5.35          $       1.78         $       4.26        $       4.17
                                                  ==============================================================================
  Weighted average common and common
   equivalent shares outstanding:
      Basic                                           151,437,116           165,584,457          165,483,033         166,456,359
      Diluted                                         152,034,249           165,584,457          165,483,033         166,456,359
                                                  ==============================================================================
                                                  -----------------

See Notes to Consolidated Financial Statements.

                         THE BEAR STEARNS COMPANIES INC.
-----------------------===================================----------------------

                           Consolidated Statements of
                               Financial Condition

                                                                                         -----------------
in thousands, except share data                                                          November 30, 2000      November 26, 1999
---------------------------------------------------------------------------------------------------------------------------------
ASSETS

  Cash and cash equivalents                                                                 $   2,319,974          $   1,570,483
  Cash and securities deposited with clearing organizations or
    segregated in compliance with federal regulations                                           3,773,232              1,188,788
  Securities purchased under agreements to resell                                              35,499,232             35,999,998
  Receivable for securities provided as collateral                                                587,540              2,571,404
  Securities borrowed                                                                          61,759,831             60,429,297
  Receivables:
    Customers                                                                                  17,315,232             16,839,040
    Brokers, dealers and others                                                                   790,051                542,038
    Interest and dividends                                                                        612,140                422,402
  Financial instruments owned, at fair value                                                   45,172,665             40,764,802
  Property, equipment and leasehold improvements, net of accumulated depreciation and amortization of $811,972 and $679,881 in
    2000 and 1999, respectively                                                                   542,613                504,040
  Other assets                                                                                  2,793,963              1,205,670
                                                                                         ---------------------------------------
  Total Assets                                                                              $ 171,166,473          $ 162,037,962
                                                                                         =======================================

LIABILITIES & STOCKHOLDERS' EQUITY

  Short-term borrowings                                                                     $  14,574,854          $  13,424,201
  Securities sold under agreements to repurchase                                               54,461,463             53,323,109
  Obligation to return securities received as collateral                                        2,534,871              3,999,229
  Payables:
    Customers                                                                                  46,785,311             42,843,757
    Brokers, dealers and others                                                                 4,450,285              5,596,577
    Interest and dividends                                                                        842,749                532,023
  Financial instruments sold, but not yet purchased, at fair value                             19,005,776             19,704,921
  Accrued employee compensation and benefits                                                    1,479,417                733,241
  Other liabilities and accrued expenses                                                          781,571                527,565
                                                                                         ---------------------------------------
                                                                                              144,916,297            140,684,623
                                                                                         ---------------------------------------
  Commitments and contingencies (Note 13)
  Long-term borrowings                                                                         20,095,888             15,911,392
                                                                                         ---------------------------------------
  Guaranteed Preferred Beneficial Interests in Company Subordinated Debt Securities               500,000                500,000
                                                                                         ---------------------------------------

STOCKHOLDERS' EQUITY

  Preferred stock                                                                                 800,000                800,000
  Common stock, $1.00 par value; 200,000,000 shares authorized;
    184,805,848 shares issued as of November 30, 2000 and November 26, 1999                       184,806                184,806
  Paid-in capital                                                                               2,583,638              2,509,801
  Retained earnings                                                                             2,600,149              1,916,516
  Employee stock compensation plans                                                             1,916,708              1,179,101
  Unearned compensation                                                                          (218,791)
  Treasury stock, at cost--
    Adjustable Rate Cumulative Preferred Stock Series A:
      2,520,750 shares as of November 30, 2000 and November 26, 1999                             (103,421)              (103,421)
    Common stock: 75,823,544 and 66,367,276 shares as of November 30, 2000
      and November 26, 1999, respectively                                                      (2,108,801)            (1,544,856)
                                                                                         ---------------------------------------
  Total Stockholders' Equity                                                                    5,654,288              4,941,947
                                                                                         ---------------------------------------
Total Liabilities and Stockholders' Equity                                                  $ 171,166,473          $ 162,037,962
                                                                                         =======================================
                                                                                         -----------------

See Notes to Consolidated Financial Statements.

                         THE BEAR STEARNS COMPANIES INC.
-----------------------===================================----------------------

                           Consolidated Statements of
                                   Cash Flows

                                                        -----------------
                                                        Fiscal Year Ended   Five Months Ended   Fiscal Year Ended  Fiscal Year Ended
in thousands                                            November 30, 2000   November 26, 1999     June 30, 1999      June 30, 1998
------------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM
OPERATING ACTIVITIES
  Net income                                              $    773,183        $    285,814        $    673,048       $    660,429
  Adjustments to reconcile net income to cash
  (used in) provided by operating activities:
      Depreciation and amortization                            153,616              62,714             133,115            115,141
      Deferred income taxes                                   (263,693)            (91,209)           (191,146)          (204,814)
      Other                                                     39,710              22,506             132,893            117,954
  (Increases) decreases in operating receivables:
    Cash and securities deposited with clearing
      organizations or segregated in compliance
      with federal regulations                              (2,584,444)          1,702,609            (608,668)          (833,915)
    Securities purchased under agreements to resell            500,766          (3,003,772)         (3,149,510)        (1,506,117)
    Securities borrowed                                     (1,330,534)         (6,255,571)          2,670,283        (16,132,729)
    Receivables:
      Customers                                               (476,192)         (2,328,412)           (281,950)        (5,656,157)
      Brokers, dealers and others                             (248,013)            910,552            (115,444)          (109,199)
    Financial instruments owned                             (3,888,357)          2,396,908            (329,946)        (2,966,659)
    Other assets                                            (1,354,941)                 (2)            418,885           (215,865)
  Increases (decreases) in operating payables:
    Securities sold under agreements to repurchase           1,138,354           2,649,465           5,327,172          5,915,256
    Payables:
      Customers                                              3,941,554           2,020,844          (1,296,129)        12,197,656
      Brokers, dealers and others                           (1,142,985)          3,394,914          (2,860,297)         2,246,118
    Financial instruments sold, but not yet purchased         (699,145)         (1,801,451)            435,776            285,800
    Accrued employee compensation and benefits                 606,176            (618,866)            (32,080)           195,000
    Other liabilities and accrued expenses                     596,107            (141,618)           (691,198)           446,152
                                                        -------------------------------------------------------------------------
  Cash (used in) provided by operating activities           (4,238,838)           (794,575)            234,804         (5,445,949)
                                                        -------------------------------------------------------------------------
CASH FLOWS FROM
FINANCING ACTIVITIES
  Net proceeds from (payments for) short-term borrowings     1,150,653            (721,209)           (468,155)           196,894
  Net proceeds from issuance of long-term borrowings         8,500,596           1,942,107           4,179,637          7,045,745
  Net proceeds from issuance of subsidiary securities                                                  290,550
  Issuance of preferred stock                                                                                             650,000
  Redemption of preferred stock                                                                       (150,000)          (287,500)
  Employee stock compensation plans                            679,500              70,406             483,260            259,816
  Tax benefit of common stock distributions                     72,973               2,568              92,893             86,968
  Proceeds from put option premium                               1,065
  Note repayment from ESOP Trust                                                                         7,114              6,587
  Payments for:
    Retirement of long-term borrowings                      (4,359,932)           (681,751)         (2,846,752)        (1,881,841)
    Treasury stock purchases                                  (726,836)           (311,289)           (482,818)          (258,036)
  Cash dividends paid                                          (99,329)            (54,548)           (107,666)           (97,990)
                                                        -------------------------------------------------------------------------
  Cash provided by financing activities                      5,218,690             246,284             998,063          5,720,643
                                                        -------------------------------------------------------------------------
CASH FLOWS FROM
INVESTING ACTIVITIES
  Purchases of property, equipment and
    leasehold improvements                                    (192,189)            (80,019)           (171,806)          (183,652)
  Purchases of investment securities and other assets         (178,014)            (24,546)            (68,732)          (273,956)
  Proceeds from sale of investment securities
    and other assets                                           139,842              94,259              62,930              7,603
                                                        -------------------------------------------------------------------------
  Cash used in investing activities                           (230,361)            (10,306)           (177,608)          (450,005)
                                                        -------------------------------------------------------------------------
  Net increase (decrease) in cash and cash equivalents         749,491            (558,597)          1,055,259           (175,311)
  Cash and cash equivalents, beginning of year               1,570,483           2,129,080           1,073,821          1,249,132
                                                        -------------------------------------------------------------------------
  Cash and cash equivalents, end of year                  $  2,319,974        $  1,570,483        $  2,129,080       $  1,073,821
                                                        =========================================================================
                                                        -----------------

SFAS No. 125 requires balance sheet recognition of collateral related to certain secured financing transactions, which are non-cash activities and did not impact the Consolidated Statements of Cash Flows.

See Notes to Consolidated Financial Statements.

                         THE BEAR STEARNS COMPANIES INC.
-----------------------===================================----------------------

                      Consolidated Statements of Changes in
                              Stockholders' Equity

                                         Preferred    Common Stock      Paid-In        Retained        Unearned
in thousands, except share data            Stock      $1 Par Value      Capital        Earnings      Compensation
-----------------------------------------------------------------------------------------------------------------
Balance, June 30, 1997                    $ 437,500      $167,785      $1,874,016      $1,031,736      $        0
Net income                                                                                660,429
Cash dividends declared--
  Common ($0.54 per share)                                                                (69,621)
  Preferred                                                                               (31,970)
Issuance of Cumulative
  Preferred Stock, Series E,
  F and G                                   650,000
Redemption of Cumulative
  Preferred Stock, Series B
  and C                                    (287,500)
Purchase of treasury stock--
  Common stock
  (5,654,124 shares)
Common stock issued out of
  treasury (5,206,362 shares)                                               3,938
Income tax benefit related
  to employee stock
  compensation plans                                                       85,834
Note repayment from
  ESOP Trust
Employee stock compensation
  awards
                                          -----------------------------------------------------------------------
Balance, June 30, 1998                      800,000       167,785       1,963,788       1,590,574               0
Net income                                                                                673,048
Cash dividends declared--
  Common ($0.56 per share)                                                                (68,796)
  Preferred                                                                               (39,113)
Purchase of treasury stock--
  Common stock
  (11,943,110 shares)
Common stock issued out of
  treasury (8,623,436 shares)                                                 919
Income tax benefit related
  to employee stock
  compensation plans                                                       91,302
5% Stock dividend
  (8,226,172 shares)                                        8,226         215,530        (223,756)
Note repayment from
  ESOP Trust
Employee stock compensation
  awards
Amortization of preferred
  stock issue costs                                                        (1,612)
                                          -----------------------------------------------------------------------
Balance, June 30, 1999                    $ 800,000      $176,011      $2,269,927      $1,931,957      $        0
                                          =======================================================================

                                                                            Treasury Stock
                                                          ---------------------------------------------
                                                           Adjustable Rate
                                                             Cumulative
                                              Employee    Preferred Stock,                     Note
                                                Stock       Series A-$50                    Receivable
                                            Compensation     Liquidation       Common        from ESOP
in thousands, except share data                 Plans        Preference         Stock          Trust
-------------------------------------------------------------------------------------------------------
Balance, June 30, 1997                        $  655,007      $(103,421)      $  (772,551)    $(13,701)
Net income
Cash dividends declared--
  Common ($0.54 per share)
  Preferred
Issuance of Cumulative
  Preferred Stock, Series E,
  F and G
Redemption of Cumulative
  Preferred Stock, Series B
  and C
Purchase of treasury stock--
  Common stock
  (5,654,124 shares)                                                             (259,547)
Common stock issued out of
  treasury (5,206,362 shares)                    (81,396)                          78,592
Income tax benefit related
  to employee stock
  compensation plans
Note repayment from
  ESOP Trust                                                                                     6,587
Employee stock compensation
  awards                                         259,816
                                        ---------------------------------------------------------------
Balance, June 30, 1998                           833,427       (103,421)         (953,506)      (7,114)
Net income
Cash dividends declared--
  Common ($0.56 per share)
  Preferred
Purchase of treasury stock--
  Common stock
  (11,943,110 shares)                                                            (482,818)
Common stock issued out of
  treasury (8,623,436 shares)                   (172,358)                         173,030
Income tax benefit related
  to employee stock
compensation plans
5% Stock dividend
  (8,226,172 shares)
Note repayment from
  ESOP Trust                                                                                     7,114
Employee stock compensation
  awards                                         483,260
Amortization of preferred
  stock issue costs
                                        ---------------------------------------------------------------
Balance, June 30, 1999                        $1,144,329      $(103,421)      $(1,263,294)    $      0
                                        ===============================================================

See Notes to Consolidated Financial Statements.

                         THE BEAR STEARNS COMPANIES INC.
-----------------------===================================----------------------

           Consolidated Statements of Changes in Stockholders' Equity
                                   (continued)

                                         Preferred    Common Stock      Paid-In        Retained        Unearned
in thousands, except share data            Stock      $1 Par Value      Capital        Earnings      Compensation
-----------------------------------------------------------------------------------------------------------------
Balance, June 30, 1999                    $ 800,000      $176,011      $2,269,927      $1,931,957      $        0
Net income                                                                                285,814
Cash dividends declared--
  Common ($0.29 per share)                                                                (34,992)
  Preferred                                                                               (19,556)
Purchase of treasury stock--
  Common stock
  (8,249,436 shares)
Common stock issued
  out of treasury
  (1,032,382 shares)                                                           89
Income tax benefit related
  to employee stock
  compensation plans                                                        2,415
5% Stock dividend
  (8,794,735 shares)                                        8,795         237,912        (246,707)
Employee stock compensation
  awards
Amortization of preferred stock
  issue costs                                                                (542)
                                          -----------------------------------------------------------------------
Balance, November 26, 1999                  800,000       184,806       2,509,801       1,916,516               0
Net income                                                                                773,183
Cash dividends declared--
  Common ($0.55 per share)                                                                (60,215)
  Preferred                                                                               (29,335)
Purchase of treasury stock--
  Common stock
  (16,939,591 shares)
Common stock issued out
  of treasury (7,491,085 shares)                                            1,099
Income tax benefit related
  to employee stock
  compensation plans                                                       72,973
Put option premium                                                          1,065
Unearned employee stock
  compensation                                                                                           (218,791)
Employee stock compensation
  awards
Amortization of preferred stock
  issue costs                                                              (1,300)
                                          -----------------------------------------------------------------------
Balance, November 30, 2000                $ 800,000      $184,806      $2,583,638      $2,600,149      $ (218,791)
                                          =======================================================================

                                                                        Treasury Stock
                                                         ---------------------------------------------
                                                          Adjustable Rate
                                                            Cumulative
                                             Employee    Preferred Stock,                       Note
                                               Stock       Series A-$50                      Receivable
                                           Compensation     Liquidation       Common         from ESOP
in thousands, except share data                Plans        Preference         Stock           Trust
------------------------------------------------------------------------------------------------------
Balance, June 30, 1999                       $1,144,329      $(103,421)      $(1,263,294)     $      0
Net income
Cash dividends declared--
  Common ($0.29 per share)
  Preferred
Purchase of treasury stock--
  Common stock
  (8,249,436 shares)                                                            (317,261)
Common stock issued
  out of treasury
  (1,032,382 shares)                            (35,634)                          35,699
Income tax benefit related
  to employee stock
  compensation plans
5% Stock dividend
  (8,794,735 shares)
Employee stock compensation
  awards                                         70,406
Amortization of preferred stock
  issue costs
                                        --------------------------------------------------------------
Balance, November 26, 1999                    1,179,101       (103,421)       (1,544,856)            0
Net income
Cash dividends declared--
  Common ($0.55 per share)
  Preferred
Purchase of treasury stock--
  Common stock
  (16,939,591 shares)                                                           (723,530)
Common stock issued out
  of treasury (7,491,085 shares)               (158,104)                         159,585
Income tax benefit related
  to employee stock
  compensation plans
Put option premium
Unearned employee stock
  compensation
Employee stock compensation
  awards                                        895,711
Amortization of preferred stock
  issue costs
                                        --------------------------------------------------------------
Balance, November 30, 2000                   $1,916,708      $(103,421)      $(2,108,801)     $      0
                                        ==============================================================

See Notes to Consolidated Financial Statements.

                         THE BEAR STEARNS COMPANIES INC.
-----------------------===================================----------------------

                                      Notes
                      to consolidated financial statements

--------------------------------------------------------------------------------

                             SUMMARY OF SIGNIFICANT
                               ACCOUNTING POLICIES
1
--------------------------------------------------------------------------------

                              Basis of Presentation

      The consolidated financial statements include the accounts of The Bear Stearns Companies Inc. and its subsidiaries (the "Company"). All material intercompany transactions and balances have been eliminated. Certain prior period amounts have been reclassified to conform to the current period's presentation. Share data for all years included in the consolidated financial statements are presented after giving retroactive effect to the 5% stock dividend declared by the Company in each of January 1999 and October 1999. The consolidated financial statements are prepared in conformity with generally accepted accounting principles which require management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from these estimates.

      On January 18, 2000, the Company's Board of Directors elected to change its fiscal year-end to November 30 from June 30, effective with the year beginning November 27, 1999, as announced in its Form 8-K filed on January 21, 2000. The five-month period ended November 26, 1999 is the Company's "Transition Period."

      The Company, through its principal subsidiaries, Bear, Stearns & Co. Inc. ("Bear Stearns"), Bear, Stearns Securities Corp. ("BSSC"), Bear, Stearns International Limited ("BSIL") and Bear Stearns Bank plc ("BSB"), is primarily engaged in business as a securities broker-dealer and operates in three principal segments: Capital Markets, Global Clearing Services and Wealth Management. Capital Markets is comprised of the Institutional Equities, Fixed Income and Investment Banking areas. Global Clearing Services is comprised of clearance and commission-related areas that concentrate on the execution of trades for customers. Wealth Management is comprised of the Private Client Services ("PCS") and Asset Management areas. (See Note 14 of Notes to Consolidated Financial Statements.)

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

      Equity securities acquired as a result of leveraged acquisition transactions are reflected in the consolidated financial statements at their initial cost until such time as significant transactions or developments indicate that a change in the carrying value of the securities is appropriate. Generally, the carrying values of these securities will be increased only in those instances where market values are readily ascertainable by reference to substantial transactions occurring in the marketplace or quoted market prices. Reductions to the carrying value of these securities are made in the event that the Company's estimate of net realizable value has declined below the carrying value.

                             Securities Transactions

      Customer transactions are recorded on a settlement date basis, which is generally three business days after trade date, while the related commission revenues and expenses are recorded on a trade date basis. Receivables from and payables to customers include amounts related to settled cash and margin transactions.

                         THE BEAR STEARNS COMPANIES INC.
-----------------------===================================----------------------

                   Notes to Consolidated Financial Statements
                                   (continued)

                     Collateralized Securities Transactions

      Transactions involving purchases of securities under agreements to resell ("reverse repurchase agreements") or sales of securities under agreements to repurchase ("repurchase agreements") are treated as collateralized financing transactions and are recorded at their contracted resale or repurchase amounts plus accrued interest. It is the Company's policy to generally take possession of securities with a market value in excess of the principal amount loaned plus the accrued interest thereon, in order to collateralize reverse repurchase agreements. Similarly, the Company is required to provide securities to counterparties in order to collateralize repurchase agreements. The Company's agreements with counterparties generally contain contractual provisions allowing for additional collateral to be obtained, or excess collateral returned, when necessary. It is the Company's policy to value collateral daily and to obtain additional collateral, or to retrieve excess collateral from counterparties, when deemed appropriate.

      Securities borrowed and securities loaned are recorded based upon the amount of cash collateral advanced or received. Securities borrowed transactions facilitate the settlement process and require the Company to deposit cash, letters of credit or other collateral with the lender. With respect to securities loaned, the Company receives collateral in the form of cash or other collateral. The amount of collateral required to be deposited for securities borrowed, or received for securities loaned, is an amount generally in excess of the market value of the applicable securities borrowed or loaned. The Company monitors the market value of securities borrowed and loaned on a daily basis, with additional collateral obtained, or excess collateral retrieved, when deemed appropriate.

                                  Fixed Assets

      Depreciation of property and equipment is provided by the Company on a straight-line basis over the estimated useful life of the asset. Amortization of leasehold improvements is provided on a straight-line basis over the lesser of the estimated useful life of the asset or the remaining life of the lease.

                        Translation of Foreign Currencies

      Assets and liabilities denominated in foreign currencies are translated at rates of exchange prevailing on the date of the Consolidated Statements of Financial Condition, while income statement items are translated at daily average rates of exchange for the fiscal year. Gains or losses resulting from foreign currency transactions are included in net income.

                                  Income Taxes

      The Company and certain of its subsidiaries file a consolidated Federal income tax return. The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred income taxes are provided based upon the net tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities. In addition, deferred income taxes are determined using the enacted tax rates and laws which are expected to be in effect when the related temporary differences are expected to be reversed.

                               Earnings Per Share

      Basic earnings per share ("EPS") reflects no dilution related to common stock equivalents and is computed by dividing net income applicable to common shares, adjusted for costs related to the Capital Accumulation Plan, by the weighted average number of common shares outstanding during each period presented. Diluted EPS includes the determinants of basic EPS and, in addition, gives effect to dilutive potential common shares from employee stock compensation plans. Common shares include the assumed distribution of shares of common stock issuable under various employee stock compensation plans.

                             Statement of Cash Flows

      For purposes of the Consolidated Statements of Cash Flows, the Company has defined cash equivalents as liquid investments not held for sale in the ordinary course of business with original maturities of three months or less. Cash payments for interest approximated interest expense for the fiscal year ended November 30, 2000, five months ended November 26, 1999, and the fiscal years ended June 30, 1999 and 1998. Income taxes paid totaled $985.0 million, $57.8 million, $223.2 million and $459.7 million for the fiscal year ended November 30, 2000, five months ended November 26, 1999 and the fiscal years ended 1999 and 1998, respectively.

                         THE BEAR STEARNS COMPANIES INC.
-----------------------===================================----------------------

                   Notes to Consolidated Financial Statements
                                   (continued)

Stock-Based Compensation

      SFAS No. 123, "Accounting for Stock-Based Compensation" encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has elected to account for its stock-based compensation plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"), as permitted by SFAS No. 123. Under the provisions of APB No. 25, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's common stock at the date of grant over the amount an employee must pay to acquire the stock. Accordingly, no compensation expense has been recognized for stock option awards because the exercise price equaled the fair market value of the Company's common stock on the grant date. Compensation expense related to restricted stock units is recognized over the applicable service period.

                    Investment Banking and Advisory Services

      Underwriting revenues and fees for merger and acquisition advisory services are accrued when services for the transaction are substantially completed. Transaction-related expenses are recognized to match revenue recognition.

                       Accounting Changes and Developments

      In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes standards for accounting and reporting of derivative instruments, including certain derivative instruments embedded in other contracts, and hedging activities. SFAS No. 133 requires that all derivative instruments be recorded on the Statement of Financial Condition at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if so, the type of hedge transaction. For fair-value hedge transactions of assets, liabilities or firm commitments, changes in the fair value of the derivative will generally be offset by changes in the fair value of the related hedged item. For cash-flow hedge transactions, in which the Company is hedging the variability of cash flows related to a variable-rate asset, liability, or a forecasted transaction, changes in the fair value of the derivative instrument will be reported in other comprehensive income. The gains and losses on the derivative instrument that are reported in other comprehensive income will be reclassified as earnings in the periods in which earnings are impacted by the variability of the cash flows of the hedged item. The ineffective portion of all hedges will be recognized in current-period earnings. In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities--an amendment of FASB Statement No. 133." On December 1, 2000, the Company adopted SFAS No. 133, as amended by SFAS No. 138, with no material impact on the Company's consolidated statements of income or financial condition.

      In September 2000, the FASB issued SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities--a Replacement of FASB Statement No. 125," which revises the standards for accounting for securitizations and other transfers of financial assets and collateral. The provisions of SFAS No. 140 carry over most of the guidance outlined in SFAS No. 125 and further establish accounting and reporting standards with a financial-components approach that focuses on control. Under this approach, financial assets or liabilities are recognized when control is established and derecognized when control has been surrendered or the liability has been extinguished. In addition, specific implementation guidelines have been established to further distinguish transfers of financial assets that are sales from transfers that are secured borrowings. SFAS No. 140 is effective prospectively for transfers occurring after March 31, 2001 and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. The Company intends to adopt the provisions of SFAS No. 140 as required in 2001 and is currently assessing its impact.

                                  FAIR VALUE OF
                              FINANCIAL INSTRUMENTS
2
--------------------------------------------------------------------------------

      SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires the Company to report the fair value of financial instruments, as defined. Substantially all of the Company's assets and liabilities are carried at fair value or contracted amounts which approximate fair value.

      Financial instruments owned and financial instruments sold, but not yet purchased are carried at fair value. Assets which are recorded at contracted amounts approximating fair value consist largely of short-term secured receivables, and include reverse repurchase agreements, securities borrowed and certain other receivables. Similarly, the Company's short-term liabilities such

                         THE BEAR STEARNS COMPANIES INC.
-----------------------===================================----------------------

                   Notes to Consolidated Financial Statements
                                   (continued)

as bank loans, commercial paper, medium-term notes, repurchase agreements, securities loaned and certain other payables are recorded at contracted amounts approximating fair value. These instruments generally have variable interest rates and short-term maturities, in many cases overnight, and accordingly, their fair values are not materially affected by changes in interest rates.

      The estimated fair value of the Company's long-term borrowings, based upon market rates of interest and current foreign exchange rates available to the Company at November 30, 2000 for debt obligations of similar maturity, was approximately $19.9 billion, which is less than the aggregate carrying value by approximately $160.0 million. However, the Company generally enters into interest rate swaps and other transactions designed to either convert its fixed-rate debt into floating-rate debt or otherwise hedge its exposure to interest rate movements. Accordingly, unrecognized gains on interest rate swaps and other transactions hedging the Company's long-term borrowings generally offset the effect of changes in interest rates on the fair value of the Company's long-term borrowings. For discussion of the Company's financial instruments with off-balance-sheet risk see Note 12.

                              FINANCIAL INSTRUMENTS
3
--------------------------------------------------------------------------------

      Financial instruments owned and financial instruments sold, but not yet purchased consisting of the Company's proprietary trading and investment accounts, at fair value, were as follows:

------------                                                 -----------------
in thousands                                                 November 30, 2000     November 26, 1999
  --------------------------------------------------------------------------------------------------
  FINANCIAL INSTRUMENTS OWNED:
    US government and agency                                     $11,705,975          $ 7,662,482
    Other sovereign governments                                    5,137,115            2,785,025
    Corporate equity and convertible debt                          8,663,306            9,421,251
    Corporate debt                                                 2,986,442            4,835,056
    Derivative financial instruments                               4,797,087            4,734,149
    Mortgages and mortgage-backed securities                      11,304,982           10,911,528
    Other                                                            577,758              415,311
  --------------------------------------------------------------------------------------------------
                                                                 $45,172,665          $40,764,802
  ==================================================================================================
  FINANCIAL INSTRUMENTS SOLD, BUT NOT YET PURCHASED:
    US government and agency                                     $ 6,138,651          $ 4,074,379
    Other sovereign governments                                    3,556,830            2,116,448
    Corporate equity                                               5,222,967            7,665,516
    Corporate debt                                                   243,311            1,228,338
    Derivative financial instruments                               3,839,966            4,599,592
    Other                                                              4,051               20,648
  --------------------------------------------------------------------------------------------------
                                                                 $19,005,776          $19,704,921
  ==================================================================================================
                                                             -----------------

      Financial instruments sold, but not yet purchased represent obligations of the Company to deliver the specified financial instrument at the contracted price, and thereby, create a liability to repurchase the financial instrument in the market at prevailing prices. Accordingly, these transactions result in off-balance-sheet risk as the Company's ultimate obligation to satisfy the sale of financial instruments sold, but not yet purchased may exceed the amount recognized in the Consolidated Statements of Financial Condition.

                              SHORT-TERM FINANCING
4
--------------------------------------------------------------------------------

      The Company's short-term financing is generally obtained on a secured basis through the use of repurchase agreements and securities lending arrangements. Additionally, the Company obtains short-term financing on an unsecured basis through the issuance of commercial paper, medium-term notes ("MTNs") and bank loans. Repurchase agreements are collateralized principally by US government and agency securities. Securities lending arrangements are

                         THE BEAR STEARNS COMPANIES INC.
-----------------------===================================----------------------

                   Notes to Consolidated Financial Statements
                                   (continued)

typically secured by corporate equity and debt securities, utilizing both securities owned by the Company and customers' securities. The interest rates on such short-term borrowings reflect market rates of interest at the time of the transactions.

      Borrowings made under the Company's commercial paper programs were $5.7 billion and $7.9 billion at November 30, 2000 and November 26, 1999, respectively. During the fiscal year ended November 30, 2000, five months ended November 26, 1999 and the fiscal years ended June 30, 1999 and 1998, the weighted average interest rates on such borrowings were 6.34%, 5.50%, 5.22% and 5.66%, respectively. The weighted average rates on commercial paper outstanding at November 30, 2000 and November 26, 1999 were 6.39% and 5.78%, respectively.

      At November 30, 2000 and November 26, 1999, the Company had outstanding $7.1 billion and $3.7 billion, respectively, in principal amount of MTNs having initial maturities ranging from 6 to 18 months from the date of issue. The MTNs generally bear interest at variable rates based upon the London Interbank Offered Rate ("LIBOR"). During the fiscal year ended November 30, 2000, five months ended November 26, 1999 and the fiscal years ended June 30, 1999 and 1998, the weighted average interest rates on the MTNs were 6.63%, 5.62%, 5.55% and 5.77%, respectively. The weighted average rates on MTNs outstanding at November 30, 2000 and November 26, 1999 were 6.72% and 5.21%, respectively.

      At November 30, 2000 and November 26, 1999, the Company had outstanding $54.5 billion and $53.3 billion of repurchase agreements. During the fiscal year ended November 30, 2000, five months ended November 26, 1999 and the fiscal years ended June 30, 1999 and 1998, the weighted average interest rates on the repurchase agreements were 5.70%, 4.92%, 4.97% and 5.55%, respectively. The weighted average rates on repurchase agreements outstanding at November 30, 2000 and November 26, 1999 were 6.01% and 4.81%, respectively.

      Short-term borrowings at November 30, 2000 and November 26, 1999 included $1.8 billion of bank loans. During the fiscal year ended November 30, 2000, five months ended November 26, 1999 and the fiscal years ended June 30, 1999 and 1998, the weighted average interest rates on such bank loans were 6.13%, 5.63%, 5.24% and 5.54%, respectively. The weighted average rates on bank loans outstanding at November 30, 2000 and November 26, 1999 were 6.62% and 5.88%, respectively.

                              LONG-TERM BORROWINGS
5
--------------------------------------------------------------------------------

      Long-term borrowings (which have original maturities of greater than 18 months) consisted of the following:

------------                                       -----------------
in thousands                                       November 30, 2000       November 26, 1999
--------------------------------------------------------------------------------------------
  Floating-Rate Notes due 2001 to 2007                  $ 4,409,321            $ 2,314,316
  Fixed-Rate Notes due 2000 to 2009;
    interest rates ranging from 5 3/4% to 9 3/8%          7,901,220              6,597,577
  Medium-Term Notes and other borrowings                  7,785,347              6,999,499
  ------------------------------------------------------------------------------------------

    Total long-term borrowings                          $20,095,888            $15,911,392
  ==========================================================================================
                                                   -----------------

      The Floating-Rate Notes are unsecured and bear interest at rates primarily related to LIBOR. For those Floating-Rate Notes which are not based upon LIBOR, the Company has entered into interest rate swaps and certain other transactions in order to convert them into floating rates based upon LIBOR. During the fiscal year ended November 30, 2000, five months ended November 26, 1999 and the fiscal years ended June 30, 1999 and 1998, the weighted average effective interest rates on the Floating-Rate Notes were 6.90%, 5.73%, 5.92% and 6.01%, respectively. The weighted average effective interest rates on the Floating-Rate Notes outstanding at November 30, 2000 and November 26, 1999 were 7.09% and 5.81%, respectively.

      The Company has entered into interest rate swaps and certain other transactions in order to convert its Fixed-Rate Notes into floating rates based upon LIBOR. The weighted average effective interest rates on the Company's Fixed-Rate Notes, after giving effect to the swaps, during the fiscal year ended November 30, 2000, five months ended November 26, 1999 and the fiscal years ended June 30, 1999 and 1998, were 6.94%, 5.86%, 5.79% and 6.26%, respectively.
The weighted average effective interest rates on the Company's Fixed-Rate Notes outstanding at November 30, 2000 and November 26, 1999 were 7.15% and 6.06%, respectively.

                         THE BEAR STEARNS COMPANIES INC.
-----------------------===================================----------------------

                   Notes to Consolidated Financial Statements
                                   (continued)

      The Company's MTNs have initial maturities ranging from 18 months to 30 years from the date of issue and bear interest at either a fixed rate or a variable rate primarily based upon LIBOR. During the fiscal year ended November 30, 2000, five months ended November 26, 1999 and the fiscal years ended June 30, 1999 and 1998, the weighted average interest rates on the MTNs were 6.63%, 5.64%, 5.44% and 5.85%, respectively. The weighted average interest rates on the Company's MTNs at November 30, 2000 and November 26, 1999 were 6.88% and 5.60%, respectively.

      Long-term borrowings at November 30, 2000 mature as follows:

                ------------
                in thousands
                ------------------------------------------
                FISCAL YEAR                         AMOUNT
                  2001                         $ 3,352,657
                  2002                           2,650,963
                  2003                           4,020,089
                  2004                           2,359,044
                  2005                           3,406,032
                  Thereafter                     4,307,103
                ------------------------------------------
                  Total                        $20,095,888
                ==========================================

      Instruments governing certain indebtedness of the Company contain various covenants, the most restrictive of which require the maintenance of minimum levels of stockholders' equity by the Company and Bear Stearns. At November 30, 2000, the Company and Bear Stearns were in compliance with all covenants contained in these various debt agreements.

                                  INCOME TAXES
6
--------------------------------------------------------------------------------

      The provision (benefit) for income taxes consisted of the following:

                                          -----------------
------------                              Fiscal Year Ended     Five Months Ended   Fiscal Year Ended  Fiscal Year Ended
in thousands                              November 30, 2000     November 26, 1999     June 30, 1999      June 30, 1998
------------------------------------------------------------------------------------------------------------------------
     CURRENT:
       Federal                                 $ 402,410            $174,457            $ 362,046          $ 398,205
       State and local                           137,841              73,861              172,908            163,353
       Foreign                                   121,782              10,669               47,252             46,319
     -------------------------------------------------------------------------------------------------------------------
       Total current                             662,033             258,987              582,206            607,877
     -------------------------------------------------------------------------------------------------------------------
     DEFERRED:
       Federal                                  (185,477)            (68,582)            (133,569)          (143,656)
       State and local                           (78,216)            (22,627)             (57,577)           (61,158)
     -------------------------------------------------------------------------------------------------------------------
       Total deferred                           (263,693)            (91,209)            (191,146)          (204,814)
     -------------------------------------------------------------------------------------------------------------------
     Total provision for income taxes          $ 398,340            $167,778            $ 391,060          $ 403,063
     ===================================================================================================================
                                          -----------------

                         THE BEAR STEARNS COMPANIES INC.
-----------------------===================================----------------------

                   Notes to Consolidated Financial Statements
                                   (continued)

      Significant components of the Company's deferred tax assets (liabilities) were as follows:

------------                            -----------------
in thousands                            November 30, 2000      November 26, 1999
--------------------------------------------------------------------------------
  DEFERRED TAX ASSETS:
    Deferred compensation                     $706,905             $532,666
    Liability reserves                         167,284              153,366
    Valuation reserves                           9,250                5,167
    Unrealized loss                             30,089
    Partnerships                                47,887                1,930
    Other                                       32,674               23,909
  ------------------------------------------------------------------------------
    Total deferred tax assets                  994,089              717,038
  ------------------------------------------------------------------------------
  DEFERRED TAX LIABILITIES:
    Unrealized appreciation                    (45,491)             (20,842)
    Depreciation                                  (139)              (7,673)
    Other                                       (5,750)              (9,507)
  ------------------------------------------------------------------------------
    Total deferred tax liabilities             (51,380)             (38,022)
  ------------------------------------------------------------------------------
  Net deferred tax asset                      $942,709             $679,016
  ==============================================================================
                                        -----------------

      No valuation allowance has been established against deferred tax assets since it is more likely than not that the deferred tax assets will be realized.

      A reconciliation of the statutory federal income tax rates and the Company's effective tax rates were as follows:

                                    -----------------
                                    Fiscal Year Ended     Five Months Ended    Fiscal Year Ended    Fiscal Year Ended
                                    November 30, 2000     November 26, 1999      June 30, 1999        June 30, 1998
---------------------------------------------------------------------------------------------------------------------
  Statutory rate                          35.0%                35.0%                 35.0%                35.0%
  State and local income taxes,
    net of federal benefit                 3.3                  7.7                   7.0                  6.2
  Dividend exclusion                      (0.9)                (1.5)                 (1.9)                (1.9)
  Domestic tax credits                    (2.6)                (3.4)                 (3.4)                (1.7)
  Other, net                              (0.8)                (0.8)                  0.1                  0.3
  -------------------------------------------------------------------------------------------------------------------
  Effective tax rate                      34.0%                37.0%                 36.8%                37.9%
  ===================================================================================================================
                                    -----------------

      Not included in the reconciliation table reflected above are approximately $73.0 million, $2.4 million, $91.3 million and $85.8 million of income tax benefits attributable to the distribution of common stock under the Capital Accumulation Plan for Senior Managing Directors, as amended (the "CAP Plan"), and another deferred compensation plan, credited directly to paid-in capital, for fiscal 2000, five months ended November 26, 1999 and fiscal years 1999 and 1998, respectively.

                             REGULATORY REQUIREMENTS
7
--------------------------------------------------------------------------------

      The Company's principal operating subsidiaries, Bear Stearns and BSSC, are registered broker-dealers and, accordingly, are subject to Rule 15c3-1 under the Securities Exchange Act of 1934 (the "Net Capital Rule") and the capital rules of the New York Stock Exchange, Inc. ("NYSE") and other principal exchanges of which Bear Stearns and BSSC are members.

      BSIL and Bear Stearns International Trading Limited ("BSIT"), London-based broker-dealer subsidiaries, which are indirectly wholly owned by the Company, are subject to regulatory capital requirements of the Securities and Futures Authority, a self-regulatory organization established pursuant to the United Kingdom Financial Services Act of 1986.

      BSB, which is indirectly wholly owned by the Company, is incorporated in Dublin and is subject to the regulatory capital requirements of the Central Bank of Ireland.

      At November 30, 2000, Bear Stearns, BSSC, BSIL, BSIT and BSB were in compliance with their respective regulatory capital requirements.

                         THE BEAR STEARNS COMPANIES INC.
-----------------------===================================----------------------

                   Notes to Consolidated Financial Statements
                                   (continued)

        The regulatory rules referred to above, and certain covenants contained in various instruments governing indebtedness of the Company, Bear Stearns and other regulated subsidiaries, may restrict the Company's ability to withdraw capital from its regulated subsidiaries, which in turn could limit the Company's ability to pay dividends. At November 30, 2000, approximately $3.4 billion of net assets of consolidated subsidiaries were restricted as to the payment of cash dividends and advances to the Company.

                                 PREFERRED STOCK
8
--------------------------------------------------------------------------------

                            Preferred Stock Issued by
                         The Bear Stearns Companies Inc.

      The Company issued 3.0 million shares of Adjustable Rate Cumulative Preferred Stock, Series A (the "Preferred Stock"). The Preferred Stock has a liquidation preference of $50 per share and is entitled to dividends, on a cumulative basis, at a rate equal to 135 basis points below the highest of the Treasury Bill Rate, the Ten Year Constant Maturity Rate and the Thirty Year Constant Maturity Rate, as defined; however, the dividend rate for any dividend period may not be less than 5.50% per annum, nor greater than 11.00% per annum. The Company may redeem the Preferred Stock, either in whole or in part, at a redemption price of $50 per share plus accumulated and unpaid dividends. The weighted average dividend rate on the Preferred Stock was 5.50% during the fiscal year ended November 30, 2000. The Company did not repurchase any shares during the year ended November 30, 2000. At November 30, 2000, the Company held 2,520,750 shares of Preferred Stock in treasury.

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

                     Preferred Stock Issued by Subsidiaries

Bear Stearns Capital Trust I (the "Trust"), a wholly owned subsidiary of the Company, has outstanding $200.0 million of Guaranteed Preferred Beneficial Interests in Company Subordinated Debt Securities (the "Capital Securities"). The Capital Securities are fixed/adjustable rate capital securities, which have a liquidation value of $1,000 per capital security. Holders of the Capital Securities are entitled to receive semi-annual preferential cumulative cash distributions at an annual rate of 7.00% through January 2002. Thereafter, the distributions will be at a variable rate based on the three-month LIBOR plus a margin of 1.75%. The proceeds of the issuance of the Capital Securities were used to purchase fixed/adjustable rate junior subordinated deferrable interest debentures (the "Subordinated Debentures") issued by the Company. The Subordinated Debentures are the sole assets of the Trust. The Subordinated Debentures will mature on January 15, 2027. The Company, at its option, may redeem the Capital Securities at their principal amount plus accrued distributions beginning January 15, 2002. The interest rate on the Subordinated Debentures is the same as the rate on the Capital Securities. The Company's guarantee of the Capital Securities, considered together with the other obligations of the Company with respect to Capital Securities, constitutes a full and unconditional guarantee by the Company of the Trust's obligation under the Capital Securities issued by the Trust.

                         THE BEAR STEARNS COMPANIES INC.
-----------------------===================================----------------------

                   Notes to Consolidated Financial Statements
                                   (continued)

      Bear Stearns Capital Trust II ("Capital Trust II"), a wholly owned subsidiary of the Company, has outstanding $300.0 million of Guaranteed Preferred Beneficial Interests in Company Subordinated Debt Securities (the "Preferred Securities"). The Preferred Securities are fixed-rate securities, which have a liquidation value of $25 per security. Holders of the Preferred Securities are entitled to receive quarterly preferential cash distributions at an annual rate of 7.5% through December 15, 2028. The proceeds of the issuance of the Preferred Securities were used to purchase junior subordinated deferrable interest debentures (the "Debentures") issued by the Company. The Debentures have terms that correspond to the terms of the Preferred Securities and are the sole assets of Capital Trust II. The Preferred Securities will mature on December 15, 2028. The Company, at its option, may redeem the Preferred Securities at their principal amount plus accrued distributions beginning December 15, 2003. The Company's guarantee of the Preferred Securities, considered together with other obligations of the Company with respect to the Preferred Securities, constitute a full and unconditional guarantee by the Company of Capital Trust II's obligation under the Preferred Securities issued by Capital Trust II.

                               EARNINGS PER SHARE
9
--------------------------------------------------------------------------------

      The computations of basic and diluted EPS are set forth below:

                                                      -----------------
------------------------------------------------      Fiscal Year Ended    Five Months Ended   Fiscal Year Ended   Fiscal Year Ended
in thousands, except share and per share amounts      November 30, 2000    November 26, 1999     June 30, 1999       June 30, 1998
------------------------------------------------------------------------------------------------------------------------------------
  Net income                                              $773,183              $285,814           $673,048            $660,429
  Preferred stock dividends                                (39,113)              (16,297)           (39,430)            (31,012)
  Income adjustment (net of tax) applicable to
    deferred compensation arrangements                      79,484                25,839             71,728              64,951
  ----------------------------------------------------------------------------------------------------------------------------------
  Net earnings available to common stockholders           $813,554              $295,356           $705,346            $694,368
  ==================================================================================================================================
  Weighted average number of common shares
    outstanding (basic)(1)                                 151,437               165,584            165,483             166,456
  ----------------------------------------------------------------------------------------------------------------------------------
      Effect of dilutive securities:
        Employee stock options                                 372
        Restricted units                                       225
  ----------------------------------------------------------------------------------------------------------------------------------
      Dilutive potential common shares                         597
  ----------------------------------------------------------------------------------------------------------------------------------
  Weighted average number of common shares
    outstanding and dilutive potential common shares       152,034               165,584            165,483             166,456
  ==================================================================================================================================
  Basic EPS                                               $   5.37              $   1.78           $   4.26            $   4.17
  Diluted EPS                                             $   5.35              $   1.78           $   4.26            $   4.17
                                                      ----------------

(1) Includes the assumed distribution of shares of common stock issuable under certain employee stock compensation plans.

                             EMPLOYEE BENEFIT PLANS
10
--------------------------------------------------------------------------------

      The Company has a qualified non-contributory profit sharing plan covering substantially all employees. Contributions are made at the discretion of management in amounts that relate to the Company's level of income before provision for income taxes. The Company's expense related to the profit sharing plan for the fiscal year ended November 30, 2000, five months ended November 26, 1999 and fiscal years ended June 30, 1999 and 1998 was $18.9 million, $7.5 million, $14.2 million and $12.8 million, respectively.

      The Company maintains a non-qualified defined contribution retirement plan covering substantially all account executives. The plan provides for retirement benefits to be paid based upon a percentage of each participant's compensation and the performance of certain participant-selected investment options for benefits accrued. The Company's expense related to the defined contribution retirement plan for the fiscal year ended November 30, 2000, five months ended November 26, 1999 and fiscal years ended June 30, 1999 and 1998 was $11.9 million, $1.5 million, $9.9 million and $11.3 million, respectively.

                         THE BEAR STEARNS COMPANIES INC.
-----------------------===================================----------------------

                   Notes to Consolidated Financial Statements
                                   (continued)

      The Company maintains a $40 million leveraged employee stock ownership plan (the "ESOP") covering most full-time employees. Pursuant to the terms of a Brokerage and Loan Agreement, the Company advanced funds to the ESOP trust to acquire shares of Common Stock in open market transactions. At November 30, 2000 and November 26, 1999, advances made under the ESOP note have been fully repaid through a combination of contributions by the Company and dividends on the shares of common stock held by the ESOP trust.

                                 EMPLOYEE STOCK
                               COMPENSATION PLANS
11
--------------------------------------------------------------------------------

      The Company has adopted various incentive compensation plans designed to increase the emphasis on stock-based incentive compensation and align the incentive compensation of our key employees with the long-term interests of our shareholders. These plans are summarized below.

                            Capital Accumulation Plan

      Pursuant to the Capital Accumulation Plan ("CAP Plan"), prior to July 1, 1999, participants deferred a defined minimum percentage of their total annual compensation. Participants' compensation generally must be deferred for a minimum of five years from the date it was otherwise payable and is credited to participants' deferred compensation accounts in the form of CAP units. In fiscal 2000, the CAP Plan was amended so that, beginning with July 1, 1999, participation is no longer elective and the units awarded under the CAP Plan will be subject to vesting. The number of CAP units credited is a function of the amount awarded to each participant and the average per share cost of common stock acquired by the Company in the open market on behalf of the CAP Plan. Beginning in fiscal 2001, the number of CAP units credited will be based on the closing fair market value of the Company's common stock on the date of the award.

      Each CAP unit gives the participant an unsecured right to receive, on an annual basis, an amount equal to the Company's pre-tax income or loss per share, as defined by the CAP Plan, less the value of changes in the Company's book value per common share during such fiscal year resulting from increases or decreases in the Company's consolidated retained earnings (the "earnings adjustment"). The earnings adjustment will be credited to each participant's deferred compensation account in the form of additional CAP units, subject to the limitations discussed above, based on the number of CAP units in such account at the end of each fiscal year. Upon completion of the deferral period, participants are entitled to receive shares of common stock equal to the number of CAP units then credited to their respective deferred compensation accounts. The earnings adjustment feature of the CAP Plan has been amended beginning in fiscal 2000 to require that the benefit related to the earnings adjustment be subject to vesting.

      During the fiscal year ended November 30, 2000, the Company repurchased a total of 8,937,537 shares of common stock through open market transactions in connection with the CAP Plan at a cost of approximately $383.7 million. During the fiscal year ended November 30, 2000, five months ended November 26, 1999 and fiscal years ended June 30, 1999 and 1998, participants' deferred compensation of approximately $307.8 million, $91.0 million, $278.8 million and $247.4 million, respectively. During the fiscal year ended November 30, 2000, five months ended November 26, 1999 and fiscal years ended June 30, 1999 and 1998, the Company recognized expense of approximately $140.0 million, $45.8 million, $121.1 million and $115.2 million, respectively, attributable to CAP Units or cash credited to participants' deferred compensation accounts with respect to the earnings adjustment. The aggregate number of shares of common stock distributable pursuant to the Company's obligation for CAP Units at November 30, 2000, November 26, 1999, June 30, 1999 and 1998 was approximately 49.0 million,
42.3 million, 39.6 million and 34.5 million, respectively. Compensation deferred pursuant to the CAP Plan is credited to participants' deferred compensation accounts in the form of CAP Units and included in stockholders' equity.

                              Restricted Stock Plan

      In fiscal 2000, the Company introduced the Restricted Stock Unit Plan ("Restricted Stock Plan") which provides for the deferral of a portion of certain key employees' compensation with allocations made to participants' deferred compensation accounts in the form of restricted stock units. Under the Restricted Stock Plan, restricted stock units granted to employees have various vesting provisions and generally convert to unrestricted common stock within five years. Such units are restricted from sale, transfer or assignment until the end of the restricted period. Holders of restricted stock units generally may forfeit ownership of a portion of their award if employment is terminated before the end of the restriction period. Holders of restricted stock units are entitled to receive a dividend in the form of additional restricted stock units, based upon dividends declared on the Company's common stock.

                         THE BEAR STEARNS COMPANIES INC.
-----------------------===================================----------------------

                   Notes to Consolidated Financial Statements
                                   (continued)

      Restricted stock units granted and outstanding at November 30, 2000 totaled 6,402,562. The Company measures compensation cost for restricted stock units based upon the fair market value of its common stock at the award date. A portion is expensed in the year of the award and that portion relating to future service is amortized over the vesting period. Amounts awarded and deferred pursuant to the Restricted Stock Plan and the unamortized portion of these amounts are shown as separate components of stockholders' equity. During the fiscal year ended November 30, 2000, the Company recognized compensation expense of $92.3 million related to these awards.

                                Stock Award Plan

      On October 28, 1999, the stockholders of the Company approved the Company's Stock Award Plan ("Stock Award Plan"). Pursuant to the Stock Award Plan, certain key employees may be offered the opportunity to acquire common stock through the grant of options. For the fiscal year ended November 30, 2000 and the five months ended November 26, 1999, the Company granted 8,854,608 and 3,886,334 options, respectively, under such plan. As of November 30, 2000 there were no options forfeited under the 2000 grant and 297,715 options forfeited under the 1999 grant. The stock options granted for the fiscal year ended November 30, 2000 and the five months ended November 26, 1999 were issued with an exercise price of $49.625 and $38.75, respectively. The exercise price was equal to the market price of the common stock on the date of the grants. Options vest after three years and have a ten-year expiration. Therefore, none of the options granted were exercisable at November 30, 2000 and November 26, 1999. During the fiscal year ended November 30, 2000 the Company repurchased a total of 7,884,999 shares of common stock through open market transactions in connection with the Stock Award Plan at a cost of approximately $332.3 million.

                        Pro Forma Effect of SFAS No. 123

      The Company has elected to account for its stock-based compensation plans using the intrinsic value method prescribed by APB No. 25, as permitted by SFAS No. 123. Under the provisions of APB No. 25, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's common stock at the date of grant over the amount an employee must pay to acquire the stock. Accordingly, no compensation expense has been recognized for stock option awards because the exercise price was at the fair market value of the Company's common stock on the grant date.

      SFAS No. 123 requires companies which have elected to continue to account for stock-based compensation plans using the intrinsic value method to provide pro forma disclosures of net income and earnings per share in the notes to the consolidated financial statements as if the fair value of stock-based compensation had been recorded. Fair value was estimated at grant date based on a modified Black-Scholes option-pricing model. The fair value of options granted in the fiscal year ended November 30, 2000 and for the five months ended November 26, 1999 was $14.18 and $11.07 per option, respectively. These amounts reflect adjustments for vesting requirements and potential maturity shortening.

      The following table highlights the assumptions used for fiscal 2000 and for the five months ended November 26, 1999:

                                  -----------------
                                  Fiscal Year Ended           Five Months Ended
                                  November 30, 2000           November 26, 1999
-------------------------------------------------------------------------------

Risk-free interest rate                 6.40%                         7.10%
Expected life                         10 years                      10 years
Expected volatility                      37%                           33%
Dividend yield                          1.45%                         1.45%
                                  -----------------

      Had the Company elected to account for its stock-based compensation plans using the fair value method prescribed by SFAS No. 123, net income would have been $765.7 million compared to $773.2 million for fiscal 2000. Basic and diluted earnings per share would have been $5.32 and $5.30, respectively, compared to $5.37 and $5.35, respectively, for fiscal 2000.

                         THE BEAR STEARNS COMPANIES INC.
-----------------------===================================----------------------

                   Notes to Consolidated Financial Statements
                                   (continued)

                FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK
12
--------------------------------------------------------------------------------

        The Company's principal transactions revenues by reporting categories, including derivatives, were as follows:

                                                 -----------------
                                                 Fiscal Year Ended      Five Months Ended    Fiscal Year Ended    Fiscal Year Ended
in thousands                                     November 30, 2000      November 26, 1999      June 30, 1999        June 30, 1998
-----------------------------------------------------------------------------------------------------------------------------------
     Fixed income                                   $  881,491              $366,359             $  994,692           $  905,665
     Equity                                            795,657               223,266                558,683              472,435
     Derivative financial instruments,
       including foreign exchange                      576,475               156,054                375,762              348,882
     ------------------------------------------------------------------------------------------------------------------------------
     Total principal transactions                   $2,253,623              $745,679             $1,929,137           $1,726,982
    ================================================================================================================================
                                                 -----------------

      The Company, in its capacity as a dealer in over-the-counter derivative financial instruments and in connection with its proprietary market-making and trading activities, enters into transactions in a variety of cash and derivative financial instruments in order to manage its exposure to market risk, which includes interest rate, exchange rate, equity price and commodity price risk. SFAS 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments," defines a derivative as a financial contract whose value is based on underlying reference interest rates, currencies, commodities, market indices or securities. This includes futures, forward, swap or option contracts, as well as caps, floors and collars. Generally, these financial instruments represent future commitments to exchange interest payment streams or currencies or to purchase or to sell other securities at specific terms at specified future dates. Option contracts provide the holder with the right, but not the obligation, to purchase or sell a financial instrument at a specified price on or before an established date. These financial instruments may result in market and/or credit risk in excess of amounts recorded in the Consolidated Statements of Financial Condition.

                                   Market Risk

      Derivative financial instruments involve varying degrees of off-balance-sheet market risk whereby changes in the level or volatility of interest rates, foreign currency exchange rates or market values of the underlying financial instruments may result in changes in the value of the financial instrument in excess of the amounts currently reflected in the Consolidated Statements of Financial Condition. The Company's exposure to market risk is influenced by a number of factors, including the relationships among financial instruments with off-balance-sheet risk and between financial instruments with off-balance-sheet risk and the Company's proprietary securities and futures and derivatives inventories as well as the volatility and liquidity in the markets in which the financial instruments are traded. In many cases, the use of financial instruments serves to modify or offset market risk associated with other transactions and, accordingly, serves to decrease the Company's overall exposure to market risk. The Company attempts to control its exposure to market risk arising from the use of these financial instruments through the use of hedging strategies and various statistical monitoring techniques.

      In order to measure derivative activity, notional or contract amounts are frequently used. Notional/contract amounts, which are not included in the Statements of Financial Condition, are used to calculate contractual cash flows to be exchanged and are generally not actually paid or received, with the exception of currency swaps, foreign exchange forwards and mortgage-backed securities forwards. The notional/contract amounts of financial instruments that give rise to off-balance-sheet market risk are indicative only to the extent of involvement in the particular class of financial instrument and are not necessarily an indication of overall market risk.

                         THE BEAR STEARNS COMPANIES INC.
-----------------------===================================----------------------

                   Notes to Consolidated Financial Statements
                                   (continued)

      The following table represents the notional/contract amounts of the Company's outstanding derivative financial instruments:

-----------                                                                         -----------------
in billions                                                                         November 30, 2000      November 26, 1999
----------------------------------------------------------------------------------------------------------------------------
     INTEREST RATE:
       Swap agreements, including options, swaptions, caps, collars and floors            $418.6                $371.4
       Futures contracts                                                                    47.4                  47.3
       Options held                                                                         15.6                  43.8
       Options written                                                                       4.3                  18.4
     FOREIGN EXCHANGE:
       Futures contracts                                                                    20.8                  39.9
       Forward contracts                                                                     9.3                  10.0
       Options held                                                                          1.2                   5.5
       Options written                                                                       1.2                   4.1
     MORTGAGE-BACKED SECURITIES:
       Forward contracts                                                                    31.8                  51.9
     EQUITY:
       Swap agreements                                                                      27.7                  15.1
       Futures contracts                                                                     4.4                   2.1
       Options held                                                                          8.2                   6.5
       Options written                                                                       6.4                   6.3
                                                                                    -----------------

                                   Fair Value

      The derivative instruments used in the Company's trading and dealer activities, are recorded at fair value with the resulting unrealized gains or losses recorded in the Consolidated Statements of Financial Condition and the related income or loss reflected in revenues derived from principal transactions.

      The fair values of derivative financial instruments held or issued for trading and hedging purposes were as follows:

                                                                                 ---------------------
-----------                                                                        November 30, 2000      November 26, 1999
in millions                                                                      Assets    Liabilities   Assets    Liabilities
------------------------------------------------------------------------------------------------------------------------------
     Swap agreements, including options, swaptions, caps, collars and floors      $3,464      $2,538      $3,016      $2,952
     Futures and forward contracts                                                   264         341         264         158
     Options held                                                                  1,069                   1,454
     Options written                                                                             961                   1,490
                                                                                 ---------------------

      The average monthly fair values of the derivative financial instruments were as follows:

                                                                                 ---------------------
-----------                                                                        November 30, 2000      November 26, 1999
in millions                                                                      Assets    Liabilities   Assets    Liabilities
------------------------------------------------------------------------------------------------------------------------------
     Swap agreements, including options, swaptions, caps, collars and floors      $3,613      $2,984      $2,421      $2,625
     Futures and forward contracts                                                   301         318         244         287
     Options held                                                                  1,450                   1,178
     Options written                                                                           1,299                   1,577
                                                                                 ---------------------

                         THE BEAR STEARNS COMPANIES INC.
-----------------------===================================----------------------

                   Notes to Consolidated Financial Statements
                                   (continued)

      The Company's transactions with off-balance-sheet risk have a weighted average maturity of approximately 4.1 years and 3.1 years at November 30, 2000 and November 26, 1999, respectively. The maturities for notional/contract amounts outstanding for derivative financial instruments as of November 30, 2000 were as follows:

-----------                                                  Less than      1 to 3      3 to 5   Greater than
in billions                                                    1 Year       Years        Years      5 Years       Total
-------------------------------------------------------------------------------------------------------------------------
     Swap agreements, including options, swaptions, caps,
       collars and floors                                      $ 99.4       $119.3        $92.9      $134.7       $446.3
     Futures contracts                                           48.5         19.7          4.0         0.4         72.6
     Forward contracts                                           41.1                                               41.1
     Options held                                                20.2          3.9          0.2         0.7         25.0
     Options written                                              7.3          4.4          0.2                     11.9
     --------------------------------------------------------------------------------------------------------------------
     Total                                                     $216.5       $147.3        $97.3      $135.8       $596.9
     ====================================================================================================================
     Percent of total                                            36.2%        24.7%        16.3%       22.8%       100.0%
     ====================================================================================================================

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

      The Company has controls in place to monitor credit exposures by assessing the future creditworthiness of counterparties and limiting transactions with specific counterparties. The Company also seeks to control credit risk by following an established credit approval process, monitoring credit limits and requiring collateral where appropriate.

      The following table summarizes the credit quality of the Company's trading-related derivatives (including foreign exchange and forward-settling mortgage transactions) by showing counterparty credit ratings for the replacement cost of contracts in a gain position, net of $2.3 billion and $1.7 billion of collateral, respectively, at November 30, 2000 and November 26, 1999:

-----------
in millions                       November 30, 2000           November 26, 1999
-------------------------------------------------------------------------------
     RATING(1)                                   NET REPLACEMENT COST
       AAA                              $330.5                      $192.3
       AA                                854.7                       597.1
       A                                 498.2                       600.7
       BBB                                65.2                        79.8
       BB and Lower                       48.9                        56.9
       Non-rated                           0.1                          --

(1) Internal counterparty credit ratings as assigned by the Company's Credit Department, converted to rating agency equivalents.

                         THE BEAR STEARNS COMPANIES INC.
-----------------------===================================----------------------

                   Notes to Consolidated Financial Statements
                                   (continued)

                               Customer Activities

      The Company's clearance activities for both clearing clients and customers involve the execution, settlement and financing of various customer securities and commodities transactions. Customers' securities activities are transacted on either a cash or margin basis, while customer commodity transactions are generally transacted on a margin basis subject to individual exchange regulations. In connection with these activities, the Company executes and clears customers' transactions involving the sale of borrowed securities ("short sales") and the writing of option contracts. These transactions may expose the Company to loss in the event that customers are unable to fulfill their contractual obligations and customers' margin deposits are insufficient to fully cover their losses. In the event customers fail to satisfy their obligations, the Company may be required to purchase or sell financial instruments at prevailing market prices in order to fulfill the customers' obligations.

      The Company seeks to control the risks associated with its customer activities by requiring customers to maintain margin collateral in compliance with various regulatory and internal guidelines. The Company monitors required margin levels daily and, pursuant to such guidelines, may require customers to deposit additional cash or collateral, or to reduce positions, when deemed necessary. The Company also establishes credit limits for customers engaged in commodity activities and monitors credit compliance daily. Additionally, with respect to the Company's correspondent clearing activities, introducing correspondent firms are required to guarantee the contractual obligations of their customers.

      The Company's customer financing and securities-settlement activities may require the Company to pledge customer securities as collateral to satisfy exchange margin deposit requirements or to support various secured-financing sources such as bank loans, securities loaned and repurchase agreements. In the event the counterparties are unable to meet their contractual obligations to return customer securities pledged as collateral, the Company may be exposed to the risk of acquiring the securities at prevailing market prices in order to satisfy its customer obligations. The Company seeks to control this risk by monitoring the market value of securities pledged on a daily basis and by requiring adjustments of collateral levels in the event of excess market exposure. Moreover, the Company establishes credit limits for such activities and monitors credit compliance daily.

                          Concentrations of Credit Risk

      The Company is engaged in various securities underwriting, brokerage and trading activities. These services are provided to a diverse group of domestic and foreign corporations and partnerships, governments and individual and institutional investors. A substantial portion of the Company's transactions are collateralized and are executed with, or made on behalf of, institutional investors including other brokers and dealers, commercial banks, insurance companies, pension plans, mutual funds and other financial institutions. The Company's exposure to credit risk, associated with the nonperformance of customers in fulfilling their contractual obligations pursuant to securities and commodities transactions, can be directly impacted by volatile or illiquid trading markets which may impair customers' ability to satisfy their obligations to the Company. The Company attempts to minimize credit risk associated with these activities by monitoring customer credit exposure and collateral values on a daily basis and requiring, when deemed necessary, additional collateral to be deposited with or returned to the Company. A significant portion of the Company's securities processing activities includes clearing transactions for hedge funds, specialists, market-makers, risk arbitrageurs and other professional traders. Due to the nature of their operations, which may include significant levels of margin activity, short selling and option writing, the Company may have significant credit exposure should these customers be unable to meet their commitments. The Company seeks to control this risk by monitoring margin collateral levels on a daily basis for compliance with both regulatory and internal guidelines. Additional collateral is requested when necessary. To further control this risk, the Company has developed computerized risk control systems which analyze the customer's sensitivity to major market movements. The Company will require the customer to deposit additional margin collateral, or reduce positions, if it is determined that the customer's activities may be subject to above-normal market risks.

                               Concentration Risk

      The Company is subject to concentration risk by holding large positions or committing to hold large positions in certain types of securities, securities of a single issuer, including sovereign governments, issuers located in a particular country or geographic area or issuers engaged in a particular industry. Positions taken and commitments made by the Company, including

                         THE BEAR STEARNS COMPANIES INC.
-----------------------===================================----------------------

                   Notes to Consolidated Financial Statements
                                   (continued)

underwritings, often involve substantial amounts and significant exposure to individual issuers and businesses, including non-investment-grade issuers. The Company seeks to limit concentration risk through the use of the systems and procedures described in the preceding discussions of market and credit risk.

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

      At November 30, 2000 and November 26, 1999, the Company had outstanding non-trading related interest rate and currency swap agreements with a notional principal amount of $14.1 billion and $15.7 billion, respectively. Interest rate swap agreements increased net interest expense on the Company's long-term and short-term debt obligations by $29.5 million during the fiscal year ended November 30, 2000 and reduced net interest expense by $22.4 million, $48.1 million and $23.5 million for the five months ended November 26, 1999, and the fiscal years ended June 30, 1999 and 1998, respectively. The difference to be received or paid on the swap agreements is included in interest expense as incurred, and any related receivable or payable is reflected accordingly as an asset or liability.

                                 COMMITMENTS AND
                                  CONTINGENCIES
13
--------------------------------------------------------------------------------
                                     Leases

      The Company occupies office space under leases which expire at various dates through 2016. The lease commitments include the lease of the Company's headquarters at 245 Park Avenue, New York City, which expires on December 31, 2002.

      At November 30, 2000, future minimum aggregate annual rentals payable under noncancelable leases (net of subleases), for fiscal years 2001 through 2005 and the aggregate amount thereafter, are as follows:

------------
in thousands
--------------------------------------------------------------------------------
     FISCAL YEAR
       2001                                                             $ 83,473
       2002                                                               55,282
       2003                                                               50,819
       2004                                                               47,276
       2005                                                               37,298
       Thereafter                                                        269,364

      The various leases contain provisions for periodic escalations that are a function of increased operating and other costs. Rental expense, including escalations, under these leases was $96.6 million, $38.4 million, $94.1 million and $90.4 million, for the fiscal year ended November 30, 2000, five months ended November 26, 1999, and the fiscal years ended June 30, 1999 and 1998, respectively.

      The Company has also entered into a lease arrangement with respect to the development and building of an office tower at 383 Madison Avenue, New York, New York. This tower will serve as the new worldwide headquarters and is scheduled to be completed by the expiration date of the current 245 Park Avenue lease. In connection with this lease arrangement, the Company has guaranteed indebtedness which approximated $300.0 million at November 30, 2000.

                     Letters of Credit and Other Commitments

      At November 30, 2000, the Company was contingently liable for unsecured letters of credit of $2.0 billion and letters of credit of $120.8 million secured by financial instruments, which are principally used as collateral for securities borrowed and to satisfy margin requirements at option and commodity exchanges.

                         THE BEAR STEARNS COMPANIES INC.
-----------------------===================================----------------------

                   Notes to Consolidated Financial Statements
                                   (continued)


      The Company had various other commitments aggregating $1.8 billion at November 30, 2000.

                              Borrow Versus Pledge

      At November 30, 2000, US government and agency securities with a market value of approximately $4.0 billion had been pledged against borrowed securities with an approximate market value of $3.9 billion.

                                   Litigation

      In the normal course of business, the Company has been named as a defendant in several lawsuits which involve claims for substantial amounts. Additionally, the Company is involved from time to time in investigations and proceedings by governmental agencies and self-regulatory organizations. Although the ultimate outcome of these matters cannot be ascertained at this time, it is the opinion of management, after consultation with counsel, that the resolution of the foregoing matters will not have a material adverse effect on the financial condition of the Company, taken as a whole; such resolution may, however, have a material adverse effect on the operating results in any future period, depending upon the level of such results in such period.

      There is also an action that is pending in the United States District Court for the Southern District of New York filed by Henryk de Kwiatkowski, a former customer of Bear, Stearns & Co. Inc. The jury, in this case, awarded $111.5 million of damages and the court awarded $52.3 million in pre-judgment interest. During the quarter ended May 26, 2000, the Company recorded an after-tax charge of $96.0 million in light of such verdict. Bear Stearns and certain named affiliates filed appropriate motions to overturn the verdict in the district court; however, on December 29, 2000 such motions were denied and Bear Stearns and certain named affiliates are appealing the verdict to the Second Circuit Court of Appeals.

                                   SEGMENT AND
                              GEOGRAPHIC AREA DATA
14
--------------------------------------------------------------------------------

      The Company operates in three principal segments: Capital Markets, Global Clearing Services and Wealth Management. These segments are strategic business units that offer different products and services. They are managed separately as different levels and types of expertise are required to effectively manage the segments' transactions.

      The Capital Markets segment is comprised of Equities, Fixed Income and Investment Banking areas. Equities combines the efforts of sales, trading and research in such areas as block trading, convertible bonds, over-the-counter equities, equity derivatives and risk arbitrage. Fixed Income includes the efforts of sales, trading and research for institutional clients in a variety of products such as mortgage-backed and asset-backed securities, corporate and government bonds, municipal and high yield securities and foreign exchange and fixed income derivatives. Investment Banking provides capabilities in capital raising, strategic advisory, mergers and acquisitions and merchant banking. Capital raising encompasses the Company's underwriting of equity, investment-grade and high yield debt securities.

      The Global Clearing Services segment provides clearing, margin lending and securities borrowing to facilitate customer short sales, to approximately 2,900 clearing clients worldwide. Such clients include approximately 2,500 prime brokerage clients including hedge funds and clients of money managers, short sellers, arbitrageurs and other professional investors and approximately 400 fully disclosed clients, who engage in either the retail or institutional brokerage business.

      The Wealth Management segment is comprised of the Private Client Services ("PCS") and Asset Management areas. PCS provides high-net-worth individuals with an institutional level of service. Asset Management serves the diverse investment needs of corporations, municipal governments, multi-employer plans, foundations, endowments, family groups and high- net-worth individuals and, in turn, earns management and/or performance fees on the institutional and high-net-worth products it offers.

      The three business segments are comprised of the many business areas with interactions among each as they serve the needs of similar clients. Revenues and expenses reflected below include those which are directly related to each segment. Revenue from inter-segment transactions are credited based upon specific criteria or agreed upon rates with such amounts eliminated in consolidation. Individual segments also include revenues and expenses relating to various items including corporate overhead and interest which are internally allocated by the Company primarily based on balance sheet usage or expense levels. The Company generally evaluates performance of the segments based on net revenues and profit or loss before provision for income taxes.

                         THE BEAR STEARNS COMPANIES INC.
-----------------------===================================----------------------

                   Notes to Consolidated Financial Statements
                                   (continued)

      For the fiscal year ended November 30, 2000:

------------
in thousands                      Net Revenues   Pre-Tax Income   Segment Assets
--------------------------------------------------------------------------------
     Capital Markets               $3,510,239      $  899,101      $113,839,460
     Global Clearing Services       1,074,498         466,217        54,802,650
     Wealth Management                683,791         127,856         3,250,866
     Other(a)                         207,150        (321,651)         (726,503)
     ---------------------------------------------------------------------------
     Total                         $5,475,678      $1,171,523      $171,166,473
     ===========================================================================

      For the five months ended November 26, 1999:

------------
in thousands                      Net Revenues   Pre-Tax Income   Segment Assets
--------------------------------------------------------------------------------
     Capital Markets               $1,247,367      $  252,609      $105,441,874
     Global Clearing Services         378,610         119,326        54,401,790
     Wealth Management                250,645          44,222         2,982,637
     Other(a)                          61,881          37,435          (788,339)
     ---------------------------------------------------------------------------
     Total                         $1,938,503      $  453,592      $162,037,962
     ===========================================================================

      For the fiscal year ended June 30, 1999:

------------
in thousands                      Net Revenues   Pre-Tax Income   Segment Assets
--------------------------------------------------------------------------------
     Capital Markets               $2,959,885      $  768,113      $103,487,668
     Global Clearing Services         848,572         377,196        45,077,356
     Wealth Management                534,319          96,200         3,211,319
     Other(a)                         159,348        (177,401)        2,117,997
     ---------------------------------------------------------------------------
     Total                         $4,502,124      $1,064,108      $153,894,340
     ===========================================================================

      For the fiscal year ended June 30, 1998:

------------
in thousands                      Net Revenues   Pre-Tax Income   Segment Assets
--------------------------------------------------------------------------------
     Capital Markets               $2,846,315      $  708,389      $101,040,822
     Global Clearing Services         868,956         455,236        50,393,148
     Wealth Management                494,753          87,244         3,093,527
     Other(a)                         131,399        (187,377)          (31,602)
     ---------------------------------------------------------------------------
     Total                         $4,341,423      $1,063,492      $154,495,895
     ===========================================================================

     (a) Other is comprised of consolidation/elimination entries, unallocated revenues (predominantly interest) and certain corporate administrative functions, including costs related to the CAP Plan which were $140.0 million, $45.8 million, $121.1 million and $115.2 million for the fiscal year ended November 30, 2000, five months ended November 26, 1999, and the fiscal years ended June 30, 1999 and 1998, respectively.

                         THE BEAR STEARNS COMPANIES INC.
-----------------------===================================----------------------

                   Notes to Consolidated Financial Statements
                                   (continued)

        The operations of the Company are conducted primarily in the United States. The Company also maintains offices in Europe, Asia and Latin America. The following are net revenues, income before provision for income taxes and assets by geographic region:

                                                       -----------------
------------                                           Fiscal Year Ended   Five Months Ended   Fiscal Year Ended  Fiscal Year Ended
in thousands                                           November 30, 2000   November 26, 1999    June 30, 1999      June 30, 1998
-----------------------------------------------------------------------------------------------------------------------------------
     US net revenues                                      $  4,698,562       $  1,796,839        $  4,104,476       $  3,918,439
     Non-US net revenues                                       777,116            141,664             397,648            422,984
     ------------------------------------------------------------------------------------------------------------------------------
     Consolidated net revenues                            $  5,475,678       $  1,938,503        $  4,502,124       $  4,341,423
     ==============================================================================================================================
     US income before provision for income taxes          $    791,349       $    435,508        $    977,682       $    933,238
     Non-US income before provision for income taxes           380,174             18,084              86,426            130,254
     ------------------------------------------------------------------------------------------------------------------------------
     Consolidated income before provision
       for income taxes                                   $  1,171,523       $    453,592        $  1,064,108       $  1,063,492
     ==============================================================================================================================
     US assets                                            $134,339,357       $128,422,520        $124,235,963       $128,145,686
     Non-US assets                                          36,827,116         33,615,442          29,658,377         26,350,209
     ------------------------------------------------------------------------------------------------------------------------------
     Consolidated assets                                  $171,166,473       $162,037,962        $153,894,340       $154,495,895
     ==============================================================================================================================
                                                       -----------------

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

                        QUARTERLY INFORMATION (UNAUDITED)
15
--------------------------------------------------------------------------------

-----------------------------------
in thousands, except per share data               First Quarter    Second Quarter   Third Quarter   Fourth Quarter        Total
----------------------------------------------------------------------------------------------------------------------------------
     FISCAL YEAR ENDED NOVEMBER 30, 2000

     Revenues                                      $ 2,688,025      $ 2,503,692      $ 2,416,005      $ 2,668,847      $10,276,569
     Interest expense                                1,181,959        1,182,386        1,144,527        1,292,019        4,800,891
     -----------------------------------------------------------------------------------------------------------------------------
     Revenues, net of interest expense               1,506,066        1,321,306        1,271,478        1,376,828        5,475,678
     -----------------------------------------------------------------------------------------------------------------------------
     Non-interest expenses
       Employee compensation and benefits              718,655          704,528          663,999          727,011        2,814,193
       Other                                           333,608          450,959          337,896          367,499        1,489,962
     -----------------------------------------------------------------------------------------------------------------------------
     Total non-interest expenses                     1,052,263        1,155,487        1,001,895        1,094,510        4,304,155
     -----------------------------------------------------------------------------------------------------------------------------
     Income before provision for income taxes          453,803          165,819          269,583          282,318        1,171,523
     Provision for income taxes                        175,622           47,442           88,147           87,129          398,340
     -----------------------------------------------------------------------------------------------------------------------------
     Net income                                    $   278,181      $   118,377      $   181,436      $   195,189      $   773,183
     ===============================================================================================================================
     Basic earnings per share(1)                   $      1.89      $      0.77      $      1.33      $      1.37      $      5.37
     Diluted earnings per share(1)                 $      1.89      $      0.77      $      1.32      $      1.36      $      5.35
     ===============================================================================================================================
     Cash dividends declared per common share      $      0.15      $      0.10      $      0.15      $      0.15      $      0.55
     ===============================================================================================================================

(1) The sum of the quarters' earnings per share amounts does not equal the full fiscal year amount due to the effect of averaging the number of shares of common stock and common stock equivalents throughout the year.

                         THE BEAR STEARNS COMPANIES INC.
-----------------------===================================----------------------

                   Notes to Consolidated Financial Statements
                                   (continued)

-----------------------------------                  Quarter Ended         September 25, 1999-
in thousands, except per share data                September 24, 1999       November 26, 1999        Total
--------------------------------------------------------------------------------------------------------------
     FIVE MONTHS ENDED NOVEMBER 26, 1999

     Revenues                                          $1,890,408              $1,579,882          $3,470,290
     Interest expense                                     844,395                 687,392           1,531,787
     ---------------------------------------------------------------------------------------------------------
     Revenues, net of interest expense                  1,046,013                 892,490           1,938,503
     ---------------------------------------------------------------------------------------------------------
     Non-interest expenses
       Employee compensation and benefits                 516,393                 457,597             973,990
       Other                                              280,043                 230,878             510,921
     ---------------------------------------------------------------------------------------------------------
     Total non-interest expenses                          796,436                 688,475           1,484,911
     ---------------------------------------------------------------------------------------------------------
     Income before provision for income taxes             249,577                 204,015             453,592
     Provision for income taxes                            91,720                  76,058             167,778
     ---------------------------------------------------------------------------------------------------------
     Net income                                        $  157,857              $  127,957          $  285,814
     ========================================================================================================
     Basic and diluted earnings per share              $     0.95              $     0.83          $     1.78
     ========================================================================================================
     Cash dividends declared per common share          $     0.14              $     0.15          $     0.29
     ========================================================================================================

-----------------------------------
in thousands, except per share data                First Quarter   Second Quarter  Third Quarter   Fourth Quarter      Total
------------------------------------------------------------------------------------------------------------------------------
     FISCAL YEAR ENDED JUNE 30, 1999

     Revenues                                        $1,723,604      $2,002,727      $1,804,887      $2,350,820     $7,882,038
     Interest expense                                   982,703         981,935         574,764         840,512      3,379,914
     -------------------------------------------------------------------------------------------------------------------------
     Revenues, net of interest expense                  740,901       1,020,792       1,230,123       1,510,308      4,502,124
     -------------------------------------------------------------------------------------------------------------------------
     Non-interest expenses
       Employee compensation and benefits               405,881         552,344         594,694         732,675      2,285,594
       Other                                            241,711         260,970         302,498         347,243      1,152,422
     -------------------------------------------------------------------------------------------------------------------------
     Total non-interest expenses                        647,592         813,314         897,192       1,079,918      3,438,016
     -------------------------------------------------------------------------------------------------------------------------
     Income before provision for income taxes            93,309         207,478         332,931         430,390      1,064,108
     Provision for income taxes                          29,206          71,558         128,959         161,337        391,060
     -------------------------------------------------------------------------------------------------------------------------
     Net income                                      $   64,103      $  135,920      $  203,972      $  269,053     $  673,048
     =========================================================================================================================
     Basic and diluted earnings per share(1)         $     0.36      $     0.80      $     1.36      $     1.76     $     4.26
     =========================================================================================================================
     Cash dividends declared per common share        $     0.14      $     0.14      $     0.14      $     0.14     $     0.56
     =========================================================================================================================

(1) The sum of the quarters' earnings per share amounts does not equal the full fiscal year amount due to the effect of averaging the number of shares of common stock and common stock equivalents throughout the year.

                         THE BEAR STEARNS COMPANIES INC.
-----------------------===================================----------------------

                                   INDEPENDENT
                                AUDITORS' REPORT

Deloitte & Touche

--------------------------------------------------------------------------------

TO THE BOARD OF DIRECTORS
AND STOCKHOLDERS OF
THE BEAR STEARNS COMPANIES INC.

      We have audited the accompanying consolidated statements of financial condition of The Bear Stearns Companies Inc. and Subsidiaries as of November 30, 2000 and November 26, 1999, and the related consolidated statements of income, cash flows and changes in stockholders' equity for the fiscal year ended November 30, 2000, the five months ended November 26, 1999, and the fiscal years ended June 30, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Bear Stearns Companies Inc. and Subsidiaries at November 30, 2000 and November 26, 1999, and the results of their operations and their cash flows for the fiscal year ended November 30, 2000, the five months ended November 26, 1999 and the fiscal years ended June 30, 1999 and 1998 in conformity with accounting principles generally accepted in the United States of America.


/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
New York, New York
January 16, 2001

-----------------------===================================----------------------

                         THE BEAR STEARNS COMPANIES INC.
                              Corporate Information

                                 PRICE RANGE OF
                           COMMON STOCK AND DIVIDENDS

--------------------------------------------------------------------------------

      The common stock of the Company is traded on the NYSE under the symbol BSC. The following table sets forth for the periods indicated the closing high and low prices for the common stock and the cash dividends declared on the common stock, as adjusted to reflect all 5% stock dividends prior to November 30, 2000.

      As of February 12, 2001, there were 2,462 holders of record of the Company's common stock. On February 12, 2001, the last reported sales price of the Company's common stock was $59.95.

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

                                                                                 Cash Dividends
                                                                                  Declared Per
                                                      High          Low           Common Share
-----------------------------------------------------------------------------------------------
FISCAL YEAR ENDED NOVEMBER 30, 2000

First Quarter (through February 25, 2000)            $43.000       $37.375            $0.15
Second Quarter (through May 26, 2000)                 46.750        36.938             0.10
Third Quarter (through August 25, 2000)               62.188        38.125             0.15
Fourth Quarter (through November 30, 2000)            72.125        45.938             0.15

FIVE MONTHS ENDED NOVEMBER 26, 1999

Quarter ended September 24, 1999                     $45.655       $37.381            $0.14
Two months ended November 26, 1999                    43.813        33.274             0.15

FISCAL YEAR ENDED JUNE 30, 1999

First Quarter (through September 25, 1998)           $55.215       $28.968            $0.14
Second Quarter (through December 31, 1998)            39.909        25.283             0.14
Third Quarter (through March 26, 1999)                47.381        34.014             0.14
Fourth Quarter (through June 30, 1999)                49.643        39.048             0.14


                                       91