Form 10-K, Exhibit 13
period 2002-11-30
BEAR STEARNS COMPANIES INC
filed 2003-02-28
CIK 777001

Exhibit 13

                       2002 ANNUAL REPORT TO STOCKHOLDERS

                        THE BEAR STEARNS COMPANIES INC.
                            SELECTED FINANCIAL DATA


                                                -----------------
                                                FISCAL YEAR ENDED   Fiscal year ended    Fiscal year ended
                                                NOVEMBER 30, 2002   November 30, 2001    November 30, 2000
----------------------------------------------------------------------------------------------------------
(in thousands, except share and other data)
----------------------------------------------------------------------------------------------------------
OPERATING RESULTS
Revenues, net of interest expense                   $  5,128,236       $   4,907,035        $  5,475,678
Employee compensation and benefits                     2,508,197           2,528,852           2,788,638
Non-compensation expenses                              1,309,076           1,443,739           1,515,517
Total expenses                                         3,817,273           3,972,591           4,304,155
Income before provision for income taxes               1,310,963             934,444           1,171,523
Provision for income taxes                               432,618             309,479             398,340
Income before cumulative effect of change
   in accounting principle                               878,345             624,965             773,183
Cumulative effect of change in
   accounting principle, net of tax                           --              (6,273)                 --
Net income                                          $    878,345       $     618,692        $    773,183
Net income applicable to common shares              $    842,739       $     579,579        $    734,070
----------------------------------------------------------------------------------------------------------

FINANCIAL POSITION
Total assets                                        $184,854,423       $ 185,530,228        $168,631,602
Long-term borrowings                                $ 23,681,399       $  23,429,054        $ 20,095,888
Guaranteed Preferred Beneficial
   Interests in Company Subordinated
   Debt Securities(1)                               $    562,500       $     762,500        $    500,000
Stockholders' equity                                $  6,382,083       $   5,628,527        $  5,654,288
----------------------------------------------------------------------------------------------------------

COMMON SHARE DATA
Basic earnings per share(2)                         $       7.00       $        4.49        $       5.37
Diluted earnings per share(2)                       $       6.47       $        4.27        $       5.35
Cash dividends declared per common share(2)         $       0.62       $        0.60        $       0.55
Book value per common share(2)                      $      39.94       $       33.84        $      31.51
Common shares outstanding(2)(3)                      145,591,496         146,465,210         158,039,960
----------------------------------------------------------------------------------------------------------

FINANCIAL RATIOS
Return on average common equity                             18.1%               13.7%               19.1%
Profit margin(4)                                            25.6%               19.0%               21.4%
----------------------------------------------------------------------------------------------------------

OTHER DATA (in billions, except employees)
Margin debt balances, average for period            $       34.1       $        39.3        $       56.4
Customer short balances, average for period         $       54.6       $        56.9        $       64.5
Stock borrowed, average for period                  $       44.1       $        46.9        $       52.1
Free credit balances, average for period            $       19.3       $        18.7        $       15.0
Assets under management, at period end              $       24.0       $        24.2        $       19.5
Employees                                                 10,574              10,452              11,201
==========================================================================================================

                                                 Five months ended     Fiscal year ended     Fiscal year ended
                                                 November 26, 1999*      June 30, 1999         June 30, 1998
------------------------------------------------------------------------------------------------------------
(in thousands, except share and other data)
------------------------------------------------------------------------------------------------------------
OPERATING RESULTS
Revenues, net of interest expense                   $  1,938,503          $  4,502,124          $  4,341,423
Employee compensation and benefits                       964,529             2,265,830             2,094,679
Non-compensation expenses                                520,382             1,172,186             1,183,252
Total expenses                                         1,484,911             3,438,016             3,277,931
Income before provision for income taxes                 453,592             1,064,108             1,063,492
Provision for income taxes                               167,778               391,060               403,063
Income before cumulative effect of change
   in accounting principle                               285,814               673,048               660,429
Cumulative effect of change in
   accounting principle, net of tax                           --                    --                    --
Net income                                          $    285,814          $    673,048          $    660,429
Net income applicable to common shares              $    269,517          $    633,618          $    629,417
------------------------------------------------------------------------------------------------------------

FINANCIAL POSITION
Total assets                                        $162,037,962          $153,894,340          $154,495,895
Long-term borrowings                                $ 15,911,392          $ 14,647,092          $ 13,295,952
Guaranteed Preferred Beneficial
   Interests in Company Subordinated
   Debt Securities(1)                               $    500,000          $    500,000          $    350,000
Stockholders' equity                                $  4,941,947          $  4,955,509          $  4,291,533
------------------------------------------------------------------------------------------------------------

COMMON SHARE DATA
Basic earnings per share(2)                         $       1.78          $       4.26          $       4.17
Diluted earnings per share(2)                       $       1.78          $       4.26          $       4.17
Cash dividends declared per common share(2)         $       0.29          $       0.56          $       0.54
Book value per common share(2)                      $      26.93          $      25.60          $      21.64
Common shares outstanding(2)(3)                      165,956,810           167,265,996           167,173,826
------------------------------------------------------------------------------------------------------------

FINANCIAL RATIOS
Return on average common equity                             16.6%                 18.8%                 21.7%
Profit margin(4)                                            23.4%                 23.6%                 24.5%
------------------------------------------------------------------------------------------------------------

OTHER DATA (in billions, except employees)
Margin debt balances, average for period            $       43.8          $       40.6          $       45.8
Customer short balances, average for period         $       58.6          $       60.7          $       59.4
Stock borrowed, average for period                  $       46.8          $       45.3          $       42.2
Free credit balances, average for period            $       13.0          $       12.3          $       10.1
Assets under management, at period end              $       13.0          $       12.2          $        9.8
Employees                                                 10,081                 9,808                 9,180
============================================================================================================

     * On January 18, 2000, the Company's Board of Directors elected to change its fiscal year end to November 30 from June 30, effective with the fiscal year beginning November 27, 1999.

(1) As of November 30, 2002, Guaranteed Preferred Beneficial Interests in Company Subordinated Debt Securities consists of $300 million of Preferred Securities issued by Bear Stearns Capital Trust II and $262.5 million of Preferred Securities issued by Bear Stearns Capital Trust III. As of November 30, 2001, Guaranteed Preferred Beneficial Interests in Company Subordinated Debt Securities consists of $200 million of Capital Securities issued by Bear Stearns Capital Trust I, $300 million of Preferred Securities issued by Bear Stearns Capital Trust II and $262.5 million of Preferred Securities issued by Bear Stearns Capital Trust III. As of November 30, 2000, November 26, 1999 and June 30, 1999, Guaranteed Preferred Beneficial Interests in Company Subordinated Debt Securities consists of $200 million of Capital Securities issued by Bear Stearns Capital Trust I and $300 million of Preferred Securities issued by Bear Stearns Capital Trust II. As of June 30, 1998, Guaranteed Preferred Beneficial Interests in Company Subordinated Debt Securities consists of $150 million of Exchangeable Preferred Income Cumulative Shares, which were issued by one of our subsidiaries, and $200 million of Capital Securities issued by Bear Stearns Capital Trust I. Each of the trusts is a wholly owned subsidiary of the Company and holds certain of our subordinated debentures as its sole asset.

(2)   Reflects all stock dividends prior to November 30, 2002.

(3) Common shares outstanding include units issued under certain stock compensation plans which will be distributed as shares of common stock.

(4) Represents the ratio of income before provision for income taxes to revenues, net of interest expense.

Note: Certain reclassifications have been made to prior period amounts to conform to the current year's presentation.

                         THE BEAR STEARNS COMPANIES INC.

                                FINANCIAL REPORT

25 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

44    RISK MANAGEMENT

52    CONSOLIDATED STATEMENTS OF INCOME

53    CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

54    CONSOLIDATED STATEMENTS OF CASH FLOWS

55    CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

57    NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

81    INDEPENDENT AUDITORS' REPORT

                         THE BEAR STEARNS COMPANIES INC.

                         THE BEAR STEARNS COMPANIES INC.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The Company's principal business activities -- investment banking, securities and derivatives sales and trading, clearance and brokerage -- are, by their nature, highly competitive and subject to various risks, including volatile trading markets and fluctuations in the volume of market activity. Consequently, the Company's net income and revenues have been, and are likely to continue to be, subject to wide fluctuations, reflecting the effect of many factors, including general economic conditions, securities market conditions, the level and volatility of interest rates and equity prices, competitive conditions, liquidity of global markets, international and regional political conditions, regulatory developments, monetary and fiscal policy, investor sentiment, availability and cost of capital, technological changes and events, and the size, volume and timing of transactions.

CERTAIN STATEMENTS CONTAINED IN THIS DISCUSSION ARE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS CONCERNING MANAGEMENT'S EXPECTATIONS, STRATEGIC OBJECTIVES, BUSINESS PROSPECTS, ANTICIPATED ECONOMIC PERFORMANCE AND FINANCIAL CONDITION AND OTHER SIMILAR MATTERS ARE SUBJECT TO RISKS AND UNCERTAINTIES, INCLUDING THOSE DESCRIBED IN THE PRIOR PARAGRAPH, WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FORWARD-LOOKING STATEMENTS SPEAK ONLY AS OF THE DATE OF THE DOCUMENT IN WHICH THEY ARE MADE. WE DISCLAIM ANY OBLIGATION OR UNDERTAKING TO PROVIDE ANY UPDATES OR REVISIONS TO ANY FORWARD-LOOKING STATEMENT TO REFLECT ANY CHANGE IN OUR EXPECTATIONS OR ANY CHANGE IN EVENTS, CONDITIONS OR CIRCUMSTANCES ON WHICH THE FORWARD-LOOKING STATEMENT IS BASED.

                          CRITICAL ACCOUNTING POLICIES

The consolidated financial statements of the Company are prepared in conformity with accounting principles generally accepted in the United States of America. These principles require management to make certain estimates and assumptions which could materially affect reported amounts in the financial statements (see
Note 1, "Summary of Significant Accounting Policies," in the Notes to Consolidated Financial Statements). Critical accounting policies are those policies that are the most important to the financial statements and/or those that require significant management judgment related to matters that are uncertain.

VALUATION OF FINANCIAL INSTRUMENTS

The Company has identified the valuation of financial instruments as a critical accounting policy due to the complex nature of certain of its products, the degree of judgment required to appropriately value these products and the pervasive impact of such valuation on the financial condition and earnings of the Company.

The Company's financial instruments can be aggregated in three broad categories:
(1) those valued based on quoted market prices or for which the Company has independent external valuations, (2) those whose fair value is determined based on readily observable price levels for similar instruments and/or models or methodologies that employ data that are observable from objective sources, and
(3) those whose fair value is estimated based on internally developed models or methodologies utilizing significant assumptions or other data that are generally less readily observable from objective sources.

(1) Financial Instruments Valued Based on Quoted Market Prices or for Which the Company Has Independent External Valuations

The Company's valuation policy is to use quoted market prices from securities and derivatives exchanges where they are available and reliable. Financial instruments valued based on quoted market prices are primarily exchange-traded derivatives and listed equities. Financial instruments that are most typically valued via alternative approaches but for which the Company typically receives independent external valuation information include US treasuries, most mortgage-backed securities and corporate, emerging market, high yield and municipal bonds. Unlike most equities, which tend to be traded on exchanges, the vast majority of fixed income trading (including US treasuries) occurs in over-the-counter markets, and, accordingly, the Company's valuation policy is based on its best estimate of the prices at which these financial instruments trade in those markets. The Company is an active dealer in most of the over-the-counter markets for these financial instruments, and typically has considerable insight into the trading level of financial instruments held in inventory and/or related financial instruments that it uses as a basis for its valuation.

(2) Financial Instruments Whose Fair Value is Determined Based on Internally Developed Models or Methodologies That Employ Data That Are Readily Observable from Objective Sources

The second broad category consists of financial instruments for which the Company does not receive quoted prices; therefore, models or other methodologies are utilized to value these financial instruments. Such models are primarily industry-standard models that consider various

                         THE BEAR STEARNS COMPANIES INC.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                                    continued

assumptions, including time value, yield curve, volatility factors, prepayment speeds, default rates, loss severity, current market and contractual prices for the underlying financial instruments, as well as other relevant economic measures. Substantially all these assumptions are observable in the marketplace, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace. A degree of subjectivity is required to determine appropriate models or methodologies as well as appropriate underlying assumptions. This subjectivity makes these valuations inherently less reliable than quoted market prices. Financial instruments in this category include non-exchange-traded derivatives such as interest rate swaps, certain mortgage-backed securities and certain other cash instruments. For an indication of the Company's involvement in derivatives, including maturity terms, see the table setting forth notional/contract amounts outstanding in the "Derivative Financial Instruments" section.

(3) Financial Instruments Whose Fair Value is Estimated Based on Internally Developed Models or Methodologies Utilizing Significant Assumptions or Other Data That Are Generally Less Readily Observable from Objective Sources

Certain complex financial instruments and other investments have significant data inputs that cannot be validated by reference to readily observable data. These instruments are typically illiquid, long-dated or unique in nature and therefore engender considerable judgment by traders and their management, who, as dealers in many of these instruments, have the appropriate knowledge to estimate data inputs that are less readily observable. For certain instruments, extrapolation or other methods are applied to observed market or other data to estimate assumptions that are not observable. At November 30, 2002, such positions (primarily fixed income cash positions) aggregated approximately $3.1 billion in "Financial Instruments Owned" and $328 million in "Financial Instruments Sold, But Not Yet Purchased" in the Consolidated Statements of Financial Condition.

As part of the Company's fixed income activities, the Company participates in the underwriting, securitization and trading of non-performing mortgage-related assets, real estate assets and certain residuals. In addition, the Company has a portfolio of Chapter 13 and other credit card receivables from individuals. Certain of these high yield positions have limited price observability. In these instances, fair values are determined by statistical analysis of historical cash flows, default probabilities, recovery rates, time value of money and discount rates considered appropriate given the level of risk in the instrument and associated investor yield requirements.

As a major dealer in derivatives, the Company is engaged in structuring and acting as principal in complex derivative transactions. Complex derivatives include certain long-dated equity derivatives, certain credit and municipal derivatives and other exotic derivative structures. These non-exchange-traded instruments may have immature or limited markets and, by their nature, involve complex valuation methodologies and models, which are often refined to correlate with the market risk of these instruments.

In recognition of the importance the Company places on the accuracy of its valuation of financial instruments as described in the three categories above, the Company engages in an ongoing internal review of its valuations. Members of the Controllers and Risk Management Departments perform analysis of internal valuations, typically on a monthly basis but often on an intra-month basis as well. These departments are independent of the trading areas responsible for valuing the positions. Results of the monthly validation process are reported to the Mark-to-Market (MTM) Committee, which is composed of senior managing directors from the Risk Management and Controllers Departments. The MTM Committee is responsible for ensuring that the approaches used to independently validate the Company's valuations are robust, comprehensive and effective. Typical approaches include valuation comparisons with external sources, comparisons with observed trading, independent comparisons of key model valuation inputs, independent trade modeling and a variety of other techniques.

Merchant Banking

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

Equity securities acquired as a result of leveraged acquisition transactions are reflected in the consolidated financial statements at their initial cost until significant transactions or developments indicate that a change in the carrying value of the securities is appropriate. Generally, the carrying values of these securities will be increased only in those instances where market values are readily ascertainable by reference to substantial transactions occurring in the marketplace or

                         THE BEAR STEARNS COMPANIES INC.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                                    continued

quoted market prices. Reductions to the carrying value of these securities are made in the event that the Company's estimate of net realizable value has declined below the carrying value (see "Merchant Banking Investments" for additional details).

See Note 1, "Summary of Significant Accounting Policies," in the Notes to Consolidated Financial Statements for a more comprehensive listing of significant accounting policies.

                               RECENT DEVELOPMENTS

On December 20, 2002, Bear, Stearns & Co. Inc. ("Bear Stearns") reached an agreement in principle with the United States Securities and Exchange Commission; the National Association of Securities Dealers; the New York Stock Exchange, Inc.; the Offices of the Attorneys General of New York, New Jersey, Delaware, Vermont and Hawaii; and the North American Securities Administrators Association on behalf of all the remaining states to resolve their investigations of Bear Stearns relating to research analyst independence. Pursuant to the agreement in principle, Bear Stearns agreed, among other things, to: (1) pay $50 million in retrospective relief; (2) adopt internal, structural and operational reforms that will further augment the steps it has already taken to ensure research analyst independence and promote investor confidence; (3) contribute $25 million spread over five years to provide independent, third-party research to clients; (4) contribute $5 million for investor education programs; and (5) in connection with the agreement in principle, adopt restrictions on the allocation of shares in initial public offerings to corporate executives and directors of public companies. This agreement is not expected to have a material effect on the future results of operations.

                              BUSINESS ENVIRONMENT

The business environment during fiscal 2002 continued to be characterized by economic uncertainty and challenging market conditions. During the first half of fiscal 2002, several negative factors affected the business environment, including concerns regarding the accuracy of reported financial results and the reliability of corporate accounting practices, weakness in capital spending and unemployment at eight-year highs. Despite these factors, there was growing sentiment that the economy and corporate profits were strengthening and, as a result, consumer confidence increased steadily during this period. However, concerns pertaining to corporate accountability, along with high unemployment, continued into the second half of fiscal 2002 as businesses adjusted their workforces to reflect slow growth in the US economy. In addition, the WorldCom, Inc. difficulties in the third quarter led to significant widening of corporate credit spreads as the reliability of corporate reporting came into question. These factors, together with the emergence of heightened geopolitical risks, resulted in a steady decline in consumer confidence and significant volatility in the equity markets during the second half of fiscal 2002. The Dow Jones Industrial Average ("DJIA") and Standard & Poor's 500 Index ("S&P 500") declined 26.6% and 27.2%, respectively, from the beginning of the second half of the fiscal year through mid-October amid a selloff in stocks. However, over the balance of the fiscal year, the equity markets recovered from their October lows as economic reports provided an indication of stability in the economy.

With inflation well contained, the Federal Reserve Board ("Fed") cut the federal funds rate twice in fiscal 2002, for a total of 75 basis points to 1.25%, in an effort to stimulate the economy. During the year, the Fed's economic bias changed three times, fluctuating between weakness and neutral.

During fiscal 2002, the average daily trading volume on the New York Stock Exchange, Inc. ("NYSE") increased 16.3%, while the average daily trading volume on the Nasdaq decreased 7.7% from fiscal 2001. The major equity indices suffered declines for the third straight year. During fiscal 2002, the DJIA declined 9.7% to close at 8,896 at November 30, 2002, while the S&P 500 and Nasdaq Composite Index ("NASDAQ") declined 17.8% and 23.4%, respectively. Equity capital markets activities continued to be adversely affected by the impact of difficult global economic conditions, reflecting continued lack of investor demand. Global- and US-announced mergers and acquisitions volumes remained at low levels. Domestic-completed mergers and acquisitions activity dropped 53.8%, reflecting unstable market conditions compared with fiscal 2001. However, the economic and interest rate environment provided favorable conditions for fixed income activities in fiscal 2002. The Fed rate cuts, combined with a steep yield curve, created strong demand for domestic debt issuances and strong secondary market activities. As a result, the Company experienced strong results in its fixed income activities, particularly in the mortgage- and asset-backed areas.

                         THE BEAR STEARNS COMPANIES INC.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                                    continued

The business environment during fiscal 2001 was characterized by a generally weak US economy attributable to several factors, including a slowdown in consumer spending, a decline in capital spending and an increase in unemployment. The Fed cut the federal funds rate 10 times, for a total of 450 basis points, to 2%. US equity indices were volatile during fiscal 2001 as the market responded to numerous economic reports, corporate earnings reports and profit warnings. During fiscal 2001, the average daily trading volume on the NYSE and Nasdaq rose 21.7% and 16.8%, respectively. The DJIA, S&P 500 and Nasdaq declined 5.4%, 13.4% and 25.7%, respectively. The terrorist attacks of September 11, 2001 resulted in the US markets being closed for four consecutive business days and, in the aftermath, unemployment reached its highest level in five years and consumer confidence plunged. The combination of a weak economy, a declining stock market and the terrorist attacks resulted in an extremely challenging year for the securities industry. Global stock issuance volumes declined, reflecting falling stock prices and lack of investor demand. Global- and US-announced mergers and acquisitions volumes dropped dramatically during fiscal 2001, reflecting unstable equity market conditions. However, the economic and interest rate environment provided favorable conditions for fixed income activities in fiscal 2001. The Fed rate cuts, together with a steepening yield curve, created strong demand for domestic debt issuances and refinancings. As a result, investment-grade debt and mortgage-backed securities new issue volumes increased significantly.

                             RESULTS OF OPERATIONS

In the discussion to follow, results for the fiscal year ended November 30, 2002 ("fiscal 2002") will be compared with the results for the fiscal year ended November 30, 2001 ("fiscal 2001"), and the results for fiscal 2001 will be compared with the results for the fiscal year ended November 30, 2000 ("fiscal 2000").

The Company reported net income of $878.3 million, or $6.47 per share (diluted), for fiscal 2002, which represented an increase of 42.0% from $618.7 million, or $4.27 per share (diluted), for fiscal 2001. Results for fiscal 2002 include a merchant banking gain of $226.9 million, included in investment banking revenues, from an investment in and initial public offering of Aeropostale, Inc. Excluding the impact of this gain, earnings per share (diluted) was $5.57 for fiscal 2002, an increase of 30.4% from fiscal 2001. The Company reported net income of $773.2 million, or $5.35 per share (diluted), in fiscal 2000.

Fiscal 2002 versus Fiscal 2001 Revenues, net of interest expense ("net revenues"), increased 4.5% to $5.1 billion in fiscal 2002 from $4.9 billion in fiscal 2001. Net revenues, excluding the merchant banking gain, were $4.9 billion, unchanged from fiscal 2001.

Commission revenues in fiscal 2002 were virtually unchanged from fiscal 2001 at $1.1 billion. Weak economic conditions led to a reduction in clearance and retail commission revenues, which declined a combined 10.7% to $496.8 million in fiscal 2002 from $556.6 million in fiscal 2001. This decline was offset by increases in institutional commissions due to increased volume. Market share increased significantly for both listed and over-the-counter institutional volume. In addition, a new industry-wide commission-based pricing structure (commission equivalents) for executing transactions on the Nasdaq resulted in an increase in institutional commissions. Previously, the Company did not charge explicit fees in this business, but rather earned market-making revenues based generally on the difference between bid and ask prices. Such revenues were previously recorded in principal transactions revenues.

The Company's principal transactions revenues by reporting categories for the fiscal years ended November 30 were as follows:

                                          ----------
                                             2002          2001          2000
--------------------------------------------------------------------------------
(in thousands)
--------------------------------------------------------------------------------

Fixed income                              $1,662,952    $1,325,588    $  881,494
Equity                                       410,052       549,199       767,051
Derivative financial  instruments            464,795       408,010       576,473
--------------------------------------------------------------------------------
Total principal transactions              $2,537,799    $2,282,797    $2,225,018
================================================================================

Revenues from principal transactions in fiscal 2002 increased 11.2% to $2.5 billion from $2.3 billion in fiscal 2001, reflecting strong results from the Company's fixed income activities, particularly in the mortgage- and asset-backed securities, distressed debt and government bonds areas. These business areas benefited from a favorable interest rate environment, characterized by a low level of short-term interest rates, a steep yield curve and increased customer order flow. The increase in revenues derived from fixed income activities was partially offset by a decrease in revenues derived from equity activities, particularly in the over-the-counter, convertible arbitrage and risk arbitrage areas. Derivative financial instruments increased 13.9% to $464.8 million from $408.0 million in fiscal 2001, reflecting increased equity and interest rate derivatives revenues due to increased customer activity.

                         THE BEAR STEARNS COMPANIES INC.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                                    continued

Investment banking revenues increased 7.9% to $833.5 million in fiscal 2002 from $772.1 million in fiscal 2001. Investment banking net revenues include underwriting, merchant banking and advisory services revenues. Merchant banking revenues were $238.3 million in fiscal 2002, including the gain on Aeropostale, Inc. of $226.9 million, up from $77.4 million in fiscal 2001. Without the merchant banking gain for Aeropostale, Inc., investment banking revenues decreased 21.4% to $606.6 million in fiscal 2002. Underwriting revenues increased 7.3% to $405.1 million in fiscal 2002 from $377.6 million in fiscal 2001, reflecting increased new issue activity. Advisory services revenues decreased 40.1% to $190.1 million from $317.1 million in fiscal 2001 as the level of completed mergers and acquisitions activity continued to decline.

Net interest revenues, interest and dividend revenue less interest expense, was $469.6 million in fiscal 2002, a 13.9% decline from $545.3 million for fiscal 2001. The decrease in net interest revenues was primarily attributable to lower levels of customer margin debt from prime brokerage clients. Difficult equity market conditions experienced throughout fiscal 2002 continued to cause professional investors to employ generally lower levels of leverage. Average margin debit balances fell 13.2% to $34.1 billion in fiscal 2002 from $39.3 billion in fiscal 2001.

Fiscal 2001 versus Fiscal 2000 Net revenues decreased 10.4% to $4.9 billion in fiscal 2001 from $5.5 billion in fiscal 2000. The decrease in net revenues reflects a decrease in net interest revenues, investment banking revenues and commissions. Lower levels of customer margin debt balances from professional and retail investors in fiscal 2001 resulted in reduced net interest revenues. In addition, challenging economic conditions and weakness in the US equity markets resulted in reduced revenue levels from the Company's equity underwriting and mergers and acquisitions activities.

Commission revenues decreased 7.5% to $1.1 billion in fiscal 2001 from $1.2 billion in fiscal 2000. Clearance and retail commissions declined a combined 21.4% to $556.6 million in fiscal 2001 from $708.5 million in fiscal 2000. Difficult equity market conditions significantly reduced retail and fully disclosed clearance customer activity. Partially offsetting the decline in clearance and retail commissions was an increase in both institutional and futures commissions.

Revenues from principal transactions in fiscal 2001 increased 2.6% to $2.3 billion from $2.2 billion in fiscal 2000, reflecting increases in revenues from the Company's fixed income activities, particularly in the mortgage-backed securities and distressed debt areas. These increases reflected a favorable interest rate environment and increased customer demand. The increase in revenues derived from fixed income activities was offset by a decrease in revenues derived from equity activities, particularly the risk arbitrage and over-the-counter market-making areas. In addition, derivatives revenues declined, reflecting reduced equity derivatives revenues due to less favorable market conditions and reduced customer activity.

Investment banking revenues decreased 24.4% to $772.1 million from $1.0 billion in fiscal 2000. Industry-wide weakness in equity underwriting and completed mergers and acquisitions led to the decline. Underwriting revenues decreased 5.4% to $377.6 million from $399.0 million in fiscal 2000, reflecting industry-wide weakness in new issue volume. Advisory services revenues decreased to $317.1 million, or 38.4% from $515.0 million in fiscal 2000.

Net interest revenues decreased 37.3% to $545.3 million in fiscal 2001, from $870.1 million in fiscal 2000. The decrease in net interest revenues was primarily attributable to lower levels of margin debt financing employed by both prime brokerage and fully disclosed clearance clients. As a result of difficult equity market conditions, clients employed significantly lower levels of leverage in their portfolios. Average margin debt balances declined 30.3% to $39.3 billion in fiscal 2001 from $56.4 billion in fiscal 2000.

NON-INTEREST EXPENSES

                                        ----------
                                           2002           2001           2000
--------------------------------------------------------------------------------
(in thousands)
--------------------------------------------------------------------------------

Employee compensation
   and benefits                         $2,508,197     $2,528,852     $2,788,638
Floor brokerage, exchange
   and clearance fees                      197,266        161,363        158,940
Communications and
   technology                              382,857        453,261        449,691
Occupancy                                  152,523        146,620        134,596
Advertising and market
   development                             102,984        126,669        125,153
Professional fees                          132,927        175,249        190,871
Other expenses                             340,519        380,577        456,266
--------------------------------------------------------------------------------
Total non-interest expenses             $3,817,273     $3,972,591     $4,304,155
================================================================================

                         THE BEAR STEARNS COMPANIES INC.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                                    continued

Fiscal 2002 versus Fiscal 2001 Employee compensation and benefits for fiscal 2002 were $2.51 billion, down 0.8% when compared with $2.53 billion in fiscal 2001. Employee compensation and benefits as a percentage of net revenues was 48.9% for fiscal 2002, compared with 51.5% for fiscal 2001. Excluding the effect of the merchant banking gain related to the Company's investment in Aeropostale, Inc., compensation as a percentage of net revenues was 50.9% for the fiscal year ended November 30, 2002. The decline in compensation as a percentage of net revenues was principally attributable to the full-year-effect of workforce reductions completed over the course of fiscal 2001. Full-time employees increased slightly to 10,574 at November 30, 2002 from 10,452 at November 30, 2001.

Non-compensation expenses were $1.31 billion for fiscal 2002, a decrease of 9.3% from $1.44 billion in fiscal 2001. Non-compensation expenses excluding the merchant banking gain were $1.29 billion, a decrease of 10.9% from fiscal 2001. Non-compensation expenses as a percentage of net revenues for fiscal 2002 declined to 25.5%, compared with 29.4% in fiscal 2001. Excluding the merchant banking gain, non-compensation expenses as a percentage of net revenues was 26.3% for fiscal 2002. The decrease in non-compensation expenses was primarily due to decreases in communications and technology costs, severance-related costs and professional fees, reflecting expense control measures taken during fiscal 2001 and continuing in fiscal 2002, as further described below.

The decline in communications and technology costs was attributable to the Company's relocation of its corporate headquarters to 383 Madison Avenue during fiscal 2001 and a significant reduction in the use of information technology consultants. Professional fees decreased as a result of decreases in employment agency fees and consulting fees not related to information technology. Other expenses also decreased due to decreases in litigation expenses and severance-related costs, partially offset by an increase in the Capital Accumulation Plan for Senior Managing Directors, as amended ("CAP Plan") expenses. Severance-related costs during fiscal 2002 totaled $25.6 million, compared with $84.2 million during fiscal 2001. These decreases were partially offset by an increase in floor brokerage, exchange and clearance fees, which increased 22.2% to $197.3 million from $161.4 million for fiscal 2001. These fees resulted from increased trading volume in futures and options and the use of electronic platforms. Expenses for the CAP Plan were $154.0 million for fiscal 2002, a $31.0 million increase from $123.0 million in fiscal 2001, reflecting the higher level of earnings in fiscal 2002 as compared with fiscal 2001. The expense control measures enabled the Company to achieve a pre-tax profit margin of 25.6% for fiscal 2002. Excluding the merchant banking gain, the pre-tax profit margin was 22.9% for fiscal 2002, compared with 19.0% for fiscal 2001.

The Company's effective tax rate was 33.0% in fiscal 2002 and 2001.

Fiscal 2001 versus Fiscal 2000 Employee compensation and benefits in fiscal 2001 decreased 9.3% to $2.5 billion from $2.8 billion in fiscal 2000. The decrease was attributable to a decrease in incentive and discretionary bonuses associated with a decrease in net revenues, a decrease in the number of employees and a decrease in sales commissions in fiscal 2001. Employee compensation and benefits as a percentage of net revenues increased to 51.5% in fiscal 2001 from 50.9% in fiscal 2000. The generally weak operating environment experienced by many of the Company's business areas adversely affected compensation as a percentage of net revenues during fiscal 2001. Included in compensation for fiscal 2001 is approximately $67 million in salaries and benefits related to employees who were terminated during the year. Full-time employees decreased to 10,452 at November 30, 2001 from 11,201 at November 30, 2000.

In fiscal 2001, the Company launched a firmwide effort to reduce operating expenses and increase efficiency. During that year, the Company reduced its workforce by approximately 1,300 people. Non-compensation expense savings were achieved in telecommunications, consulting and professional fees and in occupancy costs related to relocation to the Company's new headquarters.

Non-compensation expenses for fiscal 2001 were $1.4 billion, a 4.7% decrease from $1.5 billion in fiscal 2000. Fiscal 2001 expenses included severance costs of $84.2 million and approximately $50.0 million of non-recurring accelerated amortization costs of technology equipment and leasehold improvements, and expenses incurred in connection with the Company's relocation to its new headquarters. During fiscal 2000, expenses included an after-tax litigation charge of $96.0 million ($150 million pre-tax recorded in "Other Expenses" in the Consolidated Statements of Income). Expenses for the CAP Plan in fiscal 2001 were $123.0 million, down from $140.0 million in fiscal 2000, due to a lower level of earnings. Professional fees decreased to $175.2 million from $190.9 million, primarily due to a decrease in employment agency fees in fiscal 2001.

                         THE BEAR STEARNS COMPANIES INC.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                                    continued

The Company's effective tax rate decreased to 33.0% in fiscal 2001, compared with 34.0% in fiscal 2000, primarily due to higher relative levels of tax preference items.

BUSINESS SEGMENTS

The remainder of "Results of Operations" is presented on a business segment basis. The Company's three business segments -- Capital Markets, Global Clearing Services and Wealth Management -- are analyzed separately due to the distinct nature of the products they provide and the clients they serve. Certain Capital Markets products are distributed by the Wealth Management and Global Clearing Services distribution networks, with the related revenues of such intersegment services allocated to the respective segments. Certain reclassifications have been made to prior year amounts in the Capital Markets segment to conform to the current year's presentation, including reclassification of certain revenues from institutional equities to investment banking.

The following segment operating results exclude certain unallocated revenues (predominantly interest) as well as certain corporate administrative functions, such as certain legal costs and costs related to the CAP Plan.

CAPITAL MARKETS

                                        ----------
                                           2002           2001           2000
--------------------------------------------------------------------------------
(in thousands)
--------------------------------------------------------------------------------

Net revenues
     Institutional equities             $1,117,762     $1,131,124     $1,417,592
     Fixed income                        1,938,045      1,602,034      1,092,568
     Investment banking                    883,717        752,473      1,000,079
--------------------------------------------------------------------------------
Total net revenues                      $3,939,524     $3,485,631     $3,510,239
================================================================================
 Pre-tax income                         $1,343,912     $  867,166     $  899,101
================================================================================

The Capital Markets segment comprises the institutional equities, fixed income and investment banking areas. The Capital Markets segment operates as a single integrated unit that provides the sales, trading and origination effort for various fixed income, equity and advisory products and services. Each of the three businesses works in tandem to deliver these services to institutional and corporate clients.

Institutional equities consists of sales, trading and research in areas such as institutional domestic and international equity sales, block trading, convertible bonds, over-the-counter equities, equity derivatives, risk and convertible arbitrage and NYSE, American Stock Exchange, Inc. and International Securities Exchange specialist activities. Fixed income includes sales, trading and research for institutional clients in a variety of products such as mortgage- and asset-backed securities, corporate and government bonds, municipal and high yield products, foreign exchange and fixed income derivatives. Investment banking provides services in capital raising, strategic advice, mergers and acquisitions and merchant banking. Capital raising encompasses the Company's underwriting of equity, investment-grade and high yield debt products.

Fiscal 2002 versus Fiscal 2001 Net revenues for Capital Markets were $3.9 billion in fiscal 2002, an increase of 13.0% from $3.5 billion in fiscal 2001. Expenses decreased in fiscal 2002 from fiscal 2001 largely due to expense reductions realized from the Company's margin improvement program. Pre-tax income for Capital Markets was $1.3 billion in fiscal 2002, an increase of 55.0% from $867.2 million in fiscal 2001. Without the gain on the merchant banking transaction, net revenues for Capital Markets were $3.7 billion, an increase of 6.5% from fiscal 2001. Similarly, pre-tax income for Capital Markets was $1.2 billion, an increase of 33.2% from fiscal 2001.

Institutional equities net revenues for fiscal 2002 decreased 1.2% to $1.12 billion from $1.13 billion in fiscal 2001, primarily reflecting lower revenues from the risk and convertible arbitrage areas. Risk arbitrage revenues continued to be adversely affected by lower levels of announced mergers and acquisitions activity, which consequently provided fewer risk arbitrage opportunities. Declining volatility and widening credit spreads served to negatively affect convertible arbitrage activity during fiscal 2002. These results were partially offset by improved results in the equity derivatives and convertible securities areas, which benefited from increased customer activity and improved market conditions. Despite challenging market conditions, institutional equities sales revenues were unchanged as compared with fiscal 2001, reflecting increased market share in both listed and over-the-counter securities.

Fixed income net revenues increased to $1.9 billion in fiscal 2002, an increase of 21.0% from $1.6 billion in fiscal 2001. The low level of short-term interest rates and a steep yield curve resulted in increased levels of activity and net revenues, particularly in the mortgage- and asset-backed securities, distressed debt and government bonds areas, as well as interest rate derivatives. The mortgage- and asset-backed area had record net

                         THE BEAR STEARNS COMPANIES INC.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                                    continued

revenues in fiscal 2002, reflecting favorable market conditions that served to increase secondary trading activity and resulted in strong new issue volume.

Investment banking net revenues in fiscal 2002 increased 17.4% to $883.7 million from $752.5 million in fiscal 2001. The fiscal 2002 results include realized and unrealized gains of $226.9 million in an investment in Aeropostale, Inc. Excluding the merchant banking gain, net revenues for fiscal 2002 were $656.8 million, down 12.7% from fiscal 2001. Investment banking net revenues include those for underwriting, merchant banking and advisory services. Underwriting revenues increased 18.3% to $488.6 million in fiscal 2002 from $412.9 million in fiscal 2001, reflecting higher levels of municipal and equity underwriting activity. Merchant banking revenues increased to $238.3 million in fiscal 2002, including the gain from Aeropostale, Inc., as compared with $77.4 million in fiscal 2001. However, advisory services revenues decreased to $156.8 million, or 40.2%, from $262.2 million in fiscal 2001 as the level of completed mergers and acquisitions activity continued to decline in the unfavorable market environment.

Fiscal 2001 versus Fiscal 2000 Net revenues for Capital Markets were $3.49 billion in fiscal 2001, a decrease of 0.7% compared with $3.51 billion in fiscal 2000. Pre-tax income for Capital Markets was $867.2 million in fiscal 2001, down 3.6% from $899.1 million in fiscal 2000.

Institutional equities net revenues for fiscal 2001 decreased 20.2% to $1.1 billion from $1.4 billion in fiscal 2000. A general downturn in the global equities market resulted in lower levels of customer activity and reduced revenues derived from equity derivatives, risk arbitrage and over-the-counter market-making areas.

Fixed income net revenues in fiscal 2001 increased $509.5 million or 46.6%, from $1.1 billion in fiscal 2000. The Fed eased policy in fiscal 2001, including 10 interest rate cuts totaling 450 basis points, which contributed to the strength in the Company's fixed income businesses. Increased levels of mortgage-backed securities, new issue volume and strong secondary customer activity contributed to record revenues from the Company's mortgage-backed securities area.

Investment banking net revenues in fiscal 2001 decreased 24.8% to $752.5 million from $1.0 billion in fiscal 2000. Underwriting revenues decreased 11.1% to $412.9 million from $464.6 million in fiscal 2000, reflecting industry-wide weakness in equity new issue volume. Advisory services revenues decreased to $262.2 million, or 38.7%, from $427.5 million in fiscal 2000. The level of announced US mergers and acquisitions activity declined significantly in fiscal 2001. The decrease in equity underwriting and advisory service revenues was partially offset by an increase in high grade, high yield and municipal underwriting revenues. Merchant banking revenues were $77.4 million and $108.0 million for fiscal 2001 and fiscal 2000, respectively.

GLOBAL CLEARING SERVICES

                                      --------
                                        2002            2001              2000
--------------------------------------------------------------------------------
(in thousands)
--------------------------------------------------------------------------------

Net revenues                          $778,087        $810,601        $1,074,498
Pre-tax income                        $265,327        $249,754        $  466,217
================================================================================

The Global Clearing Services segment provides execution, clearing, margin lending and securities borrowing to facilitate customer short sales to clearing clients worldwide. Prime brokerage clients include hedge funds and clients of money managers, short sellers, arbitrageurs and other professional investors. Fully disclosed clients engage in either the retail or institutional brokerage business. At November 30, 2002, the Company held approximately $164 billion in assets in Global Clearing Services client accounts.

Fiscal 2002 versus Fiscal 2001 Net revenues for Global Clearing Services decreased 4.0% to $778.1 million in fiscal 2002, from $810.6 million in fiscal 2001. Lower prime brokerage and fully disclosed commissions were primarily responsible for the decline in net revenues. Average margin balances declined 13.2% to $34.1 billion in fiscal 2002 from $39.3 billion in fiscal 2001. Difficult equity market conditions characterized by unstable share prices produced fewer investment opportunities and resulted in lower leverage levels used by prime brokerage and fully disclosed customers. Expenses decreased in fiscal 2002 from fiscal 2001, largely due to expense reductions realized from reduced technology, research and administrative costs. As a result, pre-tax income for Global Clearing Services was $265.3 million in fiscal 2002, an increase of 6.2% from $249.8 million for fiscal 2001. Pre-tax profit margin was 34.1% for fiscal 2002 as compared with 30.8% for fiscal 2001.

Fiscal 2001 versus Fiscal 2000 Net revenues for Global Clearing Services were $810.6 million in fiscal 2001, down 24.6% from $1.1

                         THE BEAR STEARNS COMPANIES INC.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                                    continued

billion in fiscal 2000. The decrease in net revenues was principally due to reduced net interest revenues attributable to significantly lower levels of customer margin debt balances and customer short balances. Difficult equity market conditions characterized by unstable share prices produced fewer investment opportunities and resulted in hedge fund clients deleveraging.

Average margin debt balances were $39.3 billion during fiscal 2001, compared with $56.4 billion during fiscal 2000. Margin debt balances totaled $34.3 billion at November 30, 2001, compared with $41.9 billion at November 30, 2000. Average customer short balances were $56.9 billion during fiscal 2001, compared with $64.5 billion during fiscal 2000 and totaled $55.0 billion at November 30, 2001, down from $57.2 billion at November 30, 2000. Pre-tax income for Global Clearing Services was $249.8 million in fiscal 2001, down 46.4% from $466.2 million for fiscal 2000.

WEALTH MANAGEMENT

                                      --------
                                        2002             2001             2000
--------------------------------------------------------------------------------
(in thousands)
--------------------------------------------------------------------------------

Net revenues                          $498,411         $543,495         $683,791
Pre-tax income                        $ 11,616         $ 40,314         $127,856
================================================================================

The Wealth Management segment is composed of the Private Client Services ("PCS") and asset management areas. PCS provides high-net-worth individuals with an institutional level of investment service, including access to the Company's resources and professionals. PCS maintains approximately 500 account executives in its principal office and six regional offices. Asset management manages equity, fixed income and alternative assets for leading corporate pension plans, public systems, endowments, foundations, multi-employer plans, insurance companies, corporations, families and high net-worth individuals in the US and abroad.

Fiscal 2002 versus Fiscal 2001 Net revenues for Wealth Management were $498.4 million in fiscal 2002, a decrease of 8.3% from $543.5 million for fiscal 2001. PCS revenues decreased 8.3% to $344.7 million in fiscal 2002, from $376.0 million in fiscal 2001, due to a reduction in retail trading volume resulting from uncertain economic conditions and lower customer margin debt balances as individual investors continued to retreat from the equity markets. Asset management revenues decreased 8.3% to $153.7 million in fiscal 2002, from $167.5 million in fiscal 2001, due to lower levels of performance-based fees from proprietary hedge funds. These results were partially offset by increased management fees from mutual funds and wrap accounts. Pre-tax income for Wealth Management was $11.6 million in fiscal 2002, a decrease of 71.2% from $40.3 million for fiscal 2001.

Assets under management were $24.0 billion at November 30, 2002, reflecting a 0.8% decrease from $24.2 billion in assets under management at November 30, 2001. The decrease in assets under management reflected declines in market value, substantially offset by inflows in separate accounts.

Fiscal 2001 versus Fiscal 2000 Net revenues for Wealth Management were $543.5 million in fiscal 2001, down 20.5% from $683.8 million for fiscal 2000. The decrease was attributable to a reduction in retail trading volume as a result of uncertain economic conditions and volatile equity markets. Asset management revenues increased, reflecting higher levels of management fees for the Company's mutual fund and alternative investment products, partially offset by reduced performance fees from alternative investment products. Pre-tax income for Wealth Management was $40.3 million in fiscal 2001, down 68.5% from $127.9 million for fiscal 2000.

The asset management area had $24.2 billion in assets under management at November 30, 2001, which reflected a 24.1% increase over $19.5 billion in assets under management at November 30, 2000. Strong net inflows and performances from certain investments in the funds led to the growth in assets under management. Assets from alternative investment products grew sharply, up 37.8% to $6.2 billion under management at November 30, 2001, from $4.5 billion at November 30, 2000. Additionally, mutual funds under management rose 43.9% to $5.9 billion at November 30, 2001, from $4.1 billion at November 30, 2000.

                         THE BEAR STEARNS COMPANIES INC.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                                    continued

                        LIQUIDITY AND CAPITAL RESOURCES

FINANCIAL LEVERAGE

The Company maintains a highly liquid balance sheet, with the vast majority of the Company's assets consisting of cash, marketable securities inventories and collateralized receivables arising from customer-related and proprietary securities transactions. Collateralized receivables consist of resale agreements secured predominantly by US government and agency securities, customer margin loans and securities borrowed, which are typically secured by marketable corporate debt and equity securities. The nature of the Company's business as a securities dealer requires it to carry significant levels of securities inventories to meet its customer and proprietary trading needs. Additionally, the Company's role as a financial intermediary for customer activities, which it conducts on a principal basis, together with its customer-related activities in its clearance business, results in significant levels of customer-related balances, including customer margin debt, securities borrowing and repurchase activity. The Company's total assets and financial leverage can fluctuate, depending largely on economic and market conditions, volume of activity and customer demand. The Company's total assets at November 30, 2002 decreased to $184.9 billion from $185.5 billion at November 30, 2001. The decrease was primarily attributable to a decrease in securities purchased under agreements to resell, substantially offset by an increase in financial instruments owned.

The Company's total capital base, which consists of long-term debt, preferred equity issued by subsidiaries and total stockholders' equity, increased to $30.6 billion at November 30, 2002 from $29.8 billion at November 30, 2001. This change was primarily due to an increase in equity growth from operations and a net increase in long-term debt, partially offset by the redemption of $200.0 million in preferred securities issued by Bear Stearns Capital Trust I, a wholly owned subsidiary of the Company, and the partial redemption and retirement of the Company's Preferred Stock, Series E, F and G.

The amount of long-term debt, as well as total capital, that the Company maintains is driven by its asset composition. The Company's ability to support increases in total assets is a function of its ability to obtain short-term secured and unsecured funding, as well as its access to longer-term sources of capital (i.e., long-term debt and equity). The Company regularly measures and monitors its total capital requirements, which are primarily a function of the self-funding ability of its assets. The equity portion of total capital is primarily a function of on- and off-balance-sheet risks (i.e., market, credit and liquidity) and regulatory capital requirements. As such, the liquidity and risk characteristics of assets being held are the primary determinants of both total capital and the equity portion thereof, thus significantly influencing the amount of leverage that the Company can employ.

Given the nature of the Company's market-making and customer-financing activity, the overall size of the balance sheet fluctuates from time to time. The Company's total assets at quarter end are frequently lower than would be observed on an average basis. At quarter end, the Company typically uses excess cash to finance high-quality, highly liquid securities inventory that otherwise would be funded via the repurchase agreement market. In addition, the Company reduces its matched book repurchase and reverse repurchase activities at quarter end. Finally, the Company may reduce the aggregate level of inventories through ordinary course, open market activities in the most liquid portions of the balance sheet, which are principally US government and agency securities and agency mortgage pass-through securities. At November 30, 2002, total assets of $184.9 billion were approximately 13.3% lower than the average of the month-end balances observed over the trailing 12-month period. Despite reduced total assets at quarter end, the Company's overall market, credit and liquidity risk profile is not changed materially, since the reduction in asset balances is typically in highly liquid, short-term instruments that are financed on a secured basis. This periodic reduction verifies the inherently liquid nature of the balance sheet and provides consistency with respect to creditor constituents' evaluation of the Company's financial condition.

The following table presents total assets, adjusted assets and net adjusted assets with the resultant leverage ratios at November 30, 2002 and November 30, 2001. With respect to a comparative measure of financial risk and capital adequacy, the Company believes that the low-risk collateralized nature of its resale and securities borrowed assets renders net adjusted leverage as the most relevant measure.

                         THE BEAR STEARNS COMPANIES INC.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                                    continued

                                                             -------
                                                               2002        2001
--------------------------------------------------------------------------------
(in billions, except ratios)
--------------------------------------------------------------------------------

Total assets                                                 $ 184.9     $ 185.5
Adjusted assets(1)                                           $ 142.7     $ 140.7
Net adjusted assets(2)                                       $  89.6     $  88.8
Leverage ratio(3)                                               26.6        29.0
Adjusted leverage ratio(4)                                      20.5        22.0
Net adjusted leverage ratio(5)                                  12.9        13.9
================================================================================

(1) Adjusted assets is Total assets less securities purchased under agreements to resell and securities received as collateral.

(2)   Net adjusted assets is Adjusted assets less securities borrowed.

(3) Leverage ratio equals Total assets divided by stockholders' equity and preferred stock issued by subsidiaries.

(4) Adjusted leverage ratio equals Adjusted assets divided by stockholders' equity and preferred stock issued by subsidiaries.

(5) Net adjusted leverage ratio equals Net adjusted assets divided by stockholders' equity and preferred stock issued by subsidiaries.

FUNDING STRATEGY

The Company's general funding strategy seeks to ensure liquidity and diversity of funding sources to meet the Company's financing needs at all times and in all market environments. The Company attempts to finance its balance sheet by maximizing, where economically competitive, its use of secured funding. Short-term sources of cash consist principally of collateralized borrowings, including repurchase transactions, sell/buy arrangements, securities lending arrangements and customer free credit balances. In addition, with respect to short-term, unsecured financing, the Company's emphasis on diversification by product, geography, maturity and instrument results in prudent, moderate usage of more credit-sensitive, potentially less stable funding. Short-term unsecured funding includes commercial paper, medium-term notes and bank borrowings, which generally have maturities ranging from overnight to one year. Due to the collateralized nature of the borrowing, the Company views its secured funding as inherently less credit sensitive and therefore a more stable source of funding. The Company seeks to prudently manage its reliance on short-term unsecured borrowings by maintaining an adequate total capital base and extensive use of secured funding.

In addition to short-term funding sources, the Company utilizes equity and long-term debt, including floating- and fixed-rate and medium-term notes as longer-term sources of unsecured financing. The firm regularly monitors and analyzes the size, composition and liquidity characteristics of its asset base in the context of each asset's ability to be used to obtain secured financing. This analysis results in a determination of the Company's aggregate need for longer-term funding sources (i.e., long-term debt and equity). The Company views long-term debt as a stable source of funding which effectively strengthens its overall liquidity profile.

The Company maintains an alternative funding strategy focused on the liquidity and self-funding ability of the underlying assets. The objective is to maintain sufficient cash capital (i.e., equity plus long-term debt maturing in more than 12 months) and funding sources to enable the Company to refinance short-term, unsecured borrowings with fully secured borrowings. The Company prepares an analysis that focuses on a 12-month time period and assumes that the Company does not liquidate assets and cannot issue any new unsecured debt, including commercial paper. Within this context, the Company monitors its cash position and the borrowing value of unencumbered, unhypothecated marketable securities in relation to its unsecured debt maturing over the next 12 months, striving to maintain the ratio of liquidity sources to maturing debt at 100% or greater. Within this analytical framework, the Company also endeavors to maintain cash capital in excess of that portion of its assets that cannot be funded on a secured basis. These two measures, liquidity ratio and net cash capital, are complementary and constitute the core elements of the Company's alternative funding models and, consequently, its approach to funding and liquidity risk management.

In addition, the Company monitors the maturity profile of its unsecured debt to minimize refinancing risk, maintains relationships with a broad global base of debt investors and bank creditors, establishes and adheres to strict short-term debt investor concentration limits, and periodically tests its secured and unsecured committed credit facilities. The Company also maintains available sources of short-term funding that exceed actual utilization, thus allowing it to endure changes in investor appetite and credit capacity to hold the Company's debt obligations.

The Company has a committed revolving credit facility ("Facility") totaling $3.030 billion, which permits borrowing on a secured basis by Bear Stearns, Bear, Stearns Securities Corp. ("BSSC") and certain other subsidiaries. The Facility also provides that The Bear Stearns Companies Inc. may borrow up to $1.515 billion of the Facility on an unsecured basis. Secured borrowings can be collateralized by both investment-grade and non-investment-grade financial instruments as the Facility provides for defined margin levels on a wide range of financial instruments eligible to be pledged. The Facility contains financial covenants which require, among other things, maintenance of specified levels of stockholders' equity of the Company and net capital of BSSC. The Company renewed

                         THE BEAR STEARNS COMPANIES INC.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                                    continued

the Facility in February 2003 with substantially the same terms. There were no borrowings outstanding under the Facility at November 30, 2002.

The Company has a $1.25 billion committed revolving securities repo facility ("Repo Facility"), which permits borrowings secured by a broad range of collateral, under a repurchase arrangement, by Bear, Stearns International Limited ("BSIL"), Bear Stearns International Trading Limited ("BSIT") and Bear Stearns Bank plc ("BSB"). The Repo Facility contains financial covenants that require, among other things, maintenance of specified levels of stockholders' equity of the Company. The Repo Facility terminates in August 2003, with all repos outstanding at that date payable no later than August 2004. There were no borrowings outstanding under the Repo Facility at November 30, 2002.

The Company has a $500 million committed funding facility ("Funding Facility") with a third-party lender, which permits secured borrowings to finance a portfolio of primarily non-investment-grade loans. The Funding Facility terminates in March 2003, with all amounts outstanding at that date payable no later than March 2007. The Company expects to renew the Funding Facility on its expiration in March 2003. At November 30, 2002, the amount outstanding under this Funding Facility was $171.5 million.

At November 30, 2002, the Company had a $400 million committed revolving credit facility ("Credit Facility"), which permits borrowing on a secured basis collateralized by Japanese securities. The Credit Facility contains financial covenants that require, among other things, maintenance of specified levels of stockholders' equity of the Company and net capital of BSSC. In December 2002, the Company renewed the Credit Facility at a $300 million committed level with substantially the same terms. The Credit Facility, as renewed, terminates in December 2003 with all loans outstanding at that date payable no later than December 2004. There were no borrowings outstanding under the Credit Facility at November 30, 2002.

CAPITAL RESOURCES

The Company conducts a substantial portion of its operating activities within its regulated subsidiaries Bear Stearns, BSSC, BSIL, BSIT and BSB. In connection therewith, a substantial portion of the Company's long-term borrowings and equity has been used to fund investments in, and advances to, these regulated subsidiaries, including subordinated debt advances. The Company regularly monitors the nature and significance of assets or activities conducted outside the regulated subsidiaries and attempts to fund such assets with either capital or borrowings having maturities consistent with the nature and self-funding ability of the assets being financed.

Long-term debt totaling $18.8 billion and $19.7 billion had remaining maturities beyond one year at November 30, 2002 and November 30, 2001, respectively. The Company's access to external sources of financing, as well as the cost of that financing, is dependent on various factors and could be adversely affected by a deterioration of the Company's operating performance and/or the Company's long- and short-term debt ratings.

At November 30, 2002, the Company's long-term/short-term debt ratings were as follows:

                                                                          Rating
--------------------------------------------------------------------------------
Dominion Bond Rating Service Limited(1)                           A/R-1 (middle)
Fitch(2)                                                                 A+/F1+
Moody's Investors Service(3)                                             A2/P-1
Standard & Poor's(4)                                                      A/A-1
Rating & Investment Information, Inc.                                     A+/nr
================================================================================

nr - does not assign a short-term rating

(1) On November 20, 2002, Dominion Bond Rating Service Limited confirmed the above credit ratings with "stable" trends.

(2) On July 6, 2001, Fitch revised the outlook for the Company's long-term debt ratings from "stable" to "negative," while simultaneously affirming the Company's credit ratings.

(3) On February 6, 2003, Moody's Investors Service revised the outlook on the Company's long-term debt ratings from "stable" to "positive," while simultaneously affirming the Company's credit ratings.

(4) On October 5, 2000, Standard & Poor's revised the outlook for the Company's long-term debt ratings from "stable" to "negative," while simultaneously affirming the Company's credit ratings.

STOCK REPURCHASE PROGRAM

The Company has various employee stock compensation plans designed to increase the emphasis on stock-based incentive compensation and align the compensation of its key employees with the long-term interests of stockholders. Such plans provide for annual grants of stock units and stock options. The Company intends to offset the potentially dilutive impact of the annual grants by purchasing common stock throughout the year in open market and private transactions. On January 8, 2002, the Board of Directors of the Company approved an amendment to the Stock Repurchase Program ("Repurchase Program") to replenish the previous authorizations to allow the Company to purchase up to $1.2 billion of common stock in fiscal 2002 or beyond. During the fiscal year ended November 30, 2002, the Company

                         THE BEAR STEARNS COMPANIES INC.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                                    continued

purchased under the current and prior authorizations a total of 10,490,940 shares at a cost of approximately $627.5 million. Approximately $576.7 million was available to be purchased under the current authorization as of November 30, 2002. On January 8, 2003, the Board of Directors of the Company approved an amendment to the Repurchase Program to replenish the previous authorization to allow the Company to purchase up to $1.0 billion of common stock in fiscal 2003 or beyond.

CASH FLOWS

Fiscal 2002 Cash and cash equivalents decreased $1.8 billion to $5.5 billion at November 30, 2002 from $7.3 billion at November 30, 2001. Cash used in operating activities was $1.4 billion, primarily attributable to a decrease in securities sold under agreements to repurchase and an increase in financial instruments owned, partially offset by decreases in securities purchased under agreements to resell, cash and securities deposited with clearing organizations or segregated in compliance with federal regulations and receivables from brokers, dealers and others. Cash used in financing activities of $474.0 million primarily reflected payments for the retirement of long-term borrowings and payments for treasury stock purchases, partially offset by net proceeds from the issuance of long- and short-term borrowings. Cash provided by investing activities of $29.8 million reflected proceeds from net sales of investment securities and other assets, partially offset by purchases of property, equipment and leasehold improvements.

Fiscal 2001 Cash and cash equivalents increased $5.0 billion to $7.3 billion at November 30, 2001 from $2.3 billion at November 30, 2000. Cash provided by operating activities was $7.1 billion, primarily attributable to a decrease in securities borrowed, increases in customer payables and financial instruments sold, but not yet purchased, partially offset by increases in securities purchased under agreements to resell, cash and securities deposited with clearing organizations or segregated in compliance with federal regulations, and financial instruments owned. Cash used in financing activities of $1.5 billion primarily reflected payments for the retirements of long-term borrowings and net payments of short-term borrowings, partially offset by net proceeds from issuances of long-term borrowings. Cash used in investing activities of $510.3 million reflected a business acquisition (see Note 17, "Business Acquisition," in the Notes to Consolidated Financial Statements), purchases of property, equipment and leasehold improvements, as well as net purchases of investment securities and other assets.

Fiscal 2000 Cash and cash equivalents increased $749.5 million to $2.3 billion at November 30, 2000 from $1.6 billion at November 26, 1999. Cash used in operating activities was $6.3 billion, primarily attributable to increases in financial instruments owned and cash and securities deposited with clearing organizations, partially offset by an increase in customer payables. Cash provided by financing activities of $7.2 billion reflected increased net borrowings to support the Company's operational growth while taking advantage of favorable long-term financing opportunities. Cash used in investing activities of $230.4 million reflected purchases of property, equipment and leasehold improvements, as well as net purchases of investment securities and other assets.

REGULATED SUBSIDIARIES

As registered broker-dealers, Bear Stearns and BSSC are subject to the net capital requirements of the Securities Exchange Act of 1934, as amended, the NYSE and the Commodity Futures Trading Commission, which are designed to measure the general financial soundness and liquidity of broker-dealers. BSIL and BSIT, London-based broker-dealer subsidiaries, are subject to the regulatory capital requirements of the Financial Services Authority. Additionally, BSB is subject to the regulatory capital requirements of the Central Bank of Ireland. At November 30, 2002, Bear Stearns, BSSC, BSIL, BSIT and BSB were in compliance with their respective regulatory capital requirements.

The Company's broker-dealer subsidiaries are subject to certain restrictions on the payment of dividends, which could limit the Company's ability to withdraw capital from such regulated subsidiaries, which in turn could limit the Company's ability to pay dividends. See Note 7, "Regulatory Requirements," in the Notes to Consolidated Financial Statements.

MERCHANT BANKING INVESTMENTS

At November 30, 2002, the Company held investments in 20 leveraged transactions with an aggregate recorded value of approximately $163.2 million, reflected in the Consolidated Statements of Financial Condition in "Other Assets." Sixteen transactions are private principal investments aggregating $35.2 million at November 30, 2002. Four transactions are principal investments in public entities, aggregating $128.0 million at November 30, 2002, whereby the Company may have large concentrated holdings, which are valued at a discount to the quoted market value due to concentrations and/or restrictions on sale. Included in these

                         THE BEAR STEARNS COMPANIES INC.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                                    continued

public principal investments is the Company's holding in Aeropostale, Inc. At November 30, 2002, the Company retains an ownership interest of approximately
10.3 million shares in Aeropostale, Inc., representing approximately 29.2% of its outstanding common shares. Also in connection with the Company's merchant banking activities, the Company has investments in private equity-related investment funds aggregating $172.7 million at November 30, 2002. In addition to the various direct and indirect principal investments, the Company has made commitments to participate in private investment funds that invest in leveraged transactions (see the summary table under "Commitments").

HIGH YIELD POSITIONS

As part of the Company's fixed income activities, it participates in the underwriting, securitization and trading of non-investment-grade debt securities, non-performing mortgage-related assets, non-investment-grade commercial and leveraged loans, and securities of companies that are the subject of pending bankruptcy proceedings (collectively, "high yield positions"). Also included in high yield positions is a portfolio of Chapter 13 and other credit card receivables from individuals. Non-investment-grade debt securities have been defined as non-investment-grade corporate debt, asset securitization positions and emerging market debt rated BB+ or lower or equivalent ratings recognized by credit rating agencies. At November 30, 2002 and November 30, 2001, the Company held high yield positions approximating $3.6 billion and $3.0 billion, respectively, substantially all of which are in "Financial Instruments Owned" in the Consolidated Statements of Financial Condition, and $561.4 million and $700.7 million, respectively, reflected in "Financial Instruments Sold, But Not Yet Purchased" in the Consolidated Statements of Financial Condition. Included in these amounts is a portfolio of non-performing mortgage-related assets as well as a portfolio of Chapter 13 and other credit card receivables aggregating $1.2 billion and $1.1 billion at November 30, 2002 and November 30, 2001, respectively.

Also included in the high yield positions are extensions of credit to highly leveraged companies. At November 30, 2002 and November 30, 2001, the amount outstanding to highly leveraged borrowers totaled $574.6 million (gross position of $591.6 million less $17.0 million of associated hedges) and $413.1 million, respectively. The largest industry concentration was to the telecommunications industry, which approximated 18.0% and 26.7% of these high yield positions at November 30, 2002 and November 30, 2001, respectively. Additionally, the Company has lending commitments with these non-investment-grade borrowers (see the summary table under "Commitments"). The Company also has exposure to non-investment-grade counterparties through its trading-related derivative activities. These amounts, net of collateral, were $192.0 million and $55.0 million at November 30, 2002 and November 30, 2001, respectively.

The Company's Risk Management Department and senior trading managers monitor exposure to market and credit risk for high yield positions and establish limits for overall market exposure and concentrations of risk by individual issuer. High yield positions generally involve greater risk than investment-grade debt securities due to credit considerations, liquidity of secondary trading markets and increased vulnerability to changes in general economic conditions. The level of the Company's high yield positions, and the impact of such activities on the Company's results of operations, can fluctuate from period to period as a result of customer demand and economic and market considerations.

SPECIALIST ACTIVITIES

At the close of business on April 20, 2001, the Company, through a joint venture, completed an acquisition of the assets (including specialist rights) and the assumption of certain liabilities of Wagner Stott Mercator. The Company participates, together with its joint venture partner, in specialist activities on the NYSE, AMEX and International Securities Exchange, through a limited liability company in which the Company has just less than a 50% profit and loss interest. For fiscal 2002 and 2001, net revenues from these specialist activities are reflected in "Principal Transactions" revenues in the Consolidated Statements of Income. The combination was accounted for under the purchase method of accounting for business combinations. The purchase price resulted in recordation of tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of the effective date of the combination.

                         THE BEAR STEARNS COMPANIES INC.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                                    continued

CONTRACTUAL OBLIGATIONS

The Company's contractual obligations, excluding derivative financial instruments, as of November 30, 2002:

                                                                                      Payments Due by Period
------------------------------------------------------------------------------------------------------------------------------------
                                                                  Fiscal       Fiscal        Fiscal
                                                                   2003      2004-2005      2006-2007    Thereafter       Total
------------------------------------------------------------------------------------------------------------------------------------
(in millions)
------------------------------------------------------------------------------------------------------------------------------------
Long-term borrowings(1)                                           $4,889        $8,378        $5,763        $4,651        $23,681
Future minimum lease payments(2)(3)                                   55            97            79           106            337
Guaranteed indebtedness of a non-consolidated lessor(3)(4)                                       570                          570
====================================================================================================================================

(1) Amounts include fair value adjustments in accordance with SFAS No. 133. See Note 5, "Long-Term Borrowings," in the Notes to Consolidated Financial Statements.

(2)   Includes 383 Madison Avenue in New York City.

(3) See Note 15, "Commitments and Contingencies," in the Notes to Consolidated Financial Statements.

(4) There was no deficiency as the fair value of the property was in excess of the lessor's debt obligation at November 30, 2002. See 383 Madison Avenue in Note 15, "Commitments and Contingencies," in the Notes to Consolidated Financial Statements.

COMMITMENTS

The Company's commitments as of November 30, 2002:

                                                                           Amount of Commitment Expiration Per Period
------------------------------------------------------------------------------------------------------------------------------------
                                                                  Fiscal       Fiscal        Fiscal
                                                                   2003      2004-2005      2006-2007    Thereafter       Total
------------------------------------------------------------------------------------------------------------------------------------
(in millions)
------------------------------------------------------------------------------------------------------------------------------------
Commercial loan commitments:(1)(2)
     Investment-grade                                             $1,396      $   30          $  461        $   --        $1,887
     Non-investment-grade                                            300         112             245           211           868
Commitments to invest in private
     equity-related investments
     and partnerships(2)(3)                                                                                                  669
Underwriting commitments(2)                                        1,346                                                   1,346
Letters of credit(2)                                               2,774          15              53             1         2,843
Other commercial commitments(2)(4)                                   548          99                                         695
====================================================================================================================================

(1) Commitments are shown gross of associated hedges of $695 million for investment-grade borrowers.

(2) See Note 15, "Commitments and Contingencies," in the Notes to Consolidated Financial Statements.

(3) At November 30, 2002, commitments to invest in private equity-related investments and partnerships aggregated $669 million. These commitments will be funded, if called, through the end of the respective investment periods, primarily ending in 2011.

(4)   Includes certain commitments with no stated maturity.

                         THE BEAR STEARNS COMPANIES INC.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                                    continued

DERIVATIVE FINANCIAL INSTRUMENTS

Derivative financial instruments are contractual commitments between counterparties that derive their values from changes in an underlying interest rate, currency exchange rate, index (e.g., S&P 500), reference rate (e.g., LIBOR), or asset value referenced in the related contract. Some derivatives, such as futures contracts, certain options and index-referenced warrants, can be traded on an exchange. Other derivatives, such as interest rate and currency swaps, caps, floors, collars, swaptions, equity swaps and options, structured notes and forward contracts, are negotiated in the over-the-counter markets. Derivatives generate both on- and off-balance-sheet risks depending on the nature of the contract.

The Company is a dealer in over-the-counter derivatives and, accordingly, enters into transactions involving derivative instruments as part of its customer-related and proprietary trading activities. The Company's dealer activities require it to make markets and trade a variety of derivative instruments. In connection with these activities, the Company attempts to mitigate its exposure to market risk by entering into hedging transactions that may include over-the-counter derivative contracts or the purchase or sale of interest-bearing securities, equity securities, financial futures and forward contracts. The Company also utilizes derivative instruments to hedge proprietary market-making and trading activities. In this regard, the utilization of derivative instruments is designed to reduce or mitigate market risks associated with holding dealer inventories or in connection with arbitrage-related trading activities. The Company also utilizes interest rate and currency swaps, futures contracts and US treasury positions to hedge its debt issuances as part of its asset and liability management.

In connection with the Company's dealer activities, the Company formed Bear Stearns Financial Products Inc. ("BSFP") and its wholly owned subsidiary, Bear Stearns Trading Risk Management Inc. ("BSTRM"). BSFP is a wholly owned subsidiary of the Company. BSFP and BSTRM were established to provide clients with a AAA-rated counterparty that offers a wide range of global derivative products. BSFP is structured so that if a specified trigger event (including certain credit rating downgrades of the Company) occurs, BSFP will perform on all of its contracts to their original maturities with the assistance of an independent derivatives portfolio manager who would assume the active management of BSFP's portfolio ("Continuation Structure"). BSTRM is structured so that, on the occurrence of a specified trigger event, it will cash-settle all outstanding derivative contracts in a predetermined manner ("Termination Structure"). Clients can use either structure. The AAA/Aaa ratings that BSFP and BSTRM have received are based on the ability to meet their respective obligations without any additional capital from the Company. In the unlikely occurrence of a trigger event, the Company does not expect any significant incremental impact on the liquidity or financial condition of the Company. At November 30, 2002, the potential cash settlement payable by BSTRM on the occurrence of a trigger event was less than $20 million.

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

As of November 30, 2002 and November 30, 2001, the Company had notional/contract amounts of approximately $1.6 trillion and $1.1 trillion, respectively, of derivative financial instruments, of which $421.1 billion and $285.4 billion, respectively, were listed futures and option contracts. The aggregate notional/contract value of derivative contracts is a reflection of the level of activity and does not represent the amounts that are recorded in the Consolidated Statements of Financial Condition. The Company's derivative financial instruments outstanding, which either are used to hedge trading positions, fixed-rate debt, or are part of its derivative dealer activities, are marked to fair value.

The Company's derivatives have a weighted average maturity of approximately 3.9 years and 3.8 years at November 30, 2002 and November 30, 2001, respectively.

                         THE BEAR STEARNS COMPANIES INC.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                                   continued

The maturities of notional/contract amounts outstanding for derivative financial instruments as of November 30, 2002 were as follows:

                                               Less Than     One to Three   Three to Five    Greater Than
                                               One Year          Years           Years         Five Years       Total
-------------------------------------------------------------------------------------------------------------------------
(in billions)
-------------------------------------------------------------------------------------------------------------------------
Swap agreements, including options,
   swaptions, caps, collars and floors           $  216.4       $  261.6       $  237.5          $  331.5       $1,047.0
Futures contracts                                   151.0           52.6           31.2               4.3          239.1
Forward contracts                                    62.8                                                           62.8
Options held                                         98.8           28.8            0.3                            127.9
Options written                                      60.6           13.0            0.3                             73.9
-------------------------------------------------------------------------------------------------------------------------
Total                                            $  589.6       $  356.0       $  269.3          $  335.8       $1,550.7
=========================================================================================================================
Percent of total                                     38.0%          23.0%          17.3%             21.7%         100.0%
=========================================================================================================================

                         THE BEAR STEARNS COMPANIES INC.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                                    continued

NEW ACCOUNTING PRONOUNCEMENTS

In October 2002, the Emerging Issues Task Force ("EITF") issued guidance on Issue No. 02-3, "Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities." This guidance would generally eliminate the practice of recognizing profit at the inception of a derivative contract unless the fair value of the derivative is obtained from a quoted market price in an active market or is otherwise evidenced by comparison to other observable current market transactions or based on a valuation technique that incorporates observable market data. The guidance was effective for contracts entered into subsequent to November 22, 2002 and did not materially impact the consolidated financial statements. The effect in future financial statements is not currently estimable.

In November 2002, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation ("FIN") No. 45, "Guarantors Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN No. 45 requires a guarantor to recognize, at the inception of the guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. It also provides additional guidance on the disclosure of guarantees. The recognition and measurement provisions are effective for guarantees made or modified after December 31, 2002. The disclosure provisions are effective for fiscal periods ending after December 15, 2002. The Company will adopt FIN No. 45 as required in fiscal 2003 and does not expect a material impact on the consolidated financial statements.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure," which amends SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 148 provides three alternative methods of transition for a voluntary change to fair value accounting for stock-based compensation as permitted under SFAS No. 123. It also requires prominent disclosures about the method of accounting for stock-based compensation and its effect on reported results. The three alternatives are: 1) the prospective method in which fair value expense would be recognized for all awards granted in the year of adoption, but not previous awards, 2) the modified prospective method in which fair value expense would be recognized for the unvested portion of all prior stock options granted and those granted in the year of adoption, and 3) the retroactive restatement method, which is similar to the modified prospective method, except that all prior periods are restated. The Company will adopt fair value accounting for stock-based compensation in fiscal 2003 using the prospective method provided by SFAS No. 148. As a result, the Company will begin to expense the fair value of stock options issued to employees over the related vesting period, starting with stock options granted after November 30, 2002.

In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities -- an Interpretation of ARB No. 51." FIN No. 46 provides guidance on the consolidation of certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. Such entities are referred to as variable interest entities ("VIEs"). FIN No. 46 requires the primary beneficiary of a VIE to consolidate the entity. For existing entities, FIN No. 46 is effective for fiscal periods beginning after June 15, 2003. For new entities, FIN No. 46 was effective after January 31, 2003. The Company will adopt FIN No. 46 as required in fiscal 2003 and is currently evaluating its impact on the consolidated financial statements.

The transition provisions of FIN No. 46 require certain disclosures in financial statements issued after January 31, 2003. Although the Company is still evaluating the impact of FIN No. 46, it is reasonably possible that FIN No. 46 will require consolidation of, or additional disclosures related to, the entities described below.

The Company acts as portfolio manager in several collateralized debt obligation transactions. In these transactions, the Company establishes a trust that purchases a portfolio of assets and issues trust certificates that represent interests in the portfolio of assets. In addition to receiving variable compensation for managing the portfolio, the Company also may retain certain trust certificates. The assets in these trusts at November 30, 2002 approximated $1.3 billion. The Company's maximum exposure to loss as a result of its relationship with these trusts is approximately $11.9 million, which represents the fair value of its interests.

The Company owns subordinated interests in several entities related to collateralized debt obligation transactions in which it does not act as portfolio manager. It may own these interests as a result of its underwriting activities or by direct proprietary investment. These entities are likely to qualify as VIEs. At November 30, 2002, the total assets of those entities in which the Company owned significant variable interests

                         THE BEAR STEARNS COMPANIES INC.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                                    continued

approximates $1.6 billion. As owners of significant variable interests, the Company may be required to make additional disclosures related to these entities, but will not be required to consolidate them. The Company's maximum exposure to loss related to these entities is approximately $14.5 million, which represents the fair value of its interests at November 30, 2002.

The Company has entered into a lease arrangement for its world headquarters at 383 Madison Avenue with an entity that may be a VIE. The Company makes periodic LIBOR-based payments to this entity and guarantees a portion of the value of the building to the creditors of the entity. As a result of its involvement with this entity, the Company's maximum exposure to loss is $570 million, which represents the guarantee to the entity's creditors. The entity's sole asset is the building, which was completed in 2002 at a cost of approximately $670 million.

In 1997, the Company established a program whereby it has created a series of municipal securities trusts in which it has retained interests. These trusts purchase fixed-rate, long-term, highly rated, insured or escrowed municipal bonds financed by the issuance of trust certificates. Certain of the trust certificates entitle the holder to receive future payments of principal and variable interest and to tender such certificates at the option of the holder on a periodic basis. The Company acts as placement agent for the trust certificates and as liquidity provider to the trust. The purpose of the program is to allow the Company's clients to purchase synthetic short-term, floating-rate municipal debt that does not otherwise exist in the marketplace. In the Company's capacity as liquidity provider to the trusts, the maximum exposure to loss at November 30, 2002 was approximately $2.7 billion, which represents the outstanding amount of all trust certificates. This exposure to loss is mitigated by the underlying municipal bonds. The underlying municipal bonds in the trusts are either AAA- or AA-rated, insured or escrowed to maturity. Such bonds had a market value approximating $2.7 billion at November 30, 2002.

At November 30, 2002, the Company had an approximate 40% equity interest in Liquid Funding, Ltd. ("LFL"), a AAA-rated special purpose vehicle established to participate in the repurchase agreement and total return swap markets. A subsidiary of the Company acts as investment manager. The Company accounts for such investment under the equity method of accounting. At November 30, 2002, the total assets of this entity approximated $900 million. The Company's maximum exposure to loss as a result of its investment in this entity is approximately $5.0 million.

The Company regularly creates or transacts with entities that may be VIEs. These entities are an essential part of its securitization, asset management and structured finance businesses. In addition, the Company purchases and sells instruments that may be variable interests. Given the short period of time from the issuance of FIN No. 46 and its effective date, at this time, the Company cannot definitively quantify the impact of FIN No. 46.

EFFECTS OF INFLATION

Since the Company's assets are primarily recorded at their current market value and to a large extent are liquid in nature, they are not significantly affected by inflation. However, the rate of inflation affects the Company's expenses, such as employee compensation, office leasing costs, information technology and communications charges, which may not be readily recoverable in the price of services offered by the Company. To the extent that inflation causes interest rates to rise and has other adverse effects on the securities markets and on the value of securities held in inventory, it may adversely affect the Company's financial position and results of operations.

                         THE BEAR STEARNS COMPANIES INC.

                         THE BEAR STEARNS COMPANIES INC.

                                 RISK MANAGEMENT

                                     OVERALL

The Company's principal business activities engender significant market and credit risks. In addition, the Company is subject to operational, legal, funding and other risks. Effective identification, assessment and management of these risks are critical to the success and stability of the Company. As a result, comprehensive risk management procedures have been established to identify, monitor and control each of these major risks. The Company's diverse securities industry activities help to reduce the impact that volatility in any particular market may have on its net revenues. Funding risk is discussed in Management's Discussion and Analysis of Financial Condition and Results of Operations in the "Liquidity and Capital Resources" section.

Managing risk at the Company begins with the expertise and experience of trading department management. Senior managing directors in each department have extensive knowledge of the specialized products, markets and activities in which they do business. Their experience and insight are supplemented by risk management procedures that monitor and evaluate the Company's risk profile.

The cornerstone of these procedures is constant communication between trading department management and senior management concerning inventory positions and market risk profile. This process culminates each week with the trading departments making formal reports of positions, profits and losses and certain trading strategies to Bear Stearns' Risk Committee. The Risk Committee, which comprises senior managing directors from each trading department as well as the Risk Management Department, oversees trading departments and their trading strategies.

The risk management process encompasses many units independent of the trading desks, including the Risk Management, Global Credit, Correspondent Clearing, Controllers, Operations, Compliance and Financial Analytics & Structured Transactions Departments, and is intended to support and enforce the Company's policies and procedures with a focus on market and credit risk. Those procedures begin with the Company marking its financial instruments owned to fair value on a daily basis and producing daily profit and loss statements for senior management covering all trading departments.

The Company believes that a clear understanding of how its positions generate profit or loss on a daily basis is crucial to managing risk. Many of the independent units are actively involved in ensuring the integrity and clarity of the daily profit and loss statements. Activities include daily and monthly price verification procedures, position reconciliation, reviewing pricing models and reviewing booking of complex transactions. Furthermore, the Company uses market-based credit pricing to estimate the appropriate credit reserves associated with certain counterparty credit exposures.

In addition, trading desk management, senior management and independent units also review the age and composition of proprietary accounts and review risk reports appropriate to the risk profile of each trading activity. Risk limits are established and monitored, market conditions are evaluated, certain transactions are reviewed in detail, and quantitative methods such as value-at-risk and stress testing are employed (see the "Value-at-Risk" section). These activities better ensure that trading strategies are followed within acceptable risk parameters.

The Risk Management Department is independent of all trading areas and reports directly to the Executive Committee. The goals of the department are to understand the market risk profile of each trading area, to consolidate risk firmwide, to articulate large trading or position risks to senior management, to provide traders with perspectives on their positions and to better ensure accurate mark-to-market pricing. The department supplements the communication between trading managers and senior management by providing its independent perspective on the Company's market risk profile via a daily risk highlights report that is distributed to a number of senior managers in the Company.

The Global Credit Department, in conjunction with the Credit Policy Committee and its subcommittee, the Global Credit Committee, establishes and reviews appropriate credit limits for customers and dealer counterparties. The Credit Policy Committee is composed of senior risk, legal and business managers. The Credit Policy Committee establishes policies and guidelines and reviews large exposures and other items brought to its attention. The Global Credit Committee meets weekly or more often as necessary to set credit limits and to monitor the exposure of customers that enter into repurchase and resale agreement facilities, stock borrowing or loan facilities, derivative financial instruments and other products that may give rise to secured and unsecured credit.

                         THE BEAR STEARNS COMPANIES INC.

                                 RISK MANAGEMENT

                                    continued

The following discussion of the Company's risk management procedures for its principal risks and the estimated amounts of the Company's market risk exposure generated by the Company's statistical analyses contains forward-looking statements. The analyses used to assess such risks are not predictions of future events, and actual results may vary significantly from such analyses due to events in the markets in which the Company operates and certain other factors as described herein.

                                   MARKET RISK

Market risk generally represents the risk of loss that may result from the potential change in the value of a financial instrument as a result of fluctuations in interest and currency exchange rates, equity and futures prices, changes in the implied volatility of interest rates, foreign exchange rates, equity and futures prices, and price deterioration or changes in value due to changes in market perception or actual credit quality of either the issuer or its country of origin. Market risk can be exacerbated in times of illiquidity where market participants refrain from transacting in normal quantities and/or at normal bid-offer spreads. Market risk is inherent to both cash and derivative financial instruments and, accordingly, the scope of the Company's market risk management procedures includes all market risk-sensitive financial instruments. The Company's exposure to market risk is directly related to its role as a financial intermediary in customer trading transactions and to its proprietary trading, investment and arbitrage activities.

The Company makes dealer markets in investment-grade corporate debt, non-investment-grade corporate ("high yield") debt, US government securities, sovereign debt, emerging markets debt obligations, mortgages and mortgage-backed securities, other collateralized securities and municipal bonds. The Company is also an active market maker and conducts block trading activities in both listed and over-the-counter equity markets. In connection with these activities, the Company may be required to maintain significant inventories to ensure availability and to facilitate customer order flow. The Company is also engaged as a dealer in both listed and over-the-counter derivatives and, accordingly, enters into transactions such as interest rate and cross-currency swaps, over-the-counter swaps and options on interest rates and foreign currencies, various credit default swaps and equity swaps and options, all as part of its customer and proprietary trading activities. In connection with these activities, the Company attempts to mitigate its exposure to market risk by entering into hedging transactions, which may include listed and over-the-counter derivative contracts or the purchase or sale of securities, financial futures and options on futures or forward contracts. Additionally, the Company has a significant investment in a limited liability company that is involved in specialist activities. Stock exchange rules require that specialists maintain an orderly market, including purchasing shares in a declining market, which may result in trading losses.

The Company's arbitrage activities are designed to take advantage of market price discrepancies in securities trading in different markets, between related products or derivative instruments. Arbitrage activities involve maintaining offsetting positions in other financial instruments. In many instances, the Company may be required to purchase or sell derivative financial instruments as part of the arbitrage of a cash market security. These transactions may involve forward-settling transactions such as forwards or futures, where the objective may be to capture differences in the time value of money, or options transactions, which seek to capture differences between the expected and actual volatility of the underlying instrument. The Company attempts to mitigate market risk in these activities by entering into hedging transactions.

Following is a discussion of the Company's primary market risk exposures as of November 30, 2002 and November 30, 2001, including a discussion of how those exposures are currently managed.

INTEREST RATE RISK

Interest rate risk is a consequence of maintaining market-making and proprietary inventory positions and trading in interest rate-sensitive financial instruments. In connection with the Company's dealer and arbitrage activities, including market making in over-the-counter derivative contracts, the Company exposes itself to interest rate risk arising from changes in the level or volatility of interest rates, mortgage prepayment speeds or the level and shape of the yield curve. The Company's fixed income activities also expose it to the risk of loss related to changes in credit spreads on debt instruments. Credit spread risk arises from the potential that changes in an issuer's credit rating or credit perception could affect the value of financial instruments. Credit risk resulting from default on counterparty obligations is discussed in

                         THE BEAR STEARNS COMPANIES INC.

                                 RISK MANAGEMENT

                                    continued

the Credit Risk section. The Company attempts to hedge its exposure to interest rate risk primarily through the use of interest rate swaps, options, Eurodollar and US government securities, and futures and forward contracts designed to reduce the Company's risk profile. Credit spread risk is hedged through the use of credit derivatives such as credit default swaps, as well as offsetting long or short positions in various related securities.

FOREIGN EXCHANGE RATE RISK

Foreign exchange rate risk arises from the possibility that changes in foreign exchange rates will affect the value of financial instruments. When the Company buys or sells a foreign currency or a financial instrument denominated in a currency other than US dollars, exposure exists from a net open currency position. Until the position is covered by selling or buying the equivalent amount of the same currency or by entering into a financing arrangement denominated in the same currency, the Company is exposed to a risk that the exchange rate may move against it. The Company attempts to hedge the risk arising from its foreign exchange activities primarily through the use of currency borrowing, swaps, options, forwards and futures.

EQUITY PRICE RISK

The Company is exposed to equity price risk through making markets in equity securities and equity derivatives as well as specialist activities. Equity price risk results from changes in the level or volatility of equity prices, which affect the value of equity securities or instruments that derive their value from a particular stock, a basket of stocks or a stock index. The Company attempts to reduce the risk of loss inherent in its inventory of equity securities by entering into hedging transactions, including equity options and futures, designed to mitigate the Company's market risk profile.

VALUE-AT-RISK

An estimation of potential losses that could arise from changes in market conditions is typically accomplished through the use of a statistical model, known as value-at-risk ("VaR"), that seeks to predict risk of loss based on historical and/or market-implied price and volatility patterns. VaR estimates the probability of the value of a financial instrument rising above or falling below a specified amount. The calculation uses the standard deviation of historical changes in value (i.e., volatility) of the market risk-sensitive financial instruments to estimate the amount of change in the current value that could occur at a specified probability level.

The Company has performed an entity-wide VaR analysis of the Company's financial assets and liabilities, including financial instruments owned and sold, repurchase and resale agreements, and funding assets and liabilities. The Company regularly evaluates and enhances such VaR models in an effort to more accurately measure risk of loss. Certain equity-method investments, leveraged lending activities and non-publicly traded investments are not reflected in the VaR results. The VaR related to non-trading financial instruments has been included in this analysis and is not reported separately because the amounts are not material. The calculation is based on a methodology that uses a one-day interval and a 95% confidence level. Interest rate and foreign exchange rate risk use a "Monte Carlo" value-at-risk approach. Monte Carlo simulation involves the generation of price movements in a portfolio using a random number generator. The generation of random numbers is based on the statistical properties of the securities in the portfolio. For interest rates, each country's yield curve has five factors that describe possible curve movements, where appropriate. These were generated from principal component analysis. In addition, volatility and spread risk factors as well as intercountry correlations were used, where appropriate.

Equity price risk was measured using a combination of historical and Monte Carlo approaches. Equity and equity derivatives risk were treated as correlated with various domestic and international indices, of which the Company used approximately 50 at November 30, 2002 and November 30, 2001. Parameter estimates, such as volatilities and correlations, were based on daily tests through November 30, 2002.

VaR has inherent limitations, including reliance on historical data, which may not accurately predict future market risk, and the quantitative risk information generated is limited by the parameters established in creating the models. There can be no assurance that actual losses occurring on any one day arising from changes in market conditions will not exceed the VaR amounts shown below or that such losses will not occur more than once in 20 days. However, the Company believes VaR models are an appropriate methodology for comparison of risk profiles across companies in the financial services industry.

                         THE BEAR STEARNS COMPANIES INC.

                                 RISK MANAGEMENT

                                    continued

The aggregate VaR presented below is less than the sum of the individual components (i.e., interest rate risk, foreign exchange rate risk, equity risk) due to the benefit of diversification among the risks. The following table illustrates the VaR for each component of market risk as of November 30, 2002 and 2001. Commodity risk has been excluded due to immateriality at November 30, 2002 and 2001.

                                                     -------
                                                       2002               2001
--------------------------------------------------------------------------------
(in millions)
--------------------------------------------------------------------------------

MARKET RISK
    Interest rate                                    $  17.8            $  12.6
    Currency                                             0.6                1.1
    Equity                                               3.4                5.3
    Diversification benefit                             (3.7)              (5.3)
--------------------------------------------------------------------------------
Aggregate VaR                                        $  18.1            $  13.7
================================================================================

The table below illustrates the high, low and average (calculated on a monthly basis) VaR for each component of market risk and aggregate market risk during fiscal 2002:

                                            High            Low         Average
--------------------------------------------------------------------------------
(in millions)
--------------------------------------------------------------------------------

MARKET RISK
     Interest rate                         $22.7           $ 9.7           $16.0
     Currency                                1.5             0.4             0.9
     Equity                                  5.3             2.8             4.0
     Aggregate VaR                          22.9            10.7            16.5
================================================================================

As previously discussed, the Company utilizes a wide variety of market risk management methods, including trading limits; marking all positions to market on a daily basis; daily profit and loss statements; position reports; daily risk highlight reports; aged inventory position reports; and independent verification of inventory pricing. Additionally, management of each trading department reports positions, profits and losses and notable trading strategies to the Risk Committee on a weekly basis. The Company believes that these procedures, which stress timely communication between traders, trading department management and senior management, are the most important elements of the risk management process.

Stress testing (also referred to as scenario analysis) measures the risk of loss over a variety of extreme market conditions that are defined in advance. Stress testing is a key methodology used in the management of market risk as well as counterparty credit risk (see "Credit Risk" below). Stress tests are calculated at the firmwide level, for particular trading books, for particular customer accounts and for particular individual positions. Stress tests are performed on a regular basis as well as on an ad hoc basis, as deemed appropriate. The ongoing evaluation process of trading risks as well as the consideration of new trading positions commonly incorporates an ad hoc discussion of "what-if" stressed market conditions and their impact on profitability. This analysis varies in its degree of formality based on the judgment of trading department management, risk management and senior managers. While the Company recognizes that no methodology can perfectly predict future market conditions, it believes that these tools are an important supplement to the Company's risk management process. The Company expects to continue to develop and refine its formal stress testing methodologies.

The following charts represent a summary of the daily principal transactions revenues and reflect a combination of trading revenues, net interest revenues for certain trading areas and other revenues for the fiscal year ended November 30, 2002 and the fiscal year ended November 30, 2001, respectively. These charts represent a historical summary of the results generated by the Company's trading activities as opposed to the probability approach used by the VaR model. The average daily trading profit was $10.1 million and $9.1 million for the fiscal years ended November 30, 2002 and November 30, 2001, respectively. Daily trading losses exceeded the reported average VaR amounts less than 1% of the total trading days during the fiscal years ended November 30, 2002 and 2001. The frequency distribution of the Company's daily net trading revenues reflects the Company's historical ability to manage its exposure to market risk and the diversified nature of its trading activities. No guarantee can be given regarding future net trading revenues or future earnings volatility. The Company believes that these results are indicative of its commitment to the management of market trading risk.

                         THE BEAR STEARNS COMPANIES INC.

                                 RISK MANAGEMENT

                                    continued


                   DISTRIBUTION OF DAILY NET TRADING REVENUES


            [Vertical bar graphs of Number of Trading days (y-axis) versus Daily Net Trading Revenues (x-axis) representing the following information appear here in paper format]


                       FISCAL YEAR ENDED NOVEMBER 30, 2002

                         DAILY NET TRADING
                              REVENUES       NUMBER OF
                          ($ IN MILLIONS)   TRADING DAYS
                               (10)+               3
                               (10)-(5)            2
                                (5)-0             17
                                 0-5              45
                                 5-10             62
                                10-15             55
                                15-20             40
                                20-25             15
                                25-30              6
                                30+                6


                       FISCAL YEAR ENDED NOVEMBER 30, 2001

                         DAILY NET TRADING
                              REVENUES        NUMBER OF
                          ($ IN MILLIONS)   TRADING DAYS
                               (10)+               2
                               (10)-(5)            4
                                (5)-0              6
                                 0-5              56
                                 5-10            101
                                10-15             44
                                15-20             21
                                20-25              9
                                25-30              4
                                30+                3


                         THE BEAR STEARNS COMPANIES INC.

                                 RISK MANAGEMENT

                                    continued

                                   CREDIT RISK

Credit risk arises from potential non-performance by counterparties, customers, borrowers, or debt security issuers. The Company is exposed to credit risk as trading counterparty to dealers and customers, as direct lender, as holder of securities and as member of exchanges and clearing organizations. The Company has established policies and procedures to manage credit risk.

The Credit Policy Committee delegates credit approval authority to the Global Credit Committee, approves exposure measurement standards, reviews concentrations of credit risk, sets documentation and credit support standards and considers new or unusual credit-related transactions. The Global Credit Committee, which includes several members of the Credit Policy Committee, implements policy through its review and approval of counterparty credit limits. The Company's Principal Activities Committee, consisting of senior investment banking, capital markets, credit and risk management professionals, reviews and approves loan underwriting proposals. Certain leveraged loan commitments, as well as large or unusual credit extensions, are referred for approval to the Company's Executive Committee. Dedicated professionals in several departments contribute to the administration of the Company's credit policies and procedures. The responsible groups include Global Credit, Operations and Administration (Margin), Correspondent Clearing (Prime Brokerage), Risk Management and Investment Banking.

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

Credit analysts and managers are based in Company offices in New York, San Francisco, London, Dublin and Hong Kong and specialize by industry within the US and otherwise by country or region. Each analyst provides rating and limit recommendations to senior credit officers who either take action or refer recommendations to the Global Credit Committee or the Credit Policy Committee. All counterparties are assigned internal credit ratings reflecting the Global Credit Department's quantitative and qualitative assessment of the counterparty's relative probability of default. The internal rating process may include review of audited financial statements, review of opinions of major statistical rating agencies, assessment of industry or sovereign factors, review of market developments, meetings with management and analysis of the risk of transactions with the counterparty.

The Company measures its actual credit exposure (the replacement cost of counterparty contracts) on a daily basis. Master netting agreements, collateral and credit insurance are used to mitigate counterparty credit risk. The credit exposures reflect these risk-reducing features to the extent they are legally enforceable. The Company's net replacement cost of derivative contracts in a gain position at November 30, 2002 and November 30, 2001 approximated $4.2 billion and $2.9 billion, respectively. These amounts are net of counterparty credit reserves, which are estimated by applying counterparty-specific market-based credit spreads to the expected exposure of derivatives and foreign exchange transactions, after giving effect to collateral. Exchange-traded financial instruments, which typically are guaranteed by a highly rated clearing organization, have margin requirements that substantially mitigate risk of credit loss.

The Company establishes potential exposure limits across a variety of financing and trading products for all counterparties on a group and individual entity basis. Potential exposure is the statistically estimated net credit exposure associated with adverse market moves over the life of transactions at a 97.7% confidence interval. For over-the-counter derivative and foreign exchange contracts, the potential exposure is estimated daily using sophisticated, internally developed risk models that employ Monte Carlo simulations. Potential exposure estimates consider the size and maturity of contracts; the volatility of, and correlations among, the underlying assets, indices and currencies; settlement mechanisms; rights to demand additional collateral; and other legally enforceable credit mitigants such as third-party guarantees or insurance. For other credit-sensitive fixed income products, potential exposure limits are converted to notional amounts using appropriate risk factors.

The Company establishes country concentration limits and monitors actual and potential exposures, including both position and counterparty

                         THE BEAR STEARNS COMPANIES INC.

                                 RISK MANAGEMENT

                                    continued

exposures, in emerging markets. The Sovereign Risk Unit evaluates international macroeconomic conditions and recommends country concentration limits. The Company limits and monitors its exposure to sovereign default, devaluation and inconvertibility of local currencies.

The Margin Department is responsible for evaluating the risk of extending loans to the Company's customers secured by certain marketable securities. The department evaluates the creditworthiness of the borrower as well as the acceptability of collateral and actively monitors to ensure that collateral received meets regulatory and internal requirements. Internal (or "house") margin requirements generally exceed minimum regulatory requirements and may be adjusted for specific securities based on volatility or liquidity. The Special Credit Services unit of the Global Credit Department evaluates and sets terms for loans secured by restricted or control stock, emerging markets securities and concentrated or less liquid securities.

The Risk Management Department is responsible for monitoring the market risk of the Company's proprietary positions. As part of its duties, the group evaluates the credit quality of securities positions held in inventory to quantify and limit the risk to the Company of issuer default or changes in credit spreads. In a similar manner, the department also evaluates the credit quality of reference issuer obligations associated with derivatives contracts whose values are linked to the credit quality or credit spread trading level of reference issuers. The department monitors issuer credit exposures across the various cash and derivative trading desks that trade in securities or derivatives of the same or related issuers to monitor aggregate exposures. This process also aggregates counterparty credit exposures with issuer exposures to produce a more comprehensive perspective on the Company's exposure to credit risks.

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

The Company, through BSSC and BSIL, transacts with professional clients, including floor traders and specialists, arbitrageurs, broker-dealers, hedge funds and fund of funds groups. These clients employ a wide variety of trading styles including option hedging, market-neutral statistical arbitrage, risk arbitrage and hedged convertible strategies to multiple fixed income strategies. Trading strategies are employed in both domestic and international markets. The extension of credit, via margin debt for a given customer, is determined by the systematic analysis of the securities held and trading strategy that such customer employs. The Company has established a risk-based, margin-lending policy under which the minimum capital requirement may be greater than the applicable regulatory capital requirement. In other words, customers can only achieve maximum regulatory leverage if their portfolios satisfy the internal risk parameters.

Client portfolios are analyzed and evaluated daily through extensive simulation analysis designed to estimate market-related risk. Using its internally developed risk management system known as RACS (Risk Analytic Control System), the Risk Department is able to analyze every professional client's portfolio prior to each market open as well as on an intra-day basis. RACS uses scenario analysis to estimate market risk through extensive stress testing. Client positions are simulated across more than 200 different scenarios resulting in a wide variety of potential profit and loss possibilities. Some basic assumptions used in the analysis are minimum portfolio moves of 20% as well as minimum moves in individual securities of 25% or more. Other scenarios include price movement tests of 1 and 2 standard deviations, fixed percentage moves, beta-weighted and market-capitalization-driven extreme price moves. Scenarios are constructed in such a way as to assess position and portfolio sensitivities to changes in underlying prices, volatilities, interest rates, credit spreads, cross-currency rates and forward time horizons. Experienced managers review the results of the stress testing to determine whether additional margin is necessary. In addition to client-level security and portfolio analysis, the system produces over 40 various reports that provide multi-dimensional views, which include industry exposures, country/region exposures and security concentration and liquidity risk.

                         THE BEAR STEARNS COMPANIES INC.

                                 RISK MANAGEMENT

                                    continued

                                OPERATIONAL RISK

Operational risk is the potential for loss arising from limitations in the Company's financial systems and controls, deficiencies in legal documentation, non-compliance with the execution of legal and fiduciary responsibilities, deficiencies in technology and the risk of loss attributable to operational problems. In particular, the Company is an active participant in over-the-counter markets, including derivative, commercial and residential mortgage loans, leveraged loans and Chapter 13 and other credit card receivables. The nature of many of these financial instruments is such that they are valued through the use of models. The complexities and reduced transparency inherent in financial instruments valued using models, as compared with exchange-traded prices or other quoted market valuations, introduce a particular element of operational risk into the Company's business. These risks are less direct than credit and market risk, but managing them is critical, particularly in a rapidly changing environment with increasing regulation and transaction volumes. In an effort to reduce or mitigate these risks, the Company has established and maintains an internal control environment which incorporates various control mechanisms at different levels throughout the organization and within such departments as Controllers, Operations, Legal, Compliance and Internal Audit. These control mechanisms are designed to better ensure that operational policies and procedures are being followed and that the Company's various businesses are operating within established corporate policies and limits.

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

The Company has invested heavily in technology over the years to have the ability to gather and process information efficiently and to handle the wide variety of products and services the Company offers. In addition, the Company's investment in technology allows the Company to communicate information efficiently and securely to customers and to groups within the Company.

The Management and Compensation Committee, together with the Operations Committee, has oversight responsibilities for operational and other matters that affect the Company's day-to-day activities. These committees also review new products and businesses to ensure that procedures, policies and safeguards are in place before activities commence.

                                   LEGAL RISK

Legal risk includes the risk of non-compliance with applicable legal and regulatory requirements and the risk that a counterparty will not perform on its obligations due to non-credit-related conditions, including counterparty legal authority and capacity. The Company is generally subject to extensive regulation in the various jurisdictions in which it conducts its business. The Company has established procedures based on legal and regulatory requirements on a worldwide basis that are designed to ensure compliance with applicable statutory and regulatory requirements. The Company has established policies and procedures in an effort to mitigate the risk that counterparty performance obligations will be unenforceable.

                                   OTHER RISKS

Other risks encountered by the Company include political, terrorist, regulatory and tax risks. These risks reflect the potential impact that changes in local and international laws, regulatory requirements or tax statutes have on the economics and viability of current or future transactions. In an effort to mitigate these risks, the Company seeks to continuously review new and pending regulations and legislation and participates in various special interest groups.

                         THE BEAR STEARNS COMPANIES INC.

                         THE BEAR STEARNS COMPANIES INC.

                        CONSOLIDATED STATEMENTS OF INCOME

                                                                                  ------------
Fiscal Years Ended November 30,                                                       2002               2001               2000
------------------------------------------------------------------------------------------------------------------------------------
(in thousands, except share and per share data)
------------------------------------------------------------------------------------------------------------------------------------

REVENUES
Commissions                                                                       $  1,110,974      $   1,116,731       $  1,207,122
Principal transactions                                                               2,537,799          2,282,797          2,225,018
Investment banking                                                                     833,480            772,125          1,021,969
Interest and dividends                                                               2,232,159          4,339,298          5,642,361
Other income                                                                           176,404            190,082            151,494
------------------------------------------------------------------------------------------------------------------------------------
     Total revenues                                                                  6,890,816          8,701,033         10,247,964
Interest expense                                                                     1,762,580          3,793,998          4,772,286
------------------------------------------------------------------------------------------------------------------------------------
     Revenues, net of interest expense                                               5,128,236          4,907,035          5,475,678
------------------------------------------------------------------------------------------------------------------------------------

NON-INTEREST EXPENSES
Employee compensation and benefits                                                   2,508,197          2,528,852          2,788,638
Floor brokerage, exchange and clearance fees                                           197,266            161,363            158,940
Communications and technology                                                          382,857            453,261            449,691
Occupancy                                                                              152,523            146,620            134,596
Advertising and market development                                                     102,984            126,669            125,153
Professional fees                                                                      132,927            175,249            190,871
Other expenses                                                                         340,519            380,577            456,266
------------------------------------------------------------------------------------------------------------------------------------
     Total non-interest expenses                                                     3,817,273          3,972,591          4,304,155
------------------------------------------------------------------------------------------------------------------------------------
Income before provision for income taxes and
     cumulative effect of change in accounting principle                             1,310,963            934,444          1,171,523
Provision for income taxes                                                             432,618            309,479            398,340
------------------------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of change in accounting principle                      878,345            624,965            773,183
Cumulative effect of change in accounting principle, net of tax                             --             (6,273)                --
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                                        $    878,345      $     618,692       $    773,183
====================================================================================================================================
Net income applicable to common shares                                            $    842,739      $     579,579       $    734,070
====================================================================================================================================
Basic earnings per share                                                          $       7.00      $        4.49       $       5.37
Diluted earnings per share                                                        $       6.47      $        4.27       $       5.35
====================================================================================================================================
Weighted average common shares outstanding:
     Basic                                                                         132,798,359        142,643,018        151,437,116
     Diluted                                                                       146,346,111        152,216,936        152,034,249
====================================================================================================================================

See Notes to Consolidated Financial Statements.

                         THE BEAR STEARNS COMPANIES INC.

                         THE BEAR STEARNS COMPANIES INC.

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                -------------
As of November 30,                                                  2002             2001
-----------------------------------------------------------------------------------------------
(in thousands, except share data)
-----------------------------------------------------------------------------------------------

ASSETS
Cash and cash equivalents                                       $   5,520,285    $   7,332,747
Cash and securities deposited with clearing
     organizations or segregated in compliance
     with federal regulations                                       7,100,138        9,287,673
Securities purchased under agreements to resell                    36,505,447       41,742,485
Securities received as collateral                                   5,669,811        3,037,956
Securities borrowed                                                53,116,267       51,911,092
Receivables:
     Customers                                                     18,105,196       17,558,956
     Brokers, dealers and others                                    1,358,377        2,828,081
     Interest and dividends                                           297,980          277,246
Financial instruments owned, at fair value
     Pledged as collateral                                         30,752,090       23,562,448
     Not pledged as collateral                                     22,692,578       24,348,803
Property, equipment and leasehold
     improvements, net of accumulated depreciation and
     amortization of $722,690 and  $952,014 in 2002
     and 2001, respectively                                           483,827          519,089
Other assets                                                        3,252,427        3,123,652
-----------------------------------------------------------------------------------------------
Total Assets                                                    $ 184,854,423    $ 185,530,228
===============================================================================================

LIABILITIES & STOCKHOLDERS' EQUITY
Short-term borrowings                                           $  14,409,826    $  13,658,510
Securities sold under agreements to repurchase                     44,469,414       50,135,295
Obligation to return securities received as collateral              5,669,811        3,037,956
Payables:
     Customers                                                     53,814,105       53,590,217
     Brokers, dealers and others                                    8,550,450        7,879,469
     Interest and dividends                                           515,228          575,645
Financial instruments sold, but not yet purchased,
     at fair value                                                 24,421,273       24,749,040
Accrued employee compensation and benefits                          1,158,699        1,284,391
Other liabilities and accrued expenses                              1,219,635          799,624
-----------------------------------------------------------------------------------------------
                                                                  154,228,441      155,710,147
-----------------------------------------------------------------------------------------------
Commitments and contingencies (Note 15)
Long-term borrowings                                               23,681,399       23,429,054
-----------------------------------------------------------------------------------------------
Guaranteed Preferred Beneficial Interests in
Company Subordinated Debt Securities                                  562,500          762,500
-----------------------------------------------------------------------------------------------

STOCKHOLDERS' EQUITY
Preferred stock                                                       692,832          800,000
Common stock, $1.00 par value; 500,000,000
     shares authorized as of November 30, 2002 and
     November 30, 2001; 184,805,848 shares issued as
     of November 30, 2002 and  November 30, 2001                      184,806          184,806
Paid-in capital                                                     2,866,290        2,728,981
Retained earnings                                                   3,909,272        3,118,635
Employee stock compensation plans                                   2,213,979        2,015,375
Unearned compensation                                                (208,588)        (230,071)
Treasury stock, at cost -
     Adjustable Rate Cumulative Preferred Stock Series A:
        2,520,750 shares as of November 30, 2002 and
        November 30, 2001                                            (103,421)        (103,421)
     Common stock: 84,781,479 and 84,763,780 shares as of
        November 30, 2002 and November 30, 2001, respectively      (3,173,087)      (2,885,778)
-----------------------------------------------------------------------------------------------
Total Stockholders' Equity                                          6,382,083        5,628,527
-----------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity                      $ 184,854,423    $ 185,530,228
===============================================================================================

See Notes to Consolidated Financial Statements.

                                THE BEAR STEARNS COMPANIES INC.

                                THE BEAR STEARNS COMPANIES INC.

                             CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                     -----------
Fiscal Years Ended November 30,                                          2002           2001           2000
---------------------------------------------------------------------------------------------------------------
(in thousands)
---------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                           $   878,345    $   618,692    $   773,183
Adjustments to reconcile net income to cash (used in)
     provided by operating activities:
       Noncash items included in net income:
         Depreciation and amortization                                   161,879        208,822        153,616
         Deferred income taxes                                           (24,374)      (232,916)      (263,693)
         Employee stock compensation plans                               533,240        355,612        676,920
         Other                                                            16,043         16,423         17,559
       Changes in operating assets and liabilities:
         Cash and securities deposited with clearing organizations
              or segregated in compliance with federal regulations     2,187,535     (5,514,441)    (2,584,444)
         Securities purchased under agreements to resell               5,237,038     (6,243,253)       500,766
         Securities borrowed                                          (1,205,175)     9,848,739     (1,330,534)
         Receivables from customers                                     (546,240)      (243,724)      (476,192)
         Receivables from brokers, dealers and others                  1,469,704     (2,038,030)      (248,013)
         Financial instruments owned                                  (5,130,001)    (4,424,247)    (3,888,357)
         Other assets                                                   (217,640)       584,722     (1,472,789)
         Securities sold under agreements to repurchase               (5,665,881)    (1,552,833)    (1,634,981)
         Payables to customers                                           223,888      6,804,906      3,941,554
         Payables to brokers, dealers and others                         673,646      3,431,849     (1,142,985)
         Financial instruments sold, but not yet purchased              (327,767)     5,743,264       (699,145)
         Accrued employee compensation and benefits                     (120,267)      (191,910)       746,176
         Other liabilities and accrued expenses                          487,722       (105,665)       671,659
---------------------------------------------------------------------------------------------------------------
Cash (used in) provided by operating activities                       (1,368,305)     7,066,010     (6,259,700)
---------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from (payments for) short-term borrowings                   751,316     (2,973,254)     3,923,988
Net proceeds from issuances of long-term borrowings                    5,006,611      6,574,299      8,500,596
Redemption of preferred stock issued by a subsidiary                    (200,000)            --             --
Issuance of common stock                                                  26,436            288             --
Net proceeds from issuance of subsidiary securities                           --        254,231             --
Redemption of preferred stock                                            (91,336)            --             --
Proceeds from put option premium                                              --             --          1,065
Payments for retirement of long-term borrowings                       (5,239,816)    (4,250,313)    (4,359,932)
Treasury stock purchases-common stock                                   (629,664)    (1,048,015)      (726,836)
Cash dividends paid                                                      (97,544)      (100,206)       (99,329)
---------------------------------------------------------------------------------------------------------------
Cash (used in) provided by financing activities                         (473,997)    (1,542,970)     7,239,552
---------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, equipment and leasehold improvements             (126,617)      (185,298)      (192,189)
Business acquisition                                                          --       (242,983)            --
Purchases of investment securities and other assets                     (107,502)      (101,891)      (178,014)
Proceeds from sales of investment securities and other assets            263,959         19,905        139,842
---------------------------------------------------------------------------------------------------------------
Cash provided by (used in) investing activities                           29,840       (510,267)      (230,361)
---------------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and cash equivalents                  (1,812,462)     5,012,773        749,491
Cash and cash equivalents, beginning of year                           7,332,747      2,319,974      1,570,483
---------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                               $ 5,520,285    $ 7,332,747    $ 2,319,974
===============================================================================================================

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

                         THE BEAR STEARNS COMPANIES INC.

                         THE BEAR STEARNS COMPANIES INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY







                                               Preferred    Common Stock   Paid-In       Retained
                                                 Stock      $1 Par Value   Capital       Earnings
----------------------------------------------------------------------------------------------------
(in thousands, except share
  and per share data)
----------------------------------------------------------------------------------------------------

BALANCE, NOVEMBER 26, 1999                    $   800,000   $   184,806   $ 2,509,801   $ 1,916,516
Net income                                                                                  773,183
Cash dividends declared -
     Common ($0.55 per share)                                                               (60,215)
     Preferred                                                                              (29,335)
Treasury stock -
     Common stock purchased
       (16,939,591 shares)
     Common stock issued out of treasury
       (7,491,085 shares)                                                       1,099
Income tax benefit related to distributions
     from employee stock compensation plans                                    72,973
Put option premium                                                              1,065
Unearned employee stock compensation
Employee stock compensation awards
Amortization of preferred stock issue costs                                    (1,300)
----------------------------------------------------------------------------------------------------

BALANCE, NOVEMBER 30, 2000                        800,000       184,806     2,583,638     2,600,149
Net income                                                                                  618,692
Cash dividends declared -
     Common ($0.60 per share)                                                               (61,093)
     Preferred                                                                              (39,113)
Treasury stock -
     Common stock purchased
       (19,723,837 shares)
     Common stock issued out of treasury
       (10,734,551 shares)                                                      3,256
Income tax benefit related to distributions
     from employee stock compensation plans                                   143,387
Unearned employee stock compensation, net
Employee stock compensation awards, net
Amortization of preferred stock issue costs                                    (1,300)
----------------------------------------------------------------------------------------------------

BALANCE, NOVEMBER 30, 2001                    $   800,000   $   184,806   $ 2,728,981   $ 3,118,635
====================================================================================================

                                                                                   Treasury Stock
                                                                            --------------------------
                                                                            Adjustable Rate
                                                                              Cumulative
                                                                            Preferred Stock,
                                              Employee Stock                 Series A-$50
                                               Compensation    Unearned      Liquidation      Common
                                                   Plans     Compensation     Preference       Stock
--------------------------------------------------------------------------------------------------------
(in thousands, except share
  and per share data)
--------------------------------------------------------------------------------------------------------

BALANCE, NOVEMBER 26, 1999                      $ 1,179,101   $         0    $  (103,421)   $(1,544,856)
Net income
Cash dividends declared -
     Common ($0.55 per share)
     Preferred
Treasury stock -
     Common stock purchased
       (16,939,591 shares)                                                                     (723,530)
     Common stock issued out of treasury
       (7,491,085 shares)                          (158,104)                                    159,585
Income tax benefit related to distributions
     from employee stock compensation plans
Put option premium
Unearned employee stock compensation                             (218,791)
Employee stock compensation awards                  895,711
Amortization of preferred stock issue costs
--------------------------------------------------------------------------------------------------------

BALANCE, NOVEMBER 30, 2000                        1,916,708       (218,791)      (103,421)   (2,108,801)
Net income
Cash dividends declared -
     Common ($0.60 per share)
     Preferred
Treasury stock -
     Common stock purchased
       (19,723,837 shares)                                                                   (1,045,350)
     Common stock issued out of treasury
       (10,734,551 shares)                         (268,224)                                    268,373
Income tax benefit related to distributions
     from employee stock compensation plans
Unearned employee stock compensation, net                         (11,280)
Employee stock compensation awards, net             366,891
Amortization of preferred stock issue costs
--------------------------------------------------------------------------------------------------------

BALANCE, NOVEMBER 30, 2001                      $ 2,015,375   $  (230,071)   $  (103,421)   $(2,885,778)
========================================================================================================

                         THE BEAR STEARNS COMPANIES INC.

                         THE BEAR STEARNS COMPANIES INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                    continued







                                               Preferred    Common Stock   Paid-In       Retained
                                                 Stock      $1 Par Value   Capital       Earnings
----------------------------------------------------------------------------------------------------
(in thousands, except share
  and per share data)
----------------------------------------------------------------------------------------------------
BALANCE, NOVEMBER 30, 2001                    $   800,000   $   184,806   $ 2,728,981   $ 3,118,635
Net income                                                                                  878,345
Cash dividends declared -
     Common ($0.62 per share)                                                               (61,144)
     Preferred                                                                              (36,400)
Dividend equivalents                                                                         (5,996)
Treasury stock -
     Common stock purchased
       (10,490,940 shares)
     Common stock issued out of treasury
       (10,473,241 shares)                                                     11,320
Redemption of preferred stock                    (107,168)                                   15,832
Income tax benefit related to distributions
     from employee stock compensation plans                                   128,128
Unearned employee stock compensation, net
Employee stock compensation awards, net
Amortization of preferred stock issue costs                                    (2,139)
----------------------------------------------------------------------------------------------------

BALANCE, NOVEMBER 30, 2002                    $   692,832   $   184,806   $ 2,866,290   $ 3,909,272
====================================================================================================

                                                                                   Treasury Stock
                                                                            ----------------------------
                                                                            Adjustable Rate
                                                                               Cumulative
                                                                            Preferred Stock,
                                              Employee Stock                 Series A-$50
                                               Compensation    Unearned      Liquidation      Common
                                                   Plans     Compensation     Preference       Stock
--------------------------------------------------------------------------------------------------------
(in thousands, except share
  and per share data)
--------------------------------------------------------------------------------------------------------
BALANCE, NOVEMBER 30, 2001                       $ 2,015,375   $  (230,071)   $  (103,421)   $(2,885,778)
Net income
Cash dividends declared -
     Common ($0.62 per share)
     Preferred
Dividend equivalents
Treasury stock -
     Common stock purchased
       (10,490,940 shares)                                                                      (626,999)
     Common stock issued out of treasury
       (10,473,241 shares)                          (319,148)                                    339,690
Redemption of preferred stock
Income tax benefit related to distributions
     from employee stock compensation plans
Unearned employee stock compensation, net                           21,483
Employee stock compensation awards, net              517,752
Amortization of preferred stock issue costs
--------------------------------------------------------------------------------------------------------

BALANCE, NOVEMBER 30, 2002                       $ 2,213,979   $  (208,588)   $  (103,421)   $(3,173,087)
========================================================================================================

See Notes to Consolidated Financial Statements.

                         THE BEAR STEARNS COMPANIES INC.

                         THE BEAR STEARNS COMPANIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The consolidated financial statements include the accounts of The Bear Stearns Companies Inc. and its subsidiaries ("Company"). All material intercompany transactions and balances have been eliminated in consolidation. Certain prior year amounts have been reclassified to conform to the current year's presentation.

The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America. These principles require management to make certain estimates and assumptions, including those regarding inventory valuations, stock compensation, certain accrued liabilities and the potential outcome of litigation, which may affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ materially from these estimates.

The Company, through its principal operating subsidiaries, Bear, Stearns & Co. Inc. ("Bear Stearns"), Bear, Stearns Securities Corp. ("BSSC"), Bear, Stearns International Limited ("BSIL") and Bear Stearns Bank plc ("BSB"), is primarily engaged in business as a securities broker-dealer and operates in three principal segments: Capital Markets, Global Clearing Services and Wealth Management. Capital Markets is composed of the institutional equities, fixed income and investment banking areas. Global Clearing Services is composed of clearance and commission-related areas which concentrate on the execution of trades for customers. Wealth Management is composed of the Private Client Services ("PCS") and asset management areas. See Note 16, "Segment and Geographic Area Data," in the Notes to Consolidated Financial Statements.

FINANCIAL INSTRUMENTS

Proprietary securities, futures and other derivatives transactions are recorded on a trade date basis. Financial instruments owned and financial instruments sold, but not yet purchased, including contractual commitments for futures, forward and option contracts, interest rate swaps and other derivative contracts, are recorded at fair value with the resulting net unrealized gains and losses reflected in principal transactions.

Fair value is generally based on quoted market prices. If quoted market prices are not available, or if liquidating the Company's position is reasonably expected to affect market prices, fair value is determined based on other relevant factors, including dealer price quotations, price activity for equivalent instruments and valuation pricing models. Valuation pricing models consider time value, yield curve and volatility factors, prepayment speeds, default rates, loss severity, current market and contractual prices for the underlying financial instruments, as well as other economic measurements.

Equity securities acquired as a result of leveraged acquisition transactions are reflected in the consolidated financial statements at their initial costs until significant transactions or developments indicate that a change in the carrying value of the securities is appropriate. Generally, the carrying values of these securities will be increased only in those instances where market values are readily ascertainable by reference to substantial transactions occurring in the marketplace or quoted market prices. Reductions to the carrying value of these securities are made when the Company's estimate of net realizable value has declined below the carrying value.

CUSTOMER TRANSACTIONS

Customer securities transactions are recorded on a settlement date basis, which is generally three business days after trade date, while the related commission revenues and expenses are recorded on a trade date basis. Receivables from and payables to customers include amounts related to both cash and margin transactions. Securities owned by customers, including those that collateralize margin or other similar transactions, are generally not reflected in the Consolidated Statements of Financial Condition.

COLLATERALIZED SECURITIES TRANSACTIONS

Transactions involving purchases of securities under agreements to resell ("reverse repurchase agreements") or sales of securities under agreements to repurchase ("repurchase agreements") are treated as collateralized financing transactions and are recorded at their contracted resale or repurchase amounts plus accrued interest. Resulting interest income and expense is generally included in "Principal Transactions" revenues in the Consolidated Statements of Income. Reverse repurchase agreements and repurchase agreements are presented on a net-by-counterparty basis, where appropriate. It is the Company's general policy to take possession of securities with a market value in excess of the principal amount loaned plus the accrued interest thereon, to collateralize reverse repurchase agreements. Similarly, the Company is generally required to provide securities to counterparties to collateralize


                         THE BEAR STEARNS COMPANIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   continued

repurchase agreements. The Company's agreements with counterparties generally contain contractual provisions allowing for additional collateral to be obtained, or excess collateral returned. It is the Company's policy to value collateral daily and to obtain additional collateral, or to retrieve excess collateral from counterparties, when deemed appropriate.

Securities borrowed and securities loaned are recorded based on the amount of cash collateral advanced or received. Securities borrowed transactions facilitate the settlement process and require the Company to deposit cash, letters of credit or other collateral with the lender. With respect to securities loaned, the Company receives collateral in the form of cash or other collateral. The amount of collateral required to be deposited for securities borrowed, or received for securities loaned, is an amount generally in excess of the market value of the applicable securities borrowed or loaned. The Company monitors the market value of securities borrowed and loaned on a daily basis, with additional collateral obtained, or excess collateral retrieved, when deemed appropriate.

FIXED ASSETS

Depreciation of property and equipment is provided by the Company on a straight-line basis over the estimated useful life of the asset. Amortization of leasehold improvements is provided on a straight-line basis over the lesser of the estimated useful life of the asset or the remaining life of the lease.

TRANSLATION OF FOREIGN CURRENCIES

Assets and liabilities denominated in foreign currencies are translated at year-end rates of exchange, while income statement items are translated at daily average rates of exchange for the fiscal year. Gains or losses resulting from foreign currency transactions are included in net income.

INCOME TAXES

The Company and certain of its subsidiaries file a consolidated federal income tax return. The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred income taxes are based on the net tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities. In addition, deferred income taxes are determined by the enacted tax rates and laws expected to be in effect when the related temporary differences are expected to be reversed.

EARNINGS PER SHARE

Earnings per share ("EPS") is computed in accordance with SFAS No. 128, "Earnings Per Share." Basic EPS is computed by dividing net income applicable to common shares, adjusted for costs related to vested shares under the Capital Accumulation Plan for Senior Managing Directors, as amended (the "CAP Plan"), as well as the effect of the redemption of preferred stock, by the weighted average number of common shares outstanding. Common shares outstanding includes vested units issued under certain employee stock compensation plans, which will be distributed as shares of common stock. Diluted EPS includes the determinants of basic EPS and, in addition, gives effect to dilutive potential common shares related to employee stock compensation plans.

STATEMENT OF CASH FLOWS

For purposes of the Consolidated Statements of Cash Flows, the Company has defined cash equivalents as liquid investments not held for sale in the ordinary course of business with original maturities of three months or less. Cash payments for interest approximated interest expense for the fiscal years ended November 30, 2002, 2001 and 2000. Income taxes paid totaled $221.5 million, $55.0 million and $985.0 million for the fiscal years ended November 30, 2002, 2001 and 2000, respectively.

STOCK-BASED COMPENSATION

SFAS No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has elected to account for its stock-based compensation plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"), as permitted by SFAS No. 123. Under the provisions of APB No. 25, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's common stock at the date of grant over the amount an employee must pay to acquire the stock. Accordingly, no compensation expense has been recognized for stock option awards because the exercise price was at the fair market value of the Company's common stock on the grant dates. Commencing with stock options granted after November 30, 2002, the Company will begin to expense the fair value of stock options issued to employees over the related vesting period. Compensation expense related to restricted stock units is recognized over the applicable service period.

                         THE BEAR STEARNS COMPANIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   continued

INVESTMENT BANKING AND ADVISORY SERVICES

Underwriting revenues and fees for mergers and acquisitions advisory services are accrued when services for the transactions are substantially completed. Transaction expenses are deferred until the related revenue is recognized.

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," establishes accounting and reporting standards for stand-alone derivative instruments, derivatives embedded within other contracts or securities, and hedging activities. It requires that all derivatives, whether stand-alone or embedded within other contracts or securities (except in narrowly defined circumstances), be carried on the Company's Consolidated Statement of Financial Condition at their then fair value, with such changes in fair value recorded in current earnings. It also requires hedged items not carried at fair value to be marked (to the extent of the profit or loss on the derivative) for the risk being hedged, with such changes in the fair value recorded in current earnings.

TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES

The Company follows SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities -- a Replacement of FASB Statement No. 125," to account for securitizations and other transfers of financial assets and collateral. SFAS No. 140 establishes accounting and reporting standards with a financial-components approach that focuses on control. Under this approach, financial assets or liabilities are recognized when control is established and derecognized when control has been surrendered or the liability has been extinguished. In addition, specific implementation guidelines have been established to further distinguish transfers of financial assets that are sales from transfers that are secured borrowings.

NEW ACCOUNTING PRONOUNCEMENTS

In October 2002, the Emerging Issues Task Force ("EITF") issued guidance on Issue No. 02-3, "Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities." This guidance would generally eliminate the practice of recognizing profit at the inception of a derivative contract unless the fair value of the derivative is obtained from a quoted market price in an active market or is otherwise evidenced by comparison to other observable current market transactions or based on a valuation technique that incorporates observable market data. The guidance was effective for contracts entered into subsequent to November 22, 2002 and did not materially affect the consolidated financial statements. The effect in future financial statements will depend on the nature of derivative transactions entered into in the future.

In November 2002, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation ("FIN") No. 45, "Guarantors Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN No. 45 requires a guarantor to recognize, at the inception of the guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. It also provides additional guidance on the disclosure of guarantees. The recognition and measurement provisions are effective for guarantees made or modified after December 31, 2002. The disclosure provisions are effective for fiscal periods ending after December 15, 2002. The Company will adopt FIN No. 45 as required in fiscal 2003 and does not expect a material impact on the consolidated financial statements.

In December 2002, the FASB issued SFAS No. 148 "Accounting for Stock-Based Compensation -- Transition and Disclosure," which amends SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 148 provides three alternative methods of transition for a voluntary change to fair value accounting for stock-based compensation as permitted under SFAS No. 123. It also requires prominent disclosures about the method of accounting for stock-based compensation and its effect on reported results.The three alternatives are: 1) the prospective method in which fair value expense would be recognized for all awards granted in the year of adoption, but not previous awards, 2) the modified prospective method in which fair value expense would be recognized for the unvested portion of all prior stock options granted and those granted in the year of adoption, and 3) the retroactive restatement method which is similar to the modified prospective method, except that all prior periods are restated. The Company will adopt fair value accounting for stock-based compensation in fiscal 2003 using the prospective method provided by SFAS No. 148. As a result, the Company will begin to expense the fair value of stock options issued to employees over the related vesting period, starting with stock options granted after November 30, 2002.

In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities -- an Interpretation of ARB No. 51." FIN No. 46 provides

                         THE BEAR STEARNS COMPANIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   continued

guidance on the consolidation of certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. Such entities are referred to as variable interest entities ("VIEs"). FIN No. 46 requires the primary beneficiary of a VIE to consolidate the entity. For existing entities, FIN No. 46 is effective for fiscal periods beginning after June 15, 2003. For new entities, FIN No. 46 was effective after January 31, 2003. The Company will adopt FIN No. 46 as required in fiscal 2003 and is currently evaluating its effect on the consolidated financial statements.

The transition provisions of FIN No. 46 require certain disclosures in the financial statements issued after January 31, 2003. Although the Company is still evaluating the effect of FIN No. 46, it is reasonably possible that FIN No. 46 will require consolidation of, or additional disclosures related to, the entities described below.

The Company acts as portfolio manager in several collateralized debt obligation transactions. In these transactions, the Company establishes a trust that purchases a portfolio of assets and issues trust certificates that represent interests in the portfolio of assets. In addition to receiving variable compensation for managing the portfolio, the Company also may retain certain trust certificates. The assets in these trusts at November 30, 2002 approximated $1.3 billion. The Company's maximum exposure to loss as a result of its relationship with these trusts is approximately $11.9 million, which represents the fair value of its interests.

The Company owns subordinated interests in several entities related to collateralized debt obligation transactions in which it does not act as portfolio manager. It may own these interests as a result of its underwriting activities or by direct proprietary investment. These entities may qualify as VIEs. At November 30, 2002, the total assets of those entities in which the Company owned significant variable interests were $1.6 billion. As owners of significant variable interests, the Company may be required to make additional disclosures related to these entities, but will not be required to consolidate them. The Company's maximum exposure to loss related to these entities is approximately $14.5 million, which represents the fair value of its interests at November 30, 2002.

The Company has entered into a lease arrangement for its world headquarters at 383 Madison Avenue with an entity that may be a VIE. The Company makes periodic LIBOR-based payments to this entity and guarantees a portion of the value of the building to the creditors of the entity. As a result of its involvement with this entity, the Company's maximum exposure to loss is $570 million, which represents the guarantee to the entity's creditors. The entity's sole asset is the building, which was completed in 2002 at a cost of approximately $670 million.

In 1997, the Company established a program whereby it has created a series of municipal securities trusts in which it has retained interests. These trusts purchase fixed-rate, long-term, highly rated, insured or escrowed municipal bonds financed by the issuance of trust certificates. Certain of the trust certificates entitle the holder to receive future payments of principal and variable interest and to tender such certificates at the option of the holder on a periodic basis. The Company acts as placement agent for the trust certificates and as liquidity provider to the trust. The purpose of the program is to allow the Company's clients to purchase synthetic short-term, floating-rate municipal debt that does not otherwise exist in the marketplace. In the Company's capacity as liquidity provider to the trusts, the maximum exposure to loss at November 30, 2002 was approximately $2.7 billion, which represents the outstanding amount of all trust certificates. This exposure to loss is mitigated by the underlying municipal bonds. The underlying municipal bonds in the trusts are either AAA- or AA-rated, insured or escrowed to maturity. Such bonds had a market value approximating $2.7 billion at November 30, 2002.

At November 30, 2002, the Company had an approximate 40% equity interest in Liquid Funding, Ltd. ("LFL"), a AAA-rated special purpose vehicle established to participate in the repurchase agreement and total return swap markets. A subsidiary of the Company acts as investment manager. The Company accounts for such investment under the equity method of accounting. At November 30, 2002, the total assets of this entity approximated $900 million. The Company's maximum exposure to loss as a result of its investment in this entity is approximately $5.0 million.

The Company regularly creates or transacts with entities that may be VIEs. These entities are an essential part of its securitization, asset management and structured finance businesses. In addition, the Company may purchase and sell instruments that may be variable interests. Given the short period of time from the issuance of FIN No. 46 and its effective date, at this time the Company cannot definitively quantify the effect of FIN No. 46.

                         THE BEAR STEARNS COMPANIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                   continued

                     2 FAIR VALUE OF FINANCIAL INSTRUMENTS

Substantially all of the Company's assets and liabilities are carried at fair value or contracted amounts that approximate fair value.

Assets that are recorded at contracted amounts approximating fair value consist largely of short-term secured receivables, including reverse repurchase agreements, securities borrowed, customer receivables and certain other receivables. Similarly, the Company's short-term liabilities such as bank loans, commercial paper, medium-term notes, repurchase agreements, securities loaned, customer payables and certain other payables are recorded at contracted amounts approximating fair value. These instruments generally have variable interest rates and short-term maturities, in many cases overnight, therefore their fair values are not materially affected by changes in interest rates.

The estimated fair value of the Company's long-term borrowings, based on market rates of interest and current foreign exchange rates available to the Company at November 30, 2002 for debt obligations of similar maturity, approximate carrying value. The Company hedges the economic risks associated with its long- and short-term debt. The Company generally enters into interest rate swaps and other transactions designed to either convert its fixed-rate debt into floating-rate debt or otherwise hedge its exposure to interest rate movements.

                            3 FINANCIAL INSTRUMENTS

Financial instruments owned and financial instruments sold, but not yet purchased, consisting of the Company's proprietary trading inventories, at fair value, as of November 30, were as follows:

                                                    -----------
                                                         2002             2001
--------------------------------------------------------------------------------
(in thousands)
--------------------------------------------------------------------------------

FINANCIAL INSTRUMENTS OWNED:
US government and agency                            $ 5,754,144      $ 7,182,008
Other sovereign governments                           1,064,850        1,337,042
Corporate equity and convertible debt                 7,746,419        6,977,353
Corporate debt and other                              7,337,940        9,087,306
Mortgages, mortgage- and asset-backed                20,019,289       16,051,753
Derivative financial instruments                     11,522,026        7,275,789
--------------------------------------------------------------------------------
                                                    $53,444,668      $47,911,251
================================================================================

FINANCIAL INSTRUMENTS SOLD,
     BUT NOT YET PURCHASED:
US government and agency                            $ 8,206,597      $12,596,768
Other sovereign governments                           1,209,421        1,327,125
Corporate equity                                      4,935,396        3,279,875
Corporate debt and other                              2,213,984        2,532,224
Derivative financial instruments                      7,855,875        5,013,048
--------------------------------------------------------------------------------
                                                    $24,421,273      $24,749,040
================================================================================

As of November 30, 2002 and 2001, all financial instruments owned that were pledged to counterparties where the counterparty has the right, by contract or custom, to rehypothecate these securities are classified as "Financial Instruments Owned, Pledged as Collateral" in the Consolidated Statements of Financial Condition.

Financial instruments sold, but not yet purchased, represent obligations of the Company to deliver the specified financial instrument at the contracted price and thereby create a liability to purchase the financial instrument in the market at prevailing prices. These transactions result in off-balance-sheet risk as the Company's ultimate obligation to purchase such securities may exceed the amount recognized in the Consolidated Statements of Financial Condition.

                         THE BEAR STEARNS COMPANIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    Continued

                             4 SHORT-TERM BORROWINGS

The Company obtains short-term borrowings, the majority of which are unsecured, through the issuance of commercial paper, medium-term notes ("MTNs") and bank loans. The interest rates on such short-term borrowings reflect market rates of interest at the time of the transactions.

Borrowings made under the Company's commercial paper programs were $7.3 billion and $5.5 billion at November 30, 2002 and 2001, respectively. During the fiscal years ended November 30, 2002, 2001 and 2000, the weighted average interest rates on such borrowings were 1.89%, 4.55% and 6.34%, respectively. The weighted average rates on commercial paper outstanding at November 30, 2002 and November 30, 2001 were 1.52% and 2.28%, respectively.

At November 30, 2002 and November 30, 2001, the Company had outstanding $1.9 billion and $3.2 billion, respectively, in the principal amount of short-term MTNs. MTNs generally bear interest at variable rates based on LIBOR. During the fiscal years ended November 30, 2002, 2001 and 2000, the weighted average interest rates on MTNs were 2.05%, 4.85% and 6.63%, respectively. The weighted average rates on MTNs outstanding at November 30, 2002 and November 30, 2001 were 1.60% and 2.57%, respectively.

Short-term borrowings at November 30, 2002 and November 30, 2001 included $5.2 billion and $5.0 billion, respectively, in bank loans and other borrowings. During the fiscal years ended November 30, 2002, 2001 and 2000, the weighted average interest rates on such short-term borrowings were 2.41%, 3.60% and 5.86%, respectively. The weighted average rates on such short-term borrowings outstanding at November 30, 2002 and November 30, 2001 were 1.96% and 2.54%, respectively.

                             5 LONG-TERM BORROWINGS

Long-term borrowings (which have original maturities of at least 12 months) at November 30 consisted of the following:

                                                     -----------
                                                        2002            2001
--------------------------------------------------------------------------------
(in thousands)
--------------------------------------------------------------------------------
Fixed-rate notes due 2003 to 2014:(1)
     US-dollar-denominated                           $ 8,997,716     $ 8,151,168
Floating-rate notes due 2003 to 2007:
     US-dollar-denominated                             2,807,525       3,368,678
     Non-US-dollar-denominated                            49,750          44,800
Medium-term notes and other borrowings:(2)
     US-dollar-denominated                             7,756,837       8,519,451
     Non-US-dollar-denominated                         4,069,571       3,344,957
--------------------------------------------------------------------------------
Total long-term borrowings                           $23,681,399     $23,429,054
================================================================================

(1) At November 30, 2002, US-dollar-denominated fixed-rate notes are at interest rates ranging from 5.70% to 8.75%.

(2)   Included are various equity-linked or indexed instruments.

The Company has entered into interest rate swaps and other transactions to convert its fixed-rate notes into floating rates based on LIBOR. The weighted average effective interest rates on the Company's fixed-rate notes, after giving effect to the swaps, during the fiscal years ended November 30, 2002, 2001 and 2000, were 2.69%, 5.29% and 6.94%, respectively. The weighted average effective interest rates on the Company's fixed-rate notes outstanding at November 30, 2002 and November 30, 2001 were 2.24% and 3.05%, respectively.

The floating-rate notes bear interest at rates primarily related to LIBOR. For floating-rate notes that are not based on LIBOR, the Company has entered into interest rate swaps and other transactions to convert them into floating rates based on LIBOR. During the fiscal years ended November 30, 2002, 2001 and 2000, the weighted average effective interest rates on the floating-rate notes were 2.45%, 5.24% and 6.90%, respectively. The weighted average effective interest rates on the floating-rate notes outstanding at November 30, 2002 and November 30, 2001 were 2.18% and 2.99%, respectively.

At November 30, 2002, the Company's MTNs have initial maturities ranging from 12 months to 30 years from the date of issue and bear interest at either a fixed rate or a variable rate primarily based on LIBOR. The Company has entered into interest rate swaps and certain other transactions to convert substantially all of its fixed-rate MTNs into floating rates based on LIBOR. During the fiscal years ended November 30, 2002, 2001 and 2000, the weighted average interest rates on the MTNs, after giving effect to the swaps, were 2.53%, 4.91% and 6.63%, respectively. The weighted average interest rates on the Company's MTNs at November 30, 2002 and November 30, 2001 were 2.08% and 2.79%, respectively.

                         THE BEAR STEARNS COMPANIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    continued

Long-term borrowings at November 30, 2002 mature as follows:

--------------------------------------------------------------------------------
(in thousands)
--------------------------------------------------------------------------------

FISCAL YEAR                                                               AMOUNT
2003                                                                 $ 4,889,068
2004                                                                   4,552,115
2005                                                                   3,825,958
2006                                                                   2,492,817
2007                                                                   3,270,677
Thereafter                                                             4,650,764
--------------------------------------------------------------------------------
Total                                                                $23,681,399
================================================================================

Amounts include fair value adjustments in accordance with SFAS No. 133.

Instruments governing certain indebtedness of the Company contain various financial covenants, including maintenance of minimum levels of stockholders' equity of the Company. At November 30, 2002, the Company was in compliance with all financial covenants contained in these debt agreements.

                                 6 INCOME TAXES

The provision for income taxes for the fiscal years ended November 30 consisted of the following:

                                          ---------
                                             2002          2001          2000
--------------------------------------------------------------------------------
(in thousands)
--------------------------------------------------------------------------------

CURRENT:
Federal                                   $ 342,982     $ 400,343     $ 402,410
State and local                              85,954       108,191       137,841
Foreign                                      28,056        33,861       121,782
--------------------------------------------------------------------------------
Total current                               456,992       542,395       662,033
--------------------------------------------------------------------------------

DEFERRED:
Federal                                     (16,364)     (166,718)     (185,477)
State and local                              (6,452)      (67,752)      (78,216)
Foreign                                      (1,558)        1,554            --
--------------------------------------------------------------------------------
Total deferred                              (24,374)     (232,916)     (263,693)
--------------------------------------------------------------------------------
Total provision for income taxes          $ 432,618     $ 309,479     $ 398,340
================================================================================

As of November 30, 2002, the Company had approximately $454 million in accumulated earnings permanently reinvested overseas. If such income were repatriated, additional federal income tax (net of available tax credits) at current tax rates would be approximately $47 million.

Significant components of the Company's deferred tax assets (liabilities) as of November 30 were as follows:

                                                 -----------
                                                    2002               2001
--------------------------------------------------------------------------------
(in thousands)
--------------------------------------------------------------------------------
DEFERRED TAX ASSETS:
Deferred compensation                            $   955,619        $   852,637
Liability reserves                                   181,895            177,733
Valuation reserves                                     7,392              9,125
Depreciation/amortization                                331             30,873
Unrealized loss                                       15,769             42,309
Partnerships                                          61,253             94,519
Other                                                 34,863             12,596
--------------------------------------------------------------------------------
Total deferred tax assets                          1,257,122          1,219,792
--------------------------------------------------------------------------------

DEFERRED TAX LIABILITIES:
Unrealized appreciation                              (56,845)           (48,488)
Other                                                 (9,118)            (4,519)
--------------------------------------------------------------------------------
Total deferred tax liabilities                       (65,963)           (53,007)
--------------------------------------------------------------------------------
Net deferred tax assets                          $ 1,191,159        $ 1,166,785
================================================================================

No valuation allowance has been established against deferred tax assets since it is more likely than not that the deferred tax assets will be realized.

                         THE BEAR STEARNS COMPANIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    continued

A reconciliation of the statutory federal income tax rates to the Company's effective tax rates for the fiscal years ended November 30 was as follows:

                                               ----------
                                                  2002        2001        2000
--------------------------------------------------------------------------------
Statutory rate                                    35.0%       35.0%       35.0%
State and local income taxes,
     net of federal benefit                        3.9         2.8         3.3
Tax-exempt interest income and
     dividend exclusion                           (3.0)       (2.4)       (1.3)
Domestic tax credits                              (2.5)       (3.2)       (2.6)
Other, net                                        (0.4)        0.8        (0.4)
--------------------------------------------------------------------------------
Effective tax rate                                33.0%       33.0%       34.0%
================================================================================

Not included in the reconciliation table is the effect of approximately $128.1 million, $143.4 million and $73.0 million in income tax benefits attributable to the distribution of common stock under the CAP Plan and other deferred compensation plans, credited directly to paid-in capital, for fiscal 2002, 2001 and 2000, respectively.

                           7 REGULATORY REQUIREMENTS

Bear Stearns and BSSC are registered broker-dealers and, accordingly, are subject to Rule 15c3-1 under the Securities Exchange Act of 1934 ("Net Capital Rule") and the capital rules of the New York Stock Exchange, Inc. ("NYSE"), the Commodity Futures Trading Commission ("CFTC") and other principal exchanges of which Bear Stearns and BSSC are members. Included in the computation of net capital, as defined, of Bear Stearns is $435.9 million, which is net capital of BSSC in excess of 5.5% of aggregate debit items arising from customer transactions. At November 30, 2002, Bear Stearns' net capital of $1.46 billion exceeded the minimum requirement by $1.41 billion.

BSIL and Bear Stearns International Trading Limited ("BSIT"), London-based broker-dealer subsidiaries, are subject to the regulatory capital requirements of the Financial Services Authority.

BSB, an Ireland-based bank principally involved in the trading and sales of fixed income products, is registered in Ireland and is subject to the regulatory capital requirements of the Central Bank of Ireland.

At November 30, 2002, Bear Stearns, BSSC, BSIL, BSIT and BSB were in compliance with their respective regulatory capital requirements.

These regulatory rules, and certain covenants contained in various instruments governing indebtedness of the Company, Bear Stearns and other regulated subsidiaries, may restrict the Company's ability to withdraw capital from its regulated subsidiaries, which in turn could limit the Company's ability to pay dividends. At November 30, 2002, approximately $2.2 billion in equity capital of Bear Stearns, BSSC, BSIL, BSIT and BSB were restricted as to the payment of cash dividends and advances to the Company.

                               8 PREFERRED STOCK

PREFERRED STOCK ISSUED BY THE BEAR STEARNS COMPANIES INC.

The Company issued 3.0 million shares of Adjustable-rate Cumulative Preferred Stock, Series A ("Preferred Stock"). The Preferred Stock has a liquidation preference of $50 per share and is entitled to dividends, on a cumulative basis, at a rate equal to 135 basis points below the highest of the Treasury Bill Rate, the 10-year Constant Maturity Rate and the 30-year Constant Maturity Rate, as defined; however, the dividend rate for any dividend period may not be less than 5.50% per annum, nor greater than 11.00% per annum. The Company may redeem the Preferred Stock, either in whole or in part, at a redemption price of $50 per share plus accumulated and unpaid dividends. The weighted average dividend rate on the Preferred Stock was 5.50% during the fiscal year ended November 30, 2002. The Company did not repurchase any shares during the fiscal year ended November 30, 2002. At November 30, 2002, the Company held 2,520,750 shares of Preferred Stock in treasury.

The Company has outstanding 3,817,850 depositary shares representing 954,463 shares of Cumulative Preferred Stock, Series E ("Series E Preferred Stock"), having an aggregate liquidation preference of $190.9 million as of November 30, 2002. Each depositary share represents a one-fourth interest in a share of Series E Preferred Stock. Dividends on the Series E Preferred Stock are payable at an annual rate

                         THE BEAR STEARNS COMPANIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    continued

of 6.15%. Series E Preferred Stock is redeemable at the option of the Company at any time on or after January 15, 2008, in whole or in part, at a redemption price of $200 per share (equivalent to $50 per depositary share), plus accrued but unpaid dividends to the redemption date. During the fiscal year ended November 30, 2002, the Company redeemed and retired 1,182,150 depositary shares.

The Company has outstanding 3,293,800 depositary shares representing 823,450 shares of Cumulative Preferred Stock, Series F ("Series F Preferred Stock"), having an aggregate liquidation preference of $164.7 million as of November 30, 2002. Each depositary share represents a one-fourth interest in a share of Series F Preferred Stock. Dividends on the Series F Preferred Stock are payable at an annual rate of 5.72%. Series F Preferred Stock is redeemable at the option of the Company at any time on or after April 15, 2008, in whole or in part, at a redemption price of $200 per share (equivalent to $50 per depositary share), plus accrued but unpaid dividends to the redemption date. During the fiscal year ended November 30, 2002, the Company redeemed and retired 706,200 depositary shares.

The Company has outstanding 3,745,000 depositary shares representing 936,250 shares of Cumulative Preferred Stock, Series G ("Series G Preferred Stock"), having an aggregate liquidation preference of $187.3 million as of November 30, 2002. Each depositary share represents a one-fourth interest in a share of Series G Preferred Stock. Dividends on the Series G Preferred Stock are payable at an annual rate of 5.49%. Series G Preferred Stock is redeemable at the option of the Company at any time on or after July 15, 2008, in whole or in part, at a redemption price of $200 per share (equivalent to $50 per depositary share), plus accrued but unpaid dividends to the redemption date. During the fiscal year ended November 30, 2002, the Company redeemed and retired 255,000 depositary shares.

PREFERRED STOCK ISSUED BY SUBSIDIARIES

Bear Stearns Capital Trust I ("Trust"), a wholly owned subsidiary of the Company, had outstanding $200.0 million of Guaranteed Preferred Beneficial Interests in Company Subordinated Debt Securities ("Capital Securities"). The Capital Securities are fixed- or adjustable-rate capital securities, which have a liquidation value of $1,000 per capital security. Holders of the Capital Securities were entitled to receive semiannual preferential cumulative cash distributions at an annual rate of 7.0% through January 2002. Thereafter, the distributions were made at a variable rate based on the three-month LIBOR plus a margin of 1.75%. The proceeds of the issuance of the Capital Securities were used to purchase fixed- or adjustable-rate junior subordinated deferrable interest debentures ("Subordinated Debentures") issued by the Company. The Subordinated Debentures are the sole assets of the Trust. The Subordinated Debentures had a maturity date of January 15, 2027. The interest rate on the Subordinated Debentures is the same as the rate on the Capital Securities. The Company's guarantee of the Capital Securities, considered together with the other obligations of the Company with respect to Capital Securities, constitutes a full and unconditional guarantee by the Company of the Trust's obligation under the Capital Securities issued by the Trust. On January 15, 2002, the Company prepaid all of the outstanding Subordinated Debentures, resulting in the corresponding redemption of $200.0 million aggregate principal amount of Capital Securities plus accrued distributions.

Bear Stearns Capital Trust II ("Capital Trust II"), a wholly owned subsidiary of the Company, has outstanding $300.0 million of Guaranteed Preferred Beneficial Interests in Company Subordinated Debt Securities ("Preferred Securities"). The Preferred Securities are fixed-rate securities, which have a liquidation value of $25 per security. Holders of the Preferred Securities are entitled to receive quarterly preferential cash distributions at an annual rate of 7.5% through December 15, 2028. The proceeds of the issuance of the Preferred Securities were used to purchase junior subordinated deferrable interest debentures ("Debentures") issued by the Company. The Debentures have terms that correspond to the terms of the Preferred Securities and are the sole assets of Capital Trust II. The Preferred Securities will mature on December 15, 2028. The Company, at its option, may redeem the Preferred Securities at their principal amount plus accrued distributions beginning December 15, 2003. The Company's guarantee of the Preferred Securities, considered together with other obligations of the Company with respect to the Preferred Securities, constitute a full and unconditional guarantee by the Company of Capital Trust II's obligation under the Preferred Securities issued by Capital Trust II.

On May 3, 2001, Bear Stearns Capital Trust III ("Capital Trust III"), a wholly owned subsidiary of the Company, issued $262.5 million (10,500,000 shares) of Guaranteed Preferred Beneficial Interests in Company Subordinated Debt Securities ("Preferred Securities"). The Preferred Securities are fixed-rate securities, which have a liquidation value of $25 per security. Holders of the Preferred Securities are

                         THE BEAR STEARNS COMPANIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    continued

entitled to receive quarterly preferential cash distributions at an annual rate of 7.8% through May 15, 2031. The proceeds of the issuance of the Preferred Securities were used to acquire junior subordinated deferrable interest debentures ("Debentures") issued by the Company. The Debentures have terms that correspond to the terms of the Preferred Securities and are the sole assets of Capital Trust III. The Preferred Securities will mature on May 15, 2031. The Company, at its option, may redeem the Preferred Securities at their principal amount plus accrued distributions beginning May 15, 2006. The Company's guarantee of the Preferred Securities, considered together with other obligations of the Company with respect to the Preferred Securities, constitute a full and unconditional guarantee by the Company of Capital Trust III's obligation under the Preferred Securities issued by Capital Trust III.

                              9 EARNINGS PER SHARE

EPS is computed in accordance with SFAS No. 128, "Earnings Per Share." Basic EPS is computed by dividing net income applicable to common shares, adjusted for costs related to vested shares under the CAP Plan, as well as the effect of the redemption of preferred stock, by the weighted average number of common shares outstanding. Common shares outstanding includes vested units issued under certain employee stock compensation plans that will be distributed as shares of common stock. Diluted EPS includes the determinants of Basic EPS and, in addition, gives effect to dilutive potential common shares related to employee stock compensation plans.

The computations of Basic and Diluted EPS for the fiscal years ended November 30 are set forth below:

                                                            ---------
                                                               2002         2001            2000
--------------------------------------------------------------------------------------------------
(in thousands, except per share amounts)
--------------------------------------------------------------------------------------------------
Net income                                                  $ 878,345    $ 618,692       $ 773,183
Preferred stock dividends                                     (35,606)     (39,113)        (39,113)
Redemption of preferred stock                                  15,832           --              --
Income adjustment (net of tax) applicable to
     deferred compensation arrangements-vested shares          70,428       60,197          79,484
--------------------------------------------------------------------------------------------------
Net earnings used for basic EPS                               928,999      639,776         813,554
Income adjustment (net of tax) applicable to deferred
     compensation arrangements-non-vested shares               17,536        9,797              --
--------------------------------------------------------------------------------------------------
Net earnings used for diluted EPS                           $ 946,535    $ 649,573       $ 813,554
==================================================================================================
Total basic weighted average common shares outstanding(1)     132,798      142,643         151,437
--------------------------------------------------------------------------------------------------
Effect of dilutive securities:
     Employee stock options                                     1,593          917             372
     CAP and restricted units                                  11,955        8,657             225
--------------------------------------------------------------------------------------------------
Dilutive potential common shares                               13,548        9,574             597
--------------------------------------------------------------------------------------------------
Weighted average number of common shares outstanding
     and dilutive potential common shares                     146,346      152,217         152,034
==================================================================================================
Basic EPS                                                   $    7.00    $    4.49(2)    $    5.37
Diluted EPS                                                 $    6.47    $    4.27(2)    $    5.35
==================================================================================================

(1) Includes 34,083,394, 41,612,857 and 35,201,719 vested units for the fiscal years ended November 30, 2002, 2001 and 2000, respectively, issued under certain employee stock compensation plans, which will be distributed as shares of common stock.

(2) Net of a $.04 per share loss due to the cumulative effect of a change in accounting principle.

                            10 EMPLOYEE BENEFIT PLANS

The Company has a qualified non-contributory profit sharing plan covering substantially all employees. Contributions are made at the discretion of management in amounts that relate to the Company's level of income before provision for income taxes. The Company's expense related to the profit sharing plan for the fiscal years ended November 30, 2002, 2001 and 2000 was $26.2 million, $13.5 million and $18.9 million, respectively.

The Company maintains a non-qualified defined contribution retirement plan covering substantially all account executives. The plan

                         THE BEAR STEARNS COMPANIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    continued

provides for retirement benefits to be paid based on a percentage of each participant's compensation and the performance of certain participant-selected investment options for benefits accrued. No firm contributions were made for the fiscal years ended November 30, 2002 and 2001 as such plan benefits have been replaced by the Restricted Stock Unit Plan discussed in Note 11, "Stock Compensation Plans," in the Notes to Consolidated Financial Statements. The Company's expense related to the defined contribution retirement plan for the fiscal year ended November 30, 2000 was $11.9 million.

                           11 STOCK COMPENSATION PLANS

The Company has various stock compensation plans designed to increase the emphasis on stock-based incentive compensation and align the compensation of our key employees with the long-term interests of stockholders. These plans are summarized below.

CAPITAL ACCUMULATION PLAN

Pursuant to the CAP Plan, certain key executives receive a portion of their total annual compensation in the form of CAP units. Beginning with fiscal 2001, the number of CAP units credited is a function of the dollar amount awarded to each participant and the closing fair market value of the Company's common stock on the date of the award. Such CAP units generally must be deferred for a minimum of five years from the date of the award. The CAP units awarded under the CAP Plan subsequent to June 30, 1999 are generally subject to vesting. The total number of CAP units that may be issued under the CAP Plan during any fiscal year may not exceed 15% of the sum of issued and outstanding shares of common stock and CAP units outstanding determined as of the last day of the current fiscal year.

Each CAP unit gives the participant an unsecured right to receive, on an annual basis, an amount equal to the Company's pre-tax income or loss per share, as defined by the CAP Plan, less the value of certain changes in the Company's book value per common share during such fiscal year resulting from increases or decreases in the Company's consolidated retained earnings ("earnings adjustment"). The earnings adjustment will be credited to each participant's deferred compensation account in the form of additional CAP units, subject to certain limitations, based on the number of CAP units in such account at the end of each fiscal year. The number of CAP units credited depends on the amount awarded to each participant and the average per share cost of common stock acquired by the Company. On completion of the deferral period, participants are entitled to receive shares of common stock equal to the number of CAP units then credited to their respective deferred compensation accounts.

During the fiscal years ended November 30, 2002, 2001 and 2000, the Company expensed $245.1 million, $167.8 million and $307.8 million, respectively, attributable to CAP units granted to participants in each of these years. In addition, during the fiscal years ended November 30, 2002, 2001 and 2000, the Company recognized expense of $154.0 million, $123.0 million and $140.0 million, respectively, attributable to CAP units with respect to the earnings adjustment. Compensation deferred pursuant to the CAP Plan is credited to participants' deferred compensation accounts in the form of CAP units and included in stockholders' equity.

RESTRICTED STOCK UNIT PLAN

The Restricted Stock Unit Plan ("RSU Plan") provides for the deferral of a portion of certain key employees' compensation, with allocations made to participants' deferred compensation accounts in the form of restricted stock units ("RSUs"). Under the RSU Plan, RSUs granted to employees have various vesting provisions and generally convert to common stock within four years. Such units are restricted from sale, transfer or assignment until the end of the restricted period. Holders of restricted stock units generally may forfeit ownership of a portion of their award if employment is terminated before the end of the vesting period. Holders of RSUs are entitled to receive a dividend in the form of additional RSUs, based on dividends declared on the Company's common stock. The total number of RSUs that may be granted under the RSU Plan may not exceed 10,000,000. As of November 30, 2002, the total number of RSUs outstanding were 5,299,657 and 214,187 RSUs have been converted to common stock.

The Company measures compensation cost for RSUs based on the fair market value of its common stock at the award date. A portion related to current service is expensed in the year of the award and that portion relating to future service is amortized over the vesting period. Amounts awarded and deferred pursuant to the RSU Plan and the unamortized portion of these amounts are shown as separate components of stockholders' equity. During the fiscal years ended November 30, 2002, 2001 and 2000, the Company recognized compensation expense of $108.4 million, $84.7 million and $92.3 million, respectively, related to these awards.

                         THE BEAR STEARNS COMPANIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    continued

STOCK AWARD PLAN

Pursuant to the Stock Award Plan, certain key employees may be offered the opportunity to acquire common stock through the grant of options. Stock options generally vest three years after the date of grant and have a 10-year expiration. The total number of stock options that may be issued under the Stock Award Plan may not exceed 35,000,000. As of November 30, 2002, the total number of stock options outstanding was 20,454,067, and 556,166 stock options have been converted to common stock.

NON-EMPLOYEE DIRECTORS' STOCK OPTION AND STOCK UNIT PLAN

Pursuant to the Non-Employee Directors' Stock Option and Stock Unit Plan ("Directors' Plan"), members of the Board of Directors of the Company who are not employees of the Company or any of its subsidiaries ("Non-Employee Directors") may be offered the opportunity to acquire common stock through the grant of options and will receive common stock on the vesting of RSUs. Non-Employee Directors may elect to exchange a portion of their annual cash retainer paid by the Company for services rendered as a director, for stock options or RSUs. Stock options and RSUs issued under the plan generally vest six months after the date of issuance and stock options have a 10-year expiration. The total number of stock options and RSUs combined that may be issued under the Directors' Plan may not exceed 300,000. The total number of stock options and RSUs outstanding combined was 64,176, and 686 RSUs have been converted to common stock as of November 30, 2002.

The following is a summary of CAP units and RSUs outstanding:

                                                  Cap Units             RSUs(2)
--------------------------------------------------------------------------------
Balance, November 26, 1999                        42,261,696                 --
Granted(1)                                        14,287,046          6,402,562
Forfeited                                                 --                 --
Distributed                                       (7,491,085)                --
--------------------------------------------------------------------------------
Balance, November 30, 2000                        49,057,657          6,402,562
Granted(1)                                         5,280,746          2,684,220
Forfeited                                           (999,238)          (952,404)
Distributed                                      (10,663,459)           (65,283)
--------------------------------------------------------------------------------
Balance, November 30, 2001                        42,675,706          8,069,095
Granted(1)                                         6,615,127          2,540,522
Forfeited                                           (175,259)          (522,861)
Distributed                                       (9,644,990)          (209,914)
--------------------------------------------------------------------------------
Balance, November 30, 2002                        39,470,584          9,876,842
================================================================================

(1) Average market price for shares granted was $60.32, $55.27 and $43.86 for fiscal years ended November 30, 2002, 2001 and 2000, respectively.

(2)   Includes 4,573,030, 4,473,301 and 4,333,811 RSUs outstanding as of
      November 30, 2002, 2001 and 2000, respectively, which were granted under one-time awards.

Activity with respect to stock options for the fiscal years ended November 30 is presented below:

                         -------------------------
                                    2002                             2001                             2000
---------------------------------------------------------------------------------------------------------------------
                                           WEIGHTED                         Weighted                        Weighted
                                            AVERAGE                          Average                         Average
                           NUMBER OF       EXERCISE         Number of       Exercise          Number of     Exercise
                            SHARES           PRICE           Shares           Price            Shares        Price
---------------------------------------------------------------------------------------------------------------------
Beginning balance        17,474,422         $50.23         12,800,450         $46.76          3,886,334      $38.75
Granted                   4,315,153         $63.78          6,038,092         $56.81          9,211,831      $49.88
Exercised                  (550,357)        $48.03             (5,809)        $49.63                 --          --
Forfeited                  (785,151)        $51.10         (1,358,311)        $46.73           (297,715)     $38.75
---------------------------------------------------------------------------------------------------------------------
Ending balance           20,454,067(1)      $53.12         17,474,422(1)      $50.23         12,800,450      $46.76
=====================================================================================================================

(1) 267,559 and 308,613 stock options were exercisable with a weighted average exercise price of $52.76 and $47.53 at November 30, 2002 and 2001, respectively. There were no stock options exercisable at November 30, 2000.

Information for the Company's stock options as of November 30, 2002 is presented in the following table:

                                      Options Outstanding                        Options Exercisable
-------------------------------------------------------------------------------------------------------
                                                               Average                        Weighted
                                           Weighted           Remaining                        Average
Range of                  Number            Average          Contractual       Number         Exercise
Exercise Prices        Outstanding       Exercise Price      Life (Years)    Exercisable       Price
-------------------------------------------------------------------------------------------------------
$38.75-$45.99            3,074,188          $38.82               7.2            7,245           $38.82
$46.00-$54.99            7,144,423          $49.65               8.0            139,760         $50.02
$55.00-$64.99           10,235,456          $59.83               9.4            120,554         $56.77
-------------------------------------------------------------------------------------------------------
Total                   20,454,067          $53.12               8.6            267,559         $52.76
=======================================================================================================

PRO FORMA EFFECT OF SFAS NO. 123

The Company accounts for its stock compensation plans using the intrinsic value method prescribed by APB No. 25, as permitted by SFAS No. 123. Under the provisions of APB No. 25, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's common stock at the date of grant over the amount an employee must pay to acquire the stock. Accordingly, no compensation expense has been recognized for stock option awards because the exercise price was at the fair market value of the Company's common stock on the grant date.

SFAS No. 123 requires companies that have elected to continue to account for stock compensation plans using the intrinsic value method to provide pro forma disclosures of net income and earnings per share in the Notes to Consolidated Financial Statements as if the fair value of

                         THE BEAR STEARNS COMPANIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    continued

stock-based compensation had been recorded. Fair value was estimated at grant date based on a modified Black-Scholes option-pricing model. The weighted average fair value of options granted related to the fiscal years ended November 30, 2002, 2001 and 2000 was $21.19, $19.29 and $14.18 per option, respectively.
These amounts reflect adjustments for vesting requirements and potential maturity shortening.

The following table highlights the assumptions used for the fiscal years ended November 30:

                                       --------
                                         2002           2001           2000
--------------------------------------------------------------------------------
Risk-free interest rate                  4.21%          5.20%          6.40%
Option life                          10 years       10 years       10 years
Stock price volatility                     33%            33%            37%
Dividend yield                           1.06%          1.00%          1.45%
================================================================================

If the Company had elected to account for its stock compensation plans using the fair value method prescribed by SFAS No. 123, pro forma net income and earnings per share would have been as presented in the following table for the fiscal years ended November 30:

                                            --------
                                              2002          2001          2000
--------------------------------------------------------------------------------
(in millions, except per share amounts)
--------------------------------------------------------------------------------
Net income, as reported                     $  878.3      $  618.7     $  773.2
Add: Stock-based employee
     compensation plans
     expense included in
     reported net income,
     net of related tax effects                216.7         153.7        224.4
Deduct: Total stock-based
     employee compensation
     plans expense determined
     under the fair value
     based method, net of
     related tax effects                      (263.0)       (181.4)      (230.3)
--------------------------------------------------------------------------------
Pro forma net income                        $  832.0      $  591.0     $  767.3
================================================================================

Earnings per share:
     Basic - as reported                    $   7.00      $   4.49     $   5.37
     Basic - pro forma                      $   6.65      $   4.29     $   5.33
     Diluted - as reported                  $   6.47      $   4.27     $   5.35
     Diluted - pro forma                    $   6.15      $   4.09     $   5.31
================================================================================

                     12 DERIVATIVES AND HEDGING ACTIVITIES

In its capacity as a dealer in over-the-counter derivative financial instruments and its proprietary market-making and trading activities, the Company enters into transactions in a variety of cash and derivative financial instruments to manage its exposure to market and credit risk. These risks include interest rate, exchange rate, equity price and commodity price risk. A derivative is defined as a financial contract whose value is based on underlying reference interest rates, currencies, commodities, market indices or securities. This includes futures, forward, swap or option contracts, as well as caps, floors and collars. Generally, these financial instruments represent future commitments or rights to exchange interest payment streams or currencies or to purchase or sell other securities at specific terms at specified future dates. Option contracts provide the holder with the right, but not the obligation, to purchase or sell a financial instrument at a specified price on or before an established date or dates. These financial instruments may result in market and/or credit risk in excess of amounts recorded in the Consolidated Statements of Financial Condition.

MARKET RISK

Derivative financial instruments involve varying degrees of off-balance-sheet market risk whereby changes in the level or volatility of interest rates, foreign currency exchange rates or market values of the underlying financial instruments may result in changes in the value of the financial instrument in excess of the amounts currently reflected in the Consolidated Statements of Financial Condition. The Company's exposure to market risk is influenced by a number of factors, including the relationships among and between financial instruments with off-balance-sheet risk, the Company's proprietary securities, futures and derivatives inventories as well as the volatility and liquidity in the markets in which the financial instruments are traded. In many cases, the use of financial instruments serves to modify or offset market risk associated with other transactions and, accordingly, serves to decrease the Company's overall exposure to market risk. The Company attempts to control its exposure to market risk through the use of hedging strategies and various statistical monitoring techniques.

CREDIT RISK

Derivative financial instruments represent contractual commitments between counterparties that derive their value from changes in an underlying interest rate, currency exchange rate, index (e.g., S&P 500), reference rate (e.g., LIBOR), or asset value referenced in the related contract. Some derivatives, such as futures contracts, certain options and

                         THE BEAR STEARNS COMPANIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    continued

indexed referenced warrants, can be traded on an exchange. Other derivatives, such as interest rate and currency swaps, caps, floors, collars, swaptions, equity swaps and options, credit derivatives, structured notes and forward contracts, are negotiated in the over-the-counter markets. Derivatives generate both on- and off-balance-sheet risks depending on the nature of the contract. The Company is engaged as a dealer in over-the-counter derivatives and, accordingly, enters into transactions involving derivative instruments as part of its customer-related and proprietary trading activities.

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

Credit risk arises from the potential inability of counterparties to perform in accordance with the terms of the contract. At any point in time, the Company's exposure to credit risk associated with counterparty non-performance is generally limited to the net replacement cost of over-the-counter contracts net of the value of collateral held. Such financial instruments are reported at fair value on a net-by-counterparty basis pursuant to enforceable netting agreements. Exchange-traded financial instruments, such as futures and options, generally do not give rise to significant unsecured counterparty exposure due to the Company's margin requirements, which may be greater than those prescribed by the individual exchanges. Options written generally do not give rise to counterparty credit risk since they obligate the Company (not its counterparty) to perform.

The Company has controls in place to monitor credit exposures by assessing the future creditworthiness of counterparties and limiting transactions with specific counterparties. The Company also seeks to control credit risk by following an established credit approval process, monitoring credit limits and requiring collateral where appropriate.

The following table summarizes the counterparty credit quality of the Company's exposure with respect to over-the-counter derivatives (including foreign exchange and forward-settling mortgage transactions) as of November 30, 2002:

OVER-THE-COUNTER DERIVATIVE CREDIT EXPOSURE(1)

                                                                     Percentage
                                                     Exposure,      of Exposure,
                                                      Net of          Net of
Rating(2)           Exposure     Collateral(3)     Collateral(4)     Collateral
--------------------------------------------------------------------------------
(in millions)
--------------------------------------------------------------------------------
AAA                $2,420            $1,012            $1,509          36%
AA                  2,256               717             1,565          37%
A                   1,287               660               842          20%
BBB                   185               298                96           2%
BB and lower          540             1,013               191           5%
Non-rated               1                 0                 1           0%
--------------------------------------------------------------------------------

(1) Excluded are covered transactions structured to ensure that the market values of collateral will at all times equal or exceed the related exposures. The net exposure for these transactions will, under all circumstances, be zero.

(2) Internal counterparty credit ratings, as assigned by the Company's Credit Department, converted to rating agency equivalents.

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

CONCENTRATION RISK

The Company is subject to concentration risk by holding or committing to hold large positions in certain types of securities, securities of a single issuer (including governments), issuers located in a particular country or geographic area, or issuers engaged in a particular industry. Positions taken and commitments made by the Company, including underwritings, often involve substantial amounts and significant exposure to individual issuers and businesses, including non-investment-grade issuers. In addition, substantially all of the collateral held by the Company for reverse repurchase agreements consists of securities issued by the US government and agencies. The Company seeks to limit concentration risk through the use of the systems and procedures described in the preceding discussions of market and credit risk.

NON-TRADING DERIVATIVES ACTIVITY

To modify the interest rate characteristics of its long- and short-term debt, the Company also engages in non-trading derivatives activities. The Company has issued US-dollar- and foreign currency-denominated debt with both variable- and fixed-rate interest payment obligations. The Company has entered into interest rate swaps, primarily

                         THE BEAR STEARNS COMPANIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    continued

based on LIBOR, to convert fixed-rate interest payments on its debt obligations into variable-rate payments. In addition, for foreign currency debt obligations that are not used to fund assets in the same currency, the Company has entered into currency swap agreements that effectively convert the debt into US dollar obligations. Such transactions are accounted for as fair value hedges. Interest payment obligations on variable-rate debt obligations may also be modified through interest rate swaps, which may change the underlying basis or reset frequency.

These financial instruments are subject to the same market and credit risks as those that are traded in connection with the Company's market-making and trading activities. The Company has the same controls in place to monitor these risks.

Interest rate swap agreements reduced net interest expense on the Company's long- and short-term debt obligations by $630.4 million and $164.4 million during the fiscal years ended November 30, 2002 and 2001, respectively, and increased net interest expense by $29.5 million for the fiscal year ended November 30, 2000.

SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities,"establishes accounting and reporting standards for stand-alone derivative instruments, derivatives embedded within other contracts or securities and for hedging activities. It requires that all derivatives, whether stand-alone or embedded within other contracts or securities (except in very defined circumstances) be carried on the Company's Statement of Financial Condition at their then fair value. The Company adopted SFAS No. 133 on December 1, 2000. As a result of adopting the statement, the Company recognized a cumulative after-tax loss of $6.3 million. This loss is reported separately in the Consolidated Statement of Income for fiscal 2001 as a "cumulative effect of change in accounting principle."

SFAS No. 133 requires that all derivatives be carried at fair value, including those used as hedges. SFAS No. 133 also requires items designated as being hedged, previously carried at accrued values now be marked to market for the risk being hedged, provided that the intent to hedge is fully documented. Any resultant net change in value for both the hedging derivative and the hedged item is recognized in earnings immediately, such net effect being deemed the "ineffective" portion of the hedge. The gains and losses associated with the ineffective portion of the fair value hedges are included in "Principal Transactions" revenues in the Consolidated Statements of Income. In fiscal 2002 and 2001, the Company recognized a net gain of $5.6 million and $9.7 million, respectively, for the ineffective portion of all fair value hedges.

                             13 CUSTOMER ACTIVITIES

CUSTOMER ACTIVITIES

The Company's clearance activities for both clearing clients and customers involve the execution, settlement and financing of customers' securities and futures transactions. Customers' securities activities are transacted on either a cash or margin basis, while customer futures transactions are generally transacted on a margin basis, subject to exchange regulations.

In connection with these activities, the Company executes and clears customers' transactions involving the sale of borrowed securities ("short sales") and the writing of option contracts. These transactions may expose the Company to loss if customers are unable to fulfill their contractual obligations and customers' margin deposits are insufficient to fully cover their losses. If customers fail to satisfy their obligations, the Company may be required to purchase or sell financial instruments at prevailing market prices to fulfill the customers' obligations.

The Company seeks to control the risks associated with its customers' activities by requiring them to maintain margin collateral in compliance with various regulatory and internal guidelines. The Company monitors required margin levels daily and, pursuant to such guidelines, may require customers to deposit additional cash or collateral or reduce positions when deemed necessary. The Company also establishes credit limits for customers engaged in futures activities and monitors credit compliance daily. Additionally, with respect to the Company's correspondent clearing activities, introducing correspondent firms guarantee the contractual obligations of their customers. Further, the Company seeks to reduce credit risk by entering into netting agreements with customers, which permits receivables and payables with such customers to be offset in the event of a customer's default.

In connection with the Company's customer financing and securities settlement activities, the Company may pledge certain customers'

                         THE BEAR STEARNS COMPANIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    continued

securities collateral to satisfy exchange margin deposit requirements or to support various secured financing sources such as bank loans, securities loaned and repurchase agreements. If the counterparties are unable to meet their contractual obligations to return customer securities pledged as collateral, the Company may be exposed to the risk of acquiring the securities at prevailing market prices to satisfy its obligations to customers. The Company seeks to control this risk by monitoring the market value of securities pledged on a daily basis and by requiring adjustments of collateral levels in the event of excess exposure. Moreover, the Company establishes credit limits for such activities and monitors credit compliance daily.

CONCENTRATIONS OF CREDIT RISK

The Company is engaged in various securities underwriting, brokerage and trading activities. These services are provided to a diverse group of domestic and foreign corporations and partnerships, governments and individual and institutional investors. A substantial portion of the Company's transactions are collateralized and are executed with, or made on behalf of, institutional investors, including other brokers and dealers, commercial banks, insurance companies, pension plans, mutual funds, hedge funds and other financial institutions. The Company's exposure to credit risk, associated with the nonperformance of customers in fulfilling their contractual obligations pursuant to securities and futures transactions, can be directly affected by volatile or illiquid trading markets, which may impair customers' ability to satisfy their obligations to the Company. The Company attempts to minimize credit risk associated with these activities by monitoring customers' credit exposure and collateral values on a daily basis and requiring, when deemed necessary, additional collateral to be deposited with or returned to the Company.

A significant portion of the Company's securities processing activities includes clearing transactions for hedge funds, specialists, market makers, risk arbitrageurs and other professional traders. Due to the nature of their operations, which may include significant levels of credit extension such as leveraged purchases, short selling and option writing, the Company may have significant credit exposure should these customers be unable to meet their commitments. The Company seeks to control these risks by monitoring collateral levels on a daily basis for compliance with both regulatory and internal guidelines. Additional collateral is obtained when necessary. To further control this risk, the Company has developed computerized risk control systems that analyze customers' sensitivity to major market movements. The Company will require customers to deposit additional margin collateral or reduce positions if it is determined that their activities may be subject to above-normal market risks.

                14 TRANSFERS OF FINANCIAL ASSETS AND LIABILITIES

SECURITIZATIONS

The Company regularly securitizes commercial and residential mortgages, consumer receivables and other financial assets. Interests in these securitized assets may be retained in the form of senior or subordinated securities or as residual interests. These retained interests are included in "Financial Instruments Owned" in the Consolidated Statements of Financial Condition and are carried at fair value. Securitization transactions are generally treated as sales, with resulting gain or loss included in "Principal Transactions" revenue in the Consolidated Statements of Income. Consistent with the valuation of similar inventory, fair value is determined by broker-dealer price quotations and internal valuation pricing models that utilize variables such as yield curves, prepayment speeds, default rates, loss severity, interest rate volatilities and spreads. The assumptions used for pricing variables are primarily based on observable transactions in similar securities and are often further verified by external pricing sources, when available. During fiscal 2002 and fiscal 2001, the Company executed securitization transactions of approximately $112.7 billion and $109.0 billion, including securitizations of its own assets of approximately $78.6 billion and $62.9 billion. Securitizations of its own assets include $55.0 billion and $39.4 billion, respectively, in agency mortgage-backed securities; $19.6 billion and $17.3 billion, respectively, in non-agency mortgage-backed securities; and $4.0 billion and $6.2 billion, respectively, in other asset-backed securities. The Company is an active market maker in these securities and therefore may retain interests in assets it securitizes, predominantly highly rated or government agency-backed securities. Retained interests in assets the Company securitized, including senior and subordinated securities, approximated $2.3 billion and $3.8 billion at November 30, 2002 and November 30, 2001, respectively. As of November 30, 2002 and November 30, 2001, retained interests include $1.7 billion and $2.2 billion in agency

                         THE BEAR STEARNS COMPANIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    continued

mortgage-backed securities, respectively; $0.4 billion and $1.5 billion in non-agency mortgage-backed securities, respectively, and $0.2 billion and $0.1 billion in other asset-backed securities, respectively.

The models employed in the valuation of retained interests use discount rates that are based on the swap curve. Key points on the swap curve at November 30, 2002 were 2.45% for two-year swaps and 4.72% for 10-year swaps. These models also consider prepayment speeds, as well as credit losses. Credit losses are considered through option-adjusted spreads that also utilize additional factors such as liquidity and optionality.

Key valuation assumptions used in measuring the current fair value of retained interests in assets the Company securitized at November 30, 2002 were as follows:

                                    Agency            Other
                               Mortgage-Backed   Mortgage-Backed      Other
--------------------------------------------------------------------------------
Weighted average life (years)        3.26              7.90           2.68
Average prepayment
  speeds (annual rate)             12%-61%            0%-76%           n/a
Credit losses                        0.09%            10.85%          0.65%
================================================================================

The following hypothetical sensitivity analysis as of November 30, 2002 illustrates the potential change in fair value of these retained interests due to a specified change in the key valuation assumptions. The interest rate changes represent a parallel shift in the swap curve. This shift considers the effect on other variables, including prepayments. The remaining valuation assumptions are changed independently.

                                       Agency            Other
                                  Mortgage-Backed   Mortgage-Backed      Other
--------------------------------------------------------------------------------
(in millions)
--------------------------------------------------------------------------------
Interest rates
     50 basis point increase         $(27.8)            $(2.5)          $(0.5)
     100 basis point increase         (58.9)             (5.8)           (1.0)
     50 basis point decrease           21.9               2.9             0.5
     100 basis point decrease          40.0               7.1             1.0
--------------------------------------------------------------------------------
Prepayment speeds
     10% adverse change
       (increase in prepayments)       (0.7)             (0.7)            n/a
     20% adverse change                (1.3)             (1.3)            n/a
     10% favorable change               0.7               0.8             n/a
     20% favorable change               1.7               1.7             n/a
--------------------------------------------------------------------------------
Credit losses
     10% adverse change                (2.9)             (8.6)           (1.2)
     20% adverse change                (5.8)            (16.3)           (2.3)
     10% favorable change               2.9               9.8             1.2
     20% favorable change               5.9              21.1             2.6
================================================================================

The previous table should be viewed with caution since the changes in a single variable generally cannot occur without changes in other variables or conditions that may counteract or amplify the effect of the changes outlined in the table. In addition, the table does not consider the change in fair value of hedging positions which would generally offset the changes detailed in the table, nor does it consider any corrective action that the Company may take in response to changes in these conditions. The effect of hedges is not presented because hedging positions are established on a macro level and allocating the effect would not be practicable.

The following table summarizes cash flows from securitization trusts related to securitization transactions during the fiscal year ended November 30, 2002:

                                       Agency            Other
                                  Mortgage-Backed   Mortgage-Backed      Other
--------------------------------------------------------------------------------
(in millions)
--------------------------------------------------------------------------------
Cash flows received from
     retained interests              $ 74.1             $ 73.3         $ 5.4
Cash flows from servicing               n/a             $  6.0          n/a
================================================================================

COLLATERALIZED FINANCING ARRANGEMENTS

The Company enters into secured borrowing or lending agreements to obtain collateral necessary to effect settlements, finance inventory positions, meet customer needs or re-lend as part of its dealer operations.

The Company receives collateral under reverse repurchase agreements, securities borrowing transactions, derivative transactions, customer margin loans and other secured money-lending activities. In many instances, the Company is permitted to rehypothecate such securities. The Company also pledges financial instruments owned to collateralize certain financing arrangements. These securities are recorded as "Financial Instruments Owned, Pledged As Collateral" in the Consolidated Statements of Financial Condition.

At November 30, 2002 and November 30, 2001, the Company had received securities pledged as collateral that can be repledged, delivered or otherwise used with a fair value of approximately $184 billion and $192 billion, respectively. This collateral was generally obtained under reverse repurchase, securities borrowing or margin lending agreements. Of these securities received as collateral, those with a fair value of approximately $116 billion and $134 billion were delivered or repledged, generally as collateral under repurchase or securities lending agreements or to cover short sales at November 30, 2002 and November 30, 2001, respectively.
                         THE BEAR STEARNS COMPANIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    continued

                        15 COMMITMENTS AND CONTINGENCIES

LEASES

The Company occupies office space under leases that expire at various dates through 2018.

At November 30, 2002, future minimum aggregate annual rentals payable under non-cancelable leases (net of subleases), including 383 Madison Avenue in New York City, for fiscal years 2003 through 2007 and the aggregate amount thereafter, are as follows:

(in thousands)
--------------------------------------------------------------------------------
FISCAL YEAR
2003                                                                    $ 55,113
2004                                                                      52,794
2005                                                                      44,345
2006                                                                      42,611
2007                                                                      35,872
Thereafter                                                               106,478
================================================================================

The various leases contain provisions for periodic escalations resulting from increased operating and other costs. Rental expense, including escalations and net of sublease rental income, under these leases was $113.2 million, $100.5 million and $96.6 million for the fiscal years ended November 30, 2002, 2001 and 2000, respectively.

383 MADISON AVENUE

The Company has entered into a lease arrangement for its new worldwide headquarters at 383 Madison Avenue. Under the terms of the arrangement, the Company is obligated to make monthly payments based on the lessor's underlying interest costs. The arrangement expires on May 20, 2007, after which the Company may request a renewal. If the lease renewal cannot be negotiated, the Company has the right to purchase the building for the amount of the then outstanding indebtedness of the lessor or to arrange for the sale of the property with the proceeds of the sale to be used to satisfy the lessor's debt obligation. If the sale of the property does not generate enough proceeds to satisfy the lessor's debt obligation, the Company is required to fund the shortfall up to a maximum residual value guarantee. As of November 30, 2002, there was no expected shortfall and the residual value guarantee approximated $570 million.

In the ordinary course of business, the Company has commitments in connection with various activities, the most significant of which are as follows:

COMMERCIAL LENDING

In connection with certain of the Company's business activities, the Company provides financing or financing commitments to investment-grade and non-investment-grade companies in the form of senior and subordinated debt, including bridge financing. Commitments have varying maturity dates and are generally contingent on the accuracy and validity of certain representations, warranties and contractual conditions applicable to the borrower. Commercial lending commitments to investment-grade borrowers aggregated approximately $1.2 billion at November 30, 2002 (gross commitments of $1.9 billion less $0.7 billion of associated hedges). Commercial lending commitments to non-investment-grade borrowers totaled $867.9 million at November 30, 2002.

PRIVATE EQUITY-RELATED INVESTMENTS AND PARTNERSHIPS

In connection with the Company's merchant banking activities, the Company has commitments to invest in merchant banking or private equity-related investment funds as well as commitments to invest directly in private equity-related investments. At November 30, 2002, such commitments aggregated $668.5 million. These commitments will be funded, if called, through the end of the respective investment periods, primarily ending in 2011.

UNDERWRITING

In connection with the Company's mortgage-backed securitizations, the Company has commitments to purchase and sell new issues of securities aggregating $1.3 billion at November 30, 2002.

LETTERS OF CREDIT

At November 30, 2002, the Company was contingently liable for unsecured letters of credit of approximately $1.9 billion and letters of credit of $986.7 million secured by financial instruments, primarily used to provide collateral for securities borrowed and to satisfy margin requirements at option and commodity exchanges.

BORROW VERSUS PLEDGE

At November 30, 2002, the Company had pledged securities, primarily US government and agency securities with a market value of approximately

                         THE BEAR STEARNS COMPANIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    continued


$1.4 billion as collateral for securities borrowed, with an approximate market value of $1.4 billion.

MUNICIPAL SECURITIES

As part of the Company's municipal securities business, the Company acts as placement agent for municipal securities trust certificates ("Trust Certificates"). Certain of the Trust Certificates entitle the holder to receive future payments of principal and variable interest and to tender such certificates at the option of the holder on a periodic basis. As placement agent for the Trust Certificates, the Company has an obligation to remarket the certificates. The Company also serves as liquidity provider to the trusts. Consequently, if the Trust Certificates were unable to be remarketed, the Company would be required to acquire such certificates, which approximated $2.7 billion at November 30, 2002. The underlying securities in the trusts are either AAA- or AA-rated, insured or escrowed to maturity municipal bonds. The market value of the underlying securities was in excess of $2.7 billion at November 30, 2002.

OTHER

The Company participates in the acquisition, securitization, servicing, financing and disposition of commercial and residential loans. At November 30, 2002, the Company had entered into commitments to purchase and finance mortgage loans of $466.4 million.

The Company had commitments to purchase Chapter 13 and other credit card receivables of $127.8 million at November 30, 2002.

The Company has entered into agreements with providers of hardware, software, data processing and systems consulting services. At November 30, 2002, minimum fee commitments over the remaining life of these agreements aggregated $53.0 million.

With respect to certain of the commitments outlined above, the Company utilizes various hedging strategies to actively manage its market, credit and liquidity exposures. Additionally, since these commitments may expire unused, the total commitment amount does not necessarily reflect the actual future cash funding requirements.

LITIGATION

In the normal course of business, the Company has been named as a defendant in various lawsuits that involve claims for substantial amounts.

Included among these is an action that was originally filed in the United States District Court for the Southern District of New York by Henryk de Kwiatkowski, a former customer of Bear Stearns. During the year, the United States Court of Appeals for the Second Circuit overturned a district court decision that upheld a jury verdict awarding Henryk de Kwiatkowski approximately $163.8 million in damages and interest in May 2000 and ordered that the complaint be dismissed. On December 5, 2002, the Second Circuit denied the plaintiff's motions for reargument and rehearing of this decision.

Also, the Company is involved from time to time in investigations and proceedings by governmental agencies and self-regulatory organizations. Included among these is an industry-wide investigation by the Securities and Exchange Commission ("SEC"), the National Association of Securities Dealers, the New York Stock Exchange and several state attorney generals' offices of certain research and initial public offering practices of major brokerage firms, including Bear Stearns. Bear Stearns is cooperating fully with the investigation. On December 20, 2002, these regulatory agencies announced an agreement in principle, subject to approval of the governing bodies of these regulatory and/or governmental authorities, including the SEC, with 10 brokerage firms, including Bear Stearns (and shortly thereafter an additional two brokerage firms) to resolve the investigation concerning research practices. The agreement requires, among other things, that Bear Stearns pay $80 million in penalties, restitution and money for investor education.

Although the ultimate outcome of the various matters cannot be ascertained at this time, it is the opinion of management, after consultation with counsel, that the resolution of the foregoing matters will not have a material adverse effect on the financial condition of the Company, taken as a whole; such resolution may, however, have a material effect on the operating results in any future period, depending on the level of income for such period. Litigation charges are reflected in "Other Expenses" in the Consolidated Statements of Income.

                         THE BEAR STEARNS COMPANIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    continued

                      16 SEGMENT AND GEOGRAPHIC AREA DATA

The Company operates in three principal segments -- Capital Markets, Global Clearing Services and Wealth Management. These segments offer different products and services and are managed separately as different levels and types of expertise are required to effectively manage the segments' transactions.

The Capital Markets segment comprises the institutional equities, fixed income and investment banking areas. It operates as a single integrated unit to provide sales, trading and origination for various fixed income, equity and advisory products and services to corporate and institutional clients.

Institutional equities combines the efforts of sales, trading and research in such areas as block trading, convertible bonds, over-the-counter equities, equity derivatives and risk arbitrage. Fixed income includes the efforts of sales, trading and research for institutional clients in a variety of products such as mortgage- and asset-backed securities, corporate and government bonds, municipal and high yield securities and foreign exchange and fixed income derivatives. Investment banking provides capabilities in capital raising, strategic advisory, mergers and acquisitions and merchant banking. Capital raising encompasses the Company's underwriting of equity, investment-grade and high yield debt products.

The Global Clearing Services segment provides execution, clearing, margin lending and securities borrowing to facilitate customer short sales to clearing clients worldwide. Prime brokerage clients include hedge funds and clients of money managers, short sellers, arbitrageurs and other professional investors. Fully disclosed clients engage in either the retail or institutional brokerage business.

The Wealth Management segment is composed of the PCS and asset management areas. PCS provides high-net-worth individuals with an institutional level of investment service. Asset management serves the diverse investment needs of corporations, municipal governments, multi-employer plans, foundations, endowments, family groups and high-net-worth individuals for which it earns management and performance fees on the institutional and high-net-worth products it offers.

The three business segments comprise many business areas with interactions among each. Revenues and expenses include those that are directly related to each segment. Revenues from intersegment transactions are based on specific criteria or agreed-upon rates with such amounts eliminated in consolidation. Individual segments also include revenues and expenses relating to various items, including corporate overhead and interest, which are internally allocated by the Company primarily based on balance-sheet usage or expense levels. The Company generally evaluates performance of the segments based on net revenues and profit or loss before provision for income taxes.

                         THE BEAR STEARNS COMPANIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    continued

                                      Fiscal Years Ended November 30
--------------------------------------------------------------------------------
                           -------------
                                2002             2001                2000
--------------------------------------------------------------------------------
(In thousands)
--------------------------------------------------------------------------------
NET REVENUES
Capital Markets
  Institutional equities   $   1,117,762    $   1,131,124       $   1,417,592
  Fixed income                 1,938,045        1,602,034           1,092,568
  Investment banking             883,717          752,473           1,000,079
--------------------------------------------------------------------------------
Total Capital Markets          3,939,524        3,485,631           3,510,239
--------------------------------------------------------------------------------
Global Clearing Services         778,087          810,601           1,074,498
Wealth Management                498,411          543,495             683,791
Other(1)                         (87,786)          67,308             207,150
--------------------------------------------------------------------------------
Total net revenues         $   5,128,236    $   4,907,035       $   5,475,678
================================================================================

PRE-TAX INCOME
Capital Markets            $   1,343,912    $     867,166       $     899,101
Global Clearing Services         265,327          249,754             466,217
Wealth Management                 11,616           40,314             127,856
Other(1)                        (309,892)        (222,790)           (321,651)
--------------------------------------------------------------------------------
Total pre-tax income       $   1,310,963    $     934,444       $   1,171,523
================================================================================

                                          As of November 30
--------------------------------------------------------------------------------
                           -------------
                                2002             2001                2000(2)
--------------------------------------------------------------------------------
SEGMENT ASSETS
Capital Markets            $ 123,332,776    $ 137,845,003       $ 111,304,589
Global Clearing Services      60,754,131       52,137,242          54,802,650
Wealth Management              3,555,762        3,860,954           3,250,866
Other(1)                      (2,788,246)      (8,312,971)           (726,503)
--------------------------------------------------------------------------------
Total segment assets       $ 184,854,423    $ 185,530,228       $ 168,631,602
================================================================================

(1) Includes consolidation and elimination entries, unallocated revenues (predominantly interest) and certain corporate administrative functions, including certain legal costs and costs related to the CAP Plan, which approximated $154.0 million, $123.0 million and $140.0 million for the fiscal years ended November 30, 2002, 2001 and 2000, respectively.

(2)   Restated in accordance with SFAS No. 140.

                         THE BEAR STEARNS COMPANIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    continued

The operations of the Company are conducted primarily in the United States of America. The Company also maintains offices in Europe, Asia and Latin America. The following are net revenues, income before provision for income taxes and assets by geographic region for the fiscal years ended November 30:

                                                             -------------
                                                                 2002             2001             2000
------------------------------------------------------------------------------------------------------------
(in thousands)
------------------------------------------------------------------------------------------------------------
US net revenues                                              $   4,663,264    $   4,355,784    $   4,698,562
Non-US net revenues                                                464,972          551,251          777,116
------------------------------------------------------------------------------------------------------------
Consolidated net revenues                                    $   5,128,236    $   4,907,035    $   5,475,678
============================================================================================================
US income before provision for income taxes
   and cumulative effect of change in accounting principle   $   1,296,656    $     912,443    $     791,349
Non-US income before provision for income taxes
   and cumulative effect of change
   in accounting principle                                          14,307           22,001          380,174
------------------------------------------------------------------------------------------------------------
Consolidated income before provision for income taxes
   and cumulative effect of change
   in accounting principle                                   $   1,310,963    $     934,444    $   1,171,523
============================================================================================================
US assets                                                    $ 222,453,066    $ 199,597,987    $ 188,095,521
Non-US assets                                                   39,965,312       33,858,496       34,251,804
Eliminations                                                   (77,563,955)     (47,926,255)     (53,715,723)
------------------------------------------------------------------------------------------------------------
Consolidated assets                                          $ 184,854,423    $ 185,530,228    $ 168,631,602
============================================================================================================

Because of the international nature of the financial markets and the resultant integration of US and non-US services, it is difficult to precisely separate foreign operations. The Company conducts and manages these activities with a view toward the profitability of the Company as a whole. Accordingly, the foreign operations information is, of necessity, based on management judgments and internal allocations. The decrease in non-US income before provision for income taxes and cumulative effect of change in accounting principle in fiscal 2002 and 2001 as compared with fiscal 2000 was primarily due to decreased trading profits and increased compensation and other expenses for certain non-US entities. The fiscal 2002 and 2001 expense base was significantly higher compared with fiscal 2000 due to an expansion of the London investment banking platform. During fiscal 2000, a favorable trading environment benefited international equity sales and trading, derivatives and investment banking revenues for certain non-US entities.

                         THE BEAR STEARNS COMPANIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    continued

                            17 BUSINESS ACQUISITION

At the close of business on April 20, 2001, the Company, through a joint venture, completed an acquisition of the assets (including specialist rights) and the assumption of certain liabilities of Wagner Stott Mercator. The Company participates, together with its joint venture partner, in specialist activities on the NYSE, AMEX and International Securities Exchange, through a limited liability company in which the Company has just less than a 50% profit and loss interest. For fiscal 2002 and 2001, net revenues from these specialist activities are reflected in "Principal Transactions" revenues in the Consolidated Statements of Income. The combination was accounted for under the purchase method of accounting for business combinations. The purchase price resulted in recordation of tangible and identifiable intangible assets acquired and liabilities assumed based on their estimated fair values as of the effective date of the combination. The portion of goodwill/identifiable intangible assets allocable to the Company at acquisition was approximately $238 million and the carrying value of such assets at November 30, 2002 was approximately $217 million.

                         THE BEAR STEARNS COMPANIES INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    continued

                      18 QUARTERLY INFORMATION (UNAUDITED)

                                                             FIRST            SECOND       THIRD        FOURTH
                                                            QUARTER           QUARTER      QUARTER      QUARTER        TOTAL
------------------------------------------------------------------------------------------------------------------------------------
(in thousands, except per share data)
------------------------------------------------------------------------------------------------------------------------------------
FISCAL YEAR ENDED NOVEMBER 30, 2002
Revenues                                                   $ 1,718,144       $2,070,404   $1,581,397   $1,520,871   $ 6,890,816
Interest expense                                               478,966          462,738      427,013      393,863     1,762,580
------------------------------------------------------------------------------------------------------------------------------------
Revenues, net of interest expense                            1,239,178        1,607,666    1,154,384    1,127,008     5,128,236
------------------------------------------------------------------------------------------------------------------------------------
Non-interest expenses
     Employee compensation and benefits                        633,642          713,569      595,616      565,370     2,508,197
     Other                                                     332,009          374,645      313,564      288,858     1,309,076
------------------------------------------------------------------------------------------------------------------------------------
Total non-interest expenses                                    965,651        1,088,214      909,180      854,228     3,817,273
------------------------------------------------------------------------------------------------------------------------------------
Income before provision for income taxes                       273,527          519,452      245,204      272,780     1,310,963
Provision for income taxes                                      93,001          176,600       80,786       82,231       432,618
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                 $   180,526       $  342,852   $  164,418   $  190,549   $   878,345
====================================================================================================================================
Basic earnings per share(1)                                $      1.39       $     2.80   $     1.32   $     1.48   $      7.00
Diluted earnings per share                                 $      1.29       $     2.59   $     1.23   $     1.36   $      6.47
====================================================================================================================================
Cash dividends declared per common share                   $      0.15       $     0.15   $     0.15   $     0.17   $      0.62
====================================================================================================================================

                                                             First            Second       Third        Fourth
                                                            Quarter           Quarter      Quarter      Quarter        Total
------------------------------------------------------------------------------------------------------------------------------------
(in thousands, except per share data)
------------------------------------------------------------------------------------------------------------------------------------
FISCAL YEAR ENDED NOVEMBER 30, 2001
Revenues                                                   $ 2,136,176       $2,449,382   $2,301,805   $1,813,670   $ 8,701,033
Interest expense                                               922,389        1,080,724    1,097,047      693,838     3,793,998
------------------------------------------------------------------------------------------------------------------------------------
Revenues, net of interest expense                            1,213,787        1,368,658    1,204,758    1,119,832     4,907,035
------------------------------------------------------------------------------------------------------------------------------------
Non-interest expenses
     Employee compensation and benefits                        635,125          735,641      635,034      523,052     2,528,852
     Other                                                     325,698          366,188      365,038      386,815     1,443,739
------------------------------------------------------------------------------------------------------------------------------------
Total non-interest expenses                                    960,823        1,101,829    1,000,072      909,867     3,972,591
------------------------------------------------------------------------------------------------------------------------------------
Income before provision for income taxes and
     cumulative effect of change in accounting principle       252,964          266,829      204,686      209,965       934,444
Provision for income taxes                                      87,010           97,336       70,114       55,019       309,479
------------------------------------------------------------------------------------------------------------------------------------
Income before cumulative effect of change in
     accounting principle                                      165,954          169,493      134,572      154,946       624,965
Cumulative effect of change in accounting principle,
     net of tax                                                 (6,273)              --           --           --        (6,273)
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                 $   159,681       $  169,493   $  134,572   $  154,946   $   618,692
====================================================================================================================================
Basic earnings per share(1)                                $      1.11(2)    $     1.23   $     1.00   $     1.14   $      4.49(2)
Diluted earnings per share                                 $      1.06(2)    $     1.18   $     0.95   $     1.08   $      4.27(2)
====================================================================================================================================
Cash dividends declared per common share                   $      0.15       $     0.15   $     0.15   $     0.15   $      0.60
====================================================================================================================================

(1) Due to rounding, the sum of the quarters' earnings per share amounts does not equal the full fiscal year amount.

(2) Net of a $.04 per share loss due to the cumulative effect of a change in accounting principle.

                         THE BEAR STEARNS COMPANIES INC.

                        THE BEAR STEARNS COMPANIES INC.

                          INDEPENDENT AUDITORS' REPORT

 TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF THE BEAR STEARNS COMPANIES INC.

Deloitte
& Touche

We have audited the accompanying consolidated statements of financial condition of The Bear Stearns Companies Inc. and subsidiaries (the "Company") as of November 30, 2002 and November 30, 2001, and the related consolidated statements of income, cash flows and changes in stockholders' equity for the fiscal years ended November 30, 2002, 2001 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Bear Stearns Companies Inc. and subsidiaries at November 30, 2002 and November 30, 2001, and the results of their operations and their cash flows for the fiscal years ended November 30, 2002, 2001 and 2000 in conformity with accounting principles generally accepted in the United States of America.


/s/ Deloitte & Touche LLP

New York, New York
January 15, 2003

                         THE BEAR STEARNS COMPANIES INC.

                         THE BEAR STEARNS COMPANIES INC.

                              CORPORATE INFORMATION

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

The common stock of the Company is traded on the NYSE under the symbol BSC. The following table sets forth for the periods indicated the closing high and low prices for the common stock and the cash dividends declared on the common stock.

As of February 10, 2003, there were 2,012 holders of record of the Company's common stock. On February 10, 2003, the last reported sales price of the Company's common stock was $59.97.

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

                                                                 Cash Dividends
                                                                  Declared Per
                                                                     Common
                                                 High     Low        Share
--------------------------------------------------------------------------------
                                                ---------------------------
FISCAL YEAR ENDED NOVEMBER 30, 2002
First Quarter (through February 28, 2002)       $62.10   $53.87      $ 0.15
Second Quarter (through May 31, 2002)            66.53    56.16        0.15
Third Quarter (through August 31, 2002)          67.39    52.70        0.15
Fourth Quarter (through November 30, 2002)       66.05    51.92        0.17
                                                ---------------------------

FISCAL YEAR ENDED NOVEMBER 30, 2001
First Quarter (through February 23, 2001)       $64.04   $45.25      $ 0.15
Second Quarter (through May 25, 2001)            57.90    42.06        0.15
Third Quarter (through August 31, 2001)          60.60    51.65        0.15
Fourth Quarter (through November 30, 2001)       61.75    43.50        0.15
================================================================================

The Bear Stearns Companies Inc.
383 Madison Avenue
New York, NY 10179

www.bearstearns.com

INVESTOR RELATIONS

Elizabeth Ventura
(212) 272-9251
Kerri Kelly
(212) 272-2529

ir@bear.com

A copy of the Company's Annual Report on Form 10-K for fiscal 2002 is available on request by writing:

Investor Relations Department
The Bear Stearns Companies Inc.
383 Madison Avenue
New York, NY 10179

or by calling our automated service for financial information requests:

(866) 299-9331

MEDIA RELATIONS

Elizabeth Ventura
(212) 272-9251
Russell Sherman
(212) 292-5219
media@bear.com

INFORMATION CENTER

(212) 272-3939

TRANSFER AGENT AND REGISTRAR

Mellon Investor Services  L.L.C.
Overpeck Centre
Ridgefield Park, NJ 07660
(800) 279-1229

LEGAL COUNSEL

Cadwalader, Wickersham & Taft
100 Maiden Lane
New York, NY 10038
(212) 504-6000

AUDITORS

Deloitte & Touche LLP
2 World Financial Center
New York, NY 10281
(212) 436-2000

                         THE BEAR STEARNS COMPANIES INC.