Form 10-K, Exhibit 13
period 2003-11-30
BEAR STEARNS COMPANIES INC
filed 2004-02-27
CIK 777001

Exhibit 13




                              FINANCIAL HIGHLIGHTS

The following table presents, for the periods and as of the dates indicated, selected statement of income data and balance sheet data of The Bear Stearns Companies Inc. on a consolidated basis. The selected historical consolidated financial data for each of the four fiscal years ended November 30, 2003, 2002, 2001, 2000, the five months ended November 26, 1999 and the fiscal year ended June 30, 1999 presented below has been derived from the company's audited consolidated financial statements. Such data should be read in conjunction with both the consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this annual report.

                                     Fiscal year      Fiscal year      Fiscal year      Fiscal year      Five months    Fiscal year
                                        ended            ended            ended            ended            ended          ended
                                     November 30,     November 30,     November 30,     November 30,     November 26,     June 30,
                                          2003            2002            2001              2000             1999*         1999
------------------------------------------------------------------------------------------------------------------------------------
(in thousands, except common share and other data)
-----------------------------------------------------------------------------------------------------------------------------------
Results
Revenues, net of interest expense    $  5,994,491     $  5,128,236     $  4,907,035     $  5,475,678     $  1,938,503  $  4,502,124
Employee compensation and benefits      2,880,695        2,508,197        2,528,852        2,788,638          964,529     2,265,830
Non-compensation expenses               1,341,527        1,309,076        1,443,739        1,515,517          520,382     1,172,186
Total expenses                          4,222,222        3,817,273        3,972,591        4,304,155        1,484,911     3,438,016
Net income                           $  1,156,406     $    878,345     $    618,692     $    773,183     $    285,814  $    673,048
Net income applicable to
  common shares                      $  1,125,031     $    842,739     $    579,579     $    734,070     $    269,517  $    633,618
-----------------------------------------------------------------------------------------------------------------------------------

Financial Position
Total assets                         $212,168,110     $184,854,423     $185,530,228     $168,631,602     $162,037,962  $153,894,340
Long-term borrowings                 $ 29,430,465     $ 23,681,399     $ 23,429,054     $ 20,095,888     $ 15,911,392  $ 14,647,092
Guaranteed Preferred Beneficial
  Interests in Company
  Subordinated Debt Securities(1)    $    562,500     $    562,500     $    762,500     $    500,000     $    500,000  $    500,000
Stockholders' equity                 $  7,470,088     $  6,382,083     $  5,628,527     $  5,654,288     $  4,941,947  $  4,955,509
-----------------------------------------------------------------------------------------------------------------------------------

Common Share Data
Basic earnings per share(2)          $       9.44     $       7.00     $       4.49     $       5.37     $       1.78  $       4.26
Diluted earnings per share(2)        $       8.52     $       6.47     $       4.27     $       5.35     $       1.78  $       4.26
Cash dividends declared per
  common share(2)                    $       0.74     $       0.62     $       0.60     $       0.55     $       0.29  $       0.56
Book value per common share(2)       $      48.69     $      39.94     $      33.84     $      31.51     $      26.93  $      25.60
Common shares outstanding(2)(3)       142,369,836      145,591,496      146,465,210      158,039,960      165,956,810   167,265,996
-----------------------------------------------------------------------------------------------------------------------------------

Financial Ratios
Return on average common equity              20.2%            18.1%            13.7%            19.1%            16.6%         18.8%
Profit margin(4)                             29.6%            25.6%            19.0%            21.4%            23.4%         23.6%
-----------------------------------------------------------------------------------------------------------------------------------

Other Data (in billions, except
  employees)
Assets under management              $       27.1     $       24.0     $       24.2     $       19.5     $       13.0   $       12.2
Employees                                  10,532           10,574           10,452           11,201           10,081          9,808
------------------------------------------------------------------------------------------------------------------------------------

* On January 18, 2000, the Company's Board of Directors elected to change its fiscal year end to November 30 from June 30, effective with the fiscal year beginning November 27, 1999.

(1) As of November 30, 2003, and 2002, Guaranteed Preferred Beneficial Interests in Company Subordinated Debt Securities consists of $300 million of Preferred Securities issued by Bear Stearns Capital Trust II and $262.5 million of Preferred Securities issued by Bear Stearns Capital Trust III. As of November 30, 2001, Guaranteed Preferred Beneficial Interests in Company Subordinated Debt Securities consists of $200 million of Capital Securities issued by Bear Stearns Capital Trust I, $300 million of Preferred Securities issued by Bear Stearns Capital Trust II and $262.5 million of Preferred Securities issued by Bear Stearns Capital Trust III. As of November 30, 2000, November 26, 1999 and June 30, 1999, Guaranteed Preferred Beneficial Interests in Company Subordinated Debt Securities consists of $200 million of Capital Securities issued by Bear Stearns Capital Trust I and $300 million of Preferred Securities issued by Bear Stearns Capital Trust II.

(2) Reflects all stock dividends prior to November 30, 2003.

(3) Common shares outstanding includes units issued under certain stock compensation plans, which will be distributed as shares of common stock.

(4) Represents the ratio of income before provision for income taxes to revenues, net of interest expense.

[The following tables were depicted as bar charts in the printed material.]

Earnings Per Share (Diluted)
For the twelve-month periods ended 11/30
          '99       '00       '01       '02       '03
---------------------------------------------------------------
         $5.33     $5.35     $4.27     $6.47     $8.52

Pre-tax Profit Margin
for the twelve-month periods ended 11/30
          '99       '00       '01       '02       '03
---------------------------------------------------------------
          26.0%    21.4%      19.0%     25.6%     29.6%

Book Value Per Common Share
As of 11/30
          '99       '00       '01       '02       '03
---------------------------------------------------------------
         $26.93    $31.51    $33.84    $39.94    $48.69


--------------------------------------------------------------------------------
THE BEAR STEARNS COMPANIES INC.                                                3

                                FINANCIAL REPORT
                                TABLE OF CONTENTS

Management's Discussion and Analysis of
Financial Condition and Results of Operations
Forward-Looking Statements                                          24
Certain Factors Affecting Results of Operations                     24
Business Environment                                                24
Results of Operations                                               25
          Business Segments                                         29
              Capital Markets                                       29
              Global Clearing Services                              31
              Wealth Management                                     32
Liquidity and Capital Resources                                     33
          Financial Leverage                                        33
          Funding Strategy & Liquidity
            Risk Management                                         34
          Capital Resources                                         36
          Stock Repurchase Program                                  36
          Cash Flows                                                37
          Regulated Subsidiaries                                    37
          Merchant Banking Investments                              38
          High Yield Positions                                      38
          Contractual Obligations                                   39
          Commitments                                               39
Derivative Financial Instruments                                    40
Critical Accounting Policies                                        41
Off-Balance-Sheet Arrangements                                      43
New Accounting Pronouncements                                       44
Specialist Activities                                               45
Effects of Inflation                                                45
Risk Management
Overall                                                             46
Market Risk                                                         47
          Interest Rate Risk                                        47
          Foreign Exchange Rate Risk                                48
          Equity Price Risk                                         48
          Value-At-Risk                                             48
          Distribution of Daily Net Trading Revenues                50
Credit Risk                                                         51
Operational Risk                                                    52
Legal Risk                                                          53
Other Risks                                                         53
Independent Auditors' Report                                        54
Consolidated Financial Statements
Consolidated Statements of Income                                   55
Consolidated Statements of Financial Condition                      56
Consolidated Statements of Cash Flows                               57
Consolidated Statements of Changes in
  Stockholders' Equity                                              58
Notes to Consolidated Financial Statements
Note 1        Summary of Significant
                Accounting Policies                                 60
Note 2        Fair Value of Financial Instruments                   63
Note 3        Financial Instruments                                 64
Note 4        Short-Term Borrowings                                 64
Note 5        Long-Term Borrowings                                  65
Note 6        Income Taxes                                          65
Note 7        Regulatory Requirements                               66
Note 8        Preferred Stock                                       67
Note 9        Earnings Per Share                                    68
Note 10       Employee Benefit Plan                                 69
Note 11       Stock Compensation Plans                              69
Note 12       Derivatives and Hedging Activities                    72
Note 13       Customer Activities                                   74
Note 14       Transfers of Financial Assets
                and Liabilities                                     75
Note 15       Consolidation of Variable
                Interest Entities                                   76
Note 16       Commitments and Contingencies                         77
Note 17       Guarantees                                            79
Note 18       Segment and Geographic Area Data                      81
Note 19       Business Acquisition                                  83
Note 20       Quarterly Information (Unaudited)                     84

Corporate Information
Price Range of Common Stock and Dividends                           85

--------------------------------------------------------------------------------
                                           THE BEAR STEARNS COMPANIES INC.    23

================================================================================

                         THE BEAR STEARNS COMPANIES INC.
          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

FORWARD-LOOKING STATEMENTS
Certain statements contained in this discussion are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements concerning management's expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters are subject to risks and uncertainties, including those described in the following paragraph, which could cause actual results to differ materially from those discussed in the forward-looking statements. Forward-looking statements speak only as of the date of the document in which they are made. We disclaim any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

CERTAIN FACTORS AFFECTING RESULTS
OF OPERATIONS
The Company's principal business activities--investment banking, securities and derivatives sales and trading, clearance and brokerage--are, by their nature, highly competitive and subject to various risks, including volatile trading markets and fluctuations in the volume of market activity. Consequently, the Company's net income and revenues have been, and are likely to continue to be, subject to wide fluctuations, reflecting the effect of many factors, including general economic conditions, securities market conditions, the level and volatility of interest rates and equity prices, competitive conditions, liquidity of global markets, international and regional political conditions, regulatory and legislative developments, monetary and fiscal policy, investor sentiment, availability and cost of capital, technological changes and events, outcome of legal proceedings, changes in currency values, inflation, credit ratings and the size, volume and timing of transactions.

BUSINESS ENVIRONMENT
The weak global and US economic conditions that existed in fiscal 2002 continued into the first half of fiscal 2003 as heightened geopolitical risks and reduced investor confidence created a difficult operating environment for equities. The conflict with Iraq, lack of capital spending, weakness in the labor markets and high energy prices were causes for concern. These factors contributed to double-digit declines in the Dow Jones Industrial Average ("DJIA") and Standard and Poor's 500 Index ("S&P 500") through mid-March. However, the major US equity market indices recovered from their mid-March lows as geopolitical tensions subsided and positive economic data indicated that the US economy was strengthening and that capital spending was firming. The shift in sentiment, along with upbeat forecasts for economic growth, precipitated a sell-off in US Treasuries during the second half of fiscal 2003. Long-term interest rates, as measured by the 10-year Treasury bond, were extremely volatile. On an intra-day basis, the 10-Year Treasury bond yield climbed from 3.07% on June 16, 2003 to 4.67% on August 14, 2003. The Federal Reserve Board ("Fed") eased the sell-off in the Treasuries market by suggesting that low interest rates could be maintained for a considerable period. The Fed met eight times during fiscal 2003 and cut the federal funds rate by a total of 25 basis points to 1.00% from 1.25%. Better than expected corporate profits, economic reports evidencing strong consumer spending and accelerated capital spending in the second half of 2003 served to push the major US equity market indices higher in fiscal 2003 after three years of declines. For the fiscal year ended November 30, 2003, the DJIA increased 10.0%, while the S&P 500 and the Nasdaq Composite Index ("NASDAQ") increased 13.0% and 32.6%, respectively.

While the major US equity market indices showed improvement based on positive economic data during fiscal 2003, equity market conditions were generally weak. Average daily trading volume on the New York Stock Exchange, Inc. ("NYSE") and Nasdaq decreased 5.0% and 6.1%, respectively, from the fiscal year ended November 30, 2002. During fiscal 2003, underwriting activities remained at low levels compared to fiscal 2002. Global- and US-announced mergers and acquisitions ("M&A") activity improved modestly compared with fiscal 2002 while global- and US-completed M&A declined compared with fiscal 2002. However, a review of quarterly activity indicated a gradually improving environment for deal activity and equity underwriting. Business conditions were favorable in the fixed income markets throughout fiscal 2003. A combination of low interest rates, a steep yield curve and continued tightening of corporate credit spreads resulted in strong demand for domestic debt issuances and strong secondary market activity. Mortgage-backed securities underwriting continued to benefit from high levels of residential mortgage refinancings throughout the first half of fiscal 2003. However, the increase in long-term interest rates during the third quarter of fiscal 2003 led to a decline in residential refinancing volumes and agency collateralized mortgage obligation ("CMO")


--------------------------------------------------------------------------------
24    THE BEAR STEARNS COMPANIES INC.

================================================================================

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                                   continued
--------------------------------------------------------------------------------

new-issue activity over the last half of fiscal 2003. Despite the slowdown in agency CMO new issue activity, mortgage activities continued to be brisk, reflecting a continued strong housing market and significant customer activity. These factors, along with increased operating leverage from cost cutting initiatives, led to the industry's improved overall performance in fiscal 2003.

The business environment during fiscal 2002 was characterized by economic uncertainty and challenging market conditions. During the first half of fiscal 2002, several negative factors affected the business environment. These factors included concerns regarding the accuracy of reported financial results and the reliability of corporate accounting practices, weakness in capital spending and unemployment at eight-year highs. Despite these negative factors, there was growing sentiment that the economy and corporate profits were strengthening and, as a result, consumer confidence increased steadily during this period. However, ongoing concerns pertaining to corporate accountability, and high unemployment, along with the emergence of the WorldCom, Inc. difficulties and geopolitical risks, combined to result in a steady decline in consumer confidence and significant volatility in the equity markets during the second half of fiscal 2002. The DJIA and S&P 500 declined 26.6% and 27.2%, respectively, from the beginning of the second half of the fiscal year through mid-October amid a sell-off in stocks. However, over the balance of the fiscal year, the equity markets recovered from their October lows as economic reports provided an indication of stability in the economy.

With inflation contained, the Fed cut the federal funds rate twice in fiscal 2002, for a total of 75 basis points to 1.25% from 2.00%, in an effort to stimulate the economy. During the year, the Fed's economic bias changed three times, fluctuating between weakness and neutral. During fiscal 2002, the average daily trading volume on the NYSE increased 16.3%, while the average daily trading volume on the Nasdaq decreased 7.7% from fiscal 2001. The major equity indices suffered declines for the third straight year. During fiscal 2002, the DJIA declined 9.7% to close at 8,896 at November 30, 2002, while the S&P 500 and NASDAQ declined 17.8% and 23.4%, respectively. Equity capital markets activities were adversely affected by the impact of difficult global economic conditions, reflecting continued lack of investor demand. Global- and US-announced M&A volumes remained at low levels. Domestic-completed M&A activity dropped 53.8%, reflecting unstable market conditions. However, the economic and interest rate environment provided favorable conditions for fixed income activities in fiscal 2002. The Fed rate cuts, combined with a steep yield curve, created strong demand for domestic debt issuances and strong secondary market activities.

RESULTS OF OPERATIONS
In the discussion to follow, results for the fiscal year ended November 30, 2003 ("fiscal 2003") will be compared with the results for the fiscal year ended November 30, 2002 ("fiscal 2002"), and the results for fiscal 2002 will be compared with the results for the fiscal year ended November 30, 2001 ("fiscal 2001").

The following table sets forth an overview of the Company's financial results for the fiscal years ended November 30:

                                   2003           2002            2001
--------------------------------------------------------------------------------
(in thousands, except per share amounts,
pre-tax profit margin and return on
average common equity)
--------------------------------------------------------------------------------
Revenues,
  net of interest expense       $5,994,491     $5,128,236     $4,907,035
Income before provision
  for income tax                $1,772,269     $1,310,963     $  934,444
Net income                      $1,156,406     $  878,345     $  618,692
Diluted earnings per share      $     8.52     $     6.47     $     4.27
Pre-tax profit margin                 29.6%          25.6%          19.0%
Return on average
  common equity                       20.2%          18.1%          13.7%
--------------------------------------------------------------------------------

The Company reported net income of $1.16 billion, or $8.52 per share (diluted), for fiscal 2003, which represented an increase of 31.7% from $878.3 million, or $6.47 per share (diluted), for fiscal 2002. The Company reported net income of $618.7 million for fiscal 2001, or $4.27 per share (diluted).

Fiscal 2003 versus Fiscal 2002 Revenues, net of interest expense ("net revenues") increased 16.9% to $5.99 billion in fiscal 2003 from $5.13 billion in fiscal 2002 due to an increase in principal transactions revenues, net interest revenues and investment banking revenues, partially offset by a decrease in commission revenues.

--------------------------------------------------------------------------------
                                           THE BEAR STEARNS COMPANIES INC.    25

================================================================================

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                                   continued
--------------------------------------------------------------------------------

The Company's commission revenues for the fiscal years ended November 30 were as follows:

                                   2003             2002              2001
--------------------------------------------------------------------------------
(in thousands)
--------------------------------------------------------------------------------
Institutional                $  537,505         $  542,344        $  476,075
Clearance                       312,550            340,117           384,466
Retail & other                  227,871            228,513           256,190
--------------------------------------------------------------------------------
Total commissions            $1,077,926         $1,110,974        $1,116,731
--------------------------------------------------------------------------------

Commission revenues in fiscal 2003 decreased 3.0% to $1.08 billion from $1.11 billion in fiscal 2002. Institutional commissions decreased 0.9% to $537.5 million from $542.3 million, reflecting reduced average daily trading volumes for both listed and over-the-counter securities partially offset by the migration to commission equivalents in the Company's over-the-counter business. Clearance commissions decreased 8.1% to $312.6 million from $340.1 million primarily due to reduced prime brokerage customer activity. Retail and other commissions were $227.9 million in fiscal 2003, down 0.3% compared to $228.5 million in fiscal 2002.

The Company's principal transactions revenues by reporting categories for the fiscal years ended November 30 were as follows:

                                  2003            2002           2001
--------------------------------------------------------------------------------
(in thousands)
--------------------------------------------------------------------------------
Fixed income                 $2,466,484         $1,662,952        $1,325,588
Equities                        248,399            382,057           524,144
Derivative financial
  instruments                   578,005            492,790           433,065
--------------------------------------------------------------------------------
Total principal
  transactions               $3,292,888         $2,537,799        $2,282,797
--------------------------------------------------------------------------------

Note: Certain prior year items have been reclassified from equities to derivative financial instruments to conform to the current year's presentation.

Revenues from principal transactions in fiscal 2003 increased 29.8% to $3.29 billion from $2.54 billion in fiscal 2002, primarily due to strong results from the Company's fixed income activities, reflecting the low level of short-term interest rates and a steep yield curve. Fixed income revenues increased 48.3% to $2.47 billion from $1.66 billion in fiscal 2002, reflecting strong performances across all fixed income products. The Company's mortgage- and asset-backed securities business continued to perform strongly reflecting favorable market conditions and growth in the breadth of the Company's franchise. Corporate credit products also achieved record revenues during fiscal 2003 as corporate credit spreads tightened, which resulted in increased primary and secondary activity and increased customer order flow. In particular, the investment-grade, high-yield and distressed debt areas all performed strongly, reflecting favorable market conditions and increased market share. Revenues derived from equities activities declined 35.0% to $248.4 million during fiscal 2003 from $382.1 million in fiscal 2002. Equities-related businesses, particularly the over-the-counter stock, equity arbitrage and specialist areas, decreased due to a decline in average daily trading volumes and lower market volatility. These decreases were partially offset by increased revenues in international equities driven by increased European customer activity. Revenues from derivative financial instruments increased 17.3% to $578.0 million in fiscal 2003 from $492.8 million in fiscal 2002, primarily due to increases in the foreign exchange and fixed income derivatives areas as a result of the favorable environment and expansion of the Company's market share. Such increases were partially offset by a decline in the equity derivatives area, due to declines in the Company's electronic listed options market-making business. Equity derivatives revenues excluding the listed options market-making business increased on more active customer business. The listed options market-making business was exited in the second quarter of fiscal 2003.

The Company's investment banking revenues by reporting categories for the fiscal years ended November 30 were as follows:

                                2003               2002             2001
--------------------------------------------------------------------------------
(in thousands)
--------------------------------------------------------------------------------
Underwriting                 $  456,161         $  405,050        $  377,639
Advisory services               267,252            190,141           317,115
Merchant banking                181,199            238,289            77,371
--------------------------------------------------------------------------------
Total investment
 banking                     $  904,612         $  833,480        $  772,125
--------------------------------------------------------------------------------

Investment banking revenues increased 8.5% to $904.6 million in fiscal 2003 from $833.5 million in fiscal 2002. Investment banking revenues include fees earned for underwriting public and private offerings of fixed income and equity securities and advising clients on M&A and other services, and merchant banking revenues. Underwriting revenues increased 12.6% to $456.2 million in fiscal 2003 from $405.1 million in fiscal 2002, reflecting an increase in fixed income new issue activity, particularly in the high yield and high grade areas. The Company also experienced increases in market share in these areas over fiscal 2002. These increases were partially offset by reduced equity underwriting revenues reflecting the impact of lower equity underwriting levels

--------------------------------------------------------------------------------
26    THE BEAR STEARNS COMPANIES INC.

================================================================================

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                                   continued
--------------------------------------------------------------------------------

industry-wide. Equity underwriting revenues improved significantly in the second half of fiscal 2003 as global economic conditions improved and equity market indices rose. Advisory services revenues in fiscal 2003 increased 40.6% to $267.3 million from $190.1 million in fiscal 2002 due to higher levels of US completed M&A activity. While industry-wide US completed M&A volumes declined in fiscal 2003, the Company increased market share and was retained on the largest completed merger and acquisition transaction in fiscal 2003, Pfizer Inc.'s $60.7 billion acquisition of Pharmacia Corp. Merchant banking revenues were $181.2 million in fiscal 2003, compared to $238.3 million in fiscal 2002. Included in net revenues are gains of $172.6 million and $226.9 million in fiscal 2003 and fiscal 2002, respectively, relating to an investment in, and subsequent offerings and open market sales of, Aeropostale, Inc. During fiscal 2003, the Company sold its remaining position in this investment.

Net interest revenues, interest and dividend revenue less interest expense, was $554.4 million in fiscal 2003, an 18.1% increase from $469.6 million for fiscal 2002. Interest and dividends revenue and interest expense are a function of the level and mix of total assets and liabilities, including financial instruments owned, financial instruments sold, but not yet purchased, customer related balances and the prevailing level of interest rates. The increase in net interest revenues was primarily attributable to higher levels of customer interest-bearing balances attributable to prime brokerage clients reflecting improved US equity market conditions. Average customer margin debt balances increased 16.7% to $39.8 billion in fiscal 2003 from $34.1 billion in fiscal 2002. Average customer short balances were $63.6 billion during fiscal 2003 compared to $54.6 billion during fiscal 2002.

Fiscal 2002 versus Fiscal 2001 Net revenues increased 4.5% to $5.13 billion in fiscal 2002 from $4.91 billion in fiscal 2001.

Commission revenues in fiscal 2002 were virtually unchanged from fiscal 2001 at $1.11 billion. Weak economic conditions led to a reduction in clearance and retail and other commission revenues, which declined 11.2% to $568.6 million in fiscal 2002 from $640.7 million in fiscal 2001. This decline was offset by increases in institutional commissions due to increased volume. Market share increased significantly for both listed and over-the-counter institutional volume. In addition, a new industry-wide commission-based pricing structure (commission equivalents) for executing transactions on the Nasdaq resulted in an increase in institutional commissions. Previously, the Company did not charge explicit fees in this business, but rather earned market-making revenues based generally on the difference between bid and ask prices. Such revenues were previously recorded in principal transactions revenues.

Revenues from principal transactions in fiscal 2002 increased 11.2% to $2.54 billion from $2.28 billion in fiscal 2001, reflecting strong results from the Company's fixed income activities, particularly in the mortgage- and asset-backed securities, distressed debt and government bonds areas. These business areas benefited from a favorable interest rate environment, characterized by a low level of short-term interest rates, a steep yield curve and increased customer order flow. The increase in revenues derived from fixed income activities was partially offset by a decrease in revenues derived from equities activities, particularly in the over-the-counter, convertible arbitrage and risk arbitrage areas. Derivative financial instruments increased 13.8% to $492.8 million in fiscal 2002 from $433.1 million in fiscal 2001, reflecting increased equity and interest rate derivatives revenues due to increased customer activity.

Investment banking revenues increased 7.9% to $833.5 million in fiscal 2002 from $772.1 million in fiscal 2001. Merchant banking revenues were $238.3 million in fiscal 2002, including the gain on Aeropostale, Inc. of $226.9 million, up from $77.4 million in fiscal 2001. Without the merchant banking gain for Aeropostale, Inc., investment banking revenues decreased 21.4% to $606.6 million in fiscal 2002. Underwriting revenues increased 7.3% to $405.1 million in fiscal 2002 from $377.6 million in fiscal 2001, reflecting increased new issue activity. Advisory services revenues decreased 40.1% to $190.1 million from $317.1 million in fiscal 2001 as the level of completed M&A activity continued to decline.

Net interest revenues, interest and dividend revenue less interest expense, was $469.6 million in fiscal 2002, a 13.9% decline from $545.3 million for fiscal 2001. The decrease in net interest revenues was primarily attributable to lower levels of customer margin debt from prime brokerage clients. Difficult equity market

--------------------------------------------------------------------------------
                                           THE BEAR STEARNS COMPANIES INC.    27

================================================================================

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                                   continued
--------------------------------------------------------------------------------

conditions experienced throughout fiscal 2002 continued to cause professional investors to employ generally lower levels of leverage. Average margin debt balances fell 13.2% to $34.1 billion in fiscal 2002 from $39.3 billion in fiscal 2001.

Non-Interest Expenses

The Company's non-interest expenses for the fiscal years ended November 30 were as follows:

                                  2003            2002          2001
--------------------------------------------------------------------------------
(in thousands)
--------------------------------------------------------------------------------
Employee compensation
  and benefits               $2,880,695         $2,508,197       $2,528,852
Floor brokerage, exchange
  and clearance fees            180,548            197,266          161,363
Communications and
  technology                    365,317            382,857          453,261
Occupancy                       137,778            152,523          146,620
Advertising and market
  development                   106,506            102,984          126,669
Professional fees               133,304            132,927          175,249
Other expenses                  418,074            340,519          380,577
--------------------------------------------------------------------------------
Total non-interest expenses  $4,222,222         $3,817,273       $3,972,591
--------------------------------------------------------------------------------

Fiscal 2003 versus Fiscal 2002 Employee compensation and benefits includes the cost of salaries and benefits and incentive compensation, including restricted stock and option awards. Employee compensation and benefits for fiscal 2003 was $2.88 billion, up 14.9% from $2.51 billion for fiscal 2002, primarily due to higher discretionary compensation associated with the increase in net revenues. Employee compensation and benefits as a percentage of net revenues was 48.1% for fiscal 2003 compared to 48.9% for fiscal 2002. Excluding the impact of the merchant banking gains related to the Company's investment in Aeropostale, Inc., employee compensation and benefits as a percentage of net revenues was 49.2% for fiscal 2003 compared to 50.9% for fiscal 2002. During fiscal 2003, the Company adopted an accounting policy of expensing employee stock options under the prospective method provided by Statement of Financial Accounting Standards ("SFAS") No. 148. Approximately $92.7 million of employee stock options were expensed in fiscal 2003 reflecting awards granted in and related to 2003. No stock option compensation expense was recognized by the Company in fiscal 2002. Full-time employees decreased to 10,532 at November 30, 2003 from 10,574 at November 30, 2002.

Non-compensation expenses were $1.34 billion for fiscal 2003, an increase of 2.5% from $1.31 billion in fiscal 2002. Non- compensation expenses as a percentage of net revenues decreased to 22.4% in fiscal 2003, compared with 25.5% in fiscal 2002, reflecting the Company's continued disciplined approach to expense management and the increase in net revenues. Floor brokerage, exchange and clearance fees decreased 8.5% to $180.5 million in fiscal 2003 compared with $197.3 million in fiscal 2002, reflecting lower trading volumes for futures and options associated with the reduction of the Company's electronic options market-making business. The decline in communications and technology costs during fiscal 2003 was primarily attributable to non-recurring costs associated with the completion of the Company's relocation of its corporate headquarters to 383 Madison Avenue during fiscal 2002 along with reduced technology equipment depreciation and lower communication costs. Occupancy costs also decreased during fiscal 2003 due to the Company's relocation. These decreases were offset by an increase in other expenses. Excluding expenses related to the Capital Accumulation Plan for Senior Managing Directors, as amended ("CAP Plan"), other expenses were up 20.7% to $225.1 million for fiscal 2003 from $186.5 million for fiscal 2002, primarily due to increased legal and litigation costs and a $20.5 million charge in fiscal 2003 for the impairment of goodwill associated with the 2001 acquisition of an electronic options market maker. These increases were partially offset by a decrease in certain other costs including employee severance. Included in other expenses are CAP Plan-related expenses which were $193.0 million for fiscal 2003, an increase of 25.3% from $154.0 million in fiscal 2002, reflecting the higher level of earnings in fiscal 2003 as compared with fiscal 2002. The Company achieved a pre-tax profit margin of 29.6% in fiscal 2003 versus 25.6% for fiscal 2002. Excluding the impact of Aeropostale, Inc., pre-tax profit margin was 27.9% and 22.9% for fiscal 2003 and 2002, respectively.

The Company's effective tax rate increased to 34.75% for fiscal 2003 compared to 33.0% for fiscal 2002 principally as a result of decreased tax preference items relative to the level of income.

Fiscal 2002 versus Fiscal 2001 Employee compensation and benefits for fiscal 2002 were $2.51 billion, down 0.8% when compared with $2.53 billion in fiscal 2001. Employee compensation

--------------------------------------------------------------------------------
28    THE BEAR STEARNS COMPANIES INC.

================================================================================

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                                   continued
--------------------------------------------------------------------------------

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

Non-compensation expenses were $1.31 billion for fiscal 2002, a decrease of 9.3% from $1.44 billion in fiscal 2001. Non- compensation expenses excluding the merchant banking gain were $1.29 billion, a decrease of 10.9% from fiscal 2001. Non-compensation expenses as a percentage of net revenues for fiscal 2002 declined to 25.5%, compared with 29.4% in fiscal 2001. Excluding the merchant banking gain, non-compensation expenses as a percentage of net revenues were 26.3% for fiscal 2002. The decrease in non-compensation expenses was primarily due to decreases in communications and technology costs, severance-related costs and professional fees, reflecting expense control measures taken during fiscal 2001 and continuing in fiscal 2002, as further described below.

The decline in communications and technology costs was attributable to the Company's relocation of its corporate headquarters to 383 Madison Avenue beginning in fiscal 2001 and a significant reduction in the use of information technology consultants. Professional fees decreased as a result of decreases in employment agency fees and consulting fees not related to information technology. Other expenses also decreased due to decreases in litigation expenses and severance-related costs, partially offset by an increase in CAP Plan expenses. Severance-related costs during fiscal 2002 totaled $25.6 million, compared with $84.2 million during fiscal 2001. These decreases were partially offset by an increase in floor brokerage, exchange and clearance fees, which increased 22.2% to $197.3 million from $161.4 million for fiscal 2001. These fees resulted from increased trading volume in futures and options and the use of electronic platforms. Expenses for the CAP Plan were $154.0 million for fiscal 2002, a $31.0 million increase from $123.0 million in fiscal 2001, reflecting the higher level of earnings in fiscal 2002 as compared with fiscal 2001. The expense control measures enabled the Company to achieve a pre-tax profit margin of 25.6% for fiscal 2002. Excluding the merchant banking gain, the pre-tax profit margin was 22.9% for fiscal 2002, compared with 19.0% for fiscal 2001.

The Company's effective tax rate was 33.0% in fiscal 2002 and 2001.

BUSINESS SEGMENTS
The remainder of "Results of Operations" is presented on a business segment basis. The Company's three business segments--Capital Markets, Global Clearing Services and Wealth Management--are analyzed separately due to the distinct nature of the products they provide and the clients they serve. Certain Capital Markets products are distributed by the Wealth Management and Global Clearing Services distribution networks, with the related revenues of such intersegment services allocated to the respective segments. Certain reclassifications have been made to prior year amounts to conform to the current year's presentation, including the reclassification of certain revenues within the Wealth Management segment from asset management to private client services.

The following segment operating results exclude certain unallocated revenues (predominantly interest) as well as certain corporate administrative functions, such as certain legal costs and costs related to the CAP Plan.

Capital Markets

                                2003               2002              2001
--------------------------------------------------------------------------------
(in thousands)
--------------------------------------------------------------------------------
Net revenues
  Institutional
    equities                 $  932,567         $1,117,762        $1,131,124
  Fixed income                2,925,483          1,938,045         1,602,034
  Investment banking            961,267            883,717           752,473
--------------------------------------------------------------------------------
Total net revenues           $4,819,317         $3,939,524        $3,485,631
Pre-tax income               $1,924,071         $1,343,912        $  867,166
--------------------------------------------------------------------------------

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

--------------------------------------------------------------------------------
                                           THE BEAR STEARNS COMPANIES INC.    29

================================================================================

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                                   continued
--------------------------------------------------------------------------------

Institutional equities consists of research, sales and trading in areas such as domestic and international equities, block trading, convertible bonds, over-the-counter equities, equity derivatives, risk and convertible arbitrage and through a joint venture, the NYSE, American Stock Exchange, Inc. ("AMEX") and International Securities Exchange specialist activities. Fixed income includes sales, trading and research provided to institutional clients across a variety of products such as mortgage- and asset-backed securities, corporate and government bonds, municipal bonds, high yield products, foreign exchange and interest rate and credit derivatives. Investment banking provides services in capital raising, strategic advice, mergers and acquisitions and merchant banking. Capital raising encompasses the Company's underwriting of equity, investment-grade, municipal and high yield debt products.

Fiscal 2003 versus Fiscal 2002 Net revenues for Capital Markets were $4.82 billion in fiscal 2003, an increase of 22.3% from $3.94 billion in fiscal 2002. Pre-tax income for Capital Markets was $1.92 billion in fiscal 2003, an increase of 43.2% from $1.34 billion in fiscal 2002. Pre-tax profit margin was 39.9% in fiscal 2003 compared to 34.1% for fiscal 2002.

Institutional equities net revenues for fiscal 2003 decreased 16.6% to $932.6 million from $1.12 billion in fiscal 2002. While the major equity market indices showed improvement during fiscal 2003 on positive economic data, average daily trading volumes declined on both the NYSE and Nasdaq when compared to fiscal 2002. As a result, institutional equities commissions in the Company's US listed and over-the-counter businesses declined. The decline in average daily trading volume and lower market volatility also resulted in a decline in net revenues from the Company's specialist activities. Equity derivatives revenues also declined reflecting a significant drop in net revenues from the Company's listed options market-making business. During the second quarter of fiscal 2003 the Company announced its intention to exit the listed options market-making business, with the sale of the business being completed during the fourth quarter of fiscal 2003. Excluding the listed options market-making business, equity derivatives net revenues increased reflecting increased customer activity. In addition, the decline in market volatility served to adversely impact net revenues attributable to convertible arbitrage activities. These decreases were partially offset by increased revenues in international equities driven by increased market share and European customer activity.

Fixed income net revenues increased to $2.93 billion in fiscal 2003, an increase of 51.0% from $1.94 billion in fiscal 2002, primarily reflecting strong results from the Company's mortgage, credit and interest rate product areas. In particular, the mortgage-backed, high yield and distressed, corporate bonds, foreign exchange, interest rate derivatives and government bonds areas. These businesses benefited from the low level of interest rates, a steep yield curve and narrowing of corporate credit spreads. Mortgage-backed securities revenues increased significantly as residential mortgage refinancing activity reached record levels during the year driving record new issue activity, and demand for high-quality fixed income investments continued. As a result, customer activity increased and secondary trading volumes achieved record levels. High yield and distressed debt revenues increased, reflecting increased leveraged finance origination and improved secondary trading activities. Revenues from the Company's interest rate product businesses also increased, reflecting improved results in the Company's interest rate derivatives, foreign exchange and government bond areas.

Investment banking revenues increased 8.8% to $961.3 million in fiscal 2003 from $883.7 million in fiscal 2002. Investment banking revenues include fees earned for underwriting public and private offerings of fixed income and equity securities and advising clients on merger and acquisition and other services, and merchant banking revenues. Underwriting revenues increased 12.1% to $547.7 million in fiscal 2003 from $488.6 million in fiscal 2002, reflecting an increase in fixed income new issue activity particularly in the high yield and high grade areas. The Company also experienced increases in market share in these areas over fiscal 2002. These increases were partially offset by reduced equity underwriting revenues reflecting the impact of lower equity underwriting levels industry-wide. Equity underwriting revenues improved significantly in the second half of fiscal 2003 as global economic conditions improved and equity market indices rose. Advisory services revenues increased 48.2% to $232.4 million from $156.8 million in fiscal 2002 due to higher levels of US completed M&A activity. While industry-wide US completed M&A volumes declined in fiscal 2003, the Company increased market share and was retained on the largest completed merger and acquisition transaction in fiscal 2003, Pfizer Inc.'s $60.7 billion acquisition of Pharmacia Corp. Merchant banking revenues were $181.2 million in fiscal 2003, as compared to $238.3 million in fiscal 2002. Merchant banking revenues for both fiscal years


--------------------------------------------------------------------------------
30    THE BEAR STEARNS COMPANIES INC.

================================================================================

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                                   continued
--------------------------------------------------------------------------------

were largely related to gains in an investment in, and subsequent offerings and open market sales of, Aeropostale, Inc.

Fiscal 2002 versus Fiscal 2001 Net revenues for Capital Markets were $3.94 billion in fiscal 2002, an increase of 13.0% from $3.49 billion in fiscal 2001. Expenses decreased in fiscal 2002 from fiscal 2001 largely due to expense reductions realized from the Company's margin improvement program. Pre-tax income for Capital Markets was $1.34 billion in fiscal 2002, an increase of 55.0% from $867.2 million in fiscal 2001. Excluding the gain on the Aeropostale, Inc. merchant banking transaction, net revenues for Capital Markets were $3.71 billion, an increase of 6.5% from fiscal 2001. Similarly, pre-tax income for Capital Markets was $1.15 billion, an increase of 33.2% from fiscal 2001.

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

Fixed income net revenues increased to $1.94 billion in fiscal 2002, an increase of 21.0% from $1.60 billion in fiscal 2001. The low level of short-term interest rates and a steep yield curve resulted in increased levels of activity and net revenues, particularly in the mortgage- and asset-backed securities, distressed debt and government bonds areas, as well as interest rate derivatives. The mortgage- and asset-backed area had record net revenues in fiscal 2002, reflecting favorable market conditions that served to increase secondary trading activity and resulted in strong new issue volume.

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

Global Clearing Services

                                 2003               2002              2001
------------------------------------------------------------------------------
(in thousands)
------------------------------------------------------------------------------
Net revenues                   $784,072           $778,087          $810,601
Pre-tax income                 $245,531           $265,327          $249,754
------------------------------------------------------------------------------

The Global Clearing Services segment provides execution, clearing, margin lending and securities borrowing to facilitate customer short sales to clearing clients worldwide. Prime brokerage clients include hedge funds and clients of money managers, short sellers, arbitrageurs and other professional investors. Fully disclosed clients engage in either the retail or institutional brokerage business. At November 30, 2003 and November 30, 2002, the Company held approximately $203.6 billion and $162.1 billion, respectively, in equity in Global Clearing Services client accounts.

Fiscal 2003 versus Fiscal 2002 Net revenues for Global Clearing Services increased 0.8% to $784.1 million in fiscal 2003 from $778.1 million in fiscal 2002. Commission revenues were $312.6 million in fiscal 2003, a decrease of 8.1% from $340.1 million in fiscal 2002 reflecting reduced prime brokerage customer activity. Net interest revenues were $458.5 million, a 9.9% increase from $417.2 million in fiscal 2002, primarily reflecting increased margin balances from prime brokerage and fully disclosed clearance clients due to improving US equity market conditions. Pre-tax income was $245.5 million, a 7.5% decrease from $265.3 million in fiscal 2002. The decline in pre-tax income reflects certain legal settlements that were previously provided for but allocated to the segment in fiscal 2003 and increased compensation costs.

Average customer margin balances were $39.8 billion in fiscal 2003 compared to $34.1 billion in fiscal 2002. Customer margin balances totaled $43.6 billion at November 30, 2003, an


--------------------------------------------------------------------------------
                                           THE BEAR STEARNS COMPANIES INC.    31

================================================================================

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                                   continued
--------------------------------------------------------------------------------

increase from $36.7 billion at November 30, 2002. Average customer short balances were $63.6 billion during fiscal 2003 compared to $54.6 billion during fiscal 2002 and totaled $71.6 billion at November 30, 2003, an increase from $58.8 billion at November 30, 2002. Average free credit balances were $20.1 billion during fiscal 2003 compared to $19.3 billion during fiscal 2002 and totaled $22.3 billion at November 30, 2003, an increase from $17.1 billion at November 30, 2002.

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

Wealth Management

                                 2003               2002              2001
------------------------------------------------------------------------------
(in thousands)
------------------------------------------------------------------------------
Net revenues                   $511,307           $498,411          $543,495
Pre-tax income                 $ 19,217          $  11,616          $ 40,314
------------------------------------------------------------------------------

The Wealth Management segment is composed of the Private Client Services ("PCS") and asset management areas. PCS provides high-net-worth individuals with an institutional level of investment service, including access to the Company's resources and professionals. At November 30, 2003, PCS has 513 account executives in its principal office, six regional offices and two international offices. Asset management manages equity, fixed income and alternative assets for corporate pension plans, public systems, endowments, foundations, multi-employer plans, insurance companies, corporations, families and high-net-worth individuals in the US and abroad.

Fiscal 2003 versus Fiscal 2002 Net revenues for Wealth Management were $511.3 million in fiscal 2003, an increase of 2.6%, from $498.4 million for fiscal 2002. PCS revenues increased 5.6% to $378.8 million in fiscal 2003 from $358.8 million in fiscal 2002. Increased retail customer activity and the continued expansion of the Company's PCS sales force contributed positively to PCS revenues during fiscal 2003. Broker headcount at November 30, 2003 was 513, up 6.2% from 483 at November 30, 2002. Asset management revenues decreased 5.1% to $132.5 million in fiscal 2003, from $139.6 million in fiscal 2002, reflecting reduced management fees associated with mutual funds and reduced management and performance fees on proprietary hedge fund products. Pre-tax income for Wealth Management approximated $19.2 million in fiscal 2003 period compared to pre-tax income of $11.6 million for fiscal 2002.

Assets under management were $27.1 billion at November 30, 2003, reflecting a 12.9% increase from $24.0 billion in assets under management at November 30, 2002. The increase in assets under management reflects net cash inflows as well as increased market value for separate accounts and wrap accounts. Assets from separate accounts and wrap accounts rose 26.2% to $16.4 billion at November 30, 2003, from $13.0 billion at November 30, 2002. Assets from alternative investment products under management were $6.0 billion at November 30, 2003 and 2002.

Fiscal 2002 versus Fiscal 2001 Net revenues for Wealth Management were $498.4 million in fiscal 2002, a decrease of 8.3% from $543.5 million for fiscal 2001. PCS revenues decreased 7.2% to $358.8 million in fiscal 2002, from $386.7 million in fiscal 2001, due to a reduction in retail trading volume resulting from uncertain economic conditions and lower customer margin debt balances as individual investors continued to retreat from the equity markets. Asset management revenues decreased 10.9% to $139.6 million in fiscal 2002, from $156.8 million in fiscal 2001, due to lower levels of performance-based fees from proprietary hedge funds. These results were partially offset by increased management fees from mutual funds and wrap accounts. Pre-tax income for Wealth Management was $11.6 million in fiscal 2002, a decrease of 71.2% from $40.3 million for fiscal 2001.

Assets under management were $24.0 billion at November 30, 2002, reflecting a 0.8% decrease from $24.2 billion in assets under management at November 30, 2001. The decrease in assets under management reflected declines in market value, substantially offset by inflows in separate accounts.

--------------------------------------------------------------------------------
32    THE BEAR STEARNS COMPANIES INC.

================================================================================

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                                   continued
--------------------------------------------------------------------------------

LIQUIDITY AND CAPITAL RESOURCES
FINANCIAL LEVERAGE
Asset Composition
The Company's actual level of capital, capital requirements and thereby the level of financial leverage, are a function of numerous variables, including asset composition, rating agency/creditor perception, business prospects, regulatory requirements, balance sheet liquidity, cost/availability of capital and risk of loss. The Company consistently maintains a highly liquid balance sheet, with the vast majority of the Company's assets consisting of cash, marketable securities inventories and collateralized receivables arising from customer-related and proprietary securities transactions.

Collateralized receivables consist of resale agreements secured predominantly by US government and agency securities, customer margin loans and securities borrowed, which are typically secured by marketable corporate debt and equity securities. The nature of the Company's business as a securities dealer requires it to carry significant levels of securities inventories to meet its customer and proprietary trading needs. Additionally, the Company's role as a financial intermediary for customer activities, which it conducts on a principal basis, together with its customer-related activities in its clearance business, results in significant levels of customer-related balances, including customer margin debt, securities borrowing and repurchase activity. The Company's total assets and financial leverage can and do fluctuate, depending largely on economic and market conditions, volume of activity and customer demand.

The Company's total assets at November 30, 2003 increased to $212.17 billion from $184.85 billion at November 30, 2002. The increase was primarily attributable to increases in securities borrowed, financial instruments owned, cash and securities deposited with clearing organizations or segregated in compliance with federal regulations and receivables from customers, partially offset by a decrease in securities purchased under agreements to resell. The Company's total capital base, which consists of long-term debt, preferred equity issued by subsidiaries and total stockholders' equity, increased to $37.46 billion at November 30, 2003 from $30.63 billion at November 30, 2002. This change was primarily due to an increase in equity associated with net income, partially reduced by treasury stock purchases and a net increase in long-term debt.

The amount of long-term debt, as well as total capital, that the Company maintains is driven by a number of factors with particular focus on asset composition. The Company's ability to support increases in total assets is a function of its ability to obtain short-term secured and unsecured funding, as well as its access to longer-term sources of capital (i.e., long-term debt and equity). The Company regularly measures and monitors its total capital requirements, which fluctuate and are closely related to the self-funding ability of its assets. The equity portion of total capital is primarily a function of on- and off-balance-sheet risks (i.e., market, credit and liquidity) and regulatory capital requirements. As such, the liquidity and risk characteristics of assets being held are especially decisive determinants of both total capital and the equity portion thereof, thus significantly influencing the amount of leverage that the Company can employ.

Given the nature of the Company's market-making and customer- financing activity, the overall size of the balance sheet fluctuates from time to time. The Company's total assets at quarter end are frequently lower than would be observed on an average basis. At quarter end, the Company typically uses excess cash to finance high-quality, highly liquid securities inventory that otherwise would be funded via the repurchase agreement market. In addition, the Company reduces its matched book repurchase and reverse repurchase activities at quarter end. Finally, the Company may reduce the aggregate level of inventories through ordinary course, open market activities in the most liquid portions of the balance sheet, which are principally US government and agency securities and agency mortgage pass-through securities. At November 30, 2003 and November 30, 2002, total assets of $212.17 billion and $184.85 billion were approximately 10.1% and 13.3%, respectively, lower than the average of the month-end balances observed over the trailing 12-month period. Despite reduced total assets at quarter end, the Company's overall market, credit and liquidity risk profile is not changed materially, since the reduction in asset balances is predominantly in highly liquid, readily marketable instruments that are financed on a secured basis. This periodic reduction verifies the inherently liquid nature of the balance sheet and provides consistency with respect to creditor constituents' evaluation of the Company's financial condition.

--------------------------------------------------------------------------------
                                           THE BEAR STEARNS COMPANIES INC.    33

================================================================================

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                                   continued
--------------------------------------------------------------------------------


Leverage Ratios
The following table presents total assets, adjusted assets and net adjusted assets with the resultant leverage ratios at November 30, 2003 and November 30, 2002. With respect to a comparative measure of financial risk and capital adequacy, the Company believes that the low-risk collateralized nature of its resale and securities borrowed assets renders net adjusted leverage as the most relevant measure. The Company maintains a financial statement date guideline for net adjusted leverage ratio of no greater than 15.0, which the Company continued to meet at the end of fiscal 2003.

                                 2003               2002
------------------------------------------------------------------------------
(in billions, except ratios)
------------------------------------------------------------------------------
Total assets                    $212.17            $184.85
Adjusted assets(1)              $172.85            $142.68
Net adjusted assets(2)          $ 99.53            $ 89.56
Leverage ratio(3)                  26.4               26.6
Adjusted leverage ratio(4)         21.5               20.5
Net adjusted leverage ratio(5)     12.4               12.9
------------------------------------------------------------------------------

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

FUNDING STRATEGY & LIQUIDITY RISK MANAGEMENT
General Funding Strategy
The Company's general funding strategy seeks to ensure liquidity and diversity of funding sources to meet the Company's financing needs at all times and under all market environments. The Company attempts to finance its balance sheet by maximizing, where economically competitive, its use of secured funding. Short-term sources of cash consist principally of collateralized borrowings, including repurchase transactions, firm and customer short sales, sell/buy arrangements, securities lending arrangements and customer free credit balances. Short-term unsecured funding sources expose the Company to rollover risk, as providers of credit are not obligated to refinance the instruments at maturity. Within this context, the Company seeks to prudently manage its reliance on short-term unsecured borrowings by maintaining an adequate total capital base and through the extensive use of secured funding. Beyond this, the Company's emphasis on diversification by product, geography, maturity and instrument seeks to further ensure prudent, moderate usage of more credit sensitive, potentially less stable funding. Short-term unsecured funding includes commercial paper, medium-term notes and bank borrowings, which generally have maturities ranging from overnight to one year. Due to the collateralized nature of the secured borrowing, the Company views this as inherently less credit sensitive and therefore a more stable source of funding.

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

Alternative Funding Strategy
The Company maintains an alternative funding strategy focused on the liquidity and self-funding ability of the underlying assets. The objective is to maintain sufficient cash capital (i.e., equity plus long-term debt maturing in more than twelve months) and funding sources to enable the Company to refinance short-term, unsecured borrowings with fully secured borrowings. As such, the Company is not reliant upon or contemplating forced balance sheet reduction to endure a period of constrained funding availability. This underlying approach is supported by maintenance of a formal contingency funding plan, which includes a detailed delegation of authority and precise action steps for managing an event-driven liquidity crisis. The plan identifies the crisis management team, details an effective internal and external communication strategy, and facilitates the greater information flow required to effect a rapid and efficient transition to a secured funding environment.

As it relates to the alternative funding strategy discussed above, the Company prepares an analysis that focuses on a 12-month time period and assumes that the Company does not liquidate assets and cannot issue any new unsecured debt, including commercial paper. In light of these assumptions, the Company monitors its cash position and the borrowing value of unencumbered, unhypothecated marketable securities in relation to its unsecured debt maturing over the next 12 months, striving to maintain the ratio of liquidity sources to maturing debt at 100% or greater. Also within this strategy, the Company endeavors to maintain cash

--------------------------------------------------------------------------------
34    THE BEAR STEARNS COMPANIES INC.

================================================================================

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                                   continued
--------------------------------------------------------------------------------

capital in excess of that portion of its assets that cannot be funded on a secured basis (i.e. positive net cash capital). These two measures, liquidity ratio and net cash capital, are complementary and constitute the core elements of the Company's alternative funding strategy and, consequently, its approach to funding and liquidity risk management.

As of the end of the fiscal year, the market value of unencumbered, unhypothecated securities owned by the Company was approximately $23.0 billion with a borrowing value of $19.6 billion. The assets are comprised primarily of US Government and Agency securities, mortgage-backed and asset-backed securities, investment-grade corporate debt and US equities. The average advance rate on these different asset types ranges from 70% to 98% and is based predominantly on committed, secured facilities that the Company and its subsidiaries maintain in different regions globally. The liquidity ratio (explained above) has averaged 177% over the previous twelve months including unused committed unsecured bank credit and 167% excluding the unsecured portion of the Company's $3.08 billion committed revolving credit facility. The firm's net cash capital position has averaged just over $2.0 billion over the same twelve-month period.

In addition, the Company monitors the maturity profile of its unsecured debt to minimize refinancing risk, maintains relationships with a broad global base of debt investors and bank creditors, establishes and adheres to strict short-term debt investor concentration limits, and periodically tests its secured and unsecured committed credit facilities. The Company also maintains available sources of short-term funding that exceed actual utilization, thus allowing it to endure changes in investor appetite and credit capacity to hold the Company's debt obligations. The Company has a general guideline of approximately no more than 20% of its long-term debt portfolio maturing in any one year. As of November 30, 2003 the weighted average maturity of the firm's long-term debt was
4.14 years.

Committed Credit Facilities
At November 30, 2003, the Company had a committed revolving credit facility ("Facility") totaling $3.08 billion, which permitted borrowing on a secured basis by Bear, Stearns & Co. Inc. ("Bear Stearns"), Bear, Stearns Securities Corp. ("BSSC") and certain other subsidiaries. The Facility also provides that The Bear Stearns Companies Inc. ("Parent Company") may borrow up to $1.54 billion of the Facility on an unsecured basis. Secured borrowings can be collateralized by both investment-grade and non-investment-grade financial instruments as the Facility provides for defined margin levels on a wide range of financial instruments eligible to be pledged. The Facility contains financial covenants, the most significant of which require maintenance of specified levels of stockholders' equity of the Company and net capital of BSSC. In February 2004, the Company renewed the facility at a $3.4 billion committed level with substantially the same terms, except it also permits borrowing on a secured basis by Bear, Stearns International Limited ("BSIL") while sharing the same unsecured borrowing terms as the Parent Company. There were no borrowings outstanding under the Facility at November 30, 2003.

The Company has a $1.50 billion committed revolving securities repo facility ("Repo Facility"), which permits borrowings secured by a broad range of collateral, under a repurchase arrangement, by BSIL, Bear Stearns International Trading Limited ("BSIT") and Bear Stearns Bank plc ("BSB"). The Repo Facility contains financial covenants that require, among other things, maintenance of specified levels of stockholders' equity of the Company. The Repo Facility terminates in August 2004, with all repos outstanding at that date payable no later than August 2005. There were no borrowings outstanding under the Repo Facility at November 30, 2003.

At November 30, 2003, the Company had a $300 million committed revolving credit facility ("Credit Facility"), which permits borrowing on a secured basis collateralized by Japanese securities at pre-specified advance rates. The Credit Facility contains financial covenants that require, among other things, maintenance of specified levels of stockholders' equity of the Company and net capital of BSSC. In December 2003, the Company renewed the Credit Facility at a $350 million committed level with substantially the same terms, while permitting borrowing collateralized by other foreign securities in addition to Japanese securities. The Credit Facility, as renewed, terminates in December 2004 with all loans outstanding at that date payable no later than December 2005. There were no borrowings outstanding under the Credit Facility at November 30, 2003.

The Company also maintains a series of committed credit facilities to support liquidity needs for the financing of non-investment-grade loans, auto loans, residential mortgages, commercial

--------------------------------------------------------------------------------
                                           THE BEAR STEARNS COMPANIES INC.    35

================================================================================

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                                   continued
--------------------------------------------------------------------------------

mortgages and listed options. The facilities are expected to be drawn from time to time and expire at various dates during fiscal 2004. All of these facilities contain a term out option of one year or more for borrowings outstanding at expiration. The banks providing these facilities are committed to provide up to an aggregate of approximately $1.95 billion.

CAPITAL RESOURCES
The Company conducts a substantial portion of its operating activities within its regulated subsidiaries Bear Stearns, BSSC, BSIL, BSIT and BSB. In connection therewith, a substantial portion of the Company's long-term borrowings and equity has been used to fund investments in, and advances to, these regulated subsidiaries, including subordinated debt advances. Within this funding framework, the Company attempts to fund equity investments in subsidiaries with equity from the Parent Company (i.e., utilize no equity double leverage). At November 30, 2003, the Parent Company's equity double leverage ratio was approximately 0.91 based on common equity and 0.84 including preferred equity. At November 30, 2002, these measures compare to 1.06 based on common equity and
0.96 including preferred equity. Additionally, all subordinated debt advances to regulated subsidiaries for use as regulatory capital are funded with long-term debt issued by the Company that have maturities equal to or greater than the maturity of the subordinated debt advance. The Company regularly monitors the nature and significance of assets or activities conducted outside the regulated subsidiaries and attempts to fund such assets with either capital or borrowings having maturities consistent with the nature and self-funding ability of the assets being financed.

Long-term debt totaling $24.6 billion and $18.8 billion had remaining maturities beyond one year at November 30, 2003 and November 30, 2002, respectively. The Company's access to external sources of financing, as well as the cost of that financing, is dependent on various factors and could be adversely affected by a deterioration of the Company's long- and short-term debt ratings, which are influenced by a number of factors. These include, but are not limited to: material changes in operating margins; earnings trends and volatility; the prudence of funding and liquidity management practices; financial leverage on an absolute basis or relative to peers; the composition of the balance sheet and/or capital structure; geographic and business diversification; and the Company's market share and competitive position in the business segments in which it operates. Material deterioration in any one or a combination of these factors could result in a downgrade of the Company's credit ratings, thus increasing the cost of and/or limiting the availability of unsecured financing. Additionally, a reduction in the Company's credit ratings could also trigger incremental collateral requirements, predominantly in the over-the-counter derivatives market. As of the end of fiscal 2003, a downgrade by either Moody's Investors Service or Standard & Poor's to the Company's long-term ratings to the level of A3 or A- would have required the Company to post approximately $900 million in additional collateral for outstanding over-the-counter derivatives contracts.

At November 30, 2003, the Company's long-term/short-term debt ratings were as follows:

                                                       Rating

------------------------------------------------------------------------------
Dominion Bond Rating Service Limited(1)   A(high)/R-1 (middle)
Fitch(2)                                                A+/F1+
Moody's Investors Service(3)                            A1/P-1
Rating & Investment Information, Inc.                   A+/nr
Standard & Poor's(4)                                    A/A-1

------------------------------------------------------------------------------

nr - does not assign a short-term rating
(1) On August 26, 2003, Dominion Bond Rating Service Limited upgraded the Company's long-term debt ratings from "A" to "A (high)" with a "stable" trend, while simultaneously affirming the Company's short-term credit ratings.
(2) On March 28, 2003, Fitch revised the outlook for the Company's long-term debt ratings from "negative" to "stable," while simultaneously affirming the Company's credit ratings.
(3) On October 22, 2003, Moody's Investors Service raised the Company's long-term debt ratings from A2 to A1 placing a "stable" outlook at the higher rating level, while simultaneously affirming the Company's short-term credit ratings.
(4) On April 9, 2003, Standard & Poor's revised the outlook for the Company's long-term debt ratings from "negative" to "stable," while simultaneously affirming the Company's credit ratings.

STOCK REPURCHASE PROGRAM
The Company has various employee stock compensation plans designed to increase the emphasis on stock-based incentive compensation and align the compensation of its key employees with the long-term interests of stockholders. Such plans provide for annual grants of stock units and stock options. The Company intends to offset the potentially dilutive impact of the annual grants by purchasing common stock throughout the year in open market and private transactions. On January 8, 2003, the Board of Directors of the Company approved an amendment to the Stock Repurchase Program ("Repurchase Program") to replenish the previous authorizations to allow the Company to purchase up to $1.0 billion of common stock in fiscal 2003 or beyond. During the fiscal year ended November 30, 2003, the Company purchased under the current and prior authorizations a total of 11,003,455 shares at a cost of approximately $776.4 million.

--------------------------------------------------------------------------------
36    THE BEAR STEARNS COMPANIES INC.

================================================================================

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                                   continued
--------------------------------------------------------------------------------

Approximately $263.2 million was available to be purchased under the current authorization as of November 30, 2003. On January 7, 2004, the Board of Directors of the Company approved an amendment to the Repurchase Program to replenish the previous authorizations to allow the Company to purchase up to $1.0 billion of common stock in fiscal 2004 and beyond.

During the fiscal year ended November 30, 2003, the Company purchased a total of 3,034,532 shares of its common stock at a total cost of approximately $210 million pursuant to a $210 million CAP Plan Earnings Purchase Authorization by the Compensation Committee of the Company. On November 24, 2003, the Compensation Committee of the Company approved an amendment to the CAP Plan Earnings Purchase Authorization to replenish the previous authorization to allow the Company to purchase up to $200 million of common stock in fiscal 2004.

CASH FLOWS
Fiscal 2003 Cash and cash equivalents decreased $1.68 billion to $3.84 billion at November 30, 2003 from $5.52 billion at November 30, 2002. Cash used in operating activities was $5.39 billion, primarily attributable to an increase in securities borrowed, financial instruments owned, receivables from brokers, dealers, and others and receivables from customers, partially offset by an increase in payables to customers, securities sold under agreements to repurchase and financial instruments sold, but not yet purchased, which occurred in the normal course of business as a result of changes in customer needs, market conditions and trading strategies. Cash provided by financing activities of $3.57 billion reflected net proceeds of $11.20 billion from issuances of long-term borrowings used primarily to fund normal operating activities and to repay $6.07 billion in long-term borrowings, and net payments relating to short-term borrowings. Treasury stock purchases of $986.2 million were made to provide for the annual grant of CAP Plan units, restricted stock units and stock options. Cash provided by investing activities of $138.8 million reflected proceeds from net sales of investment securities and other assets in connection with the Company's merchant banking activities, partially offset by purchases of property, equipment and leasehold improvements.

Fiscal 2002 Cash and cash equivalents decreased $1.81 billion to $5.52 billion at November 30, 2002 from $7.33 billion at November 30, 2001. Cash used in operating activities was $1.37 billion, primarily attributable to a decrease in securities sold under agreements to repurchase and an increase in financial instruments owned, partially offset by decreases in securities purchased under agreements to resell, cash and securities deposited with clearing organizations or segregated in compliance with federal regulations and receivables from brokers, dealers and others, which occurred in the normal course of business as a result of changes in customer needs, market conditions and trading strategies. Cash used in financing activities of $474.0 million primarily reflected payments for the retirement of long-term borrowings and payments for treasury stock purchases, partially offset by net proceeds from the issuance of long- and short-term borrowings. Cash provided by investing activities of $29.8 million reflected proceeds from net sales of investment securities and other assets in connection with the Company's merchant banking activities, partially offset by purchases of property, equipment and leasehold improvements.

Fiscal 2001 Cash and cash equivalents increased $5.01 billion to $7.33 billion at November 30, 2001 from $2.32 billion at November 30, 2000. Cash provided by operating activities was $7.07 billion, primarily attributable to a decrease in securities borrowed, increases in customer payables and financial instruments sold, but not yet purchased, partially offset by increases in securities purchased under agreements to resell, cash and securities deposited with clearing organizations or segregated in compliance with federal regulations, and financial instruments owned, which occurred in the normal course of business as a result of changes in customer needs, market conditions and trading strategies. Cash used in financing activities of $1.54 billion primarily reflected payments for the retirement of long-term borrowings, net payments of short-term borrowings and payments for treasury stock purchases, partially offset by net proceeds from issuances of long-term borrowings. Cash used in investing activities of $510.3 million reflected a business acquisition (see Note 19, "Business Acquisition," in the Notes to Consolidated Financial Statements), purchases of property, equipment and leasehold improvements, as well as net purchases of investment securities and other assets in connection with the Company's merchant banking activities.

REGULATED SUBSIDIARIES
As registered broker-dealers, Bear Stearns and BSSC are subject to the net capital requirements of the Securities Exchange Act of 1934, as amended, the NYSE and the Commodity Futures Trading Commission, which are designed to measure the general financial soundness and liquidity of broker-dealers. BSIL and

--------------------------------------------------------------------------------
                                           THE BEAR STEARNS COMPANIES INC.    37

================================================================================

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                                   continued
--------------------------------------------------------------------------------

BSIT, London-based broker-dealer subsidiaries, are subject to the regulatory capital requirements of the Financial Services Authority. Additionally, BSB is subject to the regulatory capital requirements of the Irish Financial Services Regulatory Authority. At November 30, 2003, Bear Stearns, BSSC, BSIL, BSIT and BSB were in compliance with their respective regulatory capital requirements.

The Company's broker-dealer subsidiaries and other regulated subsidiaries are subject to minimum capital requirements and may also be subject to certain restrictions on the payment of dividends, which could limit the Company's ability to withdraw capital from such regulated subsidiaries, which in turn could limit the Company's ability to pay dividends. See Note 7, "Regulatory Requirements," in the Notes to Consolidated Financial Statements.

MERCHANT BANKING INVESTMENTS
At November 30, 2003, the Company held investments in eight leveraged transactions with an aggregate recorded value of approximately $19.6 million, reflected in the Consolidated Statements of Financial Condition in "Other Assets." Five transactions were private principal investments aggregating $11.0 million at November 30, 2003. Three transactions were principal investments in public entities, aggregating $8.6 million at November 30, 2003. At November 30, 2002, the Company held investments in eleven leveraged transactions with an aggregate recorded value of approximately $163.2 million. Seven transactions were private principal investments aggregating $35.2 million and four transactions were principal investments in public entities, aggregating $128.0 million. Included in these public principal investments is the Company's ownership interest of approximately 10.3 million shares in Aeropostale, Inc. at November 30, 2002. During fiscal 2003, the Company sold such shares in Aeropostale, Inc.

In connection with the Company's merchant banking activities, the Company also has investments in private equity-related investment funds aggregating $333.7 million and $172.7 million at November 30, 2003 and November 30, 2002, respectively. In addition to the various direct and indirect principal investments, the Company has made commitments to invest in private equity--related investments and partnerships (see the summary table under "Commitments" in Management's Discussion and Analysis).

HIGH YIELD POSITIONS
As part of the Company's fixed income activities, it participates in the underwriting, securitization and trading of non-investment-grade debt securities, non-performing mortgage-related assets, non-investment-grade commercial and leveraged loans, and securities of companies that are the subject of pending bankruptcy proceedings (collectively, "high yield positions"). Also included in high yield positions is a portfolio of Chapter 13 and other credit card receivables from individuals. Non-investment-grade debt securities have been defined as non-investment-grade corporate debt, asset securitization positions and emerging market debt rated BB+ or lower or equivalent ratings recognized by credit rating agencies. At November 30, 2003 and November 30, 2002, the Company held high yield positions approximating $5.0 billion and $3.6 billion, respectively, substantially all of which are in "Financial Instruments Owned" in the Consolidated Statements of Financial Condition, and $847.6 million and $561.4 million, respectively, reflected in "Financial Instruments Sold, But Not Yet Purchased" in the Consolidated Statements of Financial Condition. Included in these amounts is a portfolio of non-performing mortgage-related assets as well as a portfolio of Chapter 13 and other credit card receivables aggregating $1.5 billion and $1.2 billion at November 30, 2003 and November 30, 2002, respectively.

Also included in the high yield positions above are extensions of credit to highly leveraged companies. At November 30, 2003 and November 30, 2002, the amount outstanding to highly leveraged borrowers totaled $902.8 million (gross position of $922.8 million less $20.0 million of associated hedges) and $574.6 million (gross $591.6 million less $17.0 million of associated hedges), respectively. The largest industry concentration was to the telecommunications industry, which approximated 18.8% and 18.0% of these high yield positions at November 30, 2003 and November 30, 2002, respectively. Additionally, the Company has lending commitments with these non-investment-grade borrowers (see the summary table under "Commitments" in Management's Discussion and Analysis). The Company also has exposure to non-investment-grade counterparties through its trading-related derivative activities. These amounts, net of collateral, were approximately $214.0 million and $192.0 million at November 30, 2003 and November 30, 2002, respectively.

--------------------------------------------------------------------------------
38    THE BEAR STEARNS COMPANIES INC.

================================================================================

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                                   continued
--------------------------------------------------------------------------------

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

CONTRACTUAL OBLIGATIONS
The Company's contractual obligations, excluding derivative financial instruments, as of November 30, 2003 were as follows:


Payments Due by Period

--------------------------------------------------------------------------------
                             Fiscal    Fiscal      Fiscal
                              2004    2005-2006   2007-2008   Thereafter   Total
--------------------------------------------------------------------------------
(in millions)
--------------------------------------------------------------------------------
Long-term borrowings(1)      $4,867    $10,775     $6,784       $7,004   $29,430
Future minimum operating
  lease payments(2)(3)           49         93         88          187       417
--------------------------------------------------------------------------------

(1) Amounts include fair value adjustments in accordance with SFAS No. 133. See Note 5, "Long-Term Borrowings," in the Notes to Consolidated Financial Statements.

(2)   Includes 383 Madison Avenue in New York City.

(3) See Note 16, "Commitments and Contingencies," in the Notes to Consolidated Financial Statements.

COMMITMENTS
The Company's commitments(1) as of November 30, 2003 were as follows:

                                  Amount of Commitment Expiration Per Period
--------------------------------------------------------------------------------
                             Fiscal     Fiscal      Fiscal
                              2004     2005-2006   2007-2008  Thereafter   Total
--------------------------------------------------------------------------------
(in millions)
--------------------------------------------------------------------------------
Commercial loan
  commitments:(2)
  Investment-grade           $1,270       $  388     $  306     $   --    $1,964
  Non-investment-grade          365          218        377        176     1,136
Commitments to invest in
  private equity-related
  investments and
  partnerships(3)                                                            601
Underwriting commitments        411           --        --          --       411
Letters of credit             2,802           64        40          35     2,941
Other commercial
  commitments(4)                982          116         2          --     1,135
--------------------------------------------------------------------------------
(1) See Note 16, "Commitments and Contingencies," in the Notes to Consolidated Financial Statements.
(2) Commitments are shown gross of associated hedges of $644 million for investment-grade borrowers.
(3) At November 30, 2003, commitments to invest in private equity-related investments and partnerships aggregated $601 million. These commitments will be funded, if called, through the end of the respective investment periods, the longest of such periods ending in 2010.
(4)   Includes $35 million in commitments with no stated maturity.

--------------------------------------------------------------------------------
                                           THE BEAR STEARNS COMPANIES INC.    39

================================================================================

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                                   continued
--------------------------------------------------------------------------------

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

In connection with the Company's dealer activities, the Company formed Bear Stearns Financial Products Inc. ("BSFP") and its wholly owned subsidiary, Bear Stearns Trading Risk Management Inc. ("BSTRM"). BSFP is a wholly owned subsidiary of the Company. BSFP and BSTRM were established to provide clients with a AAA-rated counterparty that offers a wide range of global derivative products. BSFP is structured so that if a specified trigger event (including certain credit rating downgrades of the Company, the failure of BSFP to maintain its credit rating and the occurrence of a bankruptcy event with respect to the Company) occurs, BSFP will perform on all of its contracts to their original maturities with the assistance of an independent derivatives portfolio manager who would assume the active management of BSFP's portfolio ("Continuation Structure"). BSTRM is structured so that, on the occurrence of a specified trigger event, it will cash-settle all outstanding derivative contracts in a predetermined manner ("Termination Structure"). Clients can use either structure. The AAA/Aaa ratings that BSFP and BSTRM have received are based on their ability to meet their respective obligations without any additional capital from the Company. In the unlikely occurrence of a trigger event, the Company does not expect any significant incremental impact on the liquidity or financial condition of the Company. At November 30, 2003, the potential cash settlement payable by BSTRM on the occurrence of a trigger event was $93.7 million.

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

As of November 30, 2003 and November 30, 2002, the Company had notional/contract amounts of approximately $2.15 trillion and $1.55 trillion, respectively, of derivative financial instruments, of which $413.1 billion and $421.1 billion, respectively, were listed futures and option contracts. The aggregate notional/contract value of derivative contracts is a reflection of the level of activity and does not represent the amounts that are recorded in the Consolidated Statements of Financial Condition. The Company's derivative financial instruments outstanding, which either are used to hedge trading positions, debt, or are part of its derivative dealer activities, are marked to fair value.

The Company's derivatives have a notional weighted average maturity of approximately 4.2 years and 3.9 years at November 30, 2003 and November 30, 2002, respectively.

--------------------------------------------------------------------------------
40    THE BEAR STEARNS COMPANIES INC.

================================================================================

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                                   continued
--------------------------------------------------------------------------------

The maturities of notional/contract amounts outstanding for derivative financial instruments as of November 30, 2003 were as follows:

                             Less Than  One to Three  Three to Five   Greater Than
                             One Year       Years         Years        Five Years     Total
--------------------------------------------------------------------------------------------
(in billions)
--------------------------------------------------------------------------------------------
Swap agreements, including
  options, swaptions, caps,
  collars and floors           $269.9      $472.0        $401.7           $508.9    $1,652.5
Futures contracts               107.5        65.7          11.7               --       184.9
Forward contracts                65.5          --            --               --        65.5
Options held                    129.8        24.7           0.9              0.2       155.6
Options written                  74.1        14.8           0.8              0.1        89.8
--------------------------------------------------------------------------------------------
Total                          $646.8      $577.2        $415.1           $509.2    $2,148.3
============================================================================================
Percent of total                30.1%       26.9%         19.3%            23.7%      100.0%
============================================================================================

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

The Company's financial instruments can be aggregated in three broad categories:
(1) those whose fair value is based on quoted market prices or for which the Company has independent external valuations, (2) those whose fair value is determined based on readily observable price levels for similar instruments and/or models or methodologies that employ data that are observable from objective sources, and (3) those whose fair value is estimated based on internally developed models or methodologies utilizing significant assumptions or other data that are generally less readily observable from objective sources.

(1) Financial Instruments Valued Based on Quoted Market Prices or for Which the Company Has Independent External Valuations The Company's valuation policy is to use quoted market prices from securities and derivatives exchanges where they are available and reliable. Financial instruments valued based on quoted market prices are primarily exchange-traded derivatives and listed equities. Financial instruments that are most typically valued using alternative approaches but for which the Company typically receives independent external valuation information include US treasuries, most mortgage-backed securities and corporate, emerging market, high yield and municipal bonds. Unlike most equities, which tend to be traded on exchanges, the vast majority of fixed income trading (including US treasuries) occurs in over-the-counter markets, and, accordingly, the Company's valuation policy is based on its best estimate of the prices at which these financial instruments trade in those markets. The Company is an active dealer in most of the over-the-counter markets for these financial instruments, and typically has considerable insight into the trading level of financial instruments held in inventory and/or related financial instruments that it uses as a basis for its valuation.

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

--------------------------------------------------------------------------------
                                           THE BEAR STEARNS COMPANIES INC.    41

================================================================================

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                                   continued
--------------------------------------------------------------------------------

models that consider various assumptions, including time value, yield curve, volatility factors, prepayment speeds, default rates, loss severity, current market and contractual prices for the underlying financial instruments, as well as other relevant economic measures. Substantially all these assumptions are observable in the marketplace, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace. A degree of subjectivity is required to determine appropriate models or methodologies as well as appropriate underlying assumptions. This subjectivity makes these valuations inherently less reliable than quoted market prices. Financial instruments in this category include non-exchange-traded derivatives such as interest rate swaps, certain mortgage-backed securities and certain other cash instruments. For an indication of the Company's involvement in derivatives, including maturity terms, see the table setting forth notional/ contract amounts outstanding in the preceding "Derivative Financial Instruments" section.

(3) Financial Instruments Whose Fair Value Is Estimated Based on Internally Developed Models or Methodologies Utilizing Significant Assumptions or Other Data That Are Generally Less Readily Observable from Objective Sources Certain complex financial instruments and other investments have significant data inputs that cannot be validated by reference to readily observable data. These instruments are typically illiquid, long-dated or unique in nature and therefore engender considerable judgment by traders and their management who, as dealers in many of these instruments, have the appropriate knowledge to estimate data inputs that are less readily observable. For certain instruments, extrapolation or other methods are applied to observed market or other data to estimate assumptions that are not observable. At November 30, 2003 and November 30, 2002, such positions (primarily fixed income cash positions) aggregated approximately $3.4 billion and $3.1 billion, respectively, in "Financial Instruments Owned" and $740 million and $328 million, respectively, in "Financial Instruments Sold, But Not Yet Purchased" in the Consolidated Statements of Financial Condition.

As part of the Company's fixed income activities, the Company participates in the underwriting, securitization or trading of non-performing mortgage-related assets, real estate assets and certain residuals. In addition, the Company has a portfolio of Chapter 13 and other credit card receivables from individuals. Certain of these high yield positions have limited price observability. In these instances, fair values are determined by statistical analysis of historical cash flows, default probabilities, recovery rates, time value of money and discount rates considered appropriate given the level of risk in the instrument and associated investor yield requirements.

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

Controls Over Valuation of Financial Instruments
In recognition of the importance the Company places on the accuracy of its valuation of financial instruments as described in the three categories above, the Company engages in an ongoing internal review of its valuations. Members of the Controllers and Risk Management Departments perform analysis of internal valuations, typically on a monthly basis but often on an intra-month basis as well. These departments are independent of the trading areas responsible for valuing the positions. Results of the monthly validation process are reported to the Mark-to-Market (MTM) Committee, which is composed of senior management from the Risk Management and Controllers Departments. The MTM Committee is responsible for ensuring that the approaches used to independently validate the Company's valuations are robust, comprehensive and effective. Typical approaches include valuation comparisons with external sources, comparisons with observed trading, independent comparisons of key model valuation inputs, independent trade modeling and a variety of other techniques. See "Risk Management" for additional details.

Merchant Banking
As part of its merchant banking activities, the Company participates from time to time in principal investments in leveraged transactions. As part of these activities, the Company originates, structures and invests in merger, acquisition, restructuring and

--------------------------------------------------------------------------------
42    THE BEAR STEARNS COMPANIES INC.

================================================================================

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                                   continued
--------------------------------------------------------------------------------

leveraged capital transactions, including leveraged buyouts. The Company's principal investments in these transactions are generally made in the form of equity investments, equity-related investments or subordinated loans and have not historically required significant levels of capital investment.

Equity securities acquired as a result of leveraged acquisition transactions are reflected in the consolidated financial statements at their initial cost until significant transactions or developments indicate that a change in the carrying value of the securities is appropriate. Generally, the carrying values of these securities will be increased only in those instances where market values are readily ascertainable by reference to substantial transactions occurring in the marketplace or quoted market prices. Reductions to the carrying value of these securities are made in the event that the Company's estimate of net realizable value has declined below the carrying value. See "Merchant Banking Investments" in Management's Discussion and Analysis for additional details.

OFF-BALANCE-SHEET ARRANGEMENTS
In the normal course of business, the Company enters into arrangements with special-purpose entities ("SPEs"), also known as variable interest entities ("VIEs"). SPEs are corporations, trusts or partnerships which are established for a limited purpose. SPEs, by their nature, generally are not controlled by their equity owners, as the establishing documents govern all material decisions. The Company's primary involvement with SPEs relates to securitization transactions in which transferred assets, including commercial and residential mortgages, consumer receivables, securities and other financial assets are sold to an SPE and repackaged into securities or similar beneficial interests. SPEs may also be used to create securities with a unique risk profile desired by investors and as a means of intermediating financial risk. The Company, in the normal course of business may establish SPEs, sell assets to SPEs, underwrite, distribute, and make a market in securities or other beneficial interests issued by SPEs, transact derivatives with SPEs, own securities or other beneficial interests, including residuals, in SPEs and provide liquidity or other guarantees for SPEs.

The Company follows Statement of Financial Accounting Standards ("SFAS") No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities--a Replacement of FASB Statement No. 125," to account for securitizations and other transfers of financial assets. In accordance with SFAS No. 140, the Company accounts for transfers of financial assets as sales provided that control has been relinquished. Control is deemed to be relinquished only when all of the following conditions have been met: (1) the assets have been isolated from the transferor, even in bankruptcy or other receivership; (2) the transferee is a Qualifying Special Purpose Entity ("QSPE") or has the right to pledge or exchange the assets received and (3) the transferor has not maintained effective control over the transferred assets. Therefore, the Company derecognizes financial assets transferred in securitizations provided that such transfer meets all of these criteria. See
Note 14, "Transfers of Financial Assets and Liabilities," in the Notes to Consolidated Financial Statements for a complete discussion of the Company's securitization activities.

The Company currently determines whether to consolidate SPEs based upon the accounting guidance provided in SFAS No. 140 and Emerging Issues Task Force ("EITF") Topic D-14, "Transactions Involving Special Purpose Entities," for entities in which it acquired interests prior to January 31, 2003 and FASB Interpretation No. 46, "Consolidation of Variable Interest Entities--an Interpretation of ARB No. 51," ("FIN No. 46") for entities in which it acquired interests after January 31, 2003. In fiscal 2004, theCompany plans to adopt FIN No. 46 as revised, and will use this guidance to determine whether an SPE should be consolidated. See Note 15, "Consolidation of Variable Interest Entities," in the Notes to Consolidated Financial Statements for a complete discussion of the consolidation of VIEs.

The majority of the SPEs that the Company sponsors or transacts with are QSPEs, which the Company does not consolidate in accordance with this guidance. QSPEs are entities that have no discretionary activities and may only passively hold assets and distribute cash generated by the assets they hold. The Company reflects the fair value of its interests in QSPEs on its balance sheet but does not recognize the assets or liabilities of QSPEs. QSPEs are employed extensively in the Company's mortgage and asset securitization business.

--------------------------------------------------------------------------------
                                           THE BEAR STEARNS COMPANIES INC.    43

================================================================================

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                                   continued
--------------------------------------------------------------------------------

Certain other SPEs do not meet the requirements of a QSPE, because their activities are not sufficiently limited or they have entered into certain non-qualifying transactions. The Company generally consolidates these entities under EITF D-14 unless a third-party investor owns a substantive equity investment that represents a controlling interest and is subject to first dollar risk of loss, or under FIN No. 46 if it owns a majority of the variable interests. These SPEs are commonly employed in collateralized debt obligation transactions where portfolio managers require the ability to buy and sell assets or in synthetic credit transactions. These transactions typically involve no recourse to the Company.

In addition to the above, in the ordinary course of business the Company issues various guarantees to counterparties in connection with certain derivative, leasing, securitization and other transactions. See Note 17, "Guarantees," for a complete discussion on guarantees.

NEW ACCOUNTING PRONOUNCEMENTS
In November 2002, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN No. 45 requires a guarantor to recognize, at inception, a liability for the fair value of the obligation undertaken in issuing the guarantee. It also provides additional guidance on the disclosure of guarantees. The recognition and measurement provisions were effective for guarantees made or modified after December 31, 2002. The disclosure provisions were effective for fiscal periods ending after December 15, 2002. The Company adopted FIN No. 45 as required in fiscal 2003 with no material impact on the consolidated financial statements.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure," which amended SFAS No. 123 "Accounting for Stock-Based Compensation." SFAS No. 148 provides three alternative methods for a voluntary change to fair value accounting for stock-based compensation as permitted under SFAS No. 123. The Company elected to adopt fair value accounting for stock-based compensation in fiscal 2003 using the prospective method provided by SFAS No. 148. See Note 11, "Stock Compensation Plans," in the Notes to Consolidated Financial Statements for a discussion of the impact of this election.

In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities--an Interpretation of ARB No. 51." FIN No. 46 provides guidance on the consolidation of certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. Such entities are referred to as variable interest entities ("VIEs"). FIN No. 46 requires the primary beneficiary of a VIE to consolidate the entity. On December 24, 2003, the FASB published a revision to FASB Interpretation No. 46, "Consolidation of Variable Interest Entities--an Interpretation of ARB No. 51," ("FIN No. 46 (R)"), a replacement of FIN No. 46. FIN No. 46 (R) provides technical corrections and addresses implementation issues.

In fiscal 2003, the Company adopted FIN No. 46 for VIEs in which it acquired an interest after January 31, 2003. In fiscal 2004, the Company plans to adopt FIN No. 46 (R) for VIEs in which it acquired variable interests before February 1, 2003 as well as for those VIEs for which the Company has previously applied FIN No. 46. Such adoption is not currently expected to have a material impact on the consolidated financial statements. See Note 15, "Consolidation of Variable Interest Entities," in the Notes to Consolidated Financial Statements for a further discussion.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." In addition, the statement clarifies when a derivative contains a financing element that warrants special reporting in the statement of cash flows. SFAS No. 149 was effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The Company adopted SFAS No. 149 as required in fiscal 2003 with no material impact on the consolidated financial statements.

--------------------------------------------------------------------------------
44    THE BEAR STEARNS COMPANIES INC.

================================================================================

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                                   continued
--------------------------------------------------------------------------------


In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for classifying and measuring certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company adopted SFAS No. 150 as required in fiscal 2003 with no material impact on the consolidated financial statements.

SPECIALIST ACTIVITIES
The Company participates, through a majority-owned joint venture, in specialist activities on the NYSE, AMEX and International Securities Exchange. For fiscal 2003, 2002 and 2001, the Company included revenues from specialist activities in "Principal Transactions" revenues in the Consolidated Statements of Income. Due to the occurrence of a Control Event triggered in December 2003, as defined by the joint venture Operating Agreement, the Company is now entitled to designate a majority of the voting members of the Management Committee, which would result in a controlling interest. As a result, commencing in fiscal 2004, the Company will begin consolidating this entity. Such consolidation is not currently expected to have a material impact on the consolidated financial statements.

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

--------------------------------------------------------------------------------
                                           THE BEAR STEARNS COMPANIES INC.    45

================================================================================
                         THE BEAR STEARNS COMPANIES INC.
                                 RISK MANAGEMENT
--------------------------------------------------------------------------------

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

The cornerstone of these procedures is constant communication between trading department management and senior management concerning inventory positions and market risk profile. This process culminates each week with the trading departments making formal reports of positions, profits and losses and certain trading strategies to Bear Stearns' Risk Committee. The Risk Committee, which comprises senior managing directors from each trading department as well as the Risk Management Department, provides a high level of oversight to trading departments and their trading strategies.

The risk management process encompasses many units independent of the trading desks, including the Risk Management, Global Credit, Global Clearing Services, Controllers, Operations, Compliance, Legal and Financial Analytics & Structured Transactions Departments, and is intended to support and enforce the Company's policies and procedures with a focus on market and credit risk. Those procedures begin with the Company marking its financial instruments owned to fair value on a daily basis and producing daily profit and loss statements for senior management covering all trading departments.

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

In addition, trading desk management, senior management and independent units also review the age and composition of proprietary accounts and review risk reports appropriate to the risk profile of each trading activity. Risk limits are established and monitored, market conditions are evaluated, certain transactions are reviewed in detail, and quantitative methods such as value-at-risk and stress testing are employed (see "Value-at-Risk"). These activities better ensure that trading strategies are followed within acceptable risk parameters.

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

The Global Credit Department monitors and controls extensions of credit to customers and dealer counterparties and, in conjunction with the Credit Policy Committee and its subcommittee, the Global Credit Committee, establishes and reviews appropriate credit limits and collateral requirements for customers and dealer counterparties. The Credit Policy Committee is composed of senior risk, legal and business managers. The Credit Policy Committee delegates credit approval authority to the Global Credit Committee, approves exposure measurement standards, reviews concentrations of credit risk, sets documentation and credit support standards and considers new or unusual credit-related transactions. The Global Credit Committee, which includes several members of the Credit Policy Committee, implements policy through its review and approval of counterparty credit limits. Credit limits are set to cap potential exposure arising from repurchase and resale

--------------------------------------------------------------------------------
46   THE BEAR STEARNS COMPANIES INC.

================================================================================

                                 RISK MANAGEMENT
                                   continued
--------------------------------------------------------------------------------

agreements, stock borrowing or loan facilities, derivative financial instruments and other products which may give rise to secured and unsecured credit.

The Company's Principal Activities Committee, consisting of senior investment banking, capital markets, credit and risk management professionals, reviews and approves loan underwriting proposals. Certain leveraged loan commitments, as well as large or unusual credit extensions, are referred for approval to the Company's Executive Committee. Dedicated professionals in several departments contribute to the administration of the Company's credit policies and procedures. The responsible groups include Global Credit, Operations and Administration (Margin), Global Clearing Services (Prime Brokerage), Risk Management and Investment Banking.

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

The Company makes dealer markets in investment-grade corporate debt, non-investment-grade corporate ("high yield") debt, US government securities, sovereign debt, emerging markets debt obligations, mortgages and mortgage-backed securities, other collateralized securities and municipal bonds. The Company is also an active market maker and conducts block trading activities in both listed and over-the-counter equity markets. In connection with these activities, the Company may be required to maintain significant inventories to ensure availability and to facilitate customer order flow. The Company is also engaged as a dealer in both listed and over-the-counter derivatives and, accordingly, enters into transactions such as interest rate and cross-currency swaps, over-the-counter options on interest rates and foreign currencies, various credit default swaps and equity swaps and options, all as part of its customer and proprietary trading activities. In connection with these activities, the Company attempts to mitigate its exposure to market risk by entering into hedging transactions, which may include listed and over-the-counter derivative contracts or the purchase or sale of securities, financial futures and options on futures or forward contracts. Additionally, the Company has a significant investment in a limited liability company that is involved in specialist activities. Stock exchange rules require that specialists maintain an orderly market, including purchasing shares in a declining market, which may result in trading losses.

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

Following is a discussion of the Company's primary market risk exposures as of November 30, 2003 and November 30, 2002, including a discussion of how those exposures are currently managed.

INTEREST RATE RISK
Interest rate risk is a consequence of maintaining market-making and proprietary inventory positions and trading in interest rate-sensitive financial instruments. In connection with the Company's


--------------------------------------------------------------------------------
                                           THE BEAR STEARNS COMPANIES INC.    47

================================================================================
                                 RISK MANAGEMENT
                                   continued
--------------------------------------------------------------------------------

dealer and arbitrage activities, including market-making in over-the-counter derivative contracts, the Company exposes itself to interest rate risk arising from changes in the level or volatility of interest rates, mortgage prepayment speeds or the level and shape of the yield curve. The Company's fixed income activities also expose it to the risk of loss related to changes in credit spreads on debt instruments. Credit spread risk arises from the potential that changes in an issuer's credit rating or credit perception could affect the value of financial instruments. Credit risk resulting from default on counterparty obligations is discussed in the Credit Risk section below. The Company attempts to hedge its exposure to interest rate risk primarily through the use of interest rate swaps, options, Eurodollar and US government securities, and futures and forward contracts designed to reduce the Company's risk profile. Credit spread risk is hedged through the use of credit derivatives such as credit default swaps, as well as offsetting long or short positions in various related securities.

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

VALUE-AT-RISK
An estimation of potential losses that could arise from changes in market conditions is typically accomplished through the use of statistical models, known as value-at-risk ("VaR"), that seeks to predict risk of loss based on historical and/or market-implied price and volatility patterns. VaR estimates the probability of the value of a financial instrument rising above or falling below a specified amount. The calculation uses the simulated changes in value of the market risk-sensitive financial instruments to estimate the amount of change in the current value that could occur at a specified probability level.

The Company has performed an entity-wide VaR analysis of the Company's financial assets and liabilities, including financial instruments owned and sold, repurchase and resale agreements, and funding assets and liabilities. The Company regularly evaluates and enhances such VaR models in an effort to more accurately measure risk of loss. Certain equity-method investments and non-publicly traded investments are not reflected in the VaR results. The VaR related to certain non-trading financial instruments has been included in this analysis and is not reported separately because the amounts are not material. The calculation is based on a methodology that uses a one-day interval and a 95% confidence level. Interest rate risk for most desks use a historical simulation approach for VaR. Foreign exchange rate risk and for a limited number of desks the interest rate risk, use a "Monte Carlo" value-at-risk approach. Historical simulation involves the generation of price movements in a portfolio using price sensitivities, and historical movements of the underlying risk factors to which the securities are sensitive. Monte Carlo simulation involves the generation of price movements in a portfolio using a random number generator. The generation of random numbers is based on the statistical properties of the securities in the portfolio. For interest rates, each country's yield curve has five factors that describe possible curve movements, where appropriate. These were generated from principal component analysis. In addition, volatility and spread risk factors as well as intercountry correlations were used, where appropriate.

Equity price risk was measured using a combination of historical and Monte Carlo approaches. Equity and equity derivatives risk were treated as correlated with various domestic and international indices, of which the Company used approximately 50 at November 30, 2003 and November 30, 2002. Parameter estimates, such as volatilities and correlations, were based on daily tests through November 30, 2003.

VaR has inherent limitations, including reliance on historical data, which may not accurately predict future market risk, and the

--------------------------------------------------------------------------------
48   THE BEAR STEARNS COMPANIES INC.

================================================================================
                                 RISK MANAGEMENT
                                   continued
--------------------------------------------------------------------------------

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

The aggregate VaR presented below is less than the sum of the individual components (i.e., interest rate risk, foreign exchange rate risk, equity risk) due to the benefit of diversification among the risks. The following table illustrates the VaR for each component of market risk as of November 30, 2003 and 2002. Commodity risk has been excluded due to immateriality at November 30, 2003 and 2002.

                              2003    2002
--------------------------------------------
(in millions)
--------------------------------------------
MARKET RISK

  Interest rate              $14.9    $17.8
  Currency                     0.9      0.6
  Equity                       3.7      3.4
  Diversification benefit     (4.2)    (3.7)
--------------------------------------------
Aggregate VaR                $15.3    $18.1
--------------------------------------------

Aggregate VaR decreased in 2003 due primarily to decreases in interest rate and credit spread VaR.

The table below illustrates the high, low and average (calculated on a monthly basis) VaR for each component of market risk and aggregate market risk during fiscal 2003:

                      High    Low   Average
-------------------------------------------
(in millions)
-------------------------------------------
MARKET RISK

  Interest rate      $17.9   $12.6   $15.2
  Currency             1.3     0.6     0.8
  Equity               5.4     3.0     4.2
  Aggregate VaR       18.5    13.4    15.8
-------------------------------------------

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

The following charts represent a summary of the daily principal transactions revenues and reflect a combination of trading revenues, net interest revenues for certain trading areas and other revenues for the fiscal years ended November 30, 2003 and November 30, 2002, respectively. These charts represent a historical summary of the results generated by the Company's trading activities as opposed to the probability approach used by the VaR model. The average daily trading profit was $13.1 million and $10.1 million for the fiscal years ended November 30, 2003 and November 30, 2002, respectively. There were no daily trading losses for the fiscal year ended November 30, 2003. Daily trading losses exceeded the reported average VaR amounts less than 1% of the total trading days during the fiscal year ended November 30, 2002. The frequency distribution of the Company's daily net trading revenues reflects the Company's historical ability to manage its exposure to market risk and the diversified nature of its trading activities. No guarantee can be given regarding future net trading revenues or future earnings volatility. The Company believes that these results are indicative of its commitment to the management of market trading risk.


--------------------------------------------------------------------------------
                                           THE BEAR STEARNS COMPANIES INC.    49

================================================================================

                                 RISK MANAGEMENT
                                   continued
--------------------------------------------------------------------------------

                   DISTRIBUTION OF DAILY NET TRADING REVENUES



Fiscal Year Ended November 30, 2003
---------------------------------------------------------------
Daily Net Trading Revenues ($ in millions)    # of Trading Days
---------------------------------------------------------------
(10)+                                                         0
(10)-(5)                                                      0
(5)-0                                                         0
0-5                                                          34
5-10                                                         65
10-15                                                        77
15-20                                                        28
20-25                                                        31
25-30                                                         4
30+                                                          12
---------------------------------------------------------------


Fiscal Year Ended November 30, 2002
---------------------------------------------------------------
Daily Net Trading Revenues ($ in millions)    # of Trading Days
---------------------------------------------------------------
(10)+                                                         3
(10)-(5)                                                      2
(5)-0                                                        17
0-5                                                          45
5-10                                                         62
10-15                                                        55
15-20                                                        40
20-25                                                        15
25-30                                                         6
30+                                                           6
---------------------------------------------------------------

--------------------------------------------------------------------------------
50   THE BEAR STEARNS COMPANIES INC.

================================================================================

                                 RISK MANAGEMENT
                                   continued
--------------------------------------------------------------------------------

CREDIT RISK
Credit risk arises from potential non-performance by counterparties, customers, borrowers or debt security issuers. The Company is exposed to credit risk as trading counterparty to dealers and customers, as direct lender, as holder of securities and as member of exchanges and clearing organizations. The Company has established policies and procedures to manage credit risk.

The Global Credit Department monitors and controls extensions of credit to counterparties of the Company. The department's professionals assess the creditworthiness of the Company's counterparties, assign a credit rating to each counterparty and assign or recommend credit limits and requirements. In addition, credit and quantitative analysts assess the quality and acceptability of collateral, measure potential credit exposure associated with certain transactions, monitor compliance with credit limits, obtain appropriate legal documentation and provide comprehensive credit risk reporting for senior management.

Credit analysts and managers are based in Company offices in New York, San Francisco, London, Dublin, Hong Kong and Tokyo and specialize by industry within the US and otherwise by country or region. Each analyst provides rating and limit recommendations to senior credit officers who either take action or refer recommendations to the Global Credit Committee or the Credit Policy Committee. All counterparties are assigned internal credit ratings reflecting the Global Credit Department's quantitative and qualitative assessment of the counterparty's relative probability of default. The internal rating process may include review of audited financial statements, review of opinions of major rating agencies, assessment of industry or sovereign factors, review of market developments, meetings with management and analysis of the risk of transactions with the counterparty.

The Company measures its actual credit exposure (the replacement cost of counterparty contracts) on a daily basis. Master netting agreements, collateral and credit insurance are used to mitigate counterparty credit risk. The credit exposures reflect these risk-reducing features to the extent they are legally enforceable. The Company's net replacement cost of derivative contracts in a gain position at November 30, 2003 and November 30, 2002 approximated $4.11 billion and $4.20 billion, respectively. These amounts are net of counterparty credit reserves, which are estimated by applying counterparty-specific market-based credit spreads to the expected exposure of derivatives and foreign exchange transactions, after giving effect to collateral. Exchange-traded financial instruments, which typically are guaranteed by a highly rated clearing organization, have margin requirements that substantially mitigate risk of credit loss.

The Company establishes potential exposure limits across a variety of financing and trading products for all counterparties on a group and individual entity basis. Potential exposure is the statistically estimated net credit exposure associated with adverse market moves over the life of transactions at a 97.7% confidence interval. For over-the-counter derivative and foreign exchange contracts, the potential exposure is estimated daily using sophisticated, internally developed risk models that employ Monte Carlo simulations. Potential exposure estimates consider the size and maturity of contracts; the volatility of, and correlations among, the underlying assets, indices and currencies; settlement mechanisms; rights to demand additional collateral; and other legally enforceable credit mitigants such as third-party guarantees or insurance. For other credit sensitive fixed income products, potential exposure limits are converted to notional amounts using appropriate risk factors.

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

The Margin Department is responsible for evaluating the risk of extending loans to the Company's customers secured by certain marketable securities. The department evaluates the acceptability of collateral and actively monitors to ensure that collateral received meets regulatory and internal requirements. Internal (or "house") margin requirements generally exceed minimum regulatory requirements and may be adjusted for specific securities based on volatility or liquidity. The Special Credit Services unit of the Global Credit Department evaluates and sets terms for loans secured by restricted or control stock, emerging markets securities and concentrated or less liquid securities.

--------------------------------------------------------------------------------
                                            THE BEAR STEARNS COMPANIES INC.   51

================================================================================

                                 RISK MANAGEMENT
                                   continued
--------------------------------------------------------------------------------

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

Global Clearing Services carries the accounts of professional clients, including floor traders and specialists, arbitrageurs, broker-dealers, hedge funds and fund of funds groups. These clients employ a wide variety of trading styles including option hedging, market-neutral statistical arbitrage, risk arbitrage, hedged convertible strategies and multiple fixed income strategies. Trading strategies are employed in both domestic and international markets. The extension of credit, via secured margin debt for a given customer, is determined by the Risk Department of Global Clearing Services using a systematic analysis of the securities held and trading strategy that such customer employs. Global Clearing Services has established a risk-based, margin lending policy under which the minimum capital requirement for a portfolio may be greater than the applicable regulatory capital requirement for the sum of the underlying constituents of that portfolio.

Client portfolios are analyzed and evaluated daily through extensive stress testing simulations designed to estimate market-related risk under different scenarios. Using its internally developed risk management system known as RACS (Risk Analytic Control System), the Risk Department is able to analyze every professional client's portfolio prior to each market opening as well as to track that portfolio on an intra-day basis. Client positions are simulated across more than 200 different scenarios resulting in a wide variety of potential profit and loss possibilities. Some basic assumptions used in the analysis are minimum portfolio moves of 20% as well as minimum moves in individual securities of 25% or more. Other scenarios include price movement tests of 1 and 2 standard deviations, fixed percentage moves, beta-weighted and market-capitalization-driven extreme price moves. Scenarios are constructed in such a way as to assess position and portfolio sensitivities to changes in underlying prices, volatilities, interest rates, credit spreads, cross-currency rates and forward time horizons. Experienced managers review the results of the stress testing to determine whether additional margin is necessary. In addition to client-level security and portfolio analysis, the system produces over 40 various reports that provide multi-dimensional views, which include industry exposures, country/region exposures and security concentration and liquidity risk.

OPERATIONAL RISK
Operational risk is the potential for loss arising from limitations in the Company's financial systems and controls, deficiencies in legal documentation, non-compliance with the execution of legal, regulatory and fiduciary responsibilities, deficiencies in technology and the risk of loss attributable to operational problems. In particular, the Company is an active participant in over-the-counter markets, including derivative, commercial and residential mortgage loans, leveraged loans and Chapter 13 and other credit card receivables. The nature of many of these financial instruments is such that they are valued through the use of models. The complexities and reduced transparency inherent in financial instruments valued using models, as compared with exchange-traded prices or other quoted market valuations, introduce a particular element of operational risk into the Company's business. These risks are less direct than credit and market risk, but managing them is critical, particularly in a rapidly changing environment with increasing regulation and transaction volumes.

--------------------------------------------------------------------------------
52   THE BEAR STEARNS COMPANIES INC.

================================================================================

                                 RISK MANAGEMENT
                                   continued
--------------------------------------------------------------------------------

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

Management has established and maintains an effective internal control structure over financial reporting, the primary goal of which is to ensure that policies and procedures have been established regarding authorization, access to assets and asset accountability. This provides a high degree of assurance that assets are acquired and safeguarded and that liabilities are incurred and discharged in accordance with management's authorization. In addition, an effective internal control structure ensures that financial information is accurately maintained in the books and records of the Company. The Company also has effective risk controls in place to ensure that operational functions such as transaction initiation, transaction processing and settlement/clearance are functioning properly.

The Company has invested heavily in technology over the years to have the ability to gather and process information efficiently and to handle the wide variety of products and services the Company offers. In addition, the Company's investment in technology allows the Company to communicate information efficiently and securely to customers and to groups within the Company.

The Management and Compensation Committee, together with the Operations Committee, has oversight responsibilities for operational and other matters that affect the Company's day-to-day activities. These committees, along with the newly-formed New Products and Special Structured Transactions Committee, ensure that identified new businesses and products are reviewed in advance for legal, credit, operational, accounting, risk and related concerns.These committees also better ensure that procedures, policies and safeguards are in place before activities commence.

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

OTHER RISKS
Other risks encountered by the Company include political, regulatory and tax risks. These risks reflect the potential impact that changes in local and international laws, regulatory requirements or tax statutes have on the economics and viability of current or future transactions. In an effort to mitigate these risks, the Company seeks to continuously review new and pending regulations and legislation and participates in various industry interest groups.

--------------------------------------------------------------------------------
                                           THE BEAR STEARNS COMPANIES INC.    53

================================================================================
                         THE BEAR STEARNS COMPANIES INC.
                          INDEPENDENT AUDITORS' REPORT
--------------------------------------------------------------------------------

[LOGO] Deloitte.

To the Board of Directors and Stockholders of the Bear Stearns Companies Inc.

We have audited the accompanying consolidated statements of financial condition of The Bear Stearns Companies Inc. and subsidiaries ("Company") as of November 30, 2003 and November 30, 2002, and the related consolidated statements of income, cash flows and changes in stockholders' equity for each of the three years in the period ended November 30, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Bear Stearns Companies Inc. and subsidiaries at November 30, 2003 and November 30, 2002, and the results of their operations and their cash flows for the fiscal years ended November 30, 2003, 2002 and 2001 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure, an amendment of FASB Statement No. 123," in the fiscal year ended November 30, 2003.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP
New York, New York
February 13, 2004


--------------------------------------------------------------------------------
54   THE BEAR STEARNS COMPANIES INC.

================================================================================
                         THE BEAR STEARNS COMPANIES INC.
                        CONSOLIDATED STATEMENTS OF INCOME
--------------------------------------------------------------------------------

Fiscal Years Ended November 30,                   2003              2002             2001
--------------------------------------------------------------------------------------------
(in thousands, except share and per share data)
--------------------------------------------------------------------------------------------
REVENUES
Commissions                                   $1,077,926        $1,110,974        $1,116,731
Principal transactions                         3,292,888         2,537,799         2,282,797
Investment banking                               904,612           833,480           772,125
Interest and dividends                         1,955,373         2,232,159         4,339,298
Other income                                     164,645           176,404           190,082
--------------------------------------------------------------------------------------------
  Total revenues                               7,395,444         6,890,816         8,701,033
Interest expense                               1,400,953         1,762,580         3,793,998
--------------------------------------------------------------------------------------------
  Revenues, net of interest expense            5,994,491         5,128,236         4,907,035
--------------------------------------------------------------------------------------------
NON-INTEREST EXPENSES
Employee compensation and benefits             2,880,695         2,508,197         2,528,852
Floor brokerage, exchange and clearance fees     180,548           197,266           161,363
Communications and technology                    365,317           382,857           453,261
Occupancy                                        137,778           152,523           146,620
Advertising and market development               106,506           102,984           126,669
Professional fees                                133,304           132,927           175,249
Other expenses                                   418,074           340,519           380,577
--------------------------------------------------------------------------------------------
  Total non-interest expenses                  4,222,222         3,817,273         3,972,591
--------------------------------------------------------------------------------------------
Income before provision for income taxes and
  cumulative effect of change in
  accounting principle                         1,772,269         1,310,963           934,444
Provision for income taxes                       615,863           432,618           309,479
--------------------------------------------------------------------------------------------
Income before cumulative effect of change in
  accounting principle                         1,156,406           878,345           624,965
Cumulative effect of change in accounting
  principle, net of tax                               --                --            (6,273)
--------------------------------------------------------------------------------------------
Net income                                    $1,156,406        $  878,345        $  618,692
--------------------------------------------------------------------------------------------
Net income applicable to common shares        $1,125,031        $  842,739        $  579,579
--------------------------------------------------------------------------------------------
Basic earnings per share                      $     9.44        $     7.00        $     4.49
Diluted earnings per share                    $     8.52        $     6.47        $     4.27
--------------------------------------------------------------------------------------------
Weighted average common shares outstanding:
  Basic                                      127,819,514       132,798,359       142,643,018
  Diluted                                     45,027,266       146,346,111       152,216,936
--------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

--------------------------------------------------------------------------------
                                             THE BEAR STEARNS COMPANIES INC.  55

================================================================================
                        THE BEAR STEARNS COMPANIES INC.
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
--------------------------------------------------------------------------------

As of November 30,                                                            2003             2002
-------------------------------------------------------------------------------------------------------
(in thousands, except share data)
-------------------------------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                                                $   3,837,570    $   5,520,285
Cash and securities deposited with clearing organizations or
  segregated in compliance with federal regulations                          8,657,065        7,100,138
Securities purchased under agreements to resell                             33,822,695       36,505,447
Securities received as collateral                                            5,496,832        5,669,811
Securities borrowed                                                         73,317,962       53,116,267
Receivables:
  Customers                                                                 19,646,879       18,105,196
  Brokers, dealers and others                                                3,730,306        1,358,377
  Interest and dividends                                                       268,054          297,980
Financial instruments owned, at fair value
  Pledged as collateral                                                     32,349,781       30,752,090
  Not pledged as collateral                                                 26,882,877       22,692,578
Property, equipment and leasehold improvements,
  net of accumulated depreciation and
  amortization of $816,646 and $722,690 in 2003
  and 2002, respectively                                                       381,262          483,827
Other assets                                                                 3,776,827        3,252,427
-------------------------------------------------------------------------------------------------------
Total Assets                                                             $ 212,168,110    $ 184,854,423
-------------------------------------------------------------------------------------------------------
LIABILITIES & STOCKHOLDERS' EQUITY
Short-term borrowings                                                    $  13,387,662    $  14,409,826
Securities sold under agreements to repurchase                              47,464,156       44,469,414
Obligation to return securities received as collateral                       5,496,832        5,669,811
Securities loaned                                                            6,648,165        5,638,771
Payables:
  Customers                                                                 68,666,893       53,814,105
  Brokers, dealers and others                                                2,676,351        2,911,679
  Interest and dividends                                                       567,575          515,228
Financial instruments sold, but not yet purchased,
  at fair value                                                             27,109,147       24,421,273
Accrued employee compensation and benefits                                   1,376,215        1,158,699
Other liabilities and accrued expenses                                       1,312,061        1,219,635
-------------------------------------------------------------------------------------------------------
                                                                           174,705,057      154,228,441
-------------------------------------------------------------------------------------------------------
Commitments and contingencies (Note 16)
Long-term borrowings                                                        29,430,465       23,681,399
-------------------------------------------------------------------------------------------------------
Guaranteed Preferred Beneficial Interests in Company Subordinated Debt
Securities                                                                     562,500          562,500
-------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY
Preferred stock                                                                538,415          692,832
Common stock, $1.00 par value; 500,000,000 shares authorized as of November 30, 2003 and November 30, 2002; 184,805,848
  shares issued as of November 30, 2003 and November 30, 2002                  184,806          184,806
Paid-in capital                                                              3,245,380        2,866,290
Retained earnings                                                            4,954,508        3,909,272
Employee stock compensation plans                                            2,299,170        2,213,979
Unearned compensation                                                         (188,952)        (208,588)
Treasury stock, at cost--
  Adjustable-Rate Cumulative Preferred Stock, Series A:
  2,520,750 shares as of November 30, 2002                                        --           (103,421)
  Common stock: 82,233,811 and 84,781,479 shares
  as of November 30, 2003 and
  November 30, 2002, respectively                                           (3,563,239)      (3,173,087)
-------------------------------------------------------------------------------------------------------
Total Stockholders' Equity                                                   7,470,088        6,382,083
-------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity                               $ 212,168,110    $ 184,854,423
-------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

Note: Certain reclassifications have been made to prior period amounts to conform to the current year's presentation.

--------------------------------------------------------------------------------
56  THE BEAR STEARNS COMPANIES INC.

================================================================================
                        THE BEAR STEARNS COMPANIES INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
--------------------------------------------------------------------------------

Fiscal Years Ended November 30,                                             2003                 2002              2001
--------------------------------------------------------------------------------------------------------------------------
(in thousands)
--------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                            $  1,156,406            $ 878,345          $ 618,692
Adjustments to reconcile net income to cash (used in)
 provided by operating activities:
  Noncash items included in net income:
    Depreciation and amortization                                          139,276              161,879            208,822
    Deferred income taxes                                                 (184,830)             (24,374)          (232,916)
    Employee stock compensation plans                                      729,406              533,240            355,612
    Other                                                                   10,467               16,043             16,423
  Changes in operating assets and liabilities:
    Cash and securities deposited with clearing organizations or
      segregated in compliance with federal regulations                 (1,556,927)           2,187,535         (5,514,441)
    Securities purchased under agreements to resell                      2,682,752            5,237,038         (6,243,253)
    Securities borrowed                                                (20,201,695)          (1,205,175)         9,848,739
    Receivables from customers                                          (1,541,683)            (546,240)          (243,724)
    Receivables from brokers, dealers and others                        (2,371,929)           1,469,704         (2,038,030)
    Financial instruments owned                                         (5,307,641)          (5,130,001)        (4,424,247)
    Other assets                                                          (361,083)            (217,640)           584,722
    Securities sold under agreements to repurchase                       2,994,742           (5,665,881)        (1,552,833)
    Securities loaned                                                    1,009,394            1,465,158          1,589,887
    Payables to customers                                               14,852,788              223,888          6,804,906
    Payables to brokers, dealers and others                               (737,237)            (791,512)         1,841,962
    Financial instruments sold, but not yet purchased                    2,687,874             (327,767)         5,743,264
    Accrued employee compensation and benefits                             214,691             (120,267)          (191,910)
    Other liabilities and accrued expenses                                 392,248              487,722           (105,665)
--------------------------------------------------------------------------------------------------------------------------
Cash (used in) provided by operating activities                         (5,392,981)          (1,368,305)         7,066,010
--------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Net (payments for) proceeds from short-term borrowings                  (1,022,164)             751,316         (2,973,254)
Net proceeds from issuances of long-term borrowings                     11,198,660            5,006,611          6,574,299
Proceeds from issuances of derivatives with a financing element, net       501,907                   --                 --
Redemption of preferred stock issued by a subsidiary                            --             (200,000)                --
Issuance of common stock                                                    78,004               26,436                288
Net proceeds from issuance of subsidiary securities                             --                   --            254,231
Redemption of preferred stock                                              (27,659)             (91,336)                --
Payments for retirement of long-term borrowings                         (6,066,144)          (5,239,816)        (4,250,313)
Treasury stock purchases--common stock                                    (986,193)            (629,664)        (1,048,015)
Cash dividends paid                                                       (104,964)             (97,544)          (100,206)
--------------------------------------------------------------------------------------------------------------------------
Cash provided by (used in) financing activities                          3,571,447             (473,997)        (1,542,970)
--------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, equipment and leasehold improvements                (36,711)            (126,617)          (185,298)
Business acquisition                                                            --                   --           (242,983)
Purchases of investment securities and other assets                       (189,216)            (107,502)          (101,891)
Proceeds from sales of investment securities and other assets              364,746              263,959             19,905
--------------------------------------------------------------------------------------------------------------------------
Cash provided by (used in) investing activities                            138,819               29,840           (510,267)
--------------------------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and cash equivalents                    (1,682,715)          (1,812,462)         5,012,773
Cash and cash equivalents, beginning of year                             5,520,285            7,332,747          2,319,974
--------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                                $  3,837,570          $ 5,520,285        $ 7,332,747
--------------------------------------------------------------------------------------------------------------------------

See Notes to Consolidated Financial Statements.

Note: Certain reclassifications have been made to prior period amounts to conform to the current year's presentation. SFAS No. 140 requires balance sheet recognition for collateral related to certain secured transactions which are non-cash activities and did not have an impact on the Consolidated Statements of Cash Flows.


-------------------------------------------------------------------------------
                                             THE BEAR STEARNS COMPANIES INC.  57

================================================================================
                        THE BEAR STEARNS COMPANIES INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITy
--------------------------------------------------------------------------------

                                                                                                                Treasury Stock
                                                                                                        ----------------------------
                                                                                                         Adjustable-
                                                                                                            Rate
                                                                                                         Cumulative
                                                                                                          Preferred
                                                                                Employee                   Stock,
                                             Common                              Stock                  Series A-$50
                                Preferred  Stock  $1    Paid-in    Retained   Compensation   Unearned    Liquidation
                                  Stock    Par Value    Capital    Earnings       Plans    Compensation   Preference   Common Stock
------------------------------------------------------------------------------------------------------------------------------------
(in thousands, except share and per share data)
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, NOVEMBER 30, 2000      $800,000    $184,806  $2,583,638  $2,600,149   $1,916,708   $(218,791)     $(103,421)   $(2,108,801)
Net income                                                           618,692
Cash dividends declared--
  Common ($0.60 per share)                                           (61,093)
  Preferred                                                          (39,113)
Treasury stock--
  Common stock purchased
    (19,723,837 shares)                                                                                                 (1,045,350)
  Common stock issued out of
    treasury (10,734,551 shares)                           3,256                 (268,224)                                 268,373
Income tax benefit related to
  distributions from employee
  stock compensation plans                               143,387
Unearned employee stock
  compensation, net                                                                           (11,280)
Employee stock compensation
  awards, net                                                                     366,891
Amortization of preferred
  stock issue costs                                       (1,300)
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, NOVEMBER 30, 2001      $800,000    $184,806  $2,728,981  $3,118,635   $2,015,375    $(230,071)    $(103,421)   $(2,885,778)
Net income                                                           878,345
Cash dividends declared--
  Common ($0.62 per share)                                           (61,144)
  Preferred                                                          (36,400)
Dividend equivalents                                                  (5,996)       6,369
Treasury stock--
  Common stock purchased
    (10,490,940 shares)                                                                                                    (626,999)
  Common stock issued out
    of treasury (10,473,241
    shares)                                               11,320                 (319,148)                                  339,690
Redemption of preferred stock   (107,168)                             15,832
Income tax benefit related to
  distributions from employee
  stock compensation plans                               128,128
Unearned employee stock
  compensation, net                                                                             21,483
Employee stock compensation
  awards, net                                                                     511,383
Amortization of preferred stock
  issue costs                                             (2,139)
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, NOVEMBER 30, 2002      $692,832    $184,806  $2,866,290  $3,909,272   $2,213,979    $(208,588)    $(103,421)   $(3,173,087)
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
58   THE BEAR STEARNS COMPANIES INC.

================================================================================
                        THE BEAR STEARNS COMPANIES INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
--------------------------------------------------------------------------------

                                                                                                                Treasury Stock
                                                                                                        ----------------------------
                                                                                                         Adjustable-
                                                                                                            Rate
                                                                                                         Cumulative
                                                                                                          Preferred
                                                                                Employee                   Stock,
                                             Common                              Stock                  Series A-$50
                                Preferred  Stock  $1    Paid-in    Retained   Compensation   Unearned    Liquidation
                                  Stock    Par Value    Capital    Earnings       Plans    Compensation   Preference   Common Stock
------------------------------------------------------------------------------------------------------------------------------------
(in thousands, except share and per share data)
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, NOVEMBER 30, 2002     $ 692,832    $184,806  $2,866,290  $3,909,272   $2,213,979    $(208,588)    $(103,421)   $(3,173,087)
Net income                                                         1,156,406
Cash dividends declared--
  Common ($0.74 per share)                                           (73,392)
  Preferred                                                          (31,572)
Dividend equivalents                                                  (6,926)       7,333
Treasury stock--
  Common stock purchased                                                                                                   (986,193)
    (14,037,987 shares)
  Common stock issued out
    of treasury                                           17,934                 (534,723)                                  596,041
    (16,585,635 shares)
Redemption of preferred stock   (154,417)                 22,617         720                                 103,421
Income tax benefit related to
  distributions from employee
  stock compensation plans                               247,475
Unearned employee stock
  compensation, net                                                                             19,636
Employee stock compensation
  awards, net                                             92,709                  612,581
Amortization of preferred stock
  issue costs                                             (1,645)
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, NOVEMBER 30, 2003     $ 538,415    $184,806  $3,245,380  $4,954,508   $2,299,170    $(188,952)      $     0    $(3,563,239)
------------------------------------------------------------------------------------------------------------------------------------
See Notes to Consolidated Financial Statements.


--------------------------------------------------------------------------------
                                           THE BEAR STEARNS COMPANIES INC.    59

================================================================================
                        THE BEAR STEARNS COMPANIES INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
BASIS OF PRESENTATION

The consolidated financial statements include the accounts of The Bear Stearns Companies Inc. and its subsidiaries ("Company"). All material intercompany transactions and balances have been eliminated in consolidation. Certain prior period amounts have been reclassified to conform to the current year's presentation.

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

The Company, through its principal operating subsidiaries, Bear, Stearns & Co. Inc. ("Bear Stearns"), Bear, Stearns Securities Corp. ("BSSC"), Bear, Stearns International Limited ("BSIL") and Bear Stearns Bank plc ("BSB"), is primarily engaged in business as a securities broker-dealer and operates in three principal segments: Capital Markets, Global Clearing Services and Wealth Management. Capital Markets is composed of the institutional equities, fixed income and investment banking areas. Global Clearing Services is composed of the clearance business for prime broker and fully disclosed clients. Wealth Management is composed of the Private Client Services ("PCS") and asset management areas. See Note 18, "Segment and Geographic Area Data," in the Notes to Consolidated Financial Statements.

FINANCIAL INSTRUMENTS
Proprietary securities, futures and other derivatives transactions are recorded on a trade date basis. Financial instruments owned and financial instruments sold, but not yet purchased, including contractual commitments arising pursuant to futures, forward and option contracts, interest rate swaps and other derivative contracts, are recorded at fair value with the resulting net unrealized gains and losses reflected in "Principal Transactions" revenues in the Consolidated Statements of Income.

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

COLLATERALIZED SECURITIES TRANSACTIONS
Transactions involving purchases of securities under agreements to resell ("reverse repurchase agreements") or sales of securities under agreements to repurchase ("repurchase agreements") are treated as collateralized financing transactions and are recorded at their contracted resale or repurchase amounts plus accrued interest. Resulting interest income and expense is generally included in "Principal Transactions" revenues in the Consolidated Statements of Income. Reverse repurchase agreements and repurchase agreements are presented on a net-by-counterparty basis, where permitted by generally accepted accounting principles. It is the Company's general policy to take possession of securities with a market value in excess of the principal amount loaned plus the accrued interest thereon, in order to collateralize


--------------------------------------------------------------------------------
60  THE BEAR STEARNS COMPANIES INC.

================================================================================
                        THE BEAR STEARNS COMPANIES INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

reverse repurchase agreements. Similarly, the Company is generally required to provide securities to counterparties to collateralize repurchase agreements. The Company's agreements with counterparties generally contain contractual provisions allowing for additional collateral to be obtained, or excess collateral returned. It is the Company's policy to value collateral and to obtain additional collateral, or to retrieve excess collateral from counterparties, when deemed appropriate.

Securities borrowed and securities loaned are recorded based upon the amount of cash collateral advanced or received. Securities borrowed transactions facilitate the settlement process and require the Company to deposit cash, letters of credit or other collateral with the lender. With respect to securities loaned, the Company receives collateral in the form of cash or other collateral. The amount of collateral required to be deposited for securities borrowed, or received for securities loaned, is an amount generally in excess of the market value of the applicable securities borrowed or loaned. The Company monitors the market value of securities borrowed and loaned, with additional collateral obtained, or excess collateral retrieved, when deemed appropriate.

FIXED ASSETS
Depreciation of property and equipment is provided by the Company on a straight-line basis over the estimated useful life of the asset. Amortization of leasehold improvements is provided on a straight-line basis over the lesser of the estimated useful life of the asset or the remaining life of the lease.

TRANSLATION OF FOREIGN CURRENCIES
Assets and liabilities denominated in foreign currencies are translated at fiscal year-end rates of exchange, while income statement items are translated at daily average rates of exchange for the fiscal year. Gains or losses resulting from foreign currency transactions are included in net income.

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

EARNINGS PER SHARE
Earnings per share ("EPS") is computed in accordance with SFAS No. 128, "Earnings Per Share." Basic EPS is computed by dividing net income applicable to common shares, adjusted for costs related to vested shares under the Capital Accumulation Plan for Senior Managing Directors, as amended ("CAP Plan"), as well as the effect of the redemption of preferred stock, by the weighted average number of common shares outstanding. Common shares outstanding includes vested units issued under certain employee stock compensation plans, which will be distributed as shares of common stock. Diluted EPS includes the determinants of Basic EPS and, in addition, gives effect to dilutive potential common shares related to employee stock compensation plans.

STATEMENT OF CASH FLOWS
For purposes of the Consolidated Statements of Cash Flows, the Company has defined cash equivalents as liquid investments not held for sale in the ordinary course of business with original maturities of three months or less. Cash payments for interest approximated interest expense for the fiscal years ended November 30, 2003, 2002 and 2001. Income taxes paid totaled $503.3 million, $221.5 million and $55.0 million for the fiscal years ended November 30, 2003, 2002 and 2001, respectively.

STOCK-BASED COMPENSATION
In December 2002, the Financial Accounting Standards Board ("FASB") issued SFAS No. 148 "Accounting for Stock-Based Compensation--Transition and Disclosure," which amends SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 148 provides three alternative methods for a voluntary change to fair value accounting for stock-based compensation as permitted under SFAS No. 123. Effective December 1, 2002, the Company elected to adopt fair value accounting for stock-based compensation consistent with SFAS No. 123 using the prospective method with guidance provided by SFAS No. 148. As a result, commencing with options granted after November 30, 2002, the Company expenses the fair value of stock options issued to employees over the related vesting period. Prior to December 1, 2002, the Company elected to account for its


--------------------------------------------------------------------------------
                                           THE BEAR STEARNS COMPANIES INC.    61

================================================================================
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   continued
--------------------------------------------------------------------------------

stock-based compensation plans using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB No. 25"), as permitted by SFAS No. 123. Under the provisions of APB No. 25, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's common stock at the date of grant over the amount an employee must pay to acquire the stock. Accordingly, no compensation expense had been recognized for stock option awards granted prior to December 1, 2002 because the exercise price was at the fair market value of the Company's common stock on the grant date.

The cost related to stock-based compensation included in the determination of net income for the fiscal years ended November 30, 2003, 2002 and 2001 is less than that which would have been recognized if the fair value based method had been applied to stock option awards since the original effective date of SFAS No. 123.

The following table illustrates the effect on net income and earnings per share if the fair value based method had been applied to all outstanding awards in each fiscal year.

                                               2003       2002        2001
---------------------------------------------------------------------------
(in millions, except per share amounts)
---------------------------------------------------------------------------
Net income, as reported                     $1,156.4    $ 878.3     $ 618.7
Add: Stock-based employee
  compensation plans
  expense included in
  reported net income,
  net of related tax effects                   306.4      216.7       153.7
Deduct: Total stock-based
  employee compensation
  plans expense determined
  under the fair value
  based method, net of
  related tax effects                         (359.5)    (263.0)     (181.4)
---------------------------------------------------------------------------
Pro forma net income                        $1,103.3    $ 832.0     $ 591.0
---------------------------------------------------------------------------
Earnings per share:
Basic--as reported                          $   9.44    $  7.00     $  4.49
Basic--pro forma                            $   9.03    $  6.65     $  4.29
Diluted--as reported                        $   8.52    $  6.47     $  4.27
Diluted--pro forma                          $   8.16    $  6.15     $  4.09
---------------------------------------------------------------------------

INVESTMENT BANKING AND ADVISORY SERVICES
Underwriting revenues and fees for mergers and acquisitions advisory services are accrued when services for the transactions are substantially completed. Transaction expenses are deferred until the related revenue is recognized.

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES
SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," and SFAS No. 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," establishes accounting and reporting standards for stand-alone derivative instruments, derivatives embedded within other contracts or securities, and hedging activities. It requires that all derivatives, whether stand-alone or embedded within other contracts or securities (except in narrowly defined circumstances), be carried in the Company's Consolidated Statement of Financial Condition at their then fair value, with changes in fair value recorded in current earnings. It also requires designated hedged items not carried at fair value to be marked (to the extent of the profit or loss on the derivative) for the risk being hedged, with such changes in the fair value recorded in current earnings.

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

NEW ACCOUNTING PRONOUNCEMENTS
In November 2002, the FASB issued FASB Interpretation ("FIN") No. 45 "Guarantor's Accounting and Disclosure Requirements


--------------------------------------------------------------------------------
62   THE BEAR STEARNS COMPANIES INC.

================================================================================
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   continued
--------------------------------------------------------------------------------

for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN No. 45 requires a guarantor to recognize, at inception, a liability for the fair value of the obligation undertaken in issuing the guarantee. It also provides additional guidance on the disclosure of guarantees. The recognition and measurement provisions were effective for guarantees made or modified after December 31, 2002. The disclosure provisions were effective for fiscal periods ending after December 15, 2002. The Company adopted FIN No. 45 as required in fiscal 2003 with no material impact on the consolidated financial statements.

In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities--an Interpretation of ARB No. 51." FIN No. 46 provides guidance on the consolidation of certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. Such entities are referred to as variable interest entities ("VIEs"). FIN No. 46 requires the primary beneficiary of a VIE to consolidate the entity. On December 24, 2003, the FASB published a revision to FASB Interpretation No. 46, "Consolidation of Variable Interest Entities-- an Interpretation of ARB No. 51," ("FIN No. 46 (R)"), a replacement of FIN No. 46. FIN No. 46 (R) provides technical corrections and addresses certain implementation issues.

In fiscal 2003, the Company adopted FIN No. 46 for VIEs in which it acquired an interest after January 31, 2003. In fiscal 2004, the Company plans to adopt FIN No. 46 (R) for VIEs in which it acquired variable interests before February 1, 2003 as well as for those VIEs for which the Company has previously applied FIN No. 46. Such adoption is not currently expected to have a material impact on the consolidated financial statements. See Note 15, "Consolidation of Variable Interest Entities," in the Notes to Consolidated Financial Statements for a further discussion.

In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." In addition, the statement clarifies when a derivative contains a financing element that warrants special reporting in the statement of cash flows. SFAS No. 149 was effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The Company adopted SFAS No. 149 as required in fiscal 2003 with no material impact on the consolidated financial statements.

In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for classifying and measuring certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company adopted SFAS No. 150 as required in fiscal 2003 with no material impact on the consolidated financial statements.

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

The estimated fair value of the Company's long-term borrowings, based on market rates of interest and current foreign exchange rates available to the Company at November 30, 2003 for debt obligations of similar maturity, approximate carrying value. The Company hedges the economic risks associated with its long- and short-term debt. The Company generally enters into interest rate swaps and other transactions designed to either convert its fixed-rate debt into floating-rate debt or otherwise hedge its exposure to interest rate movements.


--------------------------------------------------------------------------------
                                           THE BEAR STEARNS COMPANIES INC.    63

================================================================================
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   continued
--------------------------------------------------------------------------------

3 FINANCIAL INSTRUMENTS
Financial instruments owned and financial instruments sold, but not yet purchased, consisting of the Company's proprietary trading inventories, at fair value, as of November 30, were as follows:

                                                2003             2002
------------------------------------------------------------------------
(in thousands)
------------------------------------------------------------------------
Financial Instruments Owned:

US government and agency                     $ 4,963,125     $ 5,754,144
Other sovereign governments                    1,019,394       1,064,850
Corporate equity and convertible debt         12,531,849       7,746,419
Corporate debt and other                       9,554,939       7,158,347
Mortgages, mortgage- and asset-backed         21,377,386      20,198,882
Derivative financial instruments               9,785,965      11,522,026
------------------------------------------------------------------------
                                             $59,232,658     $53,444,668
------------------------------------------------------------------------
Financial Instruments Sold,
  But Not Yet Purchased:

US government and agency                     $ 9,991,764     $ 8,206,597
Other sovereign governments                      740,052       1,209,421
Corporate equity and
  convertible debt                             6,301,051       4,935,396
Corporate debt and other                       1,477,448       2,034,391
Mortgages, mortgage- and
 asset-backed                                    278,294         179,593
Derivative financial instruments               8,320,538       7,855,875
------------------------------------------------------------------------
                                             $27,109,147     $24,421,273

------------------------------------------------------------------------

As of November 30, 2003 and 2002, all financial instruments owned that were pledged to counterparties where the counterparty has the right, by contract or custom, to rehypothecate those securities are classified as "Financial Instruments Owned, Pledged as Collateral" in the Consolidated Statements of Financial Condition.

Financial instruments sold, but not yet purchased, represent obligations of the Company to deliver the specified financial instrument at the contracted price and thereby create a liability to purchase the financial instrument in the market at prevailing prices. Accordingly, these transactions result in off-balance-sheet risk as the Company's ultimate obligation to repurchase such securities may exceed the amount recognized in the Consolidated Statements of Financial Condition.

4 SHORT-TERM BORROWINGS
The Company obtains short-term borrowings, the majority of which are unsecured, through the issuance of commercial paper, short-term medium-term notes ("MTNs") and bank loans. The interest rates on such short-term borrowings reflect market rates of interest at the time of the transactions.

The Company's short-term borrowings at November 30 consisted of the following:

                                                2003            2002
--------------------------------------------------------------------------------
(in thousands)
--------------------------------------------------------------------------------
Commercial paper                             $ 3,696,758     $ 7,316,853
Medium-term notes                              1,950,088       1,856,599
Bank loans & other borrowings                  7,740,816       5,236,374
--------------------------------------------------------------------------------
Total short-term borrowings                  $13,387,662     $14,409,826
--------------------------------------------------------------------------------

During the fiscal years ended November 30, 2003, 2002 and 2001, the weighted average interest rates on commercial paper borrowings were 1.28%, 1.89% and 4.55%, respectively. The weighted average rates on commercial paper outstanding at November 30, 2003 and November 30, 2002 were 1.07% and 1.52%, respectively.

MTNs generally bear interest at variable rates based on LIBOR. During the fiscal years ended November 30, 2003, 2002 and 2001, the weighted average interest rates on MTNs were 1.35%, 2.05% and 4.85%, respectively. The weighted average rates on MTNs outstanding at November 30, 2003 and 2002 were 1.18% and 1.60%, respectively.

During the fiscal years ended November 30, 2003, 2002 and 2001, the weighted average interest rates on bank loans and other borrowings were 1.61%, 2.41% and 3.60%, respectively. The weighted average rates on such borrowings outstanding at November 30, 2003 and November 30, 2002 were 1.44% and 1.96%, respectively.

--------------------------------------------------------------------------------
64  BEAR STEARNS COMPANIES INC.

================================================================================
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   continued
--------------------------------------------------------------------------------

5 LONG-TERM BORROWINGS
The Company's long-term borrowings (which have original maturities of at least 12 months) at November 30 consisted of the following:

                                                 2003            2002
------------------------------------------------------------------------
(in thousands)
------------------------------------------------------------------------
Fixed-rate notes due 2004 to 2018:(1)
  US-dollar-denominated                      $13,356,389     $ 8,997,716
Floating-rate notes due 2004 to 2007:
  US-dollar-denominated                        1,643,902       2,807,525
  Non-US-dollar-denominated                       59,734          49,750
Medium-term notes and
  other borrowings:(2)
    US-dollar-denominated                      8,925,476       7,756,837
    Non-US-dollar-denominated                  5,444,964       4,069,571
------------------------------------------------------------------------
Total long-term borrowings                   $29,430,465     $23,681,399
------------------------------------------------------------------------

Amounts include fair value adjustments in accordance with SFAS No. 133.

(1) At November 30, 2003, US-dollar-denominated fixed-rate notes are at interest rates ranging from 2.88% to 8.75%.
(2) Included are various equity-linked or indexed instruments.


The Company has entered into interest rate swaps and other transactions to convert its fixed-rate notes into floating rates based on LIBOR. The weighted average effective interest rates on the Company's fixed-rate notes, after giving effect to the swaps, during the fiscal years ended November 30, 2003, 2002 and 2001, were 1.99%, 2.69% and 5.29%, respectively. The weighted average effective interest rates on the Company's fixed-rate notes outstanding, after giving effect to the swaps, at November 30, 2003 and November 30, 2002 were 1.73% and 2.24%, respectively.

The floating-rate notes bear interest at rates primarily related to LIBOR. For floating-rate notes that are not based on LIBOR, the Company has entered into interest rate swaps and other transactions to convert them into floating rates based on LIBOR. During the fiscal years ended November 30, 2003, 2002 and 2001, the weighted average effective interest rates on the floating-rate notes, after giving effect to the swaps, were 1.77%, 2.45% and 5.24%, respectively. The weighted average effective interest rates on the floating-rate notes outstanding, after giving effect to the swaps, at November 30, 2003 and November 30, 2002 were 1.65% and 2.18%, respectively.

At November 30, 2003, the Company's long-term MTNs have initial maturities ranging from 12 months to 25 years from the date of issue and bear interest at either a fixed-rate or a variable rate primarily based on LIBOR. The Company has entered into interest rate swaps and certain other transactions to convert substantially all of its fixed-rate MTNs into floating rates based on LIBOR. During the fiscal years ended November 30, 2003, 2002 and 2001, the weighted average interest rates on the MTNs, after giving effect to the swaps, were 1.95%, 2.53% and 4.91%, respectively. The weighted average interest rates on the Company's MTNs, after giving effect to the swaps, at November 30, 2003 and November 30, 2002 were 1.65% and 2.08%, respectively.

The Company's long-term borrowings at November 30, 2003 mature as follows:

-------------------------------------------
(in thousands)
-------------------------------------------
FISCAL YEAR                         AMOUNT
2004                           $ 4,867,086
2005                             5,989,382
2006                             4,785,396
2007                             3,385,735
2008                             3,398,650
Thereafter                       7,004,216
-------------------------------------------
Total                          $29,430,465
-------------------------------------------
Amounts include fair value adjustments in accordance with SFAS No. 133.

Instruments governing certain indebtedness of the Company contain various financial covenants, including maintenance of minimum levels of stockholders' equity of the Company. At November 30, 2003, the Company was in compliance with all financial covenants contained in these debt agreements.

6 INCOME TAXES
The provision for income taxes for the fiscal years ended November 30 consisted of the following:

                                               2003         2002         2001
-------------------------------------------------------------------------------
(in thousands)
-------------------------------------------------------------------------------
Current:
Federal                                     $ 594,442    $ 342,982    $ 400,343
State and local                               156,451       85,954      108,191
Foreign                                        49,800       28,056       33,861
-------------------------------------------------------------------------------
Total current                                 800,693      456,992      542,395
-------------------------------------------------------------------------------
Deferred:
Federal                                      (133,688)     (16,364)    (166,718)
State and local                               (52,700)      (6,452)     (67,752)
Foreign                                         1,558       (1,558)       1,554
-------------------------------------------------------------------------------
Total deferred                               (184,830)     (24,374)    (232,916)
-------------------------------------------------------------------------------
Total provision for
    income taxes                            $ 615,863     $432,618    $ 309,479
-------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                                           THE BEAR STEARNS COMPANIES INC.    65

================================================================================
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   continued
--------------------------------------------------------------------------------

As of November 30, 2003, the Company had approximately $582 million in accumulated earnings permanently reinvested overseas. If such income were repatriated, additional federal income tax (net of available tax credits) at current tax rates would be approximately $77 million.

Significant components of the Company's deferred tax assets (liabilities) as of November 30 were as follows:

                                              2003               2002
------------------------------------------------------------------------
(in thousands)
------------------------------------------------------------------------
Deferred tax assets:
Deferred compensation                     $1,114,456           $ 955,619
Liability reserves                           163,153             181,895
Valuation reserves                            16,890               7,392
Depreciation/amortization                       --                   331
Unrealized loss                               29,084              15,769
Partnerships                                  72,039              61,253
Other                                         44,265              34,863
------------------------------------------------------------------------
Total deferred tax assets                  1,439,887           1,257,122
------------------------------------------------------------------------
Deferred tax liabilities:
Unrealized appreciation                      (40,771)            (56,845)
Depreciation/amortization                    (11,669)                 --
Other                                        (11,458)             (9,118)
------------------------------------------------------------------------
Total deferred tax liabilities               (63,898)            (65,963)
------------------------------------------------------------------------
Net deferred tax assets                   $1,375,989          $1,191,159
------------------------------------------------------------------------

No valuation allowance has been established against deferred tax assets since it is more likely than not that the deferred tax assets will be realized.

A reconciliation of the statutory federal income tax rates to the Company's effective tax rates for the fiscal years ended November 30 was as follows:

                                       2003         2002          2001
------------------------------------------------------------------------
Statutory rate                         35.0%        35.0%         35.0%
State and local income taxes,
  net of federal benefit                3.8          3.9           2.8
Tax-exempt interest income
  and dividend exclusion               (2.8)        (3.0)         (2.4)
Domestic tax credits                   (0.3)        (2.5)         (3.2)
Other, net                             (0.9)        (0.4)          0.8
------------------------------------------------------------------------
Effective tax rate                     34.8%        33.0%         33.0%
------------------------------------------------------------------------

Not included in the effective tax rate is the effect of approximately $247.5 million, $128.1 million and $143.4 million in income tax benefits attributable to the distribution of common stock under the CAP Plan and other deferred compensation plans, credited directly to paid-in capital, for fiscal 2003, 2002 and 2001, respectively.

7 REGULATORY REQUIREMENTS
Bear Stearns and BSSC are registered broker-dealers and, accordingly, are subject to Rule 15c3-1 under the Securities Exchange Act of 1934 ("Net Capital Rule") and the capital rules of the New York Stock Exchange, Inc. ("NYSE"), the Commodity Futures Trading Commission ("CFTC") and other principal exchanges of which Bear Stearns and BSSC are members. Included in the computation of net capital, as defined, of Bear Stearns is $785.6 million, which is net capital of BSSC in excess of 5.5% of aggregate debit items arising from customer transactions. At November 30, 2003, Bear Stearns' net capital of $2.04 billion exceeded the minimum requirement by $2.00 billion.

BSIL and Bear Stearns International Trading Limited ("BSIT"), London-based broker-dealer subsidiaries, are subject to the regulatory capital requirements of the Financial Services Authority.

BSB, an Ireland-based bank principally involved in the trading and sales of fixed income products, is registered in Ireland and is subject to the regulatory capital requirements of the Irish Financial Services Regulatory Authority.

At November 30, 2003, Bear Stearns, BSSC, BSIL, BSIT and BSB were in compliance with their respective regulatory capital requirements.

Regulatory rules, as well as certain covenants contained in various instruments governing indebtedness of the Company, Bear Stearns and other regulated subsidiaries, may restrict the Company's ability to withdraw capital from its regulated subsidiaries, which in turn could limit the Company's ability to pay dividends. Also, the Company's broker-dealer subsidiaries and other regulated subsidiaries are subject to minimum capital requirements which may restrict the Company's ability to withdraw capital from its regulated subsidiaries, which in turn could limit the Company's ability to pay dividends. At November 30, 2003, approximately $2.34 billion in equity capital of Bear Stearns,

--------------------------------------------------------------------------------
66  THE BEAR STEARNS COMPANIES INC.

================================================================================
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   continued
--------------------------------------------------------------------------------

BSSC, BSIL, BSIT and BSB was restricted as to the payment of cash dividends and advances to the Company.

8 PREFERRED STOCK
PREFERRED STOCK ISSUED BY THE BEAR STEARNS COMPANIES INC.
The Company previously issued 3.0 million shares of Adjustable-rate Cumulative Preferred Stock, Series A ("Preferred Stock"). The Preferred Stock had a liquidation preference of $50 per share and was entitled to dividends, on a cumulative basis, at a rate equal to 135 basis points below the highest of the Treasury Bill Rate, the 10-year Constant Maturity Rate and the 30-year Constant Maturity Rate, as defined; however, the dividend rate for any dividend period could not be less than 5.50% per annum, nor greater than 11.00% per annum. The weighted average dividend rate on the Preferred Stock was 5.50% during the fiscal year ended November 30, 2003. The Company did not repurchase any shares during the fiscal year ended November 30, 2003. On November 26, 2003, the Company retired 2,520,750 shares of Preferred Stock held in treasury stock. On January 15, 2004, the Company redeemed and retired all of the outstanding Preferred Stock, approximating $24.0 million in aggregate principal amount plus accrued dividends.

The Company has outstanding 3,817,850 depositary shares representing 954,463 shares of Cumulative Preferred Stock, Series E ("Series E Preferred Stock"), having an aggregate liquidation preference of $190.9 million as of November 30, 2003. Each depositary share represents a one-fourth interest in a share of Series E Preferred Stock. Dividends on the Series E Preferred Stock are payable at an annual rate of 6.15%. Series E Preferred Stock is redeemable at the option of the Company at any time on or after January 15, 2008, in whole or in part, at a redemption price of $200 per share (equivalent to $50 per depositary share), plus accrued but unpaid dividends to the redemption date. The Company did not repurchase any depositary shares during the fiscal year ended November 30, 2003.

The Company has outstanding 3,092,800 depositary shares representing 773,200 shares of Cumulative Preferred Stock, Series F ("Series F Preferred Stock"), having an aggregate liquidation preference of $154.6 million as of November 30, 2003. Each depositary share represents a one-fourth interest in a share of Series F Preferred Stock. Dividends on the Series F Preferred Stock are payable at an annual rate of 5.72%. Series F Preferred Stock is redeemable at the option of the Company at any time on or after April 15, 2008, in whole or in part, at a redemption price of $200 per share (equivalent to $50 per depositary share), plus accrued but unpaid dividends to the redemption date. During the fiscal year ended November 30, 2003, the Company redeemed and retired 201,000 depositary shares.

The Company has outstanding 3,378,400 depositary shares representing 844,600 shares of Cumulative Preferred Stock, Series G ("Series G Preferred Stock"), having an aggregate liquidation preference of $168.9 million as of November 30, 2003. Each depositary share represents a one-fourth interest in a share of Series G Preferred Stock. Dividends on the Series G Preferred Stock are payable at an annual rate of 5.49%. Series G Preferred Stock is redeemable at the option of the Company at any time on or after July 15, 2008, in whole or in part, at a redemption price of $200 per share (equivalent to $50 per depositary share), plus accrued but unpaid dividends to the redemption date. During the fiscal year ended November 30, 2003, the Company redeemed and retired 366,600 depositary shares.

PREFERRED STOCK ISSUED BY SUBSIDIARIES
Bear Stearns Capital Trust II ("Capital Trust II"), a wholly owned subsidiary of the Company, had outstanding $300.0 million of Guaranteed Preferred Beneficial Interests in Company Subordinated Debt Securities ("Preferred Securities"). The Preferred Securities were fixed-rate securities, which had a liquidation value of $25 per security. Holders of the Preferred Securities were entitled to receive quarterly preferential cash distributions at an annual rate of 7.5% through December 15, 2028. The proceeds of the issuance of the Preferred Securities were used to purchase junior subordinated deferrable interest debentures ("Debentures") issued by the Company. The Debentures had terms that correspond to the terms of the Preferred Securities and were the sole assets of Capital Trust II. The Preferred Securities had a maturity date of December 15, 2028. On December 15, 2003, the Company exercised its option and prepaid all of the outstanding Debentures, resulting in the corresponding redemption of $300.0 million aggregate principal amount of Capital Securities plus accrued distributions.

Bear Stearns Capital Trust III ("Capital Trust III"), a wholly owned subsidiary of the Company, has issued $262.5 million (10,500,000

--------------------------------------------------------------------------------
                                           THE BEAR STEARNS COMPANIES INC.    67

================================================================================
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   continued
--------------------------------------------------------------------------------

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

The computations of Basic and Diluted EPS for the fiscal years ended November 30 are set forth below:

                                                      2003          2002         2001
-------------------------------------------------------------------------------------
(in thousands, except per share amounts)
-------------------------------------------------------------------------------------
Net income                                       $1,156,406      $878,345    $618,692
Preferred stock dividends                           (31,375)      (35,606)    (39,113)
Redemption of preferred stock                           720        15,832          --
Income adjustment (net of tax) applicable to
  deferred compensation arrangements--vested
  shares                                             81,177        70,428      60,197
-------------------------------------------------------------------------------------
Net earnings used for Basic EPS                   1,206,928       928,999     639,776
Income adjustment (net of tax) applicable
  to deferred compensation arrangements--
  non-vested shares                                  29,063        17,536       9,797
-------------------------------------------------------------------------------------
Net earnings used for Diluted EPS                $1,235,991      $946,535    $649,573
-------------------------------------------------------------------------------------
Total basic weighted average common shares
  outstanding(1)                                    127,820       132,798     142,643
-------------------------------------------------------------------------------------
Effect of dilutive securities:
  Employee stock options                              2,415         1,593         917
  CAP and restricted units                           14,792        11,955       8,657
-------------------------------------------------------------------------------------
Dilutive potential common shares                     17,207        13,548       9,574
-------------------------------------------------------------------------------------
Weighted average number of common shares
  outstanding and dilutive potential common shares  145,027       146,346     152,217
-------------------------------------------------------------------------------------
Basic EPS                                            $ 9.44       $ 7.00       $ 4.49(2)
Diluted EPS                                          $ 8.52       $ 6.47       $ 4.27(2)
-------------------------------------------------------------------------------------

(1) Includes 29,610,739, 34,083,394 and 41,612,857 vested units for the fiscal years ended November 30, 2003, 2002 and 2001, respectively, issued under certain employee stock compensation plans, which will be distributed as shares of common stock.
(2) Net of a $.04 per share loss due to the cumulative effect of a change in accounting principle.

--------------------------------------------------------------------------------
68   THE BEAR STEARNS COMPANIES INC.

================================================================================
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   continued
--------------------------------------------------------------------------------

10 EMPLOYEE BENEFIT PLAN
The Company has a qualified non-contributory profit sharing plan covering substantially all employees. Contributions are made at the discretion of management in amounts that relate to the Company's level of income before provision for income taxes. The Company's expense related to the profit sharing plan for the fiscal years ended November 30, 2003, 2002 and 2001 was $32.4 million, $26.2 million and $13.5 million, respectively.

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

Each CAP unit gives the participant an unsecured right to receive, on an annual basis, an amount equal to the Company's pre-tax income or loss per share, as defined by the CAP Plan, less the value of certain changes in the Company's book value per common share during such fiscal year resulting from increases or decreases in the Company's consolidated retained earnings ("earnings adjustment"). The earnings adjustment will be credited to each participant's deferred compensation account in the form of additional CAP units, subject to certain limitations, based on the number of CAP units in such account at the end of each fiscal year. The number of CAP units credited depends on the amount awarded to each participant and the average per share cost of common stock acquired by the Company. On completion of the five year deferral period, participants are entitled to receive shares of common stock equal to the number of CAP units then credited to their respective deferred compensation accounts.

During the fiscal years ended November 30, 2003, 2002 and 2001, the Company expensed $294.8 million, $245.1 million and $167.8 million, respectively, attributable to CAP units granted to participants in each of those years. In addition, during the fiscal years ended November 30, 2003, 2002 and 2001, the Company recognized expense of $193.0 million, $154.0 million and $123.0 million, respectively, attributable to CAP units with respect to the earnings adjustment. Compensation allocated pursuant to the CAP Plan is credited to participants' deferred compensation accounts in the form of CAP units and included in stockholders' equity.

RESTRICTED STOCK UNIT PLAN
The Restricted Stock Unit Plan ("RSU Plan") provides for a portion of certain key employees' compensation to be granted, with allocations made to participants' deferred compensation accounts in the form of restricted stock units ("RSUs"). Under the RSU Plan, RSUs granted to employees have various vesting provisions and generally convert to common stock within four years. Such units are restricted from sale, transfer or assignment until the end of the restriction period. Holders of restricted stock units generally may forfeit ownership of a portion of their award if employment is terminated before the end of the vesting period. Holders of RSUs are entitled to receive a dividend in the form of additional RSUs, based on dividends declared on the Company's common stock. The total number of RSUs that may be granted under the RSU Plan may not exceed 10,000,000. As of November 30, 2003, the total number of RSUs outstanding were 8,091,651. Through November 30, 2003, 694,838 RSUs have been converted to common stock.

The Company measures compensation cost for RSUs based on the fair market value of its common stock at the award date. A portion related to current service is expensed in the year of the award and that portion relating to future service is amortized over the vesting period. Amounts awarded and deferred pursuant to the RSU Plan and the unamortized portion of these amounts are shown as separate components of stockholders' equity. During the fiscal years ended November 30, 2003, 2002 and 2001, the Company recognized compensation expense of $111.9 million, $108.4 million and $84.7 million, respectively, related to these awards.

--------------------------------------------------------------------------------
                                           THE BEAR STEARNS COMPANIES INC.    69

================================================================================
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   continued
--------------------------------------------------------------------------------

STOCK AWARD PLAN
Pursuant to the Stock Award Plan, certain key employees are given the opportunity to acquire common stock through the grant of options. Stock options generally have a 10-year expiration. The total number of stock options that may be issued under the Stock Award Plan may not exceed 35,000,000. As of November 30, 2003, the total number of stock options outstanding was 23,733,199. Through November 30, 2003, 2,423,672 stock options have been converted to common stock.

Effective December 1, 2002, the Company has adopted fair value accounting for stock-based compensation consistent with SFAS No. 123 using the prospective method with guidance provided by SFAS No. 148. As a result, commencing with options granted after November 30, 2002, the Company expenses the fair value of stock options issued to employees over the related vesting period. Prior to December 1, 2002, the Company elected to account for its stock-based compensation plans using the intrinsic value method prescribed by APB No. 25, as permitted by SFAS No. 123. Under the provisions of APB No. 25, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's common stock at the date of grant over the amount an employee must pay to acquire the stock. Accordingly, no compensation expense had been recognized for stock option awards prior to December 1, 2002 because the exercise price was at the fair market value of the Company's common stock on the grant date.

On December 15, 2003, the Company awarded approximately $110 million of employee stock options of which $89.5 million were immediately vested and expensed in fiscal 2003, with the balance of the unvested awards to be expensed over the future vesting periods. In fiscal 2003, the Company recognized total compensation expense related to stock options of $92.7 million. No stock option compensation expense was recognized by the Company in fiscal 2002. The effects of applying SFAS No. 123 may be less in fiscal 2003 than the effects on net income and earnings per share in future periods because this is the initial year of adoption. Future years may reflect compensation expense from options granted in that year, as well as continuing recognition of expense associated with options issued in prior years as they vest.

Fair value was estimated at grant date based on a modified Black-Scholes option-pricing model. The weighted average fair value of options granted related to the fiscal years ended November 30, 2003, 2002, and 2001 was $19.36, $21.19 and $19.29 per option, respectively. These amounts reflect adjustments for vesting requirements and potential maturity shortening.

The following table highlights the assumptions used for the fiscal years ended November 30:

                                        2003          2002          2001
------------------------------------------------------------------------
Risk-free interest rate                3.17%          4.21%        5.20%
Expected option life                 5 years        5 years      5 years
Expected stock price volatility          27%            33%          33%
Dividend yield                         1.11%          1.06%        1.00%
------------------------------------------------------------------------

NON-EMPLOYEE DIRECTORS' STOCK OPTION AND STOCK UNIT PLAN
Pursuant to the Non-Employee Directors' Stock Option and Stock Unit Plan ("Directors' Plan"), members of the Board of Directors of the Company who are not employees of the Company or any of its subsidiaries ("Non-Employee Directors") may be offered the opportunity to acquire common stock through the grant of options and will receive common stock on the vesting of RSUs. Non-Employee Directors may elect to exchange a portion of their annual cash retainer paid by the Company for services rendered as a director, for stock options or RSUs. Stock options and RSUs issued under the plan generally vest six months after the date of issuance and stock options have a 10-year expiration. The total number of stock options and RSUs combined that may be issued under the Directors' Plan may not exceed 300,000. As of November 30, 2003, the total number of stock options and RSUs outstanding was 77,650 and 9,534, respectively. Through November 30, 2003, 2,000 stock options and 686 RSUs have been converted to common stock.

--------------------------------------------------------------------------------
70  THE BEAR STEARNS COMPANIES INC.

================================================================================
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   continued
--------------------------------------------------------------------------------

The following is a summary of CAP units and RSUs outstanding:

                                                       Cap Units        RSUs(2)
-------------------------------------------------------------------------------
Balance, November 30, 2000                            49,057,657      6,402,562
Granted(1)                                             5,280,746      2,684,220
Forfeited                                               (999,238)      (952,404)
Distributed                                          (10,663,459)       (65,283)
-------------------------------------------------------------------------------
Balance, November 30, 2001                            42,675,706      8,069,095
Granted(1)                                             6,615,127      2,540,522
Forfeited                                               (175,259)      (522,861)
Distributed                                           (9,644,990)      (209,914)
-------------------------------------------------------------------------------
Balance, November 30, 2002                            39,470,584      9,876,842
Granted(1)                                             6,785,704      2,386,795
Forfeited                                               (230,740)      (458,073)
Distributed                                          (13,230,305)    (1,436,785)
-------------------------------------------------------------------------------
Balance, November 30, 2003                            32,795,243     10,368,779
-------------------------------------------------------------------------------

(1) Average market price for units granted was $72.01, $60.32 and $55.27 for fiscal years ended November 30, 2003, 2002 and 2001, respectively.
(2)   Includes 2,267,594, 3,381,903, 3,546,676 and 4,218,402 RSUs outstanding as of November 30, 2003, 2002, 2001 and 2000, respectively, which were granted under a one-time award.

Activity with respect to stock options for the fiscal years ended November 30 is presented below:

                           2003                     2002                     2001
--------------------------------------------------------------------------------------------
                                Weighted                  Weighted                  Weighted
                                 Average                   Average                   Average
                   Number of    Exercise      Number of   Exercise    Number of     Exercise
                    Shares        Price        Shares       Price       Shares        Price
--------------------------------------------------------------------------------------------
Beginning balance 20,454,067     $53.12     17,474,422     $50.23     12,800,450     $46.76
Granted            5,727,498     $73.70      4,315,153     $63.78      6,038,092     $56.81
Exercised         (1,869,506)    $41.72       (550,357)    $48.03         (5,809)    $49.63
Forfeited           (501,210)    $55.73       (785,151)    $51.10     (1,358,311)    $46.73
-------------------------------------------------------------------------------------------
Ending balance    23,810,849(1)  $58.91     20,454,067(1)  $53.12     17,474,422(1)  $50.23
-------------------------------------------------------------------------------------------

(1) 6,808,154, 267,559 and 308,613 stock options were exercisable with a weighted average exercise price of $63.98, $52.76 and $47.53 at November 30, 2003, 2002 and 2001, respectively.

Information for the Company's stock options as of November 30, 2003 is presented in the following table:

                                       Options Outstanding              Options Exercisable
--------------------------------------------------------------------------------------------
                                                          Average                  Weighted
                                            Weighted      Remaining                  Average
Range of                      Number         Average     Contractual     Number     Exercise
Exercise Prices             Outstanding  Exercise Price Life (Years)   Exercisable   Price
--------------------------------------------------------------------------------------------
$38.75-$45.99               1,588,186        $38.89       6.1         1,586,231      $38.88
$46.00-$54.99               6,733,374        $49.64       7.0            66,273      $50.29
$55.00-$64.99               9,779,559        $59.88       8.4           579,576      $57.33
$65.00-$81.99               5,709,730        $73.74      10.0         4,576,074      $73.73
--------------------------------------------------------------------------------------------
Total                      23,810,849        $58.91       8.2         6,808,154      $63.98
--------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------
                                           THE BEAR STEARNS COMPANIES INC.    71

================================================================================
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   continued
--------------------------------------------------------------------------------

12 DERIVATIVES AND HEDGING ACTIVITIES
The Company, in its capacity as a dealer in over-the-counter derivative financial instruments and its proprietary market-making and trading activities, enters into transactions in a variety of cash and derivative financial instruments for proprietary trading and to manage its exposure to market and credit risk. These risks include interest rate, exchange rate, equity price and commodity price risk. A derivative is defined as a financial contract whose value is based on underlying reference interest rates, currencies, commodities, market indices or securities. This includes futures, forward, swap or option contracts, as well as caps, floors and collars. Generally, these financial instruments represent commitments or rights to exchange interest payment streams or currencies or to purchase or sell other securities at specific terms at specified future dates. Option contracts generally provide the holder with the right, but not the obligation, to purchase or sell a financial instrument at a specific price on or before an established date or dates. These financial instruments may result in market and/or credit risk in excess of amounts recorded in the Consolidated Statements of Financial Condition.

MARKET RISK
Derivative financial instruments involve varying degrees of off- balance-sheet market risk whereby changes in the level or volatility of interest rates, foreign currency exchange rates or market values of the underlying financial instruments may result in changes in the value of the financial instrument in excess of the amounts currently reflected in the Consolidated Statements of Financial Condition. The Company's exposure to market risk is influenced by a number of factors, including the relationships among and between financial instruments with off-balance-sheet risk, the Company's proprietary securities, futures and derivatives inventories as well as the volatility and liquidity in the markets in which the financial instruments are traded. In many cases, the use of financial instruments serves to modify or offset market risk associated with other transactions and, accordingly, serves to decrease the Company's overall exposure to market risk. The Company attempts to control its exposure to market risk through the use of hedging strategies and various statistical monitoring techniques.

CREDIT RISK
Derivative financial instruments represent contractual commitments between counterparties that derive their value from changes in an underlying interest rate, currency exchange rate, index (e.g., S&P 500), reference rate (e.g., LIBOR), or asset value referenced in the related contract. Some derivatives, such as futures contracts, certain options and indexed referenced warrants, can be traded on an exchange. Other derivatives, such as interest rate and currency swaps, caps, floors, collars, swaptions, equity swaps and options, credit derivatives, structured notes and forward contracts, are negotiated in the over-the-counter markets. Derivatives generate both on- and off-balance-sheet risks depending on the nature of the contract. The Company is engaged as a dealer in over-the-counter derivatives and, accordingly, enters into transactions involving derivative instruments as part of its customer-related and proprietary trading activities.

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

--------------------------------------------------------------------------------
72   THE BEAR STEARNS COMPANIES INC.

================================================================================
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   continued
--------------------------------------------------------------------------------

The Company has controls in place to monitor credit exposures by assessing the future creditworthiness of counterparties and limiting transactions with specific counterparties. The Company also seeks to control credit risk by following an established credit approval process, monitoring credit limits and requiring collateral where appropriate.

The following table summarizes the counterparty credit quality of the Company's exposure with respect to over-the-counter derivatives (including foreign exchange and forward-settling mortgage transactions) as of November 30, 2003:

Over-the-Counter Derivatives Credit Exposure(1)

                                                         Percentage
                                         Exposure,      of Exposure,
                                          Net of           Net of
Rating(2)   Exposure    Collateral(3)  Collateral(4)    Collateral
--------------------------------------------------------------------
(in millions)
--------------------------------------------------------------------
AAA            $2,063   $    825          $1,293            32%
AA              2,209        826           1,427            35%
A               1,559        793             951            23%
BBB               436        769             222             5%
BB and lower      679      1,181             212             5%
Non-rated           2       --                 2             0%
--------------------------------------------------------------------

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

NON-TRADING DERIVATIVES ACTIVITY
To modify the interest rate characteristics of its long- and short-term debt, the Company also engages in non-trading derivatives activities. The Company has issued US-dollar- and foreign currency-denominated debt with both variable- and fixed-rate interest payment obligations. The Company has entered into interest rate swaps, primarily based on LIBOR, to convert fixed-rate interest payments on its debt obligations into variable-rate payments. In addition, for foreign currency debt obligations that are not used to fund assets in the same currency, the Company has entered into currency swap agreements that effectively convert the debt into US dollar obligations. Such transactions are accounted for as fair value hedges. Interest payment obligations on variable-rate debt obligations may also be modified through interest rate swaps, which may change the underlying basis or reset frequency.

These financial instruments are subject to the same market and credit risks as those that are traded in connection with the Company's market-making and trading activities. The Company has similar controls in place to monitor these risks.

Interest rate swap agreements reduced net interest expense on the Company's long- and short-term debt obligations by $635.3 million, $630.4 million and $164.4 million during the fiscal years ended November 30, 2003, 2002 and 2001, respectively.

SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," and SFAS No. 149 "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," establishes accounting and reporting standards for stand-alone derivative instruments, derivatives embedded within other contracts or securities and for hedging activities. It requires that all derivatives, whether stand-alone or embedded within other contracts or securities (except in very defined circumstances) be carried on the Company's Statement of Financial Condition at their then fair value. SFAS No. 133 requires that all derivatives be carried at fair value, including those used as hedges. SFAS No. 133 also requires items designated as being hedged, previously carried at accrued values now be marked to market for the risk being hedged, provided that the intent to hedge is fully documented. Any resultant net change in value for both the hedging derivative and the hedged item is recognized in earnings immediately, such net effect being deemed the "ineffective" portion of the hedge.

--------------------------------------------------------------------------------
                                           THE BEAR STEARNS COMPANIES INC.    73

================================================================================
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   continued
--------------------------------------------------------------------------------

The gains and losses associated with the ineffective portion of the fair value hedges are included in "Principal Transactions" revenues in the Consolidated Statements of Income. In fiscal 2003, 2002 and 2001, the Company recognized a net gain of $1.8 million, $5.6 million and $9.7 million, respectively, for the ineffective portion of all fair value hedges.

13 CUSTOMER ACTIVITIES
CUSTOMER CREDIT RISKS
The Company's clearance activities for both clearing clients and customers involve the execution, settlement and financing of customers' securities and futures transactions. Customers' securities activities are transacted on either a cash or margin basis, while customer futures transactions are generally transacted on a margin basis, subject to exchange regulations.

In connection with the customer clearance activities, the Company executes and clears customers' transactions involving the sale of borrowed securities ("short sales"), entering into futures transactions and the writing of option contracts. These transactions may expose the Company to loss if customers are unable to fulfill their contractual obligations and customers' margin deposits are insufficient to fully cover their losses. In the event customers fail to satisfy their obligations, the Company may be required to purchase or sell financial instruments at prevailing market prices to fulfill the customers' obligations.

The Company seeks to control the risks associated with its customers' activities by requiring them to maintain margin collateral in compliance with various regulatory and internal guidelines. The Company monitors required margin levels and, pursuant to such guidelines, may require customers to deposit additional cash or collateral or reduce positions when deemed necessary. The Company also establishes credit limits for customers engaged in futures activities and monitors credit compliance daily. Additionally, with respect to the Company's correspondent clearing activities, introducing correspondent firms guarantee the contractual obligations of their customers. Further, the Company seeks to reduce credit risk by entering into netting agreements with customers, which permits receivables and payables with such customers to be offset in the event of a customer's default.

In connection with the Company's customer financing and securities settlement activities, the Company may pledge certain customers' securities collateral to satisfy exchange margin deposit requirements or to support various secured financing sources such as bank loans, securities loaned and repurchase agreements. In the event counterparties are unable to meet their contractual obligations to return customer securities pledged as collateral, the Company may be exposed to the risk of acquiring the securities at prevailing market prices to satisfy its obligations to customers. The Company seeks to control this risk by monitoring the market value of securities pledged and by requiring adjustments of collateral levels in the event of excess exposure. Moreover, the Company establishes credit limits for such activities and monitors credit compliance daily.

CONCENTRATIONS OF CREDIT RISK
The Company is engaged in various securities underwriting, brokerage and trading activities. These services are provided to a diverse group of domestic and foreign corporations and partnerships, governments, individuals and institutional investors. A substantial portion of the Company's transactions are collateralized and are executed with, or made on behalf of, institutional investors, including other brokers and dealers, commercial banks, insurance companies, pension plans, mutual funds, hedge funds and other financial institutions. The Company's exposure to credit risk, associated with the nonperformance of customers in fulfilling their contractual obligations pursuant to securities and futures transactions, can be directly affected by volatile or illiquid trading markets, which may impair customers' ability to satisfy their obligations to the Company. The Company attempts to minimize credit risk associated with these activities by monitoring customers' credit exposure and collateral values and requiring, when deemed necessary, additional collateral to be deposited with or returned to the Company.

A significant portion of the Company's securities processing activities includes clearing transactions for hedge funds, broker-dealers, market makers and other professional traders. Due to the nature of their operations, which may include significant levels of credit extension such as leveraged purchases, short selling and option writing, the Company may have significant credit exposure should these customers be unable to meet their commitments. In addition, the Company may be subject to concentration risk through providing margin to these customers holding large positions in certain types of securities, securities of a single issuer, including sovereign governments, issuers located in a particular country or geographic area, or issuers engaged in a particular industry, where the Company receives such large

--------------------------------------------------------------------------------
74  THE BEAR STEARNS COMPANIES INC.

================================================================================
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   continued
--------------------------------------------------------------------------------

positions as collateral. The Company seeks to control these risks by monitoring collateral levels for compliance with both regulatory and internal guidelines. Additional collateral is obtained when necessary. To further control these risks, the Company has developed computerized risk control systems that analyze customers' sensitivity to major market movements. The Company will require customers to deposit additional margin collateral or reduce positions if it is determined that customers' activities may be subject to above-normal market risks.

14 TRANSFERS OF FINANCIAL ASSETS AND LIABILITIES
SECURITIZATIONS
The Company regularly securitizes commercial and residential mortgages, consumer receivables and other financial assets. Interests in these securitized assets may be retained in the form of senior or subordinated securities or as residual interests. These retained interests are included in "Financial Instruments Owned" in the Consolidated Statements of Financial Condition and are carried at fair value. Securitization transactions are generally treated as sales, with resulting gain or loss included in "Principal Transactions" revenues in the Consolidated Statements of Income. Consistent with the valuation of similar inventory, fair value is determined by broker-dealer price quotations and internal valuation pricing models that utilize variables such as yield curves, prepayment speeds, default rates, loss severity, interest rate volatilities and spreads. The assumptions used for pricing variables are based on observable transactions in similar securities and are further verified by external pricing sources, when available.

The Company's securitization activity is detailed below:

                             Agency        Other          Other
                           Mortgage-      Mortgage-      Asset-
                             Backed        Backed        Backed
------------------------------------------------------------------------------
(in billions)
------------------------------------------------------------------------------
Total securitizations
  Fiscal 2003               $  59.0       $  51.3       $  5.4
  Fiscal 2002               $  55.0       $  19.6       $  4.0
Retained interests
  As of November 30, 2003   $   1.8       $   1.4       $  0.2
  As of November 30, 2002   $   1.7       $   0.4       $  0.2
------------------------------------------------------------------------------

The Company is an active market-maker in these securities and therefore may retain interests in assets it securitizes, predominantly highly rated or government agency-backed securities. The models employed in the valuation of retained interests use discount rates that are based on the swap curve plus a spread. Key points on the swap curve at November 30, 2003 were 2.36% for 2-year swaps and 4.71% for 10-year swaps and ranged from 1.17% to 5.44%. These models also consider prepayment speeds, as well as credit losses. Credit losses are considered through option-adjusted spreads that also utilize additional factors such as liquidity and optionality.

Key valuation assumptions used in measuring the current fair value of retained interests in assets the Company securitized at November 30, 2003 were as follows:

                          Agency         Other          Other
                         Mortgage-     Mortgage-       Asset-
                          Backed        Backed         Backed
-----------------------------------------------------------------
Weighted average
  life (years)             5.11           5.88          3.89
Average prepayment
  speeds (annual rate)    8%-35%         0%-49%         N/A
Credit losses              0.93%          7.27%         2.66%
-----------------------------------------------------------------

The following hypothetical sensitivity analysis as of November 30, 2003 illustrates the potential change in fair value of these retained interests due to a specified change in the key valuation assumptions. The interest rate changes represent a parallel shift in the swap curve. This shift considers the effect of other variables, including prepayments. The remaining valuation assumptions are changed independently.

                             Agency           Other         Other
                            Mortgage-       Mortgage-       Asset-
                             Backed          Backed         Backed
-------------------------------------------------------------------
(in millions)
-------------------------------------------------------------------
Interest rates
  50 basis point increase    $ (30.4)       $ (28.7)       $  (0.8)
  100 basis point increase     (68.5)         (59.2)          (2.3)
  50 basis point decrease       16.4           23.5            1.1
  100 basis point decrease      16.5           36.6            2.3
-------------------------------------------------------------------
Prepayment speeds
  10% increase                   0.1           (1.2)          N/A
  20% increase                  (2.3)          (2.5)          N/A
  10% decrease                   3.6            1.5           N/A
  20% decrease                   7.6            2.9           N/A
-------------------------------------------------------------------
Credit losses
  10% increase                  (5.5)         (15.3)          (5.5)
  20% increase                 (10.9)         (29.6)         (11.3)
  10% decrease                   5.6           16.7            5.9
  20% decrease                  11.4           35.1           11.3
-------------------------------------------------------------------

--------------------------------------------------------------------------------
                                           THE BEAR STEARNS COMPANIES INC.    75

================================================================================
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   continued
--------------------------------------------------------------------------------

The previous table should be viewed with caution since the changes in a single variable generally cannot occur without changes in other variables or conditions that may counteract or amplify the effect of the changes outlined in the table. In addition, the table does not consider the change in fair value of hedging positions which would generally offset the changes detailed in the table, nor does it consider any corrective action that the Company may take in response to changes in these conditions. The impact of hedges is not presented because hedging positions are established on a portfolio level and allocating the impact would not be practicable.

The following table summarizes cash flows from securitization trusts related to securitization transactions during the fiscal year ended November 30, 2003:

                            Agency          Other          Other
                           Mortgage-      Mortgage-        Asset-
                            Backed          Backed         Backed
------------------------------------------------------------------------------
(in millions)
------------------------------------------------------------------------------
Cash flows received
  from retained interests    $411.2          $165.6          $20.8
Cash flows
  from servicing              N/A            $  8.8           N/A
------------------------------------------------------------------------------

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

At November 30, 2003 and November 30, 2002, the Company had received securities pledged as collateral that can be repledged, delivered or otherwise used with a fair value of approximately $223.09 billion and $183.89 billion, respectively. This collateral was generally obtained under reverse repurchase, securities borrowing or margin lending agreements. Of these securities received as collateral, those with a fair value of approximately $140.69 billion and $115.70 billion were delivered or repledged, generally as collateral under repurchase or securities lending agreements or to cover short sales at November 30, 2003 and November 30, 2002, respectively.

15 CONSOLIDATION OF VARIABLE INTEREST ENTITIES
The Company regularly creates or transacts with entities that may be VIEs. These entities are an essential part of its securitization, asset management and structured finance businesses. In addition, the Company purchases and sells instruments that may be variable interests.

The Company adopted the provisions of FIN No. 46 for VIEs created after January 31, 2003 and for VIEs in which the Company acquired an interest after January 31, 2003 with no material impact on the consolidated financial statements. The Company currently expects to early adopt the provisions of FIN No. 46 (R) on February 29, 2004. Although the Company is still evaluating the impact of FIN No. 46 (R) relating to interests in VIEs that existed prior to January 31, 2003, it is reasonably possible that FIN No. 46 (R) will require consolidation of, or additional disclosures related to, the entities described below. Such adoption is not currently expected to have a material impact on the consolidated financial statements.

The Company acts as transferor, seller, investor, structurer or underwriter in securitization transactions. These transactions typically involve entities that are qualifying special purpose entities as defined in SFAS No. 140. However, occasionally such entities are VIEs. The VIEs in these transactions own the securitized assets and issue beneficial interests in such assets. The holders of the beneficial interest have no recourse to the Company, only to the assets held by the related VIE. In certain of these VIEs, the Company is the primary beneficiary through its ownership of certain beneficial interests, which it may sell in the normal course of business.

--------------------------------------------------------------------------------
76  THE BEAR STEARNS COMPANIES INC.

================================================================================
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   continued
--------------------------------------------------------------------------------

The Company also acts as portfolio manager and/or underwriter in several collateralized debt obligation transactions. In these transactions, the Company establishes a trust that purchases a portfolio of assets and issues trust certificates that represent interests in the portfolio of assets. In addition to receiving variable compensation for managing the portfolio, the Company may also retain certain trust certificates. In certain of these transactions these interests result in the Company becoming the primary beneficiary of these entities. The holders of the trust certificates have recourse only to the underlying assets of the trusts and not to other assets of the Company.

Assets held by VIEs, which are not currently consolidated, in which the Company is the primary beneficiary, as discussed in the preceding two paragraphs, approximated $1.18 billion at November 30, 2003. The Company's maximum exposure to a loss as a result of its relationship with these VIEs is approximately $7.4 million, which represents the fair value of its interests and is reflected in the consolidated financial statements.

The Company also owns significant variable interests in several VIEs related to collateralized debt obligations or asset securitizations for which the Company is not the primary beneficiary and therefore does not consolidate these entities. In aggregate, these VIEs have assets approximating $2.28 billion. At November 30, 2003 the Company's maximum exposure to loss from these entities approximates $10.4 million, which represents the fair value of its interests and is reflected in the consolidated financial statements.

The Company purchases and sells interests in entities that may be deemed to be VIEs in its market-making capacity in the ordinary course of business. As a result of these activities, it is reasonably possible that such entities may be consolidated and deconsolidated at various points in time. Therefore, the Company's variable interests included above may not be held by the Company in future periods.

16 COMMITMENTS AND CONTINGENCIES
In the ordinary course of business, the Company has commitments in connection with various activities, the most significant of which are as follows:

LEASES
The Company occupies office space under leases that expire at various dates through 2018. At November 30, 2003, future minimum aggregate annual rentals payable under non-cancelable leases (net of subleases), including 383 Madison Avenue in New York City, for fiscal years 2004 through 2008 and the aggregate amount thereafter, are as follows:

------------------------------------------
(in thousands)
------------------------------------------
FISCAL YEAR
2004                             $ 48,677
2005                               47,648
2006                               45,813
2007                               45,429
2008                               42,627
Thereafter                        186,832
------------------------------------------

The various leases contain provisions for periodic escalations resulting from increased operating and other costs. Rental expense, including escalations and net of sublease rental income, under these leases was $108.1 million, $113.2 million and $100.5 million for the fiscal years ended November 30, 2003, 2002 and 2001, respectively.

COMMERCIAL LENDING
In connection with certain of the Company's business activities, the Company provides financing or financing commitments to investment-grade and non-investment-grade companies in the form of senior and subordinated debt, including bridge financing. Commitments have varying maturity dates and are generally contingent on the accuracy and validity of certain representations, warranties and contractual conditions applicable to the borrower. Commercial lending commitments to investment-grade borrowers aggregated approximately $1.32 billion at November 30, 2003 (gross commitments of approximately $1.96 billion less $644.0 million of associated hedges). Commercial lending commitments to non-investment-grade borrowers approximated $1.14 billion at November 30, 2003.

--------------------------------------------------------------------------------
                                           THE BEAR STEARNS COMPANIES INC.    77

================================================================================
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   continued
--------------------------------------------------------------------------------

PRIVATE EQUITY-RELATED INVESTMENTS AND PARTNERSHIPS
In connection with the Company's merchant banking activities, the Company has commitments to invest in merchant banking and private equity-related investment funds as well as commitments to invest directly in private equity-related investments. At November 30, 2003, such commitments aggregated $601.0 million. These commitments will be funded, if called, through the end of the respective investment periods, the longest of such periods ending in 2010.

UNDERWRITING
In connection with the Company's mortgage-backed securitizations and equity underwriting, the Company had commitments to purchase and sell new issues of securities aggregating $411.1 million at November 30, 2003.

LETTERS OF CREDIT
At November 30, 2003, the Company was contingently liable for unsecured letters of credit of approximately $2.16 billion and letters of credit of $776.4 million secured by financial instruments, primarily used to provide collateral for securities borrowed and to satisfy margin requirements at option and commodity exchanges.

BORROW VERSUS PLEDGE
At November 30, 2003, the Company had pledged securities, primarily US government and agency securities with a market value of approximately $2.61 billion as collateral for securities borrowed with an approximate market value of $2.54 billion.

OTHER
The Company participates in the acquisition, securitization, servicing, financing and disposition of commercial and residential loans. At November 30, 2003, the Company had entered into commitments to purchase or finance mortgage loans of $863.1 million.

The Company had commitments to purchase Chapter 13 and other credit card receivables of $183.1 million at November 30, 2003.

The Company has entered into agreements with providers of hardware, software, data processing and systems consulting services. At November 30, 2003, commitments over the remaining life of these agreements aggregated $53.6 million.

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

--------------------------------------------------------------------------------
78  THE BEAR STEARNS COMPANIES INC.

================================================================================
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   continued
--------------------------------------------------------------------------------

17 GUARANTEES
In the ordinary course of business, the Company issues various guarantees to counterparties in connection with certain derivative, leasing, securitization and other transactions. On February 28, 2003, the Company adopted the new disclosure requirements for guarantees in accordance with FIN No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." On January 1, 2003, the Company adopted the recognition requirements of FIN No. 45, requiring the Company to recognize a liability at the inception of certain guarantees for obligations it has undertaken in issuing the guarantees. The adoption of FIN No. 45 did not have a material effect on the consolidated financial statements.

The guarantees covered by FIN No. 45 include contracts that contingently require the guarantor to make payments to the guaranteed party based on changes related to an asset, a liability or an equity security of the guaranteed party, contracts that contingently require the guarantor to make payments to the guaranteed party based on another entity's failure to perform under an agreement and indirect guarantees of the indebtedness of others, even though the payment to the guaranteed party may not be based on changes to an asset, liability or equity security of the guaranteed party. In addition, FIN No. 45 covers certain indemnification agreements that contingently require the guarantor to make payments to the indemnified party, such as an adverse judgment in a lawsuit or the imposition of additional taxes due to either a change in the tax law or an adverse interpretation of the tax law.

The following table sets forth the maximum payout/notional amounts associated with the Company's guarantees as of November 30, 2003:

                                                     Amount of Guarantee Expiration Per Period
------------------------------------------------------------------------------------------------------
                                                                                Greater
                                        Less Than  One to Three    Three to    Than Five
(in millions)                           One Year       Years      Five Years      Years        Total
------------------------------------------------------------------------------------------------------
Derivative contracts (notional)(1)     $163,738      $160,798      $110,275      $63,996      $498,807
Municipal securities                      1,708           727            --           --         2,435
Residual value guarantee                     --            --           570           --           570
------------------------------------------------------------------------------------------------------

(1) The carrying value of these derivatives approximated $7.06 billion.

--------------------------------------------------------------------------------
                                           THE BEAR STEARNS COMPANIES INC.    79

================================================================================
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   continued
--------------------------------------------------------------------------------

DERIVATIVE CONTRACTS
The Company's dealer activities cause it to make markets and trade a variety of derivative instruments. Certain derivative contracts that the Company has entered into meet the accounting definition of a guarantee under FIN No. 45. Derivatives that meet the FIN No. 45 definition of guarantees include credit default swaps (whereby a default or significant change in the credit quality of the underlying financial instrument may obligate the Company to make a payment), certain written call and put options, swaptions, as well as floors, caps and collars. Since the Company does not track the counterparties' purpose for entering into a derivative contract, it has disclosed derivative contracts that are likely to be used to protect against a change in an underlying financial instrument, regardless of their actual use.

On certain of these contracts, such as written interest rate caps and floors and foreign currency options, the maximum payout cannot be quantified since the increase in interest rates and foreign exchange rates is not contractually limited by the terms of the contracts. As such, the Company has disclosed notional amounts as a measure of the extent of its involvement in these classes of derivatives rather than maximum payout. Notional amounts do not represent the maximum payout and generally overstate the Company's exposure to these contracts. These derivative contracts are recorded at fair value which approximated $7.06 billion at November 30, 2003.

In connection with these activities, the Company attempts to mitigate its exposure to market risk by entering into a variety of offsetting derivative contracts and security positions. For a discussion of derivatives, see Risk Management and Management's Discussion and Analysis of Financial Condition and Results of Operations.

MUNICIPAL SECURITIES
In 1997, the Company established a program whereby it has created a series of municipal securities trusts in which it has retained interests. These trusts purchase fixed-rate, long-term, highly rated, insured or escrowed municipal bonds financed by the issuance of trust certificates. Certain of the trust certificates entitle the holder to receive future payments of principal and variable interest and to tender such certificates at the option of the holder on a periodic basis. The Company acts as placement agent and as liquidity provider. The purpose of the program is to allow the Company's clients to purchase synthetic short-term, floating-rate municipal debt that does not otherwise exist in the marketplace. In the Company's capacity as liquidity provider to the trusts, the maximum exposure to loss at November 30, 2003 was approximately $2.44 billion, which represents the outstanding amount of all trust certificates. This exposure to loss is mitigated by the underlying municipal bonds. The underlying municipal bonds in the trusts are either AAA- or AA-rated, insured or escrowed to maturity. Such bonds had a market value, net of related hedges, approximating $2.45 billion at November 30, 2003.

RESIDUAL VALUE GUARANTEE
The Company has entered into a new operating lease arrangement for its worldwide headquarters at 383 Madison Avenue (the "Synthetic Lease"). Under the terms of the Synthetic Lease, the Company is obligated to make monthly payments based on the lessor's underlying interest costs. The Synthetic Lease expires on August 15, 2008, after which the Company may request a renewal. If the lease renewal cannot be negotiated, the Company has the right to purchase the building for the amount of the then outstanding indebtedness of the lessor or to arrange for the sale of the property with the proceeds of the sale to be used to satisfy the lessor's debt obligation. If the sale of the property does not generate sufficient proceeds to satisfy the lessor's debt obligation, the Company is required to fund the shortfall up to a maximum residual value guarantee. As of November 30, 2003, there was no expected shortfall and the residual value guarantee approximated $570 million.

INDEMNIFICATIONS
The Company provides representations and warranties to counterparties in connection with a variety of commercial transactions, including certain asset sales and securitizations and occasionally indemnifies them against potential losses caused by the breach of those representations and warranties. To mitigate these risks with respect to assets being securitized that have been originated by third parties, the Company seeks to obtain appropriate representations and warranties from such third-party originators upon acquisition of such assets. The Company generally performs due-diligence on assets purchased and maintains underwriting standards for assets originated. The Company

--------------------------------------------------------------------------------
80  THE BEAR STEARNS COMPANIES INC.

================================================================================
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   continued
--------------------------------------------------------------------------------

may also provide indemnifications to some counterparties to protect them in the event additional taxes are owed or payments are withheld, due either to a change in or adverse application of certain tax laws. These indemnifications generally are standard contractual terms and are entered into in the normal course of business. Generally, there are no stated or notional amounts included in these indemnifications, and the contingencies triggering the obligation to indemnify are not expected to occur.

Maximum payout information under these indemnifications is not readily available because of the number, size, and lives of these transactions. In implementing this accounting interpretation, the Company reviewed its experience with the indemnifications on these structures. Based on such experience, it is unlikely that the Company will have to make significant payments under these arrangements.

OTHER GUARANTEES
The Company is a member of numerous exchanges and clearinghouses. Under the membership agreements, members are generally required to guarantee the performance of other members. Additionally, if a member becomes unable to satisfy its obligations to the clearinghouse, other members would be required to meet shortfalls. To mitigate these performance risks, the exchanges and clearinghouses often require members to post collateral. The Company's maximum potential liability under these arrangements cannot be quantified. However, the potential for the Company to be required to make payments under these arrangements is unlikely. Accordingly, no contingent liability is recorded in the consolidated financial statements for these arrangements.

18 SEGMENT AND GEOGRAPHIC AREA DATA
The Company operates in three principal segments--Capital Markets, Global Clearing Services and Wealth Management. These segments offer different products and services and are managed separately as different levels and types of expertise are required to effectively manage the segments' transactions.

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

Institutional equities consists of research, sales and trading in areas such as domestic and international equities, block trading, convertible bonds, over-the-counter equities, equity derivatives, risk and convertible arbitrage and through a joint venture, the NYSE, American Stock Exchange, Inc. ("AMEX") and International Securities Exchange specialist activities. Fixed income includes sales, trading and research provided to institutional clients across a variety of products such as mortgage- and asset-backed securities, corporate and government bonds, municipal bonds, high yield products, foreign exchange and interest rate and credit derivatives. Investment banking provides services in capital raising, strategic advice, mergers and acquisitions and merchant banking. Capital raising encompasses the Company's underwriting of equity, investment-grade, municipal and high yield debt products.

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

--------------------------------------------------------------------------------
                                           THE BEAR STEARNS COMPANIES INC.    81

================================================================================
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   continued
--------------------------------------------------------------------------------


The Wealth Management segment is composed of the PCS and asset management areas. PCS provides high-net-worth individuals with an institutional level of investment service, including access to the Company's resources and professionals. Asset management manages equity, fixed income and alternative assets for leading corporate pension plans, public systems, endowments, foundations, multi-employer plans, insurance companies, corporations, families and high-net-worth individuals in the US and abroad.

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

Fiscal Years Ended November 30,                   2003           2002         2001
------------------------------------------------------------------------------------
(in thousands)
------------------------------------------------------------------------------------
NET REVENUES
Capital Markets
  Institutional equities                    $    932,567  $  1,117,762  $  1,131,124
  Fixed income                                 2,925,483     1,938,045     1,602,034
  Investment banking                             961,267       883,717       752,473
------------------------------------------------------------------------------------
Total Capital Markets                          4,819,317     3,939,524     3,485,631
------------------------------------------------------------------------------------
Global Clearing Services                         784,072       778,087       810,601
Wealth Management                                511,307       498,411       543,495
Other(1)                                        (120,205)      (87,786)       67,308
------------------------------------------------------------------------------------
Total net revenues                          $  5,994,491  $  5,128,236  $  4,907,035
------------------------------------------------------------------------------------
PRE-TAX INCOME
Capital Markets                             $  1,924,071  $  1,343,912  $    867,166
Global Clearing Services                         245,531       265,327       249,754
Wealth Management                                 19,217        11,616        40,314
Other(1)                                        (416,550)     (309,892)     (222,790)
------------------------------------------------------------------------------------
Total pre-tax income                        $  1,772,269  $  1,310,963  $    934,444
------------------------------------------------------------------------------------

As of November 30,                                2003           2002          2001
------------------------------------------------------------------------------------
SEGMENT ASSETS
Capital Markets                             $143,866,138  $123,332,776  $137,845,003
Global Clearing Services                      69,974,025    60,754,131    52,137,242
Wealth Management                              3,705,922     3,555,762     3,860,954
Other(1)                                      (5,377,975)   (2,788,246)   (8,312,971)
------------------------------------------------------------------------------------
Total segment assets                        $212,168,110  $184,854,423  $185,530,228
====================================================================================

(1) Includes consolidation and elimination entries, unallocated revenues (predominantly interest) and certain corporate administrative functions, including certain legal costs and costs related to the CAP Plan, which approximated $193.0 million, $154.0 million and $123.0 million for the fiscal years ended November 30, 2003, 2002 and 2001, respectively.

--------------------------------------------------------------------------------
82  THE BEAR STEARNS COMPANIES INC.

================================================================================
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   continued
--------------------------------------------------------------------------------


The operations of the Company are conducted primarily in the United States of America. The Company also maintains offices in Europe, Asia and Latin America. The following are net revenues, income before provision for income taxes and assets by geographic region for the fiscal years ended November 30:

                                                  2003           2002          2001
------------------------------------------------------------------------------------
(in thousands)
------------------------------------------------------------------------------------
US net revenues                             $  5,493,407  $  4,663,264  $  4,355,784
Non-US net revenues                              501,084       464,972       551,251
------------------------------------------------------------------------------------
Consolidated net revenues                   $  5,994,491  $  5,128,236  $ 4,907,035
====================================================================================
US income before provision for income taxes
  and cumulative effect of change in
  accounting principle                      $  1,704,898  $  1,296,656  $    912,443
Non-US income before provision for income
  taxes and cumulative effect of change in
  accounting principle                            67,371        14,307        22,001
====================================================================================
Consolidated income before provision for
  income taxes and cumulative effect of
  change in accounting principle            $  1,772,269  $  1,310,963  $    934,444
====================================================================================
US assets                                   $279,673,476  $222,453,066  $199,597,987
Non-US assets                                 43,432,595    39,965,312    33,858,496
Eliminations                                (110,937,961)  (77,563,955)  (47,926,255)
------------------------------------------------------------------------------------
Consolidated assets                         $212,168,110  $184,854,423  $185,530,228
====================================================================================

Because of the international nature of the financial markets and the resultant integration of US and non-US services, it is difficult to precisely separate foreign operations. The Company conducts and manages these activities with a view toward the profitability of the Company as a whole. Accordingly, the foreign operations information is, of necessity, based on management judgments and internal allocations. Favorable business conditions during fiscal 2003, including low interest rates and a steep yield curve, helped to benefit fixed income revenues for certain non-US entities. Additionally, increased revenues in international equities driven by increased European customer activity has also helped to increase non-US net revenues during fiscal 2003 compared to fiscal 2002. Employee compensation and benefits as a percentage of net revenues for certain non-US entities decreased in fiscal 2003 compared to fiscal 2002 resulting in increased non-US income.

19 BUSINESS ACQUISITION
At the close of business on April 20, 2001, the Company, through a joint venture, completed an acquisition of the assets (including specialist rights) and the assumption of certain liabilities of Wagner Stott Mercator. The Company participates, through a majority-owned joint venture, in specialist activities on the NYSE, AMEX and International Securities Exchange. For fiscal 2003, 2002, and 2001, the Company included revenues from specialist activities in "Principal Transactions" revenues in the Consolidated Statements of Income. Due to the occurrence of a Control Event triggered in December 2003, as defined by the joint venture Operating Agreement, the Company is now entitled to designate a majority of the voting members of the Management Committee, which would result in a controlling interest. As a result, commencing in fiscal 2004, the Company will begin consolidating this entity. Such consolidation is not currently expected to have a material impact on the consolidated financial statements.

--------------------------------------------------------------------------------
                                           THE BEAR STEARNS COMPANIES INC.    83

================================================================================
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   continued
--------------------------------------------------------------------------------


20 QUARTERLY INFORMATION (UNAUDITED)

------------------------------------------------------------------------------------------------------------------------------
                                                 First Quarter   Second Quarter   Third Quarter    Fourth Quarter      Total
------------------------------------------------------------------------------------------------------------------------------
(in thousands, except per share data)
------------------------------------------------------------------------------------------------------------------------------
FISCAL YEAR ENDED NOVEMBER 30, 2003
Revenues                                          $1,837,915       $1,850,212      $1,842,271       $1,865,046      $7,395,444
Interest expense                                     322,481          387,492         357,211          333,769       1,400,953
------------------------------------------------------------------------------------------------------------------------------
Revenues, net of interest expense                  1,515,434        1,462,720       1,485,060        1,531,277       5,994,491
------------------------------------------------------------------------------------------------------------------------------
Non-interest expenses
  Employee compensation and benefits                 757,889          692,181         681,745          748,880       2,880,695
  Other                                              332,346          342,409         321,138          345,634       1,341,527
------------------------------------------------------------------------------------------------------------------------------
Total non-interest expenses                        1,090,235        1,034,590       1,002,883        1,094,514       4,222,222
------------------------------------------------------------------------------------------------------------------------------
Income before provision for income taxes             425,199          428,130         482,177          436,763       1,772,269
Provision for income taxes                           150,946          147,719         168,762          148,436         615,863
------------------------------------------------------------------------------------------------------------------------------
Net income                                        $  274,253       $  280,411      $  313,415       $  288,327      $1,156,406
Basic earnings per share(1)                       $     2.21       $     2.27      $     2.54       $     2.43      $     9.44
Diluted earnings per share(1)                     $     2.00       $     2.05      $     2.30       $     2.19      $     8.52
------------------------------------------------------------------------------------------------------------------------------
Cash dividends declared per common share          $     0.17       $     0.17      $     0.20       $     0.20      $     0.74
==============================================================================================================================

                                                 First Quarter   Second Quarter   Third Quarter    Fourth Quarter      Total
------------------------------------------------------------------------------------------------------------------------------
(in thousands, except per share data)
------------------------------------------------------------------------------------------------------------------------------
FISCAL YEAR ENDED NOVEMBER 30, 2002
Revenues                                          $1,718,144       $2,070,404      $1,581,397       $1,520,871      $6,890,816
Interest expense                                     478,966          462,738         427,013          393,863       1,762,580
------------------------------------------------------------------------------------------------------------------------------
Revenues, net of interest expense                  1,239,178        1,607,666       1,154,384        1,127,008       5,128,236
------------------------------------------------------------------------------------------------------------------------------
Non-interest expenses
  Employee compensation and benefits                 633,642          713,569         595,616          565,370       2,508,197
  Other                                              332,009          374,645         313,564          288,858       1,309,076
------------------------------------------------------------------------------------------------------------------------------
Total non-interest expenses                          965,651        1,088,214         909,180          854,228       3,817,273
------------------------------------------------------------------------------------------------------------------------------
Income before provision for income taxes             273,527          519,452         245,204          272,780       1,310,963
Provision for income taxes                            93,001          176,600          80,786           82,231         432,618
------------------------------------------------------------------------------------------------------------------------------
Net income                                        $  180,526       $  342,852      $  164,418       $  190,549      $  878,345
Basic earnings per share(1)                       $     1.39       $     2.80      $     1.32       $     1.48      $     7.00
Diluted earnings per share                        $     1.29       $     2.59      $     1.23       $     1.36      $     6.47
==============================================================================================================================
Cash dividends declared per common share          $     0.15       $     0.15      $     0.15       $     0.17      $     0.62
==============================================================================================================================

(1) Due to rounding and/or the effect of averaging the number of shares of common stock and common stock equivalents throughout the year, the sum of the quarters' earnings per share amounts does not equal the full fiscal year amount.

--------------------------------------------------------------------------------
84  THE BEAR STEARNS COMPANIES INC.

================================================================================
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   continued
--------------------------------------------------------------------------------


PRICE RANGE OF COMMON STOCK AND DIVIDENDS
The common stock of the Company is traded on the NYSE under the symbol BSC. The following table sets forth for the periods indicated the closing high and low prices for the common stock and the cash dividends declared on the common stock.

As of February 12, 2004, there were 1,859 holders of record of the Company's common stock. On February 12, 2004, the last reported sales price of the Company's common stock was $85.84.

Dividends are payable on January 15, April 15, July 15 and October 15 in each year on the Company's outstanding Cumulative Preferred Stock, Series E; Cumulative Preferred Stock, Series F; and Cumulative Preferred Stock, Series G (collectively, the "Preferred Stock"). The terms of the Preferred Stock require that all accrued dividends in arrears be paid prior to the payment of any dividends on the common stock.

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

                                                                 Cash Dividends
                                                                  Declared Per
                                                High       Low    Common Share
--------------------------------------------------------------------------------
FISCAL YEAR ENDED NOVEMBER 30, 2003
First Quarter (through February 28, 2003)      $65.18    $58.65      $0.17
Second Quarter (through May 31, 2003)           77.27     59.05       0.17
Third Quarter (through August 31, 2003)         82.55     65.11       0.20
Fourth Quarter (through November 30, 2003)      78.31     69.29       0.20
--------------------------------------------------------------------------------
FISCAL YEAR ENDED NOVEMBER 30, 2002
First Quarter (through February 28, 2002)      $62.10    $53.87      $0.15
Second Quarter (through May 31, 2002)           66.53     56.16       0.15
Third Quarter (through August 31, 2002)         67.39     52.70       0.15
Fourth Quarter (through November 30, 2002)      66.05     51.92       0.17
--------------------------------------------------------------------------------


                       REQUESTS FOR FINANCIAL INFORMATION

A copy of The Bear Stearns           TRANSFER AGENT              AUDITORS                        INVESTOR RELATIONS
Companies Inc. Annual Report,        AND REGISTRAR               Deloitte & Touche LLP           Elizabeth Ventura
Forms 10-K, 10-Q and 8-K along       Mellon Investor             2 World Financial Center        (212) 272-9251
with other Securities and            Services  L.L.C.            New York, NY 10281              ir@bear.com
Exchange Commission                  Overpeck Centre             (212) 436-2000
filings are available through        Ridgefield Park, NJ 07660                                   MEDIA RELATIONS
www.bearstearns.com, or by           (800) 279-1229                                              Elizabeth Ventura
writing:                                                                                         (212) 272-9251
                                     LEGAL COUNSEL                                               Russell Sherman
Investor Relations Department        Cadwalader, Wickersham                                      (212) 292-5219
The Bear Stearns Companies Inc.      & Taft LLP                                                  media@bear.com
383 Madison Avenue                   100 Maiden Lane
New York, NY 10179                   New York, NY 10038                                          INFORMATION CENTER
                                     (212) 504-6000                                              (212) 272-3939>
or by calling our automated
service for financial
information requests:
(800) 417-2327

--------------------------------------------------------------------------------
                                           THE BEAR STEARNS COMPANIES INC.    85