Form 10-K/A, Exhibit 13
period 2005-11-30
BEAR STEARNS COMPANIES INC
filed 2006-02-22
CIK 777001

Exhibit 13

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

The Company has a limited number of mortgage securitizations that did not meet the criteria for sale treatment under SFAS No. 140 because the securitization vehicles were not QSPEs. The assets in these mortgage securitizations approximated $5.3 billion and $1.6 billion at November 30, 2005 and 2004, respectively.

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

Assets held by VIEs, which are currently consolidated because the Company is the primary beneficiary, approximated $1.2 billion and $0.4 billion at November 30, 2005 and 2004, respectively. At November 30, 2005 and 2004, the Company’s maximum exposure to loss as a result of its relationship with these VIEs is approximately $531.0 million and $16.3 million, respectively, which represents the fair value of its interests in the VIEs.

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

The Company has retained call options on a limited number of securitization transactions that require the Company to continue recognizing the assets subject to the call options, which approximated $8.7 billion and $2.8 billion at November 30, 2005 and 2004, respectively.

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