Form 10-K, Exhibit 13
period 2006-11-30
BEAR STEARNS COMPANIES INC
filed 2007-02-13
CIK 777001

EXHIBIT 13

                              FINANCIAL HIGHLIGHTS


FISCAL YEARS ENDED NOVEMBER 30,                         2006             2005            2004              2003              2002
------------------------------------------------------------------------------------------------------------------------------------
(in thousands, except common share data,
financial ratios and other data)
------------------------------------------------------------------------------------------------------------------------------------
RESULTS
------------------------------------------------------------------------------------------------------------------------------------
Revenues, net of interest expense                  $  9,227,165     $  7,410,794     $  6,812,883     $  5,994,491     $  5,128,236
Employee compensation and benefits                    4,343,499        3,553,216        3,253,862        2,880,695        2,508,197
Non-compensation expenses                             1,737,036        1,650,519        1,536,867        1,341,527        1,309,076
Total expenses                                        6,080,535        5,203,735        4,790,729        4,222,222        3,817,273
Net income                                         $  2,053,871     $  1,462,177     $  1,344,733     $  1,156,406     $    878,345
Net income applicable to common shares             $  2,032,508     $  1,437,856     $  1,316,661     $  1,125,031     $    842,739
------------------------------------------------------------------------------------------------------------------------------------
FINANCIAL POSITION
------------------------------------------------------------------------------------------------------------------------------------
Total assets(1)                                    $350,432,595     $287,292,637     $252,112,691     $209,181,240     $181,452,776
Long-term borrowings                               $ 54,569,916     $ 43,489,616     $ 36,843,277     $ 29,430,465     $ 23,681,399
Guaranteed Preferred Beneficial
   Interests in Company Subordinated
   Debt Securities(2)                              $         --     $        --      $         --     $    562,500     $    562,500
Stockholders' equity                               $ 12,129,384     $ 10,791,432     $  8,990,872     $  7,470,088     $  6,382,083
------------------------------------------------------------------------------------------------------------------------------------
COMMON SHARE DATA
------------------------------------------------------------------------------------------------------------------------------------
Basic earnings per share                           $      15.79     $      11.42     $      10.88     $       9.44     $       7.00
Diluted earnings per share                         $      14.27     $      10.31     $       9.76     $       8.52     $       6.47
Cash dividends declared per
   common share                                    $       1.12     $       1.00     $       0.85     $       0.74     $       0.62
Book value per common share                        $      86.39 (3) $      71.08     $      59.13     $      48.69     $      39.94
Common shares outstanding(4)                        145,693,021      146,431,767      144,484,099      142,369,836      145,591,496
------------------------------------------------------------------------------------------------------------------------------------
FINANCIAL RATIOS
------------------------------------------------------------------------------------------------------------------------------------
Return on average common equity                            19.1%            16.5%            19.1%            20.2%            18.1%
Profit margin(5)                                           34.1%            29.8%            29.7%            29.6%            25.6%
------------------------------------------------------------------------------------------------------------------------------------
OTHER DATA
------------------------------------------------------------------------------------------------------------------------------------
Assets under management (in billions)              $       52.5     $       41.9     $       37.8     $       29.2     $       24.0
Average value-at-risk (in millions)                $       28.6     $       20.5     $       15.8     $       15.8     $       16.5
Employees                                                13,566           11,843           10,961           10,532           10,574


(1) As of November 30, 2006, the Company elected, under FIN No. 39, "Offsetting Amounts Related to Certain Contracts," to net cash collateral received or paid against its derivatives inventory, on a counterparty basis, provided that the legal right of offset exists. The Consolidated Statements of Financial Condition as of November 30, 2005, 2004, 2003, and 2002 have been adjusted to conform to the current year's presentation.

(2) In accordance with FIN No. 46 (R) the Company has deconsolidated Bear Stearns Capital Trust III effective beginning with the quarter ended February 29, 2004. As a result, the Debentures issued by the Company to Bear Stearns Capital Trust III are included within long-term borrowings. The $262.5 million of Preferred Securities issued by Capital Trust III is still outstanding, providing the funding for such Debentures. The Preferred Securities issued by Capital Trust III are no longer included in the Company's Consolidated Statements of Financial Condition. As of November 30, 2003 and 2002, Guaranteed Preferred Beneficial Interests in Company Subordinated Debt Securities consists of $300 million of Preferred Securities issued by Bear Stearns Capital Trust II and $262.5 million of Preferred Securities issued by Bear Stearns Capital Trust III.

(3) For book value purposes, at November 30, 2006, common stockholders' equity was adjusted by $816 million and common stock outstanding was adjusted by
      4.6 million units, which represents stock-based compensation associated with fiscal 2006 awards that was reflected in stockholders' equity as of the grant date in December 2006, in accordance with SFAS No. 123 (R), "Share-based Payment." In previous years, stock-based compensation granted in December was included in stockholders' equity at November year-end.

(4) Common shares outstanding include units issued under certain stock compensation plans, which will be distributed as shares of common stock.

(5) Represents the ratio of income before provision for income taxes to revenues, net of interest expense.

                                FINANCIAL REPORT
                                Table of Contents

Management's Discussion and Analysis of Financial Condition and Results of Operations

Introduction                                                                  32
Certain Factors Affecting Results of Operations                               32
Forward-Looking Statements                                                    32
Executive Overview                                                            33
Results of Operations                                                         35
Liquidity and Capital Resources                                               44
Off-Balance-Sheet Arrangements                                                56
Derivative Financial Instruments                                              57
Critical Accounting Policies                                                  58
Accounting and Reporting Developments                                         61
Effects of Inflation                                                          62

Risk Management
Overall                                                                       63
Market Risk                                                                   64
Credit Risk                                                                   68
Operational Risk                                                              71
Legal Risk                                                                    72
Other Risks                                                                   72

Management's Report on Internal Control over Financial Reporting              73
Report of Independent Registered Public Accounting Firm                       74
Report of Independent Registered Public Accounting Firm                       75

Consolidated Financial Statements
Consolidated Statements of Income                                             76
Consolidated Statements of Financial Condition                                77
Consolidated Statements of Cash Flows                                         78
Consolidated Statements of Changes in Stockholders' Equity                    79

Notes to Consolidated Financial Statements

Note 1    Summary of Significant Accounting Policies                          81
Note 2    Fair Value of Financial Instruments                                 87
Note 3    Financial Instruments                                               88
Note 4    Derivatives and Hedging Activities                                  88
Note 5    Transfers of Financial Assets and Liabilities                       90
Note 6    Variable Interest Entities and Mortgage Loan Special Purpose
          Entities                                                            92
Note 7    Collateralized Financing Arrangements                               93
Note 8    Short-Term Borrowings                                               94
Note 9    Long-Term Borrowings                                                95
Note 10   Preferred Stock                                                     96
Note 11   Earnings Per Share                                                  97
Note 12   Employee Benefit Plan                                               98
Note 13   Stock Compensation Plans                                            98
Note 14   Customer Activities                                                102
Note 15   Income Taxes                                                       103
Note 16   Regulatory Requirements                                            105
Note 17   Commitments and Contingencies                                      106
Note 18   Guarantees                                                         107
Note 19   Segment and Geographic Area Data                                   109
Note 20   Quarterly Information (Unaudited)                                  112

Corporate Information

Price Range of Common Stock and Dividends and Related Stockholder Matters    113

                         THE BEAR STEARNS COMPANIES INC.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS


INTRODUCTION

The Bear Stearns Companies Inc. (the "Company") is a holding company that through its broker-dealer and international bank subsidiaries, principally Bear, Stearns & Co. Inc. ("Bear Stearns"), Bear, Stearns Securities Corp. ("BSSC"), Bear, Stearns International Limited ("BSIL") and Bear Stearns Bank plc ("BSB"), is a leading investment banking, securities and derivatives trading, clearance and brokerage firm serving corporations, governments, and institutional and individual investors worldwide. BSSC, a subsidiary of Bear Stearns, provides professional and correspondent clearing services in addition to clearing and settling customer transactions and certain proprietary transactions of the Company. The Company also conducts significant activities through other wholly owned subsidiaries, including: Bear Stearns Global Lending Limited; Custodial Trust Company; Bear Stearns Financial Products Inc. ("BSFP"); Bear Stearns Capital Markets Inc.; Bear Stearns Credit Products Inc.; Bear Stearns Forex Inc.; EMC Mortgage Corporation; Bear Stearns Commercial Mortgage, Inc.; and through its majority owned subsidiary Bear Hunter Holdings LLC. The Company is primarily engaged in business as a securities broker-dealer operating in three principal segments: Capital Markets, Global Clearing Services and Wealth Management. As used in this report, the "Company" refers (unless the context requires otherwise) to The Bear Stearns Companies Inc. and its subsidiaries. Unless specifically noted otherwise, all references to fiscal 2006, 2005 and 2004 refer to the twelve months ended November 30, 2006, 2005 and 2004, respectively.

CERTAIN FACTORS AFFECTING RESULTS OF OPERATIONS

The Company's principal business activities--investment banking, securities and derivatives sales and trading, clearance, brokerage and asset management--are, by their nature, highly competitive and subject to various risks, including volatile trading markets and fluctuations in the volume of market activity. Consequently, the Company's net income and revenues have been, and are likely to continue to be, subject to wide fluctuations, reflecting the effect of many factors, including general economic conditions, securities market conditions, the level and volatility of interest rates and equity prices, competitive conditions, liquidity of global markets, international and regional political conditions, regulatory and legislative developments, monetary and fiscal policy, investor sentiment, availability and cost of capital, technological changes and events, outcome of legal proceedings, changes in currency values, inflation, credit ratings and the size, volume and timing of transactions.

These and other factors can affect the Company's volume of new securities issuances, mergers and acquisitions and business restructurings; the stability and liquidity of securities and futures markets; and the ability of issuers, other securities firms and counterparties to perform on their obligations. A decrease in the volume of new securities issuances, mergers and acquisitions or restructurings generally results in lower revenues from investment banking and, to a lesser extent, reduced principal transactions. A reduced volume of securities and futures transactions and reduced market liquidity generally results in lower revenues from principal transactions and commissions. Lower price levels for securities may result in a reduced volume of transactions, and may also result in losses from declines in the market value of securities held in proprietary trading and underwriting accounts. In periods of reduced sales and trading or investment banking activity, profitability may be adversely affected because certain expenses remain relatively fixed. The Company's securities trading, derivatives, arbitrage, market-making, specialist, leveraged lending, leveraged buyout and underwriting activities are conducted on a principal basis and expose the Company to significant risk of loss. Such risks include market, counterparty credit and liquidity risks. For a discussion of how the Company manages risks, see the "Risk Management" and "Liquidity and Capital Resources" sections in this report.

Substantial legal liability or a significant regulatory action against the Company could have a material adverse effect or cause significant reputational harm to the Company, which in turn could seriously harm the Company's business prospects. Firms in the financial services industry have been operating in a stringent regulatory environment. The Company faces significant legal risks in its businesses, and the volume of claims and amount of damages and penalties claimed in litigation and regulatory proceedings against financial institutions have been increasing.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

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

EXECUTIVE OVERVIEW

Summary of Results

A generally favorable operating environment characterized by an expanding US economy and active equity and fixed income markets provided a healthy climate for the Company's businesses during fiscal 2006. Revenues, net of interest expense ("net revenues"), for the fiscal year ended November 30, 2006 increased 24.5% to a record $9.23 billion from $7.41 billion for the fiscal year ended November 30, 2005, while pre-tax earnings increased 42.6% during the same period to $3.15 billion. The pre-tax profit margin for fiscal 2006 increased to 34.1%, compared with 29.8% for fiscal 2005. Return on average common equity was 19.1% for fiscal 2006, compared with 16.5% for fiscal 2005.

Capital Markets net revenues increased 27.9% to a record $7.32 billion for fiscal 2006, compared with $5.72 billion for fiscal 2005. Within the Capital Markets segment, institutional equities net revenues increased 35.7% to a record $1.96 billion for fiscal 2006 from $1.45 billion for fiscal 2005. The increase in institutional equities was driven by increases in equity derivatives, international sales and trading, risk arbitrage and energy activities. Fixed income net revenues reached record levels, increasing 27.2% to $4.19 billion for fiscal 2006 from $3.29 billion for fiscal 2005. Mortgage-backed securities net revenues increased during fiscal 2006 when compared with fiscal 2005 as mortgage-backed securities origination volumes and secondary trading revenues increased. Credit product net revenues reached record levels, reflecting record results from the leveraged finance and distressed trading areas and improved credit derivatives net revenues. Investment banking revenues increased 19.0% to a record $1.17 billion for fiscal 2006 from $983.0 million for fiscal 2005, primarily reflecting increases in advisory fee revenues and underwriting revenues, partially offset by a decrease in merchant banking revenues.

Global Clearing Services net revenues increased 4.7% to a record $1.08 billion for fiscal 2006 from $1.03 billion for fiscal 2005. An increase in average customer margin balances, reflecting improved US equity markets, contributed to an increase in net interest revenues, partially offset by a decline in commission and other revenues.

Wealth Management net revenues increased 26.0% to a record $857.7 million in fiscal 2006 from $680.5 million in fiscal 2005, reflecting higher asset management revenues due to increased performance fees on proprietary hedge fund products and increased management fees on higher levels of traditional assets under management. Private Client Services ("PCS") also had increased net interest revenues and increased net revenues associated with growth in fee-based assets.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                                    continued

Business Environment

Fiscal 2006

The business environment during the Company's fiscal year ended November 30, 2006 was generally favorable due to a combination of factors, including an expanding US economy, improved corporate profitability, low unemployment and moderate inflation. Favorable labor reports provided ongoing support to economic activity in fiscal 2006. The unemployment rate dropped to 4.4% in October 2006, its lowest level since August 2001 and ended fiscal 2006 at 4.5%. However, rising energy prices continued to be a cause for concern throughout fiscal 2006, as the price of oil increased from approximately $57 a barrel in December 2005 to a high of approximately $77 a barrel in August 2006. A decline in oil prices during the fourth quarter of fiscal 2006 helped fuel a year-end rally in the equity markets. The Federal Reserve Board (the "Fed") met eight times during fiscal 2006 and raised the federal funds rate during each of its first five meetings, in 25 basis point increments, from 4.00% to 5.25%, supported by gains in productivity, relatively low core inflation and expansion in economic activity. However, during its last three meetings of fiscal 2006, the Fed kept the federal funds rate unchanged at 5.25%, citing a cooling of the housing market and moderating economic growth from its strong pace earlier in the year.

Each of the major US equity indices increased during the fiscal year ended November 30, 2006. The Standard & Poor's 500 Index ("S&P 500"), the Dow Jones Industrial Average ("DJIA") and the Nasdaq Composite Index ("NASDAQ") increased 12.1%, 13.1% and 8.9%, respectively. Average daily trading volume on the New York Stock Exchange ("NYSE") and the Nasdaq increased 5.5% and 10.3%, respectively, compared with fiscal 2005. Industry-wide US-announced M&A volumes increased 22.0% while industry-wide US-completed M&A volumes increased 40.7%, compared with fiscal 2005. Total industry-wide equity issuance volumes increased 25.3%, while industry-wide initial public offering ("IPO") volumes increased 3.4%, compared with the levels reached during fiscal 2005.

Fixed income markets remained strong in fiscal 2006 despite challenges associated with higher short-term interest rates and a flat yield curve. Long-term rates, as measured by the 10-year Treasury bond, remained relatively stable during fiscal 2006. At the close of fiscal 2006, the 10-year Treasury bond yield was 4.46%, compared with 4.50% on November 30, 2005. US mortgage-backed securities underwriting volumes increased 10.9% in fiscal 2006 compared with fiscal 2005 and continued to benefit from favorable market conditions. Agency collateralized mortgage obligation ("CMO") volumes declined 15.9% industry-wide from the levels reached during fiscal 2005, reflecting declining refinancing activity. However, non-agency mortgage-backed originations increased 27.3%. The Mortgage Bankers Association Purchase Index decreased approximately 12.9%, compared with fiscal 2005, as average 30-year fixed mortgage rates increased and the home purchasing market cooled in fiscal 2006 compared with fiscal 2005.

Fiscal 2005

The business environment during the Company's fiscal year ended November 30, 2005 was generally favorable due to a combination of factors, including an expanding US economy, improved corporate profitability and low inflation. Favorable labor reports and an active housing market provided ongoing support to economic activity in fiscal 2005. The unemployment rate dropped to 4.9% in August 2005, its lowest level since August 2001 and ended fiscal 2005 at 5.0%. However, rising energy prices continued to be a cause for concern throughout fiscal 2005, as the price of oil increased from a low of approximately $41 a barrel in December 2004 to a high of approximately $70 a barrel by the end of August 2005, affected by hurricane-related supply disruptions. Rising energy costs reinforced concerns by investors that the US economy would slow in the second half of fiscal 2005. However, the US economy remained resilient. A number of positive economic reports during the second half of fiscal 2005 and a pullback in oil prices to $57 a barrel in November fueled a year-end rally in the equity markets. The Fed met eight times during fiscal 2005 and raised the federal funds rate each time, in 25 basis point increments, from 2.00% to 4.00%, supported by gains in productivity, an increase in job growth and rising consumer confidence.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                                    continued

Each of the major US equity indices increased during the fiscal year ended November 30, 2005. The S&P 500, the DJIA and the NASDAQ increased 6.4%, 3.6% and 6.5%, respectively. Average daily trading volume on the NYSE and the NASDAQ increased 9.4% and 3.9%, respectively, compared with fiscal 2004. Industry-wide US-announced M&A volumes increased 52% while industry-wide US-completed M&A volumes increased 8%, compared with fiscal 2004. Total equity issuances, including IPO volumes, declined 11% and 14%, respectively, compared with the levels reached during fiscal 2004.

Fixed income markets continued to be robust in fiscal 2005 despite a more challenging environment associated with higher short-term interest rates and a flattening yield curve. Long-term rates, as measured by the 10-year Treasury bond, remained relatively stable during fiscal 2005. At the close of fiscal 2005, the 10-year Treasury bond yield was 4.50%, compared with 4.36% on November 30, 2004. Mortgage-backed securities underwriting volumes continued to benefit from favorable market conditions. Agency CMO volumes declined industry-wide from the levels reached during fiscal 2004, but were offset by an increase in non-agency mortgage-backed originations. The Mortgage Bankers Association Purchase Index increased approximately 5%, compared with fiscal 2004, as continued low long-term interest rates fueled a strong home purchasing market.

RESULTS OF OPERATIONS

Firmwide Results

The following table sets forth an overview of the Company's financial results for the fiscal years ended November 30, 2006, 2005 and 2004:

---------------------------------------------------------------------------------------------------------------------
(in thousands, except per share
amounts, pre-tax profit margin
and return on average common                                                                     % Increase
equity)                                   2006             2005              2004        2006/2005      2005/2004
---------------------------------------------------------------------------------------------------------------------
Revenues, net of interest expense     $   9,227,165   $   7,410,794    $   6,812,883       24.5%          8.8%
Income before provision
      for income taxes                $   3,146,630   $   2,207,059    $   2,022,154       42.6%          9.1%
Net income                            $   2,053,871   $   1,462,177    $   1,344,733       40.5%          8.7%
Diluted earnings per share            $       14.27   $       10.31    $        9.76       38.4%          5.6%
Pre-tax profit margin                         34.1%           29.8%            29.7%
Return on average common equity               19.1%           16.5%            19.1%
--------------------------------------------------------------------------------------------------------------------

The Company reported net income of $2.05 billion, or $14.27 per share (diluted), for fiscal 2006, which represented an increase of 40.5% from $1.46 billion, and 38.4% from $10.31 per share (diluted), respectively, for fiscal 2005. The Company reported net income of $1.34 billion for fiscal 2004, or $9.76 per share (diluted).

Fiscal 2006 versus Fiscal 2005 Net revenues increased 24.5% to $9.23 billion in fiscal 2006 from $7.41 billion in fiscal 2005 due to increases in principal transactions revenues, investment banking revenues, net interest revenues and asset management and other revenues, partially offset by a decrease in commission revenues.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                                    continued

The Company's commission revenues by reporting category for the fiscal years ended November 30, 2006, 2005 and 2004 were as follows:

--------------------------------------------------------------------------------------------------------------
                                                                                      % Increase (Decrease)
                                  2006              2005              2004           2006/2005    2005/2004
--------------------------------------------------------------------------------------------------------------
(in thousands)
--------------------------------------------------------------------------------------------------------------
Institutional                $     786,359     $     776,900     $     703,593          1.2%         10.4%
Clearance                          233,805           260,889           303,194        (10.4%)       (14.0%)
Retail                             142,522           162,665           171,287        (12.4%)        (5.0%)
--------------------------------------------------------------------------------------------------------------
Total commissions            $   1,162,686     $   1,200,454     $   1,178,074         (3.1%)         1.9%
==============================================================================================================


Note: Certain prior period items have been reclassified to conform to the current period's presentation.


Commission revenues in fiscal 2006 decreased 3.1% to $1.16 billion from $1.20 billion in fiscal 2005. Institutional commissions increased 1.2% to $786.4 million from $776.9 million in fiscal 2005 due to increased average daily trading volumes. Clearance commissions decreased 10.4% to $233.8 million in fiscal 2006 from $260.9 million in fiscal 2005, primarily reflecting lower average rates from prime brokerage and fully disclosed clients. Retail commissions decreased 12.4% to $142.5 million in fiscal 2006 from $162.7 million in fiscal 2005 due to the transition of certain accounts from a commission-based to a fee-based platform.

The Company's principal transactions revenues by reporting category for the fiscal years ended November 30, 2006, 2005 and 2004 were as follows:

---------------------------------------------------------------------------------------------------------------------
                                                                                             % Increase (Decrease)
                                          2006             2005              2004           2006/2005     2005/2004
---------------------------------------------------------------------------------------------------------------------
(in thousands)
---------------------------------------------------------------------------------------------------------------------
Fixed income                        $   3,617,359      $  2,998,286     $   3,071,960         20.6%        (2.4%)
Equities                                1,377,653           837,731           523,635         64.5%        60.0%
---------------------------------------------------------------------------------------------------------------------
Total principal transactions        $   4,995,012      $  3,836,017     $   3,595,595         30.2%         6.7%
=====================================================================================================================


Note: Certain prior period items have been reclassified to conform to the current period's presentation.


Revenues from principal transactions in fiscal 2006 increased 30.2% to $5.00 billion from $3.84 billion in fiscal 2005. Fixed income revenues increased 20.6% to $3.62 billion for fiscal 2006 from $3.00 billion for fiscal 2005, primarily attributable to an increase in net revenues in the mortgage-backed securities, distressed trading and credit derivatives areas. Mortgage-backed securities revenues increased during fiscal 2006 when compared with fiscal 2005 on higher origination volumes from asset-backed securities, adjustable rate mortgage ("ARM") securities and commercial mortgage-backed securities, as well as increased secondary trading revenues, particularly in non-agency mortgage-backed securities, asset-backed securities and ARMs. Revenues derived from distressed trading increased as corporate credit spreads tightened and customer activity increased during fiscal 2006. Revenues from the leveraged finance business increased significantly, associated with increased acquisition finance activity. Additionally, revenues from credit derivatives increased due to higher customer activities reflecting favorable market conditions. Revenues derived from the Company's equities activities increased 64.5% to $1.38 billion in fiscal 2006 from $837.7 million in fiscal 2005. Net revenues from equity derivatives rose on favorable market conditions and increased customer activity. Equity revenues from the Company's international equity sales and trading business also increased, which benefited from higher average daily trading volumes and increased market share in both European and Asian equities. Revenues from the risk arbitrage area increased due to higher global announced M&A volumes. In addition, fiscal 2006 included gains on the Company's sale of certain commodity assets as well as gains on the Company's investment in the NYSE Group Inc.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                                    continued

The Company's investment banking revenues by reporting category for the fiscal years ended November 30, 2006, 2005 and 2004 were as follows:

------------------------------------------------------------------------------------------------------------
                                                                                     % Increase (Decrease)
                                     2006             2005            2004          2006/2005     2005/2004
------------------------------------------------------------------------------------------------------------
(in thousands)
------------------------------------------------------------------------------------------------------------
Underwriting                   $     514,698    $     470,910     $    433,437         9.3%         8.6%
Advisory and other fees              707,093          412,689          350,727        71.3%        17.7%
Merchant banking                     111,960          153,614          246,887       (27.1%)      (37.8%)
------------------------------------------------------------------------------------------------------------
Total investment banking       $   1,333,751    $   1,037,213     $  1,031,051        28.6%         0.6%
============================================================================================================

Investment banking revenues increased 28.6% to $1.33 billion in fiscal 2006 from $1.04 billion in fiscal 2005. Underwriting revenues increased 9.3% to $514.7 million in fiscal 2006 from $470.9 million in fiscal 2005, primarily due to higher levels of high yield and high grade underwriting activity. Partially offsetting these increases was a decline in equity underwriting revenues reflecting lower levels of equity underwriting activity. Advisory and other fees for fiscal 2006 increased 71.3% to $707.1 million from $412.7 million for fiscal 2005, reflecting a significant increase in completed M&A assignments during fiscal 2006. Merchant banking revenues include realized and unrealized investment gains and performance fees on managed merchant banking funds. Merchant banking revenues decreased 27.1% to $112.0 million for fiscal 2006 from $153.6 million for fiscal 2005, reflecting lower net gains on the Company's portfolio of investments and lower performance fees on managed merchant banking funds.

Net interest revenues (interest and dividends revenue less interest expense) increased 25.5% to $1.21 billion in fiscal 2006 from $965.4 million in fiscal 2005. The increase in net interest revenues was primarily attributable to higher levels of customer interest-bearing balances and improved net interest margins. Average customer margin debt balances increased 5.4% to $68.4 billion in fiscal 2006 from $64.9 billion in fiscal 2005. Average customer short balances decreased 2.1% to $82.6 billion in fiscal 2006 from $84.4 billion in fiscal 2005 and average securities borrowed balances decreased 7.4% to $55.0 billion in fiscal 2006 from $59.4 billion in fiscal 2005.

Asset management and other revenues increased 40.9% to $523.9 million for fiscal 2006 from $371.7 million for fiscal 2005, primarily reflecting increased performance fees on proprietary hedge fund products and increased management fees on higher levels of traditional assets under management. PCS fees also increased due to higher levels of fee-based assets.

Fiscal 2005 versus Fiscal 2004 Net revenues increased 8.8% to $7.41 billion in fiscal 2005 from $6.81 billion in fiscal 2004 due to increases in all revenue categories, including net interest revenues, principal transactions revenues, commission revenues, investment banking revenues and asset management and other revenues.

Commission revenues in fiscal 2005 increased 1.9% to $1.20 billion from $1.18 billion in fiscal 2004. Institutional commissions increased 10.4% to $776.9 million from $703.6 million in fiscal 2004 due to increased average daily trading volume on the NYSE and market share improvement. Clearance commissions decreased 14.0% to $260.9 million in fiscal 2005 from $303.2 million in fiscal 2004, primarily reflecting lower trading volumes and rates from prime brokerage clients. Retail commissions decreased 5.0% to $162.7 million in fiscal 2005 from $171.3 million in fiscal 2004.

Revenues from principal transactions in fiscal 2005 increased 6.7% to $3.84 billion from $3.60 billion in fiscal 2004. Fixed income revenues decreased 2.4% to $3.00 billion for fiscal 2005 from $3.07 billion for fiscal 2004, primarily attributable to a decrease in net revenues in the mortgage-backed securities business, which was partially offset by an increase in net revenues in the Company's leveraged finance and distressed debt areas. Mortgage-backed securities origination revenues declined from the robust levels of fiscal 2004 due to a flattening yield curve, shifting market conditions and changes in product mix. A decline in agency CMO volumes was offset by an increase in non-agency

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                                    continued

mortgage originations. Secondary mortgage-backed securities revenues also declined from fiscal 2004 as an increase in hedging costs, resulting from more volatile market conditions, offset increased customer volumes. The net revenues from leveraged finance increased as acquisition-related financing rose on increased M&A activities and distressed debt revenues increased as credit spreads tightened and customer activity increased. In addition, revenues from credit and fixed income derivatives increased due to increased customer volume. Revenues derived from the Company's equities activities increased 60.0% to $837.7 million in fiscal 2005 from $523.6 million in fiscal 2004, primarily due to increased revenues from the Company's equity derivatives as a result of increased customer volume and principal gains of $75.6 million associated with the Company's investment in the International Securities Exchange ("ISE"). In addition, equity revenues from the Company's international equity sales and trading business increased, which benefited from higher average daily trading volumes and increased market share.

Investment banking revenues increased slightly to $1.04 billion in fiscal 2005 from $1.03 billion in fiscal 2004. Underwriting revenues increased 8.6% to $470.9 million in fiscal 2005 from $433.4 million in fiscal 2004, primarily resulting from higher levels of equity underwriting revenues that reflected strengthening market conditions and increased new issue activity. Partially offsetting these increases was a decline in high yield underwriting revenues on lower new issue volumes. Advisory and other fees for fiscal 2005 increased 17.7% to $412.7 million from $350.7 million for fiscal 2004 as M&A fees rose resulting from an increase in completed M&A assignments during fiscal 2005. In addition, mortgage servicing revenues increased during fiscal 2005, reflecting significant growth in loan servicing volumes. Merchant banking revenues decreased 37.8% to $153.6 million for fiscal 2005 from $246.9 million for fiscal 2004. Merchant banking revenues include realized and unrealized investment gains and performance fees on managed merchant banking funds. Fiscal 2004 includes merchant banking gains of approximately $163 million related to the Company's investment in New York & Company, Inc.

Net interest revenues (interest and dividends revenue less interest expense) increased 36.3% to $965.4 million in fiscal 2005 from $708.3 million in fiscal 2004. The increase in net interest revenues was primarily attributable to higher levels of customer interest-bearing balances and improved net interest margins. Average customer margin debt balances increased 25.8% to $64.9 billion in fiscal 2005 from $51.6 billion in fiscal 2004. Average customer short balances increased 10.6% to $84.4 billion in fiscal 2005 from $76.3 billion in fiscal 2004 and average securities borrowed balances decreased 3.3% to $59.4 billion in fiscal 2005 from $61.4 billion in fiscal 2004.

Asset management and other revenues increased 24.0% to $371.7 million for fiscal 2005 from $299.9 million for fiscal 2004, primarily reflecting increased performance fees on proprietary hedge fund products. Management fees also increased during fiscal 2005 on higher levels of traditional assets under management. PCS fees increased as well due to higher levels of fee-based assets.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                                    continued

Non-Interest Expenses

The Company's non-interest expenses for the fiscal years ended November 30, 2006, 2005 and 2004 were as follows:

-------------------------------------------------------------------------------------------------------------------------
                                                                                             % Increase (Decrease)
                                          2006             2005             2004            2006/2005      2005/2004
-------------------------------------------------------------------------------------------------------------------------
(in thousands)
-------------------------------------------------------------------------------------------------------------------------
Employee compensation
    and benefits                    $   4,343,499     $   3,553,216    $   3,253,862          22.2%           9.2%
Floor brokerage, exchange
    and clearance fees                    226,882           221,553          230,652           2.4%          (3.9%)
Communications and technology             478,780           401,673          369,176          19.2%           8.8%
Occupancy                                 197,756           167,825          141,916          17.8%          18.3%
Advertising and market
    development                           147,262           126,678          113,800          16.2%          11.3%
Professional fees                         279,942           229,198          197,086          22.1%          16.3%
Other expenses                            406,414           503,592          484,237         (19.3%)          4.0%
-------------------------------------------------------------------------------------------------------------------------
Total non-interest expenses         $   6,080,535     $   5,203,735    $   4,790,729          16.8%           8.6%
=========================================================================================================================

Fiscal 2006 versus Fiscal 2005 Employee compensation and benefits includes the cost of salaries, benefits and incentive compensation, including Capital Accumulation Plan ("CAP Plan") units, restricted stock units and option awards. Employee compensation and benefits increased 22.2% to $4.34 billion for fiscal 2006 from $3.55 billion for fiscal 2005, primarily due to higher discretionary compensation associated with the increase in net revenues and increased headcount. Employee compensation and benefits as a percentage of net revenues was 47.1% for fiscal 2006, compared with 47.9% for fiscal 2005. Full-time employees increased to 13,566 at November 30, 2006 from 11,843 at November 30, 2005.

Non-compensation expenses increased 5.2% to $1.74 billion for fiscal 2006 from $1.65 billion for fiscal 2005. Non-compensation expenses as a percentage of net revenues decreased to 18.8% for fiscal 2006, compared with 22.3% for fiscal 2005. The increase in non-compensation-related costs compared with fiscal 2005 was principally related to increased communications and technology costs, professional fees, occupancy costs and advertising and market development costs. Communications and technology costs increased 19.2% to $478.8 million in fiscal 2006 from $401.7 million in fiscal 2005 as increased headcount resulted in higher voice and market data-related costs as well as information technology consulting costs. Professional fees increased 22.1% to $279.9 million in fiscal 2006 from $229.2 million in fiscal 2005 attributable to higher levels of non-IT consulting fees, employment agency fees, and temporary staff. Occupancy costs increased 17.8% to $197.8 million for fiscal 2006 from $167.8 million for fiscal 2005, reflecting additional office space requirements and higher leasing costs associated with the Company's headquarters building at 383 Madison Avenue in New York City. Advertising and market development costs increased 16.2% to $147.3 million for fiscal 2006 from $126.7 million for fiscal 2005 primarily due to higher levels of business promotion expenses. Other expenses decreased 19.3% to $406.4 million in fiscal 2006 from $503.6 million in fiscal 2005, principally due to a reduction in legal and litigation-related costs. Partially offsetting this decrease was an increase in costs related to the CAP Plan. CAP Plan-related costs increased to $154.0 million for fiscal 2006 from $144.0 million in fiscal 2005 due to a higher level of earnings. The Company achieved a pre-tax profit margin of 34.1% for fiscal 2006, up from 29.8% for fiscal 2005.

The Company's effective tax rate increased to 34.73% for fiscal 2006, compared with 33.75% for fiscal 2005, primarily due to an increase in the level of earnings in fiscal 2006, as related to preference items.

Fiscal 2005 versus Fiscal 2004 Employee compensation and benefits includes the cost of salaries, benefits and incentive compensation, including CAP Plan units, restricted stock units and option awards. Employee compensation

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                                    continued

and benefits increased 9.2% to $3.55 billion for fiscal 2005 from $3.25 billion for fiscal 2004, primarily due to higher discretionary compensation associated with the increase in net revenues and an increase in headcount. Employee compensation and benefits as a percentage of net revenues was 47.9% for fiscal 2005, compared with 47.8% for fiscal 2004. Full-time employees increased to 11,843 at November 30, 2005 from 10,961 at November 30, 2004.

Non-compensation expenses increased 7.4% to $1.65 billion for fiscal 2005 from $1.54 billion for fiscal 2004. Non-compensation expenses as a percentage of net revenues decreased to 22.3% for fiscal 2005, compared with 22.6% for fiscal 2004. The increase in non-compensation-related costs compared with fiscal 2004 was principally related to increased communications and technology costs, occupancy costs and professional fees. Communications and technology costs increased 8.8% as increased headcount resulted in higher voice and market data-related costs. Occupancy costs increased 18.3% to $167.8 million for fiscal 2005, reflecting additional office space requirements and higher leasing costs associated with the Company's headquarters building at 383 Madison Avenue in New York City. Professional fees increased 16.3% to $229.2 million in fiscal 2005 from $197.1 million in fiscal 2004, attributable to higher levels of legal fees, temporary help and employment agency fees. Other expenses increased $19.4 million, or 4.0%, in fiscal 2005, principally due to an increase in litigation-related costs. Partially offsetting these increases was a decrease in costs related to the CAP Plan. CAP Plan-related costs decreased to $144.0 million for fiscal 2005 from $176.0 million in fiscal 2004 due to fewer CAP Plan units outstanding. The Company achieved a pre-tax profit margin of 29.8% for fiscal 2005, up slightly from 29.7% for fiscal 2004.

The Company's effective tax rate increased to 33.75% for fiscal 2005, compared with 33.50% for fiscal 2004.

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

For the year ended November 30, 2006, the Company changed its presentation of segments to allocate certain revenues (predominantly interest) as well as certain corporate administrative expenses from "Other" to its three business segments. Certain legal and CAP Plan costs continue to be included in "Other." Management believes that these changes provide an improved representation of each segment's contribution to net revenues and pre-tax income for which to evaluate performance. These reclassifications were also made to prior year amounts to conform to the current year's presentation and are reflected in the following business segment discussion and in Note 19, "Segment and Geographic Area Data," in Notes to Consolidated Financial Statements.

Capital Markets

------------------------------------------------------------------------------------------------------------------
                                                                                           % Increase (Decrease)
                                     2006               2005                2004         2006/2005     2005/2004
------------------------------------------------------------------------------------------------------------------
(in thousands)
------------------------------------------------------------------------------------------------------------------
Net revenues
  Institutional equities         $  1,961,769       $   1,445,907      $   1,087,819        35.7%       32.9%
  Fixed income                      4,189,879           3,293,044          3,147,261        27.2%        4.6%
  Investment banking                1,169,505             983,044          1,070,048        19.0%       (8.1%)
------------------------------------------------------------------------------------------------------------------
Total net revenues               $  7,321,153       $   5,721,995      $   5,305,128        27.9%        7.9%
Pre-tax income                   $  2,800,506       $   2,020,484      $   1,914,917        38.6%        5.5%
------------------------------------------------------------------------------------------------------------------

Note: Certain prior period items have been reclassified to conform to the current period's presentation.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                                    continued

The Capital Markets segment is comprised of the institutional equities, fixed income and investment banking areas. The Capital Markets segment operates as a single integrated unit that provides the sales, trading and origination effort for various fixed income, equity and advisory products and services. Each of the three businesses work in tandem to deliver these products and services to institutional and corporate clients.

Institutional equities consists of sales, trading and research, in areas such as domestic and international equities, block trading, over-the-counter equities, equity derivatives, energy and commodity activities, risk and convertible arbitrage and through a majority-owned joint venture, specialist activities on the NYSE, American Stock Exchange ("AMEX") and ISE. Fixed income includes sales, trading, origination and research provided to institutional clients across a variety of products such as mortgage- and asset-backed securities, corporate and government bonds, municipal bonds, high yield products, including bank and bridge loans, foreign exchange and interest rate and credit derivatives. Investment banking provides services in capital raising, strategic advice, mergers and acquisitions and merchant banking. Capital raising encompasses the Company's underwriting of equity, investment grade, municipal and high yield debt products.

Fiscal 2006 versus Fiscal 2005 Net revenues for Capital Markets increased 27.9% to $7.32 billion for fiscal 2006, compared with $5.72 billion for fiscal 2005. Pre-tax income for Capital Markets increased to $2.80 billion for fiscal 2006 from $2.02 billion for fiscal 2005. Pre-tax profit margin was 38.3% for fiscal 2006, compared with 35.3% for fiscal 2005.

Institutional equities net revenues for fiscal 2006 increased 35.7% to $1.96 billion from $1.45 billion for fiscal 2005. Revenues from the Company's energy and commodity activities increased, reflecting gains from the sale of certain commodity assets and increased revenues from the Company's energy activities. Equity derivatives revenues increased during fiscal 2006 to record levels reflecting increased customer activity and favorable market conditions. Net revenues from international institutional equities activities increased, reflecting higher customer trading volumes and increased market share in both the European and Asian equity markets. Risk arbitrage revenues also increased during fiscal 2006 on higher announced M&A volumes and market share gains. Fiscal 2006 also included gains on the Company's investment in the NYSE Group Inc.

Fixed income net revenues increased 27.2% to $4.19 billion for fiscal 2006 from $3.29 billion for fiscal 2005, primarily reflecting strong results from the Company's mortgage-backed securities area as well as record net revenues from the credit businesses. Mortgage-backed securities revenues increased during fiscal 2006 when compared with fiscal 2005 on higher origination volumes from asset-backed securities, ARMs, and commercial mortgage-backed securities, as well as increased secondary trading revenues. Credit products net revenues reached record levels, reflecting a significant increase in revenues from the Company's leveraged finance, distressed trading and credit derivatives areas. Leveraged finance revenues achieved record levels, reflecting the surge in acquisition related financing activity associated with higher M&A volumes and increased market share. Revenues from the Company's interest rate product business declined during fiscal 2006 when compared with fiscal 2005, primarily due to a decrease in interest rate derivatives and foreign exchange revenues.

Investment banking revenues increased 19.0% to $1.17 billion for fiscal 2006 from $983.0 million for fiscal 2005. Underwriting revenues increased 6.7% to $567.6 million for fiscal 2006 from $532.0 million for fiscal 2005. Higher levels of high yield and high grade underwriting activity during fiscal 2006 were partially offset by lower levels of equity underwriting activity. Advisory and other fees for fiscal 2006 increased 64.7% to $489.9 million from $297.4 million for fiscal 2005, reflecting an increase in M&A fees resulting from a significant increase in completed M&A assignments. Merchant banking revenues include realized and unrealized investment gains and performance fees on managed merchant banking funds. Merchant banking revenues decreased 27.1% to $112.0 million for fiscal 2006 from $153.6 million for fiscal 2005.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                                    continued

Fiscal 2005 versus Fiscal 2004 Net revenues for Capital Markets increased 7.9% to $5.72 billion for fiscal 2005, compared with $5.31 billion for fiscal 2004. Pre-tax income for Capital Markets increased 5.5% to $2.02 billion for fiscal 2005 from $1.91 billion for fiscal 2004. Pre-tax profit margin was 35.3% for fiscal 2005, compared with 36.1% for fiscal 2004.

Institutional equities net revenues for fiscal 2005 increased 32.9% to $1.45 billion from $1.09 billion for fiscal 2004. Net revenues from domestic and international institutional equities activities increased, reflecting higher customer trading volumes. Market share gains in Europe and improved Asian equity markets contributed to an increase in net revenues from international equities activities in fiscal 2005. Risk arbitrage revenues increased during fiscal 2005 on higher announced M&A volumes and market share gains. Equity derivatives revenues also increased significantly during fiscal 2005, benefiting from improved market conditions and increased customer activity. Fiscal 2005 also includes principal gains of $63.3 million associated with the Company's investment in the ISE. Partially offsetting these increases was a decline in net revenues from NYSE specialist activities during fiscal 2005, reflecting lower market volatility.

Fixed income net revenues increased 4.6% to $3.29 billion for fiscal 2005 from $3.15 billion for fiscal 2004, primarily reflecting strong results from the Company's high yield business, particularly the leveraged finance and distressed debt areas. Credit derivatives net revenues increased during fiscal 2005 on improved customer volumes together with market share gains. In addition, net revenues from the Company's interest rate business increased significantly on record foreign exchange net revenues. During fiscal 2005, the Company maintained its industry-leading position in underwriting adjustable-rate mortgages and non-conforming fixed-rate mortgages. Mortgage-backed securities revenues declined from the robust levels of fiscal 2004 due to a flattening yield curve, shifting market conditions and changes in product mix. Secondary mortgage-backed securities revenues also declined from fiscal 2004 as an increase in hedging costs resulting from volatile market conditions offset increased customer volumes.

Investment banking revenues decreased 8.1% to $983.0 million for fiscal 2005 from $1.07 billion for fiscal 2004. Underwriting revenues increased 2.4% to $532.0 million for fiscal 2005 from $519.7 million for fiscal 2004. Higher levels of equity and municipal underwriting revenues during fiscal 2005 were partially offset by lower levels of high yield underwriting revenues. Advisory and other fees for fiscal 2005 decreased 2.0% to $297.4 million from $303.4 million for fiscal 2004. Merchant banking revenues decreased 37.8% to $153.6 million for fiscal 2005 from $246.9 million for fiscal 2004. Fiscal 2004 included merchant banking gains related to the Company's investment in New York & Company, Inc.

Global Clearing Services

-------------------------------------------------------------------------------------------------------
                                                                                % Increase (Decrease)
                               2006            2005             2004           2006/2005     2005/2004
-------------------------------------------------------------------------------------------------------
(in thousands)
-------------------------------------------------------------------------------------------------------
Net revenues             $   1,076,997     $ 1,028,864      $   894,333          4.7%           15.0%
Pre-tax income           $     464,519     $   471,796      $   349,922         (1.5%)          34.8%
-------------------------------------------------------------------------------------------------------

Note: Certain prior period items have been reclassified to conform to the current period's presentation.

The Global Clearing Services segment provides execution, clearing, margin lending and securities borrowing to facilitate customer short sales to clearing clients worldwide. Prime brokerage clients include hedge funds and clients of money managers, short sellers, arbitrageurs and other professional investors. Fully disclosed clients engage in either the retail or institutional brokerage business. At November 30, 2006 and 2005, the Company held approximately $291.2 billion and $264.1 billion, respectively, in equity in Global Clearing Services client accounts.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                                    continued

Fiscal 2006 versus Fiscal 2005 Net revenues for Global Clearing Services increased 4.7% to $1.08 billion for fiscal 2006 from $1.03 billion for fiscal 2005. Net interest revenues increased 9.1% to $802.6 million for fiscal 2006 from $735.8 million for fiscal 2005, primarily reflecting increased average customer margin balances from prime brokerage clients. These results were partially offset by a decline in commission and other revenues of 6.4% to $274.4 million for fiscal 2006 from $293.1 million for fiscal 2005, reflecting reduced rates from prime brokerage and fully disclosed clients. Pre-tax income decreased 1.5% to $464.5 million for fiscal 2006 from $471.8 million for fiscal 2005. Pre-tax profit margin was 43.1% for fiscal 2006, compared with 45.9% for fiscal 2005.

The following table presents the Company's interest-bearing balances for the fiscal years ended November 30, 2006 and 2005:

-----------------------------------------------------------------------------------------------------
                                                                       2006                 2005
-----------------------------------------------------------------------------------------------------
(in billions)
-----------------------------------------------------------------------------------------------------
Margin debt balances, average for period                         $      68.4           $      64.9
Margin debt balances, at period end                                     78.6                  66.6
Customer short balances, average for period                             82.6                  84.4
Customer short balances, at period end                                  95.8                  79.9
Securities borrowed, average for period                                 55.0                  59.4
Securities borrowed, at period end                                      57.6                  49.9
Free credit balances, average for period                                32.8                  29.7
Free credit balances, at period end                                     32.6                  31.0
Equity held in client accounts                                         291.2                 264.1
-----------------------------------------------------------------------------------------------------

Fiscal 2005 versus Fiscal 2004 Net revenues for Global Clearing Services increased 15.0% to $1.03 billion for fiscal 2005 from $894.3 million for fiscal 2004. Net interest revenues increased 29.4% to $735.8 million for fiscal 2005 from $568.5 million for fiscal 2004, primarily reflecting increased average customer margin and short sale balances from prime brokerage and fully disclosed clearance clients due to improving US equity market conditions. These results were partially offset by a decline in commission and other revenues of 10.0% to $293.1 million for fiscal 2005 from $325.8 million for fiscal 2004, reflecting reduced trading volumes and rates from prime brokerage clients. Pre-tax income increased 34.8% to $471.8 million for fiscal 2005 from $349.9 million for fiscal 2004, reflecting higher net revenues and stable expenses. Pre-tax profit margin was 45.9% for fiscal 2005, compared with 39.1% for fiscal 2004.

Wealth Management                                                                                    % Increase (Decrease)
(in thousands)                                              2006            2005           2004        2006/2005 2005/2004
-----------------------------------------------------------------------------------------------------------------------------
Net revenues
  Private client services revenues                      $  620,337    $  546,534    $   527,127       13.5%          3.7%
  Revenue transferred to Capital Markets segment           (98,083)      (93,586)       (84,880)       4.8%         10.3%
-----------------------------------------------------------------------------------------------------------------------------
Private client services net revenues                       522,254       452,948        442,247       15.3%          2.4%
Asset management                                           335,474       227,572        185,768       47.4%         22.5%
-----------------------------------------------------------------------------------------------------------------------------
Total net revenues                                      $  857,728    $  680,520    $   628,015       26.0%          8.4%
Pre-tax income                                          $   69,160    $   36,770    $    62,344       88.1%        (41.0%)
-----------------------------------------------------------------------------------------------------------------------------

Note: Certain prior period items have been reclassified to conform to the current period's presentation.

The Wealth Management segment is comprised of the PCS and asset management areas. PCS provides high-net-worth individuals with an institutional level of investment service, including access to the Company's resources and professionals. At November 30, 2006, PCS had approximately 500 account executives in its principal office, six regional offices and two international offices. Asset management manages equity, fixed income

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                                    continued

and alternative assets for corporate pension plans, public systems, endowments, foundations, multi-employer plans, insurance companies, corporations, families and high-net-worth individuals in the United States and abroad.

Fiscal 2006 versus Fiscal 2005 Net revenues for Wealth Management increased 26.0% to $857.7 million for fiscal 2006 from $680.5 million for fiscal 2005. PCS revenues increased 15.3% to $522.3 million for fiscal 2006 from $452.9 million for fiscal 2005, reflecting increased fee income attributable to the Company's private client advisory services products as well as an increase in broker productivity. Asset management revenues increased 47.4% to $335.5 million for fiscal 2006 from $227.6 million for fiscal 2005, reflecting increased performance fees on proprietary hedge fund products and increased management fees on higher levels of traditional assets under management. Pre-tax income for Wealth Management increased 88.1% to $69.2 million in fiscal 2006 from $36.8 million for fiscal 2005.

Assets under management were $52.5 billion at November 30, 2006, reflecting a 25.3% increase from $41.9 billion in assets under management at November 30, 2005. The increase in assets under management primarily reflects an increase in traditional equity assets attributable to both market appreciation and net inflows. Assets under management at November 30, 2006 include $7.8 billion of assets from alternative investment products, a 23.8% increase from $6.3 billion at November 30, 2005.

Fiscal 2005 versus Fiscal 2004 Net revenues for Wealth Management increased 8.4% to $680.5 million for fiscal 2005 from $628.0 million for fiscal 2004. PCS revenues increased 2.4% to $452.9 million for fiscal 2005 from $442.2 million for fiscal 2004, reflecting increased net interest revenues associated with higher margin balances and increased fee income attributable to higher levels of fee-based assets as well as an increase in broker productivity. Asset management revenues increased 22.5% to $227.6 million for fiscal 2005 from $185.8 million for fiscal 2004, reflecting increased performance fees on proprietary hedge fund products. Management fees also increased during fiscal 2005 on higher levels of traditional assets under management. Pre-tax income for Wealth Management decreased 41.0% to $36.8 million in fiscal 2005 from $62.3 million for fiscal 2004. The pre-tax income decrease relates to $22 million in non-recurring income received from the sale of assets to Dreyfus in fiscal 2004 as well as increased operating costs incurred during fiscal 2005.

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

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                                    continued

LIQUIDITY AND CAPITAL RESOURCES

Financial Leverage
------------------

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

Collateralized receivables consist of resale agreements secured predominantly by US government and agency securities, customer margin loans and securities borrowed, which are typically secured by marketable corporate debt and equity securities. The nature of the Company's business as a securities dealer requires it to carry significant levels of securities inventories to meet its customer and proprietary trading needs. Additionally, the Company's role as a financial intermediary for customer activities, which it conducts on a principal basis, together with its customer-related activities in its clearance business, results in significant levels of customer-related balances, including customer margin debt, securities borrowed and reverse repurchase activity. The Company's total assets and financial leverage can and do fluctuate, depending largely on economic and market conditions, volume of activity and customer demand.

The Company's total assets at November 30, 2006 increased to $350.4 billion from $287.3 billion at November 30, 2005. The increase was primarily attributable to increases in financial instruments owned, assets of variable interest entities and mortgage loan special purpose entities, securities received as collateral, and securities borrowed, partially offset by a decrease in securities purchased under agreements to resell. The Company's total capital base, which consists of long-term debt, preferred equity issued by subsidiaries and total stockholders' equity, increased to $66.7 billion at November 30, 2006 from $54.3 billion at November 30, 2005. This change was primarily due to a net increase in long-term debt and an increase in stockholders' equity primarily due to fiscal 2006 earnings.

The Company's total capital base as of November 30, 2006 and 2005 was as follows:

                                                                                      2006                  2005
--------------------------------------------------------------------------------------------------------------------
(in millions)
--------------------------------------------------------------------------------------------------------------------
Long-Term Borrowings:
Senior debt                                                                     $    53,307.4         $    43,227.1
Subordinated debt(1)                                                                  1,262.5                 262.5
--------------------------------------------------------------------------------------------------------------------
Total Long-Term Borrowings                                                      $    54,569.9         $    43,489.6

Stockholders' Equity:
Preferred stockholders' equity                                                  $       359.2         $       372.3
Common stockholders' equity                                                          11,770.2              10,419.1
-------------------------------------------------------------------------------------------------------------------
Total Stockholders' Equity                                                      $    12,129.4         $    10,791.4
-------------------------------------------------------------------------------------------------------------------
Total Capital                                                                   $    66,699.3         $    54,281.0
===================================================================================================================

(1) Includes $1.0 billion in subordinated debt issued by the Company and $262.5 million in junior subordinated deferrable interest debentures ("Debentures") issued by the Company and held by Bear Stearns Capital Trust III ("Capital Trust III") at November 30, 2006 and $262.5 million in Debentures issued by the Company and held by Capital Trust III at November 30, 2005. See Note 9, "Long-Term Borrowings," and Note 10, "Preferred Stock," in the Notes to Consolidated Financial Statements for further information.


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

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                                    continued

on- and off-balance-sheet risks (i.e., market, credit and liquidity) and regulatory capital requirements. As such, the liquidity and risk characteristics of assets being held are critical determinants of both total capital and the equity portion thereof, thus significantly influencing the amount of leverage that the Company can employ.

Given the nature of the Company's market-making and customer-financing activity, the overall size of the balance sheet fluctuates from time to time. The Company's total assets at each quarter end are typically lower than would be observed on an average basis. At the end of each quarter, the Company typically uses excess cash to finance high-quality, highly liquid securities inventory that otherwise would be funded via the repurchase agreement market. In addition, the Company reduces its matched book repurchase and reverse repurchase activities at quarter end. Finally, the Company may reduce the aggregate level of inventories through ordinary course, open market activities in the most liquid portions of the balance sheet, which are principally US government and agency securities and agency mortgage pass-through securities. At November 30, 2006, total assets of $350.4 billion were approximately 0.5% higher than the average of the month-end balances observed over the trailing 12-month period, while total assets at November 30, 2005 were approximately 5.9% lower than the average of the same time period in the prior year. Despite reduced total assets at each quarter end, the Company's overall market, credit and liquidity risk profile does not change materially, since the reduction in asset balances is predominantly in highly liquid, short-term instruments that are financed on a secured basis. This periodic reduction verifies the inherently liquid nature of the balance sheet and provides consistency with respect to creditor constituents' evaluation of the Company's financial condition.

Leverage Ratios
Balance sheet leverage measures are one approach to assessing the capital adequacy of a securities firm, such as the Company. Gross leverage equals total assets divided by stockholders' equity, inclusive of preferred and trust preferred equity. The Company views its trust preferred equity as a component of its equity capital base given the equity-like characteristics of the securities. The Company also receives rating agency equity credit for these securities. Net adjusted leverage equals net adjusted assets divided by tangible equity capital, which excludes goodwill and intangible assets from both the numerator and denominator, as equity used to support goodwill and intangible assets is not available to support the balance of the Company's net assets. With respect to a comparative measure of financial risk and capital adequacy, the Company believes that the low-risk nature of the items excluded in deriving net adjusted assets (see table) renders net adjusted leverage as the relevant measure.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                                    continued

The following table presents total assets and net adjusted assets with the resultant leverage ratios at November 30, 2006 and 2005:


                                                       2006                 2005
-------------------------------------------------------------------------------------
(in millions, except ratios)
-------------------------------------------------------------------------------------
Total assets                                        $   350,433         $    287,293
   Deduct:
      Cash and securities deposited with clearing
        organizations or segregated in compliance
        with federal regulations                          8,804                5,270
      Securities purchased under agreements
        to resell                                        38,838               42,648
      Securities received as collateral                  19,648               12,426
      Securities borrowed                                80,523               62,915
      Receivables from customers                         29,482               31,273
      Assets of variable interest entities and
        mortgage loan special purpose entities,
        net                                              29,080               14,321
      Goodwill & intangible assets                          383                  355
------------------------------------------------------------------------------------
Subtotal                                                143,675              118,085
------------------------------------------------------------------------------------
   Add:
      Financial instruments sold,
        but not yet purchased                            42,256               33,022
   Deduct:
      Derivative financial instruments sold,
        but not yet purchased                            11,865               10,975
------------------------------------------------------------------------------------
Net adjusted assets                                 $   174,066              140,132
====================================================================================
Stockholders' equity
      Common equity                                 $    11,770         $     10,419
      Stock-based compensation(1)                           816                    -
      Preferred stock                                       359                  372
------------------------------------------------------------------------------------
Total adjusted stockholders' equity                      12,945               10,791
------------------------------------------------------------------------------------
   Add:
      Trust preferred equity                                263                  263
-------------------------------------------------------------------------------------
Subtotal - leverage equity                               13,208               11,054
-------------------------------------------------------------------------------------
   Deduct:
      Goodwill & intangible assets                          383                  355
-------------------------------------------------------------------------------------
Tangible equity capital                             $    12,825         $     10,699
=====================================================================================
Gross leverage                                            26.5x                26.0x
Net adjusted leverage                                     13.6x                13.1x
-------------------------------------------------------------------------------------

(1) Represents stock-based compensation associated with fiscal 2006 awards that was reflected in equity as of the grant date in December 2006, in accordance with SFAS No. 123(R), "Share-based Payment." In previous years, stock-based compensation granted in December was included in stockholders' equity at November year end. Excluding this adjustment for stock-based compensation, gross leverage and net adjusted leverage would be 28.3x and 14.5x, respectively.


Funding Strategy & Liquidity Risk Management
--------------------------------------------

General Funding Strategy

Liquidity is extraordinarily important for financial services firms in general and for securities firms such as the Company in particular, given their reliance on market confidence. The Company's overall objective and general funding strategy seeks to ensure liquidity and diversity of funding sources to meet the Company's financing needs at all times and under all market environments. In financing its balance sheet, the Company attempts to maximize its use of secured funding where economically competitive. Short-term sources of cash consist principally of collateralized borrowings, including repurchase transactions, sell/buy arrangements, securities lending arrangements and customer free credit balances. Short-term unsecured funding sources expose the Company to rollover risk, as providers of credit are not obligated to refinance the instruments at maturity. For this reason, the Company seeks to prudently manage its

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                                    continued

reliance on short-term unsecured borrowings by maintaining an adequate total capital base and extensive use of secured funding. In addition to this strategy, the Company places emphasis on diversification by product, geography, maturity and instrument in order to further ensure prudent, moderate usage of more credit-sensitive, potentially less stable, funding. Short-term unsecured funding sources include commercial paper, medium-term notes and bank borrowings, which generally have maturities ranging from overnight to one year. The Company views its secured funding as inherently less credit sensitive and therefore a more stable source of funding due to the collateralized nature of the borrowing.

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

The borrowing value advance rates used in the Company's liquidity ratio calculation and the haircuts incorporated in the cash capital model are symmetrical. These advance rates are considered readily available, even in a stress environment. In the vast majority of circumstances/asset classes, advance rates are derived from committed secured bank facilities, whereby a bank or group of banks are contractually obligated to lend to the Company at a pre-specified advance rate on specific types of collateral regardless of "market environment." As such, the advance rates/haircuts in the alternative liquidity models are typically worse than those the Company realizes in normalized repo and secured lending markets. The advance rates in the liquidity ratio reflect what can be reliably realized in a stressed liquidity environment. The haircuts used in the cash capital model are consistent with the advance rates used in the liquidity ratio in that the haircut is equal to one minus the advance rate.

As of November 30, 2006, the market value of unencumbered, unhypothecated financial instruments owned by the Company was approximately $47.7 billion with a borrowing value of $37.2 billion. The assets are primarily comprised of mortgage- and asset-backed securities, investment grade municipal and corporate bonds, US equities and residential

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                                    continued

and commercial mortgage whole loans. The average advance rate on these different asset types ranges from 51% to 95% and, as described above, is based predominantly on committed, secured facilities that the Company and its subsidiaries maintain in different regions globally. The liquidity ratio, explained above, based solely on Company-owned securities, has averaged 125% over the previous 12 months, including unused committed unsecured bank credit and 119%, excluding the unsecured portion of the Company's $4.0 billion committed revolving credit facility. On this same basis, the liquidity ratio was 131% as of November 30, 2006 and 125% excluding committed unsecured bank credit.

While The Bear Stearns Companies Inc. ("Parent Company") is the primary issuer of unsecured debt in the marketplace, the collateral referred to in the preceding paragraph is held in various subsidiaries, both regulated and unregulated. A subsidiary's legal entity status and the Company's intercompany funding structure may constrain liquidity available to the Parent Company, as regulators may prevent the flow of funds and/or securities from a regulated subsidiary to its parent company or other subsidiaries. In recognition of this potential for liquidity to be trapped in subsidiaries, the Company maintains a minimum of $5.0 billion of liquidity immediately accessible by the Parent Company at all times. This liquidity reserve takes the form of cash deposits and money market instruments that are held at the Parent Company and high-quality collateral (corporate bonds, municipal bonds, equity securities) that is owned by subsidiaries and explicitly pledged to and segregated for the benefit of the Parent Company and maintained at a third-party custodian. For purposes of calculating the aggregate value of the liquidity reserve, the contractually obligated advance rates described herein are used to determine the borrowing value of collateral pledged. In addition to this immediately available liquidity, the Company monitors unrestricted liquidity available to the Parent Company via the ability to monetize unencumbered assets held in unregulated and regulated entities. As of November 30, 2006, approximately $33.8 billion of the market value identified in the liquidity ratio data above was held in unregulated entities and thus likely to be available to the Parent Company, while an additional $4.0 billion market value had been pledged to the Parent Company as collateral for inter-company borrowings and was thus readily available. The remaining $9.9 billion market value of unencumbered securities was held in regulated entities, a portion of which may not be available to provide liquidity to the Parent Company.

The cash capital framework is utilized to evaluate the Company's long-term funding sources and requirements in their entirety. Cash capital required to support all of the Company's assets is determined on a regular basis. For purposes of broadly classifying the drivers of cash capital requirements, cash capital usage can be delineated across two very broad categories as (1) firmwide haircuts and (2) illiquid assets/long-term investments. More precisely, the Company holds cash capital to support longer-term funding requirements, including, but not limited to, the following:

      o That portion of financial instruments owned that cannot be funded on a secured basis (i.e., the haircuts);
      o Margin loans and resale principal in excess of the borrowing value of collateral received;
      o Operational cash deposits required to support the regular activities of the Company (e.g., exchange initial margin);
      o Unfunded committed funding obligations, such as corporate loan commitments;
      o     Less liquid and illiquid assets, such as goodwill and fixed assets;
      o Uncollateralized funded loans and funded loans secured by illiquid and/or non-rehypothecatable collateral;
      o     Merchant banking assets and other long-term investments; and
      o Regulatory capital in excess of a regulated entity's cash capital based longer-term funding requirements.

At November 30, 2006, the Company's net cash capital position was $519.4 million. Fluctuations in net cash capital are common and are a function of variability in total assets, balance sheet composition and total capital. The Company attempts to maintain cash capital sources in excess of

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                                    continued

the aggregate longer-term funding requirements of the firm (i.e., positive net cash capital). Over the 12 months of fiscal year 2006, the Company's total cash capital requirement, cash capital intensity ratio (average haircut), and net cash capital position have averaged $53.9 billion, 15.2% and $1.8 billion, respectively.

In addition to the alternative funding measures above, the Company monitors the maturity profile of its unsecured debt to minimize refinancing risk, maintains relationships with a broad global base of debt investors and bank creditors, establishes and adheres to strict short-term debt investor concentration limits, and periodically tests its secured and unsecured committed credit facilities. An important component of the Company's funding and liquidity risk management efforts involves ongoing dialogues with a large number of creditor constituents. Strong relationships with a diverse base of creditors and debt investors are crucial to the Company's liquidity. The Company also maintains available sources of short-term funding that exceed actual utilization, thus allowing it to endure changes in investor appetite and credit capacity to hold the Company's debt obligations.

With respect to the management of refinancing risk, the maturity profile of the long-term debt portfolio of the Company is monitored on an ongoing basis and structured within the context of two diversification guidelines. The Company has a general guideline of no more than 20% of its long-term debt portfolio maturing in any one year, as well as no more than 10% maturing in any one quarter over the next five years. The Company continued to effectively meet these guidelines at the end of fiscal 2006 as evidenced by the bar graphs below. As of November 30, 2006, the weighted average maturity of the Company's long-term debt was 4.4 years.

                  MANAGEMENT'S DISCUSSION AND ANALYSIS

                               continued

                  YEARLY LONG-TERM DEBT MATURITY PROFILE

                        As of November 30, 2006

$ in Millions
11,000  |
10,000  |
 9,000  |
 8,000  |
 7,000  |                       [GRAPHIC OMITTED - BAR CHART
 6,000  |                        SHOWN BY TABULAR DATA BELOW]
 5,000  |
 4,000  |
 3,000  |
 2,000  |
 1,000  |
     0  |
        ------------------------------------------------------------------------
                One  Two  Three  Four  Five  Six  Seven  Eight  Nine  Ten & >
                                            YEARS

                    One     Two    Three    Four    Five     Six   Seven   Eight    Nine   Ten & >
Non-Extendibles    6,484   7,694   8,540   6,584   6,812   2,540   3,215   2,851   1,381   5,171
Extendibles                3,298


               FIVE YEAR QUARTERLY LONG-TERM DEBT MATURITY PROFILE



$ in Millions
5,500   |
5,000   |
4,500   |
4,000   |
3,500   |                                   [GRAPHIC OMITTED - BAR CHART SHOWN BY TABULAR DATA BELOW]
3,000   |
2,500   |
2,000   |
1,500   |
1,000   |
  500   |
    0   |
        ----------------------------------------------------------------------------------------------------------------------------
           1Q07  2Q07  3Q07  4Q07  1Q08  2Q08  3Q08  4Q08  1Q09  2Q09  3Q09  4Q09  1Q10  2Q10  3Q10  4Q10  1Q11  2Q11  3Q11  4Q11

                                                                     QUARTERS

                     --------------------------------------------
                     [_] Non-Extendibles       [_] Extendibles(1)
                     --------------------------------------------



                   1Q07   2Q07   3Q07   4Q07   1Q08   2Q08   3Q08   4Q08   1Q09   2Q09   3Q09   4Q09   1Q10   2Q10   3Q10   4Q10
Non-Extendibles   2,402  1,027  1,477  1,578  2,159  2,599  1,819  1,117  1,979  2,073  1,470  3,018  2,260  470    1,856  1,998
Extendibles(1)                                3,098                  200


                     1Q11    2Q11    3Q11    4Q11
Non-Extendibles     2,908     794   1,746   1,364
Extendibles(1)


(1) Extendibles are debt instruments with an extendible maturity date and are included in long-term debt at the earliest maturity date. Unless debt holders instruct the Company to redeem their debt, the earliest maturity date of these instruments is automatically extended. Based on past experience, the majority of the Company's extendibles is expected to remain outstanding beyond their earliest maturity date.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                                    continued


Committed Credit Facilities
---------------------------

The Company has a committed revolving credit facility ("Facility") totaling $4.0 billion, which permits borrowing on a secured basis by the Parent Company, BSSC, BSIL and certain other subsidiaries. The Facility also allows the Parent Company and BSIL to borrow up to $2.0 billion of the Facility on an unsecured basis. Secured borrowings can be collateralized by both investment-grade and non-investment-grade financial instruments as the Facility provides for defined advance rates on a wide range of financial instruments eligible to be pledged. The Facility contains financial covenants, the most significant of which require maintenance of specified levels of stockholders' equity of the Company and net capital of BSSC. In February 2007, the Company renewed the Facility with similar terms. The Facility now allows the Parent Company, BSIL, and Bear Stearns International Trading Limited ("BSIT") to borrow up to $4.0 billion of the Facility on an unsecured basis. The Facility terminates in February 2008, with all loans outstanding at that date payable no later than February 2009. There were no borrowings outstanding under the Facility at November 30, 2006.

The Company has a $1.50 billion committed revolving securities repo facility ("Repo Facility"), which permits borrowings secured by a broad range of collateral under a repurchase arrangement by the Parent Company, BSIL, BSIT and BSB. The Repo Facility contains financial covenants that require, among other things, maintenance of specified levels of stockholders' equity of the Company. The Repo Facility terminates in August 2007, with all repos outstanding at that date payable no later than August 2008. There were no borrowings outstanding under the Repo Facility at November 30, 2006.

The Company has a $350 million committed revolving credit facility ("Pan Asian Facility"), which permits borrowing on a secured basis by the Parent Company, BSSC, Bear Stearns Japan Limited ("BSJL"), and BSIL. The Pan Asian Facility contains financial covenants that require, among other things, maintenance of specified levels of stockholders' equity of the Company and net capital of BSSC. In December 2006, the Company renewed the Facility at a $350 million committed level with substantially the same terms. The Pan Asian Facility terminates in December 2007 with all loans outstanding at that date payable no later than December 2008. There were no borrowings outstanding under the Pan Asian Facility at November 30, 2006.

The Company has a $350 million committed revolving credit facility ("Tax Lien Facility"), which permits borrowing on a secured basis by the Parent Company, Plymouth Park Tax Services and Madison Tax Capital LLC. The Tax Lien Facility contains financial covenants that require, among other things, maintenance of specified levels of stockholders' equity of the Company. The Tax Lien Facility terminates in March 2007 with all loans outstanding at that date payable no later than March 2008. There were no borrowings outstanding under the Tax Lien Facility at November 30, 2006.

The Company also maintains a series of committed credit facilities, which permit borrowing on a secured basis, to support liquidity needs for the financing of investment-grade and non-investment-grade corporate loans, residential mortgages, commercial mortgages, listed options and whole loans. The facilities are expected to be drawn from time to time and expire at various dates, the longest of such periods ending in fiscal 2007. All of these facilities contain a term-out option of one year or more for borrowings outstanding at expiration. The banks providing these facilities are committed to provide up to an aggregate of approximately $4.5 billion. At November 30, 2006, the borrowings outstanding under these committed credit facilities were $90.1 million.

Capital Resources
-----------------

The Parent Company, operating as the centralized unsecured funding arm of the Company, raises the vast majority of the Company's unsecured debt, including both commercial paper and long-term debt. The Parent Company is thus the "central bank" of the Company, where all capital is held and from which capital is deployed. The Parent Company advances funds in the form of debt or equity to subsidiaries to meet their operating funding needs and regulatory capital requirements. In addition to the primary regulated subsidiaries, the Company also conducts significant activities through other wholly owned subsidiaries, including: Bear Stearns Global Lending Limited, Custodial Trust Company, Bear Stearns Financial Products Inc., Bear Stearns Capital Markets Inc., Bear Stearns Credit Products Inc., Bear Stearns Forex Inc., EMC

                  MANAGEMENT'S DISCUSSION AND ANALYSIS

                               continued


Mortgage Corporation, Bear Stearns Commercial Mortgage, Inc. and Bear Hunter Holdings LLC. In connection with all of the Company's operating activities, a substantial portion of the Company's long-term borrowings and equity has been used to fund investments in, and advances to, these subsidiaries, including subordinated debt advances.

Within this funding framework, the Company attempts to fund equity investments in subsidiaries with equity from the Parent Company (i.e., utilize no equity double leverage). At November 30, 2006, the Parent Company's equity investment in subsidiaries was $7.9 billion versus common stockholders' equity and preferred equity of $11.8 billion and $359.2 million, respectively. As such, at November 30, 2006, the ratio of the equity investment in subsidiaries to Parent Company equity (equity double leverage) was approximately 0.67 based on common equity and 0.65 including preferred equity. At November 30, 2005, these measures were 0.69 based on common equity and 0.67 including preferred equity. Additionally, all subordinated debt advances to regulated subsidiaries for use as regulatory capital, which totaled $10.0 billion at the end of fiscal 2006, are funded with long-term debt issued by the Company, having a remaining maturity equal to or greater than the maturity of the subordinated debt advance. The Company regularly monitors the nature and significance of assets or activities conducted in all subsidiaries and attempts to fund such assets with both capital and/or borrowings having a maturity profile and relative mix consistent with the nature and self-funding ability of the assets being financed. The funding mix also takes into account regulatory capital requirements for regulated subsidiaries.

Long-term debt totaling $48.1 billion and $37.0 billion had remaining maturities beyond one year at November 30, 2006 and November 30, 2005, respectively. The Company accesses funding in a variety of markets in the United States, Europe and Asia. The Company issues debt through syndicated US registered offerings, US-registered and 144A medium-term note programs, other US and non-US bond and note offerings and other methods. The Company's access to external sources of financing, as well as the cost of that financing, is dependent on various factors and could be adversely affected by a deterioration of the Company's long- and short-term debt ratings, which are influenced by a number of factors. These include, but are not limited to: material changes in operating margins; earnings trends and volatility; the prudence of funding and liquidity management practices; financial leverage on an absolute basis or relative to peers; the composition of the balance sheet and/or capital structure; geographic and business diversification; and the Company's market share and competitive position in the business segments in which it operates. Material deterioration in any one or a combination of these factors could result in a downgrade of the Company's credit ratings, thus increasing the cost of and/or limiting the availability of unsecured financing. Additionally, a reduction in the Company's credit ratings could also trigger incremental collateral requirements, predominantly in the over-the-counter derivatives market. As of November 30, 2006, a downgrade by either Moody's Investors Service or Standard & Poor's in the Company's long-term credit ratings to the level of A2 or A (i.e., one notch) would have resulted in the Company being required to post $53.2 million in additional collateral pursuant to contractual arrangements for outstanding over-the-counter derivatives contracts. A downgrade to A3 or A- (i.e., two notches) would have resulted in the Company being required to post an additional $118.1 million in collateral.


At November 30, 2006, the Company's long-term/short-term debt ratings were as follows:

                                           Long-Term Rating   Short-Term Rating
-------------------------------------------------------------------------------
Dominion Bond Rating Service Limited           A(high)           R-1(middle)
Fitch Ratings                                     A+                 F1+
Japan Credit Rating Agency, Ltd                   AA                 NR
Moody's Investors Service                         A1                 P-1
Rating and Investment Information, Inc.           AA-                NR
Standard & Poor's Ratings Services                A+                 A-1
-------------------------------------------------------------------------------

NR - does not assign a short-term rating

In October 2006, Standard & Poor's Ratings Services ("S&P") upgraded The Bear Stearns Companies Inc. long-term rating to A+. In a press release, S&P stated that the rating change reflects the Company's relatively low profit

                  MANAGEMENT'S DISCUSSION AND ANALYSIS

                               continued


volatility, conservative management and cost flexibility, as well as long-term improvements in its liquidity and risk management. In addition, in June 2006, Japan Credit Rating Agency, Ltd. assigned a rating of AA with a "Stable" outlook to the Company, while in August 2006, Rating and Investment Information, Inc. upgraded the Company to AA- from A+ with a "Stable" outlook.

Stock Repurchase Program
------------------------

The Company has various employee stock compensation plans designed to increase the emphasis on stock-based incentive compensation and align the compensation of its key employees with the long-term interests of stockholders. Such plans provide for annual grants of stock units and stock options. The Company intends to offset the potentially dilutive impact of the annual grants by purchasing common stock throughout the year in open market and private transactions. On December 12, 2005, the Board of Directors of the Company approved an amendment to the Stock Repurchase Program ("Repurchase Program") to replenish the previous authorizations to allow the Company to purchase up to $1.5 billion of common stock in fiscal 2006 and beyond. During the fiscal year ended November 30, 2006, the Company purchased under the current and prior authorizations a total of 9,440,880 shares at a cost of approximately $1.22 billion. Approximately $279.9 million was available to be purchased under the current authorization as of November 30, 2006. On December 13, 2006, the Board of Directors of the Company approved an amendment to the Repurchase Program to replenish the previous authorization in order to allow the Company to purchase up to $2.0 billion of common stock in fiscal 2007 and beyond. The Company expects to utilize the repurchase authorization to offset the dilutive impact of annual share awards. The Company may, depending on price and other factors, repurchase additional shares in excess of that required for annual share awards.

During the fiscal year ended November 30, 2006, the Company also purchased a total of 1,141,334 shares of its common stock at a total cost of $154.0 million pursuant to a $200 million CAP Plan Earnings Purchase Authorization, which was approved by the Compensation Committee of the Board of Directors of the Company on November 30, 2005. On December 12, 2006, the Compensation Committee of the Company approved an amendment to the CAP Plan Earnings Purchase Authorization to replenish the previous authorization in order to allow the Company to purchase up to $200 million of common stock in fiscal 2007.

Cash Flows
----------

Fiscal 2006 Cash and cash equivalents decreased $1.26 billion to $4.60 billion at November 30, 2006 from $5.86 billion at November 30, 2005. Cash used in operating activities was $19.22 billion, primarily attributable to increases in financial instruments owned and securities borrowed, net of securities loaned, partially offset by increases in financial instruments sold, but not yet purchased, securities sold under agreements to repurchase, net of securities purchased under agreements to resell and net payable to customers, which occurred in the normal course of business as a result of changes in customer needs, market conditions and trading strategies. Cash used in investing activities of $180.7 million reflected purchases of property, equipment and leasehold improvements. Cash provided by financing activities of $18.14 billion reflected net proceeds from the issuance of long-term borrowings of $19.89 billion and net proceeds relating to short-term borrowings of $9.05 billion, primarily to fund normal operating activities. This was partially offset by net payments for the retirement/repurchase of long-term borrowings of $10.25 billion. Treasury stock purchases of $1.37 billion were made to provide for the annual grant of CAP Plan units, restricted stock units and stock options and other corporate purposes.

Fiscal 2005 Cash and cash equivalents increased $1.69 billion to $5.86 billion at November 30, 2005 from $4.17 billion at November 30, 2004. Cash used in operating activities was $14.44 billion, primarily attributable to an increase in financial instruments owned and a decrease in net payables to customers, partially offset by increases in securities sold under agreements to repurchase, net of securities purchased under agreements to resell and financial instruments sold, but not yet purchased and a decrease in securities borrowed, net of securities loaned, which occurred in the normal course of business as a result of changes in customer needs, market conditions and trading strategies. Cash used in investing activities of $202.9 million reflected purchases of property, equipment and leasehold improvements. Cash provided by financing activities of $16.33 billion reflected net proceeds from the issuance of long-term borrowings of

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                                    continued


$16.00 billion and net proceeds relating to short-term borrowings of $7.80 billion, primarily to fund normal operating activities. This was partially offset by net payments for the retirement/repurchase of long-term borrowings of $7.27 billion. Treasury stock purchases of $869.6 million were made to provide for the annual grant of CAP Plan units, restricted stock units and stock options.

Fiscal 2004 Cash and cash equivalents increased $335.8 million to $4.17 billion at November 30, 2004 from $3.84 billion at November 30, 2003. Cash used in operating activities was $2.34 billion, primarily attributable to an increase in financial instruments owned, partially offset by a decrease in securities borrowed, net of securities loaned and cash and securities deposited with clearing organizations or segregated in compliance with federal regulations, which occurred in the normal course of business as a result of changes in customer needs, market conditions and trading strategies. Cash used in investing activities of $128.4 million reflected purchases of property, equipment and leasehold improvements. Cash provided by financing activities of $2.81 billion reflected net proceeds of $11.25 billion from issuances of long-term borrowings used primarily to fund normal operating activities. This was partially offset by repayments of $6.65 billion in long-term borrowings, and net payments of $1.18 billion relating to short-term borrowings and a $300 million redemption of trust-issued preferred stock. Treasury stock purchases of $780.8 million were made to provide for the annual grant of CAP Plan units, restricted stock units and stock options.

Regulated Subsidiaries
----------------------

Effective December 1, 2005, the Company became regulated by the Securities and Exchange Commission ("SEC") as a consolidated supervised entity ("CSE"). As a CSE, the Company is subject to group-wide supervision and examination by the SEC and is required to compute allowable capital and allowances for market, credit and operational risk on a consolidated basis. As of November 30, 2006, the Company was in compliance with the CSE capital requirements.

As registered broker-dealers and futures commission merchants, Bear Stearns and BSSC are subject to the net capital requirements of the Exchange Act and Rule
1.17 under the Commodity Futures Trading Commission. Effective December 1, 2005, the SEC approved Bear Stearns' use of Appendix E of the Net Capital Rule, which establishes alternative net capital requirements for broker-dealers that are part of consolidated supervised entities. Appendix E allows Bear Stearns to calculate net capital charges for market risk and derivatives-related credit risk based on mathematical models, provided that Bear Stearns holds tentative net capital in excess of $1 billion and net capital in excess of $500 million. BSIL and BSIT, the Company's London-based broker-dealer subsidiaries, are subject to the regulatory capital requirements of the United Kingdom's Financial Services Authority. Additionally, BSB is subject to the regulatory capital requirements of the Financial Regulator. Custodial Trust Company ("CTC"), a Federal Deposit Insurance Corporation ("FDIC") insured New Jersey state chartered bank, is subject to the regulatory capital requirements of the FDIC. At November 30, 2006, Bear Stearns, BSSC, BSIL, BSIT, BSB and CTC were in compliance with their respective regulatory capital requirements. Certain other subsidiaries are subject to various securities regulations and capital adequacy requirements promulgated by the regulatory and exchange authorities of the countries in which they operate. At November 30, 2006, these other subsidiaries were in compliance with their applicable local capital adequacy requirements.

The Company's broker-dealer subsidiaries and other regulated subsidiaries are subject to minimum capital requirements and may also be subject to certain restrictions on the payment of dividends, which could limit the Company's ability to withdraw capital from such regulated subsidiaries, which in turn could limit the Company's ability to pay dividends. See Note 16, "Regulatory Requirements," in the Notes to Consolidated Financial Statements.

Merchant Banking and Private Equity Investments
-----------------------------------------------

In connection with the Company's merchant banking activities, the Company has investments in merchant banking and private equity-related investment funds as well as direct investments in private equity-related investments. At November 30, 2006, the Company held investments with an aggregate recorded value of approximately $822.4 million,

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                                    continued

reflected in the Consolidated Statements of Financial Condition in "Other Assets." At November 30, 2005, the Company held investments with an aggregate recorded value of approximately $658.8 million. In addition to these various direct and indirect principal investments, the Company has made commitments to invest in private equity-related investments and partnerships (see the summary table under "Commitments").

High Yield Positions
--------------------

As part of its fixed income activities, the Company participates in the underwriting and trading of non-investment-grade corporate debt securities and non-investment-grade commercial and leveraged loans. The Company also invests in, syndicates and trades in loans to below-investment-grade-rated companies (collectively, "high yield positions"). Non-investment-grade debt securities have been defined as non-investment-grade corporate debt and emerging market debt rated BB+ or lower, or equivalent ratings recognized by credit rating agencies. At November 30, 2006 and November 30, 2005, the Company held high yield positions approximating $10.73 billion and $6.71 billion, respectively, substantially all of which are in "Financial Instruments Owned" in the Consolidated Statements of Financial Condition, and $605.4 million and $1.72 billion, respectively, reflected in "Financial Instruments Sold, But Not Yet Purchased" in the Consolidated Statements of Financial Condition. Included in the high yield positions are extensions of credit to highly leveraged companies. At November 30, 2006 and 2005, the amount outstanding to highly leveraged borrowers totaled $7.70 billion and $4.24 billion, respectively. The largest industry concentration was the telecommunications industry, which approximated 22.8% and 17.2% of these highly leveraged borrowers' positions at November 30, 2006 and 2005, respectively. Additionally, the Company has lending commitments with highly leveraged borrowers (see the summary table under "Commitments").

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

Contractual Obligations
-----------------------

In connection with its operating activities, the Company enters into contractual obligations that require future cash payments. At November 30, 2006, the Company's contractual obligations by maturity, excluding derivative financial instruments, were as follows:

                                                                    Payments Due by Period
                                                       ---------------------------------------------------
                                                       Fiscal        Fiscal         Fiscal
                                                        2007        2008-2009      2010-2011    Thereafter      Total
------------------------------------------------------------------------------------------------------------------------
(in millions)
------------------------------------------------------------------------------------------------------------------------
Long-term borrowings(1)(2)                           $   6,484     $  19,532     $  13,396       $  15,158     $54,570
Future minimum operating lease payments(3)(4)        $      98     $     204     $     204       $     597     $ 1,103
------------------------------------------------------------------------------------------------------------------------

(1) Amounts include fair value adjustments in accordance with SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as well as $262.5 million of junior subordinated deferrable interest debentures ("Debentures"). The Debentures will mature on May 15, 2031; however, the Company, at its option, may redeem the Debentures beginning May 15, 2006. The Debentures are reflected in the table at their contractual maturity dates.

(2) Included in fiscal 2008-2009 are approximately $1.83 billion of floating-rate notes that are redeemable prior to maturity at the option of the noteholder. These notes contain certain provisions that effectively enable noteholders to put these notes back to the Company and, therefore, are reflected in the table at the date such notes first become redeemable. The final maturity dates of these notes are during fiscal 2010 - 2011.

(3)   Includes the Company's Headquarters at 383 Madison Avenue in New York
      City.

(4) See Note 17, "Commitments and Contingencies," in the Notes to Consolidated Financial Statements.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                                    continued

Commitments
-----------

The Company has commitments(1) under a variety of commercial arrangements. At November 30, 2006, the Company's commitments associated with lending and financing, private equity-related investments and partnerships, underwriting, outstanding letters of credit and other commercial commitments summarized by period of expiration were as follows:

                                                                     Amount of Commitment Expiration Per Period
                                          ------------------------------------------------------------------------------------------
                                                                                                      Commitments
                                              Fiscal        Fiscal         Fiscal                    with no stated
                                               2007        2008-2009      2010-2011    Thereafter       maturity          Total
------------------------------------------------------------------------------------------------------------------------------------
(in millions)
------------------------------------------------------------------------------------------------------------------------------------
Lending-related commitments:
        Investment-grade(2)                  $     1,983    $      348    $     1,464  $        30           $     -     $     3,825
        Non-investment-grade(2)                      541           214            954          333                 -           2,042
        Contingent commitments                    16,789             -              -            -               688          17,477
Commitments to invest in
        private equity-related
        investments and partnerships(3)                -             -              -            -               788             788
Underwriting commitments                             205             -              -            -                 -             205
Commercial and residential loans                   4,163            21             44            -                 -           4,228
Letters of credit                                  4,500            15             35            -                 -           4,550
Other commercial commitments                          49            47              -            -                 -              96
------------------------------------------------------------------------------------------------------------------------------------


(1) See Note 17, "Commitments and Contingencies," in the Notes to Consolidated Financial Statements.

(2) In order to mitigate the exposure to investment-grade and non-investment-grade borrowings, the Company entered into credit default swaps approximating $697.8 million and $88.8 million, respectively, in notional value, at November 30, 2006.

(3) At November 30, 2006, commitments to invest in private equity-related investments and partnerships aggregated $788.3 million. These commitments will be funded, if called, through the end of the respective investment periods, the longest of such periods ending in 2017.

OFF-BALANCE-SHEET ARRANGEMENTS

In the normal course of business, the Company enters into arrangements with special purpose entities ("SPEs"), also known as variable interest entities ("VIEs"). SPEs are corporations, trusts or partnerships that are established for a limited purpose. SPEs, by their nature, are generally not controlled by their equity owners, as the establishing documents govern all material decisions. The Company's primary involvement with SPEs relates to securitization transactions in which transferred assets, including commercial and residential mortgages, consumer receivables, securities and other financial assets are sold to an SPE and repackaged into securities or similar beneficial interests. SPEs may also be used to create securities with a unique risk profile desired by investors and as a means of intermediating financial risk. The Company, in the normal course of business, may establish SPEs, sell assets to SPEs, underwrite, distribute and make a market in securities or other beneficial interests issued by SPEs, transact derivatives with SPEs, own securities or other beneficial interests, including residuals, in SPEs, and provide liquidity or other guarantees for SPEs.

The Company follows Statement of Financial Accounting Standards ("SFAS") No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities--a Replacement of FASB Statement No. 125," to account for securitizations and other transfers of financial assets. In accordance with SFAS No. 140, the Company accounts for transfers of financial assets as sales provided that control has been relinquished. Control is deemed to be relinquished only when all of the following conditions have been met: (1) the assets have been isolated from the transferor, even in bankruptcy or other receivership; (2) the transferee is a Qualifying Special Purpose Entity ("QSPE") or has the right to pledge or exchange the assets received; and (3) the transferor has not maintained effective control over the transferred assets. Therefore, the Company derecognizes financial assets transferred in securitizations, provided that such transfer meets all of these criteria. See
Note 5, "Transfers of Financial Assets and Liabilities," in the Notes to Consolidated Financial Statements

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                                    continued


for a more complete discussion of the Company's securitization activities.

The Company regularly creates or transacts with entities that may be VIEs. These entities are an essential part of its securitization, asset management and structured finance businesses. In addition, the Company purchases and sells instruments that may be variable interests. The Company adopted Financial Accounting Standards Board ("FASB") Interpretation ("FIN") No. 46 (R), "Consolidation of Variable Interest Entities," for its variable interests in fiscal 2004. The Company consolidates those VIEs in which the Company is the primary beneficiary. See Note 6, "Variable Interest Entities and Mortgage Loan Special Purpose Entities," in the Notes to Consolidated Financial Statements for a complete discussion of the consolidation of VIEs.

The majority of the SPEs that the Company sponsors or transacts with are QSPEs, which the Company does not consolidate in accordance with this guidance. QSPEs are entities that have no discretionary activities and may only passively hold assets and distribute cash generated by the assets they hold. The Company reflects the fair value of its interests in QSPEs on its balance sheet but does not recognize the assets or liabilities of QSPEs. QSPEs are employed extensively in the Company's mortgage-backed and asset-backed securitization businesses.

Certain other SPEs do not meet the requirements of a QSPE, because their activities are not sufficiently limited or they have entered into certain non-qualifying transactions. The Company follows the criteria in FIN No. 46 (R) in determining whether it should consolidate such entities. These SPEs are commonly employed in collateralized debt obligation transactions where portfolio managers have the ability to buy and sell assets or in synthetic credit transactions.

In addition to the above, in the ordinary course of business the Company issues various guarantees to counterparties in connection with certain derivatives, leasing, securitization and other transactions. See Note 18, "Guarantees," in the Notes to Consolidated Financial Statements for a complete discussion on guarantees.

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

In connection with the Company's dealer activities, the Company formed BSFP and its wholly owned subsidiary, Bear Stearns Trading Risk Management Inc. ("BSTRM"). BSFP is a wholly owned subsidiary of the Company. BSFP and BSTRM were established to provide clients with a AAA-rated counterparty that offers a wide range of global derivative products. BSFP is structured so that if a specified trigger

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                                    continued


event (including certain credit rating downgrades of the Company, the failure of BSFP to maintain its credit rating and the occurrence of a bankruptcy event with respect to the Company) occurs, BSFP will perform on all of its contracts to their original maturities with the assistance of an independent derivatives portfolio manager who would assume the active management of BSFP's portfolio. BSTRM is structured so that, on the occurrence of a specified trigger event, it will cash-settle all outstanding derivative contracts in a predetermined manner. Clients can use either structure. The AAA/Aaa ratings that BSFP and BSTRM have received are based on their ability to meet their respective obligations without any additional capital from the Company. In the unlikely occurrence of a trigger event, the Company does not expect any significant incremental impact on the liquidity or financial condition of the Company. At November 30, 2006, there was no net potential cash settlement payable by BSTRM on the occurrence of a trigger event.

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

As of November 30, 2006 and 2005, the Company had notional/contract amounts of approximately $8.74 trillion and $5.45 trillion, respectively, of derivative financial instruments, of which $1.25 trillion and $1.13 trillion, respectively, were listed futures and option contracts. The aggregate notional/contract value of derivative contracts is a reflection of the level of activity and does not represent the amounts that are recorded in the Consolidated Statements of Financial Condition. The Company's derivative financial instruments outstanding, which are either used to hedge trading positions, modify the interest rate characteristics of its long- and short-term debt, or form part of its derivative dealer activities, are recorded in the Consolidated Statements of Financial Condition at fair value.

The Company's derivatives had a notional weighted average maturity of approximately 4.1 years at November 30, 2006 and 2005. The maturities of notional/contract amounts outstanding for derivative financial instruments as of November 30, 2006 were as follows:

                                           Less Than       One to Three     Three to Five     Greater Than
                                            One Year           Years             Years        Five Years          Total
---------------------------------------------------------------------------------------------------------------------------
(in billions)
----------------------------------------------------------------------------------------------------------------------------
Swap agreements, including options,
    swaptions, caps, collars and floors     $  2,076.7       $  1,656.0       $  1,549.9      $   2,005.9      $  7,288.5
Futures contracts                                457.5            290.3             24.6              0.2           772.6
Forward contracts                                133.5                -                -                -           133.5
Options held                                     309.7             25.8              1.9              0.6           338.0
Options written                                  177.2             24.5              2.4              0.7           204.8
---------------------------------------------------------------------------------------------------------------------------
Total                                       $  3,154.6       $  1,996.6       $  1,578.8      $   2,007.4      $  8,737.4
===========================================================================================================================
Percent of total                                 36.1%            22.9%            18.1%            22.9%          100.0%
===========================================================================================================================

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

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

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

The Company's financial instruments can be aggregated in three broad categories:
(1) those whose fair value is based on quoted market prices or for which the Company has independent external valuations, (2) those whose fair value is determined based on internally developed models or methodologies that employ data that are readily observable from objective sources and (3) those whose fair value is estimated based on internally developed models or methodologies utilizing significant assumptions or other data that are generally less readily observable from objective sources.

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

(2) Financial Instruments Whose Fair Value Is Determined Based on Internally Developed Models or Methodologies That Employ Data That Are Readily Observable from Objective Sources

The second broad category consists of financial instruments for which the Company does not receive quoted prices; therefore, models or other methodologies are utilized to value these financial instruments. Such models are primarily industry-standard models that consider various assumptions, including time value, yield curve, volatility factors, prepayment speeds, default rates, loss severity, current market and contractual prices for the underlying financial instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace, can be derived from observable data, or are supported by observable levels at which transactions are executed in the marketplace. A degree of subjectivity is required to determine the appropriate models or methodologies as well as the appropriate underlying assumptions. This subjectivity makes these valuations inherently less reliable than quoted market prices. Financial instruments in this category include non-exchange-traded derivatives such as interest rate swaps, certain mortgage-backed securities and certain other cash instruments. For an indication of the Company's involvement in derivatives, including maturity terms, see the table setting forth notional/contract amounts outstanding in the preceding "Derivative Financial Instruments" section.

(3) Financial Instruments Whose Fair Value Is Estimated Based on Internally Developed Models or Methodologies Utilizing Significant Assumptions or Other Data That Are Generally Less Readily Observable from Objective Sources

Certain complex financial instruments and other investments have significant data inputs that cannot be validated by reference to readily observable data. These instruments are typically illiquid, long dated or unique in nature and therefore require considerable judgment by traders and their management who, as dealers in many of these instruments,

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                                    continued


have the appropriate knowledge to estimate data inputs that are less readily observable. For certain instruments, extrapolation or other methods are applied to observed market or other data to estimate assumptions that are not observable.

The Company followed Emerging Issues Task Force ("EITF") Statement No. 02-3, "Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities," through November 30, 2006. This guidance generally eliminates the practice of recognizing profit at the inception of a derivative contract unless the fair value of the derivative is obtained from a quoted market price in an active market or is otherwise evidenced by comparison to other observable current market transactions or based on a valuation technique that incorporates observable market data. The Company intends to adopt SFAS No. 157, "Fair Value Measurements," in the first quarter of 2007. SFAS No. 157 nullifies the consensus reached in EITF No. 02-3, which prohibited recognition of day one gains or losses on certain derivative contracts. See Accounting and Reporting Developments within Management's Discussion and Analysis for a complete discussion of SFAS No. 157.

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

At November 30, 2006 and 2005, the total value of all financial instruments whose fair value is estimated based on internally developed models or methodologies utilizing significant assumptions or other data that are generally less readily observable from objective sources (primarily fixed income cash positions) aggregated approximately $12.1 billion and $7.1 billion, respectively, in "Financial Instruments Owned" and $7.5 billion and $3.5 billion, respectively, in "Financial Instruments Sold, But Not Yet Purchased" in the Consolidated Statements of Financial Condition.

Controls Over Valuation of Financial Instruments

In recognition of the importance the Company places on the accuracy of its valuation of financial instruments as described in the three categories above, the Company engages in an ongoing internal review of its valuations. Members of the Controllers and Risk Management Departments perform analysis of internal valuations, typically on a monthly basis but often on an intra-month basis as well. These departments are independent of the trading areas responsible for valuing the positions. Results of the monthly validation process are reported to the Mark-to-Market ("MTM") Committee, which is composed of senior management from the Risk Management and Controllers Departments. The MTM Committee is responsible for ensuring that the approaches used to independently validate the Company's valuations are robust, comprehensive and effective. Typical approaches include valuation comparisons with external sources, comparisons with observed trading, independent comparisons of key model valuation inputs, independent trade modeling and a variety of other techniques.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

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

Equity interests and securities acquired as a result of leveraged acquisition transactions are reflected in the consolidated financial statements at their initial cost until significant transactions or developments indicate that a change in the carrying value of the securities is appropriate. Generally, the carrying values of these securities will be increased only in those instances where market values are readily ascertainable by reference to substantial transactions occurring in the marketplace or quoted market prices. If quoted market prices are not available, or if liquidating the Company's position is reasonably expected to affect market prices, fair value is determined based on other relevant factors. Reductions to the carrying value of these securities are made in the event that the Company's estimate of net realizable value has declined below the carrying value. See "Merchant Banking and Private Equity Investments" in Management's Discussion and Analysis for additional details.

Legal, Regulatory and Tax Contingencies

In the normal course of business, the Company has been named as a defendant in various legal actions, including arbitrations, class actions and other litigation. Certain of the legal actions include claims for substantial compensatory and/or punitive damages or claims for indeterminate amounts of damages. The Company is also involved in other reviews, investigations and proceedings by governmental and self-regulatory agencies regarding the Company's business, certain of which may result in adverse judgments, settlements, fines, penalties, injunctions or other relief.

Reserves for litigation and regulatory proceedings are determined on a case-by-case basis and represent an estimate of probable losses after considering, among other factors, the progress of each case, prior experience and the experience of others in similar cases, and the opinions and views of internal and external legal counsel. Because litigation is inherently unpredictable, particularly in cases where claimants seek substantial or indeterminate damages or where investigations and proceedings are in the early stages, the Company cannot predict with certainty the loss or range of loss related to such matters, the ultimate resolution, the timing of resolution or the amount of eventual settlement, fine, penalty or relief, if any.

The Company is subject to the income tax laws of the United States, its states and municipalities and those of the foreign jurisdictions in which the Company has significant business operations. These tax laws are complex and subject to different interpretations by the taxpayer and the relevant governmental taxing authorities. The Company must make judgments and interpretations about the application of these inherently complex tax laws when determining the provision for income taxes and must also make estimates about when in the future certain items affect taxable income in the various tax jurisdictions. Disputes over interpretations of the tax laws may be settled with the taxing authority upon examination or audit. The Company regularly evaluates the likelihood of assessments in each of the taxing jurisdictions resulting from current and subsequent years' examinations and tax reserves are established as appropriate.

The Company establishes reserves for potential losses that may arise out of litigation, regulatory proceedings and tax audits to the extent that such losses are probable and can be estimated, in accordance with SFAS No. 5, "Accounting for Contingencies." Once established, reserves are adjusted as additional information becomes available or when an event requiring a change to the reserves occurs. Significant judgment is required in making these estimates and the ultimate resolution may differ materially from the amounts reserved.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                                    continued


ACCOUNTING AND REPORTING DEVELOPMENTS

In June 2005, the EITF reached a consensus on EITF Issue No. 04-5, "Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights." The EITF consensus requires a general partner in a limited partnership to consolidate the limited partnership unless the presumption of control is overcome. The general partner may overcome this presumption of control and not consolidate the entity if the limited partners have: (a) the substantive ability to dissolve or liquidate the limited partnership or otherwise remove the general partner without having to show cause; or (b) substantive participating rights in managing the partnership. This guidance became effective upon ratification by the FASB on June 29, 2005 for all newly formed limited partnerships and for existing limited partnerships for which the partnership agreements have been modified. For all other limited partnerships, the guidance is effective no later than the beginning of the first reporting period in fiscal years beginning after December 15, 2005. As of December 1, 2006, the Company has fully adopted EITF No. 04-5 for both newly formed partnerships as well as partnerships entered into prior to June 29, 2005. The adoption of EITF No. 04-5 did not have a material impact on the consolidated financial statements of the Company.

In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments an amendment of FASB Statements No. 133 and 140." SFAS No. 155 permits companies to elect, on a transaction-by-transaction basis, to apply a fair value measurement to hybrid financial instruments that contain an embedded derivative that would otherwise require bifurcation under SFAS No. 133. As permitted, the Company adopted SFAS No. 155 on December 1, 2006 and elected to apply a fair value measurement to all existing hybrid financial instruments that meet the SFAS No. 155 definition. The Company has also elected the fair value measurement for all appropriate hybrid financial instruments issued on or after December 1, 2006. The adoption of SFAS No. 155 did not have a material impact on the consolidated financial statements of the Company.

In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets--an amendment of FASB Statement No. 140." SFAS No. 156, consistent with SFAS No. 140, requires that all separately recognized servicing assets and liabilities be initially measured at fair value. For subsequent measurements, SFAS No. 156 permits companies to choose between using an amortization method or a fair value measurement method for reporting purposes. SFAS No. 156 is effective as of the beginning of a company's first fiscal year that begins after September 15, 2006. On December 1, 2006, the Company adopted SFAS No. 156 and elected to measure servicing assets at fair value. The adoption of this standard did not have a material impact on the consolidated financial statements of the Company.

In April 2006, the FASB issued FASB Staff Position ("FSP") FIN No. 46 (R)-6, "Determining the Variability to Be Considered in Applying Interpretation No. 46
(R)." This FSP addresses how a reporting enterprise should determine the variability to be considered in applying FIN No. 46 (R). The variability that is considered in applying FIN No. 46 (R) affects the determination of: (a) whether the entity is a variable interest entity, (b) which interests are variable interests in the entity, and (c) which party, if any, is the primary beneficiary of the VIE. FSP FIN No. 46 (R)-6 states that the design of the entity shall be considered in the determination of variable interests. The Company adopted FSP FIN No. 46 (R)-6 on September 1, 2006. The adoption of this standard did not have a material impact on the consolidated financial statements of the Company.

In July 2006, the FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes--an interpretation of FASB Statement No. 109" ("FIN No. 48"). FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS No. 109. FIN No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN No. 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company expects to adopt the provisions of FIN No. 48 beginning in the first quarter of 2008. The Company is currently evaluating the impact, if any, the adoption of FIN No. 48 may have on the consolidated financial statements of the Company.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS

                                    continued


In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements." SFAS No. 157 defines fair value, establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. SFAS No. 157 requires companies to disclose the fair value of its financial instruments according to a fair value hierarchy. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Financial assets carried at fair value will be classified and disclosed in one of the three categories in accordance with the hierarchy. The three levels of the fair value hierarchy are:

      o Level 1: Quoted market prices for identical assets or liabilities in active markets.
      o Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data.
      o Level 3: Unobservable inputs that are not corroborated by market data.

Additionally, companies are required to provide enhanced disclosure information regarding the activities of those financial instruments classified within the level 3 category, including a rollforward analysis of fair value balance sheet amounts for each major category of assets and liabilities and disclosure of the unrealized gains and losses for level 3 positions held at the reporting date. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. Early adoption is permitted if the entity has not yet issued financial statements for that fiscal year (including any interim periods). The Company is planning to early adopt SFAS No. 157 in the first quarter of fiscal 2007 as permitted, and does not expect that the adoption of SFAS No. 157 will have a material impact on the consolidated financial statements of the Company.

EFFECTS OF INFLATION
The Company's assets are primarily recorded at their current market value and, to a large extent, are liquid in nature. The rate of inflation affects the Company's expenses, such as employee compensation, office leasing costs, information technology and communications charges, which may not be readily recoverable in the price of services offered by the Company. In addition, to the extent that inflation causes interest rates to rise and has other adverse effects on the securities markets and on the value of securities held in inventory, it may adversely affect the Company's financial position and results of operations.

                    THE BEAR STEARNS COMPANIES INC.

                            RISK MANAGEMENT

OVERALL

The Company's principal business activities engender significant market and credit risks. In addition, the Company is subject to operational, legal, funding and other risks. Effective identification, assessment and management of these risks are critical to the success and stability of the Company. As a result, comprehensive risk management procedures have been established to identify, monitor and control each of these major risks. The risk management process encompasses many units independent of the trading desks, including the Risk Management, Global Credit, Global Clearing Services, Controllers, Operations, Compliance, Legal and Financial Analytics & Structured Transactions ("F.A.S.T.") Departments. The Company's diverse securities industry activities help to reduce the impact that volatility in any particular market may have on its net revenues. The Treasurer's Department is independent of trading units and is responsible for the Company's funding and liquidity risk management. Funding and liquidity risk management are discussed in Management's Discussion and Analysis of Financial Condition and Results of Operations in the "Liquidity and Capital Resources" section.

The Company has established various management committees that have responsibilities for monitoring and oversight of its activities and risk exposures. Some of these committees are described below.

The Executive Committee is the most senior management committee of the Company. The ultimate approval of decisions regarding the Company's risk appetite and risk-taking capacity rests with the Executive Committee.

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

The Model Review Committee is composed of senior members of the Risk Management, Risk Analytics and F.A.S.T. Departments, as well as senior business unit managers who have experience developing and using trading models. The Model Review Committee works with staff of the Risk Management Department to ensure that trading models are independently vetted and controlled.

The Principal Activities Committee is composed of senior investment banking, capital markets, credit and risk management professionals. The Principal Activities Committee reviews and approves loan underwriting proposals. Certain leveraged loan commitments, as well as large or unusual credit extensions, are referred by this committee for approval to the Company's Executive Committee.

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

The Disclosure Committee is composed of senior members of management, including the chief financial officer, controller and general counsel. The Disclosure Committee has oversight responsibilities for assisting in the review of disclosures to be made by the Company to help ensure that they are complete and accurate, fairly represent the Company's financial condition and are in compliance with the requirements of applicable securities laws, rules and regulations of the NYSE.

The Company's Ethics Compliance Committee is composed of the Company's ethics compliance officer and senior management from various departments, including Administration, Legal and Compliance. The Ethics Compliance Committee is responsible for administering and enforcing the Company's Code of Business Conduct and Ethics and ethics-related standards and procedures adopted by the Corporate Governance Committee. The Ethics Compliance Committee also evaluates potential conflicts of interest between the Company and its officers.

MARKET RISK

Market risk generally represents the risk of loss that may result from the potential change in the value of a financial instrument as a result of fluctuations in interest and currency exchange rates, equity, futures and commodity prices, changes in the implied volatility of interest rates, foreign exchange rates, equity, futures and commodity prices, and price deterioration or changes in value due to changes in market perception or actual credit quality of either the issuer or its country of origin. Market risk can be exacerbated in times of illiquidity where market participants refrain from transacting in normal quantities and/or at normal bid-offer spreads. Market risk is inherent to both cash and derivative financial instruments and, accordingly, the scope of the Company's market risk management procedures includes all market risk-sensitive financial instruments. The Company's exposure to market risk is directly related to its role as a financial intermediary in customer trading transactions and to its proprietary trading, investment and arbitrage activities.

The Company makes dealer markets in investment grade, corporate debt, non-investment-grade corporate ("high yield") debt, US government securities, sovereign debt, emerging markets debt obligations, mortgages and mortgage-backed securities, other collateralized securities and municipal bonds. The Company is also an active market maker and conducts block trading activities in both listed and over-the-counter equity markets. In connection with these activities, the Company may be required to maintain significant inventories to ensure availability and to facilitate customer order flow. The Company is also engaged as a dealer in both listed and over-the-counter derivatives and, accordingly, enters into transactions such as interest rate and cross-currency swaps, over-the-counter options on interest rates and foreign currencies, various credit default swaps and equity swaps and options, all as part of its customer and proprietary trading activities. In connection with these activities, the Company attempts to mitigate its exposure to market risk by entering into hedging transactions, which may include listed and over-the-counter derivatives contracts or the purchase or sale of securities, financial futures and options on futures or forward contracts. Additionally, the Company has a controlling interest in a majority-owned joint venture that transacts in specialist activities on the NYSE, AMEX and ISE. Stock exchange rules require that specialists maintain an orderly market, including purchasing shares in a declining market, which may result in trading losses.

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

The Company is an active participant in over-the-counter markets, including derivatives, commercial and residential mortgage loans, leveraged loans and Chapter 13 and other credit card receivables. The nature of many of these financial instruments is such that they are valued through the use of models. The complexities and reduced transparency inherent in financial instruments that are valued using models, as compared with exchange-traded prices or other quoted market valuations, introduce a particular element of operational risk into the Company's business. In most cases, internal valuation models are developed by staff within the F.A.S.T. Department. Traders and trading management supplement and review the development efforts. A further level of review is performed by the independent model review team within the Risk Management Department. Results of the independent model review process are presented to the Model

                                 RISK MANAGEMENT

                                   continued

Review Committee. In certain cases, the Company is also able to compare its model-based valuations with counterparties in conjunction with collateral exchange agreements. Senior trading managers and independent Risk Management also emphasize the importance of two-way trading in financial instruments valued using models in order to verify the accuracy of the models. While the Company believes these controls to be effective, it is also important to note that the risk of model-based valuations is inherent in a number of the Company's activities.

Following is a discussion of the Company's primary market risk exposures as of November 30, 2006 and November 30, 2005, including a discussion of how those exposures are currently managed. The following discussion of the Company's risk management procedures for its principal risks and the estimated amounts of the Company's market risk exposure generated by the Company's statistical analyses contains forward-looking statements. The analyses used to assess such risks are not predictions of future events, and actual results may vary significantly from such analyses due to events in the markets in which the Company operates and certain other factors as described herein.

Interest Rate Risk

Interest rate risk is a consequence of maintaining market-making and proprietary inventory positions and trading in interest rate-sensitive financial instruments. In connection with the Company's dealer and arbitrage activities, including market-making in over-the-counter derivatives contracts, the Company exposes itself to interest rate risk arising from changes in the level or volatility of interest rates, mortgage prepayment speeds or the level and shape of the yield curve. The Company's fixed income activities also expose it to the risk of loss related to changes in credit spreads on debt instruments. Credit spread risk arises from the potential that changes in an issuer's credit rating or credit perception could affect the value of financial instruments. Credit risk resulting from default on counterparty obligations is discussed in the "Credit Risk" section. The Company attempts to hedge its exposure to interest rate risk primarily through the use of interest rate swaps, options, eurodollar and US government securities, and futures and forward contracts designed to reduce the Company's risk profile. Credit spread risk is hedged through the use of credit derivatives such as credit default swaps, and by offsetting long or short positions in various related securities.

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

Commodity Price Risk

Beginning in fiscal 2006, the Company is exposed to commodity price risk. Commodity price risk refers to the potential loss the Company could suffer from adverse moves in the levels of commodity prices and derivatives linked to them. The Company is exposed to such moves through its energy trading business, which transacts in both listed and over-the-counter energy derivatives as well as the underlying physical commodities themselves, and through various trading activities which make use of listed commodity futures and options on futures. The Company attempts to

                                 RISK MANAGEMENT

                                    continued

mitigate the risk of loss in these activities by using commodity derivatives to limit its exposure to changes in the overall level of any given commodity price, to changes in the volatility of that price, and to changes in the relative levels of future prices for that commodity.

Value-at-Risk

An estimation of potential losses that could arise from changes in market conditions is typically accomplished through the use of statistical models known as value-at-risk ("VaR") that seek to predict risk of loss based on historical and/or market-implied price and volatility patterns. VaR estimates the probability of the value of a financial instrument rising above or falling below a specified amount. The calculation uses the simulated changes in value of the market risk-sensitive financial instruments to estimate the amount of change in the current value that could occur at a specified probability level.

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

VaR has inherent limitations, including reliance on historical data, which may not accurately predict future market risk, and the quantitative risk information generated is limited by the parameters established in creating the models. There can be no assurance that actual losses occurring on any one day arising from changes in market conditions will not exceed the VaR amounts shown below or that such losses will not occur more than once in 20 trading days. VaR is not likely to accurately predict exposures in markets that exhibit sudden fundamental changes or shifts in market conditions or established trading relationships. Many of the Company's hedging strategies are structured around likely established trading relationships and, consequently, those hedges may not be effective and VaR models may not accurately predict actual results. Furthermore, VaR calculated for a one-day horizon does not fully capture the market risk of positions that cannot be liquidated in a one-day period. However, the Company believes VaR models are an established methodology for the quantification of risk in the financial services industry despite these limitations. VaR is best used in conjunction with other financial disclosures in order to assess the Company's risk profile.

The aggregate VaR presented here is less than the sum of the individual components (i.e., interest rate risk, foreign exchange rate risk, equity risk and commodity price risk), due to the benefit of diversification among the risks. Diversification benefit equals the difference between aggregate VaR and the sum of the VaRs for the four risk categories. This benefit arises because the simulated one-day losses for each of the four primary market risk categories occur on different days and because of general diversification benefits introduced when risk is measured across a larger set of specific risk factors than exist in the respective categories; similar diversification benefits also are taken into account across risk factors within each category. The following table illustrates the VaR for each component of market risk as of November 30, 2006 and 2005.

                                 RISK MANAGEMENT

                                    continued


                                        2006            2005
---------------------------------------------------------------
(in millions)
---------------------------------------------------------------
MARKET RISK
Interest rate                       $      29.9       $   22.1
Currency                                    0.8            0.3
Equity                                      3.0            3.6
Commodity                                   0.0            0.0
Diversification benefit                    (4.9)          (4.6)
---------------------------------------------------------------
Aggregate VaR                       $      28.8       $   21.4
===============================================================

The table below illustrates the high, low and average VaR for each component of market risk and aggregate market risk during fiscal 2006 and fiscal 2005 (calculated on a daily basis):

                                  Fiscal 2006                               Fiscal 2005
                      -----------------------------------    --------------------------------------
                         High         Low       Average             High        Low       Average
---------------------------------------------------------    --------------------------------------
(in millions)
---------------------------------------------------------    --------------------------------------
MARKET RISK
Interest rate           $  41.3    $   20.3    $  30.8            $   30.6    $  11.9    $   22.1
Currency                    3.2         0.0        0.8                 3.4        0.0         1.2
Equity                     11.3         1.3        4.3                 5.3        0.7         2.9
Commodity                   1.2         0.0        0.2                 0.0        0.0         0.0
Aggregate VaR              44.4        19.0       28.6                31.4       11.9        20.5
---------------------------------------------------------    --------------------------------------

Aggregate average VaR increased to $28.6 million in 2006 from $20.5 million in 2005. The increase was primarily due to higher levels of exposure to interest rates and equity prices.

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

Stress testing (also referred to as scenario analysis) measures the risk of loss over a variety of extreme market conditions that are defined in advance. Stress testing is a key methodology used in the management of market risk as well as counterparty credit risk (see "Credit Risk"). Stress tests are calculated at the firmwide level for particular trading books, customer accounts and individual positions. Stress tests are performed on a regular basis as well as on an ad hoc basis, as deemed appropriate. The ongoing evaluation process of trading risks as well as the consideration of new trading positions commonly incorporates an ad hoc discussion of "what-if" stressed market conditions and their impact on profitability. This analysis varies in its degree of formality based on the judgment of trading department management, risk management and senior managers. While the Company recognizes that no methodology can perfectly predict future market conditions, it believes that these tools are an important supplement to the Company's risk management process. The Company expects to continue to develop and refine its formal stress testing methodologies.

                                 RISK MANAGEMENT

                                   continued


The following chart represents a summary of the daily principal transactions revenues and reflects a combination of trading revenues, net interest revenues for certain trading areas and other revenues for the fiscal years ended November 30, 2006 and 2005. The chart represents a historical summary of the results generated by the Company's trading activities as opposed to the probability approach used by the VaR model. The average daily trading profit was $19.8 million and $15.2 million for the fiscal years ended November 30, 2006 and 2005, respectively. There were 13 daily trading losses for the fiscal year ended November 30, 2006 and 9 daily trading losses for the fiscal year ended November 30, 2005. Daily trading losses never exceeded the reported average VaR amounts during the fiscal years ended November 30, 2006 and 2005. The frequency distribution of the Company's daily net trading revenues reflects the Company's historical ability to manage its exposure to market risk and the diversified nature of its trading activities. Market conditions were favorable for the Company's trading activity in both its fiscal years ending November 30, 2006 and 2005. Hedging strategies were generally effective as established trading relationships remained substantially intact and volatility tended to be lower than historical norms. No guarantee can be given regarding future net trading revenues or future earnings volatility. However, the Company believes that these results are indicative of its commitment to the management of market trading risk.

               DISTRIBUTION OF DAILY NET TRADING REVENUES

       FISCAL YEARS ENDED NOVEMBER 30, 2006 AND NOVEMBER 30, 2005


NUMBER   70  |
OF       60  |
TRADING  50  |    [GRAPHIC OMITTED - BAR CHART SHOWN BY TABULAR DATA BELOW]
DAYS     40  |
         30  |
         20  |
         10  |
          0  |
             -------------------------------------------------------------------
             (10)+  (10)-(5)  (5)-0  0-5  5-10  10-15  15-20  20-25  25-30  30+

                         DAILY NET TRADING REVENUES ($ in millions)

                                     ------------------
                                     [_] 2006  [_] 2005
                                     ------------------


             (10)+  (10)-(5)  (5)-0  0-5  5-10  10-15  15-20  20-25  25-30  30+
[_] 2006        0       2       10    21   39     38     44     36     21   41
[_] 2005        1       4        4    27   38     59     58     33     14   14

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

Global Credit Department professionals assess the creditworthiness of the Company's counterparties, assign an internal credit rating that reflects the Global Credit Department's quantitative and qualitative assessment of each counterparty's relative probability of default, and assign or recommend credit limits and requirements. In addition, credit and quantitative analysts assess the quality and acceptability of collateral, measure potential credit exposure associated with certain transactions, monitor compliance with credit limits, obtain appropriate legal documentation and provide comprehensive credit risk reporting for senior management.

The Company measures its actual credit exposure (the replacement cost of counterparty contracts) on a daily basis. Master netting agreements, collateral and credit insurance are used to mitigate counterparty credit risk. The credit exposures reflect these risk-reducing features to the extent they are legally enforceable. The Company's net replacement cost of derivatives contracts in a gain position at November 30, 2006 and 2005 approximated $4.99 billion and $4.41 billion, respectively. Exchange-traded financial instruments, which typically are guaranteed by a highly rated clearing organization, have margin requirements that substantially mitigate risk of credit loss.

                                 RISK MANAGEMENT

                                   continued

The following table summarizes the counterparty credit quality of the Company's exposure with respect to over-the-counter derivatives (including foreign exchange and forward-settling mortgage transactions) as of November 30, 2006:


                            Over-the-Counter Derivatives Credit Exposure(1)

                                                                                           Percentage
                                                                       Exposure,          of Exposure,
                                                                        Net of               Net of
Rating(2)                        Exposure          Collateral(3)    Collateral(4)           Collateral
-------------------------------------------------------------------------------------------------------
(in millions)
-------------------------------------------------------------------------------------------------------
AAA                            $   1,391           $     104          $   1,359                27%
AA                                 5,829               4,053              1,949                39%
A                                  2,794               1,764              1,085                22%
BBB                                  455                 455                200                4%
BB and lower                       1,379               2,574                316                6%
Non-rated                             88                  15                 83                2%
-------------------------------------------------------------------------------------------------------

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

The Company establishes country concentration limits and monitors actual and potential exposures, including both position and counterparty exposures, in emerging markets. Sovereign risk analysts evaluate international macroeconomic conditions and recommend country concentration limits. The Company limits and monitors its exposure to sovereign default, devaluation and inconvertibility of local currencies.

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

                                 RISK MANAGEMENT

                                    continued


related issuers to monitor aggregate exposures. This process also aggregates counterparty credit exposures with issuer exposures to produce a more comprehensive perspective on the Company's exposure to credit risks.

The Company is subject to concentration risk by holding large positions or committing to hold large positions in certain types of securities, securities of a single issuer, including governments, issuers located in a particular country or geographic area, or issuers engaged in a particular industry. Positions taken and commitments made by the Company, including underwriting, often involve substantial amounts and significant exposure to individual issuers and businesses, including non-investment-grade issuers. At November 30, 2006, the Company's most significant concentrations are related to US government and agency inventory positions, including those of the Federal National Mortgage Association ("Fannie Mae") and the Federal Home Loan Mortgage Corporation ("Freddie Mac"). In addition, a substantial portion of the collateral held by the Company for reverse repurchase agreements consists of securities issued by the US government and agencies. The Company seeks to limit concentration risk through the use of the systems and procedures described in the preceding discussions of market and credit risk.

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

Client portfolios are analyzed and evaluated daily through extensive stress testing simulations designed to estimate market-related risk under different scenarios. Using its internally developed risk management system, known as RACS (Risk Analytic Control System), the Risk Department is able to analyze every professional client's portfolio prior to each market opening and track that portfolio on an intra-day basis. Client positions are simulated across more than 200 different scenarios, resulting in a wide variety of potential profit and loss possibilities. Some basic assumptions used in the analysis are minimum portfolio moves of 20% as well as minimum moves in individual securities of 25% or more. Other scenarios include price movement tests of 1 and 2 standard deviations, fixed percentage moves, beta-weighted and market capitalization-driven extreme price moves. Scenarios are constructed in such a way as to assess position and portfolio sensitivities to changes in underlying prices, volatilities, interest rates, credit spreads, cross-currency rates and forward time horizons. Experienced managers review the results of the stress testing to determine whether additional margin is necessary. In addition to client-level security and portfolio analysis, the system produces over 40 various reports that provide multi-dimensional views, which include industry exposures, country/region exposures and security concentration and liquidity risk.

The Loan Portfolio Management Group is responsible for managing the credit risk in the Company's loan portfolio. The group is responsible for evaluating transactions originated by investment bankers and advising on pricing or other considerations during the due diligence process. Specific portfolio limits have been established for the various types of lending, and there are formally approved guidelines for hedging the loan portfolio.

OPERATIONAL RISK

Operational risk is the potential for loss arising from inadequate or failed internal processes, people or systems, or from external events. This includes, but is not limited to, limitations in the Company's financial systems and controls, deficiencies in legal documentation, non-compliance with the execution of legal, regulatory and fiduciary responsibilities, deficiencies in technology and the risk of loss attributable to operational problems. These risks are less direct than credit and market risk, but managing them is critical, particularly in a rapidly changing environment with

                                 RISK MANAGEMENT

                                   continued

increasing regulation and transaction volumes. In an effort to reduce or mitigate these risks, the Company has established and maintains an internal control environment that incorporates various control mechanisms at different levels throughout the organization and within such departments as Controllers, Operations, Legal, Risk Management, Global Credit, Compliance and Internal Audit. These control mechanisms are designed to better ensure that operational policies and procedures are being followed and that the Company's various businesses are operating within established corporate policies and limits.

In addition to these existing control mechanisms, the Company has an Operational Risk Management function, which focuses on facilitating internal communication, disclosure, and supervisory review of operational risk management practices. The Operational Risk Management function has responsibilities related to the development, consistent application and oversight of operational risk policies, processes and procedures firmwide. The function is independent of all business units and formally reports to the chief risk officer.

Management of the Company has established and maintains effective internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Company's internal control over financial reporting includes those policies and procedures that: (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company's assets that could have a material effect on the financial statements.

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

                         THE BEAR STEARNS COMPANIES INC.

        MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management of The Bear Stearns Companies Inc. and subsidiaries (the "Company") is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed under the supervision of the Company's principal executive and principal financial officers to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the Company's financial statements for external purposes in accordance with generally accepted accounting principles.

The Company's internal control over financial reporting includes those policies and procedures that: (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

The Company's management assessed the effectiveness of the Company's internal control over financial reporting as of November 30, 2006. In making this assessment, the Company's management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. Based on its assessment, management believes that, as of November 30, 2006, the Company's internal control over financial reporting is effective based on those criteria.

The Company's independent registered public accounting firm has audited management's assessment of the effectiveness of the Company's internal control over financial reporting as of November 30, 2006, as stated in their report, appearing on page 74.

                         THE BEAR STEARNS COMPANIES INC.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of The Bear Stearns
Companies Inc.


We have audited management's assessment, included in the accompanying Management's Report on Internal Control Over Financial Reporting, that The Bear Stearns Companies Inc. and subsidiaries (the "Company") maintained effective internal control over financial reporting as of November 30, 2006, based on criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management's assessment and an opinion on the effectiveness of the Company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinions.

A company's internal control over financial reporting is a process designed by, or under the supervision of, the company's principal executive and principal financial officers, or persons performing similar functions, and effected by the company's board of directors, management, and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

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

In our opinion, management's assessment that the Company maintained effective internal control over financial reporting as of November 30, 2006, is fairly stated, in all material respects, based on the criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of November 30, 2006, based on the criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statement of financial condition as of November 30, 2006 and the related consolidated statements of income, cash flows and changes in stockholders' equity for the year ended November 30, 2006 of the Company and our report dated February 12, 2007 expressed an unqualified opinion on those financial statements.


/s/ Deloitte & Touche LLP
New York, New York
February 12, 2007

                         THE BEAR STEARNS COMPANIES INC.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of The Bear Stearns
Companies Inc.

We have audited the accompanying consolidated statements of financial condition of The Bear Stearns Companies Inc. and subsidiaries (the "Company") as of November 30, 2006 and 2005, and the related consolidated statements of income, cash flows and changes in stockholders' equity for each of the three years in the period ended November 30, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Bear Stearns Companies Inc. and subsidiaries as of November 30, 2006 and 2005, and the results of their operations and their cash flows for each of the three years in the period ended November 30, 2006, in conformity with accounting principles generally accepted in the United States of America.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the Company's internal control over financial reporting as of November 30, 2006, based on the criteria established in Internal Control--Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 12, 2007 expressed an unqualified opinion on management's assessment of the effectiveness of the Company's internal control over financial reporting and an unqualified opinion on the effectiveness of the Company's internal control over financial reporting.


/s/ Deloitte & Touche LLP
New York, New York
February 12, 2007

                         THE BEAR STEARNS COMPANIES INC.
                        CONSOLIDATED STATEMENTS OF INCOME



Fiscal Years Ended November 30,                                         2006               2005               2004
------------------------------------------------------------------------------------------------------------------------
(in thousands, except share and per share data)
------------------------------------------------------------------------------------------------------------------------
REVENUES
Commissions                                                       $    1,162,686     $    1,200,454      $    1,178,074
Principal transactions                                                 4,995,012          3,836,017           3,595,595
Investment banking                                                     1,333,751          1,037,213           1,031,051
Interest and dividends                                                 8,536,029          5,107,019           2,317,315
Asset management and other income                                        523,941            371,744             299,867
------------------------------------------------------------------------------------------------------------------------
   Total revenues                                                     16,551,419         11,552,447           8,421,902
Interest expense                                                       7,324,254          4,141,653           1,609,019
------------------------------------------------------------------------------------------------------------------------
   Revenues, net of interest expense                                   9,227,165          7,410,794           6,812,883
------------------------------------------------------------------------------------------------------------------------
NON-INTEREST EXPENSES
Employee compensation and benefits                                     4,343,499          3,553,216           3,253,862
Floor brokerage, exchange and clearance fees                             226,882            221,553             230,652
Communications and technology                                            478,780            401,673             369,176
Occupancy                                                                197,756            167,825             141,916
Advertising and market development                                       147,262            126,678             113,800
Professional fees                                                        279,942            229,198             197,086
Other expenses                                                           406,414            503,592             484,237
-----------------------------------------------------------------------------------------------------------------------
   Total non-interest expenses                                         6,080,535          5,203,735           4,790,729
-----------------------------------------------------------------------------------------------------------------------
Income before provision for income taxes                               3,146,630          2,207,059           2,022,154
Provision for income taxes                                             1,092,759            744,882             677,421
-----------------------------------------------------------------------------------------------------------------------
Net income                                                        $    2,053,871     $   1,462,177       $    1,344,733
Preferred stock dividends                                               (21,363)           (24,321)             (28,072)
-----------------------------------------------------------------------------------------------------------------------
Net income applicable to common shares                            $    2,032,508     $    1,437,856      $    1,316,661
=======================================================================================================================
Basic earnings per share                                          $        15.79     $        11.42      $        10.88
Diluted earnings per share                                        $        14.27     $        10.31      $         9.76
=======================================================================================================================
Weighted average common shares outstanding:
   Basic                                                             131,711,382        130,326,947         127,468,061
   Diluted                                                           148,575,469        147,467,992         145,284,589
=======================================================================================================================

See Notes to Consolidated Financial Statements.

                         THE BEAR STEARNS COMPANIES INC.
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

As of November 30,                                                                             2006                2005
-----------------------------------------------------------------------------------------------------------------------------
(in thousands, except share data)
-----------------------------------------------------------------------------------------------------------------------------
ASSETS

Cash and cash equivalents                                                               $     4,595,184     $      5,859,133
Cash and securities deposited with clearing organizations or
  segregated in compliance with federal regulations                                           8,803,684            5,269,676
Securities purchased under agreements to resell                                              38,838,279           42,647,603
Securities received as collateral                                                            19,648,241           12,426,383
Securities borrowed                                                                          80,523,355           62,915,010
Receivables:
  Customers                                                                                  29,481,799           31,272,881
  Brokers, dealers and others                                                                 6,119,348            3,544,806
  Interest and dividends                                                                        744,542              433,305

Financial instruments owned, at fair value                                                  109,200,487           90,003,591
Financial instruments owned and pledged as collateral, at fair value                         15,967,964           12,880,333
                                                                                        ------------------------------------
Total financial instruments owned, at fair value                                            125,168,451          102,883,924

Assets of variable interest entities and mortgage loan special purpose entities              30,303,275           15,151,699
Property, equipment and leasehold improvements, net of accumulated depreciation and
  amortization of $1,152,279 and $1,011,036 in 2006 and 2005, respectively                      479,637              451,247
Other assets                                                                                  5,726,800            4,436,970
----------------------------------------------------------------------------------------------------------------------------
Total Assets                                                                             $  350,432,595     $    287,292,637
============================================================================================================================

LIABILITIES & STOCKHOLDERS' EQUITY
Short-term borrowings                                                                   $    29,062,714     $     20,015,727
Securities sold under agreements to repurchase                                               69,749,675           66,131,617
Obligation to return securities received as collateral                                       19,648,241           12,426,383
Securities loaned                                                                            11,451,324           10,104,325
Payables:
  Customers                                                                                  72,988,661           69,870,570
  Brokers, dealers and others                                                                 3,396,835            2,657,178
  Interest and dividends                                                                      1,123,348              796,956
Financial instruments sold, but not yet purchased, at fair value                             42,256,544           33,022,234
Liabilities of variable interest entities and mortgage loan special purpose entities         29,079,552           14,321,285
Accrued employee compensation and benefits                                                    2,895,047            1,853,416
Other liabilities and accrued expenses                                                        2,081,354            1,811,898
Long-term borrowings                                                                         54,569,916           43,489,616
----------------------------------------------------------------------------------------------------------------------------
Total Liabilities                                                                           338,303,211          276,501,205
----------------------------------------------------------------------------------------------------------------------------

Commitments and contingencies (Note 17)

STOCKHOLDERS' EQUITY
Preferred stock                                                                                 359,156              372,326
Common stock, $1.00 par value; 500,000,000 shares authorized as of
  November 30, 2006 and 2005; 184,805,847 shares issued
  as of November 30, 2006 and 2005                                                              184,806              184,806
Paid-in capital                                                                               4,578,972            4,109,166
Retained earnings                                                                             9,384,595            7,492,951
Employee stock compensation plans                                                             2,221,997            2,600,186
Unearned compensation                                                                         (155,596)            (143,302)
Treasury stock, at cost:
  Common stock: 67,396,876 and 70,937,640 shares as of November 30, 2006 and
    2005, respectively                                                                      (4,444,546)          (3,824,701)
----------------------------------------------------------------------------------------------------------------------------
Total Stockholders' Equity                                                                   12,129,384           10,791,432
----------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity                                              $   350,432,595     $    287,292,637
============================================================================================================================

See Notes to Consolidated Financial Statements.

Note: Certain prior year items have been reclassified to conform to the current year's presentation.

                         THE BEAR STEARNS COMPANIES INC.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

Fiscal Years Ended November 30,                                                2006                 2005               2004
------------------------------------------------------------------------------------------------------------------------------------
(in thousands)
------------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                              $      2,053,871     $     1,462,177      $     1,344,733
Adjustments to reconcile net income to cash used in operating activities:
  Non-cash items included in net income:
    Depreciation and amortization                                                350,367             276,658              221,173
    Deferred income taxes                                                        (85,325)            112,937              (82,575)
    Employee stock compensation plans                                          1,009,519             801,216              763,162
  Changes in operating assets and liabilities:
    Cash and securities deposited with clearing organizations or segregated in
     compliance with federal regulations                                      (3,534,008)           (846,978)           4,234,367
    Securities borrowed, net of securities loaned                            (16,261,346)          6,263,989            7,595,123
    Net receivables from brokers, dealers and others                          (1,834,885)           (552,783)           2,996,454
    Financial instruments owned                                              (21,415,324)        (26,938,437)         (18,710,277)
    Other assets                                                              (1,538,505)           (831,155)            (672,940)
    Securities sold under agreements to repurchase, net of securities
      purchased under agreements to resell                                     7,427,382          10,274,913             (432,360)
    Net payables to customers                                                  4,909,173          (8,671,958)          (3,329,522)
    Financial instruments sold, but not yet purchased                          8,895,281           3,546,354            1,237,709
    Accrued employee compensation and benefits                                   207,082             170,966              302,727
    Other liabilities and accrued expenses                                       595,848             494,099            2,191,135
------------------------------------------------------------------------------------------------------------------------------------
Cash used in operating activities                                            (19,220,870)        (14,438,002)          (2,341,091)
------------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, equipment and leasehold improvements                     (180,669)           (202,911)            (128,433)
------------------------------------------------------------------------------------------------------------------------------------
Cash used in investing activities                                               (180,669)           (202,911)            (128,433)
------------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Net proceeds from (payments for) short-term borrowings                         9,046,987           7,804,896           (1,176,830)
Proceeds from issuances of long-term borrowings                               19,891,429          15,996,998           11,248,786
Payments for retirement/repurchase of long-term borrowings                   (10,249,865)         (7,273,206)          (6,653,510)
Proceeds from issuances of derivatives with a financing element, net             339,029             254,771              273,849
Redemption of preferred stock issued by a subsidiary                                 --                   --             (300,000)
Issuance of common stock                                                         289,402             201,851              235,812
Cash retained resulting from tax deductibility under share-based
  payment arrangements                                                           363,044             426,055              163,887
Redemption of preferred stock                                                    (13,115)            (75,822)             (89,037)
Treasury stock purchases--common stock                                        (1,374,064)           (869,629)            (780,827)
Cash dividends paid                                                             (155,257)           (139,253)            (116,791)
------------------------------------------------------------------------------------------------------------------------------------
Cash provided by financing activities                                         18,137,590          16,326,661            2,805,339
------------------------------------------------------------------------------------------------------------------------------------
Net (decrease) increase in cash and cash equivalents                          (1,263,949)          1,685,748              335,815
Cash and cash equivalents, beginning of year                                   5,859,133           4,173,385            3,837,570
------------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of year                                  $      4,595,184     $     5,859,133      $     4,173,385
====================================================================================================================================

Supplemental Disclosure of Cash Flow Information:

Cash payments for interest were $7.93 billion, $4.30 billion and $1.66 billion during the fiscal years ended November 30, 2006, 2005 and 2004, respectively. Cash payments for income taxes, net of refunds, were $708.9 million, $146.3 million and $524.5 million for the fiscal years ended November 30, 2006, 2005 and 2004, respectively. Cash payments for income taxes, net of refunds, would have been $1.07 billion, $572.4 million and $688.4 million for the fiscal years ended November 30, 2006, 2005 and 2004, respectively, if increases in the value of equity instruments issued under share-based payment arrangements had not been deductible in determining taxable income.

See Notes to Consolidated Financial Statements.

Note: Certain prior year items have been reclassified to conform to the current year's presentation.

                         THE BEAR STEARNS COMPANIES INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                           Common                              Employee                    Treasury
                                            Stock                                Stock                      Stock -
                              Preferred    $1 Par     Paid-in      Retained   Compensation   Unearned       Common
                                Stock       Value     Capital      Earnings      Plans     Compensation      Stock       Total
------------------------------------------------------------------------------------------------------------------------------------
(in thousands, except
share and per share data)
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, NOVEMBER 30, 2003    $538,415     $184,806  $3,245,380   $4,954,508    $2,299,170   $(188,952)   $(3,563,239) $ 7,470,088
Net income                                                         1,344,733
Dividends declared--
  Common ($0.85 per share)                                           (94,888)        7,199
  Preferred                                                          (28,712)
Treasury stock--
  Common stock purchased                                                                                     (780,827)
    (9,236,141 shares)
  Common stock issued out of
   treasury (10,454,157 shares)                          41,631                   (272,293)                   468,517
Redemption of preferred stock  (90,267)                                1,230
Income tax benefit related to
  distributions from employee
  stock compensation plans                              163,887
Unearned employee stock
  compensation, net                                                                             30,290
Employee stock compensation
  awards, net                                            98,940                    632,803
Amortization of preferred
  stock issue costs                                      (1,459)
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, NOVEMBER 30, 2004    $448,148     $184,806  $3,548,379   $6,176,871    $2,666,879   $(158,662)   $(3,875,549) $ 8,990,872
Net income                                                         1,462,177
Dividends declared--
  Common ($1.00 per share)                                          (121,245)        7,181
  Preferred                                                          (24,852)
Treasury stock--
  Common stock purchased
    (8,483,483 shares)                                                                                       (869,629)
  Common stock issued out of
    treasury
    (18,565,624 shares)                                  12,776                   (729,226)                   920,477
Redemption of preferred stock  (75,822)
Income tax benefit related to
  distributions from employee
  stock compensation plans                              426,055
Unearned employee stock
  compensation, net                                                                             15,360
Employee stock compensation
  awards, net                                           123,198                    655,352
Amortization of preferred stock
  issue costs                                            (1,242)
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, NOVEMBER 30, 2005    $372,326     $184,806  $4,109,166   $7,492,951    $2,600,186   $(143,302)   $(3,824,701) $10,791,432
====================================================================================================================================

                         THE BEAR STEARNS COMPANIES INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                                   (CONTINUED)

                                           Common                              Employee                    Treasury
                                            Stock                                Stock                      Stock -
                              Preferred    $1 Par     Paid-in      Retained   Compensation   Unearned       Common
                                Stock       Value     Capital      Earnings      Plans     Compensation      Stock       Total
------------------------------------------------------------------------------------------------------------------------------------
(in thousands, except
share and per share data)
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, NOVEMBER 30, 2005    $372,326     $184,806  $4,109,166   $7,492,951    $2,600,186   $(143,302)  $(3,824,701)  $10,791,432
Net income                                                         2,053,871
Dividends declared--
  Common ($1.12 per share)                                          (140,821)        7,417
  Preferred                                                          (21,461)
Treasury stock--
  Common stock purchased
    (10,582,214 shares)                                                                                   (1,374,064)
  Common stock issued out
    of treasury
    (14,122,978 shares)                                  91,053                   (551,441)                  754,219
Redemption of preferred
  stock                        (13,170)                                   55
Income tax benefit related to
  distributions
  from employee stock
  compensation plans                                    363,044
Unearned employee stock
  compensation, net                                                                            (12,294)
Employee stock compensation
  awards, net                                            16,609                    165,835
Amortization of preferred
  stock issue costs                                        (900)
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, NOVEMBER 30, 2006    $359,156     $184,806  $4,578,972   $9,384,595    $2,221,997   $(155,596)  $(4,444,546)  $12,129,384
====================================================================================================================================

See Notes to Consolidated Financial Statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      DESCRIPTION OF BUSINESS

      The Bear Stearns Companies Inc. (the "Company") is a holding company that, through its broker-dealer and international bank subsidiaries, principally Bear, Stearns & Co. Inc. ("Bear Stearns"), Bear, Stearns Securities Corp. ("BSSC"), Bear, Stearns International Limited ("BSIL") and Bear Stearns Bank plc ("BSB"), is primarily engaged in business as a securities broker-dealer and operates in three principal segments: Capital Markets, Global Clearing Services and Wealth Management. Capital Markets is comprised of the institutional equities, fixed income and investment banking areas. Global Clearing Services provides clearance-related services for prime brokerage clients and clearance on a fully disclosed basis for introducing broker-dealers. Wealth Management is comprised of the private client services ("PCS") and asset management areas. See Note 19, "Segment and Geographic Area Data," in the Notes to Consolidated Financial Statements for a complete description of the Company's principal segments. The Company also conducts significant activities through other wholly owned subsidiaries, including: Bear Stearns Global Lending Limited; Custodial Trust Company; Bear Stearns Financial Products Inc. ("BSFP"); Bear Stearns Capital Markets Inc.; Bear Stearns Credit Products Inc.; Bear Stearns Forex Inc.; EMC Mortgage Corporation; Bear Stearns Commercial Mortgage, Inc.; and through its majority-owned subsidiary Bear Hunter Holdings LLC. The Company participates, through Bear Hunter Holdings LLC, in specialist activities on the New York Stock Exchange ("NYSE"), American Stock Exchange ("AMEX") and International Securities Exchange ("ISE").

      BASIS OF PRESENTATION

      The consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries and other entities in which the Company has a controlling interest. All material intercompany transactions and balances have been eliminated in consolidation. Certain prior year amounts have been reclassified to conform to the current year's presentation. In accordance with Financial Accounting Standards Board ("FASB") Interpretation ("FIN") No. 46 (R), "Consolidation of Variable Interest Entities (revised December 2003)--an interpretation of ARB No. 51" ("FIN No. 46 (R)"), the Company also consolidates any variable interest entities ("VIEs") for which it is the primary beneficiary. The assets and related liabilities of such variable interest entities have been shown in the Consolidated Statements of Financial Condition in the captions "Assets of variable interest entities and mortgage loan special purpose entities" and "Liabilities of variable interest entities and mortgage loan special purpose entities." See Note 6, "Variable Interest Entities and Mortgage Loan Special Purpose Entities," in the Notes to Consolidated Financial Statements.

      When the Company does not have a controlling interest in an entity, but exerts significant influence over the entity's operating and financial decisions (generally defined as owning a voting or economic interest of 20% to 50%), the Company applies the equity method of accounting.

      The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America. These principles require management to make certain estimates and assumptions, including those regarding inventory valuations, stock-based compensation, certain accrued liabilities and the potential outcome of litigation and tax matters, which may affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ materially from these estimates.

      As of November 30, 2006, the Company elected, under FASB Interpretation No. 39, "Offsetting Amounts Related to Certain Contracts," to net the payable or receivable relating to the fair value of cash collateral received or paid associated with its derivatives inventory, on a counterparty basis, provided that the legal right of offset exists under a master netting agreement. The Company believes this presentation is preferable as compared to a gross presentation as it is a better representation of the Company's credit exposure related to these derivative contracts. The Consolidated Statement of Financial Condition as of November 30, 2005 and the Consolidated Statements of Cash Flows for the years ended November 30, 2005 and 2004 have been retrospectively adjusted to conform to the current year's

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    continued

      presentation. The amounts netted reduced Financial Instruments Owned and Payable to Customers, by $6.3 billion as of November 30, 2006 and $3.4 billion as of November 30, 2005, and reduced Financial Instruments Sold, But Not Yet Purchased and Receivable From Customers, by $3.2 billion as of November 30, 2006 and $2.0 billion as of November 30, 2005.

      For the year ended November 30, 2006, the Company changed its presentation of segments to allocate certain revenues (predominantly interest) as well as certain corporate administrative expenses from "Other" to its three business segments. Certain legal and CAP Plan costs continue to be included in "Other." Management believes that these changes provide an improved representation of each segment's contribution to net revenues and pre-tax income for which to evaluate performance. These reclassifications were also made to prior year amounts to conform to the current year's presentation and are reflected in Note 19, "Segment and Geographic Area Data" in Notes to Consolidated Financial Statements.

      FINANCIAL INSTRUMENTS

      Proprietary securities, futures and other derivatives transactions are recorded on a trade-date basis. Financial instruments owned and financial instruments sold, but not yet purchased, including contractual commitments arising pursuant to futures, forward and option contracts, interest rate swaps and other derivative contracts, are recorded at fair value with the resulting net unrealized gains and losses reflected in "Principal Transactions" revenues in the Consolidated Statements of Income.

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

      The Company followed Emerging Issues Task Force ("EITF") Statement No. 02-3, "Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities," through November 30, 2006. This guidance generally eliminates the practice of recognizing profit at the inception of a derivative contract unless the fair value of the derivative is obtained from a quoted market price in an active market or is otherwise evidenced by comparison to other observable current market transactions or based on a valuation technique that incorporates observable market data. The Company intends to adopt Statement of Financial Accounting Standards ("SFAS") No. 157, "Fair Value Measurements," in the first quarter of 2007. SFAS No. 157 nullifies the consensus reached in EITF No. 02-3, which prohibited recognition of day one gains or losses on certain derivative contracts. See "Accounting and Reporting Developments" in Note 1 of Notes to Consolidated Financial Statements for a complete discussion of SFAS No. 157.

      Equity interests and securities acquired as a result of private equity and merchant banking activities are reflected in the consolidated financial statements at their initial cost until significant transactions or developments indicate that a change in the carrying value of the securities is appropriate. Generally, the carrying values of these securities will be increased only in those instances where market values are readily ascertainable by reference to substantial transactions occurring in the marketplace or quoted market prices. Reductions to the carrying value of these securities are made when the Company's estimate of net realizable value has declined below the carrying value.

      DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

      The Company follows SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," and SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for stand-alone derivative instruments,

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    continued

      derivatives embedded within other contracts or securities, and hedging activities. Accordingly, all derivatives, whether stand-alone or embedded within other contracts or securities (except in narrowly defined circumstances), are carried in the Company's Consolidated Statements of Financial Condition at fair value, with changes in fair value recorded in current earnings in "Principal Transactions" revenues. Designated hedged items in fair value hedging relationships are marked for the risk being hedged, with such changes recorded in current earnings.

      CUSTOMER TRANSACTIONS

      Customer securities transactions are recorded on the Consolidated Statements of Financial Condition on a settlement date basis, which is generally three business days after trade date, while the related commission revenues and expenses are recorded on a trade-date basis. Receivables from and payables to customers include amounts related to both cash and margin transactions. Securities owned by customers, including those that collateralize margin or other similar transactions, are generally not reflected in the Consolidated Statements of Financial Condition.

      MORTGAGE SERVICING ASSETS, FEES AND ADVANCES

      Mortgage servicing rights ("MSRs"), which are included in "Other Assets" on the Consolidated Statements of Financial Condition, are reported at the lower of amortized cost or market. MSRs are amortized in proportion to and over the period of estimated net servicing income. MSRs are periodically evaluated for impairment based on the fair value of those rights determined by using market-based models that discount anticipated future net cash flows considering loan prepayment predictions, interest rates, default rates, servicing costs and other economic factors. For purposes of impairment evaluation and measurement, the Company stratifies MSRs by securitizations, which are collateralized by loans with similar predominant risk characteristics. The excess of amortized cost over market value, if any, is reflected as a valuation allowance as of balance sheet dates.

      Contractual servicing fees, late fees and other ancillary servicing fees earned for servicing mortgage loans are reflected net of MSRs amortization and impairment in "Investment Banking" revenues in the Consolidated Statements of Income. Contractual servicing fees are recognized when earned based on the terms of the servicing agreement. All other fees are recognized when received. In the normal course of its business, the Company makes principal, interest and other servicing advances to external investors on mortgage loans serviced for these investors. Such advances are generally recoverable from the mortgagors, related securitization trusts or from the proceeds received from the sales of the underlying properties. A charge to expense is recognized to the extent that servicing advances are estimated to be uncollectible under the provisions of the servicing contracts.

      TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES

      The Company follows SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities--a replacement of FASB Statement No. 125," to account for securitizations and other transfers of financial assets and collateral. SFAS No. 140 establishes accounting and reporting standards with a financial-components approach that focuses on control. Under this approach, financial assets or liabilities are recognized when control is established and derecognized when control has been surrendered or the liability has been extinguished. Control is deemed to be relinquished only when all of the following conditions have been met: (1) the assets have been isolated from the transferor, even in bankruptcy or other receivership; (2) the transferee is a Qualifying Special Purpose Entity ("QSPE") or has the right to pledge or exchange the assets received; and (3) the transferor has not maintained effective control over the transferred assets. The Company derecognizes financial assets transferred in securitizations provided that such transfer meets all of these criteria.

      Mortgage related transactions, net of certain direct costs, are recorded in "Principal Transactions" revenues in the Consolidated Statements of Income.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    continued

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

      INVESTMENT BANKING AND ADVISORY SERVICES

      Underwriting revenues and fees for mergers and acquisitions advisory services are accrued when services for the transactions are substantially completed. Transaction expenses are deferred until the related revenue is recognized. Investment banking and advisory services revenues are presented net of transaction-related expenses.

      COMMISSIONS

      Commission revenues primarily include fees from executing and clearing client transactions on stock, options and futures markets worldwide. These fees are recognized on a trade-date basis. The Company records its share of the commission under certain commission sharing arrangements where the Company is acting as agent for another broker, in accordance with EITF Statement No. 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent."

      ASSET MANAGEMENT AND OTHER INCOME

      The Company receives advisory fees for investment management. In addition, the Company receives performance incentive fees for managing certain funds. Advisory fees are recognized over the period of advisory service. Unearned advisory fees are treated as deferred revenues and are included in "Other Liabilities" in the accompanying Consolidated Statements of Financial Condition. Performance incentive fees are recognized throughout the year as they become realizable based on achievement of specified performance targets.

      FIXED ASSETS

      Depreciation of property and equipment is provided by the Company on a straight-line basis over the estimated useful life of the asset. Amortization of leasehold improvements is provided on a straight-line basis over the lesser of the estimated useful life of the asset or the remaining life of the lease.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    continued

      GOODWILL AND IDENTIFIABLE INTANGIBLE ASSETS

      The Company accounts for goodwill and identifiable intangible assets under the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets." In accordance with this guidance, the Company does not amortize goodwill, but amortizes identifiable intangible assets over their useful lives. Goodwill is tested at least annually for impairment and identifiable intangible assets are tested for potential impairment whenever events or changes in circumstances suggest that the carrying value of an asset or asset group may not be fully recoverable in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets."

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

      STOCK-BASED COMPENSATION

      Effective December 1, 2005, the Company adopted the provision of SFAS No. 123 (R), "Shared-Based Payment." SFAS No. 123 (R) is a revision of SFAS No. 123, "Accounting for Stock-Based Compensation," and supersedes Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and amends SFAS No. 95, "Statement of Cash Flows." SFAS No. 123 (R) eliminates the ability to account for share-based compensation transactions using APB No. 25 and requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements using a fair value-based method. The Company adopted SFAS No. 123 (R) using the modified prospective method. Because the fair value recognition provisions of SFAS No. 123 and SFAS No. 123 (R) were materially consistent under the Company's equity plans, the adoption of SFAS No. 123 (R) did not have a material impact on the Company's financial position or results of operations.

      Prior to the Company's adoption of SFAS No. 123 (R), tax benefits in excess of recognized compensation costs were reported as operating cash flows. SFAS No. 123 (R) requires excess tax benefits to be reported as a financing cash inflow.

      The Company previously elected to adopt fair value accounting for stock-based compensation consistent with SFAS No. 123, using the prospective method with guidance provided by SFAS No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure," effective December 1, 2002. As a result, commencing with options granted after November 30, 2002, the Company expenses the fair value of stock options issued to employees over the related vesting period. Prior to December 1, 2002, the Company had elected to account for its stock-based compensation plans using the intrinsic value method prescribed by APB No. 25, as permitted by SFAS No. 123. Under the provisions of APB No. 25, compensation cost for stock options was measured as the excess, if any, of the quoted market price of the Company's common stock at the date of grant over the amount an employee must pay to acquire the stock. Accordingly, no compensation expense was recognized for stock option awards granted prior to December 1, 2002 because the exercise price was at the fair market value of the Company's common stock on the grant date.

      The cost related to stock-based compensation included in net income for the fiscal year ended November 30, 2006 has been fully determined under the fair value-based method, and for the fiscal years ended November 30, 2005 and 2004 is less than that which would have been recognized if the fair value-based method had been applied to stock option awards since the original effective date of SFAS No. 123.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    continued

      The following table illustrates the effect on net income and earnings per share if the fair value-based method had been applied to all outstanding awards in each fiscal year.

      Fiscal Years Ended November 30,                       2005        2004
      --------------------------------------------------------------------------
      (in millions, except per share amounts)
      --------------------------------------------------------------------------
      Net income, as reported                            $1,462.2     $1,344.7
      Add: Stock-based employee compensation plans
        expense included in reported net income,
        net of related tax effect                           375.4        335.4
      Deduct: Total stock-based employee compensation
        plans expense determined under the fair value
        based method, net of related tax effect            (387.3)      (367.6)
      --------------------------------------------------------------------------
      Pro forma net income                               $1,450.3     $1,312.5
      ==========================================================================
      Earnings per share:
        Basic--as reported                                $ 11.42     $  10.88
        Basic--pro forma                                  $ 11.33     $  10.63
        Diluted--as reported                              $ 10.31     $   9.76
        Diluted--pro forma                                $ 10.23     $   9.54
       =========================================================================

      CASH EQUIVALENTS

      The Company has defined cash equivalents as liquid investments not held for sale in the ordinary course of business with original maturities of three months or less that are not part of the Company's trading inventory.

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

      The Company is under continuous examination by various tax authorities in jurisdictions in which the Company has significant business operations. The Company regularly evaluates the likelihood of additional assessments in each of the tax jurisdictions resulting from these examinations. Tax reserves have been established, which the Company believes to be adequate in relation to the probability for additional assessments. Once established, reserves are adjusted as information becomes available or when an event requiring a change to the reserve occurs.

      TRANSLATION OF FOREIGN CURRENCIES

      Assets and liabilities denominated in foreign currencies are translated at fiscal year-end rates of exchange, while income statement items are translated at daily average rates of exchange during the fiscal year. Comprehensive income was materially the same as net income for the Company for the years ended November 30, 2006, 2005, and 2004. Gains or losses resulting from foreign currency transactions are included in current earnings.

      ACCOUNTING AND REPORTING DEVELOPMENTS

      In June 2005, the EITF reached a consensus on EITF Issue No. 04-5, "Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights." The EITF consensus requires a general partner in a limited partnership to consolidate the limited partnership unless the presumption of control is overcome. The general partner may overcome this presumption of control and not consolidate the entity if the limited partners have: (a) the substantive ability to dissolve or liquidate the limited

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    continued

      partnership or otherwise remove the general partner without having to show cause; or (b) substantive participating rights in managing the partnership. This guidance became effective upon ratification by the FASB on June 29, 2005 for all newly formed limited partnerships and for existing limited partnerships for which the partnership agreements have been modified. For all other limited partnerships, the guidance is effective no later than the beginning of the first reporting period in fiscal years beginning after December 15, 2005. As of December 1, 2006, the Company has fully adopted EITF No. 04-5 for both newly formed partnerships as well as partnerships entered into prior to June 29, 2005. The adoption of EITF No. 04-5 did not have a material impact on the consolidated financial statements of the Company.

      In February 2006, the FASB issued SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments an amendment of FASB Statements No. 133 and 140." SFAS No. 155 permits companies to elect, on a transaction-by-transaction basis, to apply a fair value measurement to hybrid financial instruments that contain an embedded derivative that would otherwise require bifurcation under SFAS No. 133. As permitted, the Company adopted SFAS No. 155 on December 1, 2006 and elected to apply a fair value measurement to all existing hybrid financial instruments that meet the SFAS No. 155 definition. The Company has also elected the fair value measurement for all appropriate hybrid financial instruments issued on or after December 1, 2006. The adoption of SFAS No. 155 did not have a material impact on the consolidated financial statements of the Company.

      In March 2006, the FASB issued SFAS No. 156, "Accounting for Servicing of Financial Assets--an amendment of FASB Statement No. 140." SFAS No. 156, consistent with SFAS No. 140, requires that all separately recognized servicing assets and liabilities be initially measured at fair value. For subsequent measurements, SFAS No. 156 permits companies to choose between using an amortization method or a fair value measurement method for reporting purposes. SFAS No. 156 is effective as of the beginning of a company's first fiscal year that begins after September 15, 2006. On December 1, 2006, the Company adopted SFAS No. 156 and elected to measure servicing assets at fair value. The adoption of this standard did not have a material impact on the consolidated financial statements of the Company.

      In April 2006, the FASB issued FASB Staff Position ("FSP") FIN No. 46
      (R)-6, "Determining the Variability to Be Considered in Applying Interpretation No. 46 (R)." This FSP addresses how a reporting enterprise should determine the variability to be considered in applying FIN No. 46
      (R). The variability that is considered in applying FIN No. 46 (R) affects the determination of: (a) whether the entity is a variable interest entity, (b) which interests are variable interests in the entity, and (c) which party, if any, is the primary beneficiary of the VIE. FSP FIN No. 46
      (R)-6 states that the design of the entity shall be considered in the determination of variable interests. The Company adopted FSP FIN No. 46
      (R)-6 on September 1, 2006. The adoption of this standard did not have a material impact on the consolidated financial statements of the Company.

      In July 2006, the FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes--an interpretation of FASB Statement No. 109" ("FIN No. 48"). FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS No. 109. FIN No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN No. 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company expects to adopt the provisions of FIN No. 48 beginning in the first quarter of 2008. The Company is currently evaluating the impact, if any, the adoption of FIN No. 48 may have on the consolidated financial statements of the Company.

      In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements." SFAS No. 157 defines fair value, establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. SFAS No. 157 requires companies to disclose the fair value of its financial instruments according to a fair value hierarchy. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    continued

      Financial assets carried at fair value will be classified and disclosed in one of the three categories in accordance with the hierarchy. The three levels of the fair value hierarchy are:

            o Level 1: Quoted market prices for identical assets or liabilities in active markets.
            o Level 2: Observable market-based inputs or unobservable inputs that are corroborated by market data.
            o Level 3: Unobservable inputs that are not corroborated by market data.

      Additionally, companies are required to provide enhanced disclosure information regarding the activities of those financial instruments classified within the level 3 category, including a rollforward analysis of fair value balance sheet amounts for each major category of assets and liabilities and disclosure of the unrealized gains and losses for level 3 positions held at the reporting date. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. Early adoption is permitted if the entity has not yet issued financial statements for that fiscal year (including any interim periods). The Company is planning to early adopt SFAS No. 157 in the first quarter of fiscal 2007 as permitted, and does not expect that the adoption of SFAS No. 157 will have a material impact on the consolidated financial statements of the Company.

2.    FAIR VALUE OF FINANCIAL INSTRUMENTS

      Substantially all of the Company's assets and liabilities are carried at contracted amounts that approximate fair value. Assets that are recorded at contracted amounts approximating fair value consist largely of short-term secured receivables, including reverse repurchase agreements, securities borrowed, customer receivables and certain other receivables. Similarly, the Company's short-term liabilities, such as bank loans, commercial paper, medium-term notes, repurchase agreements, securities loaned, customer payables and certain other payables, are recorded at contracted amounts approximating fair value. These instruments generally have variable interest rates and/or short-term maturities, in many cases overnight, and accordingly, their fair values are not materially affected by changes in interest rates.

      The estimated fair value of the Company's long-term borrowings, based on market rates of interest and current foreign exchange rates available to the Company at November 30, 2006 for debt obligations of similar maturity, approximates carrying value as a result of applying SFAS No. 133. The Company uses derivatives to modify the interest rate characteristics of its long- and short-term debt. The Company generally enters into interest rate swaps and other transactions designed to either convert its fixed-rate debt into floating-rate debt or otherwise hedge its exposure to changes in interest rates.

3.    FINANCIAL INSTRUMENTS

      Financial instruments owned and financial instruments sold, but not yet purchased, consisting of the Company's proprietary trading inventories, at fair value, as of November 30, 2006 and 2005, were as follows:

                                                         2006          2005
      --------------------------------------------------------------------------
      (in thousands)
      FINANCIAL INSTRUMENTS OWNED:
      US government and agency                     $   7,151,703   $   9,914,866
      Other sovereign governments                        356,201       1,159,265
      Corporate equity and convertible debt           28,892,588      18,601,132
      Corporate debt and other                        33,924,116      21,571,914
      Mortgages, mortgage- and asset-backed           43,226,699      40,297,016
      Derivative financial instruments                11,617,144      11,339,731
      --------------------------------------------------------------------------
                                                   $ 125,168,451   $ 102,883,924
      ==========================================================================

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    continued

      FINANCIAL INSTRUMENTS SOLD, BUT NOT YET PURCHASED:
      US government and agency                        $ 12,322,838  $ 10,115,133
      Other sovereign governments                          676,402     1,617,998
      Corporate equity and convertible debt             12,623,291     6,900,004
      Corporate debt and other                           4,714,019     3,274,034
      Mortgages, mortgage- and asset-backed                 54,802       139,988
      Derivative financial instruments                  11,865,192    10,975,077
      --------------------------------------------------------------------------
                                                      $ 42,256,544  $ 33,022,234
      ==========================================================================

      As of November 30, 2006 and 2005, all financial instruments owned that were pledged to counterparties where the counterparty has the right, by contract or custom, to rehypothecate those securities are classified as "Financial Instruments Owned and Pledged as Collateral, at Fair Value" in the Consolidated Statements of Financial Condition.

      Financial instruments sold, but not yet purchased, represent obligations of the Company to purchase the specified financial instrument at the then-current market price. Accordingly, these transactions result in off-balance-sheet risk as the Company's ultimate obligation to repurchase such securities may exceed the amount recognized in the Consolidated Statements of Financial Condition.

      CONCENTRATION RISK

      The Company is subject to concentration risk by holding large positions or committing to hold large positions in certain types of securities, securities of a single issuer (including governments), issuers located in a particular country or geographic area, or issuers engaged in a particular industry. Positions taken and commitments made by the Company, including underwritings, often involve substantial amounts and significant exposure to individual issuers and businesses, including non-investment-grade issuers. At November 30, 2006, the Company's most significant concentrations are related to US government and agency inventory positions, including those of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation. In addition, a substantial portion of the collateral held by the Company for reverse repurchase agreements consists of securities issued by the US government and agencies.

4.    DERIVATIVES AND HEDGING ACTIVITIES

      The Company, in its capacity as a dealer in over-the-counter derivative financial instruments and its proprietary market-making and trading activities, enters into transactions in a variety of cash and derivative financial instruments for proprietary trading and to manage its exposure to market and credit risk. These risks include interest rate, exchange rate and equity price risk. Derivative financial instruments represent contractual commitments between counterparties that derive their value from changes in an underlying interest rate, currency exchange rate, index (e.g., Standard & Poor's 500 Index), reference rate (e.g., London Interbank Offered Rate, or LIBOR), or asset value referenced in the related contract. Some derivatives, such as futures contracts, certain options and index-referenced warrants, are traded on an exchange. Other derivatives, such as interest rate and currency swaps, caps, floors, collars, swaptions, equity swaps and options, credit derivatives, structured notes and forward contracts, are negotiated in the over-the-counter markets. Derivatives generate both on- and off-balance-sheet risks, depending on the nature of the contract. Generally, these financial instruments represent commitments or rights to exchange interest payment streams or currencies or to purchase or sell other securities at specific terms at specified future dates. Option contracts generally provide the holder with the right, but not the obligation, to purchase or sell a financial instrument at a specific price on or before an established date or dates. Financial instruments sold, but not yet purchased may result in market and/or credit risk in excess of amounts recorded in the Consolidated Statements of Financial Condition.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    continued

      MARKET RISK

      Derivative financial instruments involve varying degrees of off-balance-sheet market risk, whereby changes in the level or volatility of interest rates, foreign currency exchange rates or market values of the underlying financial instruments may result in changes in the value of a particular financial instrument in excess of the amounts currently reflected in the Consolidated Statements of Financial Condition. The Company's exposure to market risk is influenced by a number of factors, including the relationships among and between financial instruments with off-balance-sheet risk, the Company's proprietary securities, futures and derivatives inventories as well as the volatility and liquidity in the markets in which the financial instruments are traded. The Company mitigates its exposure to market risk by entering into hedging transactions, which may include over-the-counter derivative contracts or the purchase or sale of interest-bearing securities, equity securities, financial futures and forward contracts. In this regard, the utilization of derivative instruments is designed to reduce or mitigate market risks associated with holding dealer inventories or in connection with arbitrage-related trading activities.

      DERIVATIVES CREDIT RISK

      Credit risk arises from the potential inability of counterparties to perform in accordance with the terms of the contract. At any point in time, the Company's exposure to credit risk associated with counterparty non-performance is generally limited to the net replacement cost of over-the-counter contracts, net of the value of collateral held. Such financial instruments are reported at fair value on a net-by-counterparty basis pursuant to enforceable netting agreements. As of November 30, 2006, the Company elected under FIN No. 39 to net the payable or receivable relating to the fair value of cash collateral received or paid associated with its derivatives inventory in financial instruments owned and financial instruments sold, but not yet purchased. See Note 1 of Notes to the Consolidated Financial Statements for a complete discussion of cash collateral netting. Exchange-traded financial instruments, such as futures and options, generally do not give rise to significant unsecured counterparty exposure due to the Company's margin requirements, which may be greater than those prescribed by the individual exchanges. Options written generally do not give rise to counterparty credit risk since they obligate the Company (not its counterparty) to perform.

      The Company has controls in place to monitor credit exposures by assessing the future creditworthiness of counterparties and limiting transactions with specific counterparties. The Company also seeks to control credit risk by following an established credit approval process, monitoring credit limits and requiring collateral where appropriate.

      NON-TRADING DERIVATIVES ACTIVITY

      To modify the interest rate characteristics of its long- and short-term debt, the Company also engages in non-trading derivatives activities. The Company has issued US dollar- and foreign currency-denominated debt with both variable- and fixed-rate interest payment obligations. The Company has entered into interest rate swaps, primarily based on LIBOR, to convert fixed-rate interest payments on its debt obligations into variable-rate interest payments. In addition, for foreign currency debt obligations that are not used to fund assets in the same currency, the Company has entered into currency swap agreements that effectively convert the debt into US dollar obligations. Such transactions are accounted for as fair value hedges.

      These financial instruments are subject to the same market and credit risks as those that are traded in connection with the Company's market-making and trading activities. The Company has similar controls in place to monitor these risks. Interest rate swap agreements increased interest expense on the Company's long- and short-term debt obligations by $376.1 million during the fiscal year ended November 30, 2006 and reduced interest expense on the Company's long- and short-term debt obligations by $115.4 million and $589.3 million during the fiscal years ended November 30, 2005 and 2004, respectively.

      SFAS No. 133, as amended by SFAS No. 138 and SFAS No. 149, establishes accounting and reporting standards for stand-alone derivative instruments, derivatives embedded within other contracts or securities and for hedging activities. It requires that all derivatives, whether stand-alone or embedded within other contracts or securities (except in very

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    continued

      defined circumstances) be carried on the Company's Statement of Financial Condition at fair value. SFAS No. 133 also requires items designated as being fair value hedged to be recorded at fair value, as defined in SFAS No. 133, provided that the intent to hedge is fully documented. Any resultant net change in value for both the hedging derivative and the hedged item is recognized in earnings immediately, such net effect being deemed the "ineffective" portion of the hedge. The gains and losses associated with the ineffective portion of the fair value hedges are included in "Principal Transactions" revenues in the Consolidated Statements of Income. These amounts were immaterial for fiscal 2006, 2005 and 2004.

5.    TRANSFERS OF FINANCIAL ASSETS AND LIABILITIES

      SECURITIZATIONS

      The Company is a market leader in mortgage-backed securitization and other structured financing arrangements. In the normal course of business, the Company regularly securitizes commercial and residential mortgages, consumer receivables and other financial assets. Securitization transactions are generally treated as sales, provided that control has been relinquished. In connection with securitization transactions, the Company establishes special-purpose entities ("SPEs"), in which transferred assets, including commercial and residential mortgages, consumer receivables and other financial assets are sold to an SPE and repackaged into securities or similar beneficial interests. Transferred assets are accounted for at fair value prior to securitization. The majority of the Company's involvement with SPEs relates to securitization transactions meeting the definition of a QSPE under the provisions of SFAS No. 140. Provided it has relinquished control over such assets, the Company derecognizes financial assets transferred in securitizations and does not consolidate the financial statements of QSPEs. For SPEs that do not meet the QSPE criteria, the Company uses the guidance in FIN No. 46
      (R) to determine whether the SPE should be consolidated.

      In connection with these securitization activities, the Company may retain interests in securitized assets in the form of senior or subordinated securities or as residual interests. Retained interests in securitizations are generally not held to maturity and typically are sold shortly after the settlement of a securitization. The weighted average holding period for retained interest positions in inventory at November 30, 2006 and 2005 was approximately 150 days and 90 days, respectively. These retained interests are included in "Financial Instruments Owned" in the Consolidated Statements of Financial Condition and are carried at fair value. Consistent with the valuation of similar inventory, fair value is determined by broker-dealer price quotations and internal valuation pricing models that utilize variables such as yield curves, prepayment speeds, default rates, loss severity, interest rate volatilities and spreads. The assumptions used for pricing variables are based on observable transactions in similar securities and are further verified by external pricing sources, when available.

      The Company's securitization activities are detailed below:

                                                  Other
                                     Agency      Mortgage-
                                    Mortgage-   and Asset-
                                     Backed       Backed     Total
      --------------------------------------------------------------------------
      (in billions)
      --------------------------------------------------------------------------
      Total securitizations
        Fiscal 2006                  $ 21.8      $ 99.3     $ 121.1
        Fiscal 2005                  $ 26.2      $ 89.8     $ 116.0
      Retained interests
        As of November 30, 2006      $  1.5      $  4.1     $  5.6(1)
        As of November 30, 2005      $  1.8      $  3.7     $  5.5(2)
      --------------------------------------------------------------------------

      (1) Includes approximately $4.3 billion in investment-grade retained interests, of which $3.0 billion is AAA rated.

      (2) Includes approximately $4.7 billion in investment-grade retained interests, of which $3.9 billion is AAA rated.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    continued

      The following table summarizes cash flows from securitization trusts related to securitization transactions during the fiscal years ended November 30, 2006 and 2005:

                                                   Other
                                     Agency      Mortgage-
                                    Mortgage-   and Asset-
                                     Backed       Backed     Total
      --------------------------------------------------------------------------
      (in millions)
      --------------------------------------------------------------------------
      Cash flows received
      from retained interests
        Fiscal 2006                  $295.8      $760.3     $1,056.1
        Fiscal 2005                  $452.9      $498.0     $  950.9
      Cash flows from servicing
        Fiscal 2006                  $  0.1      $ 89.5     $   89.6
        Fiscal 2005                  $  1.7      $ 68.8     $   70.5
      --------------------------------------------------------------------------

      The Company is an active market maker in these securities and therefore may retain interests in assets it securitizes, predominantly highly rated or government agency-backed securities. The models employed in the valuation of retained interests use discount rates that are based on the Treasury yield curve plus a spread. Key points on the constant maturity Treasury curve at November 30, 2006 were 4.59% for 2-year Treasuries and 4.52% for 10-year Treasuries, and ranged from 4.41% to 5.01%. These models also consider prepayment speeds and credit losses. Credit losses are calculated using option-adjusted spreads that also incorporate additional factors such as liquidity and optionality.

      Weighted average key economic assumptions used in measuring the fair value of retained interests in assets the Company securitized at November 30, 2006 were as follows:

                                                 Agency    Other Mortgage-
                                                Mortgage-     and Asset-
                                                 Backed         Backed
      --------------------------------------------------------------------------
      Weighted average life (years)                 6.7           4.7
      Average prepayment speeds (annual rate)    8% - 45%       8% - 65%
      Credit losses                                  -          0% - 9%
      --------------------------------------------------------------------------

      The following hypothetical sensitivity analysis as of November 30, 2006 illustrates the potential adverse change in fair value of these retained interests due to a specified change in the key valuation assumptions. The interest rate changes represent a parallel shift in the Treasury curve. This shift considers the effect of other variables, including prepayments. The remaining valuation assumptions are changed independently. Retained interests in securitizations are generally not held to maturity and are typically sold shortly after the settlement of a securitization. The Company considers the current and expected credit profile of the underlying collateral in determining the fair value and periodically updates the fair value for changes in credit, interest rate, prepayment speeds and other pertinent market factors. Actual credit losses on retained interests have not been significant.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    continued

                                                   Agency      Other Mortgage-
                                                  Mortgage-       and Asset-
                                                   Backed           Backed
      --------------------------------------------------------------------------
      (in millions)
      --------------------------------------------------------------------------
      Interest rates
        Impact of 50 basis point adverse change   $ (35.9)        $ (111.0)
        Impact of 100 basis point adverse change    (74.4)          (227.2)
      --------------------------------------------------------------------------
      Prepayment speeds
        Impact of 10% adverse change                 (7.1)           (66.4)
        Impact of 20% adverse change                (12.9)           (90.8)
      --------------------------------------------------------------------------
      Credit losses
        Impact of 10% adverse change                 (3.8)          (106.1)
        Impact of 20% adverse change                 (7.6)          (188.4)
      --------------------------------------------------------------------------

      In the normal course of business, the Company originates and purchases conforming and non-conforming, conventional fixed-rate and adjustable-rate residential mortgage loans and sells such loans to investors. In connection with these activities, the Company may retain MSRs that entitle the Company to a future stream of cash flows based on the contractual servicing fee. In addition, the Company may purchase and sell MSRs. At November 30, 2006, the key economic assumptions and the sensitivity of the current fair value of MSRs to immediate changes in those assumptions were as follows:

                                                   Fixed-Rate    Adjustable-Rate
                                     Sub-Prime       Prime        Prime & Alt-A
                                       Loans     & Alt-A Loans        Loans
      --------------------------------------------------------------------------
      (in millions)
      --------------------------------------------------------------------------
      Fair value of MSRs             $ 153.0       $ 101.8         $ 250.1

      Constant prepayment
        rate (in CPR)                19% - 38%     13% - 42%       32% - 52%

      Impact on fair value of:
      5 CPR adverse change           $ (11.1)      $ (9.8)         $ (19.7)
      10 CPR adverse change            (20.4)       (14.5)           (30.7)

      Discount rate                     15%           12%             13%

      Impact on fair value of:
      5% adverse change              $ (14.1)      $ (8.7)         $ (14.8)
      10% adverse change               (23.1)       (15.3)           (25.6)
      --------------------------------------------------------------------------


      The previous tables should be viewed with caution since the changes in a single variable generally cannot occur without changes in other variables or conditions that may counteract or amplify the effect of the changes outlined in the tables. Changes in fair value based on adverse variations in assumptions generally cannot be extrapolated because the relationship of the change in assumptions to the change in fair value is not usually linear. In addition, the tables do not consider the change in fair value of hedging positions, which would generally offset the changes detailed in the tables, nor do they consider any corrective action that the Company may take in response to changes in these conditions. The impact of hedges is not presented because hedging positions are established on a portfolio level and allocating the impact would not be practicable.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    continued


      MSRs are included in "Other Assets" on the Consolidated Statements of Financial Condition. The Company's MSR activities for the fiscal years ended November 30, 2006 and 2005 were as follows:

                                                  2006               2005
      --------------------------------------------------------------------------
       (in millions)
      --------------------------------------------------------------------------
       Balance, beginning of year              $   431.1          $   230.2
       Additions                                   366.0              384.1
       Sales, net                                 (109.3)             (47.1)
       Amortization                               (187.5)            (159.2)
       Recovery                                      1.7               23.1
      --------------------------------------------------------------------------
       Balance, end of year                    $   502.0          $   431.1
      ==========================================================================

      Changes in the MSR valuation allowance for the fiscal years ended November 30, 2006 and 2005 were as follows:

                                                  2006               2005
      --------------------------------------------------------------------------
      (in millions)
      --------------------------------------------------------------------------
      Balance, beginning of year               $   (10.6)         $   (33.7)
      Recovery                                       1.7               23.1
      --------------------------------------------------------------------------
      Balance, end of year                     $    (8.9)         $   (10.6)
      ==========================================================================


6.    VARIABLE INTEREST ENTITIES AND MORTGAGE LOAN SPECIAL PURPOSE ENTITIES

      The Company regularly creates or transacts with entities that may be VIEs. These entities are an essential part of its securitization, asset management and structured finance businesses. In addition, the Company purchases and sells financial instruments that may be variable interests. The Company adopted FIN No. 46 (R) for its variable interests in fiscal 2004. The Company consolidates those VIEs in which the Company is the primary beneficiary.

      The Company may perform various functions, including acting as the seller, servicer, investor, structurer or underwriter in securitization transactions. These transactions typically involve entities that are considered to be QSPEs as defined in SFAS No. 140. QSPEs are exempt from the requirements of FIN No. 46 (R). For securitization vehicles that do not qualify as QSPEs, the holders of the beneficial interests have no recourse to the Company, only to the assets held by the related VIE. In certain of these VIEs, the Company could be determined to be the primary beneficiary through its ownership of certain beneficial interests, and would, therefore, be required to consolidate the assets and liabilities of the VIE.

      The Company has a limited number of mortgage securitizations that did not meet the criteria for sale treatment under SFAS No. 140. As such, the Company continues to carry the assets and liabilities from these transactions on its Consolidated Statements of Financial Condition. Additionally, the Company retains call options on a limited number of securitization transactions that require the Company to continue recognizing the assets subject to the call options.

      The Company also acts as portfolio manager and/or underwriter in several collateralized debt obligation transactions. In these transactions, the Company establishes a trust that purchases a portfolio of assets and issues trust certificates that represent interests in the portfolio of assets. In addition, the Company may receive variable compensation for managing the portfolio and may also retain certain trust certificates. In certain of these transactions, these interests result in the Company becoming the primary beneficiary of these entities. The holders of the trust certificates have recourse only to the underlying assets of the trusts and not to other assets of the Company.

      The Company establishes and operates funds for the benefit of its employees. These funds are considered to be VIEs of which the Company is the primary beneficiary.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    continued


      Additionally, the Company invests in certain distressed debt instruments in which the issuer is a VIE. The Company has determined that it is the primary beneficiary of the VIE.

      The following table sets forth the Company's total assets and maximum exposure to loss associated with its significant variable interests in consolidated VIEs and securitizations that did not qualify for sale treatment. This information is presented based on principal business activity, as reflected in the first column.

                                             As of November 30, 2006     As of November 30, 2005
      -------------------------------------------------------------------------------------------
                                                             Maximum                     Maximum
                                                            Exposure                    Exposure
      (in millions)                        VIE Assets    to Loss (1)   VIE Assets     to Loss (1)
      -------------------------------------------------------------------------------------------
      Mortgage Securitizations             $ 16,798.1      $   762.0      $  5,296.1     $  299.4
      Call Options on Securitizations        12,186.2              -         8,697.4            -
      Collateralized Debt Obligations           685.0           47.9           409.7          4.1
      Employee Funds                            575.1          355.0           748.5        526.9
      Distressed Debt                            58.9           58.8               -            -
      -------------------------------------------------------------------------------------------
      Total                                $ 30,303.3      $ 1,223.7      $ 15,151.7     $  830.4
      ===========================================================================================

      (1) Represents the fair value of the Company's interest in these entities and is reflected on the Consolidated Statements of Financial Condition.

      The Company also owns significant variable interests in several VIEs related to collateralized debt obligations for which the Company is not the primary beneficiary and therefore does not consolidate these entities. In aggregate, these VIEs have assets approximating $14.8 billion and $4.7 billion at November 30, 2006 and 2005, respectively. At November 30, 2006 and 2005, the Company's maximum exposure to loss from these entities approximates $163.2 million and $29.6 million, respectively, which represents the fair value of its interests and is reflected in the Consolidated Statements of Financial Condition.

      The Company purchases and sells interests in entities that may be deemed to be VIEs in its market-making capacity in the ordinary course of business. As a result of these activities, it is reasonably possible that such entities may be consolidated or deconsolidated at various points in time. Therefore, the Company's variable interests included above may not be held by the Company in future periods.

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

      At November 30, 2006 and 2005, the fair value of securities received as collateral by the Company that can be repledged, delivered or otherwise used was approximately $286.06 billion and $254.62 billion, respectively. Of these securities received as collateral, those with a fair value of approximately $189.54 billion and $184.25 billion were delivered or repledged at November 30, 2006 and 2005, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    continued

      The Company also pledges financial instruments owned to collateralize certain financing arrangements and permits the counterparty to pledge or rehypothecate the securities. These securities are recorded as "Financial Instruments Owned and Pledged as Collateral, at Fair Value" in the Consolidated Statements of Financial Condition. The carrying value of securities and other inventory positions owned that have been pledged or otherwise encumbered to counterparties where those counterparties do not have the right to sell or repledge was approximately $41.58 billion and $20.83 billion at November 30, 2006 and 2005, respectively.

8.    SHORT-TERM BORROWINGS

      The Company obtains short-term borrowings through the issuance of commercial paper and bank loans and other borrowings. The interest rates on such short-term borrowings reflect market rates of interest at the time of the transactions.

      The Company's short-term borrowings at November 30, 2006 and 2005 consisted of the following:

                                                  2006             2005
      --------------------------------------------------------------------------
      (in thousands)
      --------------------------------------------------------------------------
      Commercial paper                       $ 20,713,958      $  9,675,903
      Bank loans and other borrowings(1)        8,348,756        10,339,824
      --------------------------------------------------------------------------
      Total short-term borrowings            $ 29,062,714      $ 20,015,727
      ==========================================================================

      (1) Included in bank loans and other borrowings at November 30, 2006 and 2005 were secured borrowings of $3.28 billion and $258.9 million, respectively.

      The effective weighted average interest rates for short-term borrowings were as follows:

                                                               Fiscal Years
                                      As of November 30,    Ended November 30,
                                      ------------------   ---------------------
                                        2006     2005      2006    2005   2004
      --------------------------------------------------------------------------
      Commercial paper                  5.25%    4.11%     4.92%  3.28%   1.32%
      Bank loans and other borrowings   5.23%    4.16%     4.74%  3.33%   1.63%
      --------------------------------------------------------------------------

      Committed Credit Facilities
      ---------------------------

      The Company has a committed revolving credit facility ("Facility") totaling $4.0 billion, which permits borrowing on a secured basis by the Parent Company, BSSC, BSIL and certain other subsidiaries. The Facility also allows the Parent Company and BSIL to borrow up to $2.0 billion of the Facility on an unsecured basis. Secured borrowings can be collateralized by both investment-grade and non-investment-grade financial instruments as the Facility provides for defined advance rates on a wide range of financial instruments eligible to be pledged. The Facility contains financial covenants, the most significant of which require maintenance of specified levels of stockholders' equity of the Company and net capital of BSSC. In February 2007, the Company renewed the Facility with similar terms. The Facility now allows the Parent Company, BSIL, and Bear Stearns International Trading Limited ("BSIT") to borrow up to $4.0 billion of the Facility on an unsecured basis. The Facility terminates in February 2008, with all loans outstanding at that date payable no later than February 2009. There were no borrowings outstanding under the Facility at November 30, 2006.

      The Company has a $1.50 billion committed revolving securities repo facility ("Repo Facility"), which permits borrowings secured by a broad range of collateral under a repurchase arrangement by the Parent Company, BSIL, BSIT and BSB. The Repo Facility contains financial covenants that require, among other things, maintenance of specified levels of stockholders' equity of the Company. The Repo Facility terminates in August 2007, with all repos outstanding at that date payable no later than August 2008. There were no borrowings outstanding under the Repo Facility at November 30, 2006.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    continued

      The Company has a $350 million committed revolving credit facility ("Pan Asian Facility"), which permits borrowing on a secured basis by the Parent Company, BSSC, Bear Stearns Japan Limited ("BSJL"), and BSIL. The Pan Asian Facility contains financial covenants that require, among other things, maintenance of specified levels of stockholders' equity of the Company and net capital of BSSC. In December 2006, the Company renewed the Facility at a $350 million committed level with substantially the same terms. The Pan Asian Facility terminates in December 2007 with all loans outstanding at that date payable no later than December 2008. There were no borrowings outstanding under the Pan Asian Facility at November 30, 2006.

      The Company has a $350 million committed revolving credit facility ("Tax Lien Facility"), which permits borrowing on a secured basis by the Parent Company, Plymouth Park Tax Services and Madison Tax Capital LLC. The Tax Lien Facility contains financial covenants that require, among other things, maintenance of specified levels of stockholders' equity of the Company. The Tax Lien Facility terminates in March 2007 with all loans outstanding at that date payable no later than March 2008. There were no borrowings outstanding under the Tax Lien Facility at November 30, 2006.

      The Company also maintains a series of committed credit facilities, which permit borrowing on a secured basis, to support liquidity needs for the financing of investment-grade and non-investment-grade corporate loans, residential mortgages, commercial mortgages, listed options and whole loans. The facilities are expected to be drawn from time to time and expire at various dates, the longest of such periods ending in fiscal 2007. All of these facilities contain a term-out option of one year or more for borrowings outstanding at expiration. The banks providing these facilities are committed to provide up to an aggregate of approximately $4.5 billion. At November 30, 2006, the borrowings outstanding under these committed credit facilities were $90.1 million.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    continued

9.    LONG-TERM BORROWINGS

      The Company's long-term borrowings (which have original maturities of at least 12 months) at November 30, 2006 and 2005 consisted of the following:

                                                  2006           2005
      --------------------------------------------------------------------------
      (in thousands)
      --------------------------------------------------------------------------
      Fixed-rate notes due 2007 to 2036:
        US dollar-denominated(1)(2)           $ 15,243,336   $ 16,641,197
        Non-US dollar-denominated                7,273,409      5,331,974
      Floating-rate notes due 2007 to 2046:
        US dollar-denominated                   16,530,680     10,317,812
        Non-US dollar-denominated                6,697,114      3,890,974
      Index/equity/credit-linked notes:
        US dollar-denominated                    2,812,759      1,999,226
        Non-US dollar-denominated                6,012,618      5,308,433
      --------------------------------------------------------------------------
      Total long-term borrowings              $ 54,569,916   $ 43,489,616
      ==========================================================================

      Amounts include fair value adjustments in accordance with SFAS No. 133.

      (1) At November 30, 2006, US dollar-denominated fixed-rate notes were at interest rates ranging from 1.0% to 7.5%.

      (2) Included in US dollar-denominated fixed rate notes at November 30, 2006 were $1.0 billion of Subordinated Global Notes due January 22, 2017 that have an annual interest rate of 5.5%, which rank junior in right of payment to all of the Company's senior indebtedness.

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

      The effective weighted average interest rates for long-term borrowings, after giving effect to the swaps, were as follows:

                                                           Fiscal Year
                                   As of November 30,   Ended November 30,
                                   ------------------   ------------------
                                   2006    2005          2006       2005
      ---------------------------------------------------------------------
      Fixed-rate notes             5.77%   4.61%         5.47%      3.59%
      Floating-rate notes          5.50%   4.44%         5.19%      3.56%
      ---------------------------------------------------------------------

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    continued


      The Company's long-term borrowings at November 30, 2006 mature as follows:

      ----------------------------------------------------------------------------------------
                              US Dollar                         Non-US Dollar
      ----------------------------------------------------------------------------------------
                                            Index/                           Index/
                                            Equity/                          Equity/
                      Fixed     Floating    Credit      Fixed    Floating    Credit
                       Rate      Rate       Linked      Rate      Rate       Linked     Total
      ----------------------------------------------------------------------------------------
      (in millions)
      ----------------------------------------------------------------------------------------
      FISCAL YEAR
      2007          $  2,987  $  2,192     $   565    $   225    $     1    $   514   $  6,484
      2008             2,380     6,283         991        351        232        755     10,992
      2009               916     3,216         316        941      1,986      1,165      8,540
      2010             2,320     1,238         325      1,531        340        830      6,584
      2011               901     2,514         444      1,205        235      1,513      6,812
      Thereafter       5,739     1,088         172      3,020      3,903      1,236     15,158
      ----------------------------------------------------------------------------------------
      Total         $ 15,243  $ 16,531     $ 2,813    $ 7,273    $ 6,697    $ 6,013   $ 54,570
      ========================================================================================

      Amounts include fair value adjustments in accordance with SFAS No. 133 as well as $262.5 million of junior subordinated deferrable interest debentures ("Debentures"). The Debentures will mature on May 15, 2031; however, effective May 15, 2006, the Company, at its option, may redeem the Debentures. The Debentures are reflected in the table at their contractual maturity date.

      Included in fiscal 2008 are approximately $3.30 billion of floating-rate notes that are redeemable prior to maturity at the option of the noteholder. These notes contain certain provisions that effectively enable noteholders to put these notes back to the Company and, therefore, are reflected in the table under fiscal 2008 at the date such notes first become redeemable. The final maturity dates of these notes are during fiscal 2009, 2010 and 2011.

      Instruments governing certain indebtedness of the Company contain various financial covenants, including maintenance of minimum levels of stockholders' equity of the Company. At November 30, 2006, the Company was in compliance with all covenants contained in these debt agreements.

10.   PREFERRED STOCK

      PREFERRED STOCK ISSUED BY THE BEAR STEARNS COMPANIES INC.

      The Company is authorized to issue a total of 10 million shares of preferred stock at par value of $1.00 per share. At November 30, 2006, the Company has 1,795,782 shares issued and outstanding under various series as described below. All preferred stock has a dividend preference over the Company's common stock in the paying of dividends and a preference in the liquidation of assets.

      The Company has outstanding 3,348,252 depositary shares representing 837,063 shares of Cumulative Preferred Stock, Series E ("Series E Preferred Stock"), having an aggregate liquidation preference of $167.4 million as of November 30, 2006. Each depositary share represents a one-fourth interest in a share of Series E Preferred Stock. Dividends on the Series E Preferred Stock are payable at an annual rate of 6.15%. Series E Preferred Stock is redeemable at the option of the Company at any time on or after January 15, 2008, in whole or in part, at a redemption price of $200 per share (equivalent to $50 per depositary share), plus accrued but unpaid dividends to the redemption date. During the fiscal year ended November 30, 2006, the Company redeemed and retired 145,000 depositary shares.

      The Company has outstanding 1,790,200 depositary shares representing 447,550 shares of Cumulative Preferred Stock, Series F ("Series F Preferred Stock"), having an aggregate liquidation preference of $89.5 million as of November 30, 2006. Each depositary share represents a one-fourth interest in a share of Series F Preferred Stock. Dividends on the Series F Preferred Stock are payable at an annual rate of 5.72%. Series F Preferred Stock is redeemable at the option of the Company at any time on or after April 15, 2008, in whole or in part, at a redemption price of $200 per share (equivalent to $50 per depositary share), plus accrued but unpaid dividends to the redemption date. During the fiscal year ended November 30, 2006, the Company redeemed and retired 91,500 depositary shares.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    continued

      The Company has outstanding 2,044,675 depositary shares representing 511,169 shares of Cumulative Preferred Stock, Series G ("Series G Preferred Stock"), having an aggregate liquidation preference of $102.2 million as of November 30, 2006. Each depositary share represents a one-fourth interest in a share of Series G Preferred Stock. Dividends on the Series G Preferred Stock are payable at an annual rate of 5.49%. Series G Preferred Stock is redeemable at the option of the Company at any time on or after July 15, 2008, in whole or in part, at a redemption price of $200 per share (equivalent to $50 per depositary share), plus accrued but unpaid dividends to the redemption date. During the fiscal year ended November 30, 2006, the Company redeemed and retired 26,900 depositary shares.

      PREFERRED STOCK ISSUED BY SUBSIDIARIES

      Bear Stearns Capital Trust III ("Capital Trust III"), a wholly owned subsidiary of the Company, has issued $262.5 million (10,500,000 shares) of Guaranteed Preferred Beneficial Interests in Company Subordinated Debt Securities ("Preferred Securities"). The Preferred Securities are fixed-rate securities, which have a liquidation value of $25 per security. Holders of the Preferred Securities are entitled to receive quarterly preferential cash distributions at an annual rate of 7.8% through May 15, 2031. The proceeds of the issuance of the Preferred Securities were used to acquire junior subordinated deferrable interest debentures ("Debentures") issued by the Company. The Debentures have terms that correspond to the terms of the Preferred Securities and are the sole assets of Capital Trust III. The Preferred Securities will mature on May 15, 2031. Effective May 15, 2006, the Company, at its option, may redeem the Preferred Securities at their principal amounts plus accrued distributions.

      In accordance with FIN No. 46 (R), the Company has deconsolidated Capital Trust III. As a result, the Debentures issued by the Company to Capital Trust III are included within long-term borrowings at November 30, 2006 and 2005. The $262.5 million of Preferred Securities issued by Capital Trust III are still outstanding, providing the funding for such Debentures. The Preferred Securities issued by Capital Trust III are no longer included in the Company's Consolidated Statements of Financial Condition.

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

      The computations of Basic and Diluted EPS for the fiscal years ended November 30, 2006, 2005 and 2004 are set forth below:


                                                                       2006          2005           2004
      ------------------------------------------------------------------------------------------------------
      (in thousands, except per share amounts)
      ------------------------------------------------------------------------------------------------------
      Net income                                                  $ 2,053,871    $ 1,462,177    $ 1,344,733
      Preferred stock dividends                                       (21,363)       (24,321)       (28,072)
      Redemption of preferred stock                                        55              -          1,230
      Income adjustment (net of tax) applicable to
        deferred compensation arrangements--vested shares              46,947         50,630         69,518
      ------------------------------------------------------------------------------------------------------
      Net earnings used for Basic EPS                               2,079,510      1,488,486      1,387,409
      Income adjustment (net of tax) applicable to deferred
        compensation arrangements--non-vested shares                   41,017         31,622         31,011
      ------------------------------------------------------------------------------------------------------
      Net earnings used for Diluted EPS                           $ 2,120,527    $ 1,520,108    $ 1,418,420
      ======================================================================================================
      Total basic weighted average common shares outstanding(1)       131,711        130,327        127,468
      ------------------------------------------------------------------------------------------------------
      Effect of dilutive securities:
        Employee stock options                                          5,948          4,064          3,604
        CAP and restricted units                                       10,916         13,077         14,213
      ------------------------------------------------------------------------------------------------------
      Dilutive potential common shares                                 16,864         17,141         17,817
      ------------------------------------------------------------------------------------------------------
      Weighted average number of common shares
      outstanding and dilutive potential common shares                148,575        147,468        145,285
      ======================================================================================================
      Basic EPS                                                   $     15.79    $     11.42    $     10.88
      Diluted EPS                                                 $     14.27    $     10.31    $      9.76
      ======================================================================================================

      (1) Includes 12.7 million, 18.1 million and 24.6 million vested units for the fiscal years ended November 30, 2006, 2005 and 2004, respectively, issued under certain employee stock compensation plans, which will be distributed as shares of common stock.

12.   EMPLOYEE BENEFIT PLAN

      The Company has a qualified non-contributory profit sharing plan covering substantially all employees. Contributions are made at the discretion of management in amounts that relate to the Company's level of income before provision for income taxes. The Company's expense related to the profit sharing plan for the fiscal years ended November 30, 2006, 2005 and 2004 was $45.0 million, $37.0 million and $26.0 million, respectively.

13.   STOCK COMPENSATION PLANS

      The Company has various stock compensation plans designed to increase the emphasis on stock-based incentive compensation and align the compensation of its key employees with the long-term interests of stockholders. As discussed in Note 1, "Summary of Significant Accounting Policies," effective December 1, 2005, the Company adopted SFAS No. 123 (R) using the modified prospective application method. Stock-based compensation cost is measured at grant date, based on the fair value of the award and is recognized as expense over the requisite service period. The compensation cost that has been charged against income for the Company's stock compensation plans was $847.9 million, $649.7 million and $588.2 million for the fiscal years ended November 30, 2006, 2005 and 2004,

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    continued

      respectively. The total income tax benefit recognized in the income statement for stock-based compensation arrangements was $356.7 million, $273.3 million and $247.4 million for fiscal years ended November 30, 2006, 2005 and 2004, respectively.

      The Company concluded that under SFAS No. 123 (R), the grant date for stock-based compensation awards is the date the awards are approved by the Company's Compensation Committee. The Compensation Committee approved the 2006 stock-based compensation awards in December 2006. In prior years, stock-based compensation granted in December was included in stockholders' equity at November year end. The Company's stock-based compensation plans are summarized below.

      STOCK REPURCHASE PROGRAM

      The Company intends to offset the potentially dilutive impact of the annual grants by purchasing common stock throughout the year in open market and private transactions. On December 13, 2006, the Board of Directors of the Company approved an amendment to the Stock Repurchase Program to replenish the previous authorization in order to allow the Company to purchase up to $2.0 billion of common stock in fiscal 2007 and beyond. The Company expects to utilize the repurchase authorization to offset the dilutive impact of annual share awards. The Company may, depending upon price and other factors, repurchase additional shares in excess of that required for annual share awards. In addition, on December 12, 2006, the Compensation Committee of the Board of Directors of the Company approved an amendment to the CAP Plan Earnings Purchase Authorization to replenish the previous authorization in order to allow the Company to purchase up to $200 million of common stock in fiscal 2007. The Company's policy is to issue shares out of treasury upon share option exercise or share unit conversion.

      CAPITAL ACCUMULATION PLAN

      Pursuant to the CAP Plan, certain key executives receive a portion of their total annual compensation in the form of CAP units. The number of CAP units credited is a function of the dollar amount awarded to each participant and the closing fair market value of the Company's common stock on the date of the award. The CAP units awarded under the CAP Plan are generally subject to vesting and convert to common stock after five years. Holders of CAP units generally may forfeit ownership of a portion of their award if employment is terminated before the end of the vesting period. The total number of CAP units that may be issued under the CAP Plan during any fiscal year may not exceed 15% of the sum of issued and outstanding shares of common stock and CAP units outstanding determined as of the last day of the current fiscal year.

      Each CAP unit gives the participant an unsecured right to receive, on an annual basis, an amount equal to the Company's pre-tax income per share, as defined by the CAP Plan, less net income per share, as defined by the CAP Plan, plus dividends per share ("earnings adjustment"), subject to certain limitations. The earnings adjustment will be credited to each participant's deferred compensation account in the form of additional CAP units, based on the number of CAP units in such account at the end of each fiscal year. The number of CAP units credited depends on the amount awarded to each participant and the average per share cost of common stock acquired by the Company. On completion of the five-year deferral period, participants are entitled to receive shares of common stock equal to the number of CAP units then credited to their respective deferred compensation accounts. Amounts recognized attributable to CAP units with respect to the earnings adjustment are recorded in "Other Expenses" in the Consolidated Statements of Income.

      The majority of stock-based compensation expense for the years ended November 30, 2006, 2005 and 2004 was generated from the grant of CAP units. During the fiscal years ended November 30, 2006, 2005 and 2004, the Company expensed $544.9 million, $363.4 million and $330.9 million, respectively, attributable to CAP units granted to participants for each of those years. In addition, during the fiscal years ended November 30, 2006, 2005 and 2004, the Company recognized expense of $154.0 million, $144.0 million and $176.0 million, respectively, attributable to CAP units with respect to the earnings adjustment. Awards allocated pursuant to the CAP Plan are credited to

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    continued

      participants' deferred compensation accounts in the form of CAP units and are included in stockholders' equity. At November 30, 2006, $544.9 million accrued for CAP units was included in Accrued Employee Compensation and Benefits on the Consolidated Statement of Financial Condition and not in stockholders' equity. During the fiscal years ended November 30, 2006, 2005 and 2004, the Company recognized total compensation expense, net of forfeitures, related to the CAP plan, of $527.6 million, $353.2 million and $322.2 million, respectively.

      RESTRICTED STOCK UNIT PLAN

      The Restricted Stock Unit Plan ("RSU Plan") provides for a portion of certain key employees' compensation to be granted in the form of restricted stock units ("RSUs"), with allocations made to participants' deferred compensation accounts. Under the RSU Plan, RSUs granted to employees have various vesting provisions and generally convert to common stock within four years. Such units are restricted from sale, transfer or assignment until the end of the restriction period. Holders of RSUs generally may forfeit ownership of a portion of their award if employment is terminated before the end of the vesting period. Holders of RSUs are entitled to receive a dividend in the form of additional RSUs, based on dividends declared on the Company's common stock. The total number of RSUs that may be granted under the RSU Plan may not exceed 15,000,000. As of November 30, 2006, the total number of RSUs outstanding was 6,953,340.

      The Company measures compensation cost for RSUs based on the fair market value of its common stock at the award date. A portion related to current service is expensed in the year of the award and that portion relating to future service is amortized over the vesting period. Amounts awarded and deferred pursuant to the RSU Plan and the unamortized portion of these amounts are shown as separate components of stockholders' equity. During the fiscal years ended November 30, 2006, 2005 and 2004, the Company recognized compensation expense of $201.2 million, $135.4 million and $119.1 million, respectively, related to awards granted to participants in each of those years. At November 30, 2006, $190.4 million accrued for RSUs was included in Accrued Employee Compensation and Benefits and not in stockholders' equity. During the fiscal years ended November 30, 2006, 2005 and 2004, the Company recognized total compensation expense related to the RSU Plan of $218.0 million, $173.9 million and $167.4 million, respectively.

      As of November 30, 2006, there was $155.6 million of total unrecognized compensation cost related to stock-based compensation granted under the RSU Plan which is expected to be recognized over a weighted average period of approximately three years. In addition, $46.6 million in unearned compensation granted in December 2006 in connection with fiscal 2006 awards was not reflected in stockholders' equity as of November 30, 2006 and is expected to be recognized over a weighted average period of four years.

      STOCK AWARD PLAN

      Pursuant to the Stock Award Plan, certain key employees are given the opportunity to acquire common stock through the grant of options. Stock options generally have a 10-year expiration. The total number of stock options that may be issued under the Stock Award Plan may not exceed 40,000,000. As of November 30, 2006, the total number of stock options outstanding was 19,721,603.

      The Company awarded approximately $89 million, $108 million and $110 million of employee stock options in fiscal 2006, 2005 and 2004, respectively, of which approximately $89 million, $99 million and $90 million were expensed in fiscal 2006, 2005 and 2004, respectively. The $89 million expensed in fiscal 2006 includes grants with a vesting period that under SFAS No. 123 (R) are required to be expensed for employees who are retirement eligible. Unvested awards granted in prior years are expensed over the future vesting periods, generally over three years. As of November 30, 2006, $87 million accrued for stock option awards was included in Accrued Employee Compensation and Benefits in the Consolidated Statement of Financial Condition and not in stockholders' equity. In fiscal 2006, 2005 and 2004,

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    continued

      the Company recognized total compensation expense related to stock options of $102.3 million, $122.6 million and $98.6 million, respectively.

      Fair value was estimated at grant date based on a modified Black-Scholes option-pricing model. The weighted average fair value of options granted relating to the fiscal years ended November 30, 2006, 2005 and 2004 was $45.83, $26.50 and $26.00 per option, respectively. These amounts reflect adjustments for vesting requirements and potential maturity shortening. Estimates of fair value are not intended to predict the value ultimately realized by employees who receive equity awards and subsequent events are not indicative of the reasonableness of the original estimates of fair value made by the Company.

      The total intrinsic value of options exercised during the years ended November 30, 2006, 2005 and 2004 was $246.8 million, $148.9 million and $138.2 million, respectively. The total cash received from employees as a result of stock option exercises for the years ended November 30, 2006, 2005 and 2004 was approximately $289.6 million, $201.9 million and $235.8 million, respectively. In connection with these exercises, the tax benefits realized by the Company for the years ended November 30, 2006, 2005 and 2004 were $89.8 million, $59.4 million and $47.4 million, respectively.

      The following table highlights the assumptions used for the fiscal years ended November 30:

                                           2006         2005           2004
      --------------------------------------------------------------------------
      Risk-free interest rate(1)           4.57%       4.46%         4.24%
      Expected option life(2)              5 years     5 years       5 years
      Expected stock price volatility(3)     26%         21%           24%
      Dividend yield                       0.68%       0.90%         1.45%
      --------------------------------------------------------------------------

      (1) Represents the interest rate of the five-year US Treasury note.

      (2) The expected option life is the number of years that the Company estimates, based on history, that options will be outstanding prior to exercise or forfeiture.

      (3) The Company's estimates of expected volatility are principally based on implied volatility of the Company's common stock and other relevant factors.

      NON-EMPLOYEE DIRECTORS' STOCK OPTION AND STOCK UNIT PLAN

      Pursuant to the Non-Employee Directors' Stock Option and Stock Unit Plan ("Directors' Plan"), members of the Board of Directors of the Company who are not employees of the Company or any of its subsidiaries ("Non-Employee Directors") may be offered the opportunity to acquire common stock through the grant of options and will receive common stock on the vesting of RSUs. Non-Employee Directors may elect to exchange a portion of their annual cash retainer paid by the Company for services rendered as a director, for stock options or RSUs. Stock options and RSUs issued under the plan generally vest six months after the date of issuance and stock options have a 10-year expiration. The total number of stock options and RSUs combined that may be issued under the Directors' Plan may not exceed 300,000. As of November 30, 2006, the total number of stock options and RSUs outstanding was 118,778 and 23,248, respectively. During the fiscal years ended November 30, 2006, 2005 and 2004, the Company recognized expense of $2.3 million, $1.2 million and $0.7 million, respectively, related to these awards.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    continued

      SUMMARY OF ALL STOCK UNIT AND OPTION ACTIVITY


      The following is a summary of CAP units and RSUs outstanding:

                                                   Weighted Average                 Weighted Average
                                       CAP Units       Fair Value         RSUs         Fair Value
      -----------------------------------------------------------------------------------------------
      Balance, November 30, 2005      25,823,714        $ 74.25         8,676,609(2)    $ 80.07
      Granted(1)                       1,141,332        $134.93           707,400       $125.07
      Forfeited                         (291,051)       $110.60          (541,448)      $102.25
      Distributed                     (8,148,340)       $ 53.58        (1,865,973)      $ 61.50
      -----------------------------------------------------------------------------------------------
      Balance, November 30, 2006      18,525,655        $ 86.49         6,976,588       $ 87.63
      ===============================================================================================

      (1) The weighted average grant-date fair value for CAP units and RSUs combined was $132.01, $112.01 and $96.06 for fiscal years ended November 30, 2006, 2005 and 2004, respectively.

      (2) Includes 208,907 RSUs outstanding as of November 30, 2005, which were granted under a one-time award in fiscal 2000.

      Note: In December 2006, the Company granted 3,295,999 and 1,151,572 CAP units and RSUs, respectively, at an average market price of $165.32. In addition, in December 2006, 2,672,408 and 1,482,189 CAP units and RSUs, respectively, were converted into common shares and distributed to participants. The award grants and distributions made in December 2006 are not reflected in the table above.

      Activity with respect to stock options for the fiscal year ended November 30, 2006 is presented below:

                                                 2006
                                               Weighted
                                                Average
                                 Number of     Exercise
                                  Shares        Price
      -------------------------------------------------
      Beginning balance         23,979,179     $ 77.31
      Granted                       58,410(1)  $128.17
      Exercised                 (4,001,211)    $ 72.33
      Forfeited                   (195,997)    $ 84.22
      ---------------------------------------
      Ending balance            19,840,381(2)  $ 78.39
                                =============

      (1) In December 2006, the Company granted 1,873,543 options to employees with an exercise price of $165.32 and a fair value of $46.66. These option grants are not reflected in the table above.

      (2) At November 30, 2006, 17,727,439 stock options were exercisable with a weighted average exercise price of $77.02 and had an average remaining contractual life of 6.5 years. The aggregate intrinsic value for options outstanding and options exercisable as of November 30, 2006 was $1.47 billion and $1.34 billion, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    continued



      Information for the Company's stock options as of November 30, 2006 is presented in the following table:

                        Options Outstanding
      ----------------------------------------------------
                                                 Average
                                    Weighted    Remaining
        Range of                    Average    Contractual
        Exercise         Number     Exercise      Life
         Prices       Outstanding    Price       (Years)
      ----------------------------------------------------
      $35.00-$49.99    3,717,859    $  47.01       3.8
      $50.00-$64.99    5,096,175    $  60.36       5.5
      $65.00-$79.99    3,740,292    $  73.72       7.0
      $80.00-$94.99       27,348    $  87.93       6.1
      $95.00-$109.99   3,792,289    $ 102.62       8.1
      $110.00-$124.99  3,410,758    $ 116.50       9.1
      $125.00-$139.99     25,029    $ 135.73       9.0
      $140.00-$201.99     30,631    $ 159.15       7.8
                      ----------
      Total           19,840,381    $  78.39       6.6
                      ==========

14.   CUSTOMER ACTIVITIES

      CUSTOMER CREDIT RISKS

      The Company's clearance activities for both clearing clients and customers (collectively, "customers"), involve the execution, settlement and financing of customers' securities and futures transactions. Customers' securities activities are transacted on either a cash or margin basis, while customers' futures transactions are generally transacted on a margin basis subject to exchange regulations.

      In connection with the customer clearance activities, the Company executes and clears customer transactions involving the sale of securities short ("short sales"), entering into futures transactions and the writing of option contracts. Short sales require the Company to borrow securities to settle customer short sale transactions and, as such, these transactions may expose the Company to loss if customers are unable to fulfill their contractual obligations and customers' collateral balances are insufficient to fully cover their losses. In the event customers fail to satisfy their obligations, the Company may be required to purchase financial instruments at prevailing market prices in order to fulfill the customers' obligations.

      The Company seeks to control the risks associated with its customers' activities by requiring customers to maintain margin collateral in compliance with various regulatory and internal guidelines. The Company monitors required margin levels and, pursuant to such guidelines, may require customers to deposit additional cash or collateral, or to reduce positions, when deemed necessary. The Company also establishes credit limits for customers engaged in futures activities and monitors credit compliance. Additionally, with respect to the Company's correspondent clearing activities, introducing correspondent firms generally guarantee the contractual obligations of their customers. Further, the Company seeks to reduce credit risk by entering into netting agreements with customers, which permit receivables and payables with such customers to be offset in the event of a customer default.

      In connection with the Company's customer financing and securities settlement activities, the Company may pledge customers' securities as collateral to satisfy the Company's exchange margin deposit requirements or to support its various secured financing sources such as bank loans, securities loaned and repurchase agreements. In the event counterparties are unable to meet their contractual obligations to return customers' securities pledged as collateral, the Company may be exposed to the risk of acquiring the securities at prevailing market prices to satisfy its obligations to such customers. The Company seeks to control this risk by monitoring the market value of securities pledged and by

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    continued

      requiring adjustments of collateral levels in the event of excess exposure. Moreover, the Company establishes credit limits for such activities and monitors credit compliance.

      CONCENTRATIONS OF CREDIT RISKS

      The Company is engaged in providing securities processing services to a diverse group of individuals and institutional investors, including affiliates. A substantial portion of the Company's transactions is collateralized and is executed with, or made on behalf of, institutional investors, including other brokers and dealers, commercial banks, insurance companies, pension plans, mutual funds, hedge funds and other financial institutions. The Company's exposure to credit risk, associated with the non-performance of customers in fulfilling their contractual obligations pursuant to securities and futures transactions, can be directly affected by volatile or illiquid trading markets, which may impair customers' ability to satisfy their obligations to the Company. The Company attempts to minimize credit risk associated with these activities by monitoring customers' credit exposure and collateral values and requiring, when deemed necessary, additional collateral to be deposited with the Company.

      A significant portion of the Company's securities processing activities includes clearing transactions for hedge funds, brokers and dealers and other professional traders, including affiliates. Due to the nature of these operations, which may include significant levels of credit extension such as leveraged purchases, short selling and option writing, the Company may have significant credit exposure should these customers be unable to meet their commitments. In addition, the Company may be subject to concentration risk through providing margin to those customers holding large positions in certain types of securities, securities of a single issuer, including sovereign governments, issuers located in a particular country or geographic area or issuers engaged in a particular industry, where the Company receives such large positions as collateral. The Company seeks to control these risks by monitoring margin collateral levels for compliance with both regulatory and internal guidelines. Additional collateral is obtained when necessary. To further control these risks, the Company has developed automated risk control systems that analyze the customers' sensitivity to major market movements. The Company will require customers to deposit additional margin collateral, or to reduce positions if it is determined that customers' activities may be subject to above-normal market risk.

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    continued

15.   INCOME TAXES

      The Company and certain of its subsidiaries file a US consolidated federal income tax return. The provision for income taxes for the fiscal years ended November 30, 2006, 2005 and 2004 consisted of the following:

                                     2006        2005        2004
      --------------------------------------------------------------
      (in thousands)
      --------------------------------------------------------------
      CURRENT:
      Federal                   $   806,111   $ 448,843   $ 568,972
      State and local               181,876      59,032     125,332
      Foreign                       190,097     124,070      65,692
      --------------------------------------------------------------
      Total current               1,178,084     631,945     759,996
      --------------------------------------------------------------
      DEFERRED:
      Federal                       (47,153)     93,860     (28,519)
      State and local                  (966)     35,247     (34,485)
      Foreign                       (37,206)    (16,170)    (19,571)
      --------------------------------------------------------------
      Total deferred                (85,325)    112,937     (82,575)
      --------------------------------------------------------------
      Total provision
      for income taxes          $ 1,092,759   $ 744,882   $ 677,421
      ==============================================================

      As of November 30, 2006, the Company had approximately $1.28 billion in accumulated earnings permanently reinvested overseas. If such income were repatriated, additional federal income tax (net of available tax credits) at current tax rates would be approximately $249 million.

      Significant components of the Company's deferred tax assets (liabilities) as of November 30, 2006 and 2005 were as follows:

                                                       2006            2005
      --------------------------------------------------------------------------
      (in thousands)
      --------------------------------------------------------------------------
      DEFERRED TAX ASSETS:
      Deferred compensation                       $ 1,213,138      $ 1,233,847
      Liability reserves and valuation adjustments    108,380          168,274
      Unrealized loss                                  19,501           18,869
      Other                                           247,015          126,559
      --------------------------------------------------------------------------
      Total deferred tax assets                     1,588,034        1,547,549
      --------------------------------------------------------------------------
      DEFERRED TAX LIABILITIES:
      Unrealized appreciation                         (42,567)        (123,341)
      Depreciation/amortization                       (67,439)         (45,893)
      Other                                           (47,076)         (32,687)
      --------------------------------------------------------------------------
      Total deferred tax liabilities                 (157,082)        (201,921)
      --------------------------------------------------------------------------
      Net deferred tax assets                     $ 1,430,952      $ 1,345,628
      ==========================================================================

      At November 30, 2006 and 2005, no valuation allowance has been established against deferred tax assets since it is more likely than not that the deferred tax assets will be realized. Net deferred tax assets are included in "Other Assets" in the Consolidated Statements of Financial Condition.

      The Company is under continuous examination by various tax authorities in jurisdictions in which the Company has significant business operations. The Company regularly assesses the likelihood of additional assessments in each of the tax jurisdictions resulting from these examinations. Tax reserves have been established, which the Company believes to be adequate in relation to the potential for additional assessments. Once established, reserves are adjusted as

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    continued

      information becomes available or when an event requiring a change to the reserve occurs. The resolution of tax matters could have a material impact on the Company's effective tax rate.

      A reconciliation of the statutory federal income tax rates to the Company's effective tax rates for the fiscal years ended November 30, 2006, 2005 and 2004 was as follows:

                                     2006      2005     2004
      -------------------------------------------------------
      Statutory rate                 35.0%     35.0%    35.0%
      State and local income taxes,
        net of federal benefit        3.7       2.7      2.9
      Tax-exempt interest income
        and dividend exclusion       (1.1)     (2.1)    (2.3)
      Domestic tax credits           (0.4)     (0.5)    (0.5)
      Other, net                     (2.5)     (1.3)    (1.6)
      --------------------------------------------------------
      Effective tax rate             34.7%     33.8%    33.5%
      ========================================================

      Not included in the effective tax rate is the effect of approximately $363.0 million, $426.1 million and $163.9 million in income tax benefits attributable to the distribution of common stock under the CAP Plan and other deferred compensation plans as well as the exercise of options, credited directly to paid-in capital, for fiscal 2006, 2005 and 2004, respectively.

16.   REGULATORY REQUIREMENTS

      Effective December 1, 2005, the Company became regulated by the Securities and Exchange Commission ("SEC") as a consolidated supervised entity ("CSE"). As a CSE, the Company is subject to group-wide supervision and examination by the SEC and is required to compute allowable capital and allowances for market, credit and operational risk on a consolidated basis. As of November 30, 2006, the Company was in compliance with the CSE capital requirements.

      Bear Stearns and BSSC are registered broker-dealers and futures commission merchants and, accordingly, are subject to Rule 15c3-1 under the Securities Exchange Act of 1934 ("Net Capital Rule") and Rule 1.17 under the Commodity Futures Trading Commission. Effective December 1, 2005, the SEC approved Bear Stearns' use of Appendix E of the Net Capital Rule, which establishes alternative net capital requirements for broker-dealers that are part of consolidated supervised entities. Appendix E allows Bear Stearns to calculate net capital charges for market risk and derivatives-related credit risk based on mathematical models, provided that Bear Stearns holds tentative net capital in excess of $1 billion and net capital in excess of $500 million. At November 30, 2006, Bear Stearns' net capital of $4.03 billion exceeded the minimum requirement by $3.48 billion. Bear Stearns' net capital computation, as defined, includes $768.7 million, which represents net capital of BSSC in excess of 5.5% of aggregate debit items arising from customer transactions.

      BSIL and Bear Stearns International Trading Limited ("BSIT"), London-based broker-dealer subsidiaries, are subject to the regulatory capital requirements of the United Kingdom's Financial Services Authority.

      BSB, an Ireland-based bank principally involved in the trading and sales of fixed income products, is registered in Ireland and is subject to the regulatory capital requirements of the Financial Regulator.

      Custodial Trust Company ("CTC"), a Federal Deposit Insurance Corporation ("FDIC") insured New Jersey state chartered bank, offers a range of trust, lending and securities-clearance services. CTC provides the Company with banking powers, including access to the securities and funds-wire services of the Federal Reserve System. CTC is subject to the regulatory capital requirements of the FDIC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    continued

      At November 30, 2006, Bear Stearns, BSSC, BSIL, BSIT, BSB and CTC were in compliance with their respective regulatory capital requirements. Certain other subsidiaries are subject to various securities regulations and capital adequacy requirements promulgated by the regulatory and exchange authorities of the countries in which they operate. At November 30, 2006, these other subsidiaries were in compliance with their applicable local capital adequacy requirements.

      Regulatory rules, as well as certain covenants contained in various instruments governing indebtedness of the Company, Bear Stearns and other regulated subsidiaries, may restrict the Company's ability to withdraw capital from its regulated subsidiaries, which in turn could limit the Company's ability to pay dividends. Also, the Company's broker-dealer subsidiaries and other regulated subsidiaries are subject to minimum capital requirements that may restrict the Company's ability to withdraw capital from its regulated subsidiaries, which in turn could limit the Company's ability to pay dividends. At November 30, 2006, approximately $4.10 billion in equity capital of Bear Stearns, BSSC, BSIL, BSIT and BSB was restricted as to the payment of cash dividends and advances to the Company.

17.   COMMITMENTS AND CONTINGENCIES

      In the ordinary course of business, the Company has commitments in connection with various activities, the most significant of which are as follows:

      LEASES

      The Company occupies office space under leases that expire at various dates through 2024. At November 30, 2006, future minimum aggregate annual rentals payable under non-cancelable leases (net of subleases), including 383 Madison Avenue in New York City, for fiscal years ended November 30, 2007 through 2011 and the aggregate amount thereafter, are as follows:

      -----------------------
      (in thousands)
      -----------------------
      FISCAL YEAR
      2007        $ 97,791
      2008         104,642
      2009          98,887
      2010         101,034
      2011         103,202
      Thereafter   597,356
      -----------------------

      The various leases contain provisions for periodic escalations resulting from increased operating and other costs. Rental expense, including escalations and net of sublease rental income, under these leases was $164.1 million, $134.2 million and $111.4 million for the fiscal years ended November 30, 2006, 2005 and 2004, respectively.

      LENDING-RELATED COMMITMENTS

      In connection with certain of the Company's business activities, the Company provides financing or financing commitments to investment-grade and non-investment-grade companies in the form of senior and subordinated debt, including bridge financing. Commitments have varying maturity dates and are generally contingent on the accuracy and validity of certain representations, warranties and contractual conditions applicable to the borrower. Lending-related commitments to investment-grade borrowers aggregated approximately $3.83 billion and $2.37 billion at November 30, 2006 and 2005, respectively. Of this amount, approximately $697.8 million and $639.5 million was hedged at November 30, 2006 and 2005, respectively. Lending-related commitments to non-investment-grade borrowers approximated $2.04 billion and $1.44 billion at November 30, 2006 and 2005, respectively. Of this amount, approximately $88.8 million and $13.0 million was hedged at November 30, 2006 and 2005, respectively.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    continued

      The Company also had contingent commitments to investment-grade and non-investment-grade companies of approximately $17.48 billion and $3.89 billion as of November 30, 2006 and 2005, respectively. Generally, these commitments are provided in connection with leveraged acquisitions. These commitments are not indicative of the Company's actual risk because the borrower may never draw upon the commitment. In fact, the borrower may not be successful in the acquisition, the borrower may access the capital markets instead of drawing on the commitment, or the Company's portion of the commitment may be reduced through the syndication process. Additionally, the borrower's ability to draw may be subject to there being no material adverse change in either market conditions or the borrower's financial condition, among other factors. These commitments generally contain certain flexible pricing features to adjust for changing market conditions prior to closing.

      PRIVATE EQUITY-RELATED INVESTMENTS AND PARTNERSHIPS

      In connection with the Company's merchant banking activities, the Company has commitments to invest in merchant banking and private equity-related investment funds as well as commitments to invest directly in private equity-related investments. At November 30, 2006 and 2005, such commitments aggregated $788.3 million and $222.1 million, respectively. These commitments will be funded, if called, through the end of the respective investment periods, with the longest of such periods ending in 2017.

      UNDERWRITING

      In connection with the Company's mortgage-backed securitizations and fixed income underwriting, the Company had commitments to purchase new issues of securities aggregating $205.0 million and $943.1 million, respectively, at November 30, 2006 and 2005.

      COMMERCIAL AND RESIDENTIAL LOANS

      The Company participates in the origination, acquisition, securitization, servicing, financing and disposition of commercial and residential loans. At November 30, 2006 and 2005, the Company had entered into commitments to purchase or finance commercial and residential loans of $4.23 billion and $5.10 billion, respectively.

      LETTERS OF CREDIT

      At November 30, 2006 and 2005, the Company was contingently liable for unsecured letters of credit of approximately $3.30 billion and $2.50 billion, respectively, and secured (by financial instruments) letters of credit of $1.25 billion and $985.6 million, respectively. These letters of credit are primarily used to provide collateral for securities borrowed and to satisfy margin requirements at option and commodity exchanges.

      OTHER

      The Company had commitments to purchase Chapter 13 and other credit card receivables of $95.7 million and $159.8 million respectively, at November 30, 2006 and 2005.

      With respect to certain of the commitments outlined above, the Company utilizes various hedging strategies to actively manage its market, credit and liquidity exposures. Additionally, since these commitments may expire unused, the total commitment amount may not necessarily reflect the actual future cash funding requirements.

      LITIGATION

      The Company is the sole defendant in an action commenced in the United States Bankruptcy court for the Southern District of New York by the Chapter 11 Trustee for Manhattan Investment Fund Limited ("MIFL"). The complaint seeks to recover from the Company, among other things, certain allegedly fraudulent transfers made by MIFL in the amount of $141.4 million plus pre-judgment interest. The Company provided prime brokerage services to MIFL prior

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    continued

      to its bankruptcy. In January 2007, the Bankruptcy Court granted the Trustee's motion for summary judgment on the fraudulent transfer claims against the Company. The Company believes it has substantial defenses to the Trustee's claims and intends to appeal the decision of the Bankruptcy Court.

      In the normal course of business, the Company has been named as a defendant in various legal actions, including arbitrations, class actions and other litigation. Certain of the legal actions include claims for substantial compensatory and/or punitive damages or claims for indeterminate amounts of damages. The Company is also involved in other reviews, investigations and proceedings by governmental and self-regulatory agencies regarding the Company's business, certain of which may result in adverse judgments, settlements, fines, penalties, injunctions or other relief.

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

      The Company has provided reserves for such matters in accordance with SFAS No. 5, "Accounting for Contingencies." The ultimate resolution may differ materially from the amounts reserved.

18.   GUARANTEES

      In the ordinary course of business, the Company issues various guarantees to counterparties in connection with certain derivative, leasing, securitization and other transactions. FIN No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others" requires the Company to recognize a liability at the inception of certain guarantees and to disclose information about its obligations under certain guarantee arrangements.

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

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    continued

      The following table sets forth the maximum payout/notional amounts associated with the Company's guarantees as of November 30, 2006:

                        Amount of Guarantee Per Expiration Period
      --------------------------------------------------------------------------
                                Less      One                Greater
                                Than    to Three  Three to   Than Five
      (in millions)           One Year   Years   Five Years   Years      Total
      --------------------------------------------------------------------------
      Certain derivative
      contracts (notional)(1) $481,172  $405,969  $583,718  $475,159  $1,946,018
      Municipal securities       2,570       409         -         -       2,979
      Residual value guarantee       -         -       570         -         570
      --------------------------------------------------------------------------
      (1) The carrying value of these derivatives approximated $4.66 billion as of November 30, 2006.

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

      On certain of these contracts, such as written interest rate caps and foreign currency options, the maximum payout cannot be quantified since the increase in interest rates and foreign exchange rates is not contractually limited by the terms of the contracts. As such, the Company has disclosed notional amounts as a measure of the extent of its involvement in these classes of derivatives rather than maximum payout. Notional amounts do not represent the maximum payout and generally overstate the Company's exposure to these contracts. These derivative contracts are recorded at fair value, which approximated $4.66 billion at November 30, 2006.

      In connection with these activities, the Company attempts to mitigate its exposure to market risk by entering into a variety of offsetting derivative contracts and security positions.

      MUNICIPAL SECURITIES

      In 1997, the Company established a program whereby it created a series of municipal securities trusts in which it has retained interests. These trusts purchase fixed-rate, long-term, highly rated, insured or escrowed municipal bonds financed by the issuance of trust certificates. Certain of the trust certificates entitle the holder to receive future payments of principal and variable interest and to tender such certificates at the option of the holder on a periodic basis. The Company acts as placement agent and as liquidity provider. The purpose of the program is to allow the Company's clients to purchase synthetic short-term, floating-rate municipal debt that does not otherwise exist in the marketplace. In the Company's capacity as liquidity provider to the trusts, the maximum exposure to loss at November 30, 2006 was approximately $2.98 billion, which represents the outstanding amount of all trust certificates. This exposure to loss is mitigated by the underlying municipal bonds. The underlying municipal bonds in the trusts are either AAA- or AA-rated, insured or escrowed to maturity. Such bonds had a market value, net of related hedges, approximating $3.05 billion at November 30, 2006.

      RESIDUAL VALUE GUARANTEE

      The Company has entered into an operating lease arrangement for its world headquarters at 383 Madison Avenue in New York City (the "Synthetic Lease"). Under the terms of the Synthetic Lease, the Company is obligated to make monthly payments based on the lessor's underlying interest costs. The Synthetic Lease expires on August 12, 2011

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    continued

      unless both parties agree to a renewal prior to expiration. At the expiration date of the Synthetic Lease, the Company has the right to purchase the building for the amount of the then outstanding indebtedness of the lessor or to arrange for the sale of the property with the proceeds of the sale to be used to satisfy the lessor's debt obligation. If the sale of the property does not generate sufficient proceeds to satisfy the lessor's debt obligation, the Company is required to fund the shortfall up to a maximum residual value guarantee. As of November 30, 2006, there was no expected shortfall and the maximum residual value guarantee approximated $570 million.

      INDEMNIFICATIONS

      The Company provides representations and warranties to counterparties in connection with a variety of commercial transactions, including certain asset sales and securitizations and occasionally indemnifies them against potential losses caused by the breach of those representations and warranties. To mitigate these risks with respect to assets being securitized that have been originated by third parties, the Company seeks to obtain appropriate representations and warranties from such third-party originators upon acquisition of such assets. The Company generally performs due diligence on assets purchased and maintains underwriting standards for assets originated. The Company may also provide indemnifications to certain counterparties to protect them in the event additional taxes are owed or payments are withheld, due either to a rule change or an adverse application of certain tax laws. These indemnifications generally are standard contractual terms and are entered into in the normal course of business. Generally, there are no stated or notional amounts included in these indemnifications, and the contingencies triggering the obligation to indemnify are not expected to occur.

      Maximum payout information under these indemnifications is not readily available because of the number, size and maturities of these transactions. In implementing this accounting interpretation, the Company reviewed its experience with the indemnifications on these structures. Based on such experience, it is unlikely that the Company will have to make significant payments under these arrangements.

      OTHER GUARANTEES

      The Company is a member of numerous exchanges and clearinghouses. Under the membership agreements, members are generally required to guarantee the performance of other members. Additionally, if a member becomes unable to satisfy its obligations to the clearinghouse, other members would be required to meet the associated shortfalls. To mitigate these performance risks, the exchanges and clearinghouses often require members to post collateral. The Company's maximum potential liability under these arrangements cannot be quantified. However, the potential for the Company to be required to make payments under these arrangements is remote. Accordingly, no contingent liability is recorded in the consolidated financial statements for these arrangements.

19.   SEGMENT AND GEOGRAPHIC AREA DATA

      The Company operates in three principal segments -- Capital Markets, Global Clearing Services and Wealth Management. These segments offer different products and services and are managed separately as different levels and types of expertise are required to effectively manage the segments' transactions.

      The Capital Markets segment is comprised of the institutional equities, fixed income and investment banking areas. The Capital Markets segment operates as a single integrated unit that provides the sales, trading and origination effort for various fixed income, equity and advisory products and services. Each of the three businesses work in tandem to deliver these product services to institutional and corporate clients.

      Institutional equities consists of sales, trading and research, in areas such as domestic and international equities, block trading, over-the-counter equities, equity derivatives, energy and commodity activities, risk and convertible arbitrage and through a majority-owned joint venture, specialist activities on the NYSE, AMEX and ISE. Fixed income includes sales, trading, origination and research provided to institutional clients across a variety of products such as mortgage- and asset-backed securities, corporate and government bonds, municipal

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    continued

      bonds, high yield products, including bank and bridge loans, foreign exchange and interest rate and credit derivatives. Investment banking provides services in capital raising, strategic advice, mergers and acquisitions and merchant banking. Capital raising encompasses the Company's underwriting of equity, investment grade, municipal and high yield debt products.

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

      The three business segments comprise many business areas, with interactions among each. Revenues and expenses include those that are directly related to each segment. Revenues from intersegment transactions are allocated based upon specific criteria or agreed-upon rates with such amounts eliminated in consolidation. Individual segments also include revenues and expenses relating to various items, including corporate overhead and interest, which are internally allocated by the Company primarily based on balance sheet usage or expense levels. The Company generally evaluates performance of the segments based on net revenues and profit or loss before provision for income taxes.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    continued


      Fiscal Years Ended November 30,       2006         2005          2004
      --------------------------------------------------------------------------
      (in thousands)
      --------------------------------------------------------------------------
      NET REVENUES
      Capital Markets
         Institutional equities         $ 1,961,769   $ 1,445,907   $ 1,087,819
         Fixed income                     4,189,879     3,293,044     3,147,261
         Investment banking               1,169,505       983,044     1,070,048
      --------------------------------------------------------------------------
      Total Capital Markets               7,321,153     5,721,995     5,305,128

      Global Clearing Services            1,076,997     1,028,864       894,333

      Wealth Management
         Private client services(1)         522,254       452,948       442,247
         Asset management                   335,474       227,572       185,768
      --------------------------------------------------------------------------
      Total Wealth Management               857,728       680,520       628,015

      Other(2)                              (28,713)      (20,585)      (14,593)
      --------------------------------------------------------------------------
           Total net revenues           $ 9,227,165   $ 7,410,794   $ 6,812,883
      ==========================================================================
      PRE-TAX INCOME
      Capital Markets                   $ 2,800,506   $ 2,020,484   $ 1,914,917
      Global Clearing Services              464,519       471,796       349,922
      Wealth Management                      69,160        36,770        62,344
      Other(3)                             (187,555)     (321,991)     (305,029)
      --------------------------------------------------------------------------
           Total pre-tax income         $ 3,146,630   $ 2,207,059   $ 2,022,154
      ==========================================================================
      NET INTEREST REVENUES
      Capital Markets                   $   350,256   $   172,056   $    81,604
      Global Clearing Services              802,554       735,772       568,541
      Wealth Management                      58,965        57,538        58,151
      --------------------------------------------------------------------------
           Total net interest revenues  $ 1,211,775   $   965,366   $   708,296
      ==========================================================================

      Note: Certain prior period items have been reclassified to conform to the current period's presentation.

      (1) Private client services detail:
      Gross revenues, before
          transfer to Capital
          Markets segment               $   620,337   $   546,534   $   527,127
      Revenue transferred to Capital
          Markets segment                   (98,083)      (93,586)      (84,880)
                                        ----------------------------------------
      Private client services
          net revenues                  $   522,254   $   452,948   $   442,247

      (2) Includes consolidation and elimination entries.

      (3) Includes certain legal costs and costs related to the CAP Plan, which approximate $154.0 million, $144.0 million and $176.0 million for the fiscal years ended November 30, 2006, 2005 and 2004, respectively.

      As of November 30,                   2006          2005           2004
      --------------------------------------------------------------------------
      (in thousands)
      SEGMENT ASSETS
      Capital Markets                 $240,448,857   $191,932,128   $154,433,465
      Global Clearing Services          98,532,526     83,643,297     86,664,127
      Wealth Management                  3,138,239      2,751,749      2,679,697
      Other                              8,312,973      8,965,463      8,335,402
      --------------------------------------------------------------------------
      Total segment assets            $350,432,595   $287,292,637   $252,112,691
      ==========================================================================

      Note: Certain prior period items have been reclassified to conform to the current period's presentation.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    continued

      The operations of the Company are conducted primarily in the United States of America. The Company also maintains offices in Europe, Asia and Latin America. The following are net revenues, income before provision for income taxes and assets by geographic region for the fiscal years ended November 30, 2006, 2005 and 2004:

                                        2006           2005           2004
      --------------------------------------------------------------------------
      (in thousands)
      Net Revenues-US             $   8,006,413   $   6,487,321   $   6,172,286
      Non-US                          1,220,752         923,473         640,597
      --------------------------------------------------------------------------
      Total net revenues          $   9,227,165   $   7,410,794   $   6,812,883
      ==========================================================================
      Income before provision
       for income taxes-US        $   2,668,463   $   1,867,781   $   1,875,070
      Non-US                            478,167         339,278         147,084
      --------------------------------------------------------------------------
      Total income before
        provision for
        income taxes              $   3,146,630   $   2,207,059   $   2,022,154
      ==========================================================================
      Total Assets-US             $ 437,418,643   $ 344,757,169   $ 329,307,806
      Non-US                         92,836,337      70,436,123      54,517,734
      Eliminations                 (179,822,385)   (127,900,655)   (131,712,849)
      --------------------------------------------------------------------------
      Total assets                $ 350,432,595   $ 287,292,637   $ 252,112,691
      ==========================================================================

      Note: Certain prior period items have been reclassified to conform to the current period's presentation.

      Because of the international nature of the financial markets and the resultant integration of US and non-US services, it is difficult to precisely separate foreign operations. The Company conducts and manages these activities with a view toward the profitability of the Company as a whole. Accordingly, the foreign operations information is, of necessity, based on management judgments and internal allocations. Included within the Company's US net revenues during fiscal 2006 and fiscal 2005 are the revenues of Bear Wagner Specialists LLC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                    continued


20.   QUARTERLY INFORMATION (UNAUDITED)

      The unaudited quarterly results of operations of the Company for the fiscal years ended November 30, 2006 and 2005 are prepared in conformity with accounting principles generally accepted in the United States of America, which include industry practices, and reflect all adjustments that are, in the opinion of management, necessary for a fair presentation of the results of operations for the periods presented. Results of any interim period are not necessarily indicative of results for a full year.


                                                    Quarters Ended,
                                ----------------------------------------------------------------

                                February 28,   May 31,    August 31,  November 30,
                                   2006         2006         2006         2006          Total
      -----------------------------------------------------------------------------------------
      (in thousands, except per share data)
      Revenues                  $3,638,418   $4,303,749   $4,135,687   $4,473,565   $16,551,419
      Interest expense           1,453,215    1,804,307    2,006,552    2,060,180     7,324,254
      -----------------------------------------------------------------------------------------
      Revenues, net of
       interest expense          2,185,203    2,499,442    2,129,135    2,413,385     9,227,165
      =========================================================================================
      Non-interest expenses
        Employee compensation
         and benefits            1,046,850    1,220,216    1,024,748    1,051,685     4,343,499
        Other                      386,000      445,027      437,149      468,860     1,737,036
      -----------------------------------------------------------------------------------------
      Total non-interest
        expenses                 1,432,850    1,665,243    1,461,897    1,520,545     6,080,535
      -----------------------------------------------------------------------------------------
      Income before
       provision for
       income taxes                752,353      834,199      667,238      892,840     3,146,630
      Provision for
        income taxes               238,197      294,866      229,682      330,014     1,092,759
      -----------------------------------------------------------------------------------------
      Net income                $  514,156   $  539,333   $  437,556   $  562,826   $ 2,053,871
      =========================================================================================
      Basic earnings
        per share(1)            $     3.92   $     4.12   $     3.34   $     4.42   $     15.79
      Diluted earnings
        per share(1)            $     3.54   $     3.72   $     3.02   $     4.00   $     14.27
      =========================================================================================
      Cash dividends
      declared per
      common share              $     0.28   $     0.28   $     0.28   $     0.28   $      1.12
      =========================================================================================


                                                          Quarters Ended,
                                     ----------------------------------------------------------------
                                     February 28,    May 31,    August 31,   November 30,
                                         2005         2005         2005         2005          Total
      -----------------------------------------------------------------------------------------------
      (in thousands, except per share data)
      Revenues                        $2,622,369   $2,823,580   $2,925,394   $3,181,104   $11,552,447
      Interest expense                   784,709      950,028    1,113,114    1,293,802     4,141,653
      -----------------------------------------------------------------------------------------------
      Revenues, net of
       interest expense                1,837,660    1,873,552    1,812,280    1,887,302     7,410,794
      ===============================================================================================
      Non-interest expenses
        Employee compensation
         and benefits                    906,775      922,908      850,985      872,548     3,553,216
        Other                            352,557      488,205      381,140      428,617     1,650,519
      -----------------------------------------------------------------------------------------------
      Total non-interest expenses      1,259,332    1,411,113    1,232,125    1,301,165     5,203,735
      -----------------------------------------------------------------------------------------------
      Income before provision
       for income taxes                  578,328      462,439      580,155      586,137     2,207,059
      Provision for income taxes         199,523      164,329      201,850      179,180       744,882
      -----------------------------------------------------------------------------------------------
      Net income                      $  378,805   $  298,110   $  378,305   $  406,957   $ 1,462,177
      ===============================================================================================
      Basic earnings per share(1)     $     2.94   $     2.32   $     2.96   $     3.21   $     11.42
      Diluted earnings per share(1)   $     2.64   $     2.09   $     2.69   $     2.90   $     10.31
      ===============================================================================================
      Cash dividends
      declared per common share       $     0.25   $     0.25   $     0.25   $     0.25   $      1.00
      ===============================================================================================


      (1) Due to rounding and/or the effect of averaging the number of shares of common stock and common stock equivalents throughout the year, the sum of the quarters' earnings per share amounts does not equal the full fiscal year amount.

                         THE BEAR STEARNS COMPANIES INC.

                              CORPORATE INFORMATION

PRICE RANGE OF COMMON STOCK AND DIVIDENDS AND RELATED STOCKHOLDER MATTERS

The common stock of the Company is traded on the NYSE under the symbol BSC. The table below sets forth for the periods indicated the closing high and low prices for the common stock and the cash dividends declared on the common stock.

As of February 5, 2007, there were 1,509 holders of record of the Company's common stock. On February 5, 2007, the last reported sales price of the Company's common stock was $165.06.

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

Since the Company is a holding company, its ability to pay dividends is limited by the ability of its subsidiaries to pay dividends and to make advances to the Company. See Note 16, "Regulatory Requirements," in the Notes to Consolidated Financial Statements for a further description of the restrictions on dividends.

                                                               Cash Dividends
                                                               Declared Per
                                              High      Low    Common Share
--------------------------------------------------------------------------------
FISCAL YEAR ENDED NOVEMBER 30, 2006
First Quarter (through February 28, 2006)   $136.40  $110.50   $  0.28
Second Quarter (through May 31, 2006)        147.07   127.28      0.28
Third Quarter (through August 31, 2006)      145.49   123.43      0.28
Fourth Quarter (through November 30, 2006)   158.60   128.07      0.28

FISCAL YEAR ENDED NOVEMBER 30, 2005
First Quarter (through February 28, 2005)   $106.68  $ 96.65   $  0.25
Second Quarter (through May 31, 2005)        106.03    93.09      0.25
Third Quarter (through August 31, 2005)      107.21    97.96      0.25
Fourth Quarter (through November 30, 2005)   114.47   101.46      0.25

                                PERFORMANCE GRAPH

      The following graph compares the performance of an investment in the Company's Common Stock over the last five fiscal years with its Peer Group, the S&P 500 Investment Banking & Brokerage Index and the S&P 500 Index. The entities included in the Company's Peer Group consist of Merrill Lynch & Co., Inc., Morgan Stanley, The Goldman Sachs Group, Inc. and Lehman Brothers Holdings Inc. The performance graph assumes the value of the investment in the Company's Common Stock and each index was $100 on November 30, 2001, and that all dividends have been reinvested. The performance shown in the graph represents past performance and should not be considered an indication of future performance.

                 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

   [The following table was depicted as a line graph in the printed material.]

                                                  2001      2002      2003      2004      2005      2006
                                               -------   -------   -------   -------   -------   -------
The Bear Stearns Companies Inc.                $100.00   $112.45   $128.71   $175.06   $201.11   $278.52
Peer Group                                      100.00     87.08    109.57    112.25    140.53    194.96
S&P 500 Investment Banking & Brokerage Index    100.00     83.99    103.26    106.25    129.48    179.02
S&P 500 Index                                   100.00     83.49     96.08    108.44    117.59    134.33