Form 10-K, Exhibit 13
period 2007-11-30
BEAR STEARNS COMPANIES INC
filed 2008-01-29
CIK 777001

EXHIBIT 13

                                Financial Report
                                Table of Contents

Management's Discussion and             Consolidated Statements of
      Analysis of Financial                   Comprehensive Income            86
      Condition and
      Results of Operations             Notes to Consolidated Financial
Introduction                       32         Statements
Certain Factors Affecting               Note 1   Summary of Significant
      Results of Operations        32               Accounting Policies       87
Forward-Looking Statements         33   Note 2   Fair Value of Financial
Executive Overview                 33               Instruments               94
Results of Operations              36   Note 3   Financial Instruments        95
Liquidity, Funding and Capital     45   Note 4   Derivatives and Hedging
Off-Balance-Sheet Arrangements     60               Activities                98
Derivative Financial Instruments   61   Note 5   Transfers of Financial
Critical Accounting Policies       62               Assets and
Accounting and Reporting                            Liabilities              100
      Developments                 66   Note 6   Variable Interest Entities
Effects of Inflation               67               and Mortgage Loan
Risk Management                                     Special Purpose
Overall                            68               Entities                 104
Market Risk                        69   Note 7   Collateralized Financing
Credit Risk                        74               Arrangements             105
Operational Risk                   76   Note 8   Short-Term Borrowings       106
Legal Risk                         77   Note 9   Long-Term Borrowings        107
Other Risks                        77   Note 10  Preferred Stock             108
                                        Note 11  Earnings Per Share          110
Management's Report on Internal         Note 12  Employee Benefit Plan       110
      Control over Financial            Note 13  Stock Compensation Plans    110
      Reporting                    78   Note 14  Customer Activities         114
Report of Independent Registered        Note 15  Income Taxes                116
      Public Accounting Firm       79   Note 16  Regulations                 117
Report of Independent Registered        Note 17  Commitments and
      Public Accounting Firm       80               Contingencies            118
                                        Note 18  Guarantees                  120
Consolidated Financial Statements       Note 19  Segment and Geographic
Consolidated Statements of Income  81               Area Data                122
Consolidated Statements of              Note 20  Acquisition of Minority
      Financial Condition          82               Interest and
Consolidated Statements of                          Impairment of
      Cash Flows                   83               Intangible Assets        125
Consolidated Statements of              Note 21  Asset Acquisition           126
      Changes in Stockholders'          Note 22  Quarterly Information
      Equity                       84               (Unaudited)              127

                                        Corporate Information
                                        Price Range of Common Stock and
                                              Dividends                      128

                                        Performance Graph                    129

                         THE BEAR STEARNS COMPANIES INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS


INTRODUCTION

The Bear Stearns Companies Inc. (the "Company") is a holding company that through its broker-dealer and international bank subsidiaries, principally Bear, Stearns & Co. Inc. ("Bear Stearns"), Bear, Stearns Securities Corp. ("BSSC"), Bear, Stearns International Limited ("BSIL") and Bear Stearns Bank plc ("BSB"), is a leading investment banking, securities and derivatives trading, clearance and brokerage firm serving corporations, governments, and institutional and individual investors worldwide. BSSC, a subsidiary of Bear Stearns, provides professional and correspondent clearing services in addition to clearing and settling customer transactions and certain proprietary transactions of the Company. The Company also conducts significant activities through other wholly owned subsidiaries, including: Bear Stearns Global Lending Limited; Custodial Trust Company; Bear Stearns Financial Products Inc. ("BSFP"); Bear Stearns Capital Markets Inc.; Bear Stearns Credit Products Inc.; Bear Stearns Forex Inc. ("BS Forex"); EMC Mortgage Corporation; Bear Stearns Commercial Mortgage, Inc.; Bear Stearns Investment Products Inc.; and Bear Energy L.P. The Company is primarily engaged in business as a securities broker-dealer operating in three principal segments: Capital Markets, Global Clearing Services and Wealth Management. As used in this report, the "Company" refers (unless the context requires otherwise) to The Bear Stearns Companies Inc. and its subsidiaries. Unless specifically noted otherwise, all references to fiscal 2007, 2006 and 2005 refer to the twelve months ended November 30, 2007, 2006 and 2005, respectively.

CERTAIN FACTORS AFFECTING RESULTS OF OPERATIONS

The Company's principal business activities--investment banking, securities and derivatives sales and trading, clearance, brokerage and asset management--are, by their nature, highly competitive and subject to various risks, including volatile trading markets and fluctuations in the volume of market activity. Consequently, the Company's net income and revenues have been, and are likely to continue to be, subject to wide fluctuations, reflecting the effects of many factors, including, but not limited to, general economic conditions, securities market conditions, the level and volatility of interest rates and equity prices, competitive conditions, liquidity of global markets, international and regional political conditions, regulatory and legislative developments, monetary and fiscal policy, investor sentiment, availability and cost of capital, technological changes and events, outcome of legal proceedings, changes in currency values, inflation, credit ratings and the size, volume and timing of transactions. For further discussion of these risks, see Part 1, Items 1A, "Risk Factors," in Form 10-K.

These and other factors can affect the Company's volume of new securities issuances; mergers and acquisitions and business restructurings; the stability and liquidity of securities and futures markets; inventory valuations; and the ability of issuers, other securities firms and counterparties to perform on their obligations. A decrease in the volume of new securities issuances, mergers and acquisitions or restructurings generally results in lower revenues from investment banking and, to a lesser extent, reduced principal transactions. A reduced volume of securities and futures transactions and reduced market liquidity generally results in lower revenues from principal transactions and commissions. Lower price levels for securities may result in a reduced volume of transactions, and may also result in losses from declines in the market value of securities held in proprietary trading and underwriting accounts. In periods of reduced sales and trading or investment banking activity, profitability may be adversely affected because certain expenses remain relatively fixed. The Company's securities trading, derivatives, arbitrage, market-making, specialist, leveraged lending, leveraged buyout and underwriting activities are conducted by it on a principal basis and expose the Company to significant risk of loss. Such risks include, but are not limited to, market, counterparty credit and liquidity risks. For a further discussion of these risks and how the Company seeks to manage risks, see the "Risk Management" and "Liquidity, Funding and Capital" sections in this report.

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

                         THE BEAR STEARNS COMPANIES INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS


FORWARD-LOOKING STATEMENTS

Certain statements contained in this report are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements other than historical information or statements of current condition and may relate to management's expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters. As a global investment bank, there are a variety of factors, many of which are beyond the Company's control, which affect the Company's operations, performance, business strategy and results and could cause actual results to differ materially from the expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to, actions and initiations taken by competitors, general economic conditions, the effects of current, pending, and future legislation, regulation and regulatory actions, and other risks and uncertainties disclosed in this report, including those described in Part 1,
Item 1A. Risk Factors of the Form 10-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of the document in which they are made. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which such forward-looking statement is based.

EXECUTIVE OVERVIEW


Summary of Results

The operating environment during the Company's fiscal year ended November 30, 2007, particularly during the second half of the fiscal year, was extremely challenging as the global credit crisis adversely impacted global fixed income markets. Weakness in the Company's fixed income and asset management areas more than offset record years for the Company's institutional equities, global clearing, and private client services ("PCS") businesses and resulted in disappointing overall results. Revenues, net of interest expense ("net revenues"), for the fiscal year ended November 30, 2007 decreased 36% to $5.95 billion from $9.23 billion for the fiscal year ended November 30, 2006, while pre-tax earnings decreased 94% during the same period to $193 million. The pre-tax profit margin for fiscal 2007 decreased to 3.2%, compared with 34.1% for fiscal 2006. Return on average common equity was 1.8% for fiscal 2007, compared with 19.1% for fiscal 2006.

Capital Markets net revenues decreased for fiscal 2007 compared with fiscal 2006 due to decreased net revenues from fixed income and investment banking, partially offset by record net revenues from institutional equities.

Fixed income net revenues decreased significantly during fiscal 2007 from fiscal 2006, due to the extremely challenging U.S. mortgage and credit markets. As a result of these market conditions, the Company recognized significant inventory markdowns in both the mortgage-related and leveraged finance areas in fiscal 2007. Mortgage revenues for fiscal 2007 reflect inventory markdowns in both whole loan collateral and residential and commercial mortgage-backed securities. The Company's leveraged finance revenues reflect markdowns of the pipeline of leveraged finance commitments and loans, as investor concerns served to reduce liquidity and price levels in the leveraged finance market. Credit trading revenues also decreased significantly in fiscal 2007 compared with fiscal 2006, as credit spreads widened dramatically. Partially offsetting these decreases were increases in the Company's interest rate derivatives and foreign exchange revenues, as increased volatility served to increase customer volumes.

Institutional equities net revenues increased to record levels during fiscal 2007 compared with fiscal 2006. Revenues from our institutional equity sales and trading reached record levels during fiscal 2007, reflecting continued strength from European and Asian equities. Structured equity products net revenues also increased during fiscal 2007, reflecting gains on the Company's structured notes portfolio. In addition, revenues from the Company's risk arbitrage area increased to record levels, reflecting favorable market conditions. Partially offsetting these increases was a decrease in revenues from specialist activities during fiscal 2007 compared with fiscal 2006, resulting from the implementation of the NYSE Hybrid trading system. Energy-related revenues also decreased in fiscal 2007 compared with fiscal 2006, as fiscal 2006 included significant gains from the monetization of certain commodity assets.

                         THE BEAR STEARNS COMPANIES INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS


Investment banking net revenues decreased in fiscal 2007 compared with fiscal 2006, largely reflecting less favorable market conditions for fixed income underwriting, resulting in decreased revenues from high yield and high grade underwriting. However, strong U.S. equity market conditions served to increase equity underwriting revenues. Merchant banking revenues decreased, reflecting lower gains on the Company's portfolio of investments during fiscal 2007 compared with fiscal 2006.

Global Clearing Services net revenues increased to record levels in fiscal 2007 compared with fiscal 2006 due to higher average customer margin debt and customer short balances.

Wealth Management net revenues decreased in fiscal 2007 compared with fiscal 2006, reflecting lower asset management revenues, partially offset by record net revenues from the Company's PCS business. Fiscal 2007 results include significant losses associated with the failure of the two Bear Stearns Asset Management ("BSAM")-managed high grade funds. PCS revenues increased on higher levels of fee-based income and commissions.

From a geographical perspective, net revenues from our international activities increased by 41% to $1.73 billion in fiscal 2007 from $1.22 billion in fiscal 2006. Net revenues from international activities represented 29% of total net revenues in fiscal 2007 compared with 13% in fiscal 2006.

Business Environment

Fiscal 2007

The business environment during the first half of the Company's fiscal year ended November 30, 2007 was generally favorable due to a combination of factors, including low unemployment, low corporate interest rates, and strong consumer confidence. However, the second half of the Company's fiscal year ended November 30, 2007 was characterized by a global credit crisis that created extremely difficult market conditions. These conditions resulted in greater volatility, less liquidity, widening credit spreads, a lack of price transparency, and a flight to quality.

The unemployment rate dropped to a low of 4.4% in March 2007, showing a strong labor market, and ended fiscal 2007 at 4.7%. However, rising energy prices continued to be a cause for concern throughout fiscal 2007, as the price of oil increased from a low of approximately $52 a barrel in January 2007 to a high of approximately $95 a barrel in November 2007.

Each of the major U.S. equity indices increased during the fiscal year ended November 30, 2007. The Standard & Poor's 500 Index ("S&P 500"), the Dow Jones Industrial Average ("DJIA") and the National Association of Securities Dealers Automated Quotations ("NASDAQ") Composite Index ("NASDAQ Composite Index") increased 5.7%, 9.4% and 7.6%, respectively. Average daily trading volume on the New York Stock Exchange ("NYSE") decreased 3.0% compared with fiscal 2006, while average daily trading volume on the NASDAQ increased 11.5% compared with fiscal 2006. Industry-wide U.S.-announced M&A volumes increased 12.3%, while industry-wide U.S.-completed M&A volumes increased 42.0%, compared with fiscal 2006. Total industry-wide equity issuance volumes increased 15.1%, while industry-wide initial public offering ("IPO") volumes increased 26.7%, compared with the levels reached during fiscal 2006. Long-term rates, as measured by the 10-year Treasury bond, declined during fiscal 2007. At the close of fiscal 2007, the 10-year Treasury bond yield was 3.94%, compared with 4.46% on November 30, 2006.

The Federal Reserve Board (the "Fed") met ten times (eight scheduled meetings and two unscheduled meetings) during fiscal 2007 and kept the federal funds rate unchanged at 5.25% at each of its first six scheduled meetings. At the Fed's last two scheduled meetings of fiscal 2007, the Fed lowered the federal funds rate by 50 basis points and 25 basis points, respectively, to 4.50%, citing the potential of tightening credit conditions to intensify the housing correction and restrain economic growth, and that such an action is intended to help forestall some of the adverse effects on the broader economy that might otherwise arise from the disruptions in the financial markets and to promote moderate growth over time. In addition, in fiscal 2007, the Fed injected $billions into the money supply for banks to borrow at a low rate in order to try to alleviate the credit

                         THE BEAR STEARNS COMPANIES INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS


crisis. At its two unscheduled meetings of fiscal 2007, the Fed mentioned that it is continuing to monitor the situation of deteriorating market conditions, tighter credit conditions, and increased uncertainty, and is prepared to act as needed to mitigate the adverse effects on the economy arising from disruptions in the financial markets.

The decline in home sales that began in 2006 continued into 2007 and represented the first year-over-year decline in nationwide house prices since 1991. The subprime mortgage industry began to collapse in early 2007, with more than 25 subprime lenders declaring bankruptcy, announcing significant losses, or putting themselves up for sale. The mortgage lenders that retained credit risk (the risk of payment default) were the first to be affected, as borrowers became unable or unwilling to make payments. The significant increase in foreclosure activity and rising interest rates in mid-2007 depressed housing prices further as problems in the subprime markets spread to the near-prime and prime mortgage markets.

The widespread dispersion of credit risk related to mortgage delinquencies through the securitization of mortgage-backed securities, sales of collateralized debt obligations ("CDOs") and the creation of structured investment vehicles ("SIVs") and the unclear impact on large banks of mortgage-backed securities, CDOs and SIVs caused banks to reduce their loans to each other or make them at higher interest rates. Similarly, the ability of corporations to obtain funds through the issuance of commercial paper was negatively impacted. In addition, many lenders stopped offering home equity loans and "stated income" loans. As prices declined and delinquencies increased, investors lost confidence in the rating system for structured products as rating agencies moved to downgrade CDOs and other structured products. In addition, investors lost confidence in commercial paper conduits and SIVs causing concerns over large potential liquidations of AAA collateral. The lack of liquidity and transparency regarding the underlying assets in securitizations, CDOs and SIVs resulted in significant price declines across all mortgage-related products in fiscal 2007. Price declines were further driven by forced sales of assets in order to meet demands by investors for the return of their collateral and collateral calls by lenders. During the second half of 2007, the economic impact of these problems spread on a global basis and disrupted the broader financial markets. The combination of these events caused a large number of mortgage lenders and certain hedge funds to shut down or file for bankruptcy and resulted in the downgrade of certain monoline insurers. In addition, banks and institutional investors have recognized substantial losses as they revalued their CDOs and other mortgage-related assets downward.

As a result of these issues and events, U.S. mortgage-backed securities underwriting volumes decreased 7.5% in fiscal 2007 compared with fiscal 2006 as a result of the more challenging market conditions. Agency collateralized mortgage obligation ("CMO") volumes declined 12.6% industry-wide from the levels reached during fiscal 2006 and non-agency mortgage-backed originations decreased 17.5%. The Mortgage Bankers Association Purchase Index increased approximately 3.8%, compared with fiscal 2006, as average 30-year fixed mortgage rates decreased during fiscal 2007. The ABX subprime mortgage credit indices declined dramatically, reflecting concern due to increased delinquencies in subprime mortgages and the CMBX mortgage indices widened on broader recessionary concerns.

Current Environment

The market conditions that result from, and many of the underlying causes of, the subprime mortgage and global credit crisis discussed above continued in December 2007 and January 2008. If these market conditions continue or worsen during the remainder of fiscal 2008, the Company may continue to face a very challenging business environment for its products and businesses.

Fiscal 2006

The business environment during the Company's fiscal year ended November 30, 2006 was generally favorable due to a combination of factors, including an expanding U.S. economy, improved corporate profitability, low unemployment and moderate inflation. Favorable labor reports provided ongoing support to economic activity in fiscal 2006. The unemployment rate dropped to 4.4% in October 2006, its lowest level since August 2001 and ended fiscal 2006 at 4.5%. However, rising energy prices continued to be a cause for concern throughout fiscal 2006, as the price of oil increased from approximately $57 a barrel in December 2005 to a high of approximately $77 a barrel in August 2006. A decline in oil prices during the fourth quarter of fiscal 2006 helped fuel a year-end rally in the equity markets. The Fed met eight times during fiscal 2006 and raised the federal funds rate during each of its first five meetings, in 25 basis point increments, from 4.00% to 5.25%, supported by gains in productivity, relatively low core inflation and expansion in economic activity. However, during its last three meetings of fiscal 2006, the Fed kept the federal funds rate unchanged at 5.25%, citing a cooling of the housing market and moderating economic growth from its strong pace earlier in the year.

                         THE BEAR STEARNS COMPANIES INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS


Each of the major U.S. equity indices increased during the fiscal year ended November 30, 2006. The S&P 500, the DJIA and the NASDAQ Composite Index increased 12.1%, 13.1% and 8.9%, respectively. Average daily trading volume on the NYSE and the NASDAQ increased 5.5% and 10.3%, respectively, compared with fiscal 2005. Industry-wide U.S.-announced M&A volumes increased 22.0% while industry-wide U.S.-completed M&A volumes increased 40.7%, compared with fiscal 2005. Total industry-wide equity issuance volumes increased 25.3%, while industry-wide IPO volumes increased 3.4%, compared with the levels reached during fiscal 2005.

Fixed income markets remained strong in fiscal 2006 despite challenges associated with higher short-term interest rates and a flat yield curve. Long-term rates, as measured by the 10-year Treasury bond, remained relatively stable during fiscal 2006. At the close of fiscal 2006, the 10-year Treasury bond yield was 4.46%, compared with 4.50% on November 30, 2005. U.S. mortgage-backed securities underwriting volumes increased 10.9% in fiscal 2006 compared with fiscal 2005 and continued to benefit from favorable market conditions. Agency CMO volumes declined 15.9% industry-wide from the levels reached during fiscal 2005, reflecting declining refinancing activity. However, non-agency mortgage-backed originations increased 27.3%. The Mortgage Bankers Association Purchase Index decreased approximately 12.9%, compared with fiscal 2005, as average 30-year fixed mortgage rates increased and the home purchasing market cooled in fiscal 2006 compared with fiscal 2005.

Results of Operations

Firmwide Results

The following table sets forth an overview of the Company's financial results for the fiscal years ended November 30, 2007, 2006 and 2005:

                                                                                                       % Increase (Decrease)
                                                        ----------------------------------------------------------------------------
(in millions, except per share amounts, pre-
tax profit margin and return on average
common equity)                                            2007             2006              2005      2007/2006         2006/2005
------------------------------------------------------------------------------------------------------------------------------------
Revenues, net of interest expense                       $  5,945        $   9,227         $   7,411       (36%)              25%
Income before provision for income taxes                     193            3,147             2,207       (94%)              43%
Net income                                                   233            2,054             1,462       (89%)              40%

Diluted earnings per share                              $   1.52        $  14.27          $   10.31       (89%)              38%
Pre-tax profit margin                                       3.2%            34.1%             29.8%
Return on average common equity (annualized)                1.8%            19.1%             16.5%
------------------------------------------------------------------------------------------------------------------------------------


The Company reported net revenues of $5.9 billion for fiscal 2007, which represented a decrease of 36% from $9.2 billion for fiscal 2006. The Company reported net income of $233 million, or $1.52 per share (diluted) for fiscal 2007, which represented a decrease of 89% from $2.1 billion, and from $14.27 per share (diluted), for fiscal 2006. Due to the extremely challenging market environment, the Company recorded net inventory markdowns in the second half of fiscal 2007 of approximately $2.6 billion on mortgage-related products and the pipeline of leveraged finance commitments and loans. The third quarter results also included approximately $200 million of losses associated with the failure of the BSAM-managed high grade funds. In addition, the results for the fiscal year ended 2007 includes a non-cash charge of $227 million related to the write-off of intangible assets associated with the Company's NYSE specialist activities and $108 million in severance charges related to headcount reductions. The Company reported net revenues of $7.4 billion and net income of $1.5 billion for fiscal 2005, or $10.31 per share (diluted).

                         THE BEAR STEARNS COMPANIES INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS


Fiscal 2007 versus Fiscal 2006

The Company's commission revenues by reporting category for the fiscal years ended November 30, 2007, 2006 and 2005 were as follows:

                                                                                                      % Increase (Decrease)
                                                        ----------------------------------------------------------------------------
(in millions)                                               2007         2006            2005        2007/2006    2006/2005
------------------------------------------------------------------------------------------------------------------------------------
Institutional                                           $      891    $      786      $       776           13%           1%
Clearance                                                      232           234              261           (1%)        (10%)
Retail                                                         146           143              163            2%         (12%)
------------------------------------------------------------------------------------------------------------------------------------
Total commissions                                       $    1,269    $    1,163      $     1,200            9%          (3%)
====================================================================================================================================


Institutional commissions increased 13% to $891 million in fiscal 2007 from $786 million in fiscal 2006 due to increased average daily trading volumes on the NASDAQ. Clearance commissions decreased 1% to $232 million in fiscal 2007 from $234 million in fiscal 2006, primarily reflecting lower average trading volumes from prime brokerage and fully disclosed clients. Retail commissions increased 2% to $146 million in fiscal 2007 from $143 million in fiscal 2006 due to higher average trading volumes on the NASDAQ.

The Company's principal transactions revenues by reporting category for the fiscal years ended November 30, 2007, 2006 and 2005 were as follows:

                                                                                                      % Increase (Decrease)
                                                        ----------------------------------------------------------------------------
(in millions)                                               2007         2006            2005        2007/2006    2006/2005
------------------------------------------------------------------------------------------------------------------------------------
Fixed income                                            $    (215)    $    3,617      $     2,998           nm           21%
Equities                                                     1,538         1,378              838          12%           64%
------------------------------------------------------------------------------------------------------------------------------------
Total principal transactions                            $    1,323    $    4,995      $     3,836         (74%)          30%
====================================================================================================================================

nm - not meaningful

Fixed income principal transactions revenues decreased to a loss of $215 million for fiscal 2007 from $3.62 billion for fiscal 2006, primarily attributable to a decrease in revenues in the mortgage-backed securities, leveraged finance, credit trading, and distressed trading areas. Revenues from the Company's mortgage-backed securities and leveraged finance areas decreased significantly as a result of $2.6 billion of valuation adjustments taken during the second half of fiscal 2007. Additionally, revenues from credit trading decreased as corporate credit spreads widened. Also contributing to the decline in fixed income net revenues were losses associated with the BSAM-managed high grade funds. Revenues derived from the Company's equities activities increased 12% to $1.54 billion in fiscal 2007 from $1.38 billion in fiscal 2006 due to an increase in net revenues from structured equity products, international equity sales and trading, and risk arbitrage, partially offset by a decrease in NYSE specialist activities and energy-related activities.

The Company's investment banking revenues by reporting category for the fiscal years ended November 30, 2007, 2006 and 2005 were as follows:

                                                                                                      % Increase (Decrease)
                                                        ----------------------------------------------------------------------------
(in millions)                                               2007         2006            2005        2007/2006    2006/2005
------------------------------------------------------------------------------------------------------------------------------------
Underwriting                                            $      529    $      515      $       470            3%       10%
Advisory and other fees                                        828           707              413           17%       71%
Merchant banking                                                23           112              154          (79%)     (27%)
------------------------------------------------------------------------------------------------------------------------------------
Total investment banking                                $    1,380    $    1,334      $     1,037            3%       29%
====================================================================================================================================

                         THE BEAR STEARNS COMPANIES INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS


Underwriting revenues increased to $529 million in fiscal 2007 from $515 million in fiscal 2006, primarily due to an increase in equity underwriting resulting from improved global equity market conditions. Partially offsetting this increase were lower levels of high yield and high grade underwriting activity resulting from less favorable market conditions. Advisory and other fees increased to $828 million in fiscal 2007 from $707 million in fiscal 2006, reflecting an improved M&A environment and an increase in mortgage servicing fees. Merchant banking revenues include net realized and unrealized investment gains and performance fees on managed merchant banking funds. Merchant banking revenues decreased to $23 million in fiscal 2007 from $112 million in fiscal 2006, reflecting lower net gains on the Company's portfolio of investments and lower performance fees on managed merchant banking funds.

Net interest revenues (interest and dividends revenue less interest expense) increased 12% to $1.35 billion in fiscal 2007 from $1.21 billion in fiscal 2006. The increase in net interest revenues was primarily attributable to higher average customer margin debt balances and customer short balances.

Asset management and other income revenues increased 19% to $623 million for fiscal 2007 from $523 million for fiscal 2006, primarily reflecting an increase in net revenues from PCS on higher levels of fee-based assets.

Fiscal 2006 versus Fiscal 2005

Institutional commissions increased 1% to $786 million from $776 million in fiscal 2005 due to increased average daily trading volumes. Clearance commissions decreased 10% to $234 million in fiscal 2006 from $261 million in fiscal 2005, primarily reflecting lower average rates from prime brokerage and fully disclosed clients. Retail commissions decreased 12% to $143 million in fiscal 2006 from $163 million in fiscal 2005 due to the transition of certain accounts from a commission-based to a fee-based platform.

Fixed income revenues increased 21% to $3.62 billion for fiscal 2006 from $3.00 billion for fiscal 2005, primarily attributable to an increase in net revenues in the mortgage-backed securities, distressed trading and credit derivatives areas. Mortgage-backed securities revenues increased during fiscal 2006 when compared with fiscal 2005 on higher origination volumes as well as increased secondary trading revenues. Revenues derived from distressed trading increased as corporate credit spreads tightened and customer activity increased during fiscal 2006. Revenues from the leveraged finance business increased significantly, associated with increased acquisition finance activity. Additionally, revenues from credit derivatives increased due to higher customer activities reflecting favorable market conditions. Revenues derived from the Company's equities activities increased 64% to $1.38 billion in fiscal 2006 from $838 million in fiscal 2005 due to an increase in net revenues from equity derivatives, international equity sales and trading and risk arbitrage. In addition, fiscal 2006 included gains on the Company's sale of certain commodity assets as well as gains on the Company's investment in the NYSE Group Inc.

Investment banking revenues increased 29% to $1.33 billion in fiscal 2006 from $1.04 billion in fiscal 2005. Underwriting revenues increased primarily due to higher levels of high yield and high grade underwriting activity. Partially offsetting these increases was a decline in equity underwriting revenues reflecting lower levels of equity underwriting activity. Advisory and other fees for fiscal 2006 increased from fiscal 2005, reflecting a significant increase in completed M&A assignments during fiscal 2006. Merchant banking revenues decreased for fiscal 2006 from fiscal 2005, reflecting lower net gains on the Company's portfolio of investments and lower performance fees on managed merchant banking funds.

Net interest revenues increased 25% to $1.21 billion in fiscal 2006 from $965 million in fiscal 2005. The increase in net interest revenues was primarily attributable to higher levels of customer interest-bearing balances and improved net interest margins.

Asset management and other revenues increased 41% to $523 million for fiscal 2006 from $372 million for fiscal 2005, primarily reflecting increased performance fees on proprietary hedge fund products and increased management fees on higher levels of traditional assets under management. PCS fees also increased due to higher levels of fee-based assets.

                         THE BEAR STEARNS COMPANIES INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS


Non-Interest Expenses

The Company's non-interest expenses for the fiscal years ended November 30, 2007, 2006 and 2005 were as follows:

                                                                                                      % Increase (Decrease)
                                                        ----------------------------------------------------------------------------
(in millions)                                               2007         2006            2005        2007/2006    2006/2005
------------------------------------------------------------------------------------------------------------------------------------
Employee compensation and benefits                      $    3,425    $    4,343      $     3,553         (21%)        22%
Floor brokerage, exchange and clearance fees                   279           227              222           23%         2%
Communications and technology                                  578           479              402           21%        19%
Occupancy                                                      264           198              168           33%        18%
Advertising and market development                             179           147              127           22%        16%
Professional fees                                              362           280              229           29%        22%
Impairment of goodwill and
specialist rights                                              227            --               --            nm        --
Other expenses                                                 438           406              503            8%       (19%)
------------------------------------------------------------------------------------------------------------------------------------
Total non-interest expenses                             $    5,752    $    6,080      $     5,204           (5%)       17%
====================================================================================================================================

nm- not meaningful

Fiscal 2007 versus Fiscal 2006 Employee compensation and benefits includes the cost of salaries, benefits and incentive compensation, including Capital Accumulation Plan ("CAP Plan") units, restricted stock units and option awards. Employee compensation and benefits decreased 21% to $3.43 billion for fiscal 2007 from $4.34 billion for fiscal 2006, primarily due to lower compensation associated with the decrease in net revenues. In addition, the Company changed the requisite service period associated with its 2007 stock-based compensation awards to align it with the vesting schedules, resulting in lower employee compensation costs for fiscal 2007. See Note 13, "Stock Compensation Plans," in the Notes to Consolidated Financial Statements. Employee compensation and benefits as a percentage of net revenues was 57.6% for fiscal 2007, compared with 47.1% for fiscal 2006. Full-time employees increased to 14,153 at November 30, 2007 from 13,566 at November 30, 2006.

Non-compensation expenses increased 34% to $2.33 billion for fiscal 2007 from $1.74 billion for fiscal 2006. Non-compensation expenses as a percentage of net revenues increased to 39.1% for fiscal 2007, compared with 18.8% for fiscal 2006. Included in the 2007 results was a non-cash charge of $227 million related to the write-off of intangible assets, representing goodwill and specialist rights, associated with the Company's NYSE specialist activities. Non-compensation expenses, excluding the non-cash charge, were $2.11 billion for the fiscal year ended November 30, 2007. Floor brokerage, exchange and clearance fees increased 23% to $279 million in fiscal 2007 from $227 million in fiscal 2006, due to increased volumes and clearing house charges attributable to international growth of the Company. Communications and technology costs increased 21% to $578 million in fiscal 2007 from $479 million in fiscal 2006 as increased headcount resulted in higher voice and market data-related costs as well as information technology consulting expenses. Occupancy costs increased 33% to $264 million for fiscal 2007 from $198 million for fiscal 2006, reflecting additional office space requirements and higher leasing costs associated with the Company's headquarters building at 383 Madison Avenue and other office locations in New York City, as well as several international locations, reflecting the Company's growth globally. Advertising and market development costs increased 22% to $179 million for fiscal 2007 from $147 million for fiscal 2006 primarily due to higher levels of client and deal related expenses. Professional fees increased 29% to $362 million in fiscal 2007 from $280 million in fiscal 2006 attributable to higher levels of non-IT consulting fees, employment agency fees, and legal bills. Other expenses increased 8% to $438 million in fiscal 2007 from $406 million in fiscal 2006, principally due to increased litigation associated with the BSAM-managed high-grade funds and severance expenses of $108 million associated with a large year end reduction in headcount. CAP Plan-related costs decreased to $18 million for fiscal 2007 from $154 million in fiscal 2006 due to a lower level of earnings. The Company's pre-tax profit margin was 3.2% for fiscal 2007, down from 34.1% for fiscal 2006.

                         THE BEAR STEARNS COMPANIES INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS


The Company's effective tax rate was a benefit of 21.0% for fiscal 2007, compared with a provision of 34.7% for fiscal 2006, primarily due to lower overall earnings, the majority of which was earned in lower tax jurisdictions, which did not entirely offset losses in higher tax jurisdictions and the impact of permanent differences.

Fiscal 2006 versus Fiscal 2005 Employee compensation and benefits increased 22% to $4.34 billion for fiscal 2006 from $3.55 billion for fiscal 2005, primarily due to higher discretionary compensation associated with the increase in net revenues and increased headcount. Employee compensation and benefits as a percentage of net revenues was 47.1% for fiscal 2006, compared with 47.9% for fiscal 2005. Full-time employees increased to 13,566 at November 30, 2006 from 11,843 at November 30, 2005.

Non-compensation expenses increased 5% to $1.74 billion for fiscal 2006 from $1.65 billion for fiscal 2005. Non-compensation expenses as a percentage of net revenues decreased to 18.8% for fiscal 2006, compared with 22.3% for fiscal 2005. The increase in non-compensation-related costs compared with fiscal 2005 was principally related to increased communications and technology costs, professional fees, occupancy costs and advertising and market development costs. Communications and technology costs increased 19% to $479 million in fiscal 2006 from $402 million in fiscal 2005 as increased headcount resulted in higher voice and market data-related costs as well as information technology consulting costs. Professional fees increased 22% to $280 million in fiscal 2006 from $229 million in fiscal 2005 attributable to higher levels of non-IT consulting fees, employment agency fees, and temporary staff. Occupancy costs increased 18% to $198 million for fiscal 2006 from $168 million for fiscal 2005, reflecting additional office space requirements and higher leasing costs associated with the Company's headquarters building at 383 Madison Avenue in New York City. Advertising and market development costs increased 16% to $147 million for fiscal 2006 from $127 million for fiscal 2005 primarily due to higher levels of business promotion expenses. Other expenses decreased 19% to $406 million in fiscal 2006 from $503 million in fiscal 2005, principally due to a reduction in legal and litigation-related costs. Partially offsetting this decrease was an increase in costs related to the CAP Plan. CAP Plan-related costs increased to $154 million for fiscal 2006 from $144 million in fiscal 2005 due to a higher level of earnings. The Company achieved a pre-tax profit margin of 34.1% for fiscal 2006, up from 29.8% for fiscal 2005.

The Company's effective tax rate increased to 34.7% for fiscal 2006, compared with 33.75% for fiscal 2005, primarily due to an increase in the level of earnings in fiscal 2006, as related to preference items.

BUSINESS SEGMENTS

The remainder of "Results of Operations" is presented on a business segment basis. The Company's three business segments--Capital Markets, Global Clearing Services and Wealth Management--are analyzed separately due to the distinct nature of the products they provide and the clients they serve. Certain Capital Markets products are distributed by the Wealth Management and Global Clearing Services distribution networks, with the related revenues of such intersegment services allocated to the respective segments. In fiscal 2006, the Company changed its presentation of segments to allocate certain revenues (predominantly interest) as well as certain corporate administrative expenses from "Other" to its three business segments. These reclassifications were also made to fiscal 2005 amounts and are reflected in the following business segment discussion and in Note 19, "Segment and Geographic Area Data" in the Notes to Consolidated Financial Statements.

                         THE BEAR STEARNS COMPANIES INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS


Capital Markets

                                                                                                      % Increase (Decrease)
                                                        ----------------------------------------------------------------------------
(in millions)                                               2007         2006            2005        2007/2006    2006/2005
------------------------------------------------------------------------------------------------------------------------------------
Net revenues
Institutional equities                                  $    2,158    $    1,961      $     1,446           10%            36%
Fixed income                                                   685         4,190            3,293          (84%)           27%
Investment banking                                           1,076         1,170              983           (8%)           19%
------------------------------------------------------------------------------------------------------------------------------------
Total net revenues                                      $    3,919    $    7,321      $     5,722          (46%)           28%
Pre-tax income                                          $    (232)    $    2,801      $     2,020            nm            39%
------------------------------------------------------------------------------------------------------------------------------------

nm - not meaningful

The Capital Markets segment comprises institutional equities, fixed income and investment banking. The Capital Markets segment operates as a single integrated unit that provides the sales, trading and origination effort for various fixed income, equity and advisory products and services. Each of the three businesses work in tandem to deliver these products and services to institutional and corporate clients.

Institutional equities consists of sales, trading and research, in areas such as domestic and international equities, block trading, over-the counter equities, equity derivatives, energy and commodity activities, risk and convertible arbitrage and specialist activities on the NYSE, American Stock Exchange ("AMEX") and International Stock Exchange ("ISE"). Fixed income includes sales, trading, origination and research provided to institutional clients across a variety of products such as mortgage- and asset-backed securities, corporate and government bonds, municipal bonds, high yield products, including bank and bridge loans, foreign exchange and interest rate and credit derivatives. Investment banking provides services in capital raising, strategic advice, mergers and acquisitions and merchant banking. Capital raising encompasses the Company's underwriting of equity, investment grade, municipal and high yield debt products.

Fiscal 2007 versus Fiscal 2006 Net revenues for Capital Markets decreased 46% to $3.92 billion for fiscal 2007, compared with $7.32 billion for fiscal 2006.

Institutional equities net revenues for fiscal 2007 increased 10% to $2.16 billion from $1.96 billion for fiscal 2006. Revenues from the Company's structured equity products increased, reflecting gains from the Company's structured notes business. Revenues from the Company's international equity sales and trading area also increased substantially to a record level, reflecting continued strength in both European and Asian equities. Additionally, risk arbitrage revenues increased during fiscal 2007 on higher levels of global announced M&A volumes. Partially offsetting these increases were decreases in the Company's specialist activities, due to the implementation of the NYSE Hybrid trading system, which automated certain tasks previously performed by specialists and reduced the opportunity for specialists to participate in order processing. Revenues from the Company's energy activities also decreased in fiscal 2007, as fiscal 2006 included significant gains from the sale of certain commodity assets. Fiscal 2007 was a significant build out year for the energy business with significant investments made in the trading and power generation areas, including the acquisition of all the power-related and natural gas assets comprising the power trading business from Williams Power Company, Inc.

Fixed income net revenues decreased 84% to $685 million for fiscal 2007 from $4.19 billion for fiscal 2006. Results for fiscal 2007 were heavily impacted by the severe market conditions across the fixed income sector. The repricing of credit led to significantly lower net revenue levels due to illiquidity in the markets as trading levels deteriorated across the spectrum of fixed income products. Mortgage-backed securities revenues decreased significantly during fiscal 2007 when compared with fiscal

                         THE BEAR STEARNS COMPANIES INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS


2006 due to weaker U.S. mortgage markets and challenges associated with the subprime mortgage sector. Significant spread widening in the second half of fiscal 2007 served to reduce inventory values and activity levels. Mortgage-related revenues reflect approximately $2.3 billion in net inventory write downs in the second half of fiscal 2007. A large component of these writedowns were related to ABS CDOs and the unwinding of ABS CDO warehouse facilities. As of November 30, 2007, all ABS CDO warehouse positions have been unwound. The remaining writedowns were experienced across our U.S. and international residential and commercial inventories. Leveraged finance revenues also decreased significantly during fiscal 2007, reflecting challenging market conditions, which resulted in valuation adjustments taken on the Company's leveraged lending commitments and inventory. Leveraged finance revenues reflect valuation adjustments of approximately $.26 billion. Widening credit spreads in a more challenging credit environment during fiscal 2007 also resulted in a decrease in the Company's credit trading revenues. Partially offsetting these decreases were increased revenues from the Company's interest rate product business, as global volatility and higher customer volumes served to increase interest rate product net revenues compared to the prior year.

At November 30, 2007, the Company had approximately $46 billion of mortgages, mortgage backed and asset backed securities including approximately $12 billion of floating rate commercial loans and approximately $3 billion of fixed rate commercial loans.

The Company's CDOs and subprime-related exposures (net of hedges) as of November 30, 2007 is presented below:

($ in millions)
AAA - Super Senior Exposure:                  November 30, 2007
   High - Grade Collateral                    $             167
   Mezz Collateral                                          597
   CDO^2 Collateral                                           1
                                              -----------------
     Total AAA - Super Senior Exposure                      765
Total Below-AAA Exposure                                    (10)
                                              -----------------
       Total ABS CDO-Related Exposure         $             755
                                              =================

($ in millions)
U.S. Subprime Mortgage Exposure:
   Subprime whole loans                       $             496
   Investment-grade Subprime securities                   1,062
   Non-investment-grade subprime securities                 211
   ABS CDS                                               (2,351)
                                              -----------------
     Total U.S. Subprime Mortgage Exposure    $            (582)
                                              =================

Investment banking revenues decreased 8% to $1.08 billion for fiscal 2007 from $1.17 billion for fiscal 2006. Underwriting revenues decreased 10% to $513 million for fiscal 2007 from $568 million for fiscal 2006, primarily reflecting lower levels of high yield underwriting activity during fiscal 2007, partially offset by increased equity underwriting revenues, reflecting higher volumes of lead and co-managed and follow-on offerings as a result of strong global equity market conditions. Advisory and other fees for fiscal 2007 increased 10% to $541 million from $490 million for fiscal 2006, due to higher M&A fees from increased customer activity. Merchant banking revenues decreased 79% to $23 million for fiscal 2007 from $112 million for fiscal 2006, reflecting lower gains on the Company's portfolio of investments and lower performance fees on managed merchant banking funds.

                         THE BEAR STEARNS COMPANIES INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS


Fiscal 2006 versus Fiscal 2005 Net revenues for Capital Markets increased 28% to $7.32 billion for fiscal 2006, compared with $5.72 billion for fiscal 2005.

Institutional equities net revenues for fiscal 2006 increased 36% to $1.96 billion from $1.45 billion for fiscal 2005. Revenues from the Company's energy and commodity activities increased, reflecting gains from the sale of certain commodity assets and increased revenues from the Company's energy activities. Equity derivatives revenues increased during fiscal 2006 to record levels reflecting increased customer activity and favorable market conditions. Net revenues from international institutional equities activities increased, reflecting higher customer trading volumes and increased market share in both the European and Asian equity markets. Risk arbitrage revenues also increased during fiscal 2006 on higher announced M&A volumes and market share gains. Fiscal 2006 also included gains on the Company's investment in the NYSE Group Inc.

Fixed income net revenues increased 27% to $4.19 billion for fiscal 2006 from $3.29 billion for fiscal 2005, primarily reflecting strong results from the Company's mortgage-backed securities area as well as record net revenues from the Company's credit businesses. Mortgage-backed securities revenues increased during fiscal 2006 when compared with fiscal 2005 on higher origination volumes from asset-backed securities, ARMs, and commercial mortgage-backed securities, as well as increased secondary trading revenues. Credit products net revenues reached record levels, reflecting a significant increase in revenues from the Company's leveraged finance, distressed trading and credit derivatives areas. Leveraged finance revenues achieved record levels, reflecting the surge in acquisition related financing activity associated with higher M&A volumes and increased market share. Revenues from the Company's interest rate product business declined during fiscal 2006 when compared with fiscal 2005, primarily due to a decrease in interest rate derivatives and foreign exchange revenues.

Investment banking revenues increased 19% to $1.17 billion for fiscal 2006 from $983 million for fiscal 2005. Underwriting revenues increased 7% to $568 million for fiscal 2006 from $532 million for fiscal 2005. Higher levels of high yield and high grade underwriting activity during fiscal 2006 were partially offset by lower levels of equity underwriting activity. Advisory and other fees for fiscal 2006 increased 65% to $490 million from $297 million for fiscal 2005, reflecting an increase in M&A fees resulting from a significant increase in completed M&A assignments. Merchant banking revenues include realized and unrealized investment gains and performance fees on managed merchant banking funds. Merchant banking revenues decreased 27% to $112 million for fiscal 2006 from $154 million for fiscal 2005.

Global Clearing Services

                                                                                                      % Increase (Decrease)
                                                        ----------------------------------------------------------------------------
(in millions)                                               2007         2006            2005        2007/2006    2006/2005
------------------------------------------------------------------------------------------------------------------------------------
Net revenues                                            $    1,200    $    1,077      $     1,029           11%        5%
Pre-tax income                                          $      566    $      465      $       472           22%       (1%)
------------------------------------------------------------------------------------------------------------------------------------

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

Fiscal 2007 versus Fiscal 2006 Net revenues for Global Clearing Services increased 11% to $1.20 billion for fiscal 2007 from $1.08 billion for fiscal 2006. Net interest revenues increased 15% to $923 million for fiscal 2007 from $803 million for fiscal 2006, primarily reflecting increased average customer margin balances and customer short balances. Commission and other revenues essentially remained flat at $277 million for fiscal 2007 compared with $274 million for fiscal 2006. Pre-tax income increased 22% to $566 million for fiscal 2007 from $465 million for fiscal 2006. Pre-tax profit margin was 47.2% for fiscal 2007, compared with 43.2% for fiscal 2006.

                         THE BEAR STEARNS COMPANIES INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS


The following table presents the Company's interest-bearing balances for the fiscal years ended November 30, 2007 and 2006:

----------------------------------------------------------------------

(in billions)                                     2007          2006
----------------------------------------------------------------------
Margin debt balances, average for period        $   90.3      $   68.4
Margin debt balances, at period end                 85.8          78.6
Customer short balances, average for period         95.6          82.6
Customer short balances, at period end              88.0          95.8
Securities borrowed, average for period             64.3          55.0
Securities borrowed, at period end                  63.0          57.6
Free credit balances, average for period            36.6          32.8
Free credit balances, at period end                 36.1          32.6
----------------------------------------------------------------------

During the third quarter of fiscal 2007, customer margin balances and short balances declined, reflecting client deleveraging due to the challenging environment and prime broker reallocations. During the fourth quarter of fiscal 2007, customer margin and short balances increased off their lows with margin balances and customer short balances ending the period at $86 billion and $88 billion, respectively.

Fiscal 2006 versus Fiscal 2005 Net revenues for Global Clearing Services increased 5% to $1.08 billion for fiscal 2006 from $1.03 billion for fiscal 2005. Net interest revenues increased 9% to $803 million for fiscal 2006 from $736 million for fiscal 2005, primarily reflecting increased average customer margin balances from prime brokerage clients. These results were partially offset by a decline in commission and other revenues of 6% to $274 million for fiscal 2006 from $293 million for fiscal 2005, reflecting reduced rates from prime brokerage and fully disclosed clients. Pre-tax income decreased 1% to $465 million for fiscal 2006 from $472 million for fiscal 2005. Pre-tax profit margin was 43.2% for fiscal 2006, compared with 45.9% for fiscal 2005.

Wealth Management

                                                                                                      % Increase (Decrease)
                                                        ----------------------------------------------------------------------------
(in millions)                                               2007         2006            2005        2007/2006    2006/2005
------------------------------------------------------------------------------------------------------------------------------------

Private client services revenues                        $       710   $      620      $      547           15%           13%
Revenue transferred to Capital Markets
segment                                                       (108)         (98)            (94)           10%            4%
                                       ---------------------------------------------------------------------------------------------
   Private client services net revenues                         602          522             453           15%           15%
   Asset management                                             228          336             228         (32%)           47%
                                       ---------------------------------------------------------------------------------------------
Total net revenues                                      $       830   $      858      $      681          (3%)           26%
Pre-tax income                                          $      (45)   $       69      $       37            nm           86%
------------------------------------------------------------------------------------------------------------------------------------

nm - not meaningful

The Wealth Management segment is comprised of the PCS and asset management areas. PCS provides high-net-worth individuals with an institutional level of investment service, including access to the Company's resources and professionals. At November 30, 2007, PCS had approximately 500 account executives in its principal office, six regional offices and two international offices. Asset management manages equity, fixed income and alternative assets for corporate pension plans, public systems, endowments, foundations, multi-employer plans, insurance companies, corporations, families and high-net-worth individuals in the United States and abroad.

                         THE BEAR STEARNS COMPANIES INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS


Fiscal 2007 versus Fiscal 2006 Net revenues for Wealth Management decreased 3% to $830 million for fiscal 2007 from $858 million for fiscal 2006. Asset management revenues decreased 32% to $228 million for fiscal 2007 compared to $336 million for fiscal 2006. These results were due to losses associated with the Bear Stearns High-Grade Structured Credit Strategies Fund ("High-Grade Fund") and the Bear Stearns High-Grade Structured Credit Strategies Enhanced Leveraged Fund (collectively the "Funds"). In the third quarter of fiscal 2007 the results included losses of approximately $200 million representing the write-off of the Company's investment and fees receivable from the Funds, losses from the closure of the $1.6 billion secured financing agreement provided to the High-Grade Fund and other directly related expenses. Excluding the impact on net revenues of losses in the Funds, asset management revenues were up 18% to $398 million for fiscal 2007 compared with fiscal 2006, reflecting growth in both management and performance fees. PCS revenues increased 15% to $602 million for fiscal 2007 from $522 million for fiscal 2006, reflecting higher levels of fee-based revenues and commissions.

Assets under management were $44.6 billion at November 30, 2007, reflecting a 15% decrease from $52.5 billion in assets under management at November 30, 2006. The decrease in assets under management primarily reflects an $8.8 billion transfer of assets related to the spin-off of O'Shaughnessy Asset Management. Under the terms of the agreement, the Company will maintain a continuing interest in, and a sub advisory arrangement for $5.3 billion of assets under management. Assets under management at November 30, 2007 include $8.3 billion of assets from alternative investment products, a 6% increase from $7.8 billion at November 30, 2006.

Fiscal 2006 versus Fiscal 2005 Net revenues for Wealth Management increased 26% to $858 million for fiscal 2006 from $681 million for fiscal 2005. PCS revenues increased 15% to $522 million for fiscal 2006 from $453 million for fiscal 2005, reflecting increased fee income attributable to the Company's private client advisory services products as well as an increase in broker productivity. Asset management revenues increased 47% to $336 million for fiscal 2006 from $228 million for fiscal 2005, reflecting increased performance fees on proprietary hedge fund products and increased management fees on higher levels of traditional assets under management. Pre-tax income for Wealth Management increased 86% to $69 million in fiscal 2006 from $37 million for fiscal 2005.

Assets under management were $52.5 billion at November 30, 2006, reflecting a 25% increase from $41.9 billion in assets under management at November 30, 2005. The increase in assets under management primarily reflects an increase in traditional equity assets attributable to both market appreciation and net inflows. Assets under management at November 30, 2006 include $7.8 billion of assets from alternative investment products, a 24% increase from $6.3 billion at November 30, 2005.

LIQUIDITY, FUNDING AND CAPITAL

Liquidity Risk Management
-------------------------

The Company maintains a rigorous framework and commits substantial time and effort to the management of liquidity risk. The Global Finance Committee, in consultation with the Chief Financial Officer, has established a funding framework for the Company. This framework ensures flexibility to address liquidity events, maintains stability and continuity of funding in all market environments, and includes targets and guidelines around key liquidity measures. A fundamental premise of the liquidity

                         THE BEAR STEARNS COMPANIES INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS


risk management framework is that the firm is not reliant upon nor does it contemplate forced balance sheet reduction to endure a period of constrained funding availability. The Company's liquidity risk management framework is centered on the following concepts and metrics:

      o Unencumbered Collateral - The Company monitors the market value and borrowing value of unencumbered, unhypothecated financial instruments owned by the Company. These assets may be monetized to generate liquidity for the repayment of debt obligations or meet other cash outflows as required. Given that the unencumbered collateral is held in both regulated and unregulated subsidiaries, there may be limitations on availability of this liquidity to the Parent Company.

      o Liquidity Ratio - The ratio of cash plus the borrowing value of unencumbered collateral in relation to total unsecured debt maturing over the next twelve months. The firm strives to maintain this ratio at 110% or greater.

      o Excess Liquidity - The Company maintains cash and cash equivalents to meet a broad array of potential cash outflows in a stressed liquidity environment. This excess liquidity is maintained at the Parent Company to ensure ready availability to meet cash outflows as needed.

      o Net Cash Capital - The measurement of cash capital sources (i.e., equity plus long-term debt maturing in more than 12 months) relative to cash capital requirements. The Company strives to maintain positive net cash capital of $2.0 billion or more. The cash capital framework is discussed in more detail below.

      o Stress Funding Action Plan - This plan details immediate and medium term response to an event-driven liquidity stress. The plan identifies the stress management group, details an external communication constituency and specifies heightened information flow needed to manage through the stress period.

Unencumbered Collateral and Liquidity Ratio

The Company's liquidity ratio is calculated using advance rates that are considered readily available, reflecting what can be reliably realized in a stressed liquidity environment. The cash capital model is calculated using haircuts, which are consistent and symmetrical with the advance rates used in the liquidity ratio in that the haircut is equal to one minus the advance rate. In the vast majority of circumstances/asset classes, advance rates are derived from committed secured bank facilities, whereby a bank or group of banks are contractually obligated to lend to the Company at a pre-specified advance rate on specific types of ("eligible") collateral regardless of "market environment." As such, the advance rates/haircuts used in calculating the liquidity ratio and in assessing cash capital requirements are typically more conservative than those the Company realizes in normalized repo and secured lending markets.

As of November 30, 2007, the market value of eligible unencumbered, unhypothecated financial instruments owned by the Company was approximately $16.3 billion with a borrowing value of $14.0 billion. These eligible assets are primarily comprised of U.S. equities and residential and commercial mortgage whole loans, mortgage- and asset-backed securities, investment grade municipal and corporate bonds. The vast majority of advance rates on these different asset types are 70% or higher, and as described above, is based predominantly on committed, secured facilities that the Company and its subsidiaries maintain in different regions globally. The liquidity ratio, explained above, based solely on Company-owned securities, has averaged 151% over the previous 12 months, including the Company's $4.0 billion unused committed unsecured bank credit, and 138%, excluding the committed unsecured revolving credit facility. On this same basis, as of November 30, 2007 the liquidity ratio was 171% and 152%, respectively.

The Company monitors unrestricted liquidity available to the Parent Company via the ability to monetize unencumbered assets held in unregulated and regulated entities. As of November 30, 2007, approximately $5.1 billion of the market value identified in the liquidity ratio data above was held in unregulated entities and thus likely to be available to the Parent Company. The remaining $11.2 billion market value of unencumbered securities was held in regulated entities, a substantial portion of which is available to provide liquidity to the Parent Company.

Excess Liquidity

                         THE BEAR STEARNS COMPANIES INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS


The Company maintains cash and cash equivalents to meet a broad range of potential cash outflows in a stressed liquidity environment. This excess liquidity is maintained at the Parent Company to ensure ready availability to meet cash outflows as needed. The size of the Parent Company Liquidity Pool is determined from Company-specific stressed liquidity events that the firm could face over the next 12 months. Specific events that are accounted for in sizing the liquidity pool include, but are not limited to the following:

      o Derivative collateral outflows that would be required if the firm were to experience a 2-notch ratings downgrade;

      o Derivative collateral outflows that could be required after a variety of stress market moves;

      o     Potential draws on unfunded committed funding obligations;

      o     Widening of haircuts in secured financing transactions; and

      o Financing haircuts for certain off-balance sheet financing transactions.

The liquidity pool consists of liquidity immediately accessible by the Parent Company at all times. This liquidity pool can take the form of cash deposits and money market instruments that are held at the Parent Company level and high-quality collateral (corporate bonds, municipal bonds, equity securities) that is owned by subsidiaries and explicitly pledged to and segregated for the benefit of the Parent Company and maintained at a third-party custodian. For purposes of calculating the aggregate value of the Parent Company Liquidity Pool, the contractually obligated advance rates described herein are used to determine the borrowing value of collateral pledged. As of November 30, 2007 the Parent Company Liquidity Pool was $17.4 billion comprised entirely of money market funds, bank deposits and short-term high quality money market investments.

Net Cash Capital

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

      o Unfunded committed funding obligations, such as leveraged loan commitments;

      o Less liquid and illiquid assets, such as restricted securities and fixed assets;

      o Uncollateralized funded loans and funded loans secured by illiquid and/or non-rehypothecatable collateral;

      o     Merchant banking assets and other long-term investments; and

      o Regulatory capital in excess of a regulated entity's cash capital based longer-term funding requirements.

At November 30, 2007, the Company's net cash capital position, defined as the surplus of long-term funding sources versus long-term funding requirements was $8.2 billion. Fluctuations in net cash capital are common and are a function of variability in total assets, balance sheet composition and total capital. The Company attempts to maintain cash capital sources in excess of the aggregate longer-term funding requirements of the firm with a target for positive net cash capital of $2.0 billion or more. For fiscal year 2007, the Company's total cash capital requirement, cash capital intensity ratio (average haircut), and net cash capital position have averaged $66.0 billion, 16.5% and $1.8 billion, respectively.

           Three Year Quarterly End of Period Net Cash Capital Profile

         [BAR CHART GRAPHIC OMITTTED - represented by chart data below]

Quarterly   (in billions)
Data Date        NCC
---------   -------------
  1Q05           3.3
  2Q05           0.3
  3Q05           2.1
  4Q05           5.7
  1Q06           4.6
  2Q06           4.1
  3Q06           1.4
  4Q06           0.5
  1Q07           5.6
  2Q07           2.9
  3Q07           2.8
  4Q07           8.2

                         THE BEAR STEARNS COMPANIES INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS


Stress Funding Action Plan

The Company maintains a stress funding action plan to ensure the ability of The Bear Stearns Companies Inc. and its affiliates to manage a liquidity crisis on a consolidated basis. A liquidity crisis is defined as an event-driven loss of uncommitted, unsecured, confidence-sensitive funding. The objective of the stress funding plan is to allow Bear Stearns to meet its maturing obligations as they occur over a 12-month period with minimal disruption to ongoing business operations and without having to rely upon access to additional unsecured financing.

The Stress Funding Action Plan addresses the following issues:

      o     Delegation of responsibility and authority to the working group;
      o     Definition of liquidity crisis and liquidity stress levels;
      o     Notification procedure;
      o     Working group meeting schedule;
      o     Management reporting requirements;
      o     Utilization of credit facilities; and
      o     Key internal/external contacts.

Funding Framework
-----------------

Liquidity is of paramount importance for financial services firms in general and for securities firms, such as the Company in particular, given reliance on market confidence. With an eye toward stability and continuity of funding, the firm's overall objective is to ensure sufficient diversity and reliability of funding sources to meet its financing needs at all times and in all market environments. With this objective at the forefront, the Company modified its general funding structure, beginning in late 2006, consistent with the following elements:

      o Increased use of secured funding given the view that secured funding is inherently less credit sensitive and thus more stable due to the collateralized nature of the borrowing;
      o Introduced substantially greater amounts of longer tenor secured funding into the repo and bank loan portions of its secured funding mix;
      o Reduced reliance on short-term unsecured funding sources, thereby lessening both exposure to rollover risk and dependence on any large, single short-term unsecured creditor;
      o Expanded the size and scope of the Parent Company Liquidity Pool, which consists of cash and cash equivalents held at the parent company for deployment as needed; and
      o Increased the target for net cash capital, which measures the surplus of longer-term funding sources versus longer-term funding requirements.

                         THE BEAR STEARNS COMPANIES INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS


In general, the Company funds its assets based on their liquidity characteristics as measured by an asset's reliable self-funding ability. As such, the firm's liability and capital structure is primarily a function of asset composition. Most assets are funded with a mix of short-term (predominantly secured) and longer-term funding (i.e., cash capital). The relative funding mix is a function of the asset and is determined by the advance rate that an asset warrants in currently active and utilized secured funding markets. Secured funding with market driven haircuts is used wherever possible, while the haircut portion plus a conservative add-on is funded with cash capital. Illiquid assets are funded entirely with cash capital. Unfunded commitments are pre-funded with cash capital, while the necessary amount of which is determined by the haircut to be assigned to the asset once funded.

The Company's use of unsecured funding is dominated by the long-term unsecured component. Long-term debt with the maturity greater than one year is a source of cash capital and serves to provide stability to the firm's overall funding profile. The firm accesses long-term debt in a number of currencies allowing it to tap a broad and diverse investor base. Maturity concentration guidelines have been established and are regularly monitored to both minimize rollover risk and target prospective issuance. Long-term debt totaling $59.0 billion and $48.1 billion had remaining maturities beyond one year at November 30, 2007 and November 30, 2006, respectively. As of November 30, 2007, the weighted average maturity of the Company's long-term debt was 4.3 years. The Company accesses funding in a variety of markets in the United States, Europe and Asia. The Company issues debt through syndicated U.S.-registered offerings, U.S.-registered and 144A medium-term note programs, other U.S. and non-U.S. bond and note offerings.

With respect to short-term unsecured funding, the Company seeks to ensure prudent usage thereof, as well as tapping a broad diverse base of credit providers and funding markets. In aggregate, usage of short-term unsecured debt has declined in recent periods given the emphasis on greater use of secured funding with a significant term component. Diversification by product, geography, maturity and creditor/investor facilitates management of related funding risks. Reduced reliance over the last twelve months on more credit sensitive, potentially less stable short-term unsecured funding is positive to the firm's liquidity profile and was accomplished intentionally concurrent with the desired shift in funding framework. In addition to the above considerations, the Company:

      o Regularly monitors and quantifies potential draws on its liquidity. These include, but are not limited to, ratings downgrades, commitments to extend credit, repo haircut widening and derivative collateral outflows in a stressed market. The associated liquidity risk is mitigated by inclusion in the Company's Parent Company Liquidity Pool;
      o Monitors and prudently funds illiquid and other hard to fund assets, ensuring these are predominantly funded by 100% cash capital;
      o Maintains ongoing dialogue and relationships with broad, diverse base of debt investors and bank creditors, as these key creditor constituents are crucial to the Company's liquidity and financial health;
      o Manages investor and maturity concentration risk via strict adherence to short-term debt investor concentration limits and regularly monitors the maturity profile of its unsecured debt; and
      o Adheres to a general guideline of no more than 20% of its long-term debt maturing in any one year, as well as no more than 10% maturing in any one quarter over the next five years. The bar charts reflect the actual position of long-term debt maturities vis-a-vis the guidelines. In this context, maturity is based on earliest redemption date for putable debt and earliest maturity date for extendible debt.

                         THE BEAR STEARNS COMPANIES INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS


                     YEARLY LONG-TERM DEBT MATURITY PROFILE

                             As of November 30, 2007

          [BAR CHART GRAPHIC OMITTED - represented by chart data below]

                                  (in millions)

                 0-1      1-2     2-3    3-4     4-5     5-6     6-7     7-8     8-9     9-10    10+
-----------------------------------------------------------------------------------------------------
Non-Extendibles 9,586   12,469  10,430  6,716   9,242   4,909   3,196   1,778   1,300   4,712   3,204
Extendibles                996


                                      YEARS

               FIVE YEAR QUARTERLY LONG-TERM DEBT MATURITY PROFILE

          [BAR CHART GRAPHIC OMITTED - represented by chart data below]

                                  (in millions)

                  1Q08   2Q08   3Q08   4Q08   1Q09   2Q09   3Q09   4Q09   1Q10   2Q10   3Q10   4Q10   1Q11     2Q11   3Q11   4Q11
-----------------------------------------------------------------------------------------------------------------------------------
Non-Extendibles  2,134  2,580  3,325  1,547  2,748  3,140  3,075  3,506  3,358  2,019  2,913  2,140  2,879  792      1,768  1,277
Extendibles (1)                               996


                 1Q12  2Q12  3Q12  4Q12
---------------------------------------
Non-Extendibles  2999   476  5582   185
Extendibles (1)



                    [_] Non-Extendibles   [_] Extendibles(1)

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

                         THE BEAR STEARNS COMPANIES INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS


Legal Entity Structure
----------------------

The Parent Company, operating as the centralized unsecured funding arm of the Company, raises the vast majority of the Company's unsecured debt, including both commercial paper and long-term debt. The Parent Company is thus the "central bank" of the Company, where all capital is held and from which capital is deployed. The benefits of a centralized funding approach include greater control of issuance and flexibility to meet subsidiary funding needs, while the legal entity structure can constrain liquidity available to the Company. The Firm's inter-company funding approach mitigates this risk. The Parent Company advances funds in the form of debt or equity to subsidiaries to meet their operating funding needs and, in the case of regulated entities, regulatory capital requirements. Primary regulated subsidiaries include Bear Stearns, BSSC, BSIL, BSIT, BSB, and CTC. See Note 16, "Regulatory Requirements", in the Notes to Consolidated Financial Statements. In addition to the primary regulated subsidiaries, the Company also conducts significant activities through other wholly owned subsidiaries, including: Bear Stearns Global Lending Limited, Bear Stearns Financial Products Inc., Bear Stearns Capital Markets Inc., Bear Stearns Credit Products Inc., Bear Stearns Forex Inc., EMC Mortgage Corporation, Bear Stearns Commercial Mortgage, Inc., Bear Stearns Investment Products Inc., and Bear Energy L.P. In connection with all of the Company's operating activities, a substantial portion of the Company's long-term borrowings and equity has been used to fund investments in, and advances to, these subsidiaries, including subordinated debt advances.

Within this funding framework, the Company attempts to fund equity investments in subsidiaries with equity from the Parent Company (i.e., utilize no equity double leverage). At November 30, 2007, the Parent Company's equity investment in subsidiaries was $8.1 billion versus common stockholders' equity and preferred equity of $11.4 billion and $352 million, respectively. As such, at November 30, 2007, the ratio of the equity investment in subsidiaries to Parent Company equity (equity double leverage) was approximately 0.71 based on common equity and 0.69 including preferred equity. At November 30, 2006, these measures were 0.67 based on common equity and 0.65 including preferred equity. Additionally, all subordinated debt advances to regulated subsidiaries for use as regulatory capital, which totaled $12.9 billion at the end of fiscal 2007, are funded with long-term debt issued by the Company, having a remaining maturity equal to or greater than the maturity of the subordinated debt advance. The Company regularly monitors the nature and significance of assets or activities conducted in all subsidiaries and attempts to fund such assets with both capital and/or borrowings having a maturity profile and relative mix consistent with the nature and self-funding ability of the assets being financed. The funding mix also takes into account regulatory capital requirements for regulated subsidiaries.

Balance Sheet and Financial Leverage
------------------------------------

Asset Composition

The Company's actual level of balance sheet capital, capital requirements and thereby the level of financial leverage, is a function of numerous variables, including asset composition, rating agency/creditor perception, business prospects, regulatory requirements, balance sheet liquidity, cost/availability of capital and risk of loss. The Company consistently maintains a highly liquid balance sheet, with the vast majority of the Company's assets consisting of cash, marketable securities inventories and collateralized receivables arising from customer-related and proprietary securities transactions.

Collateralized receivables consist of resale agreements secured predominantly by U.S. government and agency securities, customer margin loans and securities borrowed, which are typically secured by marketable corporate debt and equity securities. The nature of the Company's business as a securities dealer requires it to carry significant levels of securities inventories to meet its customer and proprietary trading needs. Additionally, the Company's role as a financial intermediary for customer activities, which it conducts on a principal basis, together with its customer-related activities in its clearance business, results in significant levels of customer-related balances, including customer margin debt, securities borrowed and reverse repurchase activity. The Company's total assets and financial leverage can and do fluctuate, depending largely on economic and market conditions, volume of activity and customer demand.

                         THE BEAR STEARNS COMPANIES INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS


The Company's total assets at November 30, 2007 increased to $395.4 billion from $350.4 billion at November 30, 2006. The increase was primarily attributable to increases in cash and cash equivalents, financial instruments owned, and customer receivables, partially offset by a decrease in securities purchased under agreements to resell.

Balance Sheet Size and Variability

Given the nature of the Company's market-making and customer-financing activity, the overall size of the balance sheet fluctuates from time to time. The Company's total assets at each quarter end are typically lower than would be observed on an average basis. At the end of each quarter, the Company typically uses excess cash to finance high-quality, highly liquid securities inventory that otherwise would be funded via the repurchase agreement market. In addition, the Company reduces its matched book repurchase and reverse repurchase activities at quarter end. Finally, the Company may reduce the aggregate level of inventories through ordinary course, open market activities in the most liquid portions of the balance sheet, which are principally U.S. government and agency securities and agency mortgage pass-through securities.

 At November 30, 2007, total assets of $395.4 billion were approximately 12.2% lower than the average of the month-end balances observed over the trailing 12-month period, while total assets at November 30, 2006 were approximately 0.5% higher than the average of month-end balances over the trailing 12-months prior. Despite fluctuations in total assets at each quarter end, the Company's overall market, credit and liquidity risk profile does not change materially, since the reduction in asset balances is predominantly in highly liquid, short-term instruments that are financed on a secured basis. This periodic reduction verifies the inherently liquid nature of the balance sheet and provides consistency with respect to creditor constituents' evaluation of the Company's financial condition.

Leverage Ratios

Balance sheet leverage measures are one approach to assessing the capital adequacy of a securities firm, such as the Company. Gross leverage equals total assets divided by stockholders' equity, inclusive of preferred and trust preferred equity. The Company views its trust preferred equity as a component of its equity capital base given the equity-like characteristics of the securities. The Company also receives rating agency equity credit for these securities. Net adjusted leverage equals net adjusted assets divided by tangible equity capital, which excludes goodwill and intangible assets from both the numerator and the denominator, as equity used to support goodwill and intangible assets is not available to support the balance of the Company's net assets. With respect to a comparative measure of financial risk and capital adequacy, the Company believes that the low-risk, collateralized nature of the items excluded in deriving net adjusted assets (see table) renders net adjusted leverage as the more relevant measure.

                         THE BEAR STEARNS COMPANIES INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS

The following table presents total assets and net adjusted assets with the resultant leverage ratios at November 30, 2007 and 2006:

  (in millions, except ratios)                                                                  2007                   2006
-----------------------------------------------------------------------------------------------------------------------------------

  Total assets                                                                           $        395,362        $        350,433
    Deduct:
      Cash and securities deposited with clearing organizations
        or segregated in compliance with federal regulations                                       12,890                   8,804
      Securities purchased under agreements to resell                                              27,878                  38,838
      Securities received as collateral                                                            15,599                  19,648
      Securties borrowed                                                                           82,245                  80,523
      Receivables from customers                                                                   41,115                  29,482
        Assets of variable interest entities and
          Mortgage loan special purpose entities, net                                              30,605                  29,080
      Goodwill & intangible assets                                                                    952                     383
-----------------------------------------------------------------------------------------------------------------------------------
  Subtotal                                                                                        184,078                 143,675
-----------------------------------------------------------------------------------------------------------------------------------

    Add:
      Financial instruments sold, but not yet purchased                                            43,807                  42,257
    Deduct:
      Derivative financial instruments                                                             13,492                  11,865
-----------------------------------------------------------------------------------------------------------------------------------
  Net adjusted assets                                                                    $        214,393        $        174,067
===================================================================================================================================

  Stockholders' equity
      Common equity                                                                      $         11,441        $         11,770
      Preferred stock                                                                                 352                     359
      Stock-based compensation                                                                         --(2)                  816(1)
-----------------------------------------------------------------------------------------------------------------------------------
  Total stockholders' equity                                                                       11,793                  12,945
-----------------------------------------------------------------------------------------------------------------------------------
    Add:
      Trust preferred equity                                                                          263                     263
-----------------------------------------------------------------------------------------------------------------------------------
  Subtotal - leverage equity                                                                       12,056                  13,208
-----------------------------------------------------------------------------------------------------------------------------------
    Deduct:
      Goodwill & intangible assets                                                                    952                     383
-----------------------------------------------------------------------------------------------------------------------------------
  Tangible equity capital                                                                $         11,104        $         12,825
===================================================================================================================================
  Gross leverage                                                                                     32.8x                   26.5x
  Net adjusted leverage                                                                              19.3x                   13.6x
-----------------------------------------------------------------------------------------------------------------------------------


      (1) Represents stock-based compensation associated with fiscal 2006 awards that was reflected in equity as of the grant date in December 2006, in accordance with SFAS No. 123(R), "Share-based Payment." Excluding this adjustment for stock-based compensation, gross leverage and net adjusted leverage would be 28.3x and 14.5x, respectively.

      (2) The Company changed the requisite service period associated with its 2007 stock-based compensation awards to align it with the vesting schedules. As a result, an adjustment to stockholders' equity was not applicable.

                         THE BEAR STEARNS COMPANIES INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS


Total Capital

The Company's total capital base, which consists of long-term debt, preferred equity issued by subsidiaries and total stockholders' equity, increased to $80.3 billion at November 30, 2007 from $66.7 billion at November 30, 2006. This change was primarily due to a net increase in long-term debt.

The Company's total capital base as of November 30, 2007 and 2006 was as follows:

(in millions)                           2007               2006
----------------------------------------------------------------------
Long-term borrowings:

Senior debt                        $      67,275     $       53,307
Subordinated debt (1)                      1,263              1,263
----------------------------------------------------------------------
  Total long-term borrowings       $      68,538     $       54,570
Stockholders' equity:
Preferred stockholders' equity     $         352     $          359
Common stockholders' equity               11,441             11,770
----------------------------------------------------------------------
  Total stockholders' equity       $      11,793     $       12,129
----------------------------------------------------------------------
   Total capital                   $      80,331     $       66,699
======================================================================


(1) Includes $1.0 billion in subordinated debt issued by the Company and $263 million in junior subordinated deferrable interest debentures ("Debentures") issued by the Company and held by Bear Stearns Capital Trust III ("Capital Trust III") at November 30, 2007 and 2006. See Note 9, "Long-Term Borrowings," and Note 10, "Preferred Stock," in the Notes to Consolidated Financial Statements for further information.

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

Credit Ratings
--------------

The Company's access to external sources of financing, as well as the cost of that financing, is dependent on various factors and could be adversely affected by a deterioration of the Company's long- and short-term debt ratings, which are influenced by a number of factors. These include, but are not limited to:

      o     Material changes in operating margins;
      o     Earnings trends and volatility;
      o     The prudence of funding and liquidity management practices;
      o     Perceived changes in risk appetite;
      o     Financial leverage on an absolute basis or relative to peers;
      o     The composition of the balance sheet and/or capital structure;
      o     Geographic and business diversification; and
      o The Company's market share and competitive position in the business segments in which it operates.

Material deterioration in any one or a combination of these factors could result in a downgrade of the Company's credit ratings, thus increasing the cost of and/or limiting the availability of unsecured financing. Additionally, a reduction in the Company's

                         THE BEAR STEARNS COMPANIES INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS


credit ratings could also trigger incremental collateral requirements, predominantly in the over-the-counter derivatives market. As of November 30, 2007, a downgrade by either Moody's Investors Service or Standard & Poor's in the Company's long-term credit ratings to the level of A3 or A- would have resulted in the Company being required to post $29.6 million in additional collateral pursuant to contractual arrangements for outstanding over-the-counter derivatives contracts. A downgrade to Baa1 or BBB+ would have resulted in the Company being required to post an additional $353.2 million in collateral.

At the date of filing, the Company's long-term/short-term debt ratings were as follows:

                                        Long-Term Rating   Short-Term Rating
------------------------------------------------------------------------------
Dominion Bond Rating Service Limited         A(high)          R-1(middle)
Fitch Ratings                                  A+                  F1
Japan Credit Rating Agency, Ltd                AA-                 NR
Moody's Investors Service                      A2                 P-1
Rating & Investment Information, Inc.          AA-                 NR
Standard & Poor's Ratings Services              A                 A-1
------------------------------------------------------------------------------
NR - does not assign a short-term rating


Following the Company's announcement on November 14, 2007 of writedowns on collateralized debt obligations ("CDOs") and subprime positions, Standard & Poor's (S&P) lowered the Company's long-term senior unsecured debt from A+ to A and left the outlook on "Negative." S&P stated that the writedown was comparatively less than that of peers and they believe the exposure to be manageable, but that the Company's concentration in fixed income may hinder future revenue generation. Fitch Ratings (Fitch) affirmed the long-term rating of A+ but revised the outlook to "Negative" from "Stable." At the same time, Fitch lowered the short-term rating to F1 from F1+. Fitch acknowledged the Company's strong businesses outside of fixed income and well-managed liquidity, but cited pressure on near term profitability as a concern. Moody's Investors Service (Moody's) revised the outlook on Bear Stearns' A1 rating to "Review for Downgrade". Following the fourth quarter 2007 earnings release, Moody's lowered the long-term senior unsecured debt rating to A2 from A1 and revised the outlook to "Stable". Moody's cited weak performance in 2007 and challenging core operating outlook in 2008 as reasoning for the downgrade, but a strong and increasingly global franchise, historically stable earnings, and ample capital position as support for the "Stable" outlook. Dominion Bond Rating Service Limited (DBRS) had previously revised the outlook on its A (high) rating on the Company to "Stable" from "Positive" in early November. Following the fourth quarter 2007 earnings release, DBRS affirmed both the ratings and outlook.

Committed Credit Facilities
---------------------------

The Company has a committed revolving credit facility ("Facility") totaling $4.0 billion, which permits borrowing on a secured basis by the Parent Company, BSSC, BSIL and certain other subsidiaries. The Facility also allows the Parent Company, BSIL and Bear Stearns International Trading Limited ("BSIT") to borrow up to $4.0 billion of the Facility on an unsecured basis. Secured borrowings can be collateralized by both investment-grade and non-investment-grade financial instruments as the Facility provides for defined advance rates on a wide range of financial instruments eligible to be pledged. The Facility contains financial covenants, the most significant of which require maintenance of specified levels of stockholders' equity of the Company and net capital of BSSC. The Facility terminates in February 2008, with all loans outstanding at that date payable no later than February 2009. The Company intends to renew the Facility at market available terms. There were no borrowings outstanding under the Facility at November 30, 2007.

The Company has a $1.5 billion committed revolving securities repo facility ("Repo Facility"), which permits borrowings secured by a broad range of collateral under a repurchase arrangement by the Parent Company, BSIL, BSIT and BSB and BS Forex. The Repo Facility contains financial covenants that require, among other things, maintenance of specified levels of

                         THE BEAR STEARNS COMPANIES INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS


stockholders' equity of the Company. The Repo Facility terminates in August 2008, with all repos outstanding at that date payable no later than August 2009. There were no borrowings outstanding under the Repo Facility at November 30, 2007.

The Company has a $350 million committed revolving credit facility ("Pan Asian Facility"), which permits borrowing on a secured basis by the Parent Company, BSSC, Bear Stearns Japan Limited ("BSJL"), and BSIL. The Pan Asian Facility contains financial covenants that require, among other things, maintenance of specified levels of stockholders' equity of the Company and net capital of BSSC. In December 2007, the Company renewed the Facility at a $350 million committed level with substantially the same terms. The Pan Asian Facility terminates in December 2008 with all loans outstanding at that date payable no later than December 2009. There were no borrowings outstanding under the Pan Asian Facility at November 30, 2007.

The Company has a $450 million committed revolving credit facility ("Tax Lien Facility"), which permits borrowing on a secured basis by the Parent Company, Plymouth Park Tax Services and Madison Tax Capital LLC. The Tax Lien Facility contains financial covenants that require, among other things, maintenance of specified levels of stockholders' equity of the Company. The Tax Lien Facility terminates in March 2008 with all loans outstanding at that date payable no later than March 2009. There were no borrowings outstanding under the Tax Lien Facility at November 30, 2007.

The Company also maintains a series of committed credit facilities, which permit borrowing on a secured basis, to support liquidity needs for the financing of investment-grade and non-investment-grade corporate loans, residential mortgages, commercial mortgages, listed options and whole loans. The facilities are expected to be drawn from time to time and expire at various dates, the longest of such periods ending in fiscal 2008. All of these facilities contain a term-out option of one year or more for borrowings outstanding at expiration. The banks providing these facilities are committed to provide up to an aggregate of approximately $6.7 billion. At November 30, 2007, the borrowings outstanding under these committed credit facilities were $4.9 billion.

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

On December 13, 2006, the Board of Directors of the Company approved an amendment to the Stock Repurchase Program ("Repurchase Program") to replenish the previous authorizations to allow the Company to purchase up to $2.0 billion of common stock in fiscal 2007 and beyond. On September 18, 2007, the Board of Directors approved an amendment to the Repurchase Program authorizing the purchase of up to $2.5 billion of common stock in fiscal 2007 and beyond. The amendment supersedes the previous $2.0 billion authorization. The Repurchase Program will be used to acquire shares of common stock for the Company's employee stock compensation plans and for up to $1.0 billion in corporate share repurchases. During the fiscal year ended November 30, 2007, the Company purchased under the current and previous authorizations a total of approximately
11.9 million shares at a cost of $1.56 billion of which 3.4 million shares at a cost of $374 million were purchased pursuant to corporate share repurchases beyond employee stock grants. Approximately $2.1 billion was available to be purchased under the current authorization as of November 30, 2007.

Pursuant to a $200 million CAP Plan Earnings Purchase Authorization ("CAP Authorization"), which was approved by the Compensation Committee of the Board of Directors of the Company on December 12, 2006, during the fiscal year ended November 30, 2007, the Company purchased a total of 711,557 shares of its common stock at a total cost of $108 million. Approximately $92 million was available to be purchased under the CAP Authorization as of November 30, 2007.

                         THE BEAR STEARNS COMPANIES INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS


Cash Flows
----------

Fiscal 2007

Cash and cash equivalents increased $16.81 billion to $21.41 billion at November 30, 2007 from $4.60 billion at November 30, 2006. Cash provided by operating activities was $11.15 billion, primarily attributable to the increase in securities sold under agreements to repurchase, securities purchased under agreements to resell, net and payables to customers, partially offset by increases in financial instruments owned, at fair value, receivables from customers and securities borrowed, securities loaned, net, which occurred in the normal course of business as a result of changes in customer needs, market conditions and trading strategies. Cash used in investing activities of $295 million reflected purchases of property, equipment and leasehold improvements. Cash provided by financing activities of $5.96 billion reflected net proceeds from the issuance of long-term borrowings of $24.92 billion and net proceeds relating to other secured borrowings of $9.09 billion, primarily to fund normal operating activities. This was partially offset by net payments for unsecured short-term borrowings of $14.14 billion and net payments for the retirement/repurchase of long-term borrowings of $12.50 billion. Treasury stock purchases of $1.67 billion were made to provide for the annual grant of CAP Plan units, restricted stock units and stock options and other corporate purposes.

Fiscal 2006

Cash and cash equivalents decreased $1.26 billion to $4.60 billion at November 30, 2006 from $5.86 billion at November 30, 2005. Cash used in operating activities was $19.22 billion, primarily attributable to increases in financial instruments owned, at fair value and securities borrowed, securities loaned, net, partially offset by increases in financial instruments sold, but not yet purchased, at fair value, securities sold under agreements to repurchase, securities purchased under agreements to resell, net and payables to customers, which occurred in the normal course of business as a result of changes in customer needs, market conditions and trading strategies. Cash used in investing activities of $181 million reflected purchases of property, equipment and leasehold improvements. Cash provided by financing activities of $18.14 billion reflected net proceeds from the issuance of long-term borrowings of $19.89 billion, net proceeds relating to unsecured short-term borrowings of $6.03 billion and net proceeds from other secured borrowings of $3.02 billion, primarily to fund normal operating activities. This was partially offset by net payments for the retirement/repurchase of long-term borrowings of $10.25 billion. Treasury stock purchases of $1.37 billion were made to provide for the annual grant of CAP Plan units, restricted stock units and stock options and other corporate purposes.

Fiscal 2005

Cash and cash equivalents increased $1.69 billion to $5.86 billion at November 30, 2005 from $4.17 billion at November 30, 2004. Cash used in operating activities was $14.44 billion, primarily attributable to an increase in financial instruments owned, at fair value and a decrease in payables to customers, partially offset by increases in securities sold under agreements to repurchase, securities purchased under agreements to resell, net and financial instruments sold, but not yet purchased, at fair value and a decrease in securities borrowed, securities loaned, net, which occurred in the normal course of business as a result of changes in customer needs, market conditions and trading strategies. Cash used in investing activities of $203 million reflected purchases of property, equipment and leasehold improvements. Cash provided by financing activities of $16.33 billion reflected net proceeds from the issuance of long-term borrowings of $16.00 billion and net proceeds relating to unsecured short-term borrowings of $8.03 billion, primarily to fund normal operating activities. This was partially offset by net payments for the retirement/repurchase of long-term borrowings of $7.27 billion. Treasury stock purchases of $870 million were made to provide for the annual grant of CAP Plan units, restricted stock units and stock options.

                         THE BEAR STEARNS COMPANIES INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS


Regulations
-----------

The Company is regulated by the Securities and Exchange Commission ("SEC") as a consolidated supervised entity ("CSE"). As a CSE, the Company is subject to group-wide supervision and examination by the SEC and is required to compute allowable capital and allowances for market, credit and operational risk on a consolidated basis. As of November 30, 2007, the Company was in compliance with the CSE capital requirements.

As registered broker-dealers and futures commission merchants, Bear Stearns and BSSC are subject to the net capital requirements of the Exchange Act and Rule
1.17 under the Commodity Futures Trading Commission. Effective December 1, 2005, the SEC approved Bear Stearns' use of Appendix E of the Net Capital Rule, which establishes alternative net capital requirements for broker-dealers that are part of consolidated supervised entities. Appendix E allows Bear Stearns to calculate net capital charges for market risk and derivatives-related credit risk based on mathematical models, provided that Bear Stearns holds tentative net capital in excess of $1 billion and net capital in excess of $500 million. BSIL and BSIT, the Company's London-based broker-dealer subsidiaries, are subject to the regulatory capital requirements of the United Kingdom's Financial Services Authority. Additionally, BSB is subject to the regulatory capital requirements of the Financial Regulator. Custodial Trust Company ("CTC"), a Federal Deposit Insurance Corporation ("FDIC") insured New Jersey state chartered bank, is subject to the regulatory capital requirements of the FDIC. At November 30, 2007, Bear Stearns, BSSC, BSIL, BSIT, BSB and CTC were in compliance with their respective regulatory capital requirements. Certain other subsidiaries are subject to various securities regulations and capital adequacy requirements promulgated by the regulatory and exchange authorities of the countries in which they operate. At November 30, 2007, these other subsidiaries were in compliance with their applicable local capital adequacy requirements.

The Company's broker-dealer subsidiaries and other regulated subsidiaries are subject to minimum capital requirements and may also be subject to certain restrictions on the payment of dividends, which could limit the Company's ability to withdraw capital from such regulated subsidiaries, which in turn could limit the Company's ability to pay dividends. See Note 16, "Regulations," in the Notes to Consolidated Financial Statements.

Merchant Banking and Private Equity Investments
-----------------------------------------------

In connection with the Company's merchant banking activities, the Company has investments in merchant banking and private equity-related investment funds as well as direct investments in private equity-related investments. At November 30, 2007, the Company held investments with an aggregate recorded value of $986 million, reflected in the Consolidated Statements of Financial Condition in "Other Assets." At November 30, 2006, the Company held investments with an aggregate recorded value of $822 million. In addition to these various direct and indirect principal investments, the Company has made commitments to invest in private equity-related investments and partnerships (see the summary table under "Commitments").

High Yield Positions
--------------------

As part of its fixed income activities, the Company participates in the underwriting and trading of non-investment-grade corporate debt securities and non-investment-grade commercial and leveraged loans. The Company also invests in, syndicates and trades in loans to below-investment-grade-rated companies (collectively, "high yield positions"). Non-investment-grade debt securities have been defined as non-investment-grade corporate debt and emerging market debt rated BB+ or lower, or equivalent ratings recognized by credit rating agencies. At November 30, 2007 and 2006, the Company held high yield positions approximating $8.84 billion and $10.73 billion, respectively, substantially all of which are in "Financial Instruments Owned" in the Consolidated Statements of Financial Condition, and $716 million and $605 million, respectively, reflected in "Financial Instruments Sold, But Not Yet Purchased" in the Consolidated Statements of Financial Condition. Included in the high yield positions are extensions of credit to highly leveraged companies. At November 30, 2007 and 2006, the amount outstanding to highly leveraged borrowers totaled $6.27 billion and $7.70 billion, respectively. At November 30, 2007, the largest industry

                         THE BEAR STEARNS COMPANIES INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS


concentration to highly leveraged borrowers was the transportation industry, which approximated 23.3% of these highly leveraged borrowers' positions. At November 30, 2006, the largest industry concentration to highly leveraged borrowers was the technology industry, which approximated 22.8% of these highly leveraged borrowers' positions. Additionally, the Company has lending commitments with highly leveraged borrowers (see the summary table under "Commitments").

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

Contractual Obligations
-----------------------

In connection with its operating activities, the Company enters into contractual obligations that require future cash payments. At November 30, 2007, the Company's contractual obligations by maturity, excluding derivative financial instruments, were as follows:

                                               Payments Due By Period
                                 ----------------------------------------------------
                                                 Fiscal       Fiscal
(in millions)                    Fiscal 2008   2009- 2010   2011- 2012   Thereafter      Total
--------------------------------------------------------------------------------------------------
Long-term borrowings (1) (2)      $   9,586   $   23,895     $  15,958   $  19,099    $   68,538
Future minimum lease payments (3)       125          244           231         650         1,250
Bear Energy (4)                          81          165           674       3,399         4,319
--------------------------------------------------------------------------------------------------

      (1) Amounts include fair value adjustments in accordance with SFAS No. 133 and hybrid instruments accounted for at fair value as elected under SFAS No. 155, as well as $263 million of junior subordinated deferrable interest debentures ("Debentures"). The Debentures will mature on May 15, 2031; however, effective May 15, 2006, the Company, at its option, may redeem the Debentures. The Debentures are reflected in the table at their contractual maturity dates.

      (2) Included in fiscal 2009-2010 are approximately $996 million of floating-rate notes that are redeemable prior to maturity at the option of the noteholder. These notes contain certain provisions that effectively enable noteholders to put these notes back to the Company and, therefore, are reflected in the table at the date such notes first become redeemable. The final maturity dates of these notes are during fiscal 2009, 2010 and 2011.

      (3) See Note 17, "Commitments and Contingencies," in the Notes to Consolidated Financial Statements.

      (4) Primarily represents obligations under tolling agreements (net of re-tolling agreements) associated with the Company's energy business.

                         THE BEAR STEARNS COMPANIES INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS


Commitments
-----------

The Company has commitments(1) under a variety of commercial arrangements. At November 30, 2007, the Company's commitments associated with lending and financing, private equity-related investments and partnerships, underwriting, outstanding letters of credit and other commercial commitments summarized by period of expiration were as follows:

                                                       Amount of Commitment Expiration Per Period
                                     --------------------------------------------------------------------------------
                                                                                            Commitments
                                       Fiscal       Fiscal       Fiscal                    with no stated
                                        2008       2009-2010   2011-2012    Thereafter        maturity      Total
---------------------------------------------------------------------------------------------------------------------
(in millions)
---------------------------------------------------------------------------------------------------------------------
Lending-related commitments:
    Investment-grade(2)                 $    630     $    937   $   1,785         $   69      $      --    $   3,421
    Non-investment-grade(2)                  745          333       1,790            418             11        3,297
    Contingent commitments                   501           --          --             --             --          501
Commitments to invest in
    private equity-related
    investments and partnerships(3)          101           45         130            425             28          729
Underwriting commitments                     652           --          --             --             --          652
Commercial and residential loans           2,229          418         125             56             --        2,828
Letters of credit                          2,714           --          35             --             --        2,749
Other commercial commitments                 131           39          --             --             --          170
---------------------------------------------------------------------------------------------------------------------

(1) See Note 17, "Commitments and Contingencies," in the Notes to Consolidated Financial Statements.

(2) In order to mitigate the exposure to investment-grade and non-investment-grade borrowings, the Company entered into credit default swaps approximating $952 million and $220 million, respectively, in notional value, at November 30, 2007.

(3) These commitments will be funded, if called, through the end of the respective investment periods, the longest of such periods ending in 2020.

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

The Company follows Statement of Financial Accounting Standards ("SFAS") No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities--a Replacement of FASB Statement No. 125," to account for securitizations and other transfers of financial assets. In accordance with SFAS No. 140, the Company accounts for transfers of financial assets as sales provided that control has been relinquished. Control is deemed to be relinquished only when all of the following conditions have been met: (1) the assets have been isolated from the transferor, even in bankruptcy or other receivership; (2) the transferee is a Qualifying Special Purpose Entity ("QSPE") or has the right to pledge or exchange the assets received; and (3) the transferor has not maintained effective control over the transferred assets. Therefore, the Company derecognizes financial assets transferred in securitizations, provided that such transfer meets all of these criteria. See
Note 5, "Transfers of Financial Assets and Liabilities," in the Notes to Consolidated Financial Statements for a more complete discussion of the Company's securitization activities.

                         THE BEAR STEARNS COMPANIES INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS


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

Certain other SPEs do not meet the requirements of a QSPE, because their activities are not sufficiently limited or they have entered into certain non-qualifying transactions. The Company follows the criteria in FIN No. 46 (R) "Consolidation of Variable Interest Entities," in determining whether it should consolidate such entities. These SPEs are commonly employed in collateralized debt obligation transactions where portfolio managers require the ability to buy and sell assets or in synthetic credit transactions.

In addition to the above, in the ordinary course of business the Company issues various guarantees to counterparties in connection with certain derivatives, leasing, securitization and other transactions. See Note 18, "Guarantees," in the Notes to Consolidated Financial Statements for a complete discussion on guarantees.

In 1997, the Company established a program whereby it created a series of municipal securities trusts in which it has retained interests. These trusts purchase fixed-rate, long-term, highly rated, insured or escrowed municipal bonds financed by the issuance of trust certificates. In the Company's capacity as liquidity provider to the trusts, the maximum exposure to loss at November 30, 2007 was approximately $3.87 billion, which represents the outstanding amount of all trust certificates. This exposure to loss is mitigated by the underlying municipal bonds held by trusts. The underlying municipal bonds in the trusts are either AAA- or AA-rated, insured or escrowed to maturity. Such bonds had a market value, net of related offsetting positions, approximating $3.77 billion at November 30, 2007.

The Company does not sponsor any SIVs or Commercial Paper Conduits. Additionally, the Company has no obligation to buy back subprime assets.

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

The Company's dealer activities require it to make markets and trade a variety of derivative instruments. In connection with these activities, the Company attempts to mitigate its exposure to market risk by entering into offsetting transactions that may include over-the counter derivative contracts or the purchase or sale of interest-bearing securities, equity securities, financial futures and forward contracts. The Company also utilizes derivative instruments to offset proprietary market-making and trading activities. In this regard, the utilization of derivative instruments is designed to reduce or mitigate market risks associated with holding dealer inventories or in connection with arbitrage-related trading activities. The Company also utilizes interest rate and currency swaps, futures contracts and U.S. Treasury positions to hedge certain debt issuances as part of its asset and liability management. In addition, the Company actively manages commodity price risks resulting from exposures to changes in spot and forward prices in

                         THE BEAR STEARNS COMPANIES INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS


electricity and natural gas with exchange traded futures, swaps, OTC swaps and options.

In connection with the Company's dealer activities, the Company formed BSFP and its wholly owned subsidiary, Bear Stearns Trading Risk Management Inc. ("BSTRM"). BSFP is a wholly owned subsidiary of the Company. BSFP and BSTRM were established to provide clients with a AAA-rated counterparty that offers a wide range of global derivative products. BSFP is structured so that if a specified trigger event (including certain credit rating downgrades of the Company, the failure of BSFP to maintain its credit rating and the occurrence of a bankruptcy event with respect to the Company) occurs, BSFP will perform on all of its contracts to their original maturities with the assistance of an independent derivatives portfolio manager who would assume the active management of BSFP's portfolio. BSTRM is structured so that, on the occurrence of a specified trigger event, it will cash-settle all outstanding derivative contracts in a predetermined manner. Clients can use either structure. The AAA/Aaa ratings that BSFP and BSTRM have received are based on their ability to meet their respective obligations without any additional capital from the Company. In the unlikely occurrence of a trigger event, the Company does not expect any significant incremental impact on the liquidity or financial condition of the Company. At November 30, 2007, there was a potential cash settlement payable by BSTRM of $210 million on the occurrence of a trigger event.

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

As of November 30, 2007 and 2006, the Company had notional/contract amounts of approximately $13.40 trillion and $8.74 trillion, respectively, of derivative financial instruments, of which $1.85 trillion and $1.25 trillion, respectively, were listed futures and option contracts. The aggregate notional/contract value of derivative contracts is a reflection of the level of activity and does not represent the amounts that are recorded in the Consolidated Statements of Financial Condition. The Company's derivative financial instruments outstanding, which either are used to offset trading positions, modify the interest rate characteristics of its long- and short-term debt, or are part of its derivative dealer activities, are marked to fair value.

The Company's derivatives had a notional weighted average maturity of approximately 4.2 years at November 30, 2007 and 4.1 years at November 30, 2006. The maturities of notional/contract amounts outstanding for derivative financial instruments as of November 30, 2007 were as follows:

                                  Less Than      One to      Three to     Greater Than
(in billions)                     One Year     Three Years  Five Years     Five Years       Total
-------------------------------------------------------------------------------------------------------
Swap agreements, including
  options, swaptions, caps,
  collars and floors             $   2,624.6   $   2,795.7  $   2,321.5   $    3,250.2   $  10,992.0
Futures contracts                      707.4         387.2         49.1             --       1,143.7
Forward contracts                      164.6            --           --             --         164.6
Options held                           569.8          28.8          5.2            1.4         605.2
Options written                        459.7          25.0          5.0            1.5         491.2
-------------------------------------------------------------------------------------------------------
Total                            $   4,526.1   $   3,236.7  $   2,380.8   $    3,253.1   $  13,396.7
=======================================================================================================
Percent of total                       33.8%         24.1%        17.8%          24.3%        100.0%
=======================================================================================================


CRITICAL ACCOUNTING POLICIES


The consolidated financial statements of the Company are prepared in conformity with accounting principles generally accepted in the United States of America. These principles require management to make certain estimates and assumptions that could materially affect reported amounts in the consolidated financial statements (see Note 1, "Summary of Significant Accounting

                         THE BEAR STEARNS COMPANIES INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS


Policies," in the Notes to Consolidated Financial Statements). Critical accounting policies are those policies that are the most important to the consolidated financial statements and/or those that require significant management judgment related to matters that are uncertain.

Valuation of Financial Instruments

The Company has identified the valuation of financial instruments as a critical accounting policy due to the complex nature of certain of its products, the degree of judgment required to appropriately value these products and the pervasive impact of such valuation on the financial condition and earnings of the Company.

The Company adopted SFAS No. 157, "Fair Value Measurements," in the first quarter of 2007. SFAS No. 157 applies to all financial instruments that are being measured and reported on a fair value basis. This includes those items reported in "Financial instruments owned" and "Financial instruments sold, but not yet purchased" as well as other assets and liabilities that are reported at fair value.

As defined in SFAS No. 157, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value the Company uses various methods including market, income and cost approaches. Based on these approaches, the Company often utilizes certain assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and or the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable firm inputs. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Based on the observability of the inputs used in the valuation techniques the Company is required to provide the following information according to the fair value hierarchy. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Financial assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1: Inputs based on quoted market prices for identical assets or liabilities in active markets.

Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data.

Level 3: Unobservable inputs that are not corroborated by market data.

(1) Financial Instruments Valued Based on Inputs Based on Quoted Market Prices for Identical Assets or Liabilities in Active Markets

The Company's valuation policy is to use quoted market prices from securities and derivatives exchanges where they are available and reliable. Financial instruments valued based on quoted market prices are primarily exchange-traded derivatives and listed equities. Financial instruments that are most typically valued using alternative approaches but for which the Company typically receives independent external valuation information include U.S. Treasuries, other U.S. Government and agency securities, as well as certain corporate debt securities and certain cash instruments such as money market funds and certificates of deposit.

(2) Financial Instruments Whose Inputs are Observable Market Based or Unobservable Inputs that are Corroborated By Market Data

The second broad category consists of financial instruments for which the Company does not receive quoted prices; therefore, models or other methodologies are utilized to value these financial instruments. Such models are primarily industry-standard models that consider various assumptions, including time value, yield curve, volatility factors, prepayment speeds, default rates, loss severity, current market and contractual prices for the underlying financial instruments, as well as other relevant economic measures. Substantially all these assumptions are observable in the marketplace, can be derived from observable data or are

                         THE BEAR STEARNS COMPANIES INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS


supported by observable levels at which transactions are executed in the marketplace. A degree of subjectivity is required to determine appropriate models or methodologies as well as appropriate underlying assumptions. This subjectivity makes these valuations inherently less reliable than quoted market prices. Financial instruments in this category include sovereign debt, certain corporate equities and corporate debt, certain U.S. agency and non-agency mortgage backed securities and non-exchange-traded derivatives such as interest rate swaps. For an indication of the Company's involvement in derivatives, including maturity terms, see the table setting forth notional/contract amounts outstanding in the preceding "Derivative Financial Instruments" section.

(3) Financial Instruments Whose Inputs Used to Determine the Fair Value Is Estimated Based on Internally Developed Models or Methodologies Utilizing Significant Assumptions or Other Data That Are Generally Less Readily Observable from Objective Sources

Certain complex financial instruments and other investments have significant data inputs that cannot be validated by reference to readily observable data. These instruments are typically illiquid, long dated or unique in nature and therefore engender considerable judgment by traders and their management who, as dealers in many of these instruments, have the appropriate knowledge to estimate data inputs that are less readily observable. For certain instruments, extrapolation or other methods are applied to observed market or other data to estimate assumptions that are not observable.

The Company participates in the underwriting, securitization or trading of non-performing mortgage-related assets, certain mortgage-backed securities and residual interests. In addition, the Company has a portfolio of Chapter 13 and other credit card receivables from individuals. Certain of these high yield positions have limited price observability. In these instances, fair values are determined by statistical analysis of historical cash flows, default probabilities, recovery rates, time value of money and discount rates considered appropriate given the level of risk in the instrument and associated investor yield requirements.

The Company is also engaged in structuring and acting as principal in complex derivative transactions. Complex derivatives include certain long-dated equity derivatives, certain credit and municipal derivatives and other complex derivative structures. These non-exchange-traded instruments may have immature or limited markets and, by their nature, involve complex valuation methodologies and models, which are often refined to correlate with the market risk of these instruments.

See Note 3, "Financial Instruments" of Notes to Consolidated Financial Statements for a description of the financial assets and liabilities carried at fair value.

Controls Over Valuation of Financial Instruments

In recognition of the importance the Company places on the accuracy of its valuation of financial instruments as described in the three categories above, the Company engages in an ongoing internal review of its valuations. Members of the Controllers and Risk Management Departments perform analysis of internal valuations, typically on a monthly basis but often on an intra-month basis as well. These departments are independent of the trading areas responsible for valuing the positions. Results of the monthly validation process are reported to the Mark-to-Market Committee ("MTMC"), which is composed of senior management from the Risk Management and Controllers Departments. The MTMC is responsible for ensuring that the approaches used to independently validate the Company's valuations are robust, comprehensive and effective. Typical approaches include valuation comparisons with external sources, comparisons with observed trading, independent comparisons of key model valuation inputs, independent trade modeling and a variety of other techniques.

Merchant Banking

As part of its merchant banking activities, the Company participates from time to time in principal investments. As part of these activities, the Company originates, structures and invests in merger, acquisition, restructuring and leveraged capital transactions,

                         THE BEAR STEARNS COMPANIES INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS


including leveraged buyouts. The Company's principal investments in these transactions are generally made in the form of equity investments, equity-related investments or subordinated loans and have not historically required significant levels of capital investment.

Equity interests and securities acquired are reflected in the consolidated financial statements at fair value, which are often represented as initial cost until significant transactions or developments indicate that a change in the carrying value of the securities is appropriate. This represents the Company's best estimate of exit price as defined by SFAS No. 157. Generally, the carrying values of these securities will be increased based on company performance and in those instances where market values are readily ascertainable by reference to substantial transactions occurring in the marketplace or quoted market prices. Reductions to the carrying value of these securities are made in the event that the Company's estimate of fair value has declined below the carrying value. See "Merchant Banking and Private Equity Investments" in Management's Discussion and Analysis for additional details.

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

                         THE BEAR STEARNS COMPANIES INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS


ACCOUNTING AND REPORTING DEVELOPMENTS

During fiscal 2007, the Company adopted SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments--an amendment of FASB Statements No. 133 and 140," SFAS No. 156, "Accounting for Servicing of Financial Assets--an amendment of FASB Statement No. 140," and SFAS No. 157, "Fair Value Measurements." As a result of the adoption of these standards, the Company recorded a cumulative effect adjustment to increase the opening retained earnings balance by approximately $3.5 million (after tax).

In December 2007, the FASB issued Statement No. 141 R, "Business Combinations (a revision of Statement No. 141)." This Statement applies to all transactions or other events in which an entity obtains control of one or more businesses, including those combinations achieved without the transfer of consideration. This Statement retains the fundamental requirements in Statement No. 141 that the acquisition method of accounting be used for all business combinations. This Statement expands the scope to include all business combinations and requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at their fair values as of the acquisition date. Additionally, FASB No. 141R changes the way entities account for business combinations achieved in stages by requiring the identifiable assets and liabilities to be measured at their full fair values. Additionally, contractual contingencies and contingent consideration shall be measured at fair value at the acquisition date. This Statement is effective on a prospective basis to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company is currently evaluating the impact, if any, that the adoption of this Statement will have on the consolidated financial statements of the Company.

In December 2007, the FASB issued Statement No. 160, "Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No.51." This Statement amends ARB No. 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. Additionally, this Statement requires that consolidated net income include the amounts attributable to both the parent and the noncontrolling interest. This Statement is effective for interim periods beginning on or after December 15, 2008. The Company is currently evaluating the impact, if any, that the adoption of this Statement will have on the consolidated financial statements of the Company.

In June 2007, the FASB's Emerging Issues Task Force (EITF) issued EITF Issue No. 06-11 "Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards." This issue requires that the tax benefits related to dividend equivalents paid on restricted stock units, which are expected to vest, be recorded as an increase to additional paid-in capital. EITF 06-11 is effective prospectively to the income tax benefits on dividends declared in fiscal years beginning after December 15, 2007. The Company is currently evaluating the impact, if any, the adoption of this issue may have on the Company's consolidated financial statements and does not expect a material impact on the consolidated financial statements.

In February 2007, the FASB issued Statement No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" ("SFAS No. 159"). SFAS No. 159 permits entities to elect to measure financial assets and liabilities (except for those that are specifically scoped out of the Statement) at fair value. The election to measure a financial asset or liability at fair value can be made on an instrument-by-instrument basis and is irrevocable. The difference between the carrying value and the fair value at the election date is recorded as a transition adjustment to opening retained earnings. Subsequent changes in fair value are recognized in earnings. The Company adopted SFAS No. 159 effective December 1, 2007. The adoption of SFAS No. 159 did not have a material impact on the consolidated financial statements of the Company.

In June 2006, the FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes--an interpretation of FASB Statement No. 109" ("FIN No. 48"). FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an

                         THE BEAR STEARNS COMPANIES INC.
                      MANAGEMENT'S DISCUSSION AND ANALYSIS


enterprise's financial statements in accordance with SFAS No. 109. FIN No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN No. 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company will adopt the provisions of FIN No. 48 beginning in the first quarter of 2008. The adoption of FIN No. 48 will not have a material impact on the consolidated financial statements of the Company.

In April 2007, the FASB issued a Staff Position ("FSP") FIN No. 39-1, "Amendment of FASB Interpretation No. 39." FSP FIN No. 39-1 defines "right of setoff" and specifies what conditions must be met for a derivative contract to qualify for this right of setoff. It also addresses the applicability of a right of setoff to derivative instruments and clarifies the circumstances in which it is appropriate to offset amounts recognized for those instruments in the Consolidated Statement of Financial Condition. In addition, this FSP permits offsetting of fair value amounts recognized for multiple derivative instruments executed with the same counterparty under a master netting arrangement and fair value amounts recognized for the right to reclaim cash collateral (a receivable) or the obligation to return cash collateral (a payable) arising from the same master netting arrangement as the derivative instruments. The provisions of this FSP are consistent with the Company's current accounting practice. The Company will adopt the provisions of FSP FIN No. 39-1 on December 1, 2007. The adoption of FSP FIN No. 39-1 did not impact the consolidated financial statements of the Company.

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

                         THE BEAR STEARNS COMPANIES INC.
                                 RISK MANAGEMENT


OVERALL

The Company's principal business activities involve significant market and credit risks. In addition, the Company is subject to operational, legal, funding and other risks. Volatility and uncertainty in the global capital markets may have a significant impact on our business, operations and reputation. Effective identification, assessment and management of these risks are critical to the success and stability of the Company. Comprehensive risk management procedures have been established to identify, monitor and control each of these major risks. Additionally, the Company's diverse business segments and practices contribute to mitigating the risks of a downturn in any one of the global capital markets. Management ensures that a strong internal control environment exists to minimize the adverse impact these risks may create. The risk management process encompasses many units independent of the trading desks, including the Risk Management, Global Credit, Global Clearing Services, Controllers, Operations, Compliance, Legal and Financial Analytics & Structured Transactions ("F.A.S.T.") Departments. The Treasurer's Department is also independent of trading units and is responsible for the Company's funding and liquidity risk management. Funding and liquidity risk management are discussed in Management's Discussion and Analysis of Financial Condition and Results of Operations in the "Liquidity, Funding and Capital" section.

RISK MANAGEMENT STRUCTURE

The Company has established various management committees that have responsibilities for monitoring and oversight of its activities and risk exposures. The key risk management committees are described below.

The Risk Policy Committee is composed of several members of senior management, including the chief risk officer, chief financial officer and trading division heads. The Risk Policy Committee generally meets weekly and reviews firmwide risk exposures, determines risk measures and limits, and provides a high level of oversight to trading strategies.

The Global Finance Committee is composed of senior managers from Corporate Treasury, Fixed Income Finance, Equity Finance, and Controllers. The Global Finance Committee monitors the firm's liquidity, sets funding policies and strategies, coordinates funding activities to ensure integrity with policies and cost efficiency, and monitors balance sheet and capital usage.

The Credit Policy Committee is composed of senior risk, legal and business managers. The Credit Policy Committee delegates credit approval authority to the Global Credit Committee, approves exposure measurement standards, reviews concentrations of credit risk, establishes documentation and credit support standards, and considers new or unusual credit-related transactions.

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

                         THE BEAR STEARNS COMPANIES INC.
                                 RISK MANAGEMENT


The Mark-to-Market (MTM) Committee is composed of senior management from the Risk Management and Controllers Departments. The MTM Committee is responsible for ensuring that the approaches used to independently validate the Company's valuations are robust, comprehensive and effective.

The New Products and Special Structured Transactions (New Products) Committee is composed of senior management from various departments. The New Products Committee is responsible for ensuring that identified new businesses and products are reviewed in advance for legal, credit, operational, accounting, market and reputational risk and related concerns. The New Products Committee meets on a regular basis to review new business proposals and address related issues.

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

The Risk Management Department is independent of all trading areas and reports to the chief risk officer. The goals of the department are to understand the market risk profile of each trading area, to consolidate common risks on a firmwide basis, to articulate large trading or position risks to senior management, to provide traders with perspectives on their positions and to better ensure accurate mark-to-market pricing. The department supplements the communication between trading managers and senior management by providing its independent perspective on the Company's market risk profile via a daily risk highlights report that is distributed to a number of senior managers in the Company and by regularly providing information on significant risk positions to the Risk Policy Committee.

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

                         THE BEAR STEARNS COMPANIES INC.
                                 RISK MANAGEMENT


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

Following is a discussion of the Company's primary market risk exposures as of November 30, 2007 and November 30, 2006, including a discussion of how those exposures are managed. The following discussion of the Company's risk management procedures for its principal risks and the estimated amounts of the Company's market risk exposure generated by the Company's statistical analyses contains forward-looking statements. The analyses used to assess such risks are not predictions of future events, and actual results may vary significantly from such analyses due to events in the markets in which the Company operates and certain other factors as described herein.

Interest Rate Risk

Interest rate risk is a consequence of maintaining market-making and proprietary inventory positions and trading in interest rate-sensitive financial instruments. In connection with the Company's dealer and arbitrage activities, including market-making in over-the-counter derivatives contracts, the Company exposes itself to interest rate risk arising from changes in the level or volatility of interest rates, mortgage prepayment speeds or the level and shape of the yield curve. The Company's fixed income activities also expose it to the risk of loss related to changes in credit spreads on debt instruments. Credit spread risk arises from the potential that changes in an issuer's credit rating or credit perception could affect the value of financial instruments. Credit risk resulting from default on counterparty obligations is discussed in the "Credit Risk" section. The Company attempts to hedge its exposure to interest rate risk primarily through the use of interest rate swaps, options, eurodollar and U.S. government securities, and futures and forward contracts designed to reduce the Company's risk profile. Credit spread risk is hedged through the use of credit derivatives such as credit default swaps, and by offsetting long or short positions in various related securities.

Foreign Exchange Rate Risk

Foreign exchange rate risk arises from the possibility that changes in foreign exchange rates will affect the value of financial instruments. When the Company buys or sells a foreign currency or a financial instrument denominated in a currency other than U.S. dollars, exposure exists from a net open currency position. Until the position is covered by selling or buying the equivalent amount of the same currency or by entering into a financing arrangement denominated in the same currency, the Company is exposed to the risk that the exchange rate may move against it. The Company attempts to hedge the risk arising from its foreign exchange activities primarily through the use of currency borrowing, swaps, options, forwards and futures.

Equity Price Risk

The Company is exposed to equity price risk through its market making activities in equity securities, distressed debt, equity derivatives as well as specialist activities. Equity price risk results from changes in the level or volatility of equity prices, which affect the value of equity securities or instruments that derive their value from a particular stock, a basket of stocks or a stock index. The Company attempts to reduce the risk of loss inherent in its inventory of equity securities by entering into hedging transactions, including equity options and futures, designed to mitigate the Company's market risk profile.

Commodity Price Risk

Commodity price risk refers to the potential loss the Company could suffer from adverse moves in the levels of commodity prices and derivatives linked to them. The Company is exposed to commodity price risk through its energy trading business, which transacts in both listed and over-the-counter energy derivatives as well as the underlying physical commodities themselves, and through various trading activities which make use of listed commodity futures and options on futures. The Company attempts to

                         THE BEAR STEARNS COMPANIES INC.
                                 RISK MANAGEMENT


mitigate the risk of loss in these activities by using commodity derivatives to limit its exposure to changes in the overall level of any given commodity price, to changes in the volatility of that price, and to changes in the relative levels of future prices for that commodity.

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

                         THE BEAR STEARNS COMPANIES INC.
                                 RISK MANAGEMENT


The following table illustrates the VaR for each component of market risk as of November 30, 2007 and 2006.

(in millions)                2007         2006
-----------------------------------------------------
MARKET RISK
  Interest rate            $    72.4   $      29.9
  Currency                       1.4           0.8
  Equity                         6.5           3.0
  Commodity/energy              12.5           0.0
  Diversification
   benefit                    (23.5)          (4.9)
-----------------------------------------------------
Aggregate VaR              $    69.3   $      28.8
=====================================================

The table below illustrates the high, low and average VaR for each component of market risk and aggregate market risk during fiscal 2007 and fiscal 2006 (calculated on a daily basis):

                                 Fiscal 2007                           Fiscal 2006
----------------------------------------------------------------------------------------------
(in millions)             High       Low     Average             High       Low    Average
----------------------------------------------------------------------------------------------
MARKET RISK
  Interest rate          $   72.4      22.5      34.1           $    41.3     20.3     30.8
  Currency                    3.4       0.0       1.2                 3.2      0.0      0.8
  Equity                     12.4       1.6       6.4                11.3      1.3      4.3
  Commodity/Energy           20.3       0.0       2.8                 1.2      0.0      0.2
  Aggregate VaR              69.3      22.7      33.1                44.4     19.0     28.6
----------------------------------------------------------------------------------------------

The increase in VaR during 2007 was due to dramatic increases in volatility across credit, interest rates, and asset backed markets, and to changes in the Company's inventory positions.

The Company utilizes a wide variety of market risk management methods, including trading limits; marking all positions to market on a daily basis; daily profit and loss statements; position reports; daily risk highlight reports; aged inventory position reports; and independent verification of inventory pricing. The Company believes that these procedures, which stress timely communication between traders, trading department management and senior management, are important elements of the risk management process.

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

                         THE BEAR STEARNS COMPANIES INC.
                                 RISK MANAGEMENT


The following chart represents a summary of the daily principal transactions revenues and reflects a combination of trading revenues, net interest revenues for certain trading areas and other revenues for the fiscal years ended November 30, 2007 and 2006. The chart represents a historical summary of the results generated by the Company's trading activities as opposed to the probability approach used by the VaR model. The average daily trading profit was $5 million and $20 million for the fiscal years ended November 30, 2007 and 2006, respectively. There were 62 daily trading losses for the fiscal year ended November 30, 2007 and 13 daily trading losses for the fiscal year ended November 30, 2006. Daily trading losses exceeded the reported average aggregate VaR amounts on 27 days during the fiscal year ended November 30, 2007 and never exceeded the reported average aggregate VaR amounts during the fiscal year ended November 30, 2006. Higher market volatility and reduced market liquidity contributed to an increase in the number of trading days with losses, and to higher magnitude daily losses, in 2007. The Firm uses historical simulation VaR, which is driven by previously observed changes in market variables. During periods in which volatility is increasing, VaR tends to lag since it does not incorporate swings in the relevant markets until they have actually been observed and are incorporated in the historical time series of market data being used for the VaR calculation. This was the case in 2007, when volatility across many markets rose sharply and continuously throughout the year. Substantial trading losses were experienced in the mortgage-related and leveraged finance areas. The number of days with trading losses and the number of days with trading losses that exceeded the reported average aggregate VaR in fiscal 2007 was sharply higher than in fiscal 2006 as a result of increased volatility in underlying markets.

                   DISTRIBUTION OF DAILY NET TRADING REVENUES

           FISCAL YEARS ENDED NOVEMBER 30, 2007 AND NOVEMBER 30, 2006

       [BAR CHART - GRAPHIC OMITTED -represented by the plot points below]

(20)+ (20)-(15)    (15)-(10)   (10)-(5)   (5)-0   0-5   5-10   10-15   15-20   20-25   25-30   30-35   35-40 40+
 38       5            6           7        6     21     20     15      43       21      22      16      8    24     2007
 0        0            1           2        10    18     35     41      44       36      22      16      8    19     2006

                         THE BEAR STEARNS COMPANIES INC.
                                 RISK MANAGEMENT


CREDIT RISK

Credit risk arises from potential non-performance by counterparties, customers, borrowers or debt security issuers. The Company is exposed to credit risk as trading counterparty to dealers and customers, as direct lender, as holder of securities and as member of exchanges and clearing organizations. The Company has established policies and procedures to manage credit risk.

Dedicated professionals in several departments contribute to the administration of the Company's credit policies and procedures. The responsible groups include Global Credit, Operations and Administration (Margin), Risk Management, Global Clearing Services (Prime Brokerage) and the Loan Portfolio Management Group.

Global Credit

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

Global Credit Department professionals assess the creditworthiness of the Company's counterparties, assign an internal credit rating that reflects the Global Credit Department's quantitative and qualitative assessment of each counterparty's relative probability of default, and assign or recommend credit limits and requirements. In addition, credit and quantitative analysts assess the quality and acceptability of collateral, measure potential credit exposure associated with certain transactions, monitor compliance with credit limits, obtain appropriate legal documentation and provide comprehensive credit risk reporting to senior management.

The Company is subject to concentration risk by holding large positions or committing to hold large positions in certain types of securities, securities of a single issuer, including governments, issuers located in a particular country or geographic area, or issuers engaged in a particular industry. Positions taken and commitments made by the Company, including underwriting, often involve substantial amounts and significant exposure to individual issuers and businesses, including non-investment-grade issuers. At November 30, 2007, the Company's most significant concentrations are related to U.S. government and agency inventory positions, including those of the Federal National Mortgage Association ("Fannie Mae") and the Federal Home Loan Mortgage Corporation ("Freddie Mac"). In addition, a substantial portion of the collateral held by the Company for reverse repurchase agreements consists of securities issued by the U.S. government and agencies. The Company seeks to limit concentration risk through the use of the systems and procedures described in the preceding discussions of market and credit risk.

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

                         THE BEAR STEARNS COMPANIES INC.
                                 RISK MANAGEMENT


OTC Derivatives Credit Exposure
-------------------------------

The Company measures its actual credit exposure (the replacement cost of counterparty contracts) on a daily basis. Master netting agreements, collateral and credit insurance are used to mitigate counterparty credit risk. The credit exposures reflect these risk-reducing features to the extent they are legally enforceable. The Company's net replacement cost of derivatives contracts in a gain position at November 30, 2007 and November 30, 2006 approximated $12.54 billion and $4.99 billion, respectively. Exchange-traded financial instruments, which typically are guaranteed by a highly rated clearing organization, have margin requirements that substantially mitigate risk of credit loss.

The following table summarizes the counterparty credit quality of the Company's exposure with respect to over-the-counter derivatives (including foreign exchange and forward-settling mortgage transactions) as of November 30, 2007:

                 Over-the-Counter Derivatives Credit Exposure(1)

                                 ($ in millions)

                                                              Percentage of
                                            Exposure, Net     Exposure, Net
Rating (2)     Exposure   Collateral (3)   of Collateral(4)   of Collateral
------------   --------   --------------   ----------------   -------------
AAA            $  5,794               90              5,732              46%
AA               11,416            8,304              3,342              27%
A                 5,608            3,831              2,223              18%
BBB                 724              360                429               3%
BB and lower      2,590            4,632                751               6%
Non-rated           155              382                 62               0%

(1) Excluded are transactions structured to ensure that the market values of collateral will at all times equal or exceed the related exposures. The net exposure for these transactions will, under all circumstances, be zero.
(2) Internal counterparty credit ratings, as assigned by the Company's Credit Department, converted to rating agency equivalents.
(3) For lower-rated counterparties, the Company generally receives collateral in excess of the current market value of derivatives contracts.
(4) In calculating exposure net of collateral, collateral amounts are limited to the amount of current exposure for each counterparty. Excess collateral is not applied to reduce exposure because such excess in one counterparty portfolio cannot be applied to deficient collateral in a different counterparty portfolio.

Operations and Administration

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

Risk Management

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

                         THE BEAR STEARNS COMPANIES INC.
                                 RISK MANAGEMENT


Global Clearing Services

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

Loan Portfolio Management Group

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

Management of the Company has established and maintains effective internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Company's internal control over financial reporting includes those policies and procedures that: (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company; (ii)

                         THE BEAR STEARNS COMPANIES INC.
                                 RISK MANAGEMENT


provide reasonable assurance that transactions are recorded as necessary to permit preparation of consolidated financial statements in accordance with generally accepted accounting principles and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company's assets that could have a material effect on the consolidated financial statements.

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

OTHER RISKS

Other risks encountered by the Company include, but are not limited to, political, regulatory and tax risks. These risks reflect the potential impact that changes in local and international laws, regulatory requirements or tax statutes have on the economics and viability of current or future transactions. In an effort to mitigate these risks, the Company seeks to continuously review new and pending regulations and legislation and participates in various industry interest groups.

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

The Company's management assessed the effectiveness of the Company's internal control over financial reporting as of November 30, 2007. In making this assessment, the Company's management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework. Based on its assessment, management believes that, as of November 30, 2007, the Company's internal control over financial reporting is effective based on those criteria.

The Company's independent registered public accounting firm has audited the Company's internal control over financial reporting as of November 30, 2007, as stated in their report.

                         THE BEAR STEARNS COMPANIES INC.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Stockholders of The Bear Stearns Companies Inc.

We have audited the internal control over financial reporting of The Bear Stearns Companies Inc. and subsidiaries (the "Company") as of November 30, 2007, based on criteria established in "Internal Control-Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission. The Company's management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on the Company's internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company's internal control over financial reporting is a process designed by, or under the supervision of, the company's principal executive and principal financial officers, or persons performing similar functions, and effected by the company's board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

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

In our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of November 30, 2007, based on the criteria established in "Internal Control-Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated statement of financial condition as of November 30, 2007 and the related consolidated statements of income, comprehensive income, cash flows and changes in stockholders' equity for the year ended November 30, 2007 of the Company and our report dated January 28, 2008 expressed an unqualified opinion on those financial statements and included an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards ("SFAS") No. 155, "Accounting for Certain Hybrid Instruments, an amendment of FASB Statements No. 133 and 140" and SFAS No. 157, "Fair Value Measurements."

/s/ Deloitte & Touche LLP
New York, New York
January 28, 2008

                         THE BEAR STEARNS COMPANIES INC.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors and Stockholders of The Bear Stearns Companies Inc.


We have audited the accompanying consolidated statements of financial condition of The Bear Stearns Companies Inc. and subsidiaries (the "Company") as of November 30, 2007 and 2006, and the related consolidated statements of income, comprehensive income, cash flows and changes in stockholders' equity for each of the three years in the period ended November 30, 2007. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of The Bear Stearns Companies Inc. and subsidiaries as of November 30, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended November 30, 2007, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 and Note 3 to the consolidated financial statements, effective December 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 155, "Accounting for Certain Hybrid Instruments, an amendment of FASB Statements No. 133 and 140" and Statement of Financial Accounting Standards No. 157, "Fair Value Measurements."

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company's internal control over financial reporting as of November 30, 2007, based on the criteria established in "Internal Control-Integrated Framework" issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated January 28, 2008 expressed an unqualified opinion on the Company's internal control over financial reporting.

/s/ Deloitte & Touche LLP
New York, New York
January 28, 2008

                         THE BEAR STEARNS COMPANIES INC.


                        CONSOLIDATED STATEMENTS OF INCOME

------------------------------------------------------------------------------------------------------------------------------------
Fiscal Years Ended November 30,                                                          2007             2006          2005
------------------------------------------------------------------------------------------------------------------------------------
(in millions, except share and per share data)
REVENUES
Commissions                                                                          $       1,269    $      1,163    $      1,200
Principal transactions                                                                       1,323           4,995           3,836
Investment banking                                                                           1,380           1,334           1,037
Interest and dividends                                                                      11,556           8,536           5,107
Asset management and other income                                                              623             523             372
------------------------------------------------------------------------------------------------------------------------------------
   Total revenues                                                                           16,151          16,551          11,552
Interest expense                                                                            10,206           7,324           4,141
------------------------------------------------------------------------------------------------------------------------------------
   Revenues, net of interest expense                                                         5,945           9,227           7,411
------------------------------------------------------------------------------------------------------------------------------------

NON-INTEREST EXPENSES
Employee compensation and benefits                                                           3,425           4,343           3,553
Floor brokerage, exchange and clearance fees                                                   279             227             222
Communications and technology                                                                  578             479             402
Occupancy                                                                                      264             198             168
Advertising and market development                                                             179             147             127
Professional fees                                                                              362             280             229
Impairment of goodwill and specialist rights                                                   227              --              --
Other expenses                                                                                 438             406             503
------------------------------------------------------------------------------------------------------------------------------------
   Total non-interest expenses                                                               5,752           6,080           5,204
------------------------------------------------------------------------------------------------------------------------------------
Income before provision for income taxes                                             $         193    $      3,147    $      2,207
(Benefit from)/provision for income taxes                                                      (40)          1,093             745
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                                           $         233    $      2,054    $      1,462
Preferred stock dividends                                                                      (21)            (21)            (24)
------------------------------------------------------------------------------------------------------------------------------------
Net income applicable to common shares                                               $         212    $      2,033    $      1,438
====================================================================================================================================

Basic earnings per share                                                             $        1.68    $      15.79    $      11.42
Diluted earnings per share                                                           $        1.52    $      14.27    $      10.31
====================================================================================================================================
Weighted average common shares outstanding:

   Basic                                                                               130,208,999     131,711,382     130,326,947
   Diluted                                                                             146,442,842     148,575,469     147,467,992
====================================================================================================================================

See Notes to Consolidated Financial Statements.

                         THE BEAR STEARNS COMPANIES INC.


                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

--------------------------------------------------------------------------------------------------------------------------------
As of November 30,                                                                                2007               2006
--------------------------------------------------------------------------------------------------------------------------------
(in millions, except share data)

ASSETS
Cash and cash equivalents                                                                    $       21,406     $        4,595
Cash and securities deposited with clearing organizations or
  segregated in compliance with federal regulations                                                  12,890              8,804
Securities received as collateral                                                                    15,599             19,648
Collateralized agreements:
  Securities purchased under agreements to resell                                                    27,878             38,838
  Securities borrowed                                                                                82,245             80,523
Receivables:
  Customers                                                                                          41,115             29,482
  Brokers, dealers and others                                                                        11,622              6,119
  Interest and dividends                                                                                785                745
Financial instruments owned, at fair value                                                          122,518            109,200
Financial instruments owned and pledged as collateral, at fair value                                 15,724             15,968
                                                                                             -----------------------------------
Total financial instruments owned, at fair value                                                    138,242            125,168
Assets of variable interest entities and mortgage loan special purpose entities                      33,553             30,245
Property, equipment and leasehold improvements, net of accumulated depreciation
  and amortization of $1,149 and $1,152 in 2007 and  2006, respectively                                 605                480
Other assets                                                                                          9,422              5,786
--------------------------------------------------------------------------------------------------------------------------------
Total Assets                                                                                 $      395,362     $      350,433
================================================================================================================================

LIABILITIES AND STOCKHOLDERS' EQUITY
Unsecured short-term borrowings                                                              $       11,643     $       25,787
Obligation to return securities received as collateral                                               15,599             19,648
Collateralized financings:
  Securities sold under agreements to repurchase                                                    102,373             69,750
  Securities loaned                                                                                   3,935             11,451
  Other secured borrowings                                                                           12,361              3,275
Payables:
  Customers                                                                                          83,204             72,989
  Brokers, dealers and others                                                                         4,101              3,397
  Interest and dividends                                                                              1,301              1,123
Financial instruments sold, but not yet purchased, at fair value                                     43,807             42,257
Liabilities of variable interest entities and mortgage loan special purpose entities                 30,605             29,080
Accrued employee compensation and benefits                                                            1,651              2,895
Other liabilities and accrued expenses                                                                4,451              2,082
Long-term borrowings                                                                                 68,538             54,570
--------------------------------------------------------------------------------------------------------------------------------
Total Liabilities                                                                            $      383,569     $      338,304
--------------------------------------------------------------------------------------------------------------------------------

Commitments and contingencies (Note 17)

STOCKHOLDERS' EQUITY                                                                                    352                359
Preferred stock
Common stock, $1.00 par value; 500,000,000 shares authorized as of November 30, 2007 and
  2006; 184,805,847 shares issued as of November 30, 2007 and 2006                                      185                185
Paid-in capital                                                                                       4,986              4,579
Retained earnings                                                                                     9,441              9,385
Employee stock compensation plans                                                                     2,478              2,066
Accumulated other comprehensive (loss) income                                                            (8)                --
Treasury stock, at cost:
  Common stock: 71,807,227 and 67,396,876 shares as of November 30, 2007 and 2006,
  respectively                                                                                       (5,641)            (4,445)
--------------------------------------------------------------------------------------------------------------------------------
Total Stockholders' Equity                                                                           11,793             12,129
--------------------------------------------------------------------------------------------------------------------------------
Total Liabilities and Stockholders' Equity                                                   $      395,362     $      350,433
================================================================================================================================
See Notes to Consolidated Financial Statements.

                         THE BEAR STEARNS COMPANIES INC.


                      CONSOLIDATED STATEMENTS OF CASH FLOWS

--------------------------------------------------------------------------------------------------------------------------------
Fiscal Years Ended November 30,                                                     2007             2006            2005
--------------------------------------------------------------------------------------------------------------------------------
(in millions)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                       $        233   $         2,054 $        1,462
Adjustments to reconcile net income to cash used in operating activities:
  Non-cash items included in net income:
    Impairment of goodwill and specialist rights                                          227                --             --
    Depreciation and amortization                                                         186               350            277
    Deferred income taxes                                                                 (33)              (85)           113
    Employee stock compensation plans                                                      31             1,010            801
Changes in operating assets and liabilities:
  Cash and securities deposited with clearing organizations or segregated
    in compliance with federal regulations                                             (4,086)           (3,534)          (847)
  Securities borrowed, securities loaned, net                                          (9,238)          (16,261)         6,264
  Receivables from customers                                                          (11,633)            1,791            841
  Receivables from brokers, dealers and others                                         (5,503)           (2,575)          (610)
  Financial instruments owned, at fair value                                          (13,111)          (21,357)       (26,938)
  Other assets                                                                         (4,111)           (1,597)          (831)
  Securities sold under agreements to repurchase, securities purchased under
    agreements to resell, net                                                          43,583             7,427         10,275
  Payables to customers                                                                10,215             3,118         (9,513)
  Payables to brokers, dealers and others                                                 704               740             57
  Financial instruments sold, but not yet purchased, at fair value                      1,539             8,895          3,546
  Accrued employee compensation and benefits                                             (405)              207            171
  Other liabilities and accrued expenses                                                2,548               596            494
--------------------------------------------------------------------------------------------------------------------------------
Cash provided by (used in) operating activities                                        11,146           (19,221)       (14,438)
--------------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property, equipment and leasehold improvements, net                         (295)             (181)          (203)
--------------------------------------------------------------------------------------------------------------------------------
Cash used in investing activities                                                        (295)             (181)          (203)
--------------------------------------------------------------------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES
Payments for/proceeds from unsecured short-term borrowings, net                       (14,144)            6,026          8,030
Proceeds from/payments for other secured borrowings, net                                9,086             3,021           (225)
Proceeds from issuance of long-term borrowings                                         24,923            19,892         15,997
Payments for retirement/repurchase of long-term borrowings                            (12,495)          (10,250)        (7,273)
Proceeds from issuances of derivatives with a financing element, net                       23               339            255
Issuance of common stock                                                                  162               289            202
Cash retained resulting from tax deductibility under
  share-based payment arrangements                                                        254               363            426
Redemption of preferred stock                                                              (7)              (13)           (76)
Treasury stock purchases - common stock                                                (1,670)           (1,374)          (870)
Cash dividends paid                                                                      (172)             (155)          (139)
--------------------------------------------------------------------------------------------------------------------------------
Cash provided by financing activities                                                   5,960            18,138         16,327
--------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                                   16,811            (1,264)         1,686
Cash and cash equivalents, beginning of year                                            4,595             5,859          4,173
--------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end of period                                        $      21,406   $         4,595 $        5,859
================================================================================================================================

Supplemental Disclosure of Cash Flow Information:

Cash payments for interest were $10.86 billion, $7.93 billion and $4.30 billion during the fiscal years ended November 30, 2007, 2006 and 2005 respectively. Cash payments for income taxes, net of refunds, were $561 million, $709 million and $146 million for the fiscal years ended November 30, 2007, 2006 and 2005, respectively. Cash payments for income taxes, net of refunds, would have been $815 million, $1.07 billion and $572 million for the fiscal years ended November 30, 2007, 2006 and 2005, respectively, if increases in the value of equity instruments issued under share based payment arrangements had not been deductible in determining taxable income.

See Notes to Consolidated Financial Statements.

                         THE BEAR STEARNS COMPANIES INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                  Employee     Treasury
                                                Common                             Stock       Stock -
                                  Preferred    Stock $1    Paid-in   Retained  Compensation    Common
in millions, except share           Stock      Par Value   Capital   Earnings      Plans        Stock       Total
and per share data)
---------------------------------------------------------------------------------------------------------------------

BALANCE, NOVEMBER 30, 2004          $  448       $  185   $  3,548   $  6,177     $  2,509    $  (3,876)   $  8,991

Net income                                                              1,462
Dividends declared--
  Common ($1.00 per share)                                               (121)           7
  Preferred                                                               (25)
Treasury Stock--
  Common stock purchased                                                                           (870)
    (8,483,483 shares)
  Common stock issued out
    of treasury                                                 13                    (729)         921
    (18,565,624 shares)
Redemption of preferred stock          (76)
Income tax benefit related
  to distributions from
  employee stock
   compensation plans                                          426
Unearned employee stock
   compensation, net                                                                    15
Employee stock compensation
   awards, net                                                 123                     655
Amortization of preferred
stock issue costs                                               (1)
---------------------------------------------------------------------------------------------------------------------
BALANCE, NOVEMBER 30, 2005          $  372       $  185   $  4,109   $  7,493     $  2,457    $  (3,825)  $  10,791

Net Income                                                              2,054
Dividends declared--
  Common ($1.12 per share)                                               (141)           7
  Preferred                                                               (21)
Treasury Stock--
  Common stock purchased                                                                         (1,374)
    (10,582,214 shares)
  Common stock issued out
    of treasury                                                 91                    (551)         754
    (14,122,978 shares)
Redemption of preferred stock          (13)                                --
Income  tax  benefit  related
to distributions from
  employee stock
  compensation plans                                           363
Unearned employee stock
   compensation, net                                                                   (13)
Employee stock compensation
   awards, net                                                  17                     166
Amortization   of   preferred
stock issue costs                                               (1)
---------------------------------------------------------------------------------------------------------------------
BALANCE, NOVEMBER 30, 2006          $  359       $  185   $  4,579   $  9,385     $  2,066    $  (4,445)  $  12,129
=====================================================================================================================


See Notes to Consolidated Financial Statements

                         THE BEAR STEARNS COMPANIES INC.
           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                  Common                          Employee    Accumulated  Treasury
                                                  Stock                            Stock         Other      Stock -
                                    Preferred     $1 Par   Paid-in   Retained  Compensation  Comprehensive   Common
                                      Stock       Value    Capital   Earnings      Plans         Income       Stock     Total
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, NOVEMBER 30, 2006          $  359       $  185   $  4,579   $  9,385     $  2,066       $   --   $  (4,445)  $  12,129

Net Income                                                                233
Dividends declared--
  Common ($1.28 per share)                                               (159)           8
  Preferred                                                               (21)
Treasury Stock--
  Common stock purchased                                                                                     (1,670)
    (12,044,779 shares)
  Common stock issued out of
     treasury                                                   58                    (370)                     474
    (7,634,428 shares)
Redemption of preferred stock           (7)
Income tax benefit related                                     254
  to distributions from
  employee stock compensation
  plans
Unearned employee stock                                                                (31)
  compensation, net
Employee stock compensation                                     96                     805
  awards, net
Amortization of preferred                                       (1)
  stock issue costs
Foreign currency translation,                                                                         2
  net of tax
Net (losses) on cash flow                                                                           (10)
  hedges, net of tax
Implementation of                                                           3
  accounting  principles
------------------------------------------------------------------------------------------------------------------------------------
BALANCE, NOVEMBER 30, 2007          $  352       $  185   $  4,986   $  9,441     $  2,478       $   (8)  $ ( 5,641)  $  11,793
====================================================================================================================================

See Notes to Consolidated Financial Statements

                         THE BEAR STEARNS COMPANIES INC.

                 CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

--------------------------------------------------------------------------------------------------------
Fiscal Years Ended November 30,                          2007             2006              2005
--------------------------------------------------------------------------------------------------------
(in millions)

Net Income                                                   $ 233           $ 2,054           $ 1,462
Other comprehensive income (loss), net of tax:
  Foreign currency translation adjustment                       2                 --                --
  Net gains (losses) on cash flow hedges                      (10)                --                --
--------------------------------------------------------------------------------------------------------

Comprehensive income                                         $ 225           $ 2,054           $ 1,462
========================================================================================================

See Notes to Consolidated Financial Statements.

                         THE BEAR STEARNS COMPANIES INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

The Bear Stearns Companies Inc. (the "Company") is a holding company that, through its broker-dealer and international bank subsidiaries, principally Bear, Stearns & Co. Inc. ("Bear Stearns"), Bear, Stearns Securities Corp. ("BSSC"), Bear, Stearns International Limited ("BSIL") and Bear Stearns Bank plc ("BSB"), is primarily engaged in business as a securities broker-dealer and operates in three principal segments: Capital Markets, Global Clearing Services and Wealth Management. Capital Markets is comprised of the institutional equities, fixed income and investment banking areas. Global Clearing Services provides clearance-related services for prime brokerage clients and clearance on a fully disclosed basis for introducing broker-dealers. Wealth Management is comprised of the private client services ("PCS") and asset management areas. See Note 19, "Segment and Geographic Area Data," in the Notes to Consolidated Financial Statements for a complete description of the Company's principal segments. The Company also conducts significant activities through other wholly owned subsidiaries, including: Bear Stearns Global Lending Limited; Custodial Trust Company; Bear Stearns Financial Products Inc. ("BSFP"); Bear Stearns Capital Markets Inc.; Bear Stearns Credit Products Inc.; Bear Stearns Forex Inc. ("BS Forex"); EMC Mortgage Corporation; Bear Stearns Commercial Mortgage, Inc.; Bear Stearns Investment Products Inc.; and Bear Energy L.P.

BASIS OF PRESENTATION

The consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries and other entities in which the Company has a controlling financial interest. All material intercompany transactions and balances have been eliminated in consolidation.

The Company determines whether it has a controlling financial interest in an entity by evaluating whether an entity is a voting interest entity, a variable interest entity ("VIE") or a qualifying special purpose entity ("QSPE") under generally accepted accounting principles.

Voting interest entities are consolidated in accordance with Accounting Research Bulletin ("ARB") No. 51, "Consolidated Financial Statements," as amended. ARB No. 51 states that the usual condition for a controlling financial interest in an entity is ownership of a majority voting interest. Accordingly, the Company consolidates voting interest entities in which is has a majority voting interest. VIEs are entities that lack one or more of the characteristics of a voting interest entity. A controlling financial interest in a VIE occurs when an entity has a variable interest that will absorb a majority of the VIEs expected losses, receive a majority of the VIEs residual returns, or both. The entity with the controlling financial interest, known as the primary beneficiary, consolidates the VIE. In accordance with Financial Accounting Standards Board ("FASB") Interpretation ("FIN") No. 46 (R), "Consolidation of Variable Interest Entities (revised December 2003)--an interpretation of Accounting Research Bulletin ("ARB") No. 51" ("FIN No. 46 (R)"), the Company consolidates any variable interest entities for which it is the primary beneficiary. The assets and related liabilities of such variable interest entities have been shown in the Consolidated Statements of Financial Condition in the captions "Assets of variable interest entities and mortgage loan special purpose entities" and "Liabilities of variable interest entities and mortgage loan special purpose entities." See Note 6, "Variable Interest Entities and Mortgage Loan Special Purpose Entities," in the Notes to Consolidated Financial Statements. QSPEs are passive entities that are commonly used in securitization transactions. Statement of Financial Accounting Standards ("SFAS") No. 140, "Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," sets forth the criteria an entity must satisfy to be a QSPE. In accordance with SFAS No. 140, the Company does not consolidate QSPEs.

When the Company does not have a controlling interest in an entity, but exerts significant influence over the entity's operating and financial decisions (generally defined as owning a voting or economic interest of 20% to 50%), the Company applies the equity method of accounting.

As of December 1, 2006, the Company has adopted Emerging Issues Task Force ("EITF") Issue No. 04-5 "Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights." The EITF consensus requires a general partner in a limited partnership to consolidate the limited partnership unless the presumption of control is overcome. The general partner may overcome this presumption of control and not consolidate the entity if the limited partners have: (a) the substantive ability to dissolve or liquidate the limited partnership or otherwise remove the general partner without having to show cause; or (b) substantive participating rights in managing the partnership.

                         THE BEAR STEARNS COMPANIES INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)


The consolidated financial statements are prepared in conformity with accounting principles generally accepted in the United States of America. These principles require management to make certain estimates and assumptions, including those regarding fair value measurements, stock-based compensation, certain accrued liabilities and the potential outcome of litigation and tax matters, which may affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ materially from these estimates.

REVENUE RECOGNITION POLICIES

Principal Transactions

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

Mortgage Servicing Fees and Advances

Contractual servicing fees, late fees and other ancillary servicing fees earned for servicing mortgage loans are reflected in "Investment banking" revenues in the Consolidated Statements of Income. Contractual servicing fees are recognized when earned based on the terms of the servicing agreement. All other fees are recognized when received. In the normal course of its business, the Company makes principal, interest and other servicing advances to external investors on mortgage loans serviced for these investors. Such advances are generally recoverable from the mortgagors, related securitization trusts or from the proceeds received from the sales of the underlying properties. A charge to earnings is recognized to the extent that servicing advances are estimated to be uncollectible under the provisions of the servicing contracts.

Commissions

Commission revenues primarily include fees from executing and clearing client transactions on stock, options and futures markets worldwide. These fees are recognized on a trade date basis. The Company records its share of the commission under certain clearing agreements where the Company is acting as agent for another broker, in accordance with EITF Statement No. 99-19, "Reporting Revenue Gross as a Principal versus Net as an Agent."

Asset Management and Other Income

The Company receives advisory fees for investment management. In addition, the Company receives performance incentive fees for managing certain funds. Advisory fees are recognized over the period of advisory service. Unearned advisory fees are treated as deferred revenues and are included in "Other liabilities" in the accompanying Consolidated Statements of Financial Condition. Performance incentive fees are accrued throughout the year based on a fund's performance to date against specified performance targets.

Energy Trading

Energy trading revenues are reported, net of certain direct costs, in "Principal transactions" on the Consolidated Statement of Income. Energy trading assets and liabilities that are derivatives are reported at fair value with the corresponding changes recognized in income. Non-derivative contracts are accounted for on an accrual basis and recognized in income when the energy is delivered. See Note 21, "Asset Acquisition" for a further discussion on the assets acquired from the Williams Power Company, Inc.

                         THE BEAR STEARNS COMPANIES INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)


FINANCIAL INSTRUMENTS

On December 1, 2006, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 157, "Fair Value Measurements." SFAS No. 157 defines fair value, establishes a framework for measuring fair value and requires enhanced disclosures about fair value measurements. Additionally, SFAS No. 157 disallows the use of block discounts on positions traded in an active market as well as nullifies certain guidance in EITF No. 02-3 regarding the recognition of inception gains on certain derivative transactions. See Note 3, "Financial Instruments" of Notes to Consolidated Financial Statements for a complete discussion of SFAS No. 157.

Financial instruments owned and financial instruments sold, but not yet purchased, including contractual commitments arising pursuant to futures, forward and option contracts, interest rate swaps and other derivative contracts, are recorded on a trade-date basis at fair value.

Fair value is generally based on quoted market prices. If quoted market prices are not available, fair value is determined based on other relevant factors, including dealer price quotations, price activity for equivalent instruments and valuation pricing models. Valuation pricing models consider time value, yield curve and volatility factors, prepayment speeds, default rates, loss severity, current market and contractual prices for the underlying financial instruments, as well as other measurements.

Equity interests and securities acquired as a result of private equity and merchant banking activities are reflected in the consolidated financial statements at fair value, which is often represented at initial cost until significant transactions or developments indicate that a change in the carrying value of the securities is appropriate. This represents the Company's best estimate of exit price as defined by SFAS No. 157. Generally, the carrying values of these securities will be increased based on company performance and in those instances where market values are readily ascertainable by reference to substantial transactions occurring in the marketplace or quoted market prices. Reductions to the carrying value of these securities are made when the Company's estimate of fair value has declined below the carrying value.

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES

The Company follows SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," and SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for stand-alone derivative instruments, derivatives embedded within other contracts or securities, and hedging activities. Accordingly, all derivatives, whether stand-alone or embedded within other contracts or securities, are carried in the Company's Consolidated Statements of Financial Condition at fair value, with changes in fair value recorded in "Principal transactions" revenues. Designated hedged items in fair value hedging relationships are marked for the risk being hedged, with such changes also recorded in "Principal transactions" revenues. Derivatives designated as cash flow hedges are carried at fair value. The effective portion of the change in fair value on a derivative designated as a cash flow hedge is reported in "Accumulated other comprehensive (loss) income." The ineffective portion is reported in "Principal transactions" revenues in the Consolidated Statements of Income. Amounts that are reported in "Accumulated other comprehensive (loss) income" are reclassified into earnings in the same period or periods during which the hedged transaction affects earnings.

On December 1, 2006, the Company adopted SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments an amendment of FASB Statements No. 133 and 140." SFAS No. 155 permits companies to elect on an instrument-by-instrument basis, to apply a fair value measurement to hybrid financial instruments that contain an embedded derivative that would otherwise require bifurcation under SFAS No. 133. As permitted, on December 1, 2006, the Company elected to apply a fair value measurement to all existing hybrid financial instruments that met the SFAS No. 155 definition. The Company has elected the fair value measurement for certain qualifying hybrid financial instruments issued on or after December 1, 2006. The Company's reason for electing to carry these instruments on a fair value basis was to enable the Company to more efficiently hedge these instruments and to simplify the accounting process. Changes in fair value are reflected in "Principal transactions" revenues in the Consolidated Statements of Income. For fiscal 2007, the increase to revenues due to changes in fair value pursuant to the election of SFAS No. 155 was $664 million.

                         THE BEAR STEARNS COMPANIES INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)


The Company follows FIN No. 39, "Offsetting Amounts Related to Certain Contracts," and offsets assets and liabilities in the Consolidated Statements of Financial Condition provided that the legal right of offset exists under a master netting agreement. This includes the offsetting of payables or receivables relating to the fair value of cash collateral received or paid associated with its derivative inventory, on a counterparty by counterparty basis. The amounts netted reduced Financial Instruments Owned and Payable to Customers, by $12.5 billion as of November 30, 2007 and $6.3 billion as of November 30, 2006, and reduced Financial Instruments Sold, But Not Yet Purchased and Receivable From Customers by $9.6 billion as of November 30, 2007 and $3.2 billion as of November 30, 2006.

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

MORTGAGE SERVICING RIGHTS

Mortgage servicing rights ("MSRs") are included in "Other assets" on the Consolidated Statements of Financial Condition. On December 1, 2006, the Company adopted SFAS No. 156, "Accounting for Servicing of Financial Assets--an amendment of FASB Statement No. 140," and elected to measure servicing assets at fair value. The fair value of MSRs is determined by using market-based models that discount anticipated future net cash flows considering loan prepayment predictions, interest rates, default rates, servicing costs, current market data and other economic factors. Changes in the fair value of MSRs are recorded in "Principal transactions" revenues in the Consolidated Statements of Income.

TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES

The Company follows SFAS No. 140, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities--a replacement of FASB Statement No. 125," to account for securitizations and other transfers of financial assets and collateral. SFAS No. 140 establishes accounting and reporting standards with a financial-components approach that focuses on control. Under this approach, financial assets or liabilities are recognized when control is established and derecognized when control has been surrendered or the liability has been extinguished. Control is deemed to be relinquished only when all of the following conditions have been met: (1) the assets have been isolated from the transferor, even in bankruptcy or other receivership; (2) the transferee is a QSPE or has the right to pledge or exchange the assets received; and (3) the transferor has not maintained effective control over the transferred assets. The Company derecognizes financial assets transferred in securitizations provided that such transfer meets all of these criteria.

Mortgage securitization transactions, net of certain direct costs, are recorded in "Principal transactions" revenues in the Consolidated Statements of Income.

COLLATERALIZED SECURITIES TRANSACTIONS

Transactions involving purchases of securities under agreements to resell ("reverse repurchase agreements") or sales of securities under agreements to repurchase ("repurchase agreements") are treated as collateralized financing transactions and are recorded at their contracted resale or repurchase amounts plus accrued interest. Resulting interest income and expense is generally included in "Principal transactions" revenues in the Consolidated Statements of Income. Reverse repurchase agreements and repurchase agreements are presented in the Consolidated Statements of Financial Condition on a net-by-counterparty basis, where permitted by generally accepted accounting principles. It is the Company's general policy to take possession of securities or loans with a market value in excess of the principal amount loaned plus the accrued interest thereon, in order to collateralize reverse repurchase agreements. Similarly, the Company is generally required to provide securities or loans to counterparties to collateralize repurchase agreements. The Company's agreements with counterparties generally contain contractual provisions allowing for additional collateral to be obtained, or excess collateral returned. It is the Company's policy to value collateral and to obtain additional collateral, or to retrieve excess collateral from counterparties, when deemed appropriate.

                         THE BEAR STEARNS COMPANIES INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)


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

FIXED ASSETS

Depreciation of property and equipment is calculated by the Company on a straight-line basis over the estimated useful life of the asset. Amortization of leasehold improvements is provided on a straight-line basis over the lesser of the estimated useful life of the asset or the remaining life of the lease.

GOODWILL AND IDENTIFIABLE INTANGIBLE ASSETS

The Company accounts for goodwill and identifiable intangible assets under the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets." In accordance with this guidance, the Company does not amortize goodwill, but amortizes identifiable intangible assets over their useful lives. Goodwill is tested at least annually for impairment and identifiable intangible assets are tested for potential impairment whenever events or changes in circumstances suggest that the carrying value of an asset or asset group may not be fully recoverable in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." See Note 20, "Acquisition of Minority Interest and Impairment of Intangible Assets."

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

STOCK-BASED COMPENSATION

The Company follows the provisions of SFAS No. 123 (R), "Share-Based Payment," to account for its stock-based compensation plans. SFAS No. 123 (R) is a revision of SFAS No. 123, "Accounting for Stock-Based Compensation," and supersedes Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and amends SFAS No. 95, "Statement of Cash Flows." SFAS No. 123 (R) eliminated the ability to account for share-based compensation transactions using APB No. 25 and requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements using a fair value-based method. The Company adopted SFAS No. 123 (R) effective December 1, 2005, using the modified prospective method. Because the fair value recognition provisions of SFAS No. 123 and SFAS No. 123
(R) were materially consistent under the Company's equity plans, the adoption of SFAS No. 123 (R) did not have a material impact on the Company's financial position or results of operations.

Prior to the Company's adoption of SFAS No. 123 (R), tax benefits in excess of recognized compensation costs were reported as operating cash flows. SFAS No. 123 (R) requires excess tax benefits to be reported as a financing cash inflow.

The Company previously elected to adopt fair value accounting for stock-based compensation consistent with SFAS No. 123, using the prospective method with guidance provided by SFAS No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure," effective December 1, 2002. As a result, commencing with options granted after November 30, 2002, the Company expenses the fair value of stock options issued to

                         THE BEAR STEARNS COMPANIES INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)


employees over the related vesting period. Prior to December 1, 2002, the Company had elected to account for its stock-based compensation plans using the intrinsic value method prescribed by APB No. 25, as permitted by SFAS No. 123. Under the provisions of APB No. 25, compensation cost for stock options was measured as the excess, if any, of the quoted market price of the Company's common stock at the date of grant over the amount an employee must pay to acquire the stock. Accordingly, no compensation expense was recognized for stock option awards granted prior to December 1, 2002 because the exercise price was equal to the fair market value of the Company's common stock on the grant date.

The cost related to stock-based compensation included in net income for the fiscal years ended November 30, 2007 and 2006 has been fully determined under the fair value-based method, and for the fiscal year ended November 30, 2005 is less than that which would have been recognized if the fair value-based method had been applied to stock option awards since the original effective date of SFAS No. 123.

The following table illustrates the effect on net income and earnings per share if the fair value-based method had been applied to all outstanding awards in fiscal year ended November 30, 2005.

--------------------------------------------------------------------------------
Fiscal Year Ended November 30, 2005
--------------------------------------------------------------------------------
(in millions, except per share amounts)
Net income, as reported                                        $          1,462
Add: Stock-based employee compensation plan expense
     included in reported net income, net of related
     tax effect                                                             375
Deduct: Total stock-based employee  compensation plan expense determined under the fair value-based  method, net of
        related tax effect                                                 (387)
--------------------------------------------------------------------------------
Pro forma net income                                           $          1,450
================================================================================
Earnings per share:
Basic-as reported                                              $          11.42
Basic-pro forma                                                $          11.33
Diluted-as reported                                            $          10.31
Diluted-pro forma                                              $          10.23
================================================================================


CASH EQUIVALENTS


The Company has defined cash equivalents as liquid investments not held for sale in the ordinary course of business with original maturities of three months or less that are not part of the Company's trading inventory.

INCOME TAXES

The Company and certain of its subsidiaries file a U.S. consolidated federal income tax return. The Company accounts for income taxes under the provisions of SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred income taxes are based on the net tax effects of temporary differences between the financial reporting and tax bases of assets and liabilities. In addition, deferred income taxes are determined by the enacted tax rates and laws expected to be in effect when the related temporary differences are expected to be reversed.

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

                         THE BEAR STEARNS COMPANIES INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)


TRANSLATION OF FOREIGN CURRENCIES

Assets and liabilities denominated in foreign currencies are translated at fiscal year-end rates of exchange, while income statement items are translated at daily average rates of exchange during the fiscal year. Gains or losses on translation of the financial statements of foreign subsidiaries from their respective functional currency to the U.S. dollar are included, net of tax, on the Consolidated Statements of Comprehensive Income. Gains or losses resulting from foreign currency transactions are included in current earnings.

ACCOUNTING AND REPORTING DEVELOPMENTS

During fiscal 2007, the Company adopted SFAS No. 155, "Accounting for Certain Hybrid Financial Instruments--an amendment of FASB Statements No. 133 and 140," SFAS No. 156, "Accounting for Servicing of Financial Assets--an amendment of FASB Statement No. 140," and SFAS No. 157, "Fair Value Measurements." As a result of the adoption of these standards, the Company recorded a cumulative effect adjustment to increase the opening retained earnings balance by approximately $3.5 million (after tax).

In December 2007, the FASB issued Statement No. 141 R, "Business Combinations (a revision of Statement No. 141)." This Statement applies to all transactions or other events in which an entity obtains control of one or more businesses, including those combinations achieved without the transfer of consideration. This Statement retains the fundamental requirements in Statement No. 141 that the acquisition method of accounting be used for all business combinations. This Statement expands the scope to include all business combinations and requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at their fair values as of the acquisition date. Additionally, FASB No. 141R changes the way entities account for business combinations achieved in stages by requiring the identifiable assets and liabilities to be measured at their full fair values. Additionally, contractual contingencies and contingent consideration shall be measured at fair value at the acquisition date. This Statement is effective on a prospective basis to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. The Company is currently evaluating the impact, if any, that the adoption of this Statement will have on the consolidated financial statements of the Company.

In December 2007, the FASB issued Statement No. 160, "Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No.51". This Statement amends ARB No. 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. Additionally, this Statement requires that consolidated net income include the amounts attributable to both the parent and the noncontrolling interest. This Statement is effective for interim periods beginning on or after December 15, 2008. The Company is currently evaluating the impact, if any, that the adoption of this Statement will have on the consolidated financial statements of the Company.

In June 2007, the FASB's Emerging Issues Task Force (EITF) issued EITF Issue No. 06-11 "Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards." This issue requires that the tax benefits related to dividend equivalents paid on restricted stock units, which are expected to vest, be recorded as an increase to additional paid-in capital. EITF 06-11 is effective prospectively to the income tax benefits on dividends declared in fiscal years beginning after December 15, 2007. The Company is currently evaluating the impact, if any, the adoption of this issue may have on the Company's consolidated financial statements and does not expect a material impact on the consolidated financial statements.

In February 2007, the FASB issued Statement No. 159, "The Fair Value Option for Financial Assets and Financial Liabilities" ("SFAS No. 159"). SFAS No. 159 permits entities to elect to measure financial assets and liabilities (except for those that are specifically scoped out of the Statement) at fair value. The election to measure a financial asset or liability at fair value can be made on an instrument-by-instrument basis and is irrevocable. The difference between the carrying value and the fair value at the election date is recorded as a transition adjustment to opening retained earnings. Subsequent changes in fair value are recognized in earnings. The Company adopted SFAS No. 159 effective December 1, 2007. The adoption of SFAS No. 159 did not have a material impact on the consolidated financial statements of the Company.

                         THE BEAR STEARNS COMPANIES INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)


In June 2006, the FASB issued Interpretation No. 48, "Accounting for Uncertainty in Income Taxes--an interpretation of FASB Statement No. 109" ("FIN No. 48"). FIN No. 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise's financial statements in accordance with SFAS No. 109. FIN No. 48 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN No. 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition. The Company will adopt the provisions of FIN No. 48 beginning in the first quarter of 2008. The adoption of FIN No. 48 will not have a material impact on the consolidated financial statements of the Company.

In April 2007, the FASB issued a Staff Position ("FSP") FIN No. 39-1, "Amendment of FASB Interpretation No. 39." FSP FIN No. 39-1 defines "right of setoff" and specifies what conditions must be met for a derivative contract to qualify for this right of setoff. It also addresses the applicability of a right of setoff to derivative instruments and clarifies the circumstances in which it is appropriate to offset amounts recognized for those instruments in the Consolidated Statement of Financial Condition. In addition, this FSP permits offsetting of fair value amounts recognized for multiple derivative instruments executed with the same counterparty under a master netting arrangement and fair value amounts recognized for the right to reclaim cash collateral (a receivable) or the obligation to return cash collateral (a payable) arising from the same master netting arrangement as the derivative instruments. The provisions of this FSP are consistent with the Company's current accounting practice. The Company adopted the provisions of FSP FIN No. 39-1 on December 1, 2007. The adoption of FSP FIN No. 39-1 did not impact the consolidated financial statements of the Company.

2. FAIR VALUE OF FINANCIAL INSTRUMENTS

Substantially all of the Company's assets and liabilities are carried at fair value or contracted amounts that approximate fair value. Assets that are recorded at contracted amounts approximating fair value consist largely of short-term secured receivables, including reverse repurchase agreements, securities borrowed, customer receivables and certain other receivables. Similarly, the Company's short-term liabilities, such as bank loans, commercial paper, medium-term notes, structured notes, repurchase agreements, securities loaned, customer payables and certain other payables, are recorded at contracted amounts approximating fair value. These instruments generally have variable interest rates and/or short-term maturities, in many cases overnight, and accordingly, their fair values are not materially affected by changes in interest rates.

The Company uses derivatives to modify the interest rate characteristics of its long- and short-term debt. The Company generally enters into interest rate swaps and other transactions designed to either convert its fixed-rate debt into floating-rate debt or otherwise hedge its exposure to changes in interest rates.

                         THE BEAR STEARNS COMPANIES INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)


3. FINANCIAL INSTRUMENTS

Financial instruments owned and financial instruments sold, but not yet purchased, consisting of the Company's proprietary trading inventories, at fair value, as of November 30, 2007 and 2006, were as follows:

(in millions)                                                                       2007              2006
---------------------------------------------------------------------------------------------------------------------
FINANCIAL INSTRUMENTS OWNED, AT FAIR VALUE:
U.S. government and agency                                                    $         12,920   $       10,842
Other sovereign governments                                                                672            1,372
Corporate equity and convertible debt                                                   32,454           28,893
Corporate debt and other                                                                26,330           32,551
Mortgages, mortgage- and asset-backed                                                   46,141           39,893
Derivative financial instruments                                                        19,725           11,617
---------------------------------------------------------------------------------------------------------------------
                                                                              $        138,242   $      125,168
=====================================================================================================================

FINANCIAL INSTRUMENTS SOLD, BUT NOT YET PURCHASED, AT FAIR VALUE:
U.S. government and agency                                                    $          4,563   $       11,724
Other sovereign governments                                                              2,473            1,275
Corporate equity and convertible debt                                                   18,843           12,623
Corporate debt and other                                                                 4,373            4,451
Mortgages, mortgage- and asset-backed                                                       63              319
Derivative financial instruments                                                        13,492           11,865
---------------------------------------------------------------------------------------------------------------------
                                                                              $         43,807   $       42,257
=====================================================================================================================

As of November 30, 2007 and 2006, all financial instruments owned that were pledged to counterparties where the counterparty has the right, by contract or custom, to rehypothecate those securities are classified as "Financial Instruments Owned and Pledged as Collateral, at Fair Value" in the Consolidated Statements of Financial Condition.

Financial instruments sold, but not yet purchased, represent obligations of the Company to purchase the specified financial instrument at the then-current market price. Accordingly, these transactions result in off-balance-sheet risk as the Company's ultimate obligation to repurchase such securities may exceed the amount recognized in the Consolidated Statements of Financial Condition.

CONCENTRATION RISK

The Company is subject to concentration risk by holding large positions or committing to hold large positions in certain types of securities, securities of a single issuer (including governments), issuers located in a particular country or geographic area, or issuers engaged in a particular industry. Positions taken and commitments made by the Company, including underwritings, often involve substantial amounts and significant exposure to individual issuers and businesses, including non-investment-grade issuers. At November 30, 2007, the Company's most significant concentrations are related to United States government securities, Federal National Mortgage Association and Federal Home Loan Mortgage Corporation agency mortgage-backed securities, which are included in the U.S. government and agency and mortgages, mortgage- and asset-backed inventory captions above. In addition, a substantial portion of the collateral held by the Company for reverse repurchase agreements consists of securities issued by the U.S. government and agencies.

FAIR VALUE MEASUREMENTS

On December 1, 2006, the Company adopted SFAS No. 157, "Fair Value Measurements." SFAS No. 157 applies to all financial instruments that are measured and reported on a fair value basis. This includes items currently reported in "Financial instruments owned, at fair value" and "Financial instruments sold, but not yet purchased, at fair value" on the Consolidated Statements of Financial Condition as well as financial

                         THE BEAR STEARNS COMPANIES INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)


instruments reported in "Other assets" and "Other liabilities" that are reported at fair value.

As defined in SFAS No. 157, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various methods including market, income and cost approaches. Based on these approaches, the Company often utilizes certain assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and or the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable firm inputs. The Company utilizes valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs. Based on the observability of the inputs used in the valuation techniques the Company is required to provide the following information according to the fair value hierarchy. The fair value hierarchy ranks the quality and reliability of the information used to determine fair values. Financial assets and liabilities carried at fair value will be classified and disclosed in one of the following three categories:

Level 1: Quoted market prices in active markets for identical assets or liabilities.

Level 2: Observable market based inputs or unobservable inputs that are corroborated by market data.

Level 3: Unobservable inputs that are not corroborated by market data.

Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded derivatives and listed equities. This category also includes financial instruments that are valued using alternative approaches but for which the Company typically receives independent external valuation information including U.S. Treasuries, other U.S. Government and agency securities and certain cash instruments such as money market funds and certificates of deposit.

Level 2 includes financial instruments that are valued using models or other valuation methodologies. These models are primarily industry-standard models that consider various assumptions, including time value, yield curve, volatility factors, prepayment speeds, default rates, loss severity, current market and contractual prices for the underlying financial instruments, as well as other relevant economic measures. Substantially all of these assumptions are observable in the marketplace, can be derived from observable data or are supported by observable levels at which transactions are executed in the marketplace. Financial instruments in this category include sovereign debt, certain corporate equities, corporate debt, certain U.S. agency and non-agency mortgage-backed securities and non-exchange-traded derivatives such as interest rate swaps.

Level 3 is comprised of financial instruments whose fair value is estimated based on internally developed models or methodologies utilizing significant inputs that are generally less readily observable. Included in this category are distressed debt, non-performing mortgage-related assets, certain performing residential and commercial mortgage loans, certain mortgage- and asset-backed securities and residual interests, Chapter 13 and other credit card receivables from individuals, and complex derivative structures including long-dated equity derivatives.

In determining the appropriate levels, the Company performs a detailed analysis of the assets and liabilities that are subject to SFAS No. 157. At each reporting period, all assets and liabilities for which the fair value measurement is based on significant unobservable inputs are classified as Level 3.

                         THE BEAR STEARNS COMPANIES INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)


Fair Value Measurements on a Recurring Basis as of November 30, 2007:

                                                                                                                  Balance as of
                                                                                                   Impact of      November 30,
(in millions)                                   Level 1           Level 2          Level 3          Netting           2007
------------------------------------------------------------------------------------------------------------------------------------
Financial Instruments Owned, at fair value

U.S. government and agency                  $          3,680  $         9,240   $           --  $            --  $        12,920
Other sovereign governments                               --              672               --               --              672
Corporate equity and convertible debt                 23,984            8,208              262               --           32,454
Corporate debt and other                                 447           21,315            4,568               --           26,330
Mortgages, mortgage- and asset-backed                     --           28,891           17,250               --           46,141
------------------------------------------------------------------------------------------------------------------------------------
  Total Non Derivative Trading Assets                 28,111           68,326           22,080               --          118,517
  Derivative financial instruments (1)                   928          157,370            2,331        (140,904)           19,725
------------------------------------------------------------------------------------------------------------------------------------
  Total Financial Instruments Owned,
    at fair value                                     29,039          225,696           24,411        (140,904)          138,242
Other Assets (2)                                         428            1,450            3,758               --            5,636
------------------------------------------------------------------------------------------------------------------------------------
Total Assets at fair value                  $         29,467  $       227,146   $       28,169  $     (140,904)  $       143,878
====================================================================================================================================


                                                                                                                  Balance as of
                                                                                                   Impact of      November 30,
(in millions)                                   Level 1           Level 2          Level 3          Netting           2007
------------------------------------------------------------------------------------------------------------------------------------
Financial Instruments Sold But Not Yet
Purchased, at fair value
  U.S. government and agency                $        (4,563)  $            --   $           --  $            --  $       (4,563)
  Other sovereign governments                             --          (2,473)               --               --          (2,473)
  Corporate equity and convertible debt             (18,327)            (516)               --               --         (18,843)
  Corporate debt and other                                --          (4,367)              (6)               --          (4,373)
  Mortgages, mortgage- and asset-backed                   --             (11)             (52)               --             (63)
------------------------------------------------------------------------------------------------------------------------------------
  Total Non Derivative Trading Liabilities          (22,890)          (7,367)             (58)               --         (30,315)
  Derivative financial instruments (1)                 (110)        (148,481)          (2,920)          138,019         (13,492)
------------------------------------------------------------------------------------------------------------------------------------
  Total Financial Instruments Sold But
    Not Yet Purchased, at fair value                (23,000)        (155,848)          (2,978)          138,019         (43,807)
Other Liabilities (3)                                   (96)          (7,588)          (1,254)               --          (8,938)
------------------------------------------------------------------------------------------------------------------------------------
Total Liabilities at fair value             $       (23,096)  $     (163,436)   $      (4,232)  $       138,019  $      (52,745)
====================================================================================================================================

(1) The derivatives trading inventory balances are reported on a gross basis by level with a corresponding adjustment for netting.
(2) Other assets includes certain items such as alternative investments, mortgage servicing rights, net assets of variable interest entities and mortgage securitizations that did not meet the criteria for sale treatment under SFAS No. 140.
(3) Other liabilities are primarily comprised of certain hybrid debt issuances accounted for at fair value as elected in accordance with SFAS No. 155.

As stated above SFAS No. 157 applies to all financial assets and liabilities that are reported on a fair value basis. These valuations are adjusted for various factors including credit risk. For applicable financial assets carried at fair value, the credit standing of the counterparties is analyzed and factored into the fair value measurement of those assets. SFAS No. 157 states that the fair value measurement of a liability must reflect the nonperformance risk of the entity. Therefore, the impact of credit standing as well as any potential credit enhancements (e.g. collateral) has been factored into the fair value measurement of both financial assets and liabilities.

The derivative financial instruments balances in the table above are reported on a gross basis by level with a netting adjustment presented separately in the "Impact of Netting" column. The Company often enters into different types of derivative contracts with a single counterparty and these contracts are covered under one ISDA master netting agreement. The fair value of the individual derivative contracts are reported gross in their respective levels based on the fair value hierarchy.

                         THE BEAR STEARNS COMPANIES INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)


The following table provides a reconciliation of the beginning and ending balances for the major classes of assets and liabilities measured at fair value using significant unobservable inputs (Level 3):

Level 3 Financial Assets and Liabilities

Year Ended November 30, 2007

                                                                                                                       Changes in
                                                                                                                       Unrealized
                                                                                                                     Gains/(Losses)
                                                                                                                       relating to
                                       Beginning       Total Gains/     Purchases,                                     Assets and
                                      Balance as of      (Losses)       Issuances,     Transfers    Ending Balance  Liabilities held
                                       December 1,    (Realized and     Sales and      In/Out of    as of November  at the reporting
(in millions)                             2006         Unrealized)     Settlements      Level 3        30, 2007           date
------------------------------------------------------------------------------------------------------------------------------------
Non-Derivative Trading Assets        $        9,000   $      (1,891)  $   10,606      $    4,365   $        22,080   $       (1,016)
Non Derivative Trading Liabilities   $         (190)  $         (19)  $      451      $     (300)  $           (58)  $            2
Derivative Trading Inventory (Net)   $       (2,223)  $         375   $    1,435      $     (176)  $          (589)  $          584
Other Assets                         $        2,836   $        (391)  $      783      $      530   $         3,758   $         (934)
Other Liabilities                    $       (3,515)  $         201   $    1,603      $      457   $        (1,254)  $           43
------------------------------------------------------------------------------------------------------------------------------------


Non-Derivative Trading Assets and Liabilities

Realized and unrealized gains and losses on Level 3 assets and liabilities are primarily reported in "Principal transactions" revenues in the Consolidated Statements of Income. The Level 3 non-derivative trading assets reflect an unrealized loss related to the mortgage related inventory write-downs incurred during the fourth quarter of 2007. The Company manages its exposure on a portfolio basis and regularly engages in offsetting strategies in which financial instruments from one fair value hierarchy level are used to economically offset the risk of financial instruments in the same or different levels. Therefore, realized and unrealized gains and losses reported as Level 3 may be offset by gains or losses attributable to assets or liabilities classified in Level 1 or Level 2.

Derivative Trading Inventory (Net)

The net derivative trading inventory resulted in a gain for fiscal 2007. This gain was primarily driven by changes in interest rates and credit spreads related to the Company's interest rate and credit derivative products.

Transfers

The Company reviews the fair value hierarchy classifications on a monthly basis. Changes in the observability of the valuation attributes may result in a reclassification of certain financial assets or liabilities. Such reclassifications are reported as transfers in/out of Level 3 at fair value in the month in which the changes occur.

During fiscal 2007, there were significant transfers into Level 3. The majority of these transfers related to mortgage and mortgage-related securities. The largest contributors to the transfers were to commercial loans, performing residential loans and investment grade CDOs. These transfers were primarily driven by the fact that there was a significent reduction in observable trading activity for these instruments during the latter part of fiscal 2007.

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

                         THE BEAR STEARNS COMPANIES INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)


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

MARKET RISK

Derivative financial instruments involve varying degrees of off-balance-sheet market risk, whereby changes in the level or volatility of interest rates, foreign currency exchange rates or market values of the underlying financial instruments may result in changes in the value of a particular financial instrument in excess of the amounts currently reflected in the Consolidated Statements of Financial Condition. The Company's exposure to market risk is influenced by a number of factors, including the relationships among and between financial instruments with off-balance-sheet risk, the Company's proprietary securities, futures and derivatives inventories as well as the volatility and liquidity in the markets in which the financial instruments are traded. The Company mitigates its exposure to market risk by entering into offsetting transactions, which may include over-the-counter derivative contracts or the purchase or sale of interest-bearing securities, equity securities, financial futures and forward contracts. In this regard, the utilization of derivative instruments is designed to reduce or mitigate market risks associated with holding dealer inventories or in connection with arbitrage-related trading activities.

DERIVATIVES CREDIT RISK

Credit risk arises from the potential inability of counterparties to perform in accordance with the terms of the contract. At any point in time, the Company's exposure to credit risk associated with counterparty non-performance is generally limited to the net replacement cost of over-the-counter contracts, net of the value of collateral held. Such financial instruments are reported at fair value on a net-by-counterparty basis pursuant to enforceable netting agreements. Exchange-traded financial instruments, such as futures and options, generally do not give rise to significant unsecured counterparty exposure due to margin requirements of the exchanges, as well as the Company's internal margin requirements, which may be greater than those prescribed by the individual exchanges. Options written by the Company generally do not give rise to counterparty credit risk since they obligate the Company (not its counterparty) to perform.

The Company has controls in place to monitor credit exposures by assessing the future creditworthiness of counterparties and limiting transactions with specific counterparties. The Company also seeks to control credit risk by following an established credit approval process, monitoring credit limits and requiring collateral where appropriate.

HEDGING ACTIVITY

To modify the interest rate characteristics of its long- and short-term debt, the Company also engages in non-trading derivatives activities. The Company has issued U.S. dollar-and foreign currency-denominated debt with both variable- and fixed-rate interest payment obligations. The Company has entered into interest rate swaps, primarily based on LIBOR, to convert fixed-rate interest payments on its debt obligations into variable-rate payments. In addition, for foreign currency debt obligations that are not used to fund assets in the same currency, the Company has entered into currency swap agreements that effectively convert the debt into U.S. dollar obligations. Such transactions are accounted for as fair value hedges.

These financial instruments are subject to the same market and credit risks as those that are traded in connection with the Company's market-making and trading activities. The Company has similar controls in place to monitor these risks. Interest rate swap agreements increased interest expense on the Company's long- and short-term debt obligations by $506 million and $376 million during the fiscal years ended November 30, 2007 and 2006, respectively and reduced interest expense on the Company's long- and short-term debt obligations by $115 million during the fiscal year ended November 30, 2005.

                         THE BEAR STEARNS COMPANIES INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)


SFAS No. 133, as amended by SFAS No. 138 and SFAS No. 149, establishes accounting and reporting standards for stand-alone derivative instruments, derivatives embedded within other contracts or securities and for hedging activities. It requires that all derivatives, whether stand-alone or embedded within other contracts or securities be carried on the Company's Consolidated Statements of Financial Condition at fair value. SFAS No. 133 also requires the value of items designated as being fair value hedged to be adjusted for the risk being hedged, as defined in SFAS No. 133, provided that the intent to hedge is fully documented. Any resultant net change in value for both the hedging derivative and the hedged item for the risk being hedged is recognized in earnings immediately, such net effect being deemed the "ineffective" portion of the hedge. The gains and losses associated with the ineffective portion of the fair value hedges are included in "Principal transactions" revenues in the Consolidated Statements of Income. These amounts were immaterial for fiscal 2007, 2006 and 2005.

The Company also engages in non-trading derivative activities to manage commodity price risks resulting from exposures to changes in spot and forward prices in electricity and natural gas. The company actively manages these risks with exchange traded futures, swaps, OTC swaps and options. Certain of these transactions are accounted for as cash flow hedges as defined in SFAS No. 133 which requires the effective portion of the unrealized gain or loss on a derivative designated as a cash flow hedge, as defined in SFAS No. 133, to be reported in "Accumulated other comprehensive income" ("OCI") with the ineffective portion reported in `Principal transactions" revenues in the Consolidated Statements of Income. Amounts that are reported in OCI are reclassified into earnings in the same period or periods during which the hedged transaction affects earnings. The ineffective portion of cash flow hedges was deemed immaterial for fiscal 2007.

The net loss on derivative instruments designated in cash flow hedging relationships recorded in OCI, net of tax, was $10 million at November 30, 2007, which represents the net change in fair value recorded in OCI in fiscal 2007. The net loss in OCI is expected to be reclassified into earnings as follows: $4 million in fiscal 2008 and the remaining $6 million of losses within five years.

5. TRANSFERS OF FINANCIAL ASSETS AND LIABILITIES

SECURITIZATIONS

The Company is a market leader in mortgage-backed securitizations and other structured financing arrangements. In the normal course of business, the Company regularly securitizes commercial and residential mortgages, consumer receivables and other financial assets. Securitization transactions are generally treated as sales, provided that control has been relinquished. In connection with securitization transactions, the Company establishes special-purpose entities ("SPEs"), in which transferred assets, including commercial and residential mortgages, consumer receivables and other financial assets are sold to an SPE and repackaged into securities or similar beneficial interests. Transferred assets are recorded at fair value prior to securitization. The majority of the Company's involvement with SPEs relates to securitization transactions meeting the definition of a QSPE under the provisions of SFAS No. 140. Provided it has relinquished control over such assets, the Company derecognizes financial assets transferred in securitizations and does not consolidate the financial statements of QSPEs. For SPEs that do not meet the QSPE criteria, the Company uses the guidance in FIN No. 46 (R) to determine whether the SPE should be consolidated.

In connection with these securitization activities, the Company may retain interests in securitized assets in the form of senior or subordinated securities or as residual interests. Retained interests in securitizations are generally not held to maturity and typically are sold shortly after the settlement of a securitization. The weighted average holding period for retained interest positions in inventory at November 30, 2007 and 2006 was approximately 180 days and 150 days, respectively. These retained interests are included in "Financial instruments owned, at fair value" in the Consolidated Statements of Financial Condition and are carried at fair value. Consistent with the valuation of similar inventory, fair value is determined by broker-dealer price quotations and internal valuation pricing models that utilize variables such as yield curves, prepayment speeds, default rates, loss severity, interest rate volatilities and spreads. The assumptions used for pricing variables are based on observable transactions in similar securities and are further verified by external pricing sources, when available.

                         THE BEAR STEARNS COMPANIES INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)


The Company's securitization activities are detailed below:

                                                              Agency                 Other Mortgage-
(in billions)                                             Mortgage-Backed           and Asset-Backed               Total
------------------------------------------------------------------------------------------------------------------------------------
Total securitizations
   Fiscal 2007                                                $ 23.0                     $ 73.8                   $ 96.8
   Fiscal 2006                                                $ 21.8                     $ 99.3                   $ 121.1
------------------------------------------------------------------------------------------------------------------------------------


The following table summarizes the Company's retained interests by rating as of November 30, 2007 and 2006:

                                                                                November 30,          November 30,
(in billions)                                                                      2007                  2006
------------------------------------------------------------------------------------------------------------------------------------
Retained Interests:
AAA rated Agency Mortgage-Backed                                                       $2.4                 $1.5
AAA rated Other Mortgage-and Asset-Backed                                               2.7                  1.5
------------------------------------------------------------------------------------------------------------------------------------
Total AAA rated                                                                        $5.1                 $3.0
Other investment grade                                                                  1.6                  1.3
Non-investment grade                                                                    1.3                  1.3
------------------------------------------------------------------------------------------------------------------------------------
   Total retained interests                                                            $8.0                 $5.6
====================================================================================================================================

The following table summarizes cash flows from securitization trusts related to securitization transactions during the fiscal years ended November 30, 2007 and 2006:

                                                               Agency                Other Mortgage-
(in millions)                                             Mortgage-Backed            and Asset-Backed              Total
------------------------------------------------------------------------------------------------------------------------------------
Cash flows received from retained interests
   Fiscal 2007                                                 $ 254                      $ 748                   $ 1,002
   Fiscal 2006                                                 $ 296                      $ 760                   $ 1,056
Cash flows from servicing
   Fiscal 2007                                                  $ 1                        $ 68                      $ 69
   Fiscal 2006                                                  $--                        $ 90                      $ 90
------------------------------------------------------------------------------------------------------------------------------------


The Company is an active market maker in mortgage-backed securities and therefore may retain interests in assets it securitizes, predominantly highly rated or government agency-backed securities. The models employed in the valuation of retained interests consider possible changes in prepayment speeds in response to changes in future interest rates, as well as potential credit losses. Prepayment speed changes are incorporated by calibrating the distribution of possible future interest rates to the observed levels of implied volatility in the market for interest rate options and generating the corresponding cash flows for the securities using prepayment models. Credit losses are considered through explicit loss models for positions exposed to significant default risk in the underlying collateral, and through option-adjusted spreads that also incorporate additional factors such as liquidity and model uncertainty for all positions. The models use discount rates that are based on the Treasury curve, plus the option-adjusted spread. Key points on the constant maturity Treasury curve at November 30, 2007 were 3.03% for 2-year Treasuries and 4.14% for 10-year Treasuries, and ranged from 3.03% to 4.47%. The weighted average spread was 116 basis points and 411 basis points for agency mortgage-backed securities and other mortgage- and asset-backed securities, respectively, at November 30, 2007.

Weighted average key economic assumptions used in measuring the fair value of retained interests in assets the Company securitized at November 30, 2007 were as follows:

                                                                          Agency                        Other Mortgage-
                                                                     Mortgage-Backed                    and Asset-Backed
------------------------------------------------------------------------------------------------------------------------------------
Weighted average life (years)                                              5.7                                2.8
Average prepayment speeds (annual rate)                                  7% - 39%                           6% - 39%
Credit losses                                                               --                            0.5% - 49%
------------------------------------------------------------------------------------------------------------------------------------

                         THE BEAR STEARNS COMPANIES INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)


The following hypothetical sensitivity analysis as of November 30, 2007 illustrates the potential adverse change in fair value of these retained interests due to a specified change in the key valuation assumptions. The interest rate changes represent a parallel shift in the Treasury curve. This shift considers the corresponding effect of other variables, including prepayments. The remaining valuation assumptions are changed independently. Retained interests in securitizations are generally not held to maturity and are typically sold shortly after the settlement of a securitization. The Company considers the current and expected credit profile of the underlying collateral in determining the fair value and periodically updates the fair value for changes in credit, interest rate, prepayment speeds and other pertinent market factors. Changes in portfolio composition, updates to loss and prepayment models, and changes in the level of interest rates and market prices for retained interests, can combine to produce significant changes in the sensitivities reported even if aggregate market values do not change significantly. Actual credit losses on retained interests have not been significant.

                                                                             Agency                Other Mortgage-
(in millions)                                                           Mortgage-Backed            and Asset-Backed
------------------------------------------------------------------------------------------------------------------------------------
Interest rates
   Impact of 50 basis point adverse change                            $                (66)     $                  (144)
   Impact of 100 basis point adverse change                                           (143)                        (284)
------------------------------------------------------------------------------------------------------------------------------------
Prepayment speeds
   Impact of 10% adverse change                                                         (5)                         (31)
   Impact of 20% adverse change                                                         (8)                         (54)
------------------------------------------------------------------------------------------------------------------------------------
Credit losses
   Impact of 10% adverse change                                                        (10)                        (222)
   Impact of 20% adverse change                                                        (19)                        (408)
------------------------------------------------------------------------------------------------------------------------------------


The above table should be viewed with caution since the changes in a single variable generally cannot occur without changes in other variables or conditions that may counteract or amplify the effect of the changes outlined in the table. Changes in fair value based on adverse variations in assumptions generally cannot be extrapolated because the relationship of the change in assumptions to the change in fair value is not usually linear. In addition, the table does not consider the change in fair value of offsetting positions, which would generally offset the changes detailed in the table, nor does it consider any corrective action that the Company may take in response to changes in these conditions. The impact of offsetting positions is not presented because these positions are established on a portfolio level and allocating the impact would not be practicable.

MORTGAGE SERVICING RIGHTS

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

As of December 1, 2006, the Company adopted SFAS No. 156 and elected to carry its MSRs at fair value, with changes in fair value reported in earnings. Prior to December 1, 2006, the Company reported the MSRs on a lower of cost or market basis.

The determination of fair value of the Company's MSRs requires management judgment because they are not actively traded. The determination of fair value for MSRs requires valuation processes which combine the use of discounted cash flow models and extensive analysis of current market data to arrive at an estimate of fair value. The cash flow and prepayment assumptions used in the Company's discounted cash flow model are based on empirical data drawn from the historical performance of the Company's MSRs adjusted to reflect current Market conditions, which the Company believes are consistent with assumptions used by market participants valuing similar MSRs. The key risks and therefore the key assumptions used in the valuation of MSRs include mortgage prepayment speeds, discount rates and constant default rates. These variables can, and generally will, change from quarter to quarter as market conditions and projected interest rates change. The Company mitigates the income statement effect of changes in fair value of MSRs by entering into offsetting economic transactions.

                         THE BEAR STEARNS COMPANIES INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)


At November 30, 2007, the key economic assumptions and the sensitivity of the current fair value of MSRs to immediate changes in those assumptions were as follows:

(in millions)
--------------------------------------------------------------------------------
Fair value of MSRs                                         $              833

Weighted average constant prepayment rate (CPR)                           14%

Impact on fair value of:
   10% adverse change                                      $              (33)
   20% adverse change                                                     (70)

Weighted average discount rate                                            13%

Impact on fair value of:
   10% adverse change                                      $              (26)
   20% adverse change                                                     (51)

Weighted average constant default rate (CDR)                               5%

Impact on fair value of:
   10% adverse change                                      $              (29)
   20% adverse change                                                     (58)
--------------------------------------------------------------------------------

The above table should be viewed with caution since the changes in a single variable generally cannot occur without changes in other variables or conditions that may counteract or amplify the effect of the changes outlined in the table. Changes in fair value based on adverse variations in assumptions generally cannot be extrapolated because the relationship of the change in assumptions to the change in fair value is not usually linear. In addition, the table does not consider the change in fair value of offsetting positions, which would generally offset the changes detailed in the table, nor does it consider any corrective action that the Company may take in response to changes in these conditions. The impact of offsetting positions is not presented because these positions are established on a portfolio level and allocating the impact would not be practicable.

MSRs are included in "Other assets" on the Consolidated Statements of Financial Condition and are carried at fair value as of December 1, 2006, in accordance with SFAS No. 156. The Company's MSR activities for the fiscal year ended November 30, 2007 were as follows:

(in millions)                                           2007

--------------------------------------------------------------------
Balance, beginning of year                          $          502
Additions                                                      351
Paydowns                                                      (153)
Changes in fair value resulting from changes
  in valuation inputs/assumptions                              133
--------------------------------------------------------------------
Balance, end of year                                $          833
====================================================================


The Company's MSR activities for the fiscal year ended November 30, 2006, carried at the lower of amortized cost or market, were as follows:

(in millions)                                           2006
--------------------------------------------------------------------
Balance, beginning of year                          $          431
Additions                                                      366
Sales, net                                                    (109)
Amortization                                                  (188)
Recovery                                                         2
--------------------------------------------------------------------
Balance, end of year                                $          502
====================================================================

                         THE BEAR STEARNS COMPANIES INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)


Changes in the MSR valuation allowance for the fiscal year ended November 30, 2006 were as follows:

(in millions)                                           2006
--------------------------------------------------------------------
Balance, beginning of year                          $          (11)
Recovery                                                         2
--------------------------------------------------------------------
Balance, end of year                                $           (9)
====================================================================

6. VARIABLE INTEREST ENTITIES AND MORTGAGE LOAN SPECIAL PURPOSE ENTITIES

The Company regularly creates or transacts with entities that may be VIEs. These entities are an essential part of the Company's securitization, asset management and structured finance businesses. In addition, the Company purchases and sells financial instruments that may be variable interests. The Company follows the guidance in FIN No. 46 (R) and consolidates VIEs in which the Company is the primary beneficiary.

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

The Company has mortgage securitizations that did not meet the criteria for sale treatment under SFAS No. 140, including transactions where the retained call option did not meet the definition of a clean up call under SFAS No. 140. As such, the Company continues to carry the assets and liabilities from these transactions on its Consolidated Statements of Financial Condition.

The Company acts as portfolio manager and/or underwriter in several collateralized debt obligation and collateralized loan obligation transactions. In these transactions, the Company establishes a trust that purchases a portfolio of assets and issues trust certificates that represent interests in the portfolio of assets. The holders of the trust certificates have recourse only to the underlying assets of the trusts and not to the Company's other assets. In addition, the Company may receive variable compensation for managing the portfolio and may also retain certain trust certificates. In certain of these transactions, these interests result in the Company becoming the primary beneficiary of these entities.

The Company establishes and operates funds for the benefit of its employees. These funds are considered to be VIEs of which the Company is the primary beneficiary.

The Company has made investments in entities that own power plants. Certain entities are VIEs of which the Company is the primary beneficiary.

The following table sets forth the Company's total assets and maximum exposure to loss associated with its significant variable interests in consolidated VIEs and securitizations that did not qualify for sale treatment. This information is presented based on principal business activity.

                                                 As of November 30, 2007             As of November 30, 2006
-------------------------------------------------------------------------------------------------------------------
(in millions)                                                    Maximum                                 Maximum
                                                  VIE            Exposure             VIE               Exposure
                                                 Assets        to Loss (1)           Assets            to Loss (1)
-------------------------------------------------------------------------------------------------------------------
Mortgage Securitizations                       $    30,313      $     2,075      $    28,985        $          762
Collateralized Debt and Loan Obligations             2,150              297              685                    48
Employee Funds(2)                                      650              445              575                   355
Energy Investments                                     440              131               --                    --
-------------------------------------------------------------------------------------------------------------------
Total                                          $    33,553      $     2,948      $    30,245        $        1,165
-------------------------------------------------------------------------------------------------------------------

(1) Represents the fair value of the Company's interest in these entities.
(2) Maximum exposure to loss includes loans the Company has made to employees who participate in the funds, for which the Company is in a second loss position.

                         THE BEAR STEARNS COMPANIES INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)


The Company also owns significant variable interests in several VIEs related to collateralized debt obligations and collateralized loan obligations for which the Company is not the primary beneficiary and therefore does not consolidate these entities. In aggregate, these VIEs had assets of approximately $11.5 billion and $14.8 billion at November 30, 2007 and 2006, respectively. At November 30, 2007 and 2006, the Company's maximum exposure to loss from these entities was approximately $112 million and $163 million, respectively, which represents the fair value of its interests and are included in "Financial instruments owned, at fair value" in the Consolidated Statements of Financial Condition.

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

The Company receives collateral under reverse repurchase agreements, securities borrowing transactions, derivative transactions, customer margin loans and other secured lending activities. In many instances, the Company is also permitted by contract or custom to rehypothecate securities received as collateral. These securities may be used to secure repurchase agreements, enter into securities lending or derivative transactions or cover short positions.

At November 30, 2007 and 2006, the fair value of securities received as collateral by the Company that can be repledged, delivered or otherwise used was $280 billion and $286 billion, respectively. Of these securities received as collateral, those with a fair value of approximately $189 billion and $190 billion were delivered, repledged or otherwise used at November 30, 2007 and 2006, respectively.

The Company also pledges financial instruments owned to collateralize certain financing arrangements and permits the counterparty to pledge or rehypothecate the securities. These securities are recorded as "Financial instruments owned and pledged as collateral, at fair value" in the Consolidated Statements of Financial Condition. The carrying value of securities and other inventory positions owned that have been pledged or otherwise encumbered to counterparties where those counterparties do not have the right to sell or repledge was $65 billion and $42 billion at November 30, 2007 and 2006, respectively.

                         THE BEAR STEARNS COMPANIES INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)


8. SHORT-TERM BORROWINGS

The Company obtains unsecured short-term borrowings through the issuance of commercial paper, bank loans, medium term notes and other borrowings. In addition, the Company obtains secured short-term borrowings primarily through master notes and secured bank loans. A master note is an agreement under which a lender may make one or more loans to a borrower, the repayment obligation of which is reflected in a promissory note to the lender. In the case of secured master notes, these agreements are secured by collateral. The interest rates on such short-term borrowings reflect market rates of interest at the time of the transactions.

The Company's short-term borrowings at November 30, 2007 and 2006 consisted of the following:

(in billions)                                               2007                      2006
------------------------------------------------------------------------------------------------------
Unsecured borrowings:
Commercial paper                                     $                3.9    $                 20.7
Bank loans                                                            3.1                       1.7
Medium term notes                                                     1.9                       0.3
Other unsecured borrowings                                            2.7                       3.1
------------------------------------------------------------------------------------------------------
Total unsecured borrowings                                           11.6                      25.8
Secured borrowings                                                   12.4                       3.3
------------------------------------------------------------------------------------------------------
Total short-term borrowings                          $               24.0    $                 29.1
======================================================================================================


The effective weighted average interest rates for short-term borrowings were as follows:

                                                                                             Fiscal Years Ended
                                                       As of November 30,                       November 30,
----------------------------------------------------------------------------------------------------------------------------
                                                        2007        2006                2007        2006        2005
----------------------------------------------------------------------------------------------------------------------------
Commercial paper                                        4.67%      5.25%               5.34%       4.92%        3.28%
Bank loans and other borrowings                         4.90%      5.23%               5.19%       4.74%        3.33%
----------------------------------------------------------------------------------------------------------------------------

Committed Credit Facilities
---------------------------

The Company has a committed revolving credit facility ("Facility") totaling $4.0 billion, which permits borrowing on a secured basis by the Parent Company, BSSC, BSIL and certain other subsidiaries. The Facility also allows the Parent Company, BSIL and Bear Stearns International Trading Limited ("BSIT") to borrow up to $4.0 billion of the Facility on an unsecured basis. Secured borrowings can be collateralized by both investment-grade and non-investment-grade financial instruments as the Facility provides for defined advance rates on a wide range of financial instruments eligible to be pledged. The Facility contains financial covenants, the most significant of which require maintenance of specified levels of stockholders' equity of the Company and net capital of BSSC. The Facility terminates in February 2008, with all loans outstanding at that date payable no later than February 2009. The Company intends to renew the Facility at market available terms. There were no borrowings outstanding under the Facility at November 30, 2007.

The Company has a $1.5 billion committed revolving securities repo facility ("Repo Facility"), which permits borrowings secured by a broad range of collateral under a repurchase arrangement by the Parent Company, BSIL, BSIT and BSB and BS Forex. The Repo Facility contains financial covenants that require, among other things, maintenance of specified levels of stockholders' equity of the Company. The Repo Facility terminates in August 2008, with all repos outstanding at that date payable no later than August 2009. There were no borrowings outstanding under the Repo Facility at November 30, 2007.

The Company has a $350 million committed revolving credit facility ("Pan Asian Facility"), which permits borrowing on a secured basis by the Parent Company, BSSC, Bear Stearns Japan Limited ("BSJL"), and BSIL. The Pan Asian Facility contains financial covenants that require, among other things, maintenance of specified levels of stockholders' equity of the Company and net capital of BSSC. In December 2007, the Company renewed the Facility at a $350 million committed level with substantially the same terms. The Pan Asian Facility terminates in December 2008 with

                         THE BEAR STEARNS COMPANIES INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)


all loans outstanding at that date payable no later than December 2009. There were no borrowings outstanding under the Pan Asian Facility at November 30, 2007.

The Company has a $450 million committed revolving credit facility ("Tax Lien Facility"), which permits borrowing on a secured basis by the Parent Company, Plymouth Park Tax Services and Madison Tax Capital LLC. The Tax Lien Facility contains financial covenants that require, among other things, maintenance of specified levels of stockholders' equity of the Company. The Tax Lien Facility terminates in March 2008 with all loans outstanding at that date payable no later than March 2009. There were no borrowings outstanding under the Tax Lien Facility at November 30, 2007.

The Company also maintains a series of committed credit facilities, which permit borrowing on a secured basis, to support liquidity needs for the financing of investment-grade and non-investment-grade corporate loans, residential mortgages, commercial mortgages, listed options and whole loans. The facilities are expected to be drawn from time to time and expire at various dates, the longest of such periods ending in fiscal 2008. All of these facilities contain a term-out option of one year or more for borrowings outstanding at expiration. The banks providing these facilities are committed to provide up to an aggregate of approximately $6.7 billion. At November 30, 2007, the borrowings outstanding under these committed credit facilities were $4.9 billion.

9. LONG-TERM BORROWINGS

The Company's long-term borrowings (which have original maturities of at least 12 months) at November 30, 2007 and 2006 consisted of the following:

(in billions)                                 2007             2006
------------------------------------------------------------------------
Fixed-rate notes due 2008 to 2047:
   U.S. dollar-denominated (1) (2)        $      19.8      $      15.3
   Non-U.S. dollar-denominated                    8.9              7.3
Floating rate notes due 2008 to 2046:
   U.S. dollar-denominated                       21.9             16.5
   Non-U.S. dollar-denominated                    9.4              6.7
Index/equity/credit-linked notes:
   U.S. dollar-denominated                        2.5              2.8
   Non-U.S. dollar-denominated                    6.0              6.0
------------------------------------------------------------------------
Total long-term borrowings                $      68.5      $      54.6
========================================================================

Amounts include fair value adjustments in accordance with SFAS No. 133, hybrid financial instruments accounted for at fair value as elected under SFAS No. 155, as well as $263 million of junior subordinated deferrable interest debentures ("Debentures"). The Debentures will mature on May 15, 2031; however, effective May 15, 2006, the Company, at its option, may redeem the Debentures. The Debentures are reflected in the table at their contractual maturity dates.

(1) At November 30, 2007 and 2006, U.S. dollar-denominated fixed-rate notes were at interest rates ranging from 2.7% to 7.7% and from 1.0% to 7.5%, respectively.
(2) Included in U.S. dollar-denominated fixed rate notes at November 30, 2007 and 2006 were $1.0 billion of Subordinated Global Notes due January 22, 2017 that have an annual interest rate of 5.5%, which rank junior in right of payment to all of the Company's senior indebtedness.

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

                         THE BEAR STEARNS COMPANIES INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)


The effective weighted average interest rates for long-term borrowings, after giving effect to the swaps, were as follows:

--------------------------------------------------------------------------------
                                   As of                  Fiscal Year Ended
                                November 30,                 November 30,
--------------------------------------------------------------------------------
                               2007      2006          2007      2006      2005
--------------------------------------------------------------------------------
Fixed-rate notes               5.51%    5.77%          5.89%     5.47%     3.59%
Floating-rate notes            5.14%    5.50%          5.57%     5.19%     3.56%
--------------------------------------------------------------------------------


The Company's long-term borrowings at November 30, 2007 mature as follows:

                              U.S. Dollar                              Non-U.S. Dollar
                  ----------------------------------     ---------------------------------------
                                              Index/                                      Index/
                                              Equity/                                     Equity/
                  Fixed       Floating        Credit        Fixed         Floating        Credit
(in millions)     Rate          Rate          Linked        Rate            Rate          Linked         Total
---------------------------------------------------------------------------------------------------------------------
FISCAL YEAR
2008         $      2,367   $      5,376   $        622   $        389   $        253   $        579   $      9,586
2009                  799          7,239            794            976          2,258          1,399         13,465
2010                2,976          4,083            321          1,622            395          1,033         10,430
2011                  931          2,420            365          1,327            245          1,428          6,716
2012                4,152          1,138            253          1,903          1,446            350          9,242
Thereafter          8,587          1,631            138          2,730          4,852          1,161         19,099
---------------------------------------------------------------------------------------------------------------------
Total        $     19,812   $     21,887   $      2,493   $      8,947   $      9,449   $      5,950   $     68,538
=====================================================================================================================


Included in fiscal 2009 are approximately $996 million of floating-rate notes that are redeemable prior to maturity at the option of the noteholder. These notes contain certain provisions that effectively enable noteholders to put these notes back to the Company and, therefore, are reflected in the table at the date such notes first become redeemable. The final maturity dates of these notes are during fiscal 2009, 2010 and 2011.

Instruments governing certain indebtedness of the Company contain various financial covenants, including maintenance of minimum levels of stockholders' equity of the Company. At November 30, 2007, the Company was in compliance with all covenants contained in these debt agreements.

10. PREFERRED STOCK

PREFERRED STOCK ISSUED BY THE BEAR STEARNS COMPANIES INC.

The Company is authorized to issue a total of 10 million shares of preferred stock at par value of $1.00 per share. At November 30, 2007, the Company has 1,758,106 shares issued and outstanding under various series as described below. All preferred stock has a dividend preference over the Company's common stock in the paying of dividends and a preference in the liquidation of assets.

The Company has outstanding 3,272,450 depositary shares representing 818,113 shares of Cumulative Preferred Stock, Series E ("Series E Preferred Stock"), having an aggregate liquidation preference of $164 million as of November 30, 2007. Each depositary share represents a one-fourth interest in a share of Series E Preferred Stock. Dividends on the Series E Preferred Stock are payable at an annual rate of 6.15%. Series E Preferred Stock is redeemable at the option of the Company at any time on or after January 15, 2008, in whole or in part, at a redemption price of $200 per share (equivalent to $50 per depositary share), plus accrued but unpaid dividends to the redemption date. During the fiscal year ended November 30, 2007, the Company redeemed and retired 75,800 depositary shares.

The Company has outstanding 1,715,300 depositary shares representing 428,825 shares of Cumulative Preferred Stock, Series F ("Series F Preferred Stock"), having an aggregate liquidation preference of $86 million as of November 30, 2007. Each depositary share represents a one-fourth interest in a share of Series F Preferred Stock. Dividends on the Series F Preferred Stock are payable at an annual rate of 5.72%. Series F Preferred Stock is redeemable at the option of the Company at any time on or after April 15, 2008, in whole or in part, at a redemption price of $200 per share (equivalent to $50 per depositary share), plus accrued but unpaid dividends to the redemption date. During the fiscal year ended November 30, 2007, the Company redeemed and retired 74,900 depositary shares.

                         THE BEAR STEARNS COMPANIES INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)


The Company has outstanding 2,044,675 depositary shares representing 511,169 shares of Cumulative Preferred Stock, Series G ("Series G Preferred Stock"), having an aggregate liquidation preference of $102 million as of November 30, 2007. Each depositary share represents a one-fourth interest in a share of Series G Preferred Stock. Dividends on the Series G Preferred Stock are payable at an annual rate of 5.49%. Series G Preferred Stock is redeemable at the option of the Company at any time on or after July 15, 2008, in whole or in part, at a redemption price of $200 per share (equivalent to $50 per depositary share), plus accrued but unpaid dividends to the redemption date. During the fiscal year ended November 30, 2007, the Company did not redeem or retire depositary shares.

PREFERRED STOCK ISSUED BY SUBSIDIARIES

Bear Stearns Capital Trust III ("Capital Trust III"), a wholly owned subsidiary of the Company, has issued $263 million (10,500,000 shares) of Guaranteed Preferred Beneficial Interests in Company Subordinated Debt Securities ("Preferred Securities"). The Preferred Securities are fixed-rate securities, which have a liquidation value of $25 per security. Holders of the Preferred Securities are entitled to receive quarterly preferential cash distributions at an annual rate of 7.8% through May 15, 2031. The proceeds of the issuance of the Preferred Securities were used to acquire junior subordinated deferrable interest debentures ("Debentures") issued by the Company. The Debentures have terms that correspond to the terms of the Preferred Securities and are the sole assets of Capital Trust III. The Preferred Securities will mature on May 15, 2031. Effective May 15, 2006, the Preferred Securities became redeemable at the Company's option at their principal amounts plus accrued distributions.

In accordance with FIN No. 46 (R), the Company has deconsolidated Capital Trust
III. As a result, the Debentures issued by the Company to Capital Trust III are included within long-term borrowings at November 30, 2007 and 2006. The $263 million of Preferred Securities issued by Capital Trust III are still outstanding, providing the funding for such Debentures. The Preferred Securities issued by Capital Trust III are no longer included in the Company's Consolidated Statements of Financial Condition.

                         THE BEAR STEARNS COMPANIES INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)


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

The computations of Basic and Diluted EPS for the fiscal years ended November 30, 2007, 2006 and 2005 are set forth below:

---------------------------------------------------------------------------------------------------------------

(in millions, except per share amounts)                         2007             2006              2005
---------------------------------------------------------------------------------------------------------------
Net income                                                    $      233       $       2,054      $     1,462
Preferred stock dividends                                            (21)                (21)             (24)
Income adjustment (net of tax) applicable to deferred
  compensation arrangements-vested shares                              7                  47               50
---------------------------------------------------------------------------------------------------------------
Net earnings used for basic EPS                                      219               2,080            1,488
Income adjustment (net of tax) applicable to deferred
  compensation arrangements-non-vested shares                          4                  41               32
---------------------------------------------------------------------------------------------------------------
Net earnings used for diluted EPS                             $      223       $       2,121      $     1,520
===============================================================================================================

Total basic weighted average common

  shares outstanding (1)                                             130                 132              130
---------------------------------------------------------------------------------------------------------------
Effect of dilutive securities:

  Employee stock options                                               5                   6                4
  CAP and restricted units                                            11                  11               13
---------------------------------------------------------------------------------------------------------------
Dilutive potential common shares                                      16                  17               17
---------------------------------------------------------------------------------------------------------------
Weighted average number of common shares                             146                 149              147
  outstanding and dilutive potential common shares
===============================================================================================================

Basic EPS                                                     $     1.68       $       15.79      $     11.42
Diluted EPS                                                   $     1.52       $       14.27      $     10.31
===============================================================================================================

(1) Includes approximately 13 million, 13 million and 18 million vested units for the fiscal years ended November 30, 2007, 2006 and 2005, respectively, issued under certain employee stock compensation plans, which will be distributed as shares of common stock.

12. EMPLOYEE BENEFIT PLAN

The Company has a qualified non-contributory profit sharing plan covering substantially all employees. Contributions are made at the discretion of management in amounts that relate to the Company's level of income before provision for income taxes. The Company's expense related to the profit sharing plan for the fiscal years ended November 30, 2007, 2006 and 2005 was $3 million, $45 million and $37 million, respectively.

13. STOCK COMPENSATION PLANS

The Company has various stock compensation plans designed to increase the emphasis on stock-based incentive compensation and align the compensation of its key employees with the long-term interests of stockholders. As discussed in Note 1, "Summary of Significant Accounting Policies," effective December 1, 2005, the Company adopted SFAS No. 123 (R) using the modified prospective application method. Stock-based compensation cost is measured at grant date, based on the fair value of the award and is recognized as expense over the requisite service period. Beginning in fiscal 2007, the requisite service period was changed to align with the vesting schedule for the Company's stock-based incentive plans (in line with industry practice and the Company's retention strategy). As a result of this change, compensation cost for fiscal 2007 was less than the amount that would have been recognized had the Company not changed the requisite service period. The compensation cost that has been charged against income for the Company's stock compensation plans was $30 million, $848 million and $650 million for the fiscal years ended November 30, 2007, 2006 and 2005, respectively. The total income tax benefit recognized in the income statement for stock-based compensation arrangements was $13 million, $357 million and $273 million for fiscal years ended November 30, 2007, 2006 and 2005, respectively.

                         THE BEAR STEARNS COMPANIES INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)


The Company concluded that under SFAS No. 123 (R), the grant date for stock-based compensation awards is the date the awards are approved by the Company's Compensation Committee. The Compensation Committee approved the 2007 stock-based compensation awards in December 2007 following the end of the Company's 2007 fiscal year. In years prior to fiscal 2006, stock-based compensation granted in December was included in stockholders' equity at November year end. The Company's stock-based compensation plans are summarized below.

STOCK REPURCHASE PROGRAM

The Company intends to offset the potentially dilutive impact of the annual grants by purchasing common stock throughout the year in open market and private transactions. On December 13, 2006, the Board of Directors of the Company approved an amendment to the Stock Repurchase Program ("Repurchase Program") to replenish the previous authorization in order to allow the Company to purchase up to $2.0 billion of common stock in fiscal 2007 and beyond. In addition, on September 18, 2007, the Board of Directors approved an amendment to the Repurchase Program authorizing the purchase of up to $2.5 billion of common stock in fiscal 2007 and beyond. The amendment supersedes the previous $2.0 billion authorization. The Company expects to utilize the repurchase authorization to offset the dilutive impact of annual share awards. The Company may, depending upon price and other factors, repurchase additional shares in excess of that required for annual share awards. The Company's policy is to issue shares out of treasury upon share option exercise or share unit conversion.

CAPITAL ACCUMULATION PLAN

Pursuant to the CAP Plan, certain key executives receive a portion of their total annual compensation in the form of CAP units. The number of CAP units credited is a function of the dollar amount awarded to each participant and the closing fair market value of the Company's common stock on the date the award is granted. The CAP units awarded under the CAP Plan are subject to vesting and convert to common stock after five years. CAP units granted in each of the periods presented contain selling restrictions subsequent to the vesting date. Holders of CAP units may forfeit ownership of a portion of their award if employment is terminated before the end of the vesting period. The total number of CAP units that may be issued under the CAP Plan during any fiscal year may not exceed 15% of the sum of issued and outstanding shares of common stock and CAP units outstanding determined as of the last day of the current fiscal year.

Beginning with the December 2007 grant, the Company measured compensation cost based on the market price of the Company's common stock on grant date less a discount for post-vesting restrictions. The discount of approximately 5% - 6% per year, was derived based on short forward hedging models and market based pricing as well as academic research. For CAP units granted prior to December 2007, the Company measured compensation cost based on the market value of the Company's common stock at the grant date.

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

Beginning with the December 2007 grant, the requisite service period was changed to align with the vesting schedule for the CAP units and, as a result, there was no expense associated with the 2007 grants. During the fiscal years ended November 30, 2006 and 2005, the Company expensed $545 million and $363 million, respectively, attributable to CAP units granted to participants for each of those years. In addition, during the fiscal years ended November 30, 2007, 2006 and 2005, the Company recognized expense of $18 million, $154 million and $144 million, respectively, attributable to CAP units with respect to the earnings adjustment. Awards allocated pursuant to the CAP Plan are credited to participants' deferred compensation accounts in the form of CAP units and are included in stockholders' equity. During the fiscal years ended November 30, 2007, 2006 and 2005, the Company recognized total compensation expense, net of forfeitures, related to the CAP plan, of ($25) million, $528 million and $353 million, respectively.

                         THE BEAR STEARNS COMPANIES INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)


For awards granted in December 2007, there was $426 million of total unrecognized compensation cost related to these awards, which is expected to be amortized over a weighted average period of approximately 2.3 years.

RESTRICTED STOCK UNIT PLAN

The Restricted Stock Unit Plan ("RSU Plan") provides for a portion of certain key employees' compensation to be granted in the form of restricted stock units ("RSUs"), with allocations made to participants' deferred compensation accounts. Under the RSU Plan, RSUs granted to employees generally vest over three years and generally convert to common stock within four years. Such units are restricted from sale, transfer or assignment until the end of the restriction period. RSU's granted in each of the periods presented contain selling restrictions subsequent to the vesting date. Holders of RSUs generally may forfeit ownership of a portion of their award if employment is terminated before the end of the vesting period. Holders of RSUs are entitled to receive a dividend in the form of additional RSUs, based on dividends declared on the Company's common stock. The total number of RSUs that may be granted under the RSU Plan may not exceed 25,000,000. As of November 30, 2007, the total number of RSUs outstanding was 6,725,447.

Beginning with the December 2007 grant, the Company measured the compensation cost based on the market price of the Company's common stock on grant date less a discount for post-vesting restrictions. The discount of approximately 5% - 6% per year, was derived based on short forward hedging models and market based pricing as well as academic research. For RSUs granted prior to December 2007, the Company measured compensation cost based on the market value of the Company's common stock at the grant date.

During the fiscal years ended November 30, 2007, 2006 and 2005, the Company recognized compensation expense of $19 million, $201 million and $135 million, respectively, related to awards granted to participants in each of those years. During the fiscal years ended November 30, 2007, 2006 and 2005, the Company recognized total compensation expense related to the RSU Plan of $46 million, $218 million and $174 million, respectively.

As of November 30, 2007, there was $186 million of total unrecognized compensation cost related to stock-based compensation granted under the RSU Plan which is expected to be recognized over a weighted average period of approximately 3.3 years. For awards granted in December 2007, $176 million of unrecognized compensation cost related to these awards is expected to be recognized over a weighted average period of approximately 3.1 years.

STOCK AWARD PLAN

Pursuant to the Stock Award Plan, certain key employees are given the opportunity to acquire common stock through the grant of options. Stock options generally have a 10-year expiration. The total number of stock options that may be issued under the Stock Award Plan may not exceed 45,000,000. As of November 30, 2007, the total number of stock options under the Stock Award Plan outstanding was 19,390,856.

The Company awarded approximately $3 million, $89 million and $108 million of employee stock options in fiscal 2007, 2006 and 2005, respectively, of which approximately $1 million, $89 million and $99 million were expensed in fiscal 2007, 2006 and 2005, respectively. Unvested awards granted are expensed over the future vesting periods, generally over three years. In fiscal 2007, 2006 and 2005, the Company recognized total compensation expense related to stock options of $10 million, $102 million and $123 million, respectively.

Fair value was estimated at grant date based on a modified Black-Scholes option-pricing model. The weighted average fair value of options granted relating to the fiscal years ended November 30, 2007, 2006 and 2005 was $24.03, $45.83 and $26.50 per option, respectively. These amounts reflect adjustments for vesting requirements and potential maturity shortening. Estimates of fair value are not intended to predict the value ultimately realized by employees who receive equity awards and subsequent events are not indicative of the reasonableness of the original estimates of fair value made by the Company.

The total intrinsic value of options exercised during the years ended November 30, 2007, 2006 and 2005 was $151 million, $247 million and $149 million, respectively. The total cash received from employees as a result of stock option exercises for the years ended November 30, 2007, 2006 and 2005 was approximately $162 million, $290 million and $202 million, respectively. In connection with these exercises, the tax benefits realized by the Company for the years ended November 30, 2007, 2006 and 2005 were $55 million, $90 million and $59 million, respectively.

                         THE BEAR STEARNS COMPANIES INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)


The grant date fair value was estimated based on a modified Black-Scholes option pricing model using the following assumptions:

--------------------------------------------------------------------------------------------------------------
                                                          2007                2006                2005
--------------------------------------------------------------------------------------------------------------
Risk-free interest rate(1)                                       3.58%              4.57%               4.46%
Expected option life(2)                                        5 years            5 years             5 years
Expected stock price volatility(3)                                 28%                26%                 21%
Dividend yield                                                   1.42%              0.68%               0.90%
--------------------------------------------------------------------------------------------------------------

(1) Represents the interest rate of the five-year U.S. Treasury note.
(2) The expected option life is the number of years that the Company estimates, based on history, that options will be outstanding prior to exercise or forfeiture.
(3) The Company's estimates of expected volatility are principally based on implied volatility of the Company's common stock and other relevant factors.

NON-EMPLOYEE DIRECTORS' STOCK OPTION AND STOCK UNIT PLAN

Pursuant to the Non-Employee Directors' Stock Option and Stock Unit Plan ("Directors' Plan"), members of the Board of Directors of the Company who are not employees of the Company or any of its subsidiaries ("Non-Employee Directors") may be granted stock options or RSUs. Non-Employee Directors may elect to exchange a portion of their annual cash retainer paid by the Company for services rendered as a director, for stock options or RSUs. Stock options and RSUs issued under the plan generally vest six months after the date of issuance and stock options have a 10-year expiration. The total number of stock options and RSUs combined that may be issued under the Directors' Plan may not exceed 300,000. As of November 30, 2007, the total number of stock options and RSUs outstanding was 101,580, and 24,674, respectively. During the fiscal years ended November 30, 2007, 2006 and 2005, the Company recognized expense of $0.3 million, $2 million and $1 million, respectively, related to these awards.

SUMMARY OF ALL STOCK UNIT AND OPTION ACTIVITY

The following is a summary of CAP units and RSUs outstanding:
------------------------------------------------------------------------------------------------------------------------------------
                                                                  Weighted Average Fair                        Weighted Average
                                                CAP Units                 Value                RSUs               Fair Value
------------------------------------------------------------------------------------------------------------------------------------
Balance, November 30, 2006                       18,525,655       $                86.49       6,976,588      $             87.63

Granted(1)                                        3,412,043       $               164.82       2,041,497                   157.21

Forfeited                                         (190,910)       $               139.91       (368,660)                   110.37

Distributed                                     (3,557,908)       $                67.68     (1,899,304)                    68.30
------------------------------------------------------------------------------------------------------------------------------------

Balance, November 30, 2007                       18,188,880       $               104.34       6,750,121                   112.53
====================================================================================================================================

(1) The weighted average grant-date fair value for CAP units and RSUs combined was $161.87, $132.01 and $112.01 for fiscal years ended November 30, 2007, 2006 and 2005.

Note: In December 2007, the Company granted 6,093,917 and 1,992,257 CAP units and RSUs, respectively, at an average market price of $89.95. In addition, in December 2007, 3,996,173 and 1,497,992 CAP units and RSUs, respectively, were converted into common shares and distributed to participants. The award grants and distributions made in December 2007 are not reflected in the table above.

                         THE BEAR STEARNS COMPANIES INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)


Activity with respect to stock options for the fiscal year ended November 30, 2007 is presented below:

-------------------------------------------------------------------------------------------------------------------
                                                                                       2007
-------------------------------------------------------------------------------------------------------------------
                                                                                                Weighted Average
                                                                   Number of Shares              Exercise Price
-------------------------------------------------------------------------------------------------------------------
Beginning balance                                                         19,840,381                      $  78.39
Granted                                                                    1,907,803                      $ 164.92
Exercised                                                                 (2,153,989)                     $  74.42
Forfeited                                                                   (101,759)                     $ 134.22
Ending balance                                                            19,492,436(1)                   $  86.75
===================================================================================================================

      Note: In December 2007, the Company granted 34,807 options with an exercise price of $89.95. These option grants are not reflected in the table above.

      (1) At November 30, 2007, 18,303,886 stock options were exercisable with a weighted average exercise price of $85.22 and had an average remaining contractual life of 5.9 years. The aggregate intrinsic value for options outstanding and options exercisable as of November 30, 2007 was $432.0 million and $431.9 million respectively.

Information for the Company's stock options as of November 30, 2007 is presented in the following table:

                                 Options Outstanding
----------------------------------------------------------------
                                                      Average
                                        Weighted     Remaining
                                        Average     Contractual
                            Number      Exercise       Life
Rang of Exercise Prices   Outstanding    Price        (Years)
----------------------------------------------------------------
$35.00-$49.99               3,271,833       $47.17      2.8
$50.00-$64.99               4,415,195       $60.40      4.5
$65.00-$79.99               3,325,440       $73.73      6.0
$80.00-$94.99                  19,764       $87.82      6.6
$95.00-$109.99              3,486,580      $102.63      7.1
$110.00-$124.99             3,082,553      $116.50      8.1
$125.00-$139.99                30,886      $136.23      6.5
$140.00-$166.00             1,860,185      $164.94      8.9
----------------------------------------------------------------
Total                      19,492,436       $86.75      5.9


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

In connection with the customer clearance activities, the Company executes and clears customer transactions involving the short sale of securities ("short sales"), entering into futures transactions and the writing of option contracts. Short sales require the Company to borrow securities to settle customer short sale transactions and, as such, these transactions may expose the Company to loss if customers are unable to fulfill their contractual obligations and customers' collateral balances are insufficient to fully cover their losses. In the event customers fail to satisfy their obligations, the Company may be required to purchase financial instruments at prevailing market prices in order to fulfill the customers' obligations.

                         THE BEAR STEARNS COMPANIES INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)


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

From time to time, the Company enters into large financing commitments. During fiscal 2007, the Company led a syndicate that underwrote a large commercial mortgage loan to finance the acquisition of Hilton Hotels Corporation by certain affiliates of The Blackstone Group L.P. including Blackstone Real Estate Partners VI, L.P. as well as certain minority investors. As of November 30, 2007, the Company had advanced approximately $4.6 billion. The Company has sold a portion of the loan and intends to further reduce its remaining position.

In the ordinary course of business, the company manages the risk of derivatives and other businesses through dealer-to-dealer transactions with other large, highly rated global financial institutions. As a result, the Company is exposed to risk of non-performance on counterparty contracts with such dealers. The Company seeks to mitigate risk of loss through independent assessment of the financial condition of dealers and the collection of collateral to fully or partially secure exposure on a mark-to-market basis. Nonetheless, periods of severe volatility and illiquidity expose the market to potential systemic stress and heightened exposure and risk of default of one or more counterparties.

The Company has entered into a variety of transactions and acquired inventory positions that rely in part on financial guaranties provided by monoline credit insurance entities. The Company's exposure to one such entity, resulting from the purchase of credit default protection on structured asset-backed and corporate credit positions, was fully reserved as of November 30, 2007. In general, the Company has limited its unsecured credit extensions to monoline insurance counterparties. As a result, the Company's direct exposure to non-performance by any of the remaining large monoline insurance companies is not material.

A significant portion of the Company's securities processing activities includes clearing transactions for hedge funds, brokers and dealers and other professional traders, including affiliates. Due to the nature of these operations, which may include significant levels of credit extension such as leveraged purchases, short selling and option writing, the Company may incur credit exposure should these customers be unable to meet their commitments. In addition, the Company may be subject to concentration risk through providing margin to those customers holding large positions in certain types of securities, securities of a single issuer, including sovereign governments, issuers located in a particular country or geographic area or issuers engaged in a particular industry, where the Company receives such large positions as collateral. The Company seeks to control these risks by monitoring margin collateral levels for compliance with both regulatory and internal guidelines. Additional collateral is obtained when necessary. To further control these risks, the Company has developed automated risk control systems that analyze the customers' sensitivity to major market movements. The Company will require customers to deposit additional margin collateral, or to reduce positions if it is determined that customers' activities may be subject to above-normal market risk.

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

                         THE BEAR STEARNS COMPANIES INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)


15. INCOME TAXES

The Company and certain of its subsidiaries file a U.S. consolidated federal income tax return. The (benefit) provision for income taxes for the fiscal years ended November 30, 2007, 2006 and 2005 consisted of the following:

--------------------------------------------------------------------------------
(in millions)                                  2007         2006       2005
--------------------------------------------------------------------------------
CURRENT:

Federal                                         $   (72)  $     806   $     449
State and local                                      (6)        182          59
Foreign                                              71         190         124
--------------------------------------------------------------------------------
Total current                                        (7)      1,178         632
--------------------------------------------------------------------------------
DEFERRED:

Federal                                             (81)        (47)         94
State and local                                      28          (1)         35
Foreign                                              20         (37)        (16)
--------------------------------------------------------------------------------
Total deferred                                      (33)        (85)        113
--------------------------------------------------------------------------------
Total (benefit) provision for income taxes      $   (40)  $   1,093   $     745
================================================================================

As of November 30, 2007, the Company had approximately $1.5 billion in accumulated earnings permanently reinvested overseas. If such income were repatriated, additional federal income tax (net of available tax credits) at current tax rates would be approximately $303 million.

Significant components of the Company's deferred tax assets (liabilities) as of November 30, 2007 and 2006 were as follows:

--------------------------------------------------------------------------------
(in millions)                                      2007             2006
--------------------------------------------------------------------------------
DEFERRED TAX ASSETS:
Deferred compensation                             $    1,276       $    1,213
Liability reserves and valuation adjustments              83              108
Unrealized loss                                           17               36
Partnerships                                             202               61
Other                                                    171              170
--------------------------------------------------------------------------------
Total deferred tax assets                              1,749            1,588
--------------------------------------------------------------------------------
DEFERRED TAX LIABILITIES:
Unrealized appreciation                                 (142)             (43)
Depreciation/amortization                                (70)             (67)
Other                                                    (73)             (47)
--------------------------------------------------------------------------------
Total deferred tax liabilities                          (285)            (157)
--------------------------------------------------------------------------------
Net deferred tax assets                           $    1,464       $    1,431
===============================================================================


At November 30, 2007 and 2006, no valuation allowance has been established against deferred tax assets since it is more likely than not that the deferred tax assets will be realized. Net deferred tax assets are included in "Other Assets" in the Consolidated Statements of Financial Condition.

The Company is estimating state and local net operating loss carryforwards of $1.18 billion as of November 30, 2007. These carryforwards can be used through November 30, 2028.

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

                         THE BEAR STEARNS COMPANIES INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)


A reconciliation of the statutory federal income tax rates to the Company's effective tax rates for the fiscal years ended November 30, 2007, 2006 and 2005 was as follows:

------------------------------------------------------------------------- -------------- ------------ --------------
                                                                              2007          2006          2005
------------------------------------------------------------------------- -------------- ------------ --------------
Statutory rate                                                                   35.0%        35.0%          35.0%
State and local income taxes, exclusive of effect of
legislative changes, net of federal benefit                                      (9.8)         3.7            2.2
Dividend received deduction                                                     (10.1)        (0.3)          (0.6)
Tax-exempt interest income, net                                                 (14.2)        (0.8)          (1.5)
Lower tax rates applicable to non-U.S. earnings                                 (31.3)        (1.0)          (0.6)
Domestic tax credits                                                            (17.6)        (0.4)          (0.5)
Effect of legislative changes, net of federal benefit                            25.7            --           0.5
Other, net                                                                        1.3         (1.5)          (0.7)
------------------------------------------------------------------------- -------------- ------------ --------------
Effective tax rate                                                              (21.0)%       34.7%          33.8%
========================================================================= ============== ============ ==============


Not included in the effective tax rate is the effect of approximately $254 million, $363 million and $426 million in income tax benefits attributable to the distribution of common stock under the CAP Plan and other deferred compensation plans as well as the exercise of options, credited directly to paid-in capital, for fiscal 2007, 2006 and 2005, respectively.

16. REGULATIONS

The Company is regulated by the Securities and Exchange Commission ("SEC") as a consolidated supervised entity ("CSE"). As a CSE, the Company is subject to group-wide supervision and examination by the SEC and is required to compute allowable capital and allowances for market, credit and operational risk on a consolidated basis. As of November 30, 2007, the Company was in compliance with the CSE capital requirements.

Bear Stearns and BSSC are registered broker-dealers and futures commission merchants and, accordingly, are subject to Rule 15c3-1 under the Securities Exchange Act of 1934 ("Net Capital Rule") and Rule 1.17 under the Commodity Futures Trading Commission. Bear Stearns uses Appendix E of the Net Capital Rule ("Appendix E"), which establishes alternative net capital requirements for broker-dealers that are part of consolidated supervised entities. Appendix E allows Bear Stearns to calculate net capital charges for market risk and derivatives-related credit risk based on mathematical models, provided that Bear Stearns holds tentative net capital in excess of $1 billion and net capital in excess of $500 million. At November 30, 2007, Bear Stearns' net capital of $3.60 billion exceeded the minimum requirement by $3.05 billion. Bear Stearns' net capital computation, as defined, includes $1.16 billion, which represents net capital of BSSC in excess of 5.5% of aggregate debit items arising from customer transactions.

BSIL and BSIT, London-based broker-dealer subsidiaries, are subject to the regulatory capital requirements of the United Kingdom's Financial Services Authority.

BSB, an Ireland-based bank principally involved in the trading and sales of fixed income products, is registered in Ireland and is subject to the regulatory capital requirements of the Financial Regulator.

Custodial Trust Company ("CTC"), a Federal Deposit Insurance Corporation ("FDIC") insured New Jersey state chartered bank, offers a range of trust, lending, deposit and securities-clearing products and services. CTC provides the Company with banking powers, including access to the securities and funds-wire services of the Federal Reserve System. CTC is subject to the regulatory capital requirements of the FDIC.

At November 30, 2007, Bear Stearns, BSSC, BSIL, BSIT, BSB and CTC were in compliance with their respective regulatory capital requirements. Certain other subsidiaries are subject to various securities regulations and capital adequacy requirements promulgated by the regulatory and exchange authorities of the countries in which they operate. At November 30, 2007, these other subsidiaries were in compliance with their applicable local capital adequacy requirements.

Regulatory rules, as well as certain covenants contained in various instruments governing indebtedness of the Company, Bear Stearns and other regulated subsidiaries, may restrict the Company's ability to withdraw capital from its regulated subsidiaries, which in turn could limit the

                         THE BEAR STEARNS COMPANIES INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)


Company's ability to pay dividends. Also, the Company's broker-dealer subsidiaries and other regulated subsidiaries are subject to minimum capital requirements that may restrict the Company's ability to withdraw capital from its regulated subsidiaries, which in turn could limit the Company's ability to pay dividends. At November 30, 2007, approximately $5.04 billion in equity capital of Bear Stearns, BSSC, BSIL, BSIT, BSB and CTC was restricted as to the payment of cash dividends and advances to the Company.

17. COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Company has commitments in connection with various activities, the most significant of which are as follows:

LEASES

The Company occupies office space under leases that expire at various dates through 2024. At November 30, 2007, future minimum aggregate annual rentals payable under non-cancelable leases (net of subleases), including 383 Madison Avenue in New York City, for fiscal years ended November 30, 2008 through 2012 and the aggregate amount thereafter, are as follows:

(in millions)
-------------------------------------------------
FISCAL YEAR
2008                          $           125
2009                                      122
2010                                      122
2011                                      133
2012                                       98
Thereafter                                650
-------------------------------------------------
Total                                   1,250
=================================================

The various leases contain provisions for periodic escalations resulting from increased operating and other costs. Rental expense, including escalations and net of sublease rental income, under these leases was $218 million, $164 million and $134 million for the fiscal years ended November 30, 2007, 2006 and 2005, respectively.

LENDING-RELATED COMMITMENTS

In connection with certain of the Company's business activities, the Company provides financing or financing commitments to investment-grade and non-investment-grade companies in the form of senior and subordinated debt, including bridge financing. Commitments have varying maturity dates and are generally contingent on the accuracy and validity of certain representations, warranties and contractual conditions applicable to the borrower. Lending-related commitments to investment-grade borrowers aggregated approximately $3.42 billion and $3.83 billion at November 30, 2007 and 2006, respectively. Of these amounts, approximately $952 million and $698 million of the credit risk was offset at November 30, 2007 and 2006, respectively. Lending-related commitments to non-investment-grade borrowers approximated $3.30 billion and $2.04 billion at November 30, 2007 and 2006, respectively. Of these amounts, approximately $220 million and $89 million of the credit risk was offset at November 30, 2007 and 2006, respectively.

The Company also had contingent commitments to non-investment-grade companies of $501 million as of November 30, 2007 and contingent commitments to investment grade and non-investment grade companies of $17.5 billion as of November 30, 2006. Generally, these commitments are provided in connection with leveraged acquisitions. These commitments are not indicative of the Company's actual risk because the borrower may not be successful in the acquisition, the borrower may access the capital markets instead of drawing on the commitment, or the Company's portion of the commitment may be reduced through the syndication process. Additionally, the borrower's ability to draw may be subject to there being no material adverse change in either market conditions or the borrower's financial condition, among other factors. These commitments generally contain certain flexible pricing features to adjust for changing market conditions prior to closing.

                         THE BEAR STEARNS COMPANIES INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)


PRIVATE EQUITY-RELATED INVESTMENTS AND PARTNERSHIPS

In connection with the Company's merchant banking activities, the Company has commitments to invest in merchant banking and private equity-related investment funds as well as commitments to invest directly in private equity-related investments. At November 30, 2007 and 2006, such commitments aggregated $729 million and $788 million, respectively. These commitments will be funded, if called, through the end of the respective investment periods, with the longest of such periods ending in 2020.

UNDERWRITING

In connection with the Company's mortgage-backed securitizations and fixed income and equity underwriting, the Company had commitments to purchase new issues of securities aggregating $652 million and $205 million, respectively, at November 30, 2007 and 2006.

COMMERCIAL AND RESIDENTIAL LOANS

The Company participates in the origination, acquisition, securitization, servicing, financing and disposition of commercial and residential loans. At November 30, 2007 and 2006, the Company had entered into commitments to purchase or finance mortgage loans of $2.83 billion and $4.23 billion, respectively.

LETTERS OF CREDIT

At November 30, 2007 and 2006, the Company was contingently liable for unsecured letters of credit of approximately $1.42 billion and $3.30 billion, respectively, and secured (by financial instruments) letters of credit of $1.33 billion and $1.25 billion, respectively. These letters of credit are primarily used to provide collateral for securities borrowed and to satisfy margin requirements at commodity/futures exchanges.

ENERGY

In connection with its energy activities, the Company has entered into contractual obligations (primarily obligations under tolling agreements, net of re-tolling agreements) that require future cash payments. At November 30, 2007, those contractual obligations, by maturity, were as follows:

(millions)
----------------------------------
Fiscal Year

2008                    $     81
2009                          82
2010                          83
2011                         258
2012                         416
Thereafter                 3,399
----------------------------------
   Total                   4,319
==================================

Strategic Alliance

In October 2007, the Company announced an agreement in principle to form a strategic alliance with CITIC Securities Co. Limited ("CITIC"). The companies will work together to develop new financial products and services to meet the evolving needs of the Chinese market. This alliance will include sharing management expertise and technology to develop new capital markets products and businesses in China, establishing an exclusive joint venture combining the existing businesses of both companies in the rest of Asia, and cross-investments of approximately $1 billion in each firm by the other. The Company and CITIC have agreed to negotiate with each other on an exclusive basis. The proposed transactions are subject to the negotiation of definitive agreements, the approval by the respective boards of directors of the Company and CITIC, and various governmental and regulatory approvals. There can be no assurances that the Company and CITIC will be able to successfully complete negotiations or consummate the transaction.

OTHER

The Company had commitments to purchase Chapter 13 and other credit card receivables of $170 million and $96 million respectively, at November 30, 2007 and 2006.

With respect to certain of the commitments outlined above, the Company utilizes various hedging strategies to actively manage its market, credit and liquidity exposures. Additionally, since these commitments may expire unused, the total commitment amount may not necessarily reflect the actual future cash funding requirements.

LITIGATION

The Company is the sole defendant in an action commenced in the United States Bankruptcy court for the Southern District of New York by the Chapter 11 Trustee for Manhattan Investment Fund Limited ("MIFL"). The complaint seeks to recover from the Company, among other things, certain allegedly fraudulent transfers made by MIFL in the amount of $141 million plus pre-judgment interest. The Company provided prime brokerage services to MIFL prior to its bankruptcy. In January 2007, the Bankruptcy Court granted the Trustee's motion for summary judgment on the fraudulent transfer claims against the Company. The Company believes it has substantial defenses to the Trustee's claims and intends to appeal the decision of the Bankruptcy Court.

On appeal, the District Court affirmed the Bankruptcy Court's findings in part, but also reversed in part, the Bankruptcy's Court's grant of summary judgment to the Trustee, finding that a trial is necessary to make a factual finding as to whether the Company acted in good faith with respect to its receipt of the alleged fraudulent transfers.

The Company and certain subsidiaries have been named as defendants in various investor lawsuits and FINRA arbitrations relating to the failure of the Bear Stearns High Grade Structured Credit Strategies Master Fund, Ltd (the "High Grade Fund") and the Enhanced Leverage Master Fund, Ltd. (the "Enhanced Leverage Fund"), which were managed by Bear Stearns Asset Management. The High Grade Fund had net investor contributions of approximately $775 million. The Enhanced Fund had net investor contributions of approximately $1.08 billion. The relief being sought by the plaintiffs

                         THE BEAR STEARNS COMPANIES INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)


in these matters includes specified and unspecified damages, costs and fees. The Company believes it has substantial defenses to the claims asserted against it in these proceedings. Additionally, the Company and its subsidiaries have been the subject of various state and federal regulatory and law enforcement inquiries, and a state administrative proceeding relating to the Funds.

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

Tax

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

                         THE BEAR STEARNS COMPANIES INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)


The following table sets forth the maximum payout/notional amounts associated with the Company's guarantees as of November 30, 2007:

                                                      Amount of Guarantee Expiration Per Period
                                       ---------------------------------------------------------------------------
                                         Less Than        One to Three      Three to Five     Greater  than
(in millions)                            One Year            Years              Years           Five Years            Total
------------------------------------------------------------------------------------------------------------------------------------
Certain derivative contracts
  (notional) (1)                       $      495,124    $       472,384   $       742,138   $         806,319    $     2,515,965
Municipal securities                            3,370                502                --                  --              3,872
Residual value guarantee                           --                 --               570                  --                570
------------------------------------------------------------------------------------------------------------------------------------

(1) The gross carrying value of these derivatives approximated $59.6 billion as of November 30, 2007.

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

In connection with these activities, the Company mitigates its exposure to market risk by entering into a variety of offsetting derivative contracts and security positions.

MUNICIPAL SECURITIES

In 1997, the Company established a program whereby it created a series of municipal securities trusts in which it has retained interests. These trusts purchase fixed-rate, long-term, highly rated, insured or escrowed municipal bonds financed by the issuance of trust certificates. Certain of the trust certificates entitle the holder to receive future payments of principal and variable interest and to tender such certificates at the option of the holder on a periodic basis. The Company acts as placement agent and as liquidity provider. The purpose of the program is to allow the Company's clients to purchase synthetic short-term, floating-rate municipal debt that does not otherwise exist in the marketplace. In the Company's capacity as liquidity provider to the trusts, the maximum exposure to loss at November 30, 2007 was approximately $3.87 billion, which represents the outstanding amount of all trust certificates. This exposure to loss is mitigated by the underlying municipal bonds held by trusts. The underlying municipal bonds in the trusts are either AAA- or AA-rated, insured or escrowed to maturity. Such bonds had a market value, net of related offsetting positions, approximating $3.77 billion at November 30, 2007.

                         THE BEAR STEARNS COMPANIES INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)


RESIDUAL VALUE GUARANTEE

The Company has entered into an operating lease arrangement for its world headquarters at 383 Madison Avenue in New York City (the "Synthetic Lease"). Under the terms of the Synthetic Lease, the Company is obligated to make monthly payments based on the lessor's underlying interest costs. The Synthetic Lease expires on August 10, 2012 unless both parties agree to a renewal prior to expiration. At the expiration date of the Synthetic Lease, the Company has the right to purchase the building for the amount of the then outstanding indebtedness of the lessor or to arrange for the sale of the property with the proceeds of the sale to be used to satisfy the lessor's debt obligation. If the sale of the property does not generate sufficient proceeds to satisfy the lessor's debt obligation, the Company is required to fund the shortfall up to a maximum residual value guarantee. As of November 30, 2007, there was no expected shortfall and the maximum residual value guarantee was approximately $570 million.

INDEMNIFICATIONS

The Company provides representations and warranties to counterparties in connection with a variety of commercial transactions, including certain asset sales and securitizations and occasionally indemnifies them against potential losses caused by the breach of those representations and warranties. To mitigate these risks with respect to assets being securitized that have been originated by third parties, the Company seeks to obtain appropriate representations and warranties from such third-party originators upon acquisition of such assets. The Company generally performs due diligence on assets purchased and maintains underwriting standards for assets originated. The Company may also provide indemnifications to certain counterparties to protect them in the event additional taxes are owed or payments are withheld, due either to a change in or adverse application of certain tax laws. These indemnifications generally are standard contractual terms and are entered into in the normal course of business. Generally, there are no stated or notional amounts included in these indemnifications.

Maximum payout information under these indemnifications is not readily available because of the number, size and lives of these transactions. In implementing this accounting interpretation, the Company reviewed its experience with the indemnifications on these structures. Based on such experience, it is unlikely that these arrangements will have a material impact on the Consolidated Financial Statements of the Company.

OTHER GUARANTEES

The Company is a member of numerous exchanges and clearinghouses. Under the membership agreements, members are generally required to guarantee the performance of other members. Therefore, if a member becomes unable to satisfy its obligations to the clearinghouse, other members would be required to meet these shortfalls. To mitigate these performance risks, the exchanges and clearinghouses often require members to post collateral. The Company's maximum potential liability under these arrangements cannot be quantified. However, the potential for the Company to be required to make payments under these arrangements is remote. Accordingly, no contingent liability is recorded in the Consolidated Financial Statements for these arrangements.

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

Institutional equities consists of sales, trading and research, in areas such as domestic and international equities, block trading, over-the-counter equities, equity derivatives, energy and commodity activities, risk and convertible arbitrage and specialist activities on the NYSE, AMEX and International Stock Exchange. Fixed income includes sales, trading, origination and research provided to institutional clients across a variety of products such as mortgage- and asset-backed securities, corporate and government bonds, municipal bonds, high yield products, including bank and

                         THE BEAR STEARNS COMPANIES INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)


bridge loans, foreign exchange and interest rate and credit derivatives. Investment banking provides services in capital raising, strategic advice, mergers and acquisitions and merchant banking. Capital raising encompasses the Company's underwriting of equity, investment grade, municipal and high yield debt products.

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

The three business segments comprise many business areas, with interactions among each. Revenues and expenses include those that are directly related to each segment. Revenues from intersegment transactions are allocated based upon specific criteria or agreed upon rates with such amounts eliminated in consolidation. Individual segments also include revenues and expenses relating to various items, including corporate overhead and interest, which are internally allocated by the Company primarily based on balance sheet usage or expense levels. The Company generally evaluates performance of the segments based on net revenues and profit or loss before provision for income taxes.

                         THE BEAR STEARNS COMPANIES INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)


-------------------------------------------------------------------------------------------------------------------------------
Fiscal Years Ended November 30,                                              2007             2006                2005
-------------------------------------------------------------------------------------------------------------------------------
(in millions)
NET REVENUES
Capital Markets
  Institutional Equities                                               $        2,158      $        1,961      $      1,446
  Fixed Income                                                                    685               4,190             3,293
  Investment Banking                                                            1,076               1,170               983
-------------------------------------------------------------------------------------------------------------------------------
   Total Capital Markets                                                        3,919               7,321             5,722
Global Clearing Services                                                        1,200               1,077             1,029
Wealth Management
  Private Client Services (1)                                                     602                 522               453
  Asset Management                                                                228                 336               228
-------------------------------------------------------------------------------------------------------------------------------
   Total Wealth Management                                                        830                 858               681
Other (2)                                                                          (4)                (29)              (21)
-------------------------------------------------------------------------------------------------------------------------------
     Total net revenues                                                $        5,945      $        9,227      $      7,411
===============================================================================================================================
PRE-TAX INCOME
Capital Markets                                                        $         (232)(4)  $        2,801      $      2,020
Global Clearing Services                                                          566                 465               472
Wealth Management                                                                 (45)                 69                37
Other (3)                                                                         (96)               (188)             (322)
-------------------------------------------------------------------------------------------------------------------------------
     Total pre-tax income                                              $          193      $        3,147      $      2,207
===============================================================================================================================
NET INTEREST REVENUES
Capital Markets                                                        $          382      $          350      $        172
Global Clearing Services                                                          923                 803               736
Wealth Management                                                                  39                  59                57
Other                                                                               6                   -                 -
-------------------------------------------------------------------------------------------------------------------------------
     Total net interest revenues                                       $        1,350      $        1,212      $        965
===============================================================================================================================

   (1) Private Client Services detail:
   Gross revenues, before transfer to Capital Markets segment          $          710      $          620      $        547
   Revenue transferred to Capital Markets segment                                (108)                (98)              (94)
   -------------------------------------------------------------------------------------------------------------------------------
   Private Client Services net revenues                                $          602      $          522      $        453
   ===============================================================================================================================

   (2) Includes consolidation and elimination entries.
   (3) Includes certain legal costs and costs related to the CAP Plan, which approximate $18 million, $154 million and $144 million for the fiscal years ended November 30, 2007, 2006, 2005, respectively.
   (4) Includes a non-cash charge of $227 million related to the write-off of intangible assets, representing goodwill and specialist rights associated with our NYSE specialist activities.

-------------------------------------------------------------------------------
As of November 30,                       2007          2006           2005
-------------------------------------------------------------------------------
(in billions)

SEGMENT ASSETS

Capital Markets                       $       247   $      230      $     183

Global Clearing Services                      118          109             93

Wealth Management                               4            3              3

Other                                          26            8              8
-------------------------------------------------------------------------------

Total segment assets                  $       395   $      350      $     287
===============================================================================

                         THE BEAR STEARNS COMPANIES INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)


The operations of the Company are conducted primarily in the United States of America. The Company also maintains offices in Europe, Asia and Latin America. The following are net revenues, income before provision for income taxes and assets by geographic region for the fiscal years ended November 30, 2007, 2006 and 2005:

(in millions)                                                     2007               2006               2005
Net Revenues-U.S.                                            $       4,219       $      8,006       $       6,488
Non-U.S.                                                             1,726              1,221                 923
-------------------------------------------------------------------------------------------------------------------
Total net revenues                                           $       5,945       $      9,227       $       7,411
===================================================================================================================

(Loss) Income before provision for income taxes-U.S.         $        (561)      $      2,669       $       1,868
Non-U.S.                                                               754                478                 339
-------------------------------------------------------------------------------------------------------------------
Total income before provision for income taxes               $         193       $      3,147      $        2,207
===================================================================================================================

Total Assets-U.S.                                            $     480,824       $    437,419       $     344,758
Non-U.S.                                                           126,507             92,836              70,436
Eliminations                                                      (211,969)          (179,822)           (127,901)
-------------------------------------------------------------------------------------------------------------------
Total assets                                                 $     395,362       $    350,433       $     287,293
===================================================================================================================


Because of the international nature of the financial markets and the resultant integration of U.S. and non-U.S. services, it is difficult to precisely separate foreign operations. The Company conducts and manages these activities with a view toward the profitability of the Company as a whole. Accordingly, the foreign operations information is, of necessity, based on management judgments and internal allocations.

20. ACQUISITION OF MINORITY INTEREST AND IMPAIRMENT OF INTANGIBLE ASSETS

At the close of business on April 30, 2007, the Company completed an acquisition of the outstanding minority interest in Bear Hunter Holdings LLC (the parent of Bear Wagner Specialists) from its partner, Hunter Partners LLC.

The Company tests goodwill at least annually for impairment in accordance with SFAS No. 142 by comparing the fair value of a reporting unit with the carrying amount, including goodwill. In addition, the Company amortizes identifiable intangible assets over their estimated useful lives in accordance with SFAS No. 142 and tests for potential impairment whenever events or changes in circumstances suggest that an asset's carrying value may not be fully recoverable in accordance with SFAS No. 144. An impairment loss, calculated as the difference between the estimated fair value and the carrying value of an asset, is recognized if the expected undiscounted cash flows relating to the asset are less than the corresponding carrying value.

During the fourth quarter of fiscal 2006, the New York Stock Exchange introduced its Hybrid trading system, a new electronic trading system designed to make it more competitive. The Hybrid trading system automated certain of the tasks previously performed by specialists and dramatically reduced the opportunity for specialists to participate in the order process. The Company monitored the impact of the introduction of the Hybrid trading system on its specialist business. As a result, during the May 2007 quarter, the Company tested its goodwill and specialist rights associated with its NYSE specialist activities and recognized a non-cash impairment charge of $227 million relating to the original purchase of Wagner Stott Mercator, LLC in April 2001. The impairment charge is included on a separate line item on the Consolidated Statements of Income and within the Company's Capital Markets segment for the fiscal year ended November 30, 2007.

                         THE BEAR STEARNS COMPANIES INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)


21. ASSET ACQUISITION

On May 20, 2007, Bear Energy L.P., a Houston-based, wholly owned subsidiary of the Company, signed a definitive agreement to acquire substantially all of the power-related and natural gas assets comprising the power trading business of Williams Power Company, Inc., an energy trading and marketing subsidiary of The Williams Companies, Inc. The transaction closed on November 8, 2007 for cash consideration of $496 million. The purchase price allocation resulted in recording trading assets of $548 million, intangible assets of $863 million, and intangible liabilities of $915 million based on contractual arrangements, at their estimated fair values. As of November 30, 2007, the weighted average amortization period for intangible assets and intangible liabilities was approximately 10.8 years and 13.4 years, respectively. As of November 8, 2007, the results of operations of the power-related assets and liabilities acquired were included in the Company's Capital Markets segment.

The estimated aggregate amortization expense for each of the five succeeding fiscal years for intangible assets and intangible liabilities were as follows:



(in millions)                Intangible Assets        Intangible Liabilities
-------------------------------------------------------------------------------
FISCAL YEAR
2008                          $            99               $           208
2009                                       98                           129
2010                                       96                            98
2011                                       64                            74
2012                                       50                            47
Thereafter                                456                           359
-------------------------------------------------------------------------------
Total                                     863                           915
===============================================================================

                         THE BEAR STEARNS COMPANIES INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (continued)


22. QUARTERLY INFORMATION (UNAUDITED)

The unaudited quarterly results of operations of the Company for the fiscal years ended November 30, 2007 and 2006 are prepared in conformity with accounting principles generally accepted in the United States of America, which include industry practices, and reflect all adjustments that are, in the opinion of management, necessary for a fair presentation of the results of operations for the periods presented. Results of any interim period are not necessarily indicative of results for a full year.

------------------------------------------------------------------------------------------------------------------------------------
                                                                        Quarters Ended,                          Fiscal Year,
------------------------------------------------------------------------------------------------------------------------------------
                                                 February 28,      May 31,      August 31,      November 30,     November 30,
(in millions, except per share data)                 2007           2007           2007             2007           2007 (1)
------------------------------------------------------------------------------------------------------------------------------------
Revenues                                         $       4,798   $      4,976   $      4,340   $       2,038      $      16,151
Interest expense                                         2,316          2,464          3,009           2,417             10,206
------------------------------------------------------------------------------------------------------------------------------------
Revenues, net of interest expense                        2,482          2,512          1,331            (379)             5,945
====================================================================================================================================
Non-interest expenses
  Employee compensation and benefits                     1,204          1,231            664             326              3,425
  Other                                                    443            727            492             666              2,327
------------------------------------------------------------------------------------------------------------------------------------
Total non-interest expenses                              1,647          1,958          1,156             992              5,752
------------------------------------------------------------------------------------------------------------------------------------
Income (loss) before provision (benefit)
  for income taxes                                         835            554            175          (1,371)               193
Provision (benefit) for income taxes                       281            192              4            (517)              (40)
------------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                          554            362            171            (854)               233
====================================================================================================================================
Basic earnings per share                         $        4.23   $       2.78   $       1.30   $       (6.90)     $        1.68
Diluted earnings (loss) per share                $        3.82   $       2.52   $       1.16   $       (6.90)(2)  $        1.52
====================================================================================================================================
Cash dividends declared per common share         $        0.32   $       0.32   $       0.32   $        0.32      $        1.28
====================================================================================================================================


------------------------------------------------------------------------------------------------------------------------------------
                                                                            Quarters Ended,                           Fiscal Year,
------------------------------------------------------------------------------------------------------------------------------------
                                                     February 28,        May 31,       August 31,     November 30,    November 30,
(in millions, except per share data)                     2006             2006            2006            2006          2006 (1)
------------------------------------------------------------------------------------------------------------------------------------
Revenues                                             $        3,638    $       4,304   $      4,136   $       4,474    $      16,551
Interest expense                                              1,453            1,805          2,007           2,061            7,324
------------------------------------------------------------------------------------------------------------------------------------
Revenues, net of interest expense                             2,185            2,499          2,129           2,413            9,227
====================================================================================================================================
Non-interest expenses
  Employee compensation and benefits                          1,047            1,220          1,025           1,052            4,343
  Other                                                         386              445            437             468            1,737
------------------------------------------------------------------------------------------------------------------------------------
Total non-interest expenses                                   1,433            1,665          1,462           1,520            6,080
------------------------------------------------------------------------------------------------------------------------------------
Income before provision for income taxes                        752              834            667             893            3,147
Provision for income taxes                                      238              295            229             330            1,093
------------------------------------------------------------------------------------------------------------------------------------
Net income                                                      514              539            438             563            2,054
====================================================================================================================================
Basic earnings per share                             $         3.92    $        4.12   $       3.34   $        4.42    $       15.79
Diluted earnings per share                           $         3.54    $        3.72   $       3.02   $        4.00    $       14.27
====================================================================================================================================
Cash dividends declared per common share             $         0.28    $        0.28   $       0.28   $        0.28    $        1.12
====================================================================================================================================


(1) Beginning with the fourth quarter of 2007, the Company's results of operations were rounded in $ millions. Quarterly results prior to the fourth quarter are rounded based on previously disclosed figures. As a result, the sum of the quarterly results of operations may differ from the full fiscal year amounts disclosed on the Company's Consolidated Statement of Income.

(2) Due to the net loss in the fourth quarter of 2007, the diluted earnings per share calculation excludes 15.1 million dilutive potential common shares, as they were anti-dilutive.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

The common stock of the Company is traded on the NYSE under the symbol BSC. The table below sets forth for the periods indicated the closing high and low prices for the common stock and the cash dividends declared on the common stock.

As of January 28, 2008, there were 1,390 holders of record of the Company's common stock. On January 28, 2008, the last reported sales price of the Company's common stock was $91.10.

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

Since the Company is a holding company, its ability to pay dividends is limited by the ability of its subsidiaries to pay dividends and to make advances to the Company. See Note 16, "Regulations," in the Notes to Consolidated Financial Statements for a further description of the restrictions on dividends.

                                                                                              Cash Dividends
                                                                                               Declared Per
                                                         High                 Low              Common Share
-----------------------------------------------------------------------------------------------------------------
FISCAL YEAR ENDED NOVEMBER 30, 2007

First Quarter (through February 28, 2007)          $      171.51      $       151.49       $         0.32
Second Quarter (through May 31, 2007)                     158.39              142.97                 0.32
Third Quarter (through August 31, 2007)                   153.50              103.15                 0.32
Fourth Quarter (through November 30, 2007)                131.58               91.04                 0.32

FISCAL YEAR ENDED NOVEMBER 30, 2006

First Quarter (through February 28, 2006)          $      136.40      $       110.50       $         0.28
Second Quarter (through May 31, 2006)                     147.07              127.28                 0.28
Third Quarter (through August 31, 2006)                   145.49              123.43                 0.28
Fourth Quarter (through November 30, 2006)                158.60              128.07                 0.28

                                PERFORMANCE GRAPH

     The following graph compares the performance of an investment in the Company's Common Stock over the last five fiscal years with its Peer Group, the S&P 500 Investment Banking & Brokerage Index and the S&P 500 Index. The entities included in the Company's peer group consist of Merrill Lynch & Co., Inc., Morgan Stanley, The Goldman Sachs Group, Inc. and Lehman Brothers Holdings Inc. The performance graph assumes the value of the investment in the Company's Common Stock and each index was $100 on November 30, 2002, and that all dividends have been reinvested. The performance shown in the graph represents past performance and should not be considered an indication of future performance.

                 COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

                              [LINE CHART - GRAPHIC OMITTED]




Assumes $100 invested on November 30, 2002 in the Company's Common Stock, Peer Group, S&P 500 Investment Banking & Brokerage Index and the S&P 500 Index and that all dividends have been reinvested.

                                                              2002        2003       2004        2005       2006       2007
                                                              ----        ----       ----        ----       ----       ----
The Bear Stearns Companies Inc.                          $  100.00  $   114.46  $  155.68  $   178.84  $  247.68  $  163.46
Peer Group                                                  100.00      125.88     129.21       161.5     223.50     206.38
S&P 500 Investment Banking & Brokerage Index                100.00      122.94     126.50      154.16     213.14     191.06
S&P 500 Index                                               100.00      115.09     129.89      140.85     160.90     173.32

                              FINANCIAL HIGHLIGHTS

Fiscal years ended November 30,                   2007              2006             2005             2004              2003
--------------------------------------------------------------------------------------------------------------------------------
(in millions, except common share
Data, financial ratios and other data)
--------------------------------------------------------------------------------------------------------------------------------
RESULTS
--------------------------------------------------------------------------------------------------------------------------------
Revenues, net of interest expense           $        5,945   $         9,227  $         7,411  $         6,813    $       5,994
Employee compensation and benefits                   3,425             4,343            3,553            3,254            2,881
Non-compensation expenses                            2,327             1,737            1,651            1,537            1,342
Total expenses                                       5,752             6,080            5,204            4,791            4,222
Net income                                  $          233   $         2,054  $         1,462  $         1,345    $       1,156
Net income applicable to common shares      $          212   $         2,033  $         1,438  $         1,317    $       1,125
--------------------------------------------------------------------------------------------------------------------------------
FINANCIAL POSITION
--------------------------------------------------------------------------------------------------------------------------------
Total assets (1)                            $      395,362   $       350,433  $       287,293  $       252,113    $     209,181
Long-term borrowings                        $       68,538   $        54,570  $        43,490  $        36,843    $      29,430
Guaranteed  Preferred Beneficial Interest
 in Company Subordinated Debt Securities(2) $           --   $            --  $            --  $            --    $         563
Stockholders' equity                        $       11,793   $        12,129  $        10,791  $         8,991    $       7,470
--------------------------------------------------------------------------------------------------------------------------------
COMMON SHARE DATA
--------------------------------------------------------------------------------------------------------------------------------
Basic earnings per share                    $         1.68   $         15.79  $         11.42  $         10.88    $        9.44
Diluted earnings per share                  $         1.52   $         14.27  $         10.31  $          9.76    $        8.52
Cash dividends declared per common share    $         1.28   $          1.12  $          1.00  $          0.85    $        0.74
Book value per common share                 $        84.09   $      86.39(3)  $         71.08  $         59.13    $       48.69
Common shares outstanding(4)                   136,155,586       145,693,021      146,431,767      144,484,099       142,369,836
--------------------------------------------------------------------------------------------------------------------------------
FINANCIAL RATIOS
--------------------------------------------------------------------------------------------------------------------------------
Return on average common equity                       1.8%             19.1%            16.5%            19.1%            20.2%
Profit margin(5)                                      3.2%             34.1%            29.8%            29.7%            29.6%
--------------------------------------------------------------------------------------------------------------------------------
OTHER DATA
--------------------------------------------------------------------------------------------------------------------------------
Assets under management (in billions)       $         44.6   $          52.5  $          41.9  $          37.8    $        29.2
Average value-at-risk (in millions)         $         33.1   $          28.6  $          20.5  $          15.8    $        15.8
Employees (end of year)                             14,153            13,566           11,843           10,961           10,532

      (1) As of November 30, 2006, the Company elected, under FIN No. 39, "Offsetting Amounts Related to Certain Contracts," to net cash collateral received or paid against its derivatives inventory, on a counterparty basis, provided that the legal right of offset exists. The Consolidated Statements of Financial Condition as of November 30, 2005, 2004, and 2003 have been adjusted to conform to the current year's presentation.

      (2) In accordance with FIN No. 46 (R) the Company has deconsolidated Bear Stearns Capital Trust III effective beginning with the quarter ended February 29, 2004. As a result, the Debentures issued by the Company to Bear Stearns Capital Trust III are included within long-term borrowings. The $263 million of Preferred Securities issued by Capital Trust III is still outstanding, providing the funding for such Debentures. The Preferred Securities issued by Capital Trust III are no longer included in the Company's Consolidated Statements of Financial Condition. As of November 30, 2003, Guaranteed Preferred Beneficial Interests in Company Subordinated Debt Securities consists of $300 million of Preferred Securities issued by Bear Stearns Capital Trust II and $263 million of Preferred Securities issued by Bear Stearns Capital Trust III.

      (3) For book value purposes, at November 30, 2006, common stockholders' equity was adjusted by $816 million and common stock outstanding was adjusted by 4.6 million units, which represents stock-based compensation associated with fiscal 2006 awards that was reflected in stockholders' equity as of the grant date in December 2006, in accordance with SFAS No. 123 (R), "Share-based Payment." In years prior to fiscal 2006, stock-based compensation granted in December was included in stockholders' equity at November year-end. The Company changed the requisite service period associated with its 2007 stock-based compensation awards to align it with the vesting schedules. As a result, an adjustment to stockholders' equity was not applicable.

      (4) Common shares outstanding include units issued under certain stock compensation plans, which will be distributed as shares of common stock.

      (5) Represents the ratio of income before provision for income taxes to revenues, net of interest expense.